As filed with the Securities and Exchange Commission on March 23, 2022

No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Super Group (SGHC) Limited

(Exact name of registrant as specified in its charter)

Island of Guernsey	7990	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Super Group (SGHC) Limited

Bordeaux Court, Les Echelons

St. Peter Port, Guernsey, GY1 1AR

Telephone: +44 (0) 14 8182-2939

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Super Group (SGHC) Limited

Bordeaux Court, Les Echelons

St. Peter Port, Guernsey, GY1 1AR

Telephone: +44 (0) 14 8182-2939

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Justin Stock Dave Peinsipp Garth Osterman Miguel Vega Cooley (UK) LLP 22 Bishopsgate London, EC2M 1QS, UK Telephone: +44 (0) 20 7583-4055

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company  ☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this preliminary prospectus is not complete and may be changed. Neither we nor the selling securityholders may sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it’s not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS

SUBJECT TO COMPLETION, DATED MARCH 23, 2022

Up to 481,074,588 Ordinary Shares

Up to 11,000,000 Warrants

Super Group (SGHC) Limited

(a non-cellular company limited by shares incorporated and registered under the laws of the Island of Guernsey)

This prospectus relates to the offer and sale from time to time by the selling securityholders or their permitted transferees (collectively, the “selling securityholders”) of (i) up to 481,074,588 ordinary shares, no par value (including up to 11,000,000 ordinary shares that may be issued upon exercise of the private placement warrants) and (ii) up to 11,000,000 private placement warrants (as defined below). This prospectus also covers any additional securities that may become issuable by reason of share splits, share dividends or other similar transactions.

We are registering the offer and sale of the securities described above to satisfy certain registration rights we have granted. The selling securityholders may offer all or part of the securities for resale from time to time through public or private transactions, at either prevailing market prices or at privately negotiated prices. These securities are being registered to permit the selling securityholders to sell securities from time to time, in amounts, at prices and on terms determined at the time of offering. The selling securityholders may sell these securities through ordinary brokerage transactions, directly to market makers of our shares or through any other means described in the section titled “Plan of Distribution”. In connection with any sales of ordinary shares offered hereunder, the selling securityholders, any underwriters, agents, brokers or dealers participating in such sales may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”).

All of the securities offered by the selling securityholders pursuant to this prospectus will be sold by the selling securityholders for their respective accounts. We will not receive any of the proceeds from such sales, except with respect to amounts received by us upon exercise of warrants to the extent such warrants are exercised for cash. We will pay certain expenses associated with the registration of the securities covered by this prospectus, as described in the section titled “Plan of Distribution”.

Our ordinary shares and public warrants are currently listed on the New York Stock Exchange (the “NYSE”) under the symbol “SGHC” and “SGHC WS,” respectively. The last reported sale price of our ordinary shares on March 22, 2022 was $9.47 per share.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read this entire prospectus and any amendments or supplements carefully before you make your investment decision.

We are a “foreign private issuer” as defined under the Securities and Exchange Commission, or SEC, rules and will be subject to reduced public company reporting requirements for this prospectus and future filings. See, “Prospectus Summary—Implications of Being a Foreign Private Issuer.”

Our business and an investment in our ordinary shares involves a high degree of risk. See “Risk Factors” beginning on page 29 of this prospectus, and under similar headings in any amendments or supplements to this prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus dated March 23, 2022

i

ABOUT THIS PROSPECTUS

Unless otherwise indicated or the context otherwise requires, all references in this prospectus to “Super Group,” the “Company,” “we,” “our,” “ours,” “us” or similar terms refer to (i) Super Group (SGHC) Limited and its consolidated subsidiaries after the Closing and (ii) SGHC Limited and its consolidated subsidiaries prior to the Closing. Super Group (SGHC) Limited is the new combined company in connection with the Business Combination, in which shareholders of Super Group and SEAC exchanged their shares for shares in Super Group (SGHC) Limited.

Neither we nor the selling securityholders have authorized anyone to provide any information other than that contained in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we may have referred you. Neither we nor the selling securityholders take any responsibility for, or provide any assurance as to the reliability of, any other information that others may give you. Neither we nor the selling securityholders are making an offer to sell the ordinary shares in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus or any sale of the ordinary shares. Our business, financial condition, results of operations and prospects may have changed since the date on the front cover of this prospectus.

For investors outside the United States: neither we nor the selling securityholders have done anything that would permit the possession or distribution of this prospectus in any jurisdiction, other than the United States, where action for that purpose is required. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the ordinary shares and the distribution of this prospectus outside the United States.

FREQUENTLY USED TERMS

Unless otherwise stated in this prospectus or the context otherwise requires, references to:

“Business Combination” means the transactions contemplated by the Business Combination Agreement.

“Business Combination Agreement” means the Business Combination Agreement, dated as of April 23, 2021, by and among SEAC, SGHC, Super Group, Merger Sub and Sponsor, a copy of which is filed as Exhibit 2.1 to this registration statement, and as may be amended from time to time.

“Class A Shares” means SEAC’s Class A common stock, par value $0.0001.

“Class B Shares” means SEAC’s Class B common stock, par value $0.0001.

“Closing” means the closing of the Business Combination.

“Continental” means Continental Stock Transfer & Trust Company.

“DGCL” means the Delaware General Corporation Law as the same may be amended from time to time.

“DTC” means the Depository Trust Company.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Founder Holders” means each of Sponsor, Natara Holloway, and Timothy Goodell.

“Guernsey Companies Law” means the Companies (Guernsey) Law, 2008 (as amended).

“IFRS” means the International Financial Reporting Standards as set forth by the International Accounting Standards Board.

“IPO” means SEAC’s October 6, 2020 initial public offering of units, with each unit consisting of one Class A Share and one-half of one warrant, raising total gross proceeds of approximately $450,000,000.

“Merger Sub” means Super Group (SGHC) Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of NewCo.

“NewCo” means Super Group.

“NYSE” means the New York Stock Exchange.

“private placement warrants” means the warrants issued to the Sponsor and PJT Partners Holdings LP in a private placement simultaneously with the closing of the IPO as well as in connection with the closing of the partial exercise by the underwriters of their over-allotment option, with each such warrant entitling the holder thereof to purchase one Class A Share at a price of $11.50 per share.

“public warrants” means the 22,500,000 redeemable warrants sold as part of the units in the IPO.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEAC” means Sports Entertainment Acquisition Corp., a Delaware corporation.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Sellers” means certain shareholders who are officers and employees of the Target Companies (“Management”) and certain other existing shareholders of SGHC (the “Co-Investors”).

“SGHC” means SGHC Limited, a non-cellular company limited by shares incorporated under the laws of the Island of Guernsey.

“Sponsor” means Sport Entertainment Acquisition Holdings LLC, a Delaware limited liability company.

“Super Group” means Super Group (SGHC) Limited, a non-cellular company limited by shares incorporated under the laws of the Island of Guernsey, and its subsidiaries when the context requires.

“Super Group Board” means the board of directors of Super Group.

“Super Group Governing Documents” means the Super Group Amended and Restated Memorandum of Incorporation and the Super Group Amended and Restated Articles of Incorporation.

“Super Group ordinary shares” means the ordinary redeemable shares of Super Group, of no par value.

“Super Group Sponsor warrants” means the Super Group warrants converted from the SEAC warrants issued by SEAC to the Sponsor or PJT Partners Holdings LP.

“Super Group Warrants” means each issued and outstanding SEAC warrant to purchase a share of SEAC Class A common stock that has become exercisable for one Super Group ordinary share.

“Target Companies” means, collectively, SGHC, NewCo, Merger Sub and all direct and indirect subsidiaries of SGHC.

“Transfer Agent” means Continental Stock Transfer & Trust Company.

“underwriters” means Goldman Sachs & Co. LLC and PJT Partners LP.

“warrants” means the private placement warrants and public warrants.

EXPLANATORY NOTE

On April 23, 2021, Sport Entertainment Acquisition Corp., a Delaware corporation (“SEAC”), entered into a Business Combination Agreement (the “Business Combination Agreement”) with SGHC Limited, a non-cellular company limited by shares incorporated under the laws of the Island of Guernsey (“SGHC”), Super Group (SGHC) Limited, a non-cellular company limited by shares incorporated under the laws of the Island of Guernsey (“Super Group”), Super Group (SGHC) Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Super Group (“Merger Sub” and, together with Super Group, SGHC and SGHC’s direct and indirect subsidiaries, the “Target Companies”), and Sports Entertainment Acquisition Holdings LLC, a Delaware limited liability company (the “Sponsor”). The transactions contemplated by the Business Combination Agreement are referred to herein as the “Business Combination.”

Pursuant to the Business Combination Agreement, prior to the closing of the Business Combination (the “Closing”), SGHC underwent a pre-closing reorganization (the “Reorganization”) wherein all existing shareholders of SGHC (the “Pre-Closing Holders”) exchanged their shares in SGHC for Super Group ordinary shares. As described in the Business Combination Agreement, effective immediately following and conditioned upon the Closing, Super Group purchased Super Group ordinary shares from certain Pre-Closing Holders in exchange for cash consideration equal to $10.00 per Super Group ordinary share.

Pursuant to the Business Combination Agreement, subject to the satisfaction or waiver of certain conditions set forth therein, the following has occurred: (a) SEAC’s issued and outstanding shares of SEAC Class B common stock, subject to the terms of the Founder Holder Consent Letter (as defined and described below), have converted automatically on a one-for-one basis into shares of SEAC Class A common stock; and (b) Merger Sub has merged with and into SEAC, with SEAC continuing as the surviving company, as a result of which (i) SEAC has become a wholly-owned subsidiary of Super Group; (ii) each issued and outstanding unit of SEAC, consisting of one share of SEAC Class A common stock and one-half of one warrant (the “SEAC warrants”), were automatically detached, (iii) each issued and outstanding share of SEAC Class A common stock, was converted into the right to receive one Super Group ordinary share; and (iv) each issued and outstanding SEAC warrant to purchase a share of SEAC Class A common stock have become exercisable for one Super Group ordinary share (the “Super Group warrants”).

The Business Combination was consummated on January 27, 2022.

Certain amounts that appear in this prospectus may not sum due to rounding.

v

PRESENTATION OF FINANCIAL AND OTHER INFORMATION

NewCo was incorporated on March 29, 2021 for the purpose of effectuating the Business Combination described herein. Prior to the Business Combination, NewCo had nominal assets and no liabilities, contingencies, or commitments, and did not conduct any operations other than acquiring 100% of the equity interests of SGHC Limited. Following these exchanges, SGHC Limited became a wholly-owned subsidiary of NewCo. Accordingly, no financial statements of NewCo have been included in this prospectus. The Business Combination was first accounted for as a capital reorganization whereby NewCo is the successor to its predecessor SGHC. As a result of the first step described above, the existing shareholders of SGHC continued to retain control through ownership of NewCo. The capital reorganization was immediately followed by the acquisition of SEAC, which was accounted for within the scope of International Financial Reporting Standards (“IFRS”) 2, Share-based Payments (“IFRS 2”). Under this method of accounting, SEAC was treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination was treated as the equivalent of NewCo issuing NewCo Ordinary Shares for the net assets of SEAC, accompanied by a recapitalization.

CONVENTIONS WHICH APPLY TO THIS PROSPECTUS AND EXCHANGE RATE PRESENTATION

In this prospectus, unless otherwise specified or the context otherwise requires:

•	“$,” “USD” and “U.S. dollar” each refer to the United States dollar;

•	“£,” “GBP” and “pounds” each refer to the British pound sterling; and

•	“€,” “EUR” and “Euro” each refer to the Euro.

Certain amounts described herein have been expressed in U.S. dollars for convenience, and when expressed in U.S. dollars in the future, such amounts may be different from those set forth herein due to intervening exchange rate fluctuations. The exchange rate used for conversion between U.S. dollars and pounds is based on the historical exchange rate of the pound released by the Federal Reserve, the central bank of the United States.

TRADEMARKS, TRADE NAMES AND SERVICE MARKS

SGHC, NewCo, Merger Sub, SEAC and their respective subsidiaries own or have rights to trademarks, trade names and service marks that they use in connection with the operation of their businesses. In addition, their names, logos and website names and addresses are their trademarks or service marks. Other trademarks, trade names and service marks appearing in this prospectus are the property of their respective owners. Solely for convenience, in some cases, the trademarks, trade names and service marks referred to in this prospectus are listed without the applicable ®, ™ and SM symbols, but such references are not intended to indicate, in any way, that we or the owners thereof will not assert, to the fullest extent under applicable law, our or their rights to these trademarks, trade names and service marks.

MARKET AND INDUSTRY DATA

In this prospectus, we present industry data, information and statistics regarding the markets in which Super Group competes, as well as statistics, data and other information provided by third parties relating to markets, market sizes, market shares, market positions and other industry data (collectively, “Industry Analysis”). Such information is supplemented where necessary with Super Group’s internal estimates, taking into account publicly available information about other industry participants and the judgment of Super Group’s management where information is not publicly available. This information appears in “Business” and other sections of this prospectus.

Industry publications, research, studies and forecasts generally state that the information they contain has been obtained from sources believed to be reliable, but that the accuracy and completeness of such information is not guaranteed. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and uncertainties as the other forward-looking statements in this prospectus. These forecasts and forward-looking information are subject to uncertainty and risk due to a variety of factors, including those described under “Risk Factors.” These and other factors could cause results to differ materially from those expressed in any forecasts or estimates.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary may not contain all the information that may be important to you, and we urge you to read this entire prospectus carefully, including the “Risk Factors,” “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections and our consolidated financial statements and the notes thereto, included elsewhere in this prospectus, before deciding to invest in our ordinary shares. For purposes of this section, unless otherwise indicated or the context otherwise requires, all references to “Super Group,” the “Company,” “we,” “our,” “ours,” “us” or similar terms refer to (i) Super Group (SGHC) Limited and its consolidated subsidiaries after the Closing and (ii) SGHC Limited and its consolidated subsidiaries prior to the Closing. Super Group (SGHC) Limited is the new combined company in connection with the Business Combination, in which shareholders of Super Group and SEAC exchanged their shares for shares in SGHC.

Our Business

Overview

Super Group is a leading global online sports betting and gaming operator. Super Group’s mission is to responsibly provide first-class entertainment to the worldwide online betting and gaming community. Super Group’s strategy for achieving this is built around three key pillars:

1.	Expanding its global footprint into as many regulated markets as possible in order to engage with as many customers as it can possibly reach;

2.	Increasing awareness of its brands through strategic partnerships and coordinated sponsorship and marketing campaigns; and

3.	Utilizing enhanced proprietary data to optimize the confluence of ethical corporate culture, responsible gaming values, value-for-money product offerings and customer-centric service delivery.

As of the date of this prospectus, Super Group subsidiaries are licensed in 24 jurisdictions and manage approximately 4,000 employees. Over the first six months of 2021, on average, over 2.5 million customers per month have yielded in excess of $3.99 billion in wagers per month. During the period July 1, 2020 to June 30, 2021, total wagers amounted to $44.45 billion. Super Group’s business generated $1.04 billion (€908 million) of revenue between January 1, 2020 and December 31, 2020 in different geographic regions, including the Americas, Europe, Africa and the rest of the world, such regions accounting for approximately 48%, 22%, 12% and 18%, respectively, of Super Group’s total revenue in 2020.

What Super Group Does

Super Group’s global online sports betting and casino gaming services are delivered to customers by way of two primary product offerings:

•	Betway, a single-brand premier online sports betting offering, and

•	Spin, a multi-brand online casino offering.

Betway is SGHC’s single-brand online sports betting offering with a global footprint derived from licenses to operate throughout Europe, the Americas and Africa. The brand is sports-led but also offers casino games. Betway seeks to continue to grow brand awareness, including through an expanding portfolio of partnerships and collaborations with sports teams and leagues worldwide. As of the date of this prospectus, Betway has more than 70 such arrangements and is actively negotiating for further expansion.

Spin is SGHC’s multi-brand online casino offering. Spin’s diverse portfolio of more than 20 casino brands is designed to be culturally relevant across the globe while aiming to offer a wide range of casino products. Spin is casino-led but some of its brands also offer sports betting products. Spin seeks to achieve growth through a broad range of targeted marketing channels in which SGHC believes an expansive brand portfolio to be a significant asset.

SGHC aims to further expand its global footprint through the acquisition of Digital Gaming Corporation Limited (“DGC”), which is the parent of Digital Gaming Corporation USA (“DGC USA”), which holds the exclusive license to use the Betway brand in the United States. On April 7, 2021, SGHC entered into a definitive agreement to acquire DGC, subject to certain regulatory approvals and customary closing conditions. This transaction is expected to close by the second half of 2022. DGC USA has already secured market access in up to an initial 12 regulated or expected-to-be regulated states in the United States and its acquisition will enable SGHC to penetrate and leverage its capabilities in these new markets. As of the date of this prospectus, the Betway brand (operated by licensee, DGC USA) is live in 6 states, i.e. Arizona, New Jersey, Pennsylvania, Indiana, Iowa and Colorado, but has no specific timeline for receipt of approvals from the remaining 6 states, i.e. Ohio, Kansas, Louisiana, Mississippi, Missouri and Virginia. An agreement is also in place for the provision of an additional casino brand in Pennsylvania.

Following Betway’s global expansion, the Company has, in certain circumstances, licensed the brand to third parties in certain jurisdictions where licensees are in a better position to capture market opportunity while taking advantage of the global brand, in consideration for a license fee.

Company Background

Super Group, is a holding company incorporated under the laws of the Island of Guernsey, and was incorporated for the purpose of effectuating the Business Combination described in this prospectus. Super Group has no material assets and does not operate any businesses. SGHC is a holding company incorporated under the laws of the Island of Guernsey and its business and operations are conducted through numerous subsidiaries that are incorporated in various jurisdictions around the world. The principal executive office of SGHC and Super Group are located in Bordeaux Court, Les Echelons, St. Peter Port, Guernsey, GY1 1AR. Prior to the consummation of the Business Combination, SGHC underwent a pre-closing reorganization whereby all existing shares of SGHC were exchanged for newly issued ordinary shares of Super Group. See “Management’s Discussion and Analysis of Financial Conditions and Results of Operations — Business Combination, Reorganization and Public Company Costs.”

SGHC was incorporated in July 2020, with the designed purpose of becoming the ultimate parent company of Pindus Holdings Limited (“Pindus”), Fengari Holdings Limited (“Fengari”), and Pelion Holdings Limited (“Pelion”), through a reorganization of entities with common ownership. Pelion and Fengari collectively house the Spin business while Pindus and other entities also acquired pursuant to the reorganization collectively house the Betway business. Predecessor companies for the two businesses were established from 1997 onwards. Of the founders and early staff members of these predecessor companies, more than 20 remain who have been employed by the Company for more than 20 years, including CEO Neal Menashe and CFO Alinda van Wyk.

On October 7, 2020, SGHC entered into an agreement with the shareholders of Fengari, a holding company incorporated under the laws of the Island of Guernsey, pursuant to which it acquired the entire issued share capital of Fengari. The purpose of this transaction was to consolidate Fengari and its subsidiaries into the SGHC group while retaining the ultimate beneficial ownership position of Fengari. On October 7, 2020, SGHC entered into an agreement with the shareholders of Pelion, a holding company incorporated under the laws of the Island of Guernsey, pursuant to which it acquired the entire issued share capital of Pelion. The purpose of this transaction was to consolidate Pelion and its subsidiaries into the SGHC group while retaining the ultimate beneficial ownership position of Pelion. See “Management’s Discussion and Analysis of Financial Conditions and Results of Operations — Comparability of Financial Information.”

SGHC’s Opportunity and Large and Expanding Total Addressable Market

The Growing Global Sports Betting and Online Casino Gaming Markets

SGHC’s brands operate in two distinct sectors of the global online gaming market, namely sports betting and online casino gaming, both of which have recently experienced significant growth and which are expected to continue to grow further in the coming years.

According to H2 Gambling Capital (“H2”), global online sports betting gross gaming revenue (“GGR”) is projected to grow from $53.8 billion in 2021 to $87.2 billion by 2026, while the global online casino gaming market is projected to grow from $33.0 billion in 2021 to $61.3 billion by 2026, in part due to projected strong growth in newly regulated markets, including within the United States.

Several countries in Africa and Europe have already liberalized and regulated sports betting and/or online casino gaming with several more in the early stages of doing so. H2 has projected European sports betting and online casino gaming GGR to grow from $38.1 billion in 2021 to as much as $54.8 billion by 2026, and projects African GGR to grow from $1.5 billion in 2021 to $4.1 billion by 2026. Africa and Europe are already significant markets for SGHC and the Company believes that it is well-positioned to take advantage of opportunities as and when jurisdictions within these regions regulate online sports betting and online casino gaming.

In May 2018 the U.S. Supreme Court repealed the Professional and Amateur Sports Protection Act of 1992 (“PASPA”), the effect of which was to remove federal restrictions on sports betting and give individual states control over the legalization of sports betting within their jurisdictions. As of June 30, 2021, 31 states plus Washington, DC have passed measures to legalize sports betting. Out of that number, 22 states have authorized statewide sports betting while 10 remain retail-only at casino or retail locations. Seven states have passed measures to legalize online casino gaming. In Canada, Parliament recently passed legislation allowing provinces to regulate single-game wagering within each province and Ontario has initiated a regime where it has begun accepting applications for registrations for regulated sports betting and casino gaming with an intended ‘go-live’ date of April 4, 2022.

H2 currently projects that the North American online sports betting and casino market will generate an estimated $40.6 billion in GGR in 2026, increased from $12.2 billion in 2021, of which $35.3 billion and $9.6 billion respectively is projected to come from the United States (excluding state lotteries).

SGHC is a market leader in sports betting and online casino gaming, with revenue of $1.04 billion (€908 million) in the year ended December 31, 2020, of which approximately 46.7% was generated by Betway and the remainder from Spin. The Company holds licenses, which include both sports betting and online casino gaming, in 24 jurisdictions, excluding up to 12 jurisdictions in which DGC USA has obtained initial agreed market access deals in the United States (either via obtaining the required licenses or approvals from the relevant state authorities or via commercial arrangements through which DGC USA leases a license from a land-based operator to satisfy the legal requirement that any online operation must be tethered to a land-based operation), and is currently applying for or negotiating licenses in other states and jurisdictions. As of the date of this prospectus, among the initial 12 market access arrangements, DGC USA is live in 6 states, i.e. Arizona, New Jersey, Pennsylvania, Indiana, Iowa and Colorado, but has no specific timeline for receipt of approvals from the remaining 6 states, i.e. Ohio, Kansas, Louisiana, Mississippi, Missouri and Virginia. An agreement is also in place for the provision of an additional casino brand in Pennsylvania. As of the date of this prospectus, the Company has teams in 16 different countries around the world and offers its products in 27 different languages. As such, management believes that the Company is particularly well-positioned to take advantage of the expected continued growth in the number of regulated global betting and gaming jurisdictions.

SGHC’s Core Strengths

Management believes that the following are key factors underlying SGHC’s successful expansion:

Betway’s global single brand offers significant marketing economies of scale

SGHC’s flagship brand, Betway, operates as a global, online, sports-led betting brand that is consistently positioned in all markets. This approach aims to leverage national, regional and local marketing spend for global benefit, and management believes that it will generate significant marketing economies of scale as the business expands and Betway continues to launch into new markets. See the sections titled “— Strategy, Products and Business Model” and “Business — Sales and Marketing” for further detail.

For example, in advance of launching in the United States, Betway has entered into marketing partnerships with U.S. sports franchises such as the Chicago Bulls, the Cleveland Cavaliers, the Los Angeles Clippers, the Golden State Warriors and the New York Islanders. Management believes that, in addition to raising the profile of Betway’s brand in the United States, the global reach of these brands will benefit the Company in markets outside of the United States where U.S. sports are followed. Previous examples of the value of this strategy include the Company’s partnership with the English Premier League team West Ham United, which according to independent assessment has to date returned value equivalent to 5.8 times the cost thereof.

Management actively seeks to validate its belief in this approach by means of regular brand awareness studies, as evidenced by the following chart:

Spin’s multi-brand casino portfolio maximizes market share

Spin’s multi-brand online casino offering is designed with the intention of capturing additional shelf space across a myriad of marketing channels, particularly in markets where opportunities for effective large scale brand advertising are harder to come by and/or where more diverse marketing approaches are necessary.

For example, in some markets the Company believes that the predominant or more effective form of marketing is with the assistance of independent “affiliates” marketers. In particular, in such circumstances the Company believes that there is significant benefit in providing such “affiliates” with a wide array of brands to market. See the section titled “Business — Sales and Marketing.”

Strategic use of data optimizes customer enjoyment and Company profitability

SGHC’s strategic focus on data and analytics is embodied in the development of proprietary technology systems designed to leverage the large volumes of proprietary data that SGHC collects and analyses on a daily basis. These systems and this data collection and analysis are designed to operate in conjunction with all of the Company’s product platforms, regardless of whether the latter are proprietary or supplied by third parties. See the section titled “— SGHC’s Technology and Data-Driven Approach.”

These systems aim to analyze and understand customer behaviors in as close to real-time as possible. Using this intelligence, the Company aims to responsibly and profitably optimize customer enjoyment and longevity via interactions, interventions and recommendations delivered as close to real-time as possible, to minimize fraud and other financial risks to the Company, and to meet the Company’s regulatory and compliance requirements as efficiently and effectively as possible.

Strategic technology selection maximizes speed-to-market, geographic expansion and competitive advantage

The Company’s customer-facing product technology decisions are governed by management’s belief that product selection for new markets must seek to optimize speed-to-market, product-market fit and competitive advantage. Elsewhere and wherever commercially possible, the Company seeks to use technology for competitive advantage, particularly with regards to anything related to data and analytics.

Diversification and visibility

The Company’s strategy of expanding into as many regulated markets as possible has resulted in having gaming licenses in 24 diverse jurisdictions, excluding up to 12 jurisdictions in which DGC USA has obtained initial market access deals in the United States, and additional states and jurisdictions for which it is currently applying for or negotiating licenses. Management believes that such diversification is key to good future revenue and profit visibility. The Company’s teams in 16 countries around the world ensure a natural degree of protection for the Company against natural disasters, geopolitical risks or other potential operational disruptions. With licenses and access in additional jurisdictions and U.S. states currently being applied for or negotiated, management believes that the Company’s diversification and revenue and profits visibility will continue to improve. See “Risk Factors — Risks Related to Projections — Our growth prospects and market potential will depend on our ability to obtain licenses to operate in a number of regulated jurisdictions and if we fail to obtain such licenses our business, financial condition, results of operations and prospects could be impaired.”

Global expansion, local focus

The Company approaches each market individually, tailoring product, staffing and marketing decisions to meet local conditions. In some countries, dedicated in-country staff are employed in order to coordinate jurisdiction-specific marketing campaigns and for local operational or other purposes, including 24/7/365 customer service, production of local content for customer engagement, locally relevant branding and marketing campaigns, acquisition of local payment processing mechanisms, and engagement with local social responsibility and community upliftment organizations.

Worldwide, the Company’s sportsbook trading team of 120 employees benefits from long-term relationships with third-party technology providers. Across Africa, the Company employs an operational team of approximately 600 employees to develop, expand and operate the Company’s proprietary sportsbook and purpose-built African market platform.

Proven ability to launch and scale new markets quickly

A typical entry into a new market requires an upfront capital investment that will vary depending on how much customization is required for compliance with local regulatory and other conditions. In addition, some markets are more restrictive and/or more specific in their regulation than other markets which can increase the amount of time required until full integration is achieved. However, SGHC has proven its ability to enter and profitably launch in new markets despite varying integration times.

For example, within 24 months of the April 2018 commencement of marketing in one new African market, revenue grew by 16.5 times from approximately $145,000 at the outset to $2.35 million GGR per month and has continued to grow since. During the same period, first time depositors increased by 12.6 times. Similarly, in another new market in Europe (non-English-speaking, highly competitive), marketing commenced in September 2018, resulting in 10.3 times growth in revenue over the following 24 months from approximately $175,000 to $1.75 million GGR per month. During the same period, first time depositors increased by 13.6 times.

Management believes that these results are indicative of the global strength of the Betway brand. In effect, management’s belief is that Betway’s global brand presence creates latent demand within new markets owing to the fact that even prior to Betway’s entry into a market it will be well-known to potential customers by virtue of the wide range of partnerships and sponsorships that the Betway brand engages in around the world.

Management further believes that SGHC’s results to date are evidence that this latent demand can be successfully leveraged by proven marketing strategies (see “Business — Sales and Marketing”), flexible and pragmatic technology selection (see “— SGHC’s Technology and Data-Driven Approach”) and, where necessary, in-country focused teams with local skills and knowledge.

Shared centers of operational excellence and operational economies of scale

Whereas management believes that marketing, product and customer service often require a significant degree of localization, other areas within the business are expected to benefit from centralization and economies of scale.

Examples of this include technology and software, data and analytics, payment processing, fraud detection, compliance and risk management. Certain aspects of marketing, product and customer service are also believed to be best centralized, albeit with careful consideration of how not to inhibit regional innovation, quality and delivery.

SGHC aims to strike a considered balance between centralization and distributed localization to achieve optimal customer service, effective overall delivery and meaningful economies of scale, all in service of continued growth and optimal long-term expected returns to shareholders.

Responsible Gaming

SGHC views responsible gaming as both a challenge and an opportunity, and ultimately as a barrier to entry and a source of competitive advantage.

The challenge of meeting regulatory requirements in a commercially prudent and effective manner is clear. Management believes that SGHC has thus far been successful in meeting this challenge, as evidenced by the 24 licensed jurisdictions that the Company already holds licenses in.

The opportunity arises from the Company’s view that attempting to meet the betting and gaming entertainment needs of customers in a responsible manner will ultimately lead to more satisfied customers, which in turn will generate more sustainable and more stable revenues, and hence better long-term visibility of revenues and profits.

As the sports betting and online casino gaming business has matured over time, naturally the level of complexity in the business has increased. This is in part due to some significant variation in regulations in different jurisdictions that have in aggregate created natural barriers to entry. Smaller operators have increasingly struggled to survive the demands of growing operational complexity, which management believes has contributed in part to recent consolidation within the industry.

Management believes that SGHC’s shared centers of operational excellence and economies of scale in conjunction with a strategic focus on data, analysis and timeous customer interaction (see the section titled “— SGHC’s Technology and Data-Driven Approach”) create a significant competitive advantage for SGHC. SGHC’s ability to gather and analyze data regarding customer behaviors and experience both enables the provision of an individualized experience to customers as well as real-time identification of potential problem gaming or risk of harm. As set out further in the section titled “— SGHC’s Technology and Data-Driven Approach”, the Company employs numerous real-time interventions when appropriate to do so and subject to relevant regulation.

Management experience

SGHC’s CEO, Neal Menashe, has more than two decades of experience in the sports betting and online casino gaming industry. The Company’s President and COO, Richard Hasson, has more than 12 years of experience in investment banking, sports betting and online casino gaming. The Company’s CFO, Alinda van Wyk, also has more than two decades of experience in the financial management of sports betting and online casino gaming businesses. The Company benefits from a deep bench of professionals in its management team with significant experience, either with the Company, or in the industry.

Strategy, Products and Business Model

Strategy

SGHC’s diagnosis of the key challenges and opportunities in the global online gaming market follow from the Company’s belief that:

•	Over time a significant additional number of jurisdictions will regulate sports betting and/or online casino gaming.

•

Jurisdictions which explicitly regulate sports betting and/or online casino gaming will become easier to market in at scale, but simultaneously will likely become more competitive, in which case brand strength will become an important determinant of success.

•

Jurisdictions which have not yet introduced explicit regulatory frameworks may still be legal to operate in (subject to certain limited regulations), but marketing at scale may be harder to achieve, in which case a portfolio of brands will be a significant asset.

In order to address these challenges, the Company’s three key strategies serve as its guiding policies that govern everything that the Company does.

1.	Expanding its global footprint into as many regulated markets as possible in order to engage with as many customers as it can possibly reach;

2.	Increasing awareness of its brands through strategic partnerships and coordinated sponsorship and marketing campaigns; and

3.	Utilizing enhanced proprietary data to optimize the confluence of ethical corporate culture, responsible gaming values, value-for-money product offerings and customer-centric service delivery.

The Company believes that maximum value for shareholders will be delivered by seeking to operate in as many different jurisdictions as it is legal and commercially viable to do so, and that it is imperative that the Company seeks to continue its expansion into and growth in jurisdictions where robust regulatory frameworks provide long-term visibility of revenues and profits.

The Company further believes that a single-brand online sports and multi-brand online casino strategy is the optimal way to leverage its available marketing budget. Given the Company’s belief that over time more and more jurisdictions will regulate sports betting and/or online casino gaming, this strategy aims to generate increasing economies of marketing scale, improved global brand awareness, increasing market share and ultimately enhanced returns to shareholders.

Proprietary, bespoke and common technology stacks and service infrastructures are leveraged where the Company believes that it makes commercial sense to do so, whilst third-party products and services are incorporated where the Company believes that doing so will achieve market entry faster, more effectively and more profitably. The Company aims to layer its proprietary data collection and analysis, together with proprietary interaction systems, on top thereof so as to responsibly optimize the entertainment, well-being and profitability of its customers. See “— SGHC’s Technology and Data-Driven Approach” for further detail.

For strategic reasons set out below, the Company has intentionally set out to differentiate the Betway and Spin product offerings and business models.

Betway’s sports betting products

Betway is positioned as a premium sportsbook that offers full-featured sports betting products for pre-game and in-game wagering. Different products and/or features are offered in different geographic markets depending on regulatory constraints, product availability, market maturity and strategic value of the market.

Betway’s flagship sports betting product is bespoke-developed exclusively for Betway (see the sections titled “— SGHC’s Technology and Data-Driven Approach” and “— Partnerships, Suppliers and Strategic Collaborations”) and is currently capable of accepting wagers on more than 60 different sports. This product is offered in the majority of the relatively mature markets in which Betway operates, such as the UK and most European markets. For other markets, the Company has developed a proprietary sports betting platform that it will aim to re-use where appropriate.

The global sports betting market is constantly evolving and new markets are regulating or re-regulating all the time, often with very specific and sometimes complex regulatory requirements that require significant development work in order to achieve compliance. For this reason, even the world’s largest sports betting businesses struggle to keep pace with adapting their existing products for regulatory compliance and/or product and cultural requirements of new markets.

Accordingly, in addition to the exclusive flagship sportsbook and the proprietary sportsbook platforms, in some new markets (particularly those where the proprietary and flagship products are not yet customized for specific local regulations), the Company may partner with additional third-party product providers in order to minimize delays to market entry.

Betway’s online casino gaming products

Betway’s sports-led marketing places sports betting products front and center to reinforce the brand’s premium sportsbook positioning. A significant percentage of sports betting customers nonetheless also enjoy casino gambling and hence Betway also offers casino games in those jurisdictions where regulatory frameworks allow.

Slightly differing products may be offered in different jurisdictions depending on regulatory requirements and product availability. Casino games are sourced from third-party suppliers selected for their appropriateness for each market. Currently, Betway offers in excess of 1,350 unique casino games from 28 different suppliers.

Spin’s multiple online casino gaming brands

Spin operates a portfolio of more than 20 brands, the majority of which are translated into multiple languages and offer customers the ability to play in excess of 1,400 online casino games from seven different suppliers. The five largest brands accounted for 87% of Spin’s revenue in 2020.

In markets where the regulatory framework permits and where SGHC believes there is strategic value in doing so, Spin also offers ancillary sport betting products, typically sourced from third-party suppliers.

In contrast with Betway’s single-brand scale-marketing approach, Spin seeks to compete in markets where marketing at scale is often much harder, and hence where a large portfolio of brands and a diverse product range offers Spin the ability to attract a wider variety of customers than a single brand would be able to do in the absence of meaningful large-scale marketing.

Management believes that the effectiveness of this strategy is further enhanced by a wide variety of marketing channels (see “Business — Sales and Marketing”).

Worldwide, Betway and Spin products are available for play in 40 different currencies and customers are serviced in 27 different languages.

In aggregate, SGHC offers its customers in excess of 1,900 unique online casino games.

SGHC’s Technology and Data-Driven Approach

SGHC manages over 1,000 technology-focused staff to support and enhance its product offerings. Teams are grouped into product-focused and system-oriented portfolios aimed at driving effective ownership of solutions and enabling efficient delivery and scaling.

Teams are responsible for their own plans in support of SGHC’s strategy, derived from a combination of customer requirements, regulatory frameworks, competitor analysis, product performance metrics and hypothesis-driven engineering. In combination, this approach aims to maximally optimize SGHC’s technology flexibility, functionality, delivery, reliability and competitive edge.

Operationally, SGHC embraces DevOps principles, including continuous delivery of systems aimed at minimizing deployment pain and maximizing end-user trust and confidence.

Information security is assigned a very high priority by the Company. Key subsidiaries involved in the handling of sensitive information are either already ISO 27001 certified or are actively working towards being certified. Where the latter is the case, management is satisfied that relevant and necessary processes, systems and practices are already substantially in place.

With particular reference to customer-facing products, SGHC operates a mix of its own technology and long-term partnerships with leading third-party providers (see the section titled “— Partnerships, Suppliers and Strategic Collaborations”), a flexible approach that is intended to increase speed to market and decrease friction associated with adjusting the technology stack to new markets.

In other non-customer-facing areas of technology, SGHC may utilize the products and services of third-party suppliers, in particular where management does not believe that competitive advantage will be served by developing proprietary technology or where it might not be commercially prudent to do so. However, in areas where management believes that meaningful competitive advantage can be profitably achieved, the Company will seek to develop and maintain its own proprietary technology. Where systems are intended to deliver competitive advantage, the Company will seek to ensure interoperability with all of its product platforms, including those supplied by third parties. Some examples of this are highlighted below.

Overall, SGHC’s approach to technology can broadly be divided into three areas:

Customer-facing products and platforms

SGHC’s proprietary sportsbook product is offered by Betway in the majority of African countries in which the Company is licensed. With this notable exception, in most jurisdictions the major components of customer-facing sports betting and online casino gaming products are sourced from third-party suppliers. Notwithstanding this, the Company always seeks to be highly involved in the specification and customization of third-party product and generally works in close collaboration with all of its suppliers.

This is particularly true of the Company’s relationship with Apricot, which provides Betway’s bespoke-developed flagship sports betting system on an exclusive-use basis as well as the Player Account Management (“PAM”) system utilized for the majority of SGHC’s operations. Apricot also provides a significant portion of the casino games offered by Betway and Spin (see the section titled “— Partnerships, Suppliers and Strategic Collaborations”).

Data and related systems

SGHC seeks to derive significant competitive advantage from its proprietary data by collecting granular detail regarding all steps in the customer lifecycle, always within the constraints of relevant data protection legislation. In particular, once customers commercially engage with one of the Company’s brands, then significant amounts of proprietary data regarding wagering and other product interactions will be collected and made available downstream for real-time analysis and decision-making.

Proprietary real-time systems transform and analyze this data in order to understand each individual customer experience within SGHC’s products. The Company utilizes this information (in real-time where appropriate) to maximize customer value and enjoyment in a safe and responsible manner. Dedicated customer experience teams aim to measure and monitor all points of interaction and all steps in the customer journey with the ultimate aim of minimizing friction and maximizing customers’ ease of use of the Company’s products.

The Company maintains a range of highly-engineered proprietary systems for the complex processing of millions of events per day in order to deliver bespoke customer experiences that react dynamically to individual customer behavior. Examples of real-time interventions generated in this way include:

•

Betting Behavior: The Company aims to monitor and analyze customer behavior in real-time with the intention of detecting unsustainable or potentially harmful deviations in betting behavior so that in turn the Company can attempt to intervene appropriately and timeously. In addition to being a requirement of regulatory responsible gaming obligations in several jurisdictions, the Company believes that interventions of this nature ultimately generate more satisfied and sustainable customers, improved retention rates, and longer customer lifecycles, thereby enhancing customer lifetime values.

•

Personalized Wagering Recommendations: Seeking to understand individual customer preferences and attributes in combination with machine learning and data science in turn generates personalized wagering recommendations that aim to remove user interface friction and increase customer satisfaction and enjoyment.

•

Individual Profitability Analysis and Personalized Incentivization: The Company employs statisticians and data scientists to model and validate the expected profitability of short-, medium- and long-term customer behavior with reference to a range of activities and metrics. The Company believes that these models enable it to profitably and responsibly incentivize and/or encourage (or discourage, as the case may be) specific behaviors, which the Company attempts to do in real-time. The Company believes that these models and associated interventions in aggregate form a significant competitive advantage that generates more satisfied and sustainable customers, improved retention rates, and longer customer lifecycles, thereby enhancing customer lifetime values.

•

Monitoring and Mitigation of Potentially Fraudulent Activities: Similar models and systems seek to identify potentially fraudulent or otherwise problematic activity in real-time and thereby aim to limit the potential financial harm and/or regulatory risk to the business.

For all of the above examples, the Company seeks to ensure that the relevant systems are capable of processing data from all of its product platforms, including those supplied by third parties, and that customer interactions and interventions can be executed on all of its product platforms, including those supplied by third parties.

The Company’s analysis and data science capabilities are also applied in the acquisition of new customers, for example, by adapting marketing and related campaigns for specific markets, channels and marketing partners. Where possible and in collaboration with third party marketing technology providers, the Company employs real-time bidding, spend and allocation optimization algorithms in conjunction with dynamic creative optimization and personalized messaging, all with the intention of reducing the cost of acquiring new customers.

Where possible the Company’s marketing spend is tracked and measured, with the aim of enabling the Company to react quickly to changes in the expected profitability of marketing channels. For large branding and sponsorship campaigns, where lead times can be long and performance measurement is as much art as science, the Company’s annual marketing budgets and plans are optimized by reference to complex econometric models, cross-referenced and validated against proprietary and third-party data with the aim of optimizing efficiencies throughout the marketing funnel.

Budget proposals and other relevant expected operational factors are then fed into a detailed actuarial model of the business that projects expected financial results for Betway and Spin separately for all major markets. These results are then aggregated and evaluated to ensure the financial soundness of the Company’s plans under a range of potential scenarios. This model is updated regularly throughout the year for financial management and monitoring purposes and is also employed for audit and regulatory requirements.

Other enabling platforms and shared services

Over time, the Company has developed a wide range of proprietary systems for enabling the operational effectiveness of the business, including in the areas listed below. In all cases the Company aims to continuously evolve and improve its systems over time.

Acquisition Marketing Systems

Proprietary models in combination with third party systems and tools are maintained for the deployment, management, measurement and monitoring of customer acquisition campaigns across a variety of marketing channels (see “Business — Sales and Marketing”).

Responsible Gaming Systems

The Company has developed various systems with the intention of meeting the Company’s regulatory requirements for customer protection against risk of harm from gambling. Certain related products and systems provided by third-party suppliers are also integrated into the Company’s responsible gaming processes.

Customer Retention Systems

The Company maintains a number of proprietary systems aimed at ensuring the profitable retention of customers and also makes use of certain third-party systems and components as part of its customer retention processes. The Company believes that maximizing customer lifetime value over the long-term is only possible when responsible gaming principles are adhered to. Accordingly, customer retention systems are generally closely integrated with or otherwise share significant components with responsible gaming systems.

Messaging and Communications Systems

The Company believes that customer satisfaction is underpinned by an ability to deliver the right message to the right customer at the right time and has therefore developed proprietary software systems (some of which are integrated into third-party supplier systems) for messaging and communicating with customers in-app, in real-time, as well as other related systems for doing so by other mechanisms and at different times. These systems are crucial for the effective delivery of responsible gaming and retention interventions.

Banking and Finance Systems

A dedicated subsidiary is responsible for ensuring that the Company is able to offer customers a range of mechanisms for deposit and withdrawal of funds in each of the markets that the Company operates in. Currently, the Company offers well in excess of 100 different deposit and withdrawal mechanisms worldwide.

Related systems ensure that necessary financial data is made available downstream for financial management and reporting purposes. The Company develops and maintains automated reporting and reconciliation systems and processes to allow for the production of internal management accounts (including monthly unaudited financial statements produced separately for each entity in each jurisdiction) within a few weeks of month-end and audited financial statements within a few months of year-end.

Risk, Fraud and Compliance Systems

The Company encounters sophisticated attempts at fraud on a regular basis and is required to verify customers and their source of funds in accordance with varying regulations in each jurisdiction. Significant customer volumes (an average of more than 2.5 million wagering customers per month over the first six months of 2021) mean that systems for the detection and prevention of attempted fraud and ensuring compliance with “know your customer” and anti-money laundering regulations must be substantially automated. In addition to rules-based systems that codify the Company’s 20+ years of experience in combating fraud, managing risk and ensuring compliance, the Company also expends considerable effort in the development of new systems for this purpose, including the employment of machine learning and other data science techniques.

Managing Wagering Risk

The Company manages its own teams of experienced traders to set and maintain sports betting odds. These teams use their own expertise and internal pricing models in conjunction with external data feeds, odds monitoring services and various competitive factors to derive opening prices for each market. Thereafter, prices will be adjusted based on news events of relevance to the market, as well as wagers placed by customers and competitive forces. The Company cannot guarantee that it is capable of always offering the best price in all markets at all times, but continuously strives to remain competitive and offer customers attractive value for their money.

Various systems are deployed to measure and monitor the margin on the sportsbook, which is the percentage of wagers that the book is expected (in terms of the Company’s pricing models) to win on average over a particular period of time. Individual customer wagering is also closely monitored and alerts are raised for wagering activity considered unusual. In particular, evidence of potentially illegal or collusive behavior (such as suspicion of match-fixing) will be shared with the necessary legal and/or sporting authorities. Where appropriate, customers will be limited by reference to maximum wager size and/or wager type.

The Company’s products currently support wagering on more than 60 different sports, each of which in turn encompasses a wide range of events and outcomes that can be wagered on (also referred to as “betting markets”) both pre-game and in-game. The Company actively seeks to add additional betting markets, both for purposes of customer enjoyment and Company financial benefit, including diversification of risk, reduction of margin volatility and increased profitability.

For online casino games, the Company seeks to offer an entertaining range of games with value-for-money “return to player” (“RTP”) and (for slot games in particular) entertaining “volatility” (“Vx”) characteristics. RTP measures the expected return to customers as a percentage of wagers while Vx is a measure of the expected variance thereof. Most notably for slot games, customers have varying individual preferences for volatility and hence the Company attempts to recommend games to customers that are appropriate given their preferences. Game suppliers may offer games in multiple variants with differing combinations of RTP and Vx, in which case the Company seeks to ensure that it selects only those variants which it believes will optimize both value-for-money entertainment for its customers and long-term profitability for the Company.

A necessary requirement for successful management of wagering risk is appropriate control of customer incentivization. Without suitable systems and controls for customer incentives it is possible for wagering opportunities to arise that are mathematically unprofitable for the Company. Examples include arbitrage of sports wagers and situations where adroit betting with incentive funds can create expected RTP in excess of 100% for casino games. The Company believes that optimal individual customer evaluation and incentivization (see the paragraph “— Individual Profitability Analysis and Personalized Incentivization” in the section titled “— SGHC’s Technology and Data-Driven Approach” above) will largely obviate this potential problem but, where this is not the case, the Company has many years of experience in detecting and preventing such situations and maintains a number of proprietary systems with the intention of doing so.

Partnerships, Suppliers and Strategic Collaborations

SGHC engages in long-term partnerships, including with leading third-party technology providers which, together with the Company’s own technology, increases the speed with which its offerings are brought to market and decreases the friction associated with adjusting its technology to new markets.

Relationship with Apricot

SGHC has entered into several software and services agreements with Apricot (and its affiliates and subsidiaries), one of the leading gaming software and content providers, including casino software licensing agreements, jackpot services and licensing agreements and sportsbook software licensing agreements. Through these agreements, SGHC engages members of the Apricot group for the provision of the Apricot group’s sportsbook and PAM software systems in a number of SGHC’s most significant markets.

It is noted that Mr. Martin Moshal is the named individual beneficiary of certain trusts, which trusts are the ultimate controlling shareholders of Apricot and also the named individual beneficiary of a further trust that ultimately controls Knutsson Limited, a major shareholder of SGHC. A beneficiary of these trusts has neither any right to control or voting investment power over the trusts, nor does it have the right to appoint or replace the trustees.

Casino Software Licensing Agreements

Pursuant to various casino software licensing agreements entered into by subsidiaries of SGHC, SGHC has been granted non-exclusive software licenses for use of a suite of gaming software in different territories in which SGHC operates. Several of the agreements permit the advertising, marketing and promotion of the software suite in each respective territory and certain of the agreements allow for the licensee to sub-license the use of the system. As at March 15, 2022, subsidiaries of SGHC had entered into seven casino software licensing agreements with affiliates of Apricot.

The term and termination provisions of the casino software and licensing agreements are summarized as follows. The initial term of all casino software licensing agreements with Apricot expires on December 31, 2035. Under all these agreements, termination for convenience by either party is not possible until expiry of the initial term and then must be on not less than 12 months’ written notice, although one casino software licensing agreement with Apricot does not permit termination for convenience at all, allowing only for termination in accordance with its terms (as summarized in the remainder of this paragraph) after December 31, 2035. A party may also unilaterally terminate the relevant agreement in the event that the other party (a) breaches a material obligation or undertaking under such agreement and which, where such breach is capable of remedy, is not remedied within the specified timeframe to the reasonable satisfaction of the other party; or (b) suffers an insolvency event. In a number of the agreements, a party may terminate for change of control when control of the other party is obtained by a competitor. The Apricot company in the relevant agreement may unilaterally terminate such agreement in the event the relevant SGHC subsidiary (a) fails to pay monies to as they fall due under the agreement; (b) uses the software system illegally; (c) markets a branded game without Apricot’s consent; (d) fails to notify Apricot of a change in control of such party; (e) breaches non-solicitation, non-competition or data protection obligations; (f) is convicted (or any of its directors are convicted) of an offense in terms of any applicable gaming legislation or regulations, or of any crime or offense reasonably likely to cause reputational damage or damage to goodwill to Apricot; or (g) fails to procure the appropriate gaming license.

In a number of the agreements: (i) Apricot may terminate the agreement if the relevant SGHC subsidiary: (a) provides false or inaccurate information which has an adverse effect on Apricot; (b) accepts a real money bet from end users located outside the appropriate territory or within the USA; (c) fails to pay the minimum agreed gaming fee; (d) becomes a competitor to Apricot; or (e) fails to pay its players or depositors within the specified time period; (ii) Apricot may terminate the agreement if it becomes unlawful or impossible for Apricot to license, maintain or use the system, or a court or arbitrator declares any provision of the agreement void or unenforceable; and (iii) the relevant SGHC subsidiary may terminate the agreement if Apricot (or any of its directors) are convicted of an offense in terms of any applicable gaming legislation or regulations, or of any crime or offense reasonably likely to cause reputational damage or damage to goodwill of the other.

Jackpot Services and Licensing Agreements

Various subsidiaries of SGHC have entered into jackpot services and licensing agreements with Jumbo Jackpots Limited, a wholly owned subsidiary of Apricot. Pursuant to these jackpot services and licensing agreements, Jumbo Jackpots Limited grants non-exclusive licenses of trademarks as supplied within the software licensed through separate casino software licensing agreements and provides services to enable the licensee to run jackpot games. As at March 15, 2022, subsidiaries of SGHC had entered into seven Jackpot Services and Licensing Agreements with Jumbo Jackpots Limited.

The term and termination provisions of the jackpot services are summarized as follows. All jackpot services and licensing agreements have an indefinite term, and do not permit termination for convenience, except for one agreement which permits termination by either party on two months’ written notice. All of these agreements permit either party to terminate immediately by written notice if a petition or resolution is passed for the winding up of the other party. The agreements also terminate automatically if the applicable SGHC subsidiary’s gaming license is withdrawn. Jumbo Jackpots Limited may terminate the agreement if any of the following events occur: (a) the other party commits a breach of the agreement and fails to remedy such breach within the specified time period; (b) the other party fails to pay sums as they fall due; (c) it becomes unlawful or impossible for Jumbo Jackpots Limited to license, maintain or use the relevant trademarks or provide the services under the agreement; (d) bankruptcy or insolvency proceedings are filed against the other party; (e) the other party can no longer perform its business activities or fulfil its commitments to Jumbo Jackpots Limited; or (f) the other party (or any other entity having common shareholders or control with that party) becomes a competitor to Jumbo Jackpots Limited. The counterparty may terminate the agreement with 14 days’ written notice if Jumbo Jackpots Limited raises the agreed service fee. In addition, each agreement automatically terminates on termination of the corresponding casino software licensing agreement between the SGHC subsidiary which is party to the relevant jackpot services and licensing agreement and Apricot or PNL or Kova (as defined below) as applicable, the termination provisions of which are summarized above.

Sportsbook Software Licensing Agreement

Through its subsidiary Betway Limited, SGHC engages in an agreement for the exclusive provision of Apricot’s sportsbook software in a number of SGHC’s most significant markets. This exclusive arrangement prevents Apricot from licensing its sportsbook software to any other customers in those jurisdictions, but does not prevent SGHC from utilizing its own or other suppliers’ sportsbook software where it chooses to do so. The agreement also permits the advertising, marketing and promotion of the software system in each respective territory.

The term and termination provisions of the sportsbook software licensing agreement are summarized as follows. The initial term of the sportsbook software licensing agreement expires on December 31, 2030. Under this agreement, termination for convenience by either party is not possible until expiry of such initial term and thereafter must be on not less than 180 days’ written notice. Betway Limited may also terminate the agreement for convenience after December 31, 2025 with at least 18 months’ written notice. The agreement also permits either party to terminate by written notice if: (a) the other party is in breach of the agreement and, where such breach is capable of remedy, fails to remedy such breach within 30 days of notice to the reasonable satisfaction of the other party; (b) bankruptcy, insolvency or analogous proceedings are commenced against the other party; or (c) when control of the other party is obtained by a competitor (on 18 months’ written notice).

SGHC works closely with Apricot and its affiliates in the ongoing development of the sportsbook product and the PAM system and the customization thereof for SGHC’s needs. The Company has direct access to dedicated Apricot resources for this purpose and plays a meaningful role in the strategic direction and prioritization of these resources.

Apricot supplies a significant portion of the casino games available for play across all SGHC websites and apps. Other significant online casino gaming software suppliers contracted directly and indirectly include IGT, Scientific Gaming and Evolution (including NetEnt and Red Tiger).

Prima Networks Limited, Prima Networks Spain PLC and Kova SRL (“PNL/PNS/Kova”) similarly engage Apricot in agreements for the provision of Apricot’s casino and sportsbook software. PNL/PNS/Kova sublicenses the Apricot software to subsidiaries of SGHC, such as Betway. As of March 15, 2022, PNL/PNS/Kova had entered into eleven casino software licensing agreements and five sportsbook software licensing agreements with subsidiaries of SGHC.

The casino software licensing agreements and sportsbook licensing agreements entered into by subsidiaries of SGHC and PNL/PNS/Kova have term and termination rights which are materially similar to those applicable to the casino software licensing agreements and sportsbook licensing agreements with Apricot summarized above.

Other Partnerships, Suppliers and Strategic Collaborations

SGHC’s Betway brand has engaged in key relationships (most of them multi-year) with professional sports teams and leagues around the world, starting with front of shirt sponsorship of the English Premier League’s West Ham United in 2015. Subsequent partnerships have included several football (soccer) teams in other major European and African leagues, major horse racing events, eSports teams and events, major cricket leagues, tennis tournaments and sporting celebrities as brand ambassadors. Many of these arrangements have since been extended well beyond their original terms. Currently, more than 70 brand partnerships are in place with several more actively being negotiated.

SGHC has continued this strategy during Betway’s nascent expansion into the United States by engaging in similar partnerships with professional sports teams in the United States with global brand recognition, such as the Chicago Bulls, the Cleveland Cavaliers, the Los Angeles Clippers, the Golden State Warriors and the New York Islanders.

These arrangements all serve to bolster Betway’s global brand recognition. Management believes that over time this strategy has worked as a flywheel to progressively and more effectively amortize Betway’s brand marketing spend, in part explaining improvements in Betway’s growth and financial performance over recent years.

SGHC benefits from a number of long-established “affiliates” marketing partnerships (see “Business — Sales and Marketing”) that have historically generated a stable and significant stream of new customers.

SGHC enters into strategic, multi-year partnerships with land-based gaming operators in order to facilitate entry into markets where a land-based license or partner is prerequisite for market access. Examples include Casino Austria International Belgium NV and Espectaculos Deportivos Fronton Mexico S.A de C.V, both for access to sports betting and online casino gaming, in Belgium and Mexico respectively.

SGHC enters into multi-year agreements with sports data suppliers for data to inform the Company’s odds making and sports trading activities, as well as for content for the Company’s websites and apps. Significant suppliers include SportRadar, BetGenius, Perform Content Limited, and IMG. Key summaries of these agreements are described below.

SportRadar Agreements

SportRadar is a leading information supplier for sport related data and statistics as well as sophisticated technical solutions. We have agreements, including four statements of work (“SOW”), with SportRadar as part of a global deal, which includes the Managed Trading Services platform for Betway Africa. These SOWs provide that SportRadar will supply products and services for its sports betting and sportsbook operation globally to Betway Limited, who can sublicense its rights to its affiliates.

BetGenius Agreements

BetGenius is a provider of sportsbook data, content, analysis tools, software and related services to sports betting operators worldwide. We have agreements in place between BetGenius and Betway Limited that allow Betway Limited and its affiliates to use BetGenius services through a non-exclusive, non-transferable non-sublicensable right and license.

Perform Content Limited Agreements

Perform owns, operates and provides video and consumer data services to betting operators throughout the world. We have four agreements in place with Perform, each for a different product. Each agreement is between Perform and Betway Limited and each provide access to SGHC and its brand license partners, where appropriate.

IMG

IMG is in the business of distributing sports information, data and statistics to third parties. Under our data subscription agreement, IMG agrees to license certain of its content to Betway Limited and provide related technical support services. The content provided under the agreement includes the ATP World Tour, the WTA Tour, the French Open, Wimbledon and the U.S. Open. The agreement also includes the consumption of IMG UFC and Golf scoreboards and data as well as streaming services.

Recent Developments

Business Combination

On April 23, 2021, SGHC entered into the Business Combination Agreement with SEAC, NewCo, SGHC Merger Sub, Inc., and Sports Entertainment Acquisition Holdings LLC. Pursuant to the Business Combination Agreement, prior to the closing of the Business Combination, SGHC underwent a pre+closing reorganization wherein all existing shareholders of SGHC exchanged their shares in SGHC for newly issued ordinary shares in NewCo. SGHC is deemed the accounting predecessor and the combined entity will be the successor registrant with the SEC, meaning that SGHC’s financial statements for previous periods will be disclosed in NewCo’s periodic reports filed with the SEC after the consummation of the Business Combination. The Business Combination closed on January 27, 2022.

Summary of Risk Factors

Our business faces significant risks and uncertainties. You should carefully consider all of the information set forth in this prospectus and in other documents we file with or furnish to the SEC, including the following risk factors, before deciding to invest in or to maintain an investment in our securities. Our business, as well as our reputation, financial condition, results of operations and share price, could be materially adversely affected by any of these risks, as well as other risks and uncertainties not currently known to us or not currently considered material. These risks include, among others, the following:

•	Our business depends on the success, including win or hold rates, of existing and future online betting and gaming products, which rely on a variety of factors and are not completely controlled by us.

•

Competition within the broader entertainment industry is intense and our existing and potential customers may be attracted to competing betting and gaming options, as well as other forms of entertainment such as video games, television, movies and sporting events. If our offerings do not continue to be popular with existing customers and attract potential customers, our business would be harmed.

•

COVID-19 has affected our business and operations in a variety of ways. The pandemic restrictions may have affected our business, financial condition, results of operations and prospects, including as a result of the reduction in the quantity of global sporting events, closures or restrictions on business operations of our suppliers, partners and sports organizations and a decrease in consumer spending, and it may continue to do so in the future. On the other hand, we cannot assure you that consumers will not decrease online gaming activities as pandemic restrictions are loosened. These cross-currents may have unknown and adverse effects that are impossible for us to predict.

•

We rely on third-party service providers such as (i) third-party providers to validate the identity and identify the location of our customers, (ii) third-party payment processors to process deposits and withdrawals made by our customers into our platforms, (iii) third-party marketing and customer communications systems providers, (iv) third-party casino content, product and technology providers, (v) third-party sportsbook technology providers, (vi) third-party sports data providers for real-time and accurate data for sporting events, and (vii) third-party outsourced services providers, among others. If our third-party providers do not perform adequately or terminate their relationships with us, our costs may increase and our business, financial condition and results of operations could be adversely affected.

•

We license the Betway brand, for a fixed fee, for use by DGC USA in the United States and, for a fixed fee plus an additional fee equal to a percentage of Betway’s global brand marketing spend, to a third party for use in China and Thailand. A decline in such third-party operators’ financial performance or a termination of the brand licenses by such third parties could have an adverse effect on our business.

•

If we fail to detect fraud or theft related to our offerings, including by our customers and employees, we will suffer financial losses and our reputation may suffer which could harm our brand and reputation and negatively impact our business, financial condition and results of operations and can subject us to investigations and litigation, which could ultimately lead to regulatory penalties, including potential loss of licensure.

•

We rely on strategic relationships with land-based casinos, sports teams, event planners, local licensing partners and advertisers in order to be able to offer and market our products in certain jurisdictions. If we cannot maintain these relationships and establish additional relationships, our business, financial condition and results of operations could be adversely affected.

•

We identified material weaknesses in connection with our internal controls over financial reporting. Although we are taking steps to remediate these material weaknesses, there is no assurance we will be successful in doing so in a timely manner, or at all, and we may identify other material weaknesses.

•

If our existing material weaknesses persist or we experience additional material weaknesses in the future or otherwise fail to maintain an effective system of internal controls in the future, we may not be able to accurately report our financial condition or results of operation, which may adversely affect investor confidence in us and, as a result, the value of our ordinary shares and our overall business.

•

The gaming laws of different jurisdictions vary in both nature and application, and may be subject to alternate interpretations. Jurisdictions may or may not incorporate regulatory frameworks that provide a clear basis for the licensed provision of our gaming products and services to their residents. As a consequence, legal and enforcement risk may be unclear or uncertain in a number of the jurisdictions in which we operate and from which we generate a significant portion of our revenue, and there is a risk that regulators or prosecutors in these territories may seek to take legal action against us even in jurisdictions in which we believe our offerings are lawful based on advice from local counsel. Furthermore, we have in the past faced claims from customers contesting the legal basis of our services in certain jurisdictions, and may face similar claims again in the future.

•

Failure to comply with legal or regulatory requirements in a particular regulated jurisdiction, or the failure to successfully obtain a license or permit in a particular jurisdiction, could impact our ability to comply with licensing and regulatory requirements in other regulated jurisdictions, or could cause the rejection of license applications or cancellation of existing licenses in other regulated jurisdictions, or could cause financial institutions, online and mobile platforms, advertisers and distributors to stop providing services to us which we rely upon to receive payments from, or distribute amounts to, our customers, or otherwise to deliver and promote our offerings.

•	We are party to pending litigation and regulatory and tax audits in various jurisdictions and with various plaintiffs and we may be subject to future litigation and regulatory and tax audits in the operation of our business. An adverse outcome in one or more proceedings could adversely affect our business.

•

Failure to protect or enforce our intellectual property rights, the confidentiality of our trade secrets and confidential information, or the costs involved in protecting or enforcing our intellectual property rights and confidential information, could harm our business, financial condition and results of operations.

•

Our collection, storage and use, including sharing and international transfers, of personal data are subject to applicable data protection and privacy laws, and any actual or perceived failure to comply with such laws may harm our reputation and business or expose us to fines, civil claims (including class actions), and other enforcement action. The protection of personal information is becoming increasingly regulated and changes in applicable laws may require changes to our policies, practices, procedures and personnel which may require material expenditures and harm our financial condition and results of operations.

•

We will rely on licenses to use the intellectual property rights of third parties which are incorporated into our products and offerings. Failure to maintain, renew or expand existing licenses may require us to modify, limit or discontinue certain offerings, which could adversely affect our business, financial condition and results of operations.

•

We rely on information technology and other systems and platforms, and any failures, errors, defects or disruptions in our systems or platforms could diminish our brand and reputation, subject us to liability, disrupt our business, affect our ability to scale our technological infrastructure and adversely affect our operating results and growth prospects. Our games and other software applications and systems, and the third-party platforms upon which they are made available could contain undetected errors.

•

Our projections are subject to significant risks, assumptions, estimates and uncertainties, including assumptions regarding future legislation and changes in regulations of the jurisdictions in which we operate, or seek to operate, our business. As a result, our projected revenues, market share, expenses and profitability may differ materially from our expectations.

•	The coverage of our business or our securities by securities or industry analysts or the absence thereof could adversely affect our securities and trading volume.

•

Because Super Group is incorporated under the laws of the Island of Guernsey, you may face difficulties in protecting your interests, and your ability to protect your rights through the U.S. courts may be limited.

Corporate Information

The legal name of the Company is Super Group (SGHC) Limited. The Company was incorporated under the laws of the Island of Guernsey as a non-cellular company limited by shares on March 29, 2021. The Company’s registered office in Guernsey is Kingsway House, Havilland Street, St. Peter Port, Guernsey GY1 2QE. The address of the principal executive office of the Company is Super Group (SGHC) Limited, Bordeaux Court, Les Echelons, St. Peter Port, Guernsey, GY1 1AR, and the telephone number of the Company is +44 (0) 14 8182 2939.

Investors should contact us for any inquiries through the address and telephone number of our principal executive office. Our principal website is https://www.sghc.com. The information contained on, or accessible from, or hyperlinked to, our website is not a part of this prospectus and you should not consider information on our website to be part of this prospectus.

Implications of Being a Foreign Private Issuer

We report under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as a non-U.S. company with foreign private issuer status. As long as we qualify as a foreign private issuer under the Exchange Act we will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including, but not limited to:

•	the rules under the Exchange Act requiring domestic filers to issue financial statements prepared under U.S. GAAP;

•	the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

•

the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

•

the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specific information, or current reports on Form 8-K, upon the occurrence of specified significant events.

We may take advantage of these exemptions until such time as we are no longer a foreign private issuer. We would cease to be a foreign private issuer at such time as (i) more than 50% of our outstanding voting securities are held by U.S. residents and (ii) any of the following three circumstances applies: (A) the majority of our executive officers or directors are U.S. citizens or residents, (B) more than 50% of our assets are located in the United States or (C) our business is administered principally in the United States.

Foreign private issuers are also exempt from certain more stringent executive compensation disclosure rules. Thus, we will continue to be exempt from the more stringent compensation disclosures required of companies that are not foreign private issuers and will continue to be permitted to follow our home country practice on such matters.

THE OFFERING

Ordinary shares that may be offered and sold from time to time by the selling securityholders	Up to 481,074,588 ordinary shares (including up to 11,000,000 ordinary shares that may be issued upon exercise of the private placement warrants).

Warrants that may be offered and sold from time to time by the selling securityholders	Up to 11,000,000 private placement warrants.

Exercise price of Warrants	$11.50 per share.

Ordinary shares outstanding	490,197,468 ordinary shares.

Use of proceeds

All of the securities offered by the selling securityholders pursuant to this prospectus will be sold by the selling securityholders for their respective accounts. We will not receive any of the proceeds from such sales. We will pay certain expenses associated with the registration of the securities covered by this prospectus, as described in the section titled “Plan of Distribution”.

However, we will receive up to an aggregate of $126,500,000 from the exercise of warrants for the ordinary shares being offered by the selling securityholders in this prospectus, assuming the exercise in full of all such warrants for cash at an exercise price of $11.50 per ordinary share for private placement warrants, respectively. We intend to use the net proceeds from the exercise of such warrants for general corporate purposes.

See “Use of Proceeds.”

Dividend policy	We have not paid any cash dividends on our ordinary shares to date. The Super Group Board intends to evaluate adopting a policy of paying cash dividends. In evaluating any dividend policy, the Super Group Board must consider Super Group’s financial condition and may consider results of operations, certain tax considerations, capital requirements, alternative uses for capital, industry standards and economic conditions. Whether Super Group adopts such a dividend policy and the frequency and amount of any dividends declared on the Super Group ordinary shares will be within the discretion of the Super Group Board. See “Dividend Policy.”

NYSE listing symbol	Our ordinary shares and public warrants are currently listed on the NYSE under the symbol “SGHC” and “SGHC WS,” respectively.

Risk factors	See “Risk Factors” and the other information included in this prospectus for a discussion of factors you should consider before deciding to invest in our ordinary shares.

Unless we specifically state otherwise or the context otherwise requires, the share information in this prospectus is as of January 27, 2022, and excludes:

•	22,500,000 of our ordinary shares issuable upon the exercise of public warrants outstanding as of January 27, 2022;

•	11,000,000 of our ordinary shares issuable upon the exercise of private placement warrants outstanding as of January 27, 2022;

•	43,312,150 of our ordinary shares reserved for future issuance under the 2021 Equity Incentive Plan as of January 27, 2022. See “Management — Compensation — The 2021 Equity Incentive Plan”; and

•

4,812,460 of our ordinary shares reserved for future issuance under the 2021 Employee Stock Purchase Plan as of January 27, 2022. See “Management — Compensation — The 2021 Employee Stock Purchase Plan.”

SUMMARY CONSOLIDATED HISTORICAL AND OTHER FINANCIAL INFORMATION

SGHC Limited

The following table sets forth selected historical consolidated financial information of SGHC Limited (“SGHC”). The statement of profit or loss data for the years ended December 31, 2020 and 2019 and the consolidated statement of financial position data as of December 31, 2020 and 2019 are derived from SGHC’s audited consolidated financial statements included elsewhere in this prospectus. The selected consolidated statement of profit or loss data for the six months ended June 30, 2021 and 2020, and the selected consolidated statement of financial position data for the six months ended June 30, 2021 are derived from SGHC’s unaudited interim condensed consolidated financial statements included elsewhere in this prospectus. In the opinion of the management of SGHC, the unaudited interim condensed consolidated financial statements include all adjustments necessary to state fairly the financial position of SGHC as of June 30, 2021 and the results of operations for the six months ended June 30, 2021.

The following information is only a summary and should be read in conjunction with SGHC’s audited consolidated financial statements and related notes contained elsewhere in this prospectus and related information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” SGHC’s audited consolidated financial statements are prepared and presented in accordance with International Financial Reporting Standards as issued by the IASB (“IFRS”). SGHC has applied IFRS for the first time for the year December 31, 2020 with a transition date of January 1, 2019. The transition to IFRS is more fully described in Note 24 to SGHC’s audited financial statements, which are included elsewhere in the prospectus.

The following historical financial information of SGHC is impacted by business combinations (the “Reorganization Transaction”) which took place during 2020 and 2019 and impact the comparability of financial information between the year ended December 31, 2020 and 2019. The Reorganization Transaction is more fully described in Note 1 and Note 4 to SGHC’s audited financial statements, which are included elsewhere in the prospectus. The historical results included below and elsewhere in this prospectus are not necessarily indicative of SGHC’s future performance.

€ ‘000s	For the six months ended June 30, 2021	For the six months ended June 30, 2020	For the year ended December 31, 2020	For the year ended December 31, 2019
	(unaudited)
Consolidated Statement of Profit or Loss Data
Revenue	€667,010	€393,085	€908,019	€476,040
Direct and marketing expenses	(443,065)	(274,476)	(612,689)	(430,984)
General and administrative expenses	(79,060)	(52,862)	(114,538)	(69,967)
Depreciation and amortization expense	(41,981)	(25,123)	(55,407)	(30,460)

Profit/(loss) from operations	€102,904	€40,624	€125,385	€(55,371)
Finance income	688	18	257	158
Finance expense	(5,755)	(5,012)	(10,991)	(7,735)
Gain on bargain purchase	10,661	17,487	34,995	45,331

Profit/(loss) before taxation	€108,498	€53,117	€149,646	€(17,617)
Income tax expense	(6,011)	253	(429)	(333)

Profit/(loss) for the year	€102,487	€54,370	€149,217	€(17,950)

Earnings/(loss) per share, Basic and Diluted	€1.89	€1.00	€2.74	€(0.33)

€ ‘000s	As of June 30, 2021	As of December 31, 2020	As of December 31, 2019
	(unaudited)
Consolidated Statement of Financial Position Data:
Total Non-current assets	€277,575	€287,675	€193,207
Total Current assets	411,216	263,477	149,728

Total assets	€688,791	€551,152	€342,935
Total Current liabilities	284,389	437,312	396,677
Lease liabilities	6,976	6,754	8,068
Deferred tax liability	15,211	9,211	5,146
Interest-bearing loans and borrowings	—	27,001	7,220

Total liabilities	€306,576	€480,278	€417,111
Issued capital	270,247	61,222	55,001
Foreign exchange reserve	(1,449)	(1,278)	(890)
Retained profit/(accumulated deficit)	113,417	10,930	(128,287)

Total Equity/(Deficit)	€382,215	€70,874	€(74,176)

€ ‘000s	For the six months ended June 30, 2021	For the six months ended June 30, 2020	For the year ended December 31, 2020	For the year ended December 31, 2019
	(unaudited)
Consolidated Cash Flow Data:
Net cash flows generated from/(used in) operating activities	€130,140	€55,972	€151,325	€3,591
Net cash flows (used in)/generated from investing activities	€32,207	€6,529	€(5,838)	€49,637
Net cash flows used in financing activities	€(28,836)	€(14,445)	€(81,088)	€(7,889)

Non-IFRS Financial Measures

In addition to SGHC’s results determined in accordance with IFRS, this prospectus includes Adjusted EBITDA, which is a non-GAAP company-specific performance measure that SGHC uses to supplement the Company’s results presented in accordance with IFRS. Adjusted EBITDA is defined as EBITDA minus gain on bargain purchase. SGHC believes that Adjusted EBITDA is useful in evaluating the Company’s operating performance as it is similar to measures reported by the Company’s public competitors and is regularly used by securities analysts, institutional investors and other interested parties in analyzing operating performance and prospects. Adjusted EBITDA is not intended to be a substitute for any IFRS financial measure and, as calculated, may not be comparable to other similarly titled measures of performance of other companies in other industries or within the same industry.

Because of these limitations, Adjusted EBITDA should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP. SGHC compensates for these limitations by relying primarily on its GAAP results and using Adjusted EBITDA on a supplemental basis. You should review the reconciliation of net profit/(loss) to Adjusted EBITDA below and not rely on any single financial measure to evaluate SGHC’s business.

The table below presents SGHC’s Adjusted EBITDA reconciled to the Company’s profit / (loss) for the year and half year, the closest IFRS measure, for the periods indicated:

€ ‘000s	For the six-month period ended June 30, 2021	For the six-month period ended June 30, 2020	For the year ended December 31, 2020	For the year ended December 31, 2019
	(unaudited)
Profit/(loss) for the year	€102,487	€54,370	€149,217	€(17,950)
Income tax expense	6,011	(1,253)	429	333
Finance income	(688)	(18)	(257)	(158)
Finance expense	5,755	5,012	10,991	7,735
Depreciation and amortization expense	41,981	25,123	55,407	30,460

EBITDA	€155,546	€83,234	€215,787	€20,420
Gain on bargain purchase	(10,661)	17,487	(34,995)	(45,331)

Adjusted EBITDA	€144,885	€65,747	€180,792	€(24,911)

SEAC

The following tables set forth the selected historical financial information derived from Sports Entertainment Acquisition Corp’s (“SEAC”) audited financial statements (as restated) for the period from July 30, 2020 (inception) through December 31, 2020 and as of December 31, 2020 and SEAC’s unaudited interim financial statements (as restated) for the nine months ended September 30, 2021 and as of September 30, 2021. The following summary financial information should be read in conjunction with SEAC’s financial statements and related notes. The restatement is more fully described in Note 2 of the notes to SEAC’s audited financial statements, which, together with SEAC’s unaudited interim financial statements, are incorporated by reference elsewhere in the prospectus. SEAC’s audited financial statements and unaudited interim financial statements are prepared and presented in accordance with U.S. GAAP.

As of September 30, 2021, SEAC had neither engaged in any operations nor generated any revenues. All activity for the period from inception through September 30, 2021 related to organizational activities, execution of the initial public offering, identifying a target for a business combination and activities pursuant to the Business Combination Agreement. SEAC does not expect to generate any operating revenues until after the completion of the initial business combination at the earliest.

	For the period from July 30, 2020 (inception) through December 31, 2020 (As Restated)	For the nine months ended September 30, 2021 (As Restated)
Statement of Operations Data:
Formation and operational costs	$(203,809)	$(6,478,621)
Loss from operations	$(203,809)	$(6,478,621)
Other income (expense):
Changes in fair value of warrant liability	(15,007,134)	(34,170,000)
Transaction costs allocated to warrant liabilities	(1,152,775)	—
Interest earned on marketable securities held in Trust Account	67,669	55,228
Other expense, net	(16,092,210)	(34,114,772)
Net loss	$(16,296,019)	$(40,593,393)
Weighted average shares outstanding of Class A common stock	24,837,662	45,000,000

	For the period from July 30, 2020 (inception) through December 31, 2020 (As Restated)	For the nine months ended September 30, 2021 (As Restated)
Basic and diluted income per share, Class A common stock	$(0.46)	$(0.72)
Weighted average shares outstanding of Class B common stock	10,625,000	11,250,000
Basic and diluted net loss per share, Class B common stock	$(0.46)	$(0.72)

	As of December 31, 2020 (As Restated)	As of September 30, 2021 (As Restated)
Balance Sheet Data:
Total Assets	$451,445,969	$450,330,974
Total Current liabilities	125,583	5,433,981
Warrant liability, at fair value	45,225,000	79,395,000
Deferred underwriting fee payable	15,750,000	15,750,000
Total liabilities	$61,100,583	$100,578,981
Commitments and contingencies
Class A common stock subject to possible redemption, 45,000,000 shares at $10.00 per share redemption value	450,000,000	450,000,000
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued or outstanding	—	—
Class A common stock, $0.0001 par value; 200,000,000 shares authorized;	—	—
Class B common stock, $0.0001 par value; 20,000,000 shares authorized; 11,250,000 shares issued and outstanding	1,125	1,125
Additional paid-in capital	—	—
Accumulated deficit	(59,655,739)	(100,249,132)
Total Stockholders’ Deficit	$(59,654,614)	$(100,248,007)
Total Liabilities and Stockholder’s Deficit	$451,445,969	$450,330,974

	For the period from July 30, 2020 (inception) through December 31, 2020 (As Restated)	For the nine months ended September 30, 2021 (As Restated)
Cash Flow Data:
Net cash used in operating activities	$(385,100)	$(2,021,835)
Net cash used in investing activities	$(450,000,000)	$—
Net cash provided by financing activities	$451,472,976	$983,520

SUMMARY UNAUDITED PRO FORMA CONDENSED FINANCIAL INFORMATION

The following summary unaudited pro forma condensed combined financial information (the “summary pro forma information”) gives effect to the Business Combination transactions described in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.” The first step within the Business Combination will be accounted for as a capital reorganization whereby NewCo will acquire the assets, liabilities and subsidiaries of SGHC. The capital reorganization will be followed on closing by the acquisition of SEAC, which is accounted for within the scope of IFRS 2.

Under this method of accounting, there is no acquisition accounting and no recognition of goodwill, as a result of SEAC not being considered a business, as defined by IFRS 3 (Business Combination) given it consists predominantly of cash in the Trust Account. Under this method of accounting, SEAC will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of NewCo issuing shares and warrants as consideration for the net assets of SEAC. The net assets acquired will be stated at historical cost, with no goodwill or other intangible assets recorded. The summary unaudited pro forma condensed combined statement of financial position data as of June 30, 2021 gives pro forma effect to the Business Combination transactions as if they had occurred on June 30, 2021. The summary unaudited pro forma condensed combined income statement data for the twelve months ended December 31, 2020 and six months ended June 30, 2021 give pro forma effect to the Business Combination transactions as if they had been consummated on January 1, 2020.

The summary pro forma information has been derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial information appearing elsewhere in this proxy statement/prospectus and the accompanying notes. The unaudited pro forma condensed combined financial information is based upon, and should be read in conjunction with, the historical financial statements of SGHC and related notes and the historical financial statements of SEAC (as restated) and related notes included in this proxy statement/prospectus. The summary pro forma information has been presented for informational purposes only and are not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the Business Combination and related transactions been completed as of the dates indicated. In addition, the summary pro forma information does not purport to project the future financial position or operating results of the combined company.

The following table presents summary pro forma information after giving effect to the Business Combination, as at January 27, 2022:

Reflecting Actual Redemptions upon the Closing of the Business Combination on January 27, 2022
Summary Unaudited Pro Forma Condensed Combined
Statement of Profit or Loss data for the six months ended June 30, 2021
Revenue	€667,010
Profit/(loss) for the period	80,540
Basic earnings per share, common stock	0.16
Weighted average shares outstanding — basic	490,197,468
Diluted earnings per share, common stock	0.14
Weighted average shares outstanding — diluted	574,666,556

Reflecting Actual Redemptions upon the Closing of the Business Combination on January 27, 2022
Summary Unaudited Pro Forma Condensed Combined
Statement of Profit or Loss data for the year ended December 31, 2020
Revenue	€942,848
Profit/(loss) for the year	20,024
Basic earnings per share, common stock	0.04
Weighted average shares outstanding — basic	490,197,468
Diluted earnings per share, common stock	0.03
Weighted average shares outstanding — diluted	574,666,556

Reflecting Actual Redemptions upon the Closing of the Business Combination on January 27, 2022
Summary Unaudited Pro Forma Condensed Combined
Financial Position Data as of June 30, 2021
Total assets	€804,778
Total liabilities	607,902
Total stockholder’s equity	196,876

RISK FACTORS

You should carefully consider the risks and uncertainties described below and the other information in this prospectus before making an investment in our ordinary shares. Our business, financial condition or results of operations could be materially and adversely affected if any of these risks occurs, and as a result, the market price of our ordinary shares could decline and you could lose all or part of your investment. This prospectus also contains forward-looking statements that involve risks and uncertainties. See “Cautionary Statement Regarding Forward-Looking Statements.” Our actual results could differ materially and adversely from those anticipated in these forward-looking statements as a result of certain factors.

Risks Related to Super Group’s Business

Our business depends on the success, including win or hold rates, of existing and future online betting and gaming products, which rely on a variety of factors and are not completely controlled by us.

The sports betting and online casino gaming industries are characterized by an element of chance. Accordingly, we employ theoretical win rates, probability distributions and related models to estimate what a certain type of sports bet or online casino game, on average, will win or lose in the long run. Our revenue is impacted by variations in the hold percentage (the ratio of net win to total amount wagered), or actual outcome, on the sports betting and online casino games that we offer to our customers. We use the hold percentage as an indicator of an online casino game’s or sports bet’s performance against its expected outcome. Although each sports bet or online casino game generally performs within a defined statistical range of outcomes, actual outcomes may vary for any given period, particularly in the short term.

In the short term, for online casino wagering and online sports wagering, the element of chance may affect win rates (hold percentages); these win rates, particularly for online sports wagering, may also be affected in the short term by factors that are largely beyond our control, such as unanticipated event outcomes, a customer’s skill, experience and behavior, the mix of games played or wagers placed, the financial resources of customers, the volume of wagers placed and the amount of time spent gambling. For online casino games, it is possible a random number generator outcome or game will malfunction or is otherwise misprogrammed to pay out wins in excess of the game’s mathematical design and award errant prizes. Factors that are nominally within our control, such as the level of incentives or bonuses or comps given to customers, might, for various reasons both within and beyond our control, not be well-controlled and hence in turn might impact win rates. For online sports wagering, it is possible that our platform erroneously posts odds or is otherwise misprogrammed to pay out odds that are highly favorable to bettors, and bettors place wagers before the odds are corrected. Additionally, odds compilers and risk managers are capable of human error, so even if our wagering products are subject to a capped payout, significant volatility can occur. Similarly, inadvertently over-incentivizing customers can convert a sports wager or casino game that would otherwise have been expected to be profitable for the Company into one with a positive expectation for the player.

As a result of the variability in these factors, the actual win rates on our sports betting and online casino gaming offerings may differ from the theoretical win rates we have estimated and could result in the winnings of our sports betting or online casino gaming customers exceeding those anticipated. The variability of win rates (hold rates) also has the potential to negatively impact our business, financial condition, results of operations, prospects and cash flows.

Our business relies for its success on entertaining customers by means of a wide range of potential wagering opportunities. In recent years an increasing percentage of sports betting wagering has been derived from “in-play” or “in-game” wagering, which refers to the wagers that customers make during the course of a sports event (as opposed to “pre-game” or “ante-post” wagers made before the start of a sports event) on the outcome of related events that occur pursuant to the primary event. Examples of this include “Scorer of the next goal” in a soccer match, or “Winner of the next point” in a tennis match. Where such wagers are allowed, there can be no assurance that regulators will not in the future seek to prohibit such forms of wagering, and where such wagers are not yet allowed there can be no assurance that regulators will ever allow them. If such “in-play” wagering is prohibited in any market then our business, financial condition, results of operations, prospects and cash flows might be negatively impacted.

Similarly, for casino games there can be no assurance that existing casino game features will always be allowed or that new casino game features will be allowed or that regulators will not seek to constrain the operation of games in any way, for example by limiting the rate or speed of game play. If game features or other relevant aspects of casino game design are constrained then our business, financial condition, results of operations, prospects and cash flows might be negatively impacted.

The success of our business depends on the quality of our strategy and our ability to execute on it.

Our business strategy makes a number of assumptions about the current and future state of the industry that we operate in, including but not limited to environmental factors such as the current and future state of the markets and economies that we operate in, the current and expected future actions of governments around the world, the current and future capacity and effectiveness of our competitors, and the current and future desires and wants and means of our customers. Our strategy also makes assumptions about the current and future state of our own business, including our capacity and effectiveness and our ability to respond to all of the aforementioned environmental factors, amongst others. All of these assumptions are informed by data and information that is publicly available and which we gather for ourselves and by our ability to process and understand such data and information. Any or all of our assumptions may prove to be faulty and/or our data and/or information may be inaccurate or incomplete, in which case our strategy may prove to be incorrect or inadequate for the demands of our industry. Even if our strategy is a good one, we cannot be certain that our business is equipped to execute the plans and actions that might be necessary to achieve success. If any of our assumptions are incorrect and/or our strategy is poor and/or we are unable to execute on our strategy then our business, financial condition, results of operations, prospects and cash flows might be negatively impacted.

The success of our business depends in part on our ability to anticipate and satisfy customer preferences in a timely manner.

As we operate in a dynamic environment characterized by rapidly changing industry and legal standards, our products are subject to changing consumer preferences that cannot be predicted with certainty. We need to continually introduce new offerings and identify future product offerings that complement our existing platforms, respond to our customers’ needs and improve and enhance our existing platforms to maintain or increase our customer engagement and growth of our business. We may not be able to compete effectively if our sports betting odds pricing and casino game design are not competitive and/or unless our product selection keeps up with trends in the digital sports entertainment and gaming industries in which we compete, or trends in new gaming products. If we are unable to anticipate and satisfy customer preferences in a timely manner and/or we are unable to provide competitive and appealing products to our customers, then our business, financial condition, results of operations, prospects and cash flows might be negatively impacted.

Competition within the broader entertainment industry is intense and our existing and potential customers may be attracted to competing betting and gaming options, as well as other forms of entertainment such as video games, television, movies and sporting events. If our offerings do not continue to be popular with existing customers and attract potential customers, our business would be harmed.

We operate in the global entertainment betting and gaming industries within the broader entertainment industry with our business-to-consumer offerings, including sports betting and online casino gaming. Our customers are offered a vast array of entertainment choices. Other forms of entertainment, such as television, movies, sporting events, other forms of non-gambling games and in-person casinos, are well established and may be perceived by our customers to offer greater variety, affordability, interactivity and enjoyment. New and alternative product categories are continuously evolving that may be perceived by our customers to offer equivalent or better entertainment, including casual games, daily fantasy sports (a variation on fantasy sports leagues), and apps and websites that offer the trading of financial instruments in a manner that incorporates elements that are similar to gambling. We compete with these other forms of entertainment for the discretionary time and income of our customers. If we are unable to sustain sufficient interest in our product offerings in comparison to other forms of entertainment, including new forms of entertainment, our business model may not continue to be viable.

The specific industries in which we operate are characterized by dynamic customer demand and technological advances, and there is intense competition among online gaming and entertainment providers. A number of established, well-financed companies producing online gaming and/or interactive entertainment products and services compete with our offerings, and other well-capitalized companies may introduce competitive services. Such competitors may spend more money and time on developing and testing products and services, undertake more extensive marketing campaigns, adopt more aggressive pricing or promotional policies or otherwise develop more commercially successful products or services than ours, which could negatively impact our business. Our competitors may also develop products, features, or services that are similar to ours or that achieve greater market acceptance. Furthermore, new competitors, whether licensed or not, may enter the online gaming industry. There has also been considerable consolidation among competitors in the entertainment, betting and gaming industries and such consolidation and future consolidation could result in the formation of larger competitors with increased financial resources and altered cost structures, which may enable them to offer more competitive products, gain a larger market share, expand offerings and broaden their geographic scope of operations. If we are not able to maintain or improve our market shares, or if our offerings do not continue to be popular, our business could suffer.

COVID-19 has affected our business and operations in a variety of ways. The pandemic restrictions may have affected our business, financial condition, results of operations and prospects, including as a result of the reduction in the quantity of global sporting events, closures or restrictions on business operations of our suppliers, partners and sports organizations and a decrease in consumer spending, and it may continue to do so in the future. On the other hand, we cannot assure you that consumers will not decrease online gaming activities as pandemic restrictions are loosened. These cross-currents may have unknown and adverse effects that are impossible for us to predict.

On March 11, 2020, the World Health Organization declared the novel coronavirus (“COVID-19”) outbreak to be a pandemic. Actions taken around the world to help mitigate the spread of COVID-19 include restrictions on travel, cancellation of sporting events, quarantines in certain areas and forced closures for certain types of public places and businesses. COVID-19 and actions taken to mitigate its spread have had and are expected to continue to have an adverse impact on the economies and financial markets of many countries, including the geographical areas in which we operate. COVID-19 and these actions have also had a significant impact on our business, our suppliers and our customers. The direct impact on our business, beyond disruptions in normal business operations, was driven by the suspension, postponement and cancellation of major sports seasons and events. While many sports have since restarted, some have been played on a reduced or uncertain schedule, and there can be no assurance that such sports seasons and events will not be cancelled or further impacted again due to the ongoing COVID-19 pandemic. The ultimate impact of COVID-19 on our financial performance will depend on the length of time that these disruptions exist. Conversely, hard lockdowns, stay-at-home or shelter-in-place orders for the general populace in many jurisdictions accelerated the shift to online commerce, which management believes has benefited the business in some areas. The extent to which the removal of such restrictions will have lasting effects on the business is not yet known and may take some time to become clear, particularly if subsequent waves of the pandemic lead to the reinstatement of similar restrictions in the future.

As the COVID-19 pandemic continues to evolve, the ultimate extent of the impact on our business, operating results, cash flows, liquidity and financial condition will be primarily driven by the severity and duration of the pandemic, the pandemic’s impact on global economies and the timing, scope and effectiveness of federal, state and local governmental responses to the pandemic in the United States and national, provincial/ state/regional and local responses elsewhere around the world. The COVID-19 pandemic has resulted in government authorities implementing numerous measures to try to contain the virus, such as travel bans and restrictions, quarantines, stay-at-home or shelter-in-place orders, and business shutdowns. These measures may adversely impact our relationships with existing and potential new business partners globally, our employees and operations and the operations of our business partners, and may negatively impact our business. Our sports betting revenues are dependent on interest in sporting events, which have been, and may be in the future, substantially limited during times of business shutdowns, the prohibition or reduction of physical participation in such activities or the cancellation or postponement of sporting events, such as the postponement of the 2020 Summer Olympic Games. In addition, global travel restrictions could impact our relationships with existing or potential new partners around the world.

In recent periods coinciding with the COVID-19 pandemic, we have seen significant growth in online sports betting and casino gaming revenues from existing and new customers, as the COVID-19 pandemic has shifted customers to online entertainment. As government restrictions ease, this trend may not continue or could even be reversed as customers seek to spend their entertainment dollars through physical participation and not online activities, resulting in a decrease in our share of the entertainment wallet. These effects make the comparison of our current and historical performance very difficult. In particular, the growth or otherwise in our active wagering customer numbers and our revenues may be distorted and hence our historic growth may not be a useful or accurate guide to our expected future performance.

There is no certainty that any actions taken by us will be sufficient to mitigate the risks posed by the COVID-19 pandemic or that any of the secular factors arising from COVID-19 (such as the general trend towards online commerce that has benefited all digital businesses) will continue to be of benefit to us, especially in light of potential new strains of the virus. These factors related to COVID-19 are beyond our knowledge and control and, as a result, at this time, we are unable to predict the ultimate impact, both in terms of severity and duration, that the COVID-19 pandemic will have on our business, operating results, cash flows and financial condition.

We have not historically reported our financial results as a consolidated group. Our forecasts included and incorporated in this prospectus are based on unaudited, unconsolidated results and therefore may be different from results reported in accordance with International Financial Reporting Standards on a consolidated basis and with pro forma results for historical periods presented in accordance with Article 11 of Regulation S-X under the Securities Act of 1933, as amended.

Certain of our historical results and forecasts incorporated in this prospectus were based on unaudited, unconsolidated results. Therefore, this financial information may not necessarily reflect what our results of operations and financial condition would have been on a consolidated basis, and may be different from the pro forma results for the historical periods presented. Accordingly, you should not place undue reliance on our historical results in assessing our future results of operations and financial condition.

Our results of operations may fluctuate due to seasonality and other factors and, therefore, our periodic operating results will not be guarantees of future performance.

Although the sporting calendar is year-round, there is seasonality in sporting events that may impact our operations. The broad geographical mix of our customer base also impacts the effect of seasonality as customers in different territories will place differing importance on different sporting competitions and those competitions will often have different sporting calendars. Sports organizations have their own significant sporting events such as the playoffs and championship games, which may cause increases in our revenues, and their own respective off-seasons, which may cause decreases in our revenues. Certain sports only hold events during portions of the calendar year. For example, our revenues are significantly impacted by the calendars of the major European and

African football (soccer) leagues, international and Indian Premier League cricket, major American sports leagues, marquee horse racing events and major professional tennis tournaments. Our revenues may also be affected by the scheduling of major sporting events that do not occur annually, such as the FIFA World Cup, or the cancellation or postponement of sporting events. Similarly, management believes that there is some evidence that seasonality in casino gaming may occur at the time of certain major national holidays and/or vacation periods and hence it may occur that revenues and cashflow might be adversely affected during times of year when customers are naturally more likely to engage with other non-gaming activities. Such fluctuations and uncertainties may negatively impact our cash flows.

Because a significant portion of our sports betting business is based on open-air, live events, extreme weather conditions may result in the postponement or cancellation of such events and negatively impact our associated revenues.

Extreme weather conditions may interrupt live sporting events, causing their postponement or, in unusual circumstances, their cancellation. In such circumstances, because our sports betting operations rely on such events being carried out in accordance with pre-set timetables, we may be forced to reverse wagers already placed or remove future betting propositions. Climate change may make past weather conditions unrepresentative of future weather conditions and extreme weather conditions may increase in number or severity in the future. While certain sporting events may shift to closed environments, other sporting events may be ill-suited or less popular in such environments. We do not currently maintain insurance coverage applicable to cover either the costs or loss of revenue that we may incur due to the postponement or cancellation of events caused by extreme weather conditions. These circumstances may adversely affect our revenues and our customer relationships.

We make use of machine learning and other data science and analytics techniques and technologies throughout our business and attempt to integrate this into customer-facing systems in ways that may have significant effects on our revenues and profits. The nature of such systems is that their outcomes cannot always be predicted and, therefore, our periodic operating results will not be guarantees of future performance.

We use machine learning and data science and analytics methodologies and techniques to seek to understand individual customer preferences and attributes as well as to detect fraud and manage risk. Machine learning systems are by their nature often opaque and can evolve over time. If we fail to implement or maintain adequate controls over such systems, then they may evolve to produce outcomes that could adversely affect our results of operations.

Our machine learning and data science and analytics models are designed to analyze data attributes in order to identify complex transaction and behavior patterns. We do this for a number of purposes, including but not limited to fraud detection, determination of when and how to intervene in customer wagering activity for responsible gaming purposes, generation of personalized wagering and game recommendations in order to remove customer interface friction, and generation of personalized incentives (or disincentives, as the case may be) in order to optimize customer satisfaction, enjoyment and profitability. Our ability to continuously train and/or improve these systems will have material impacts on our revenues, especially as methods of committing fraud evolve and become more sophisticated and as competitors become better at evaluating and incentivizing and interacting with customers. However, it is possible that these systems may prove to be less accurate than we expect, or than they have been in the past, for a variety of reasons, including inaccurate assumptions or other errors made in building or training such systems, incorrect interpretations of the results of such systems, increased fraud sophistication beyond the capabilities of such systems, the emergence of very high value but very low volume or short-term transient risks that models of this nature might struggle to detect, and failure to timely update system assumptions and parameters. Further, the successful performance of our machine learning and data science and analytics models relies on the ability to constantly review and process large amounts of transactions and other data.

If we are unable to attract new customers or retain existing customers, or if our systems for capturing and processing data were to degrade or fail in any way, then the amount of data reviewed and processed by our machine learning and data science and analytics models will be reduced or fail to grow at a pace that will allow us to continue to improve the efficiency of our models, which may reduce the accuracy of such systems. Additionally, such systems may not be able to effectively account for matters that are inherently difficult to predict or are otherwise beyond our control, such as social engineering and other methods of perpetrating fraud that do not lend themselves well to risk-based analysis. Material errors or inaccuracies in such machine learning and data science and analytics models could lead us to make inaccurate or sub-optimal operational or strategic decisions, which could adversely affect our business, financial condition and results of operations.

We rely on third-party service providers such as (i) third-party providers to validate the identity and identify the location of our customers, (ii) third-party payment processors to process deposits and withdrawals made by our customers into our platforms, (iii) third-party marketing and customer communications systems providers, (iv) third-party casino content, product and technology providers, (v) third-party sportsbook technology providers, (vi) third-party sports data providers for real-time and accurate data for sporting events, and (vii) third-party outsourced services providers, among others. If our third-party providers do not perform adequately or terminate their relationships with us, our costs may increase and our business, financial condition and results of operations could be adversely affected.

There is no guarantee that the third-party geolocation and identity verification systems that we rely on will perform adequately or will be effective. We rely on our geolocation and identity verification systems to ensure that we are in compliance with certain laws and regulations, and any service disruption to those systems would prohibit us from operating our platform, and would adversely affect our business. Additionally, incorrect or misleading geolocation and identity verification data with respect to our current or potential customers received from third-party service providers may result in us inadvertently allowing access to our offerings to individuals who should not be permitted to access them, or otherwise inadvertently deny access to individuals who should be able to access our offerings, in each case based on inaccurate identity or geographic location determination. Our third-party geolocation service providers rely on their ability to obtain information necessary to determine geolocation from mobile devices, operating systems, and other sources. Changes, disruptions or temporary or permanent failure to access such sources by our third-party service providers may result in their inability to accurately determine the location of our customers. Moreover, our inability to maintain our existing contracts with third-party service providers, or to replace them with equivalent third parties, may result in our inability to access geolocation and identity verification data necessary for our day-to-day operations. If any of these risks materializes, we may be subject to disciplinary action, fines, lawsuits, and our business, financial condition, results of operations and prospects could be adversely affected.

We also rely on a limited number of third-party payment processors to process deposits and withdrawals made by our customers into our platform. If any of our third-party payment processors terminates its relationship with us or refuses to renew its agreement with us on commercially reasonable terms, we would need to find an alternate payment processor, and may not be able to secure similar terms or replace such payment processor in an acceptable time frame. Further, the software and services provided by our third-party payment processors may not meet our expectations, contain errors or vulnerabilities, be compromised or experience outages. Any of these risks could cause us to lose our ability to accept online payments or other payment transactions or make timely payments to customers on our platform, any of which could make our platform less trustworthy and convenient and adversely affect our ability to attract and retain our customers.

All of our payments are made by credit card, debit card or through other third-party payment services, which subjects us to certain regulations and to the risk of fraud. We may in the future offer new payment options to customers that may be subject to additional regulations and risks and/or may incur higher transaction charges. We are also subject to a number of other laws and regulations relating to the payments we accept from our customers, including with respect to money laundering, money transfers, privacy and information security. Although we have implemented processes and have dedicated teams to ensure compliance with applicable rules and regulations, there have in the past, and there may be in the future, incidences where certain relevant information relating to “know your customer” (“KYC”) and/or anti-money laundering (“AML”) is not detected or established. If we fail to comply with applicable rules and regulations, we may be subject to civil or criminal penalties, fines and/or higher transaction fees and may lose our ability to accept online payments or other payment card transactions, which could make our offerings less convenient and attractive to our customers. If any of these events were to occur, our business, financial condition, results of operations and prospects could be adversely affected.

For example, if we are deemed to be a money transmitter as defined by applicable regulation, we could be subject to certain laws, rules and regulations enforced by multiple authorities and governing bodies in the United States and numerous state and local agencies who may define money transmitter differently. For example, certain U.S. states may have a more expansive view of who qualifies as a money transmitter. Additionally, we could be subject to additional laws, rules and regulations related to the provision of payments and financial services, and if we expand into new jurisdictions, the various regulations and regulators governing our business that we are subject to will expand as well. In addition to fines, penalties for failing to comply with applicable rules and regulations could include criminal and civil proceedings, forfeiture of significant assets or other enforcement actions. We could also be required to make changes to our business practices or compliance programs as a result of regulatory scrutiny.

Additionally, our payment processors require us to comply with payment card network operating rules, which are set and interpreted by the payment card networks. The payment card networks could adopt new operating rules or interpret or reinterpret existing rules in ways that might prohibit us from providing certain offerings to some customers, be costly to implement or difficult to follow. We have agreed to reimburse our payment processors for fines they are assessed by payment card networks if we or the customers on our platform violate these rules. Any of the foregoing risks could adversely affect our regulatory licensure, business, financial condition, results of operations and prospects.

Additionally, outages in our connectivity with our payment processors or their connectivity with downstream processors and networks might inhibit our ability to successfully process deposits and withdrawals on behalf of our customers. Errors in any of these systems may cause transactions to be processed multiple times or not at all, which may in turn result in customers being overcharged, overpaid or not paying us. Overcharging customers might result in representations, returns or chargebacks which might in turn jeopardize our relationships with our payment processors and potentially lead to fines and additional transaction costs or even the termination of our relationships with our payment processors. If we do not detect these errors timeously then we might over-credit to or under-deduct from our customers’ sports betting or casino accounts which might in turn result in customers being inadvertently given risk-free opportunities to gamble and thereby potentially win even larger amounts. We cannot guarantee that we will detect such outages or errors timeously nor that we will be able to recover any resulting losses from customers or third-party providers. Any attempts by us to recover such losses from our customers may cause our customers to have a negative experience and our brand or reputation may be negatively affected and our customers may be less inclined to continue or resume utilizing our products or recommend our platform to other potential customers. As such, any such outages or errors could harm our reputation, business, financial condition, results of operations, cash flows and prospects.

Furthermore, if any of our payment processors terminates its relationship with us or refuses to renew its agreement with us on commercially reasonable terms, we might need to find an alternate provider. Given the sometimes unique benefits and features of different payment options, exact replacement might not be possible and we may not be able to secure similar terms or benefits or features or replace such payment processors in an acceptable time frame. Any of these risks could increase our costs and adversely affect our business, financial condition, results of operations or prospects. Further, any negative publicity related to any of our payment processors, including any publicity related to regulatory concerns, could adversely affect our reputation and brand, and could potentially lead to increased regulatory or litigation exposure.

We rely on third-party service providers for components of our marketing and customer communications processes and systems. Failures or outages in these systems may inhibit our ability to acquire new customers or retain existing customers. The nature of these processes means that certain customer personal information may be transmitted through these systems. If these systems are compromised in any way then customer personal data might be compromised and in turn our customers’ perception of our reliability and security might be impacted. Any of the foregoing risks could adversely affect our business, financial condition, results of operations and prospects.

Furthermore, if any of our marketing and customer communications providers terminates its relationship with us or refuses to renew its agreement with us on commercially reasonable terms, we might need to find an alternate provider. Given the sometimes unique benefits and features of different marketing and customer communications systems, exact replacement might not be possible and we may not be able to secure similar terms or benefits or features or replace such systems in an acceptable time frame. Any of these risks could increase our costs and adversely affect our business, financial condition, results of operations or prospects. Further, any negative publicity related to any of our marketing and customer communications providers, including any publicity related to regulatory concerns, could adversely affect our reputation and brand, and could potentially lead to increased regulatory or litigation exposure.

We rely on third-party providers for nearly all of our casino games. These third parties are responsible for the design, development and maintenance of these games. In the past there have been outages during which time one or more games have been unavailable. There have also been incidents where errors in the design or development or maintenance of these games has result in erroneous payouts to customers, including instances where games have erroneously produced positive expected returns to customers and hence losses for the casino. We cannot be certain that we will always detect such outages and errors timeously nor that we will be able to recover any losses resulting from errors either from customers or third-party providers. Any outages or attempts by us to recover such losses from errors from our customers may cause our customers to have a negative experience and our brand or reputation may be negatively affected and our customers may be less inclined to continue or resume utilizing our products or recommend our platform to other potential customers. As such, any such outages and errors could harm our reputation, business and operating results.

Furthermore, if any of our casino game suppliers terminates its relationship with us or refuses to renew its agreement with us on commercially reasonable terms, we might need to find an alternate provider. Given the unique design of each casino game, exact replacement would not be possible and we may not be able to secure similar terms or product features or extent of product range or replace such providers in an acceptable time frame. Any of these risks could increase our costs and adversely affect our business, financial condition, results of operations or prospects. Further, any negative publicity related to any of our third-party casino game supplier partners, including any publicity related to regulatory concerns, could adversely affect our reputation and brand, and could potentially lead to increased regulatory or litigation exposure.

We rely on third-party providers for the majority of our sports betting product platforms. These third parties are responsible for the design, development and maintenance of these platforms. In the past there have been outages during which time wagering was either severely inhibited, delayed or unavailable. We cannot be certain that we will always detect such outages timeously nor that we will be able to recover any resulting losses from third-party providers. Any such outages may cause our customers to have a negative experience and our brand or reputation may be negatively affected and our customers may be less inclined to continue or resume utilizing our products or recommend our product to other potential customers. As such, any such outages could harm our reputation, business and operating results.

Furthermore, if any of our third-party sports betting product platform providers terminates its relationship with us or refuses to renew its agreement with us on commercially reasonable terms, we might need to find an alternate provider. Given the sometimes unique features of different sports betting platforms, exact replacement might not be possible and we may not be able to secure similar terms or features or replace such sports betting product platform providers in an acceptable time frame. Any of these risks could increase our costs and adversely affect our business, financial condition, results of operations or prospects. Further, any negative publicity related to any of our sports betting product platform providers, including any publicity related to regulatory concerns, could adversely affect our reputation and brand, and could potentially lead to increased regulatory or litigation exposure.

We also rely on third-party sportsbook technology providers with whom we have long-term relationships. We have agreements with Apricot Investments Limited (“Apricot”), one of the leading gaming software and content providers, for the exclusive provision of the Apricot sportsbook software and Player Account Management (“PAM”) system in a number of Super Group’s most significant markets. Apricot supplies a significant portion of the casino games available for play across all Super Group websites and apps. Any disruption in or termination of these relationships could harm our strategic growth.

We also rely on third-party sports data providers to obtain accurate information regarding schedules, results, performance and outcomes of sporting events. We rely on this data to display sporting events, odds and outcomes to customers and/or to determine when and how bets are settled. We have experienced, and we may continue to experience, errors in this data feed which may result in us incorrectly displaying events, odds and outcomes and/ or settling bets. If we cannot adequately resolve any such issues then our customers may have a negative experience with our offerings, our brand or reputation may be negatively affected and our customers may be less inclined to continue or resume utilizing our products or recommend our platform to other potential customers. As such, a failure or significant interruption in our service could harm our reputation, business and operating results.

Furthermore, if any of our sports data partners terminates its relationship with us or refuses to renew its agreement with us on commercially reasonable terms, we would need to find an alternate provider, and may not be able to secure similar terms or product features or replace such providers in an acceptable time frame.

Any of these risks could increase our costs and adversely affect our business, financial condition, results of operations or prospects. Further, any negative publicity related to any of our third-party sports data partners, including any publicity related to regulatory concerns, could adversely affect our reputation and brand, and could potentially lead to increased regulatory or litigation exposure.

We also rely on third-party outsourced services providers for a variety of services or components thereof, including but not limited to customer support, risk and fraud prevention, “know-your-customer” and anti-money- laundering, software development, information technology and infrastructure maintenance and support, information and data security, database management, data analysis, marketing and related services, and product and website design and development. We rely on these third-party outsourced services providers to enable some of our products and offerings and in our interactions with suppliers and customers. If any of our third-party outsourced services providers provide inadequate or substandard service then our customers may have a negative experience with our offerings, our brand or reputation may be negatively affected and our customers may stop utilizing our products and/or be less inclined to continue or resume utilizing our products or recommend our platform to other potential customers. As such, inadequate or substandard service from any of our third-party outsourced services providers could harm our reputation, business and operating results.

Furthermore, if any of our third-party outsourced services providers terminates its relationship with us or refuses to renew its agreement with us on commercially reasonable terms, we would need to find an alternate provider, and may not be able to secure similar terms or services or replace such third-party providers in an acceptable time frame. Any of these risks could increase our costs and adversely affect our business, financial condition, results of operations or prospects. Further, any negative publicity related to any of our third-party outsourced services providers, including any publicity related to regulatory concerns, could adversely affect our reputation and brand, and could potentially lead to increased regulatory or litigation exposure.

We license the Betway brand, for a fixed fee, for use by DGC USA in the United States and, for a fixed fee plus an additional fee equal to a percentage of Betway’s global brand marketing spend, to a third party for use in China and Thailand. A decline in such third-party operators’ financial performance or a termination of the brand licenses by such third parties could have an adverse effect on our business.

We license the Betway brand to DGC USA for a fixed fee in the United States and, for a fixed fee plus an additional fee equal to a percentage of Betway’s global brand marketing spend, to a third-party operator for use in China and Thailand. Our financial performance depends in part on maintaining our licenses with these third- party operators. Fees earned from third-party operators accounted for approximately 7% of our revenue in the year ended December 31, 2020. A decline in the third-party operators’ financial performance, competition from competitors or a deterioration in our relationships for other reasons could lead to termination of the brand licenses by such third-party operators, which could have an adverse effect on our business, financial condition, results of operations, cash flows and prospects.

Our business depends on a strong brand, and if we are not able to develop, maintain and enhance our brand and reputation, including as a result of negative publicity, our business and operating results may be harmed.

We believe that developing, maintaining and enhancing our brands, especially our single-brand sportsbook Betway but also our multi-brand portfolio of casinos, Spin, is critical to achieving widespread acceptance of our products and services, attracting new customers, retaining existing customers, persuading existing customers to adopt additional products and services and hiring and retaining our employees. We believe that the importance of our brand will increase as competition in our markets further intensifies. Successful promotion of our brand will depend on a number of factors, including the effectiveness of our marketing efforts, our ability to provide high-quality, reliable and cost-effective products and services, the perceived value of our products and services and our ability to provide quality customer support. Brand promotion activities require us to make substantial expenditures. To date, we have made significant investments in the promotion of our brands, including more than 70 Betway brand partnerships with sports teams and leagues worldwide. The promotion of our brands, however, may not generate customer awareness or increase revenue to the extent we anticipate, or at all, and any increase in revenue may not offset the expenses we incur in building and maintaining our brand.

We operate in a public-facing industry where negative publicity, including from our customers, whether or not justified, can spread rapidly through, among other things, social media. To the extent that we are unable to respond timeously and appropriately to negative publicity or to the extent our responses to negative publicity are not fairly published or not positively received, our reputation and brands could be harmed. Moreover, even if we are able to respond in a timely and appropriate manner, we cannot predict how negative publicity may affect our reputation and business.

We and our employees also use social media to communicate externally. There is risk that the use of social media by us or our employees to communicate about our business or for any other purpose even in a personal capacity may give rise to negative publicity or liability or result in public exposure of personal information of our employees or customers, each of which could affect our reputation, revenue, business, results of operations and financial condition.

We rely on several different marketing channels to acquire and retain customers and to promote our brands and our products. If we are not able to effectively acquire and retain customers via such channels then our business and operating results may be harmed.

The Company undertakes a variety of marketing initiatives, include traditional marketing channels (such as television, print and radio), digital marketing (such as online display advertising, search engine marketing, social media and “affiliates” marketing) and retention marketing (including via email, text messages and social media). Traditional marketing channels are by their nature difficult to measure. Digital marketing is typically more measurable but somewhat more complex to undertake. Retention marketing is subject to customer consent which is not always granted or may be revoked. Our ability to execute on our marketing plans is subject to regulatory constraints in each market and it is not unusual for marketing-related regulations to change from time to time. If our ability to monitor and measure performance of any of these channels is compromised or if our ability to execute our plans in any of these channels is in any way inhibited then our ability to acquire and retain customers may be hampered and our business, financial condition, results of operations, cash flows and prospects may suffer.

In some regions and for some brands or products we may rely extensively on independent third-party marketers, known as “affiliates” marketers. “Affiliates” is an industry term that describes independent third- parties which assist the Company to acquire new customers and which are generally paid on a revenue-share or cost-per-acquisition basis. Despite the word “affiliate”, these are independent parties that are not otherwise affiliated with the Company in the ordinary sense of the word. Notwithstanding that in some jurisdictions for license purposes we are deemed to control these “affiliates” marketers, their actions in the marketing of our brands are not directly within our control and hence actions, errors, omissions or intentional malfeasance on their part may cause damage to our brands, our business, our prospects and our financial results before we are able to detect such actions, errors, omissions or intentional malfeasance and/or do anything to mitigate the effects thereof. In particular, we can be held accountable by regulatory authorities for actions by such third parties in contravention of our license in a given jurisdiction, which in turn may lead to fines, license suspension, loss of license or other censure, which may in turn harm our business, our prospects and/or our financial performance. Our agreements with such marketers are sometimes such that we are obliged to pay them an ongoing share of revenues derived from customers that they introduce to us, or sometimes such that we are required to pay them a “cost per acquisition” capitation fee for each customer introduced, or sometimes a combination of both. Such third-party “affiliates” are under no obligation to continue introducing customers to us, but we may be obliged to continue to pay them future revenue shares where applicable nonetheless.

In some regions and for some brands we may make use of search engine marketing (SEM, which is the purchase of advertising against keywords on search engines) and search engine optimization (SEO, which is the adaptation of our websites and employment of other techniques in order to achieve more favorable rankings when customers search for gambling-related keywords on search engines). Search engines such as Google regularly change their internal proprietary and confidential algorithms by which SEM and SEO operate and typically do so in ways that are not predictable as to timing or effect. If we fail to adapt our marketing methods to these changes or if our competitors do so better than we do then our business, financial condition, results of operations, cash flows and prospects may suffer.

Several of our marketing channels rely on being able to successfully track customers across different websites and apps and/or to augment our own data with additional marketing data for purposes of measuring and monitoring the effectiveness of our marketing campaigns and/or effectively adapting or executing on our marketing campaigns. The ability to do this is under threat of restrictive legislation in some jurisdictions and technology platform providers such as Google and Apple have taken steps to restrict such tracking and augmentation and we expect that further restrictions may be added in future. Such restrictions may hamper our ability to acquire or retain customers and thereby cause our business, financial condition, results of operations, cash flows and prospects to suffer.

Our growth depends in part, on the success of our strategic relationships with third parties. Overreliance on certain third parties, or our inability to extend existing relationships or agree to new relationships may cause unanticipated costs for us and impact our financial performance in the future.

We rely on relationships with sports teams and leagues worldwide, advertisers, casinos and other third parties in order to attract and retain customers to our offerings. These relationships along with providers of online services, search engines, social media, directories and other websites and ecommerce businesses direct consumers to our offerings. In addition, many of the parties with whom we have advertising arrangements provide advertising services to other companies, including other online betting and online casino gaming products with whom we compete. While we believe that there are other third parties that could drive customers to our offerings, adding or transitioning to them may disrupt our business and increase our costs. In the event that any of our existing relationships or our future relationships fail to provide services to us in accordance with the terms of our arrangement, or at all, and we are not able to find suitable alternatives, this could impact our ability to attract and retain customers cost effectively and harm our business, financial condition, results of operations and prospects.

Our growth prospects may suffer if we are unable to develop successful offerings or if we fail to pursue additional offerings. In addition, if we fail to make the right investment decisions in our offerings and technology, we may not attract and retain customers and partners, and our revenue and results of operations may decline.

The industries in which we operate are subject to rapid and frequent changes in standards, technologies, products and service offerings, as well as in customer demands and expectations and regulations. We must continuously make decisions regarding in which offerings and technology we should invest to meet customer demand in compliance with evolving industry standards and regulatory requirements and must continually introduce and successfully market new and innovative technologies, offerings and enhancements to remain competitive and effectively stimulate customer demand, acceptance and engagement. Our ability to engage, retain, and increase our customer base and to increase our revenue will depend on our ability to successfully create new offerings, both independently and together with third parties. We may introduce significant changes to our existing technology and offerings or develop and introduce new and unproven products and services, with which we have little or no prior development or operating experience. The process of developing new offerings and systems is inherently complex and uncertain, and new offerings may not be well received by customers, even if well-reviewed and of high quality. If we are unable to develop technology and products that address customers’ needs or enhance and improve our existing technology and offerings in a timely manner, this could have a material adverse effect on our business, financial condition, results of operations and prospects.

Although we intend to continue investing in our research and development efforts, if new or enhanced offerings fail to engage our customers, we may fail to attract or retain customers or to generate sufficient revenue, operating margin, or other value to justify our investments, any of which may seriously harm our business. In addition, management may not properly ascertain or assess the risks of new initiatives, and subsequent events may alter the risks that were evaluated at the time that we decided to execute any new initiative. Creating additional offerings can also divert our management’s attention from other business issues and opportunities. Even if our new offerings attain market acceptance, those new offerings could exploit the market share of our existing product offerings or share of our customers’ wallets in a manner that could negatively impact our business. Furthermore, such expansion of our business increases the complexity of our business and places an additional burden on our management, operations, technical systems and financial resources and we may not recover the often-substantial up-front costs of developing and marketing new offerings, or recover the opportunity cost of diverting management and financial resources away from other offerings. In the event of continued growth of our operations, products or in the number of third-party relationships, we may not have adequate resources, operationally, technologically or otherwise to support such growth and the quality of our technology, offerings or our relationships with third parties could suffer. In addition, failure to effectively identify, pursue and execute new business initiatives, or to efficiently adapt our processes and infrastructure to meet the needs of our innovations, may adversely affect our business, financial condition, results of operations and prospects.

Additionally, we may make bad or unprofitable decisions regarding these investments. If new or existing competitors offer more attractive offerings, we may lose customers or customers may decrease their spending on our offerings. New customer demands, superior competitive offerings, new industry standards or changes in the regulatory environment could render our existing offerings unattractive, unmarketable or obsolete and require us to make substantial unanticipated changes to our technology or business model. Our failure to adapt to a rapidly changing market or evolving customer demands could harm our business, financial condition, results of operations and prospects.

Negative events or negative media coverage relating to, or a declining popularity of, online sports betting, online casino gaming or the underlying sports or athletes on which sports betting is derived, or other negative coverage may adversely impact our ability to retain or attract customers, which could have an adverse impact on our business.

Public opinion can significantly influence our business. Unfavorable publicity regarding, for example, us, our product changes, product quality, litigation, or regulatory activity, or regarding the actions of third parties with whom we have relationships or the underlying sports (including declining popularity of the sports or athletes) could harm our reputation. In addition, a negative shift in the perception of sports betting and online casino gaming by the public or by politicians, lobbyists or others could affect future legislation of sports betting and online casino gaming, which could cause jurisdictions to impose new restrictions on or prohibit sports betting or online casino gaming in jurisdictions in which we currently operate. Furthermore, illegal betting activity by athletes could result in negative publicity for our industry and could harm our brand reputation. Negative public perception could also cause jurisdictions to abandon current plans or proposals to legalize sports betting and online casino gaming, thereby limiting our future growth potential. Such negative publicity could also adversely affect the size, demographics, engagement, and loyalty of our customer base and result in decreased revenue or slower customer growth rates, which could harm our business.

Fraud, corruption or negligence related to sports events, of any sort, whether by or involving our employees or not, may adversely affect our business, financial condition and results of operations and negatively impact our reputation.

Our reputation and the strength of our brand are key competitive strengths. To the extent that the sports and sports betting industry as a whole or the Company, relative to its competitors, suffers a loss in credibility, our business will be significantly impacted. Factors that could potentially have an impact in this regard include fraud, corruption or negligence related to sports events, including as a result of actual or attempted or alleged match fixing, whether this involves our employees or not. Damage to reputation and credibility could have a material adverse impact on our regulatory licensure, business, financial condition and results of operations.

If we fail to detect fraud or theft related to our offerings, including by our customers and employees, we will suffer financial losses and our reputation may suffer which could harm our brand and reputation and negatively impact our business, financial condition and results of operations and can subject us to investigations and litigation, which could ultimately lead to regulatory penalties, including potential loss of licensure.

We have in the past incurred, and may in the future incur, losses from various types of financial fraud, including use of stolen or fraudulent credit card data, claims of unauthorized payments by customers and attempted payments by customers with insufficient funds. Bad actors use increasingly sophisticated methods to engage in illegal activities involving personal information, such as unauthorized use of another person’s identity, account information or payment information and unauthorized acquisition or use of credit or debit card details, bank account information and mobile phone numbers and accounts. Under current credit card practices, we may be liable for use of funds on our platform with fraudulent credit card data, even if the associated financial institution approved the credit card transaction, and may be subject to fines or other sanctions including the termination of our payment processing relationships. If we are unable to detect or are delayed in detecting the actions of successful perpetrators of fraud then such customers may be able to effectively gamble risk-free, and may be able to withdraw and be paid any resulting winnings before we have been able to detect the fraud. In such cases we are unlikely to be able to recover the proceeds.

Acts of fraud may involve various tactics, including collusion. Successful exploitation of our systems could have negative effects on our product offerings, services and customer experience and could harm our reputation. Failure to discover such acts or schemes in a timely manner could result in harm to our operations. In addition, negative publicity related to such schemes could have an adverse effect on our reputation, potentially causing a material adverse effect on our business, financial condition, results of operations and prospects. In the event of the occurrence of any such issues with our existing platform or product offerings, substantial engineering and marketing resources and management attention may be diverted from other projects to correct these issues, which may delay other projects and the achievement of our strategic objectives.

In addition, any misappropriation of, or access to, customers’ or other proprietary information or other breach of our information security could result in legal claims or legal proceedings, including regulatory investigations and actions, or liability for failure to comply with privacy and information security laws, including for failure to protect personal information or for misusing personal information, which could disrupt our operations, force us to modify our business practices, damage our reputation and expose us to claims from our customers, regulators, employees and other persons, any of which could have an adverse effect on our business, financial condition, results of operations and prospects.

Other potential sources of financial loss to our business may include attempts in contravention of our terms and conditions to exploit incentives or bonuses or comps in conjunction with certain casino game design features or arbitrage sports bets in order to obtain positive expectation for the customer as well as attempts by individual customers to register multiple accounts in order to claim or receive incentives or bonuses or comps multiple times or to disguise collusive betting patterns in order to evade betting limits or to exploit profitable arbitrage betting opportunities. Similar activities might be undertaken by syndicates acting in concert.

Despite measures that we have taken to detect and reduce the occurrence of fraudulent or other malicious activity on our platform, we cannot guarantee that any of our measures will be effective or will scale efficiently with our business. Our failure to adequately detect or prevent fraudulent transactions could result in substantial financial losses and harm our reputation or brand, result in litigation or regulatory action and lead to expenses that could adversely affect our business, financial condition, results of operations and prospects. Even if we are successful in preventing or mitigating the effects of fraudulent transactions, doing so successfully may in some circumstances require placing severe restrictions on honest customers, which will in turn hamper the enjoyment of our customers and in turn the prospects and revenues of our business.

We rely on strategic relationships with land-based casinos, sports teams, event planners, local licensing partners and advertisers in order to be able to offer and market our products in certain jurisdictions. If we cannot maintain these relationships and establish additional relationships, our business, financial condition and results of operations could be adversely affected.

In certain jurisdictions in which we operate, such as Belgium, it is necessary to obtain a land-based license in order to offer our online products. In addition, under some U.S. states’ gaming laws, online betting is limited to a finite number of retail operators, such as casinos, tribes or tracks, who own a “skin” or “skins” under that state’s law. A “skin” is a legally-authorized license from a state to offer online betting services provided by a casino. The “skin” provides a market access opportunity for mobile operators to operate in the jurisdiction pending licensure and other required approvals by the state’s regulator. The entities that control those “skins”, and the numbers of “skins” available, are typically determined by a state’s gaming laws. Super Group has entered into a definitive agreement to acquire Digital Gaming Corporation Limited (“DGC”), which is the parent of Digital Gaming Corporation USA (“DGC USA”), which holds the exclusive license to use the Betway brand in the United States. On April 7, 2021, SGHC entered into a definitive agreement to acquire DGC, subject to certain regulatory approvals and customary closing conditions. DGC USA has secured market access in an initial 12 regulated or expected-to-be regulated states in the U.S. In most of the jurisdictions in which DGC USA offers sports betting and online casino gaming, it currently relies on a casino, tribe or track in order to get a “skin.” These “skins” are what allows DGC USA to gain access to jurisdictions where online operators are required to have a retail relationship. If we cannot establish, renew or manage our land-based international or U.S. relationships, they could terminate and we would not be allowed to operate in those jurisdictions until we enter into new relationships, which might not be possible if no other potential operators are available or wiling to partner with us, or could be at significantly higher cost. As a result, our business, financial condition and results of operations could be adversely affected.

Some of our and DGC USA’s market access agreements provide for minimum guaranteed payments to the third party. If we are unable to generate sufficient revenue to offset the minimum guaranteed payments, this could have a material adverse effect on our business, results of operations, cash flows and financial condition. Certain of our and DGC USA’s market access agreements grant the market access partner rights to audit the financial calculations of payments under these agreements. Disputes with market access partners over terms could result in the payment of additional amounts or penalties by us or DGC USA, cancellation or non-renewal of the underlying agreement or litigation.

Participation in the sports betting industry exposes us to trading, liability management and pricing risks. We may experience lower than expected profitability and potentially significant losses as a result of a failure to determine accurately the odds in relation to any particular event and/or any failure of our sports risk management processes.

Our fixed-odds betting products involve betting where winnings are paid on the basis of the stake placed and the odds quoted. Odds are determined with the objective of providing an average return to the bookmaker over a large number of events and therefore, over the long term, our gross win percentage has remained reasonably in line with expectations. However, there can be significant variation in gross win percentage event-by-event and day-by-day. We have systems and controls that seek to reduce the risk of daily losses occurring on a gross-win basis, but there can be no assurance that these will be effective in reducing our exposure, and consequently our exposure to this risk in the future. This is particularly true in respect of parlay or accumulator wagers, where multiple individual wagers are combined into one to create the possibility of significant aggregate payouts. As a result, in the short term, there is less certainty of generating a positive gross win percentage, and we may experience (and we have from time to time experienced) significant losses with respect to individual events or betting outcomes, in particular if large individual bets are placed on an event or betting outcome or series of events or betting outcomes or if a number of parlay or accumulator wagers are successful. Odds compilers and risk managers are capable of human error, thus even allowing for the fact that a number of betting products are subject to capped pay-outs, significant volatility can occur. In some markets we rely on third-party odds compilers and risk managers and hence do not always have real-time oversight of their activities. In certain instances it is possible for customers to engage in positive expectation arbitrage betting which we might not always be able to detect. It is also possible for customers to exploit incentives or bonuses or comps for positive expectation for the customer and we might not always be able to detect or otherwise to prevent this even when we do detect it. In addition, it is possible that there may be such a high volume of trading during any particular period that even automated systems would be unable to address and eradicate all risks. Any significant losses on a gross-win basis could have an adverse effect on our business, financial condition and results of operations. In addition, if a jurisdiction where we hold or wish to apply for a license imposes a high turnover tax for betting (as opposed to a gross-win tax), this too would impact profitability, particularly with high value/low margin bets, and likewise have a material adverse effect on our business.

We may have difficulty accessing the services of banks, credit card issuers and payment processing services providers due to the nature of our business, which may make it difficult to sell our products and offerings.

Although financial institutions and payment processors are permitted to provide services to us and others in our industry, banks, credit card issuers and payment processing service providers may be hesitant to offer banking and payment processing services to real money gaming and online sports betting businesses. Consequently, businesses involved in our industry, including our own, may encounter difficulties in establishing and maintaining banking and payment processing relationships with a full scope of services and generating market rate interest. Similarly, our customers’ banks and/or credit card providers might decline to allow our customers to effect transactions with online gaming or sports betting businesses or might block such attempted transactions. If we are unable to maintain our bank accounts or our customers are unable to use their credit cards, bank accounts or e-wallets to make deposits and withdrawals from our platforms, it would be difficult for us to operate our business and increase our operating costs, and would pose additional operational, logistical and security challenges which could result in an inability to implement our business plan and harm our business, financial condition, results of operations and prospects.

The requirements of being a public company, including compliance with the requirements of the Sarbanes-Oxley Act and maintaining effective internal controls over financial reporting, may strain our resources and divert management’s attention, and the increases in legal, accounting and compliance expenses associated with being a public company may be greater than we anticipate.

As a result of the Business Combination we became a public company, and as such, we will incur significant legal, accounting and other expenses that we did not incur as a private company. We will be subject to the reporting requirements of the Exchange Act, and will be required to comply with the applicable requirements of the Sarbanes-Oxley Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act, as well as the rules and regulations subsequently implemented by the SEC and the listing standards of the NYSE, including changes in corporate governance practices and the establishment and maintenance of effective disclosure and financial controls. Compliance with these rules and regulations can be burdensome. Our management and other personnel will need to devote a substantial amount of time to these compliance initiatives. Moreover, these rules and regulations will increase our historical legal and financial compliance costs and will make some activities more time-consuming and costly. For example, we expect that these rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance than we obtained as a private company, and could also make it more difficult for us to attract and retain qualified members of our Board. In particular, we expect to incur significant expenses and devote substantial management effort toward ensuring compliance with the requirements of Section 404 of the Sarbanes-Oxley Act, which will increase beginning with the filing of our annual report on Form 20-F for the fiscal year ending December 31, 2022. We may need to hire additional accounting and financial staff, and engage outside consultants, all with appropriate public company experience and technical accounting knowledge and maintain an internal audit function, which will increase our operating expenses. Moreover, we could incur additional compensation costs in the event that we decide to pay cash compensation to our directors, officers and employees closer to that of other public companies, which would increase our general and administrative expenses and could adversely affect our profitability. Furthermore, if we are unable to satisfy our obligations as a public company, we could be subject to the delisting of our common stock and warrants, fines, sanctions and other regulatory action and potentially civil litigation. We are evaluating these rules and regulations, and cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

As a private company, we were not required to document and test internal controls over financial reporting nor was our management required to certify the effectiveness of internal controls or have our auditors opine on the effectiveness of our internal control over financial reporting. As a result, we have not instituted a system of internal controls that covers the consolidated group of the Company and its subsidiaries. Failure to maintain adequate financial, information technology and management processes and controls could result in material weaknesses which could lead to errors in our financial reporting, which could adversely affect our business as a public company.

We have historically not been required to document and test our internal controls over financial reporting, our management have not been required to certify the effectiveness of our internal controls and our auditors have not been required to opine on the effectiveness of our internal control over financial reporting. However, as a public company in the United States, we are required to document and test our internal controls over financial reporting and, beginning with the filing of our annual report on Form 20-F for the fiscal year ending December 31, 2022, our management will be required to certify the effectiveness of our internal controls and we expect to become subject to the SEC’s auditor attestation requirements. We may not be able to complete our evaluation, testing and any required remediation in a timely fashion. In addition, our current controls and any new controls that we develop may become inadequate because of poor design and changes in our business, including increased complexity resulting from any international expansion. Any failure to implement and maintain effective internal controls over financial reporting could adversely affect the results of assessments by our independent registered public accounting firm and their attestation reports.

If we are unable to certify the effectiveness of our internal controls, or if our internal controls have a material weakness, we may not detect errors timeously, our consolidated financial statements could be misstated, and we could be subject to regulatory scrutiny and a loss of confidence by stakeholders, which could harm our business and adversely affect the market price of our shares.

We identified material weaknesses in connection with our internal control over financial reporting. Although we are taking steps to remediate these material weaknesses, there is no assurance we will be successful in doing so in a timely manner, or at all, and we may identify other material weaknesses.

In connection with the audits of our consolidated financial statements for fiscal year 2020 and fiscal year 2019, and our interim condensed consolidated financial statements, our management and independent registered public accounting firm identified material weaknesses in our internal control over financial reporting. The material weaknesses related to (i) a lack of consistent application of IFRS reporting requirements across the enlarged business and (ii) the fact that policies and procedures with respect to the review, supervision and monitoring of our accounting and reporting functions were either not operating effectively and consistently for the full period across the entire business or were not designed appropriately and in place. As a result, a number of adjustments to our consolidated financial statements were identified and made during the course of the audit process including adjustments related to indirect taxes, amortisation of intangible assets, capitalisation of development costs and classification of processor receivables.

We are currently not required to comply with Section 404 of the Sarbanes-Oxley Act, and are therefore not required to make an assessment of the effectiveness of our internal control over financial reporting. However, as a public company, we will be required to maintain internal control over financial reporting and to report any material weaknesses in such internal control. In addition, we will be required to furnish a report by our management on the effectiveness of our internal control over financial reporting, pursuant to Section 404 of the Sarbanes-Oxley Act, at the time we file our second annual report on Form 20-F with the SEC, which will be for the year ending December 31, 2022. Further, our independent registered public accounting firm is not required and has not been engaged to express, nor have they expressed, an opinion on the effectiveness of our internal control over financial reporting. Had we and our independent registered public accounting firm performed an evaluation of our internal control over financial reporting in accordance with the provisions of the Sarbanes-Oxley Act, additional control deficiencies may have been identified by our management or independent registered public accounting firm, and such control deficiencies could have also represented one or more material weaknesses in addition to those previously identified. We are currently in the process of remediating these material weaknesses and we are taking steps that we believe will address their underlying causes. We are in the process of revising our procedures and review, supervision and monitoring functions in respect of the capitalisation of development costs. We have enlisted the help of external advisors to provide assistance in the area of IFRS accounting in the short term, and are evaluating the longer-term resource needs of our finance function. These remediation measures may be time-consuming and costly, and might place significant demands on our financial, accounting and operational resources. In addition, there is no assurance that we will be successful in hiring any necessary personnel in a timely manner, or at all.

Assessing our procedures to improve our internal control over financial reporting is an ongoing process. We can provide no assurance that our remediation efforts described herein will be successful and that we will not have material weaknesses in the future. Any material weaknesses we identify could result in an adverse reaction in the financial markets due to a loss of confidence in the reliability of our consolidated financial statements.

If our existing material weaknesses persist or we experience additional material weaknesses in the future or otherwise fail to maintain an effective system of internal controls in the future, we may not be able to accurately report our financial condition or results of operations, which may adversely affect investor confidence in us and, as a result, the value of our ordinary shares and our overall business.

The Sarbanes-Oxley Act requires, among other things, that we assess the effectiveness of our internal control over financial reporting annually and the effectiveness of our disclosure controls and procedures annually. In particular, Section 404(a) of the Sarbanes-Oxley Act, or Section 404(a), will require us to perform system and process evaluation and testing of our internal control over financial reporting to allow management to report on the effectiveness of our internal control over financial reporting. Section 404(b) of the Sarbanes-Oxley Act, or Section 404(b), also requires our independent registered public accounting firm to attest to the effectiveness of our internal control over financial reporting. To date, we have been exempt from the requirement that our independent registered public accounting firm attest to the effectiveness of our internal control over financial reporting under Section 404(b). However, we expect that we will no longer be exempt from this requirement beginning with the filing of our annual report on Form 20-F for the fiscal year ending December 31, 2022. When our independent registered public accounting firm is required to undertake an assessment of our internal control over financial reporting, the cost of our compliance with Section 404(b) will correspondingly increase. Our compliance with applicable provisions of Section 404 will require that we incur substantial accounting expense and expend significant management time on compliance-related issues as we implement additional corporate governance practices and comply with reporting requirements.

Furthermore, investor perceptions of our company may suffer if additional deficiencies are found in our internal control over financial reporting, and this could cause a decline in the market price of our shares and accordingly our overall business. Regardless of compliance with Section 404, our failure to remediate the material weaknesses which have been identified or any additional failure of our internal control over financial reporting could have a material adverse effect on our stated operating results and harm our reputation. If we are unable to implement these requirements effectively or efficiently, it could harm our business, financial condition, liquidity, results of operation, cash flows or prospects and could result in an adverse opinion on our internal controls from our independent registered public accounting firm.

Our business includes significant international operations, and we are likely to be exposed to foreign currency transaction and translation risks. As a result, changes in the valuation of any major currency with which we conduct business in relation to other currencies could have positive or negative effects on our profitability and financial position.

Our global operations are likely to expose us to foreign currency transaction and translation risks. Currency transaction risk occurs in conjunction with purchases and sales of products and services that are made in currencies other than the local currency of the subsidiary involved, for example if the parent company pays, or transfers British pound sterling to a subsidiary in order to fund its expenses in local currencies. Currency translation risks occurs when the income statement and balance sheet of a foreign subsidiary is converted into currencies other than the local currency of the company involved, for example when the results of these subsidiaries are consolidated in the results of a parent company with a different reporting currency.

Due to our international operations, a significant portion of our business is denominated in foreign currencies. As a result, fluctuations in foreign currency and exchange rates may have an impact on our business, results of operations and financial position. Foreign currency exchange rates have fluctuated and may continue to fluctuate. Significant foreign currency exchange rate fluctuations may negatively impact our international revenue, which in turn affects our consolidated revenue. Currencies may be affected by internal factors, general economic conditions and external developments in other countries, all of which can have an adverse impact on a country’s currency. Currently, we are not party to any hedging transactions intended to reduce our exposure to exchange rate fluctuations. We may seek to enter into hedging transaction in the future, but we may be unable to enter into these transactions successfully, on acceptable terms or at all. We cannot predict whether we will incur foreign exchange losses in the future. Further, significant foreign exchange fluctuations resulting in a decline in the respective local currency may decrease the value of our foreign assets, as well as decrease our revenues and earnings from our foreign subsidiaries, which would reduce our profitability and adversely affect our financial position.

Our business and results of operations may be adversely affected by political, economic and social instability risks, currency restrictions and devaluation, and various local laws associated with doing business in countries in emerging economies, including in South America, Africa and Asia.

We derive a portion of our revenue from our transactions in countries categorized as emerging economies, including countries in South America, Africa and Asia, and we expect to continue to grow our operations in these regions. As such, our business is subject to the various political, social, economic, fiscal and monetary policies and factors that affect companies operating in emerging economies, which could have a significant effect on our business, financial condition, results of operations and prospects. While certain emerging economies feature developed and sophisticated business sectors and financial and legal infrastructure at the core of their economy, they are also affected by socio-economic challenges such as high levels of unemployment, poverty and crime and large parts of the population, particularly in rural areas, do not have access to adequate education, health care, housing and other services, including water and electricity. Government policies aimed at alleviating and redressing the disadvantages suffered under previous governments of countries in the region may increase the costs and reduce the profitability of our business.

Our business model relies on an increase in internet penetration and digital literacy in emerging economies. Even though the main urban centers of many countries considered to be emerging economies typically offer reliable wired internet service, a substantial portion of the population are inhabitants of rural areas, which largely depend on mobile networks. Internet penetration in the markets in which we operate or may operate in the future may not reach the levels seen in more developed countries or other emerging markets for reasons that are beyond our control, including the lack of necessary network infrastructure or delayed implementation of performance improvements or security measures. The internet infrastructure in the markets in which we operate or may operate in the future may not be able to support continued growth in the number of customers, their frequency of use or their bandwidth requirements. Delays in telecommunication and infrastructure development or other technology shortfalls may also impede improvements in internet reliability. If telecommunications services are not sufficiently available to support the growth of the internet, response times could be slower, which would reduce internet usage and harm our platform. Internet penetration in our target markets amongst emerging economies may even stagnate or decline. In addition, digital illiteracy among many customers in emerging economies presents obstacles to e-commerce growth. If internet penetration and digital literacy do not increase in our current and future markets of operation in emerging economies, it could have a material adverse effect on our business, financial condition, results of operations and prospects in emerging economies.

It is difficult to predict the future political, social and economic direction of emerging economies in which we operate or the manner in which any future governments of such countries will attempt to address regional inequalities. It is also difficult to predict the impact that addressing these inequalities will have on our business. Furthermore, there has been regional, political and economic instability in emerging economies generally, which could materially and adversely affect our business, results of operations and financial condition. While we believe that economic conditions in emerging economies will improve, poverty in emerging economies will decline and the purchasing power of customers in emerging economies will increase in the long term, there can be no assurance that these expected developments will materialize. The development of emerging economies, markets and levels of customer spending are influenced by many factors beyond our control, including customer perception of current and future economic conditions, acts of warfare and civil clashes, political uncertainty, employment levels, social and labor unrest due to economic and political factors, arbitrary interference with private ownership of rights in respect of land, inflation or deflation, real disposable income, poverty rates, wealth distribution, interest rates, taxation, currency exchange rates and weather conditions. An economic downturn, whether actual or perceived, currency volatility, a decrease in economic growth rates or an otherwise uncertain economic outlook in emerging economies could have a material adverse effect on our business, financial condition, results of operations and prospects in the region.

Additionally, governments of the emerging economies in which we operate may impose or tighten foreign currency exchange control restrictions, taxes or limitations with regard to repatriation of earnings and investments from these countries. If exchange control restrictions, taxes or limitations are imposed or tightened, our ability to receive dividends or other payments from affected jurisdictions could be reduced, which could have an adverse effect on our business, financial condition and results of operations. In addition, corporate, contract, property, insolvency, competition, securities and other laws and regulations in many of the emerging economies in which we operate have been, and continue to be, substantially revised. Therefore, the interpretation and procedural safeguards of the new legal and regulatory systems are in the process of being developed and defined, and existing laws and regulations may be applied inconsistently. Also, in some circumstances, it may not be possible to obtain the legal remedies provided for under these laws and regulations in a reasonably timely manner, if at all. Any of the foregoing factors could have a material adverse effect on our business, financial condition, results of operations and prospects in the region.

Asian geopolitical and other risks are of significant importance to our business owing to the revenue that we receive from a third party in respect of licensing the use of our Betway brand to that party. A decline in such third-party operator’s financial performance, for any reason could have an adverse effect on our business. See “— Risks Related to Super Group’s Business — We license the Betway brand, for a fixed fee, for use by DGC USA in the United States and, for a fixed fee plus an additional fee equal to a percentage of Betway’s global brand marketing spend, to a third party for use in China and Thailand. A decline in such third- party operators’ financial performance or a termination of the brand licenses by such third parties could have an adverse effect on our business.”

Our business is dependent on certain large markets, the loss of which or slower growth in which could adversely affect our business, financial condition and results of operations.

Our business derives a large percentage of its revenues from a small number of markets. For example, 48% of our revenue for the year ended December 31, 2020, was derived from the Americas, of which a majority was derived from Canada. There can be no assurance that we would be able to recover or replace a significant reduction in revenue or growth thereof derived from one or more of these markets if that were to happen for any reason, which could adversely affect our business, financial condition and results of operations.

Economic downturns, reductions in discretionary consumer spending and political and market conditions beyond our control could adversely affect our business, financial condition and results of operations.

Our business is particularly sensitive to reductions from time to time in discretionary consumer spending. Demand for entertainment and leisure activities, including gaming, can be affected by changes in the economy and consumer tastes, both of which are difficult to predict and beyond our control. Unfavorable changes in general economic conditions, including recessions, economic slowdowns, sustained high levels of unemployment, and rising prices or the perception by consumers of weak or weakening economic conditions, may reduce our customers’ disposable income or result in fewer individuals engaging in entertainment and leisure activities, such as sports betting and online casino gaming. As a result, we cannot ensure that demand for our offerings will remain constant. Economic recessions have had, and may continue to have, far reaching adverse consequences across many industries, including the global entertainment and gaming industries, which may adversely affect our business, financial condition, results of operations and prospects. As a result of the ongoing COVID-19 pandemic, we are currently experiencing a global recession, and if recovery is slow or stalls, or we experience a further downturn as a result of a subsequent wave of the COVID-19 pandemic, we may experience a material adverse effect on our business, financial condition, results of operations or prospects.

A significant geo-political development is unfolding in the Ukraine. Russia invaded Ukraine on February 24, 2022, and since then Russian military activity has escalated rapidly. The United States and several NATO allies have imposed significant economic sanctions that are likely to cripple the Russian economy and currency, the Ruble. These events have created significant market volatility and growing economic uncertainty. Should the situation deteriorate further and military action lead to a protracted war, there would likely be a material adverse economic impact on Europe and therefore indirectly in the U.S., potentially slowing economic activity and possibly lessening the need for the Fed to remove monetary policy as aggressively as expected otherwise. The risk of Russian cyber-attacks may also create market volatility and economic uncertainty. It is believed that Russian cyber-attacks of the Ukrainian government infrastructure have already occurred, and cyber-attacks could potentially spread to a broader network of countries and networks. These events may have an adverse effect on our results of operations, financial condition and the value of our common stock.

In addition, changes in general market, economic and political conditions in domestic and foreign economies or financial markets, including fluctuation in stock markets resulting from, among other things, trends in the economy as a whole may reduce customers’ disposable income. Any one of these changes could have a material adverse effect on our business, financial condition, results of operations or prospects.

Litigation and Regulatory Risks

The gaming laws of different jurisdictions vary in both nature and application, and may be subject to alternate interpretations. Jurisdictions may or may not incorporate regulatory frameworks that provide a clear basis for the licensed provision of our gaming products and services to their residents. As a consequence, legal and enforcement risk may be unclear or uncertain in a number of the jurisdictions in which we operate and from which we generate a significant portion of our revenue, and there is a risk that regulators or prosecutors in these territories may seek to take legal action against us even in jurisdictions in which we believe our offerings are lawful based on advice from local counsel. Furthermore, we have in the past faced claims from customers contesting the legal basis of our services in certain jurisdictions, and may face similar claims again in the future.

The gaming industry is highly regulated and we are required to maintain licenses and pay requisite gaming taxes and other fees in each jurisdiction from which we operate in order to continue our operations and remain compliant with our licenses. Aside from jurisdictions in which we operate by virtue of a locally awarded license, we also operate in other jurisdictions by virtue of relevant licenses awarded by other recognized regulatory authorities. Our reliance on such licenses is at times based on the lack of a local regulatory framework in that jurisdiction where our services are accessed and used by end users, or based on a specific legal position and interpretation of local legislation. Such interpretation, at times, includes, but is not limited to, a legal position based on EU law or supranational law. As gaming laws may be subject to alternate interpretations, including regarding their conformity with EU or supranational law, there is a risk that our interpretation would be contested by a governmental agency or regulator and our legal position ultimately rejected, which may result in administrative, civil or criminal prosecution or penalties. Furthermore, we have in the past faced, and continue to face, civil claims from customers contesting the legal basis of our services in certain jurisdictions, such as Austria, where we have, to date, settled some claims and are contesting others, and may continue to face similar claims again in future. This may materially adversely impact our profitability in such jurisdictions and/or our ability to carry on business in such jurisdictions and/or our ability to apply for or retain gaming licenses and/or could cause us to cease offering some or all of our offerings in the impacted jurisdictions and thereby have a material adverse effect on our business, financial condition, results of operations or prospects.

Failure to comply with legal or regulatory requirements in a particular regulated jurisdiction, or the failure to successfully obtain a license or permit in a particular regulated jurisdiction, could impact our ability to comply with licensing and regulatory requirements in other regulated jurisdictions, or could cause the rejection of license applications or cancellation of existing licenses in other regulated jurisdictions, or could cause financial institutions, online and mobile platforms, advertisers and distributors to stop providing services to us which we rely upon to receive payments from, or distribute amounts to, our customers, or otherwise to deliver and promote our offerings.

Compliance with the various regulations applicable to sports betting and real money casino gaming is costly and time-consuming. Regulatory authorities of the jurisdictions in which we operate, or seek to operate, our business have broad powers with respect to the regulation and licensing of sports betting and casino gaming operations and may revoke, suspend, condition or limit our sports betting or casino gaming licenses, impose substantial fines on us and take other actions, any one of which could have a material adverse effect on our business, financial condition, results of operations and prospects. These laws and regulations are dynamic and subject to potentially differing interpretations, and various legislative and regulatory bodies may expand current laws or regulations or enact new laws and regulations regarding these matters. As such, we engage local counsel to advise on compliance with applicable laws and regulations and we will strive to comply with all applicable laws and regulations relating to our business. It is possible, however, that these requirements may be interpreted and applied in a manner that is inconsistent from one jurisdiction to another and may conflict with other rules. Non-compliance or alleged non-compliance with any such law or regulations could expose us to claims, proceedings, litigation, investigations and prosecutions by private parties and enforcement and regulatory authorities, as well as substantial fines, negative publicity, detention or incarceration of management or other personnel, and revocation, suspension, condition or limitation of our sports betting and gaming licenses, each of which may adversely affect our business.

Any sports betting or gaming license could be revoked, suspended or conditioned at any time. The loss of a license in one jurisdiction could trigger the loss of a license or affect our eligibility for such a license in another jurisdiction, and any such losses, or potential for such loss, could cause us to cease offering some or all of our offerings in the impacted jurisdictions. We may be unable to obtain or maintain all necessary registrations, licenses, permits or approvals, and could incur fines or experience delays related to the licensing process, which could adversely affect our operations. Our delay or failure to obtain or maintain licenses in any jurisdiction may prevent us from distributing our offerings, increasing our customer base and/or generating revenues. We cannot assure you that we will be able to obtain and maintain the licenses and related approvals necessary to conduct our sports betting and online casino gaming operations. Any failure to maintain or renew our existing licenses, registrations, permits or approvals could have an adverse effect on our business, financial condition, results of operations and prospects.

We are subject to risks relating to revenue received from customers located in countries that are sanctioned or that prohibit gaming activities, which could result in fines or other liabilities and could harm our business.

Our global operations require us to comply with laws and regulations imposed by governments around the world with jurisdiction over our operations. Some of our customers may be located in countries that are subject to sanction laws or that prohibit gaming activities. Although we have taken precautions to prevent our product offerings from being provided or accessed in such jurisdictions, including systems and processes for the detection of willful and fraudulent attempts by end-users to circumvent our precautions such as the use of virtual private networks and other technologies, we cannot assure you that such precautions are or will be fully effective and we could inadvertently or unwittingly provide access to our product offerings to persons located in sanctioned countries or countries that prohibit gaming activities. In addition, we have systems and controls in place that are intended to detect and resolve such violations; however, we cannot assure you that such systems and controls will be effective. If we are found to be in violation of any applicable sanctions or other laws and regulations, it could result in significant fines, prosecution or other liabilities and could harm our business, financial condition and results of operations.

Our failures to comply with the anti-corruption, anti-bribery, sanctions, anti-money laundering, privacy/personal information, responsible gaming, consumer protection and similar laws could result in legal penalties and fines, and/or negatively impact our reputation and results operations.

Doing business on a worldwide basis requires us to comply with anti-corruption laws and regulations imposed by governments around the world with jurisdiction over our operations, which may include the U.S. Foreign Corrupt Practices Act (“FCPA”), the Prevention of Corruption (Bailiwick of Guernsey) Law, 2003 (as amended) (the “Guernsey Bribery Law”) and the U.K. Bribery Act 2010 (“U.K. Bribery Act”), as well as the laws of the other countries where we do business. These laws and regulations may restrict our operations, trade practices, investment decisions and partnering activities. The FCPA, the Guernsey Bribery Law, the U.K. Bribery Act and other applicable laws prohibit us and our officers, directors, employees and business partners acting on our behalf, including agents, from corruptly offering, promising, authorizing or providing anything of value to “foreign officials” for the purposes of influencing official decisions or obtaining or retaining business or otherwise obtaining favorable treatment. The U.K. Bribery Act also prohibits non-governmental “commercial” bribery and accepting bribes. We are subject to the jurisdiction of various governments and regulatory agencies around the world, which may bring our personnel and representatives into contact with “foreign officials” responsible for issuing or renewing permits, licenses or approvals or for enforcing other governmental regulations.

In addition, some of the international locations in which we operate lack a developed legal system and have elevated levels of corruption. Our international operations expose us to the risk of violating, or being accused of violating, anti-corruption laws and regulations. Our failure to successfully comply with these laws and regulations may expose us to reputational harm, as well as significant sanctions, including criminal fines, imprisonment, civil penalties, disgorgement of profits, injunctions and debarment from government contracts, as well as other remedial measures. Investigations of alleged violations can be expensive and disruptive. We are continuously developing and maintaining policies and procedures designed to comply with applicable anti- corruption laws and regulations. However, there can be no guarantee that our policies and procedures will effectively prevent violations by our employees or business partners acting on our behalf, and any such violation could adversely affect our reputation, business, financial condition and results of operations.

Furthermore, we are required to comply with the various responsible gaming regulations of those jurisdictions where we are licensed and from which we offer gambling services. These regulations, which in some jurisdictions are constantly being scrutinized, altered and broadened by the various legislators and/or regulators, may restrict our operations and partnerships, lead to enforcement actions that may result in fines, penalties, prosecutions or other sanctions, and at times may heavily impact our operations in and revenue from a certain jurisdiction. Consumer protection legislation and regulations apply to us as well, both of those jurisdictions from which we offer our services and of those where our services are consumed by our customers. These laws and regulations may have an impact on the scope of our offering and limit it significantly.

We have been the subject of governmental investigations and inquiries with respect to the operation of our businesses and we could be subject to future governmental investigations and inquiries, legal proceedings and enforcement actions. Any sanctions or costly regulatory settlements arising from governmental investigations, inquiries, proceedings or actions could adversely affect our business. Due to the nature of applicable regulatory frameworks, sanctions or enforcement or disciplinary actions in one jurisdiction may also have consequences in other jurisdictions, creating broader negative impacts on our business.

We have received formal and informal inquiries from time to time, from government authorities and regulators, including tax authorities and gaming regulators, regarding compliance with laws and other matters, and we may receive such inquiries in the future, particularly as we grow and expand our operations.

Violations of existing or future regulation, regulatory orders or consent decrees could subject us to substantial monetary fines, prosecutions and other penalties that could negatively affect our financial condition and operations. This could include sanctions ranging from a warning to revocation of our licenses or the licenses of our executives or employees. In addition, it is possible that future orders issued by, or inquiries or enforcement actions initiated by, government or regulatory authorities could cause us to incur substantial costs, expose us to unanticipated liability or penalties, or require us to change our business practices in a manner adverse to our business.

Palpable (obvious) errors in the posting of sports wagering odds or event times may occasionally occur in the normal course of business, sometimes for large liabilities. While it is a worldwide standard business practice to void bets associated with palpable errors or to correct the odds, there is no guarantee that regulators will approve voiding palpable errors moving forward in every case.

We offer a huge spectrum of betting markets across dozens of sports, and the odds are set through a combination of algorithmic and manual odds making. Bet acceptance is also a combination of automatic and manual acceptance. In some cases, the odds offered on the website constitute an obvious error. Examples of such errors are inverted lines between teams, or odds that are significantly different from the true odds of the outcome in a way that all reasonable persons would agree is an error. It is commonplace virtually worldwide for operators to void bets associated with such palpable errors, and in most mature jurisdictions these bets can be voided without regulatory approval at operator discretion. In some jurisdictions, it is unclear long term if regulators will consistently approve voids or re-setting odds to correct odds on such bets. In some cases, we require regulatory approval to void palpable errors ahead of time. If regulators were to not allow voiding of bets associated with large obvious errors in odds making, we could be subject to covering significant liabilities.

We follow the industry practice of restricting and managing sports betting limits at the individual customer level based on individual customer profiles and risk level to the enterprise; however there is no guarantee that countries or states will allow operators such as us to limit on the individual customer level.

Similar to a credit card company managing individual risk on the customer level through credit limits, it is customary for sports betting operators to manage customer betting limits at the individual level to manage enterprise risk levels. We believe that this practice is beneficial overall, because if it were not possible, betting options would be restricted globally and limits available to customers would be much lower to insulate overall risk due to the existence of a very small segment of highly sophisticated syndicates and algorithmic bettors, or bettors looking to take advantage of site errors and omissions. We believe that virtually all operators balance taking reasonable action from all customers against the risk of individual customers significantly harming the business viability. We cannot assure you that all jurisdictions and regulators will always allow operators to execute limits at the individual customer level, or at their sole discretion.

We evaluate the expected profitability of customers at the individual customer level based on individual customer profiles and behaviors and attempt to responsibly incentivize and/or encourage (or discourage, as the case may be) and reward customers accordingly; however there is no guarantee that countries or states will allow operators such as us to continue to do so or that our efforts to do so are currently or will in the future be profitable.

We collect and evaluate data regarding the behavior and activity of our customers on our websites and in our apps. This data is used to determine the expected profitability of each customer so that we can in turn recommend appropriate games and wagers to customers (based on our understanding of their preferences) and so that we can (subject to responsible gaming regulations and/or best practice, as the case may be) offer incentives or bonuses or comps in a manner that attempts to responsibly optimize the confluence of customer enjoyment and our profitability. Such incentives or bonuses or comps may be subject to terms and conditions that are customized per individual customer, including specific wagering requirements and/or game or wager limitations.

We believe that this practice is beneficial overall, because if it were not possible, our products, incentives, bonuses and comps would be restricted globally and such benefits available to customers would be much lower to insulate overall risk due to the existence of a very small segment of highly sophisticated syndicates and individuals looking to take advantage of such benefits for profit. We believe that virtually all operators balance taking reasonable action from all customers against the risk of individual customers significantly harming the business viability. We cannot assure you that all jurisdictions and regulators will always allow operators to collect the data that we do or to evaluate customers in the way that we do or to offer or promote products, incentives, bonuses and comps in the individualized manner that we do. There have been in the past and may also in the future be situations where we are restricted to offering uniform products, incentives, bonuses and comps equally to all customers regardless of expected profitability of such offers and/or where we are restricted in the manner in which such benefits and offers may be promoted and/or where we are restricted in the manner in or frequency with which such benefits and offers may be made available to customers.

We also cannot assure you that our methodologies and algorithms for determining how to interact, incentivize and/or encourage (or discourage, as the case may be) and reward customers are accurate or profitable now, or that they will be so in the future. If our methodologies and algorithms contain errors or omissions or otherwise incorrectly interact, incentivize, encourage, discourage or reward customers then we may suffer financial losses. In particular, customers seeking to exploit such errors or omissions may profit disproportionately from such situations and we may not detect such instances and/or may not be able to mitigate the resulting losses even if we do detect such situations.

Furthermore, despite our belief in the importance of responsible gaming and despite our efforts to ensure that our interactions, incentives, encouragements, discouragements or rewards do not encourage irresponsible or problem gaming, we cannot assure you that we will succeed in this regard. Failures in this regard may result in fines, sanctions, license conditions or forfeiture in one or more jurisdictions which in turn may result in damage to our reputation, prospects and financial results.

In some jurisdictions our key executives, certain employees or other individuals related to the business, including significant shareholders, will be subject to licensing or compliance requirements. Failure by such individuals to obtain the necessary licenses or comply with individual regulatory obligations, could cause the business to be non-compliant with its obligations, or imperil its ability to obtain or maintain licenses necessary for the conduct of the business. In some cases, the remedy to such situation may require the removal of a key executive or employee or significant shareholder and the mandatory redemption or transfer of such person’s equity securities, which could have an adverse effect on the overall market for our securities.

As part of obtaining our gaming licenses, the responsible gaming authority will generally determine suitability of certain directors, officers and employees and, in some instances, significant shareholders. The criteria used by gaming authorities to make determinations as to who requires a finding of suitability or the suitability of an applicant to conduct gaming operations varies among jurisdictions, but generally requires extensive and detailed application disclosures followed by a thorough investigation. Gaming authorities typically have broad discretion in determining whether an applicant should be found suitable to conduct operations within a given jurisdiction. If any gaming authority with jurisdiction over our business were to find an applicable officer, director, employee or significant shareholder of ours unsuitable for licensing or unsuitable to continue having a relationship with us, we would be required to sever our relationship with that person. Furthermore, such gaming authorities may require us to terminate the employment of any person who refuses to file required applications. Either result could have a material adverse effect on our business, operations and prospects.

Additionally, a gaming regulatory body may refuse to issue or renew a gaming license or restrict or condition the same, based on the past or present activities of SGHC, or our current or former directors, officers, employees, shareholders or third parties with whom we have relationships, which could adversely affect our operations or financial condition. If additional gaming regulations are adopted in a jurisdiction in which we operate, such regulations could impose restrictions or costs that could have a significant adverse effect on us.

From time to time, various proposals are introduced in the legislatures of some of the jurisdictions in which we have existing or planned operations that, if enacted, could adversely affect our directors, officers, key employees, or other aspects of the Company’s operations. To date, we have obtained all governmental licenses, findings of suitability, registrations, permits and approvals necessary (or advisable based upon the advice of local counsel) for our operations. However, we can give no assurance that any additional licenses, permits and approvals that may be required will be given or that existing ones will be renewed or will not be revoked. Renewal is subject to, among other things, continued satisfaction of suitability requirements of our directors, officers, key employees and shareholders. Any failure to renew or maintain our licenses or to receive new licenses when necessary would have an adverse effect on us.

Any change in existing laws and regulations, or their interpretation or enforcement, or the regulatory climate applicable to our products and offerings, could adversely impact our ability to operate some or all of our business as currently conducted or as we seek to operate in the future, which could have an adverse effect on our business, financial condition and results of operations.

We are generally subject to laws and regulations relating to sports betting and online casino gaming in the jurisdictions in which we conduct our business or in some circumstances, of those jurisdictions in which we offer or make available our services, as well as the general laws and regulations that apply to all e-commerce businesses, such as those related to privacy and personal information, tax, anti-money laundering, competition and consumer protection. These laws and regulations vary from one jurisdiction to another and future legislative, regulatory and enforcement action, court decisions or other governmental action, which may be affected by, among other things, political pressures and changes in government leadership or legislative or governmental priorities, may have an adverse impact on our operations and financial results. In particular, some jurisdictions have introduced regulations attempting to restrict or prohibit online gaming or the marketing thereof, while others have taken the position that online gaming should be licensed and regulated and have adopted or are in the process of considering legislation and regulations to enable online gaming in their jurisdictions. Additionally, some jurisdictions in which we may operate could presently be unregulated or partially regulated and therefore more susceptible to the enactment or change of laws and regulations. Some jurisdictions do not have laws that grant us rights in the data we collect. Any enactment of laws in these jurisdictions would require a change in how we conduct business in such jurisdictions.

We have foreign licenses and operate under those licenses in a number of jurisdictions. In addition, we have entered into a definitive agreement to acquire DGC, subject to certain regulatory approvals and customary closing conditions. DGC’s subsidiary DGC USA has secured market access in an initial 12 regulated or expected-to-be regulated states in the U.S. Any of our licenses in foreign jurisdictions or U.S. states could be revoked, suspended or conditioned at any time. Our license applications may also be denied or conditioned. The loss or denial of a license in one jurisdiction could trigger the loss or denial of a license or affect our eligibility for such a license in another jurisdiction, and any of such losses or denials, or potential for such loss of denial, could cause us to cease offering some or all of our offerings in the impacted jurisdictions. As laws and regulations change, we may need to obtain and maintain licenses or registrations in additional jurisdictions. In addition, once licensed, we may be subject to various ongoing requirements, including supervision by the respective governmental agency of certain transfers of ownership and acquisitions.

In May 2018, the U.S. Supreme Court struck down the Professional and Amateur Sports Protection Act of 1992 (“PASPA”) as unconstitutional. This decision has the effect of lifting federal restrictions on sports betting and thus allows U.S. states to determine by themselves the legality of sports betting. Since the repeal of PASPA, several states have legalized online sports betting. To the extent new real money gaming or sports betting jurisdictions are established or expanded, we cannot guarantee that we will be successful in penetrating such new jurisdictions or expanding our business or customer base in line with the growth of existing jurisdictions. If we are unable to effectively develop and operate directly or indirectly within these new jurisdictions or if our competitors are able to successfully penetrate geographic jurisdictions that we cannot access or where we face other restrictions, there could be a material adverse effect on our business, operating results and financial condition. Our failure to obtain or maintain the necessary regulatory approvals and licenses in jurisdictions, whether individually or collectively, could have a material adverse effect on our business. To expand into new jurisdictions, we may need to be licensed and obtain approvals of our product offerings. This is a time-consuming process that can be extremely costly. Any delays in obtaining or difficulty in maintaining regulatory approvals or licenses needed for expansion within existing jurisdictions or into new jurisdictions can negatively affect our opportunities for growth, including the growth of our customer base, or delay our ability to recognize revenue from our offerings in any such jurisdictions.

The Parliament of Canada recently passed legislation allowing provinces to regulate single-event wagering within their jurisdictions, although at this point it is unclear as to the approach which each province will take in such regard. Historically, provincially-regulated offerings were limited to parlay sports betting (which required bets to be made on multiple discrete events) offered by provincial Crown corporations. Sport-betting businesses, like our Betway brands, that operate outside of the provincially-regulated frameworks, have until now also offered single-event betting with limited competition from such Crown corporations, due to the general preference of customers to not be limited to parlay bets only. In addition, certain of our private operator competitors elected not to carry on meaningful sports-betting operations in Canada. However, as a consequence of the legislative change, the Crown corporations and many of our private operator competitors, as well as new market entrants (some of which are well-funded and involve major business interests) have announced their intentions to begin or expand sports betting operations in Canada. Independently, several Canadian provinces have been considering altering their approach to regulated online gaming (including both casino games and sports betting), to permit private operators like us to enter the provincially-regulated system. In particular, the Province of Ontario has moved ahead with its plans to permit provincially-regulated online gaming by private operators under a new regulatory framework. In Ontario, a new provincial commercial contracting party has been established and both it and the provincial regulator have created engagement and licensing mechanisms and have begun to register applicants with a ‘go-live’ date of April 4, 2022. In addition, information on standards, eligibility and other key elements have been published. Other Canadian provinces are expected to follow suit eventually. In the past, when other countries have introduced regulatory frameworks, our financial results have been impacted by, amongst other things, increased taxation and compliance costs, offset by improvements in other costs of doing business such as payment processing and product costs. In some cases the introduction of a restrictive regulatory regime has resulted in a decrease in the size of the market, whereas in others a liberal regulatory regime has led to an increase in the size of the market. Although it is possible that all of the above will expand the size of the total addressable market in Canada and/or improve the profitability of the Canadian market for us, at this point this cannot be said for certain and it is possible that parties like us that have pre-existing Ontario or Canadian operations may be at a disadvantage under these new frameworks unless we are prepared to agree to certain conditions. While we actively seek out regulated jurisdictions for the expansion of our business and therefore welcome the recently passed legislation and the proposed Ontario regulatory framework and intend to participate therein to the fullest extent possible, we cannot be certain about the future impacts of these changing circumstances on our business, operations or financial prospects. The Americas accounted for 48% of our business revenue in the year ended December 31, 2020, and Canada is our largest market in the Americas. To the extent that competition in these key markets is increased and we are unable to maintain our related business, it may have a material adverse effect on them.

Future legislative and regulatory action, and court decisions or other governmental action, may have a material impact on our operations and financial results. Governmental authorities could view us as having violated applicable laws or regulations, despite our efforts to obtain and maintain all applicable licenses or approvals and despite, based upon advice of local counsel, our belief that we are acting lawfully. There is also a risk that civil and criminal proceedings, including class actions brought by or on behalf of prosecutors or public entities or incumbent providers, or private individuals, could be initiated against us, Internet service providers, credit card and other payment processors, advertisers and others involved in sports betting and online gaming industries. Such potential proceedings could involve substantial litigation expense, penalties, fines, seizure of assets, injunctions or other restrictions being imposed upon us or our business partners, while diverting the attention of key executives. Such proceedings could have an adverse effect on our business, financial condition, results of operations and prospects, as well as impact our reputation.

There can be no assurance that legally enforceable legislation will not be proposed and passed in jurisdictions relevant or potentially relevant to our business to prohibit, legislate or regulate various aspects of sports betting and online gaming industries and/or the marketing thereof (or that existing laws in those jurisdictions will not be interpreted negatively). Compliance with any such legislation may have a material adverse effect on our business, financial condition and results of operations, either as a result of our determination that a jurisdiction should be blocked, or because a local license or approval may be costly for us to obtain and/or such licenses or approvals may contain other commercially undesirable conditions or where our marketing strategy is prohibited or hindered.

Even where enabling legislation is passed, there can be no assurance that such legislation and accompanying regulations and interpretation thereof will be positive for our business, either at the outset or upon subsequent revision. In the past, there have been instances where business-friendly legislation and/or regulations have been enacted only for subsequent revisions or interpretations to follow with the effect of severely restricting our ability to do business profitably. Examples of this include changes to rules and regulations governing or restrictions placed on marketing, sponsorships, customer incentives, customer deposit mechanisms and limits, customer withdrawal mechanisms and limits, and customer loss and other limits that have in some instances been enacted or amended some time after initial enabling legislation and/or regulation, or subsequent increases to gaming and other taxes.

For example, with regards to the licenses that we hold for our operations in Great Britain, the Gambling Commission (“the GC”) regulates online gambling operators. Over time the GC has issued interpretations of and amendments to the regulations. Examples include the prohibition of customer reverse withdrawals, the prohibition of various casino game features, and the introduction of casino game speed of play limits that were all brought into effect on October 31, 2020. Furthermore, the Gambling Act 2005 (2005 c 19), which is an Act of the Parliament of the United Kingdom that was amended in 2014 and which governs gambling (including online gambling) in Great Britain, is currently under review, including potential restrictions on advertising and sponsorships, which may have an adverse impact on our ability to grow our business in the United Kingdom.

As another example, the Dirección General de Ordenación del Juego (“the DGOJ”) is the responsible regulator with regards to the license that we hold for our operations in Spain. Under Spanish law, the conduct of a gambling business includes explicit prescriptions such as default limits on the amounts that customers are allowed to deposit within defined periods into their wagering accounts. When we acquired our license to operate in Spain, the law allowed us to sponsor football (soccer) teams, which resulted in us sponsoring the La Liga teams Deportivo Alavés, Levante Unión Deportiva and Club Deportivo Leganes. However, with effect from the start of the 2020/21 La Liga football season, gambling trademarks or logos may no longer be incorporated into sports equipment (including football shirts) and nor may trademarks be used to identify sports facilities or incorporated into a team’s name. Accordingly it was not possible for our arrangements with the aforementioned teams to be extended. Similarly, when we acquired our license to operate in Spain, the law allowed us to advertise our products and offerings on television with relatively limited restrictions. However, with effect from September 1, 2021, television advertising for gambling and betting is restricted to the hours of 01:00 to 05:00. While we expect to be able to continue to grow our business in Spain by means of alternative marketing channels, these changes have had at least a temporary adverse impact on our ability to grow our business in Spain.

There can be no assurance that these or other jurisdictions where we hold licenses will not adopt additional or incremental changes to their laws or their regulations, or that we will foresee or otherwise be able to predict such changes or that we will be able to successfully mitigate them. Failure to successfully mitigate such changes could have an adverse effect on our business, financial condition, results of operations and prospects.

Due to the nature of our business, we are subject to taxation in a number of jurisdictions and may in the future be subject to taxation in new jurisdictions, and changes in, or new interpretation of, tax laws, tax rulings or their application by tax authorities could result in additional tax liabilities and could adversely affect our financial condition and results of operations.

Our tax obligations will be varied and include U.S. federal and state taxes as well as national, state, provincial and other taxes around the world due to the nature of our business. The tax laws that will be applicable to our business are subject to interpretation, and significant judgment will be required in determining our worldwide provision for income taxes. In the course of our business, there will be many transactions and calculations where the ultimate tax determination is uncertain. For example, compliance with the 2017 United States Tax Cuts and Jobs Act (“TCJA”) may require the collection of information not regularly produced within our Company, the use of estimates in our consolidated financial statements, and the exercise of significant judgment in accounting for its provisions. As regulations and guidance evolve with respect to the TCJA, and as we gather more information and perform more analysis, our results may differ from previous estimates and may adversely affect our consolidated financial statements.

The gaming industry represents a significant source of tax revenue to the jurisdictions in which we currently and in the future will operate. Companies in the gaming industry are currently subject to significant taxes and fees in addition to normal corporate income taxes, and such taxes and fees are subject to increase at any time. From time to time, various legislators and other government officials have proposed and adopted changes in tax laws, or in the administration or interpretation of such laws, affecting the gaming industry. In addition, any worsening of economic conditions and the large number of jurisdictions with significant current or projected budget deficits could intensify the efforts of governments to raise revenues through increases in gaming taxes and/or other taxes. It is not possible to determine with certainty the likelihood of changes in tax laws or in the administration or interpretation or enforcement of such laws. Any material increase, or the adoption of additional taxes or fees, could have an adverse effect on our business, financial condition, results of operations and prospects.

Additionally, tax authorities may impose indirect taxes on Internet-related commercial activity based on existing statutes and regulations which, in some cases, were established prior to the advent of the Internet. Tax authorities may interpret laws originally enacted for mature industries and apply it to newer industries, such as ours. The application of such laws may be inconsistent from jurisdiction to jurisdiction. Our in-jurisdiction activities may vary from period to period which could result in differences in nexus from period to period.

We are subject to periodic review and audit by domestic and foreign tax authorities. Tax authorities may disagree with certain positions that we have taken or that we will take, and any adverse outcome of such a review or audit could have a negative effect on our business, financial condition and results of operations. Although we believe that our tax provisions, positions and estimates are reasonable and appropriate, tax authorities may disagree with certain positions we have taken. In addition, economic and political pressures to increase tax revenue in various jurisdictions may make resolving tax disputes favorably more difficult.

We operate in an industry and across jurisdictions which increase our tax risk profile, and subjects us to numerous pieces of anti-avoidance legislation which are generally complex, require detailed analysis, and which positions are often not certain due to the breadth of the anti-avoidance rules. In addition, the indirect tax treatment of the services we provide in certain countries is often unclear. As a result of these risks, we may have significant tax exposures that we have not accounted for, including in key markets, which could adversely affect our financial condition and results of operations.

Due to the international scope of our operations and the industry in which we operate, we are subject to tax laws and regulations, including numerous anti-avoidance legislation, which are complex and subject to varying interpretations, imposed by taxing authorities around the world. Furthermore, tax laws are dynamic and therefore subject to change as new laws are passed and new interpretations of existing laws are issued or applied. Our existing corporate structure and intercompany arrangements have been implemented in a manner which we consider to be in compliance with current prevailing tax laws. However, the tax treatment of our structure and of the offerings we provide in certain jurisdictions is often unclear and could be subject to material adjustment. For example, the taxing authorities in the jurisdictions in which we operate may interpret tax laws and regulations differently than we do and challenge tax positions that we have taken. This may result in differences in the treatment of revenues, deductions and/or credits or otherwise expose us to additional taxes, interest and/or penalties, including in key markets, which could adversely affect our financial condition and results of operations. In addition, future changes to tax laws and regulations could increase our tax obligations in jurisdictions where we do business or are deemed to do business for tax purposes, or require us to change the manner in which we conduct certain aspects of our business.

We are party to pending litigation and regulatory and tax audits in various jurisdictions and with various plaintiffs and we may be subject to future litigation and regulatory and tax audits in the operation of our business. An adverse outcome in one or more proceedings could adversely affect our business.

As a growing company with expanding operations, we in the past have been party to, and we may in the future increasingly face the risk of, claims, lawsuits, and other proceedings involving competition and antitrust, anti-money laundering, OFAC, gaming, intellectual property, privacy, consumer protection, accessibility claims, securities, tax, labor and employment, commercial disputes, services and other matters, including claims by customers. Litigation to defend us against claims by third parties, or to enforce any rights that we may have against third parties, may be necessary, which could result in substantial costs and diversion of our resources, causing an adverse effect on our business, financial condition, results of operations and prospects.

Any litigation to which we are a party may result in an onerous or unfavorable judgment that may not be reversed upon appeal, or in payments of substantial monetary damages or fines, the posting of bonds requiring significant collateral, letters of credit or similar instruments, or we may decide to settle lawsuits on similarly unfavorable terms. These proceedings could also result in reputational harm, criminal sanctions, consent decrees or orders preventing us from offering certain products or requiring a change in our business practices in costly ways or requiring development of non-infringing or otherwise altered products or technologies. Litigation and other claims and regulatory proceedings against us could result in unexpected disciplinary actions, expenses and liabilities, which could have an adverse effect on our business, financial condition, results of operations and prospects.

Intellectual Property and Data Privacy Risks

Failure to protect or enforce our intellectual property rights, the confidentiality of our trade secrets and confidential information, or the costs involved in protecting or enforcing our intellectual property rights and confidential information, could harm our business, financial condition and results of operations.

We rely on trademark, copyright, trade secret, and domain-name-protection laws to protect our rights in intellectual property. However, third parties may knowingly or unknowingly infringe our rights in intellectual property, third parties may challenge intellectual property rights held by us, and pending and future trademark and patent applications may not be approved or courts/tribunals may not uphold our objections or claims. In addition, effective intellectual property protection may not be available in every country in which we operate or intend to operate our business. In any of these cases, we may be required to expend significant time and expense to prevent infringement or to enforce our rights. There can be no assurance that others will not offer products or services that are substantially similar to ours and compete with our business.

Circumstances outside our control could pose a threat to our intellectual property rights. Also, the efforts we have taken to protect our intellectual property rights may not be sufficient or effective. For example, it may not always have been possible or commercially desirable to obtain registered protection for our products, software, databases or other technology and, in such situations, we rely on laws governing protection of unregistered intellectual property rights, confidentiality and/or contractual exclusivity of and to underlying data and technology to prevent unauthorized use by third parties. As such, if we are unable to protect our proprietary offerings via relevant laws or contractual exclusivity, technology and features, competitors may copy them. In particular, the EU database right protection we enjoy in the EU does not apply outside the EU and, as such, we cannot be certain that we can rely on existing statutes, regulations and/or case law (including in the U.S.) to protect our unregistered intellectual property in the future or prevent third parties from making unauthorized uses of our data and other unregistered intellectual property. The position regarding the U.K. and the EU database right following Brexit also remains unclear. The loss of EU database right protection could adversely affect our business. Any significant impairment of our intellectual property rights could harm our business or our ability to compete. If we are unable to protect our proprietary offerings and features, competitors may copy them. Also, protecting our intellectual property rights is costly and time-consuming. Any unauthorized use of our intellectual property or disclosure of our confidential information or trade secrets could make it more expensive to do business, thereby harming our operating results. Furthermore, if we are unable to protect our intellectual property rights or prevent unauthorized use or appropriation by third parties, the value of our brand and other intangible assets may be diminished, and competitors may be able to more effectively mimic our offerings and service. Any of these events could harm our business, financial condition, results of operations and prospects.

Our collection, storage and use, including sharing and international transfers, of personal data are subject to applicable data protection and privacy laws, and any actual or perceived failure to comply with such laws may harm our reputation and business or expose us to fines, civil claims (including class actions), and other enforcement action. The protection of personal information is becoming increasingly regulated and changes in applicable laws may require changes to our policies, practices, procedures and personnel which may require material expenditures and harm our financial condition and results of operations.

We are, and will increasingly become as we seek to expand our business, subject to numerous domestic and foreign laws, regulations, rules and standards, as well as associated industry standards, policies and contractual or other obligations, relating to the collection, use, storage, safeguarding, retention, security, destruction, disclosure, transfer, and/or other processing of personal data (collectively, “Processing”) in the jurisdictions in which we operate (collectively, “Data Protection Requirements”). These Data Protection Requirements often vary significantly by jurisdiction. While we have taken steps to comply with Data Protection Requirements, we cannot assure you that our efforts to achieve and remain in compliance have been and/or will continue to be, fully successful. If we fail, or are perceived to have failed, to address or comply with any such Data Protection Requirements, this could result in enforcement actions against us that could include investigations, fines, penalties, audits and inspections, additional reporting requirements and/or oversight, temporary or permanent bans on all or some Processing of personal data or orders to destroy or not use personal data. Further, individuals or other relevant stakeholders could bring a variety of claims against us for our actual or perceived failure to comply with the Data Protection Requirements. Any of these events could have a material adverse effect on our reputation, business, or financial condition, and could lead to a loss of actual or prospective customers, collaborators or partners; result in an inability to Process personal data or to operate in certain jurisdictions; limit our ability to develop or commercialize current or prospective offerings or services; or require us to revise or restructure our operations.

For example, the European Union’s General Data Protection Regulation (“GDPR”) applies to any Processing operations carried out in the context of the activities of an establishment in the EEA, as well as to any other Processing operations relating to the offering of goods or services to individuals in the EEA and/or the monitoring of individuals’ behavior in the EEA. Also, notwithstanding the United Kingdom’s withdrawal from the EU, by operation of the so called ‘UK GDPR’ (i.e., the GDPR as it continues to form part of the law of the United Kingdom by virtue of section 3 of the EU (Withdrawal) Act 2018 and as subsequently amended) (“UK GDPR”) the GDPR continues to apply in substantially equivalent form to Processing operations carried out in the context of the activities of an establishment in the United Kingdom and any other Processing relating to the offering of goods or services to individuals in the United Kingdom and/or monitoring of individuals’ behavior in the United Kingdom. Therefore, reference to the GDPR herein also refers to the UK GDPR in the context of the United Kingdom, unless the context requires otherwise. Furthermore, the GDPR provides that EEA Member States may introduce specific, supplementary requirements related to the Processing of “special categories of personal data”; as well as personal data related to criminal offences or convictions. In the United Kingdom, the UK Data Protection Act 2018 complements the UK GDPR in this regard. This fact may lead to greater divergence on the law that applies to the Processing of such personal data across the EEA and/or United Kingdom, which may increase our costs and overall compliance risk.

The GDPR and such supplementary requirements impose stringent data privacy and security requirements. In particular, the GDPR imposes several requirements relating to ensuring there is a lawful basis for Processing personal data, extends the rights of individuals to whom the personal data relates, materially expands the definition of what is expressly noted to constitute personal data, requires additional disclosures about how personal data is to be used, imposes limitations on retention of personal data, imposes strict rules on the transfer of personal data out of the EEA/UK to most third countries, creates mandatory data breach notification requirements in certain circumstances and establishes onerous new obligations on service providers, or processors, who Process personal data simply on behalf of others. It also significantly increased penalties for noncompliance.

Additionally, following the United Kingdom’s withdrawal from the European Union on January 31, 2020 and end of the post-Brexit transition period on December 31, 2020, as noted above, the United Kingdom has introduced the UK GDPR which currently makes the privacy regimes of the EEA and United Kingdom similar, though it is possible that either the European Union, and consequently those further states that make up the remainder of the EEA, or United Kingdom could elect to change their approach and create differences in legal requirements and regulation in this area. On June 28, 2021, the European Commission issued an adequacy decision under the GDPR which allows transfers (other than those carried out for the purposes of United Kingdom immigration control) of personal data from the EEA to the United Kingdom to continue without restriction for a period of four years ending June 27, 2025. After that period, the adequacy decision may be renewed, however, only if the United Kingdom continues to ensure an adequate level of data protection. During these four years, the European Commission will continue to monitor the legal situation in the United Kingdom and could intervene at any point if the United Kingdom deviates from the level of data protection in place at the time of issuance of the adequacy decision. If the adequacy decision is withdrawn or not renewed, transfers of personal data from the EEA to the United Kingdom will require a valid ‘transfer mechanism’ and we may be required to implement new processes and put new agreements in place (such as the then-current form of the European Commission-issued Standard Contractual Clauses), to enable transfers of personal data from the EEA to the United Kingdom to continue.

We are also subject to the Data Protection (Bailiwick of Guernsey) Law, 2017 (as amended) (the “Guernsey DP Law”), which largely follows GDPR and requires us to control and process personal data only for proper purposes and in accordance with statutory data protection principles, and the Data Protection Law of Colombia, which requires the consent of the customer to their data being transmitted outside of Colombia.

Because our products and services rely on the movement of data across national boundaries, global privacy and data security concerns could result in additional costs and liabilities to us or inhibit sales of our products and/ or services globally. In particular, European data protection laws, such as the GDPR, generally prohibit the transfer of personal data from the EEA, United Kingdom and Switzerland to the United States, and most other countries, known as ‘third countries’, in respect of which the European Commission or other relevant regulatory body has not issued a so-called ‘adequacy decision’, unless the parties to the transfer have implemented specific safeguards to protect the transferred personal data. One of the primary safeguards used for transfers of personal data to the United States was the E.U.-U.S. Privacy Shield framework administered by the U.S. Department of Commerce. On July 16, 2020, the Court of Justice of the European Union, or CJEU, in a decision known as ‘Schrems II’, invalidated the EU-U.S. Privacy Shield, under which personal data could be transferred from the EEA and the United Kingdom to U.S. entities that had self-certified under the Privacy Shield. To align with the CJEU’s decision in respect of the E.U.-U.S. Privacy Shield, on September 8, 2020, the UK government similarly invalidated the use of the EU-U.S. Privacy Shield as a mechanism for lawful personal data transfers from the United Kingdom to the United States under the UK GDPR and the Swiss Federal Data Protection and Information Commissioner announced that the Swiss-U.S. Privacy Shield regime was also inadequate for the purposes of personal data transfers from Switzerland to the U.S. entities who had self-certified under the Swiss Privacy Shield. The CJEU Schrems II decision referenced above also cast doubt on the ability to use one of the primary alternatives to the E.U.-U.S. Privacy Shield and Swiss-U.S. Privacy Shield, namely, the European Commission’s Standard Contractual Clauses, to lawfully transfer personal data to the United States and most other third countries. On June 4, 2021, the European Commission published new versions of the Standard Contractual Clauses. These must be used for all new transfers of personal data from the EEA to third countries starting September 27, 2021, and all existing transfers of personal data from the EEA to third countries relying on the existing versions of the Standard Contractual Clauses must be replaced by December 27, 2022. The implementation of the new Standard Contractual Clauses will necessitate significant contractual overhaul of our data transfer arrangements with partners, sub-processors and vendors. Use of both the existing and the new Standard Contractual Clauses must, following the Schrems II decision, now be assessed on a case-by-case basis taking into account the legal regime applicable in the destination country, in particular applicable surveillance laws and rights of individuals, and additional supplementary technical, organizational and/or contractual measures and/or contractual provisions may need to be put in place; however, the nature of these additional measures is currently uncertain. At present, there are few if any viable alternatives to the Privacy Shield and the Standard Contractual Clauses and there remains some uncertainty with respect to the nature and efficacy of such supplementary measures in ensuring an adequate level of protection of personal data. As such, our transfers of personal data to third countries may not comply with European data protection laws and may increase our exposure to the GDPR’s heightened sanctions for violations of its cross-border data transfer restrictions, including fines of up to 4% of annual global revenue or €20,000,000/£17,500,000, whichever is higher, and injunctions against transfers. As supervisory authorities issue further guidance on personal data export mechanisms, including circumstances where the Standard Contractual Clauses can and cannot be used, and/or start taking enforcement action, we could suffer additional costs, complaints and/or regulatory investigations or fines, and/or if we are otherwise unable to transfer personal data between and among countries and regions in which we operate and/or engage providers and/or otherwise transfer personal data, it could affect the manner in which we receive and/or provide services, the geographical location or segregation of our relevant systems and operations, and could adversely affect our financial results and generally increase compliance risk. Additionally, other countries outside of Europe have enacted or are considering enacting similar cross-border data transfer restrictions and laws requiring local data residency, which could increase the cost and complexity of operating our business.

In recent years, U.S. and European lawmakers and regulators have expressed concern over electronic marketing and the use of third-party cookies, web beacons and similar technology for online behavioral advertising. On June 20, 2019, the U.K.’s Information Commissioner (the “ICO”) published a report setting out its views on advertising technology, specifically the use of personal data in “real time bidding”, and the key privacy compliance challenges arising from it. In its report, which is a status update rather than formal guidance, several key deficiencies were noted and marked for formal regulatory action. However, in May 2020, the ICO paused its investigation into real time bidding and the advertising technology industry, as it sought to prioritize activities responding to the COVID-19 pandemic. The ICO’s investigation resumed in January 2021. We are likely to be required to expend further capital and other resources to ensure compliance with the findings of the ICO’s report on advertising technology, and any relevant changing laws and regulations. While we have numerous mitigation controls in place, advertisements produced by us may be erroneously served on websites that are not suitable for the advertising content of gambling (e.g., websites predominantly aimed at children). There is also a risk that gambling advertisements are viewed by people who do not want to view them, or who have taken measures not to receive them (for example, individuals on “self-exclusion” lists). In each case this may have adverse legal and reputational effects on our business.

In the EU, rules relating to electronic direct marketing are currently set out in the ePrivacy Directive, which is likely to be replaced by a new ePrivacy Regulation. While no official time frame has been given for the ePrivacy Regulation, there will be a transition period after the ePrivacy Regulation is agreed for compliance, and commentators consider it unlikely to come into force before 2023. The ePrivacy Regulation will be directly implemented into the laws of each of the EU Member States, without the need for further enactment. When implemented, the ePrivacy Regulation is expected to alter rules on third-party cookies, web beacons and similar technology for online behavioral advertising and to impose stricter requirements on companies using these tools. Regulation of cookies and web beacons may lead to broader restrictions on our online activities, including efforts to understand followers’ Internet usage and promote ourselves to them. The current draft of the ePrivacy Regulation significantly increases fining powers to the same levels as the GDPR. Given the delay in finalizing the ePrivacy Regulation, certain regulators have issued guidance (including ICO and French data protection regulators) on the requirement to seek strict opt-in, unbundled consent to use all nonessential cookies and similar technologies and the requirement to increase the standard of transparency relating to use of cookies and similar technologies. Our cookie consent management functionality and cookies notices may not meet the standards outlined in such guidance.

In the United States, the federal government, including Congress, the Federal Trade Commission and the Department of Commerce, has announced that it is reviewing the need for greater regulation for the collection of information concerning consumer behavior on the internet, including regulation aimed at restricting certain targeted advertising practices. Furthermore, the Federal Trade Commission and many state attorneys general continue to enforce federal and state consumer protection laws against companies for online collection, use, dissemination, and security practices that appear to be unfair or deceptive. Numerous states have enacted or are in the process of enacting state level data privacy laws and regulations governing the collection, use, and processing of state residents’ personal data.

For example, the California Consumer Privacy Act (“CCPA”) took effect on January 1, 2020. The CCPA establishes a new privacy framework for covered businesses such as ours and may require us to modify our data processing practices and policies and incur compliance related costs and expenses. The CCPA provides new and enhanced data privacy rights to California residents, such as affording consumers the right to access and delete their information and to opt out of certain sharing and sales of personal information. The law also prohibits covered businesses from discriminating against consumers (for example, charging more for services) for exercising any of their CCPA rights. The CCPA imposes severe statutory damages for certain violations of the law as well as a private right of action for certain data breaches that result in the loss of personal information. This private right of action is expected to increase the likelihood of, and risks associated with, data breach litigation. It remains unclear how various provisions of the CCPA will be interpreted and enforced. In November 2020, California voters passed the California Privacy Rights and Enforcement Act of 2020 (“CPRA”). The CPRA further expands the CCPA with additional data privacy compliance requirements that may impact our business, and establishes a regulatory agency dedicated to enforcing those requirements. The Stop Hacks and Improve Electronic Data Security Act, otherwise known as the SHIELD Act, is a New York State bill, the data protection portions of which became effective on March 23, 2020. The SHIELD Act requires companies to adopt reasonable safeguards to protect the security, confidentiality, and integrity of private information. A company should implement a data security program containing specific measures, including risk assessments, employee training, vendor contracts, and timely data disposal. Laws like the SHIELD Act, the CPRA and the CCPA may lead other states to pass comparable legislation, with potentially greater penalties, and more rigorous compliance requirements relevant to our business. For example, Virginia has enacted the Consumer Data Protection Act and Colorado has enacted the Colorado Privacy Act, each of which may impose obligations similar to or more stringent than those we may face under other data protection laws. Compliance with any newly enacted privacy and data security laws or regulations may be challenging and cost and time-intensive, and we may be required to put in place additional mechanisms to comply with applicable legal requirements.

Although we have implemented certain policies and procedures, and continue to review and improve such policies and procedures, that are designed to ensure compliance with applicable laws, rules and regulations, if our privacy or data security measures fail, or are perceived to have failed, to comply with applicable current or future laws and regulations, we may be subject to fines, litigation, regulatory investigations and penalties (including potential suspension or loss of licensure), enforcement notices requiring us to change the way we use personal data or our marketing practices or other liabilities such as compensation claims by individuals affected by a personal data breach, as well as negative publicity and a potential loss of business. Fines are significant in some countries (e.g., the GDPR introduced fines of up to countries (e.g., the GDPR introduced fines of up to €20,000,000/£17,500,000 or up to 4% of the total worldwide annual turnover of the preceding financial year (whichever is higher)) as well as litigation, compensation claims by affected individuals (including class action type litigation where individuals suffer harm), regulatory investigations and enforcement notices requiring us to change the way we use personal data.

Our processing of cardholder data is subject, in addition to data protection and privacy laws, to strict industry standards and security procedures. Compliance with the requirements to process cardholder data can be onerous and may require the implementation of new procedures, policies and security measures or the amendment of existing ones which may require material expenditures and harm our financial condition and results of operations. Any actual or perceived failure to comply may result in the inability to process payments, monetary penalties and reputational damages which may require material expenditures and harm our financial condition and results of operations.

The Payment Card Industry Data Security Standard (“PCI DSS”) applies to the processing of cardholder data. PCI DSS consists of a set of policies and procedures intended to enhance the security of cardholder data during card transactions. PCI DSS was implemented by the five largest credit card brands—Visa, Mastercard, Discover, American Express, JCB. Compliance in this regard is important as SGHC does process cardholder data. Where there is actual or perceived non-compliance with PCI DSS, this may result in SGHC’s inability to process payments, monetary penalties and reputational damage. As part of PCI DSS compliance SGHC is required to undertake internal and external network vulnerability scans at least quarterly and after any significant change in the network and to carry out a formal risk assessment process at least annually and upon significant changes to the environment that identifies critical assets, threats, and vulnerabilities. Where such scans reveal any lack of compliance, the Company will take appropriate steps to ensure compliance in accordance with the relevant and applicable policies and procedures.

We will rely on licenses to use the intellectual property rights of third parties which are incorporated into our products and offerings. Failure to maintain, renew or expand existing licenses may require us to modify, limit or discontinue certain offerings, which could adversely affect our business, financial condition and results of operations.

We will rely on products, technologies and intellectual property that we license from third parties, for use in our offerings. A substantial portion of our offerings and services use intellectual property licensed from third parties. The future success of our business may depend, in part, on our ability to obtain, retain and/or expand licenses for popular technologies, data feeds, software platforms and games in a competitive market. We cannot assure that these third-party licenses, or support for such licensed products and technologies, will continue to be available to us on commercially reasonable terms, if at all. In the event that we cannot renew and/or expand existing licenses, we may be required to discontinue or limit our use of the products that include or incorporate the licensed intellectual property. We use data in respect of sporting feeds which we believe to be freely available in the public domain and/or which are made available to us at no charge. In the future, we may be forced to pay for usage of such data, including retrospectively, and third parties may assert rights to such data and/or such third parties may attempt to charge us for the right to use such data. In the event that this does happen, we cannot be certain that appropriate licenses will be available to us on commercially reasonable terms, if at all. In the event that we cannot agree on appropriate licenses, we may be required to discontinue or limit our use of the relevant data and, to the extent that certain of our offerings or products or components thereof are entirely reliant on such data, we may therefore be unable to continue to provide certain offerings or products or components thereof, in which case our business, our results of operations, our financial results and our prospects may suffer.

Some of our license agreements contain minimum guaranteed royalty payments to the third party. If we are unable to generate sufficient revenue to offset the minimum guaranteed royalty payments, it could have a material adverse effect on our business, results of operations, cash flows and financial condition. Certain of our license agreements grant the licensor rights to audit our use of their intellectual property as well as the financial calculations of royalty payments under these agreements. Disputes with licensors over uses or terms could result in the payment of additional royalties or penalties by us, cancellation or non-renewal of the underlying license or litigation.

The regulatory review process and licensing requirements also may preclude us from using technologies owned or developed by third parties if those parties are unwilling to subject themselves to regulatory review or do not meet regulatory requirements. Some gaming authorities require gaming manufacturers to obtain approval, licensure or other requirements before engaging in certain transactions, such as acquisitions, mergers, reorganizations, financings, stock offerings and share repurchases. Obtaining such approvals can be costly and time consuming, and we cannot assure that such approvals will be granted or that the approval process will not result in delays or disruptions to our strategic objectives.

We rely on information technology and other systems and platforms, and any failures, errors, defects or disruptions in our systems or platforms could diminish our brand and reputation, subject us to liability, disrupt our business, affect our ability to scale our technical infrastructure and adversely affect our operating results and growth prospects. Our games and other software applications and systems, and the third-party platforms upon which they are made available could contain undetected errors.

Our technology infrastructure is critical to the performance of our platform and offerings and to customer satisfaction. We devote significant resources to network and data security to protect our systems and data. However, our systems may not be adequately designed with the necessary reliability and redundancy to avoid performance delays or outages that could be harmful to our business. We cannot assure you that the measures we take to prevent or hinder cyber-attacks and protect our systems, data and customer information and to prevent outages, data or information loss, fraud and to prevent or detect security breaches, including a disaster recovery strategy for server and equipment failure and back-office systems and the use of third parties for certain cybersecurity services, will provide absolute security. We currently use and may in the future make additional use of “cloud” computing services which are a form of computing infrastructure provided by third parties such as Amazon and Microsoft and as such are substantially not within our control and are subject to outages that we would not be able to prevent and would have significant difficulty mitigating should they occur. We have experienced, and we may in the future experience, website disruptions, outages and other performance problems due to a variety of factors, including infrastructure changes, human or software errors and capacity constraints. Such disruptions have not had a material impact on us; however, future disruptions from unauthorized access to, fraudulent manipulation of, or tampering with our computer systems and technological infrastructure, or those of third parties, could result in a wide range of negative outcomes, each of which could adversely affect our business, financial condition, results of operations and prospects.

Additionally, our products may contain errors, bugs, flaws or corrupted data, and these defects may only become apparent after their launch and could result in a vulnerability that could compromise the security of our systems. If a particular product offering is unavailable when customers attempt to access it or navigation through our platforms is slower than they expect, customers may be unable to use our product offerings as desired and may be less likely to return to our platforms as often, if at all. Furthermore, programming errors, defects and data corruption could disrupt our operations, adversely affect the experience of our customers, harm our reputation, cause our customers to stop utilizing our platforms, divert our resources and delay market acceptance of our offerings, any of which could result in legal liability to us or harm our business, financial condition, results of operations and prospects.

If our customer base and engagement continue to grow, and the amount and types of offerings continue to grow and evolve, we will need an increasing amount of technical infrastructure, including network capacity and computing power, to continue to satisfy our customers’ needs. Such infrastructure expansion may be complex, and unanticipated delays in completing these projects or availability of components may lead to increased project costs, operational inefficiencies, or interruptions in the delivery or degradation of the quality of our offerings. In addition, there may be issues related to this infrastructure that are not identified during the testing phases of design and implementation, which may only become evident after we have started to fully use the underlying equipment or software, that could further degrade the customer experience or increase our costs. As such, we could fail to continue to effectively scale and grow our technical infrastructure to accommodate increased demands. In addition, our business may be subject to interruptions, delays or failures resulting from adverse weather conditions, climate change, climate change-related events, other natural disasters, power loss, terrorism, cyber-attacks, public health emergencies (such as the coronavirus) or other catastrophic events.

If we do not continuously improve upon our systems and products and offerings then notwithstanding that the performance thereof might remain constant it might nonetheless also deteriorate when viewed relative to our competitors. This in turn might harm our reputation with our customers or reduce their enjoyment of our products and in turn harm our reputation, business, financial condition, results of operations and prospects.

We believe that if our customers have a negative experience with our offerings, or if our brand or reputation is negatively affected, customers may be less inclined to continue or resume utilizing our products or recommend our platform to other potential customers. As such, a failure or significant interruption in our service could harm our reputation, business, financial condition, results of operations and prospects.

Despite our security measures, our information technology and infrastructure may be vulnerable to attacks by unauthorized third parties, hackers or breached due to employee error, malfeasance or other disruptions. Any such breach could compromise our networks and the information or data stored there could be accessed, publicly disclosed, lost, deleted, encrypted or stolen. Any such access, disclosure or other loss of information could result in legal claims or proceedings (including class action), liability under laws that protect the privacy of personal information, and regulatory penalties, disruption of our operations and the services we provide to customers, damage to our reputation, and a loss of confidence in our products and offerings, which could adversely affect our business.

The secure maintenance and transmission of customer information is a critical element of our operations. Our information technology and other systems that maintain and transmit customer information, or those of service providers, business partners or employee information may be compromised by a malicious third-party penetration of our network security, or that of a third-party service provider or business partner, or impacted by intentional or unintentional actions or inactions by our employees, or those of a third-party service provider or business partner. As a result, our customers’ information may be lost, disclosed, accessed or taken without consent. If any such access, disclosure or other loss of information should occur, then we would likely suffer attempts by the recipients of such data to divert our customers away from our products and would also suffer a substantial loss of trust and reputation with our customers and would likely lose a significant portion of their business as a result. We have experienced attempted cyber-attacks, attempts to breach our systems and other similar attempts in the past. For example, we have been and expect that we will continue to be subject to attempts to gain unauthorized access to or through our information systems, whether by our employees or third parties, including cyber-attacks by computer programmers and hackers who may develop and deploy viruses, worms or other malicious software programs. To date these attacks have not had a material impact on our operations or financial results, but we cannot provide assurance that they will not have a material impact in the future.

We rely on encryption and authentication technology licensed from third parties in an effort to securely transmit confidential and sensitive information, including credit card numbers. Advances in computer capabilities, new technological discoveries or other developments may result in the whole or partial failure of this technology to protect transaction data or other confidential and sensitive information from being breached or compromised. In addition, websites and/or externally exposed administrative systems are often attacked through compromised credentials, including those obtained through phishing and credential stuffing. Our security measures, and those of our third-party service providers, may not detect or prevent all attempts to breach our systems, denial-of-service attacks, viruses, malicious software, break-ins, phishing attacks, social engineering, security breaches or other attacks and similar disruptions that may jeopardize the security of information stored in or transmitted by our websites, networks and systems or that we or such third parties otherwise maintain, including payment card systems, which may subject us to fines or higher transaction fees or limit or terminate our access to certain payment methods. We and such third parties may not anticipate or prevent all types of attacks until after they have already been launched. Further, techniques used to obtain unauthorized access to or sabotage systems change frequently and may not be known until launched against us or our third-party service providers.

In addition, security breaches can also occur as a result of non-technical issues, including intentional or inadvertent breaches by our employees or by third parties. These risks may increase over time as the complexity and number of technical systems and applications we use also increases. Breaches of our security measures or those of our third-party service providers or cybersecurity incidents could result in unauthorized access to our sites, networks and systems; unauthorized access to and misappropriation of customer information, including customers’ personally identifiable information, or other confidential or proprietary information of ourselves or third parties; viruses, worms, spyware or other malware being served from our sites, networks or systems; deletion or modification of content or the display of unauthorized content on our sites; interruption, disruption or malfunction of operations; costs relating to breach remediation, deployment of additional personnel and protection technologies, response to governmental investigations and media inquiries and coverage; engagement of third-party experts and consultants; litigation, regulatory action and other potential liabilities. In the past, we have experienced social engineering, phishing, malware and similar attacks and threats of denial-of-service attacks, none of which to date has been material to our business; however, such attacks could in the future have a material adverse effect on our operations. If any of these breaches of security should occur and be material, our reputation and brand could be damaged, our business may suffer, we could be required to expend significant capital and other resources to alleviate problems caused by such breaches, and we could be exposed to a risk of loss, litigation or regulatory action and possible liability. We cannot guarantee that recovery protocols and backup systems will be sufficient to prevent data loss. Actual or anticipated attacks may cause us to incur increasing costs, including costs to deploy additional personnel and protection technologies, train employees and engage third-party experts and consultants.

In addition, any party who is able to illicitly obtain a customer’s password could access the customer’s transaction data or personal information, resulting in the perception that our systems are insecure. Any compromise or breach of our security measures, or those of our third-party service providers, could violate applicable privacy, data protection, data security, network and information systems security and other laws and cause significant legal and financial exposure, adverse publicity and a loss of confidence in our security measures, which could have a material adverse effect on our business, financial condition, results of operations and prospects. We continue to devote significant resources to protect against security breaches or we may need to in the future to address problems caused by breaches, including notifying affected subscribers and responding to any resulting litigation, which in turn, diverts resources from the growth and expansion of our business.

Some of our software systems contain third-party open source software components, and failure to comply with the terms of the underlying open source software licenses could restrict our ability to provide our offerings.

Some open source licenses contain requirements that we make available source code for modifications or derivative works we create based upon the type of open source software we use, or grant other licenses to our intellectual property. If we combine our proprietary software with open source software in a certain manner, we could, under certain open source licenses, be required to release the source code of our proprietary software to the public. This would allow our competitors to create similar offerings with lower development effort and time and ultimately could result in a loss of our competitive advantages. Alternatively, to avoid the public release of the affected portions of our source code, we could be required to expend substantial time and resources to re-engineer some or all of our software.

Although we monitor our use of open source software to avoid subjecting our platform and our back-office and administrative and other systems to conditions we do not intend, the terms of many open source licenses have not been interpreted by U.S. or foreign courts, and there is a risk that these licenses could be construed in a way that could impose unanticipated conditions or restrictions on our ability to provide or distribute our platform. From time to time, there have been claims challenging the ownership of open source software against companies that incorporate open source software into their solutions. As a result, we could be subject to lawsuits by parties claiming ownership of what we believe to be open source software. Moreover, we cannot assure you that our processes for controlling our use of open source software in our software systems will be effective. If we are held to have breached or failed to fully comply with all the terms and conditions of an open source software license, we could face infringement or other liability, or be required to seek costly licenses from third parties to continue providing our offerings on terms that are not economically feasible, to re-engineer our systems, to discontinue or delay the provision of our offerings if re-engineering could not be accomplished on a timely basis or to make generally available, in source code form, our proprietary code, any of which could adversely affect our business, financial condition, results of operations and prospects.

If Internet and other technology-based service providers experience service interruptions, our ability to conduct our business may be impaired and our business, financial condition and results of operations could be adversely affected.

A substantial portion of our network infrastructure is provided by third parties, including Internet service providers and other technology-based service providers. We require technology-based service providers to implement cyber-attack-resilient systems and processes. However, if Internet service providers experience service interruptions, including because of cyber-attacks, or due to an event causing an unusually high volume of Internet use (such as a pandemic or public health emergency), communications over the Internet may be interrupted and impair our ability to conduct our business. Internet service providers and other technology-based service providers may in the future roll out upgraded or new mobile or other telecommunications services, such as 5G or 6G services, which may not be successful and thus may impact the ability of our customers to access our offerings in a timely fashion or at all. In addition, our ability to process e-commerce transactions depends on bank processing and credit card systems. To prepare for system problems, we continuously seek to strengthen and enhance our current facilities and the capabilities of our system infrastructure and support. Nevertheless, there can be no assurance that the Internet infrastructure or our own network systems will continue to be able to meet the demand placed on us by the continued growth of the Internet, the overall online gaming industry and our customers. Any difficulties these providers face, including the potential of certain network traffic receiving priority over other traffic (i.e., lack of net neutrality), may adversely affect our business, and we exercise little control over these providers, which increases our vulnerability to problems with the services they provide. Any system failure as a result of reliance on third parties, such as network, software or hardware failure, including as a result of cyber-attacks, which causes a loss of our customers’ property or personal information or a delay or interruption in our online services and products and e-commerce services, including our ability to handle existing or increased traffic, could result in a loss of anticipated revenue, interruptions to our offerings, cause us to incur significant legal, remediation and notification costs, degrade the customer experience and cause customers to lose confidence in our offerings, any of which could have an adverse effect on our business, financial condition, results of operations and prospects.

Risks Related to Projections

Our projections are subject to significant risks, assumptions, estimates and uncertainties, including assumptions regarding future legislation and changes in regulations of the jurisdictions in which we operate, or seek to operate, our business. As a result, our projected revenues, market share, expenses and profitability may differ materially from our expectations.

We operate in a rapidly evolving and highly competitive industry and our projections are subject to the risks and assumptions made by management with respect to this industry. Operating results are difficult to forecast because they generally depend on our assessment of factors that are inherently beyond our control and impossible to predict with certainty, such as the timing of adoption of future legislation and regulations by different jurisdictions. Furthermore, if we invest in the development of new products or distribution channels that do not achieve commercial success, whether because of competition or otherwise, we may not recover the often material “up front” costs of developing and marketing those products and distribution channels, or recover the opportunity cost of diverting management and financial resources away from other products or distribution channels.

Additionally, our business may be affected by reductions in customer acquisition, customer persistency and customer spending as a result of numerous factors which may be difficult to predict. This may result in decreased revenue levels, and we may be unable to adopt timely measures to compensate for any unexpected shortfall in income. Our profitability projections make numerous assumptions about the expected future levels of various expense items. Historically most of these expense items have been relatively stable or predictable either in absolute terms or in relation to revenue but there is no certainty that such stability or predictability will continue into the future. These inabilities could cause our operating results in a given period to be higher or lower than expected. If actual results differ from our estimates, analysts may negatively react and our share price could be adversely impacted.

Our growth prospects depend on the regulatory status of real-money gaming in various jurisdictions. Real-money gaming is an area of focus in several jurisdictions, and regulation may not occur in as many jurisdictions as we expect, or may occur at a slower pace than we anticipate. Additionally, even if additional jurisdictions regulate real-money gaming, this may be accompanied by legislative or regulatory restrictions and/or taxes that make it commercially unviable to operate in those jurisdictions, or the process of implementing regulations or securing the necessary licenses to operate in a particular jurisdiction may take longer than we anticipate, which could adversely affect our future results of operations and make it more difficult to meet our expectations for financial performance.

A number of jurisdictions in which we operate, or seek to operate, our business have regulated, or are currently considering regulating, real money gaming, and our business, financial condition, results of operations and prospects are significantly dependent upon regulation of real money gaming. Our business plan is partially based upon the regulation of real money gaming in these jurisdictions; however, this regulation may not occur as we have anticipated. Additionally, if a large number of jurisdictions enact real money gaming legislation and we are unable to obtain, or are otherwise delayed in obtaining the necessary licenses to operate online sports betting or online casino gaming websites in those jurisdictions where such games are regulated, our future growth in online sports betting and online casino gaming could be impaired.

As we enter into new jurisdictions, governments may regulate real money gaming in a manner that is unfavorable to us. As a result, we may encounter legal, regulatory and political challenges that are difficult or impossible to foresee and which could result in an unforeseen adverse impact on planned revenues or costs associated with the new opportunity. For example, certain jurisdictions require us to have a relationship with a land-based, licensed casino for access to online sports betting and/or online casino gaming, which tends to increase our costs of revenue. Jurisdictions that have established government monopolies may limit opportunities for private sector participants like us. Governments in certain jurisdictions also impose substantial tax rates on online sports betting and gaming revenue, in addition to sales taxes in certain jurisdictions and an excise tax on the amount of each wager. As many relevant taxes apply to various measures of modified gross profit, tax rates that are higher than we expect will make it more costly and less desirable for us to launch in a given jurisdiction, while tax increases in any of our existing jurisdictions may adversely impact our profitability.

The Parliament of Canada recently passed legislation allowing provinces to regulate single-event wagering within their jurisdictions, although at this point it is unclear as to the approach which each province will take in such regard. Historically, provincially-regulated offerings were limited to parlay sports betting (which required bets to be made on multiple discrete events) offered by provincial Crown corporations. Sport-betting businesses, like our Betway brands, that operate outside of the provincially-regulated frameworks, have until now also offered single-event betting with limited competition from such Crown corporations, due to the general preference of customers to not be limited to parlay bets only. In addition, certain of our private operator competitors elected not to carry on meaningful sports-betting operations in Canada. However, as a consequence of the legislative change, the Crown corporations and many of our private operator competitors, as well as new market entrants (some of which are well-funded and involve major business interests) have announced their intentions to begin or expand sports betting operations in Canada. Independently, several Canadian provinces have been considering altering their approach to regulated online gaming (including both casino games and sports betting), to permit private operators like us to enter the provincially-regulated system. In particular, the Province of Ontario has moved ahead with its plans to permit provincially-regulated online gaming by private operators under a new regulatory framework. In Ontario, a new provincial commercial contracting party has been established and both it and the provincial regulator have created engagement and licensing mechanisms and have begun to register applicants with a ‘go-live’ date of April 4, 2022. In addition, information on standards, eligibility and other key elements have been published. Other Canadian provinces are expected to follow suit eventually. In the past, when other countries have introduced regulatory frameworks, our financial results have been impacted by, amongst other things, increased taxation and compliance costs, offset by improvements in other costs of doing business such as payment processing and product costs. In some cases the introduction of a restrictive regulatory regime has resulted in a decrease in the size of the market, whereas in others a liberal regulatory regime has led to an increase in the size of the market. Although it is possible that all of the above will expand the size of the total addressable market in Canada and/or improve the profitability of the Canadian market for us, at this point this cannot be said for certain and it is possible that parties like us that have pre-existing Ontario or Canadian operations may be at a disadvantage under these new frameworks unless we are prepared to agree to certain conditions. While we actively seek out regulated jurisdictions for the expansion of our business and therefore welcome the recently passed legislation and the proposed Ontario regulatory framework and intend to participate therein to the fullest extent possible, we cannot be certain about the future impacts of these changing circumstances on our business, operations or financial prospects. The Americas accounted for 48% of our business revenue in the year ended December 31, 2020, and Canada is our largest market in the Americas. To the extent that competition in these key markets is increased and we are unable to maintain our related business, it may have a material adverse effect on them.

Therefore, even in cases in which a jurisdiction purports to license and regulate sports betting or gaming, the licensing and regulatory regimes can vary considerably in terms of their business-friendliness and at times may be intended to provide incumbent operators with advantages over new licensees. Therefore, some “liberalized” regulatory regimes are considerably more or less commercially attractive than others.

Our growth prospects in certain jurisdictions depend upon the ability of customers to deposit funds in order to participate in our gaming products. Payment providers in those jurisdictions may exercise independent judgment over whether our gaming operations comply with the requirements of local laws and regulations, and may also place independent limitations on businesses involved in the gaming industry as a whole based upon their own interpretations of regulatory or reputational risks. The inability to access sufficient payment processing resources has in the past and could in the future limit the growth of the business in those jurisdictions.

Our business depends in part on the ability of customers to deposit funds in order to utilize our betting and online casino gaming products. Payment providers in local jurisdictions provide this ability to our customers. These payment providers require us to comply with their operating rules as well as local laws and regulations. The payment providers set their operating rules and have discretion to interpret the rules and change them at any time. Changes to these rules, laws or regulations or how they are interpreted could have a significant impact on our business and financial results. These operating rules, laws and regulations vary from one jurisdiction to another and future legislative and regulatory action, court decisions or other governmental action, which may be affected by, among other things, political pressures, attitudes and climates, as well as personal biases, may have a material impact on our operations and financial results. Future legislative and regulatory action, and court decisions or other governmental action, may have a material impact on our planned sports betting and/or online casino gaming operations. Payment providers could view us, or the sports betting and/or online casino gaming industry in general, as high risk, despite our efforts to obtain all applicable licenses or approvals. The inability to access sufficient payment processing resources has in the past, and could in the future, limit the growth of our business which could have a material adverse effect on our business, financial condition, results of operations and prospects, as well as impact our reputation.

Our growth prospects and market potential will depend on our ability to obtain licenses to operate in a number of regulated jurisdictions and if we fail to obtain such licenses our business, financial condition, results of operations and prospects could be impaired.

Our ability to grow our business will depend on our ability to obtain and maintain licenses to offer our product offerings in a large number of jurisdictions or in heavily populated jurisdictions. If we fail to obtain and maintain licenses in large jurisdictions or in a greater number of mid-market jurisdictions, this may prevent us from expanding the footprint of our product offerings, increasing our customer base and/or generating revenues. We cannot be certain that we will be able to obtain and maintain licenses and related approvals necessary to conduct our online sports betting and gaming operations. Any failure to obtain and maintain licenses, registrations, permits or approvals could have a material adverse effect on our business, financial condition, results of operations and prospects.

Our contemplated acquisition of DGC is subject to various conditions, including the requirement that certain regulatory approvals in the United States are obtained. Further, if we are able to successfully consummate our transaction with DGC, the integration of the DGC business, which is incorporated in a different country, with geographically dispersed operations from our own, and with its own business culture and compensation structure, may present significant management challenges. There can be no assurance that the DGC acquisition will be completed or, even if completed, that the integration, and the synergies expected to result from that integration, will be achieved to the extent currently anticipated.

From time to time, we expect that we will pursue acquisitions in support of our strategic goals. In furtherance of such goals, we have executed a binding, definitive agreement to acquire DGC. However, our contemplated acquisition of DGC is subject to various conditions, including regulatory approvals in the United States. There can be no assurance that such conditions will be satisfied or that we will be able to successfully complete our contemplated acquisition of DGC. Further, if we are able to successfully consummate our transaction with DGC, our ability to succeed in implementing our strategy will depend on some degree upon the ability of our management to successfully integrate the DGC business. The integration of the DGC business, which is incorporated in a different country, with geographically dispersed operations from our own, and with its own business culture and compensation structure, may present significant challenges to our management and may disrupt our ongoing business. In addition, we may incur unexpected costs or fail to realize the expected benefits from such acquisition.

We may require additional capital to support our growth plans, and such capital may not be available on terms acceptable to us, if at all. This could hamper our growth and adversely affect our business.

We intend to make significant investments to support our business growth and may require additional funds to respond to business challenges, including the need to develop new offerings and features or enhance our existing offerings and features, undertake large scale brand and other marketing campaigns, enter into strategic partnerships with multiple sports teams and leagues, enter into market access agreements, launch into new markets, improve our operating infrastructure or acquire complementary businesses, personnel and technologies. Accordingly, we may need to engage in equity or debt financings to secure additional funds. Our ability to obtain additional capital, if and when required, will depend on our business plans, investor demand, our operating performance, capital markets conditions and other factors. If we raise additional funds by issuing equity, equity- linked or debt securities, those securities may have rights, preferences or privileges senior to the rights of our currently issued and outstanding equity or debt, and our existing shareholders may experience dilution. If we are unable to obtain additional capital when required, or on satisfactory terms, our ability to continue to support our business growth or to respond to business opportunities, challenges or unforeseen circumstances could be adversely affected, and our business may be harmed.

Risks Related to Ownership of Super Group’s Ordinary Shares

If the benefits of the Business Combination do not meet the expectations of investors or securities analysts, the market price of Super Group ordinary shares may decline.

Fluctuations in the price of Super Group Ordinary Shares could contribute to the loss of all or part of your investment. Prior to the Business Combination, there has not been a public market for Super Group Ordinary Shares. Accordingly, the valuation ascribed to Super Group in the Business Combination may not be indicative of the price that will prevail in the trading market following the Business Combination. If an active market for Super Group’s securities develops and continues, the trading price of Super Group Ordinary Shares following the Business Combination could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond Super Group’s control. Any of the factors listed below could have a material adverse effect on your investment in Super Group Ordinary Shares, and Super Group Ordinary Shares may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of Super Group Ordinary Shares may not recover and may experience a further decline.

Factors affecting the trading price of Super Group Ordinary Shares may include:

•	actual or anticipated fluctuations in Super Group’s quarterly financial results or the quarterly financial results of companies perceived to be similar to Super Group;

•	changes in the market’s expectations about Super Group’s operating results;

•	success of competitors;

•	Super Group’s operating results failing to meet the expectation of securities analysts or investors in a particular period;

•	changes in financial estimates and recommendations by securities analysts concerning Super Group or the industries in which Super Group operates in general;

•	operating and share price performance of other companies that investors deem comparable to NewCo;

•	Super Group’s ability to market new and enhanced products on a timely basis;

•	changes in laws and regulations affecting Super Group’s business;

•	commencement of, or involvement in, litigation involving Super Group;

•	changes in Super Group’s capital structure, such as future issuances of securities or the incurrence of additional debt;

•	the volume of Super Group Ordinary Shares available for public sale;

•	any major change in Super Group’s board or management;

•	sales of substantial amounts of Super Group Ordinary Shares by Super Group’s directors, executive officers or significant shareholders or the perception that such sales could occur; and

•	general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations and acts of war or terrorism.

Broad market and industry factors may materially harm the market price of Super Group Ordinary Shares irrespective of Super Group’s operating performance. The stock market in general, and NYSE, have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of Super Group Ordinary Shares, may not be predictable. A loss of investor confidence in the market for the stocks of other companies that investors perceive to be similar to Super Group could depress its share price, regardless of its business, prospects, financial conditions or results of operations. A decline in the market price of Super Group Ordinary Shares also could adversely affect Super Group’s ability to issue additional securities and its ability to obtain additional financing in the future.

The coverage of our business or our securities by securities or industry analysts or the absence thereof could adversely affect our securities and trading volume.

The trading market for our securities is influenced in part by the research and other reports that industry or securities analysts publish about us or our business or industry from time to time. We do not control these analysts nor the content and opinions included in their reports. As a former shell company, we may be slow to attract equity research coverage, and the analysts who publish information about our securities will have had relatively little experience with our company, which could affect their ability to accurately forecast our results and make it more likely that we fail to meet their estimates. If no or few analysts commence equity research coverage of us, the trading price and volume of our securities would likely be negatively impacted. If analysts do cover us and one or more of them downgrade our securities, or if they issue other unfavorable commentary about us or our industry or inaccurate research, our share price would likely decline. Furthermore, if one or more of these analysts cease coverage or fail to regularly publish reports on us, we could lose visibility in the financial markets. Any of the foregoing would likely cause our share price and trading volume to decline.

Because Super Group is incorporated under the laws of the Island of Guernsey, you may face difficulties in protecting your interests, and your ability to protect your rights through the U.S. courts may be limited.

Super Group is a limited company incorporated under the laws of the Island of Guernsey. As a result, it may be difficult for investors to effect service of process within the United States upon Super Group’s directors or officers, or enforce judgments obtained in the United States courts against Super Group’s directors or officers.

We have been advised that there is doubt as to the enforceability in Guernsey of judgments of the United States courts of civil liabilities predicated solely upon the laws of the United States, including the federal securities laws.

As a result of all of the above, public shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors or controlling shareholders than they would as public shareholders of a corporation incorporated in the United States.

It may be difficult to enforce a U.S. judgment against Super Group or its directors and officers outside the United States, or to assert U.S. securities law claims outside of the United States.

A majority of Super Group directors and executive officers are not residents of the United States, and the majority of Super Group’s assets and the assets of these persons are located outside the United States. As a result, it may be difficult or impossible for investors to effect service of process upon Super Group within the United States or other jurisdictions, including judgments predicated upon the civil liability provisions of the federal securities laws of the United States. Additionally, it may be difficult to assert U.S. securities law claims in actions originally instituted outside of the United States. Foreign courts may refuse to hear a U.S. securities law claim, because foreign courts may not be the most appropriate forum in which to bring such a claim. Even if a foreign court agrees to hear a claim, it may determine that the law of the jurisdiction in which the foreign court resides, and not U.S. law, is applicable to the claim. Further, if U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact, which can be a time-consuming and costly process, and certain matters of procedure would still be governed by the law of the jurisdiction in which the foreign court resides. See “Description of Securities — Enforceability of Civil Liabilities.”

As a company incorporated in the Island of Guernsey, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from NYSE corporate governance listing standards; these practices may afford less protection to shareholders than they would enjoy if we complied fully with NYSE corporate governance listing standards.

We are a company incorporated in the Island of Guernsey, and our ordinary shares and public warrants are listed on the NYSE. NYSE market rules permit a foreign private issuer like us to follow the corporate governance practices of its home country. Certain corporate governance practices in the Island of Guernsey, which is our home country, may differ significantly from NYSE corporate governance listing standards.

Among others, we are not required to:

(a) have a majority of the members of our board of directors who are independent;

(b) hold regular meetings of our non-executive directors without the executive directors;

(c) have a nominating and/or corporate governance committee composed of entirely independent directors;

(d) have a compensation committee composed of entirely independent directors;

(e) adopt a code of business conduct and ethics, which we intend to do; or

(f) seek shareholder approval for the implementation of certain equity compensation plans and issuances of securities.

Provisions in our governing documents may inhibit a takeover of Super Group, which could limit the price investors might be willing to pay in the future for Super Group Ordinary Shares and could entrench management.

Our governing documents will contain provisions that may discourage unsolicited takeover proposals that shareholders may consider to be in their best interests. Super Group may issue additional shares without shareholder approval and such additional shares could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The ability for Super Group to issue additional shares could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise that could involve the payment of a premium over prevailing market prices for Super Group Ordinary Shares.

If a U.S. Holder is treated as owning at least 10% of Super Group Ordinary Shares (by value or voting power), such U.S. Holder may be subject to adverse U.S. federal income tax consequences.

Each “Ten Percent Shareholder” (as defined below) in a non-U.S. corporation that is classified as a controlled foreign corporation for U.S. federal income tax purposes (“CFC”), generally is required to include in income for U.S. federal tax purposes such Ten Percent Shareholder’s pro rata share of the CFC’s “Subpart F income,” “global intangible low-taxed income,” and “investment of earnings in U.S. property,” (in each case, as determined for U.S. federal income tax purposes) even if the CFC has made no distributions to its shareholders. Subpart F income generally includes dividends, interest, rents, royalties, gains from the sale of securities and income from certain transactions with related parties. In addition, a Ten Percent Shareholder that realizes gain from the sale or exchange of shares in a CFC may be required to classify a portion of such gain as dividend income rather than capital gain. An individual that is a Ten Percent Shareholder with respect to a CFC generally would not be allowed certain tax deductions or foreign tax credits that would be allowed to a Ten Percent Shareholder that is a U.S. corporation. Failure to comply with these reporting obligations may subject a Ten Percent Shareholder to significant monetary penalties and may prevent the statute of limitations with respect to such Ten Percent Shareholder’s U.S. federal income tax return for the year for which reporting was due from starting.

A non-U.S. corporation generally will be classified as a CFC for U.S. federal income tax purposes if Ten Percent Shareholders own, directly or indirectly, more than 50% of either the total combined voting power of all classes of stock of such corporation entitled to vote or of the total value of the stock of such corporation. A “Ten Percent Shareholder” is a United States person (as defined by the Internal Revenue Code of 1986, as amended (the “Code”)) who owns or is considered to own 10% or more of the total combined voting power of all classes of stock of such corporation entitled to vote or 10% or more of the total value of all classes of stock of such corporation.

The determination of CFC status is complex and includes attribution rules, the application of which is not entirely certain. Because we may form or acquire one or more U.S. subsidiaries (including DGC), the application of those attribution rules may cause our non-U.S. subsidiaries to be treated as CFCs. We cannot provide any assurances that we will assist holders of Super Group Ordinary Shares in determining whether we or any non-U.S. subsidiaries are or will be treated as a CFC or whether any holder of Super Group Ordinary Shares is treated as a Ten Percent Shareholder with respect to any such CFC or furnish to any Ten Percent Shareholders information that may be necessary to comply with the aforementioned reporting and tax paying obligations.

Each U.S. Holder should consult its own tax advisors with respect to the potential adverse U.S. tax consequences of becoming a Ten Percent Shareholder in a CFC. If we are classified as both a CFC and a PFIC (as defined below), we generally will not be treated as a PFIC with respect to those U.S. Holders that meet the definition of a Ten Percent Shareholder during the period in which we are a CFC.

If a Holder is treated as owning a significant percentage of Super Group equity (typically greater than 5%, but always subject to regulator discretion), the Holder may be required to undergo probity review and approval by one or more gaming regulators.

In order to operate in certain jurisdictions (including U.S. states), Super Group obtain the appropriate licensure as required under local legislation. Generally, each relevant group company and at times certain directors, officers, employees and material shareholders (typically those beneficially holding 5% or more of equity - but not limited to that threshold of holdings nor limited to solely holding equity), would be required to qualify as suitable for a license to be awarded. For directors, officers, employees, and material shareholders, suitability is generally considered by gaming authorities by weighing (i) financial stability, integrity and responsibility; and (ii) general history and background. Most gambling authorities have the authority to weigh additional factors and require any documentation or information they deem necessary. Directors, officers, employees, and material shareholders may be required to provide extensive disclosure regarding their background, assets, liabilities, employment history, and sources of income. The failure of Super Group officers, directors and material holders of its ordinary shares to submit to background checks and provide such disclosure could result in the imposition of penalties and could jeopardize the award of a contract to the Company or provide grounds for termination of an existing contract. Generally, any person who fails or refuses to apply for a finding of suitability or a license within the prescribed period after being advised by a competent authority that such person is required to do so may be found unsuitable or denied a license, as applicable. If any director, officer, employee or material shareholder is found unsuitable (including due to the failure to submit required documentation) by a competent regulator or authority, Super Group may deem it necessary, or be required, to sever its relationship with such person.

If Super Group or any of its subsidiaries is characterized as a passive foreign investment company for U.S. federal income tax purposes, U.S. Holders may suffer adverse tax consequences.

If Super Group or any of its subsidiaries is or becomes a “passive foreign investment company” (“PFIC”), within the meaning of Section 1297 of the U.S. Tax Code for any taxable year (or portion thereof) during which a U.S. Holder (as defined in “Material Tax Considerations”) holds Super Group Ordinary Shares or public warrants, certain adverse U.S. federal income tax consequences may apply to such U.S. Holder and such U.S. Holder might be subject to additional reporting requirements.

For U.S. federal income tax purposes, Super Group will be a PFIC for any taxable year in which (i) 75% or more of its gross income consists of passive income or (ii) 50% or more of the value of its assets (determined on the basis of a weighted quarterly average) consists of assets that produce, or are held for the production of, passive income (including cash). For purposes of these tests, passive income includes dividends, interest, gains from the sale or exchange of investment property and certain rents and royalties. For purposes of the above calculations, a non-U.S. corporation that directly or indirectly owns at least 25% by value of the shares of another corporation is treated as holding and receiving directly its proportionate share of assets and income of such corporation.

Based on the nature of our business and the valuation of our assets, including goodwill, we expect that Super Group will not be treated as a PFIC for its taxable year ended December 31, 2022. However, no assurances regarding our PFIC status can be provided for current or future taxable years. The determination of whether we are a PFIC is a fact-intensive determination made on an annual basis and the applicable law is subject to varying interpretation. In particular, the characterization of our assets as active or passive may depend in part on our current and intended future business plans, which are subject to change. In addition, for our current and future taxable years, the total value of our assets for PFIC testing purposes may be determined in part by reference to the market price of our ordinary shares from time to time, which may fluctuate considerably. Under the income test, our status as a PFIC depends on the composition of our income which will depend on a variety of factors that are subject to uncertainty, including the characterization of transactions we may enter into during 2022 and in the future and our corporate structure. Even if we determine that we are not a PFIC for a taxable year, there can be no assurance that the Internal Revenue Service (“IRS”) will agree with our conclusion and that the IRS would not successfully challenge our position. Accordingly, our U.S. counsel expresses no opinion with respect to our PFIC status for the current taxable year or any future taxable year.

Please see the section titled “Material Tax Considerations — Passive Foreign Investment Company Rules” for a more detailed discussion with respect to Super Group’s potential PFIC status. U.S. Holders (as defined in “Material Tax Considerations”) are urged to consult their tax advisors regarding the possible application of the PFIC rules to holders of the Super Group Ordinary Shares or public warrants.

Future resales of Super Group Ordinary Shares and/or warrants may cause the market price of such securities to drop significantly, even if its business is doing well.

The Founders, SEAC, the Pre-Closing Holders and PJT Partners Holdings LP have been granted certain rights, pursuant to the Amended and Restated (“A&R”) Registration Rights Agreement, to require Super Group to register, in certain circumstances, subject to certain exceptions, the resale under the Securities Act of their Super Group Ordinary Shares or Super Group warrants held by them, subject to certain conditions, and to certain demand, piggy-back and shelf registration rights. The sale or possibility of sale of these Super Group Ordinary Shares and/or warrants could have the effect of increasing the volatility in Super Group Ordinary Share price or putting significant downward pressure on the price of Super Group Ordinary Shares and/or warrants.

Additionally, a significant portion of Super Group’s Ordinary Shares will be subject to a lock-up and restricted from immediate resale, however, upon expiration of their respective lock-up periods, the sale of shares of Super Group’s Ordinary Shares or the perception that such sales may occur, could cause the market price of Super Group’s Ordinary Shares to drop significantly.

Super Group may issue additional Super Group Ordinary Shares or other equity securities without your approval, which would dilute your ownership interests and may depress the market price of Super Group Ordinary Shares.

Super Group may issue additional Super Group Ordinary Shares or other equity securities in the future in connection with, among other things, future capital raising and transactions and future acquisitions, without your approval in many circumstances.

Super Group’s issuance of additional Super Group Ordinary Shares or other equity securities would have the following effects:

•	Super Group’s existing shareholders’ proportionate ownership interest in Super Group may decrease;

•	the amount of cash available per share, including for payment of dividends in the future, may decrease;

•	the relative voting strength of each previously outstanding Super Group Ordinary Share may be diminished; and

•	the market price of Super Group Ordinary Shares may decline.

We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such, we are exempt from certain provisions of the securities rules and regulations in the U.S. applicable to U.S. domestic public companies.

Because we qualify as a foreign private issuer under the Exchange Act, we are exempt from certain provisions of the securities rules and regulations in the U.S. that are applicable to U.S. domestic issuers, including: (i) the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q or current reports on Form 8-K; (ii) the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act; (iii) the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and (iv) the selective disclosure rules by issuers of material non-public information under Regulation FD.

We are required to file an annual report on Form 20-F within four months of the end of each fiscal year. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K. However, the information we are required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. As a result, you may not be afforded the same protections or information that would be made available to you were you investing in a U.S. domestic issuer.

We may lose our foreign private issuer status in the future, which could result in significant additional cost and expense.

We are a “foreign private issuer,” as such term is defined in Rule 405 under the Securities Act; however, under Rule 405, the determination of foreign private issuer status is made annually on the last business day of an issuer’s most recently completed second fiscal quarter, and, accordingly, the next determination will be made with respect to us on June 30, 2022.

In the future, we would lose our foreign private issuer status if a majority of our shareholders are U.S. residents or if a majority of our directors or management are U.S. citizens or residents, and we fail to meet additional requirements necessary to avoid loss of foreign private issuer status. Although we have elected to comply with certain U.S. regulatory provisions, our loss of foreign private issuer status would make such provisions mandatory. The regulatory and compliance costs to us under U.S. securities laws as a U.S. domestic issuer may be significantly higher. If we are not a foreign private issuer, we will be required to file periodic reports and registration statements on U.S. domestic issuer forms with the SEC, in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP), which are more detailed and extensive than the forms available to a foreign private issuer. For example, the annual report on Form 10-K requires domestic issuers to disclose executive compensation information on an individual basis with specific disclosure regarding the domestic compensation philosophy, objectives, annual total compensation (base salary, bonus and equity compensation) and potential payments in connection with change in control, retirement, death or disability, while the annual report on Form 20-F permits foreign private issuers to disclose compensation information on an aggregate basis. We will also have to mandatorily comply with U.S. federal proxy requirements, and our officers, directors and principal shareholders will become subject to the short-swing profit disclosure and recovery provisions of Section 16 of the Exchange Act. We may also be required to modify certain of our policies to comply with good governance practices associated with U.S. domestic issuers. Such conversion and modifications will involve additional costs. In addition, we may lose our ability to rely upon exemptions from certain corporate governance requirements on NYSE that are available to foreign private issuers.

General Risk Factors

The terms of future indebtedness may contain restrictions on our business and operations. Our inability to comply with the terms of any of our existing or future indebtedness may adversely affect our business.

The terms of our future indebtedness may contain covenants that could, among other things, restrict our business and operations, our ability to incur additional indebtedness, pay dividends or make other distributions or repurchase stock, make certain investments, create liens on certain of our corporate assets, enter into affiliate transactions, merge, consolidate or sell all or substantially all of our assets. If we breach any of these covenants, our lenders and holders of other indebtedness may be entitled to accelerate our debt obligations. Any default could require that we repay outstanding indebtedness prior to maturity or that a lender could enforce a lien on our assets, as well as limit our ability to obtain additional financing, which in turn may have a material adverse effect on our cash flow and liquidity.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains certain statements that are or may be forward-looking statements with respect to us, our industry and our business that involve substantial risks and uncertainties. All statements other than statements of historical factors contained in this prospectus, including statements regarding our future financial condition, results of operations and/or business achievements, including, without limitation, statements containing the words “believe,” “anticipate,” “expect,” “estimate,” “may,” “could,” “should,” “would,” “will,” “intend” and similar expressions are forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. Such forward-looking statements involve unknown risks, uncertainties and other factors which may cause our actual results, financial condition, performance or achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Factors that might cause such a difference include, but are not limited to those described in the section of this prospectus titled “Risk Factors” and other factors disclosed in this prospectus.

You should refer to the section of this prospectus titled “Risk Factors” for a discussion of important factors that may cause our actual results to differ materially from those expressed or implied by our forward-looking statements. As a result of these factors, we cannot assure you that the forward-looking statements in this prospectus will prove to be accurate. Furthermore, if our forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame or at all. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

In addition, statements that “we believe” and other similar statements reflect our belief and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherent uncertain and investors are cautioned not to unduly rely upon these statements.

You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Defined terms included below shall have the same meaning as terms defined and included elsewhere in this prospectus and, if not defined in the prospectus, the Registration Statement on Form F-4 declared effective by the Securities and Exchange Commission (the “SEC”) on January 13, 2022. Unless the context otherwise requires, the “Company” refers to SGHC Limited and its subsidiaries prior to the Closing.

Super Group is providing the following unaudited pro forma condensed combined financial information to aid in the analysis of the financial aspects of the Business Combination.

The unaudited pro forma condensed combined statement of financial position as of June 30, 2021 combines the historical balance sheet of SEAC with the historical consolidated statement of financial position of SGHC on a pro forma basis as if the Business Combination, summarized below, had been consummated as of that date. The unaudited pro forma condensed combined statement of profit or loss for the twelve months ended December 31, 2020 combines the historical statement of operations of SEAC with the unaudited pro forma condensed combined statement of profit or loss of SGHC for such period on a pro forma basis as if the Business Combination had occurred as of January 1, 2020. The SGHC unaudited pro forma condensed combined statement of profit or loss also gives effect to SGHC’s acquisition of Lanester Investments Limited (“Lanester”), which occurred on May 4, 2020, as if that acquisition had occurred as of January 1, 2020 since this was deemed to be significant (the “Significant Acquisition”). The unaudited pro forma condensed combined statement of profit or loss for the six months ended June 30, 2021 combines the historical statement of operations of SEAC with the historical consolidated statement of profit or loss of SGHC for such period on a pro forma basis as if the Business Combination had occurred as of January 1, 2020.

This information should be read together with the historical financial statements of SGHC and related notes, SEAC’s historical financial statements and related notes, Lanester’s historical financial statements and related notes, “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and other financial information included elsewhere in this prospectus or in SEAC’s 10-K/A.

The unaudited pro forma condensed combined statement of financial position as of June 30, 2021 has been prepared using the following:

•	SGHC’s historical unaudited consolidated statement of financial position as of June 30, 2021, as incorporated by reference in this prospectus.

•

SEAC’s unaudited condensed balance sheet as of June 30, 2021, included in SEAC’s Quarterly Report on Form 10-Q filed with the SEC on August 16, 2021, as restated in SEAC’s amended Quarterly Report on Form 10-Q/A for the quarterly period ended September 30, 2021, filed with the SEC on December 1, 2021 (“Q3 Form 10-Q/A”) and as incorporated by reference herein. The pro forma statement of financial position data related to SEAC has not been updated to present its September 30, 2021 balance sheet included in Q3 Form 10-Q/A, as management believes that there are no material differences in such financial data. See Note 2 “Restatement of Previously Issued Financial Statements” for the impact of the restatement on SEAC’s balance sheet.

The unaudited pro forma condensed combined statement of profit or loss for the year ended December 31, 2020 has been prepared using the following:

•	SGHC’s unaudited pro forma condensed combined statement of profit or loss for the year ended December 31, 2020, which consists of the following underlying information more fully described in Note 3:

•	SGHC’s historical consolidated statement of profit or loss and other comprehensive income for the year ended December 31, 2020, as incorporated by reference in this prospectus.

•	Lanester’s historical consolidated statement of profit or loss and other comprehensive income for the period from January 1, 2020 to May 4, 2020, as incorporated by reference in this prospectus.

•

SEAC’s statement of operations for the period from July 30, 2020 (inception) through December 31, 2020, included in SEAC’s annual report on form 10-K, as restated in SEAC amended annual report on form 10-K/A, filed with the SEC on December 1, 2021, and also incorporated by reference in this prospectus. See Note 2 “Restatement of Previously Issued Financial Statements” for the impact of the restatement on loss per common share.

The unaudited pro forma condensed combined statement of profit or loss for the six months ended June 30, 2021 has been prepared using the following:

•	SGHC’s historical unaudited consolidated statement of profit or loss and other comprehensive income for the six months ended June 30, 2021, as incorporated by reference in this prospectus.

•

SEAC’s unaudited condensed statement of operations for the six months ended June 30, 2021, as included in SEAC’s Quarterly Report on Form 10-Q filed with the SEC on August 16, 2021, as restated in the Q3 Form 10-Q/A and as incorporated by reference herein. See Note 2 “Restatement of Previously Issued Financial Statements” for the impact of the restatement on SEAC’s loss per common share.

Description of the Business Combination

On April 23, 2021, SEAC, SGHC, Merger Sub and Super Group entered into the Business Combination Agreement, which contains customary representations and warranties, covenants, closing conditions, termination provisions and other terms relating to the mergers and the other transactions contemplated thereby. Merger Sub is a wholly-owned subsidiary of Super Group. The key steps were:

1.

SGHC shareholders (“Pre-Closing Holders”) exchanged all issued shares in SGHC for newly issued shares in Super Group at an agreed ratio. This ratio resulted in each individual SGHC shareholder maintaining the same ownership percentage in Super Group as each shareholder had in SGHC (“Pre-Closing Reorganization”).

2.

SEAC merged with and into Merger Sub, with SEAC continuing as the surviving company and a wholly owned subsidiary of Super Group. Each shareholder and warrant holder of SEAC received the same number of shares and warrants in Super Group as each holder had in SEAC (“Merger”).

3.	Aggregate cash consideration of $249.9 million was paid to certain of the Pre-Closing Holders in exchange for an agreed portion of their Super Group shares at a value of $10 per share.

Accounting Treatment

As the first step in the Business Combination, Super Group undertook the Pre-Closing Reorganization which was accounted for as a capital reorganization whereby all issued and outstanding shares in SGHC were obtained by Super Group in exchange for shares in Super Group. This transaction was accounted for as a capital reorganization because Super Group did not meet the definition of a business under IFRS 3 (Business Combination) prior to the Pre-Closing Reorganization. Under a capital reorganization, the consolidated financial statements of Super Group reflect the net assets transferred at pre-combination predecessor book values. Following this first step, SGHC was a wholly owned subsidiary of Super Group.

As the second step of the Business Combination, Merger Sub and SEAC undertook to complete the Merger. As a result of the Merger, the existing shareholders of SEAC exchanged their shares for shares in Newco on a 1 for 1 basis. SEAC, as the continuing surviving company in the merger, is a wholly owned subsidiary of Super Group.

SEAC is not considered a business as defined by IFRS 3 (Business Combinations) given it consists predominately of cash in the Trust Account. Therefore, the Merger transaction was accounted for under IFRS 2

(Share-based Payment). Under this method of accounting, there is no acquisition accounting and no recognition of goodwill. SEAC was treated as the “acquired” company for financial reporting purposes. This determination was primarily based on the following assumptions:

•	SGHC Shareholders hold a majority of the voting power of the combined company;

•	SGHC’s operations comprise the ongoing operations of the combined company;

•	SGHC’s designees comprise a majority of the governing body of the combined company; and

•	SGHC’s senior management comprise the senior management of the combined company.

In accordance with IFRS 2, the difference in the fair value of the consideration (i.e. shares and warrants issued by NewCo) for the acquisition of SEAC over the fair value of the identifiable net assets of SEAC represented a service for the listing of NewCo and was recognized as a share-based payment expense. The consideration for the acquisition of SEAC was determined using the closing prices of SEAC’s publicly traded SEAC Class A Common Stock and the Public Warrants traded on the New York Stock Exchange under the ticker symbols “SEAH” and “SEAH WS” in addition to the calculated fair value, using a Black Scholes valuation, of Private Placement Warrants, each as of January 27, 2022.

Finally, the repurchase of NewCo shares from Pre-Closing Holders at $10 per share was treated as a reduction in share capital and cash for NewCo.

Basis of Pro Forma Presentation

The historical financial statements of SGHC have been prepared in accordance with IFRS and in its presentation currency of Euros. The historical financial statements of SEAC have been prepared in accordance with U.S. GAAP in its presentation currency of U.S. Dollars. The historical financial information of SEAC has been adjusted to give effect to the differences between U.S. GAAP and IFRS for the purposes of the unaudited condensed combined pro forma financial information (see Note 2 — IFRS Adjustments and Reclassifications). For purposes of having unaudited pro forma condensed combined financial information, the historical balance sheet of SEAC has been translated into Euros at the rate on June 30, 2021 of $1.00 to €0.8301, the historical statement of operations of SEAC has been translated into Euros using the average exchange rate for the period from July 30, 2020 (inception) through December 31, 2020 of $1.00 to €0.8419 and the historical statement of operations of SEAC has been translated into Euros using the average exchange rate for the period from January 1, 2021 through June 30, 2021 of $1.00 to €0.8295.

The adjustments presented on the unaudited pro forma condensed combined financial information have been identified and presented to provide an understanding of the combined company upon consummation of the Business Combination for illustrative purposes.

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). No Management’s Adjustments have been identified by NewCo and, therefore, only Transaction Accounting Adjustments are included in the following unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information is for illustrative purposes only. The financial results may have been different had the companies been combined for the referenced period. The unaudited pro forma condensed combined financial information should not be relied on as being indicative of the historical results that would have been achieved had the companies been combined for the referenced period or the future results that the combined company will experience. SGHC, SEAC and NewCo have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The unaudited pro forma condensed combined provision for income taxes does not necessarily reflect the amounts that would have resulted had the combined company filed consolidated income tax returns during the periods presented.

The following summarizes the number of NewCo ordinary shares outstanding following the Closing:

Shareholders
	Ownership in shares	% of ownership
SEAC Public Stockholders	20,225,691	4.13%
Founders	11,250,000	2.29%
Sellers	458,721,777	93.58%

	490,197,468	100%

Pro Forma Condensed Combined Financial Information

Set forth below is the unaudited pro forma condensed combined statement of financial position as of June 30, 2021 and the unaudited pro forma condensed combined statement of statement of profit or loss for the year ended June 30, 2021, based on the historical financial statements of SGHC and SEAC (as adjusted below).

1.	UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF FINANCIAL POSITION

AS OF June 30, 2021

(in Euros thousands unless otherwise denoted)

							Reflecting Actual Redemptions upon the Closing of the Business Combination on January 27, 2022
	SGHC (Historical)	SEAC (Historical in USD)	SEAC (Historical in Euros) Note 1(a)	IFRS Conversion and Presentation Alignment		Notes	Transaction accounting adjustments		Notes	Pro forma combined
Assets
Non-Current Assets
Intangible assets, net	€191,570	$—	€—	€			€			€191,570
Goodwill	24,560	—	—							24,560
Property, plant and equipment	7,172	—	—							7,172
Right-of-use lease asset	11,163	—	—							11,163
Deferred tax asset	18,354	—	—							18,354
Regulatory deposit	8,551	—	—							8,551
Loans receivable	15,357	—	—							15,357
Investments held in Trust Account	—	450,117	373,643					(373,643)	2(a)	—
Financial assets	848	—	—							848

Total Non-Current Assets	277,575	450,117	373,643		—			(373,643)		277,575

Current Assets
Restricted cash	21,252	—	—							21,252
Trade other receivables	104,221	—	—		166	1(b)				104,387
Prepaid expenses	—	200	166		(166)	1(b)				—
Income tax receivables	13,917	—	—							13,917
Cash and cash equivalents	271,826	270	224					373,643	2(a)	387,647
								(50,576)	2(b)
								(207,470)	2(c)

Total Current Assets	411,216	470	390		—			115,597		527,203

Total Assets	€688,791	$450,587	€374,033		€—			€(258,046)		€804,778

Liabilities and Shareholders’ Equity
Non-Current Liabilities
Lease liabilities	€6,976	$—	€—	€			€			€6,976
Deferred tax liability	15,211	—	—							15,211
Interest-bearing loans and borrowings	—	—	—		373,546	1(c)		(373,546)	2(e)	—
Warrant Liabilities	—	73,030	60,622							60,622
Deferred underwriting fee payable	—	15,750	13,074					(8,882)	2(b)	4,192
Provisions and other liabilities	—	—	—					233,231	2(h)	233,231

Total non-current liabilities	22,187	88,780	73,696		373,546			(149,197)		320,232

UNAUDITED PRO FORMA CONDENSED COMBINED

STATEMENT OF FINANCIAL POSITION — (Continued)

AS OF June 30, 2021

(in Euros thousands unless otherwise denoted)

						Reflecting Actual Redemptions upon the Closing of the Business Combination on January 27, 2022
	SGHC (Historical)	SEAC (Historical in USD)	SEAC (Historical in Euros) Note 1(a)	IFRS Conversion and Presentation Alignment	Notes	Transaction accounting adjustments	Notes	Pro forma combined
Current Liabilities
Lease liabilities	2,988	—	—					2,988
Deferred consideration	—	—	—					—
Interest- bearing loans and borrowings	4,259	—	—					4,259
Trade and other payables	148,463	—	—	3,281	1(b)			151,744
Accrued expenses	—	3,953	3,281	(3,281)	1(b)			—
Customer liabilities	49,043	—	—					49,043
Provisions	47,661	—	—					47,661
Income tax payables	31,975	—	—					31,975

Total Current Liabilities	284,389	3,953	3,281	—		—		287,670

Total Liabilities	306,576	92,733	76,977	373,546		(149,197)		607,902

Commitments and contingencies
Class A ordinary shares subject to possible redemption, 45,000,000 shares at $10 per share redemption value	—	450,000	373,546	(373,546)	1(c)			—

UNAUDITED PRO FORMA CONDENSED COMBINED

STATEMENT OF FINANCIAL POSITION — (Continued)

AS OF June 30, 2021

(in Euros thousands unless otherwise denoted)

						Reflecting Actual Redemptions upon the Closing of the Business Combination on January 27, 2022
	SGHC (Historical)	SEAC (Historical in USD)	SEAC (Historical in Euros) 1(a)	IFRS Conversion and Presentation Alignment	Notes	Transaction accounting adjustments	Notes	Pro forma combined
Shareholders’ Equity
SGHC
Issued capital	270,247	—	—			(270,247)	2(c)
Foreign exchange reserve	(1,449)	—	—			1,449	2(c)
Accumulated profit	113,417	—	—			(113,417)	2(c)
SEAC
Class A common stock	—	—	—			1	2(d)
						(1)	2(e)
Class B common stock	—	1	1			(1)	2(d)
Additional paid-in capital	—	—	—			—
Accumulated deficit	—	(92,147)	(76,491)			76,491	2(e)
NewCo
Issued capital	—	—	—			(15,539)		448,815
						270,247	2(c)
						(207,470)	2(c)
						373,547	2(e)
						(76,491)	2(e)
						104,341	2(f)
Other reserves	—	—	—			(233,231)	2(h)	(233,231)
Foreign exchange reserve	—	—	—			(1,449)	2(c)	(1,449)
Accumulated deficit	—	—	—			(26,335)	2(b)	(17,259)
						113,417	2(c)
						(104,341)	2(f)
Total Shareholders’ Equity/(Deficit)	382,215	(92,146)	(76,490)	—		(108,849)		196,876

Total Liabilities and Shareholders’ Equity/(Deficit)	€688,791	$450,587	€374,033	€—		€(258,046)		€804,778

2.	UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF PROFIT OR LOSS

FOR THE YEAR ENDED DECEMBER 31, 2020

(in Euros thousands unless otherwise denoted)

							Reflecting Actual Redemptions upon the Closing of the Business Combination on January 27, 2022
	SGHC (Pro forma) Note 3	SEAC (Historical in USD)	SEAC (Historical in Euros) 1(aa)	Presentation Alignment		Notes	Transaction accounting adjustments		Notes	Pro forma combined
Revenue	€942,848	$—	€—	€			€			€942,848
Direct and marketing expenses	(632,321)	—	—							(632,321)
General and administrative expenses	(120,666)	—	—		(172)	1(bb)				(120,838)
Depreciation and amortization expense	(58,665)	—	—							(58,665)
Formation and operating costs	—	(204)	(172)		172	1(bb)				—
Transaction expenses	—	—	—					(26,335)	2(dd)	(26,335)
Listing expenses	—	—	—					(104,341)	2(bb)	(104,341)

Profit/(Loss) from operations	131,196	(204)	(172)		—			(130,676)		348
Other income and expenses:
Change in fair value of warrant liability	—	(15,007)	(12,634)							(12,634)
Transaction costs allocated to warrant liabilities	—	(1,153)	(971)							(971)
Finance income	257	—	—		57	1(bb)		(57)	2(cc)	257
Finance expense	(11,103)	—	—					9,365	2(aa)	(1,738)
Gain on bargain purchase	34,995	—	—							34,995
Interest earned on marketable securities held in Trust Account	—	68	57		(57)	1(bb)				—

UNAUDITED PRO FORMA CONDENSED COMBINED

STATEMENT OF PROFIT OR LOSS

FOR THE YEAR ENDED DECEMBER 31, 2020 — (Continued)

(in Euros thousands unless otherwise denoted)

						Reflecting Actual Redemptions upon the Closing of the Business Combination on January 27, 2022
	SGHC (Pro forma) Note 3	SEAC (Historical in USD)	SEAC (Historical in Euros) 1(aa)	Presentation Alignment	Notes	Transaction accounting adjustments	Notes	Pro forma combined
Profit/(loss) before taxation	155,345	(16,296)	(13,720)	—		(121,368)		20,257
Income taxation	(233)	—	—			—	2(ee)	(233)

Profit/(loss) for the year	€155,112	$(16,296)	€(13,720)	€—		€(121,368)		€20,024
Weighted average shares outstanding of Class A common stock	N/A	24,837,662	24,837,662					N/A
Basic and diluted loss per share, Class A common stock	N/A	$(0.46)	€(0.39)					N/A
Weighted average shares outstanding of Class B common stock	N/A	10,625,000	10,625,000					N/A
Basic and diluted net loss per share, Class B common stock	N/A	$(0.46)	€(0.39)					N/A
Weighted average shares outstanding of common shares, basic	N/A	N/A	N/A				4	490,197,468
Earnings per share, basic	N/A	N/A	N/A					€0.04
Weighted average shares outstanding of common shares, diluted	N/A	N/A	N/A					574,666,556
Earnings per share, diluted	N/A	N/A	N/A					€0.03

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF PROFIT OR LOSS

FOR THE SIX MONTHS ENDED JUNE 30, 2021

(in Euros thousands unless otherwise denoted)

							Reflecting Actual Redemptions upon the Closing of the Business Combination on January 27, 2022
	SGHC (Historical in Euros)	SEAC (Historical in USD)	SEAC (Historical in Euros) 1(cc)	Presentation Alignment		Notes	Transaction accounting adjustments		Notes	Pro forma combined
Revenue	€667,010	$—	€—	€			€			€667,010
Direct and marketing expenses	(443,065)	—	—							(443,065)
General and administrative expenses	(79,060)	(4,735)	(3,928)							(82,988)
Depreciation and amortization expense	(41,981)	—	—							(41,981)
Transaction expenses	—	—	—		—			—		—
Listing expenses	—	—	—		—			—		—

Profit/(Loss) from operations	102,904	(4,735)	(3,928)		—			—		98,976
Other income and expenses:
Change in fair value of warrant liability	—	(27,805)	(23,065)							(23,065)
Finance income	688	—	—		41	1(dd)		(41)	2(gg)	688
Finance expense	(5,755)	—	—					5,046	2(ff)	(709)
Gain on bargain purchase	10,661	—	—							10,661
Interest earned on marketable securities held in Trust Account	—	49	41		(41)	1(dd)				—

Profit/(loss) before taxation	108,498	(32,491)	(26,952)		—			5,005		86,551

UNAUDITED PRO FORMA CONDENSED COMBINED

STATEMENT OF PROFIT OR LOSS

FOR THE THE SIX MONTHS ENDED JUNE 30, 2021 – (Continued)

(in Euros thousands unless otherwise denoted)

						Reflecting Actual Redemptions upon the Closing of the Business Combination on January 27, 2022
	SGHC (Historical in Euros)	SEAC (Historical in USD)	SEAC (Historical in Euros) 1(cc)	Presentation Alignment	Notes	Transaction accounting adjustments	Notes	Pro forma combined
Income taxation	(6,011)	—	—			—	2(hh)	(6,011)

Profit/(loss) for the period	€102,487	$(32,491)	€(26,952)	€—		€5,005		€80,540
Weighted average shares outstanding of Class A common stock	N/A	45,000,000	45,000,000					N/A
Basic and diluted loss per share, Class A common stock	N/A	$(0.58)	€(0.48)					N/A
Weighted average shares outstanding of Class B common stock	N/A	11,250,000	11,250,000					N/A
Basic and diluted net loss per share, Class B common stock	N/A	$(0.58)	€(0.48)					N/A
Weighted average shares outstanding of common shares	54,117,893	N/A	N/A					N/A
Earnings per share, basic	€1.89	N/A	N/A					N/A

UNAUDITED PRO FORMA CONDENSED COMBINED

STATEMENT OF PROFIT OR LOSS

FOR THE THE SIX MONTHS ENDED JUNE 30, 2021 – (Continued)

(in Euros thousands unless otherwise denoted)

						Reflecting Actual Redemptions upon the Closing of the Business Combination on January 27, 2022
	SGHC (Historical in Euros)	SEAC (Historical in USD)	SEAC (Historical in Euros) 1(cc)	Presentation Alignment	Notes	Transaction accounting adjustments	Notes	Pro forma combined
Weighted average shares outstanding of common shares	N/A	N/A	N/A				4	490,197,468
Earnings per share, basic	N/A	N/A	N/A					€0.16
Weighted average shares outstanding of common shares	N/A	N/A	N/A					574,666,556
Earnings per share, diluted	N/A	N/A	N/A					€0.14

3.	NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

(in thousands, except share and per share data)

Note 1 — IFRS Adjustments and Reclassifications

The historical financial information of SEAC has been adjusted to give effect to the differences between U.S. GAAP and IFRS for the purposes of the unaudited pro forma condensed combined financial information.

The IFRS Adjustments and Reclassifications included in the unaudited pro forma condensed combined statement of financial position as of June 30, 2021 are as follows:

(a)

The historical financial information of SEAC was prepared in accordance with U.S. GAAP and presented in U.S. dollars. The historical balance sheet of SEAC was translated from U.S. dollars to Euro’s using the historical closing exchange rate, as of June 30, 2020, of $1.00 to €0.8301.

(b)	Reflects the reclassification adjustments to align SEAC’s historical balance sheet with the presentation of SGHC’s financial statements.

(c)	Reflects the U.S. GAAP to IFRS conversion adjustment related to the reclassification of SEAC’s Class A common stock subject to possible redemption into Non-Current Liabilities (Loans and borrowings).

The IFRS Adjustments and Reclassifications included in the unaudited pro forma condensed combined statement of profit or loss for the year ended December 31, 2020 are as follows:

(aa)

The historical financial information of SEAC was prepared in accordance with U.S. GAAP and presented in U.S. dollars. The historical statement of operations of SEAC was translated from U.S. dollars to Euro’s using the average exchange rate for the period from July 30, 2020 (inception) through December 31, 2020 of $1.00 to €0.8419.

(bb)	Reflects the reclassification adjustment to align SEAC’s historical statement of operations with the presentation of SGHC’s statement of profit or loss.

The IFRS Adjustments and Reclassifications included in the unaudited pro forma condensed combined statement of profit or loss for the six months ended June 30, 2021 are as follows:

(cc)

The historical financial information of SEAC was prepared in accordance with U.S. GAAP and presented in U.S. dollars. The historical unaudited statement of operations of SEAC was translated from U.S. dollars to Euro’s using the average exchange rate for the period from January 1, 2021 through June 30, 2021 of $1.00 to €0.8295.

(dd)	Reflects the reclassification adjustment to align SEAC’s historical statement of operations with the presentation of SGHC’s statement of profit or loss.

Note 2 — Transaction Accounting Adjustments to unaudited pro forma condensed combined financial information

The Transaction Accounting Adjustments included in the unaudited pro forma condensed combined statement of financial position as of June 30, 2021 are as follows:

(a)	Reflects the reclassification of €373.6 million in cash and marketable securities held in the Trust Account that became available to fund the Business Combination.

(b)	Represents payment of estimated transaction costs of €50.6 million to be incurred as a part of the Business Combination.

(1)

Payment of deferred underwriters’ fees of €8.9 million. The unaudited pro forma condensed combined statement of financial position reflects these costs as a reduction of Cash and cash equivalents of €8.9 million with a corresponding decrease of €8.9 million to Deferred underwriting fee payable.

(2)

Payment of incremental expenses attributable to equity issuance costs related to the Business Combination incurred through the Business Combination of €15.4 million. The unaudited pro forma condensed combined statement of financial position reflects these costs as a reduction of Cash and cash equivalents of €15.4 million with a corresponding decrease of €15.4 million to Issued capital.

(3)

Payment of all other incremental expenses related to the Business Combination incurred through the Business Combination of €26.3 million. The unaudited pro forma condensed combined statement of financial position reflects these costs as a reduction of Cash and cash equivalents of €26.3 million with a corresponding increase of €26.3 million to Accumulated deficit.

(c)	To reflect the recapitalization of SGHC through:

•

As a result of the Pre-Closing Reorganization, the equity of SGHC on the date of the Pre-Closing Reorganization is contributed to NewCo, which consists of all the aggregate Issued capital, Foreign exchange reserve and Retained profit in SGHC to NewCo of €270.2 million, €1.4 million and €113.4 million, respectively.

•	The issuance of 458,721,777 NewCo Ordinary Shares to SGHC Shareholders

•	The payment of €207.5 million in cash to SGHC shareholders for repurchases from Pre-Closing Holders

The cash paid to SGHC shareholders is determined in accordance with Section 2.2(c) of the Business Combination Agreement and represents the Available Distributable Cash remaining for repurchases from Pre-Closing Holders. The potential proportion of shares subject to repurchase has been agreed in separate Repurchase Agreements with individual SGHC shareholders.

(d)	Reflects the one for one conversion of SEAC Class B Common stock to SEAC Class A Common Stock prior to the Merger.

(e)

Reflects the Merger between SEAC and Merger Sub with SEAC as the surviving entity. The Merger reflects the surrender of all SEAC Class A Shares in exchange for the same number of NewCo Ordinary shares. SEAC warrant holders received NewCo Warrants on a one for one basis. Due to the fact that the equity is exchanged on a one for one basis there is no impact on the combined company financial information with the exception of the reclassification of the SEAC Class A Shares subject to redemption of €373.5 million from liabilities to equity. Immediately prior to the Merger, holders of SEAC Class A Shares were able to elect to redeem their shares for cash and as a result these shares are not reclassified but rather derecognized (see Note 2(g)). The unaudited pro forma condensed combined statement of financial position reflects this reclassification as a decrease of Loans and borrowings of €373.5 million and a decrease in SEAC Class A Common Stock to nil with a corresponding increase to NewCo Issued Capital of €373.5 million. Further, this entry represents the elimination of the historical SEAC Accumulated deficit of €76.5 million.

(f)

The Merger is accounted for under IFRS 2. The difference in the estimated fair value of equity instruments (i.e., shares and warrants issued by NewCo) over the fair value of identifiable net assets of SEAC represents a service for listing of the NewCo Shares and is accounted for as a share based payment expense in accordance with IFRS 2. The cost of the service, which is a non-cash and non-recurring expense, is estimated to be €104.3 million based on the calculation presented in the table below using SEAC market prices as of January 27, 2022 for both the Public Warrants to be automatically converted into NewCo Warrants and SEAC Class A Common Stock to be exchanged for NewCo Shares to be issued by NewCo. For the Private Placement Warrants to be automatically converted into NewCo Warrants, a preliminary valuation was performed as of January 27, 2022 for the purpose of determining the associated expense. The valuation applied a Black Scholes model, using key assumptions for volatility, risk-free rate and SEAC Class A Common Stock price. Any increase or decrease in volatility of 5%, leaving all other assumptions unchanged, would result in an increase in the fair value of the Private Placement Warrants of approximately €1.6 million or decrease in the fair value of the Private Placement Warrants of approximately €3.9 million, respectively.

	Reflecting Actual Redemptions upon the Closing of the Business Combination on January 27, 2022
	Shares	in thousands
Total NewCo Shares to be issued to SEAC stockholders	31,475,691
Market value per share at January 27, 2022	$8.14
Fair value of shares issued in USD		$256,212
Fair value of shares issued in EUR at the June 30, 2021 exchange rate		€212,682
NewCo Warrants to be issued
—SEAC Private Placement Warrants	11,000,000
—SEAC Public Warrants	22,500,000
Total NewCo Warrants to be issued to SEAC Warrant holders	33,500,000
Fair value per Private Placement Warrant at January 27, 2022	$1.45
Market value per Public Warrant at January 27, 2022	$1.63
Fair value of warrants issued in USD		$52,625
Fair value of warrants issued in EUR at the June 30, 2021 exchange rate		€43,684
Fair value of shares and warrants issued in consideration for combination in EUR		€256,366
Net assets of SEAC at June 30, 2021 in EUR		297,055
Removal of Warrant Liabilities from net assets		60,622
SEAC redemption payments		(205,652)

Net assets of SEAC acquired at June 30, 2021 in EUR[1]		€152,025
Difference—being IFRS 2 charge for listing services in EUR		€104,341

1 –The net assets of SEAC for the purposes of the IFRS 2 calculation represent the net assets of SEAC at June 30, 2021 excluding the Warrant Liabilities as those warrants are exchanged for NewCo Warrants and therefore do not represent a liability assumed but are included in the calculation of the consideration transferred.

The net assets of SEAC in includes a reduction of cash totaling €205.7 million which represents the redemption of SEAC Class A Shares. See Note 2(g) directly below.

(g)

Reflects the actual redemption of 24,774,309 SEAC Class A Shares for aggregate redemption payments of €207.5 million prior to the Business Combination. The unaudited pro forma condensed combined statement of financial position reflects this payment as a reduction to Cash and cash equivalents of €207.5 million with a corresponding decrease to Issued capital of €207.5 million.

(h)

As described in Section 2.2(b) of the Business Combination Agreement, Pre-Closing Holders have a contingent right to receive up to 50,969,088 Earnout Shares. The Earnout Shares are issuable by NewCo to the Pre-Closing Holders subject to attainment of certain stock price hurdles over a five-year period from the Closing Date. In accordance with IAS 32 (Financial Instruments—Presentation), the arrangement has been assessed to determine whether the Earnout Shares represent a liability or an equity instrument. As the arrangement may result in NewCo issuing a variable number of shares in the future the Earnout Shares have, in accordance with the requirements of IAS 32, been recognized as a financial liability measured at fair value in the unaudited pro forma condensed combined statement of financial position. The offsetting entry is made to Other Reserves as this is recorded in the same manner as a dividend since it is giving value to existing shareholders. A preliminary valuation assessment was performed for the purpose of determining an estimate of the financial liability using an option pricing model using key assumptions for: volatility; risk-free rate; and beginning NewCo share price (proxied using the SEAC Class A Share price). The preliminarily estimated valuation of the liability as of January 27, 2022 was approximately €233.2 million an increase or decrease in volatility of 5%, leaving all other assumptions unchanged, would result in an increase in the fair value of the Earnout Shares of approximately €17.6 million or decrease in the fair value of the Earnout Shares of approximately €21.0 million, respectively

The Transaction Accounting Adjustments included in the unaudited pro forma condensed combined statement of profit or loss for the year ended December 31, 2020 are as follows:

(aa)

Reflects the elimination of interest expense related to the debt for equity swap of eight individual loans completed on June 25, 2021. At the time of the swap, the debt consisted of €178.8 million of debt with an interest rate of 3-month LIBOR +5%, €23.2 million of debt with an interest rate of 6% and €1.0 million of debt with an interest rate of 2.0%, amounting to an aggregate principal balance of €203.0 million. Prior to the swap, the loan counterparties novated the loans to SGHC Shareholders in proportion to the ownership of each in SGHC. This swap of debt for equity with SGHC Shareholders is done in contemplation of the Business Combination. As the debts are no longer outstanding, the related interest expense on those loans previously recognized has been eliminated.

(bb)	Reflects an adjustment for the €104.3 million excess of the fair value of the shares issued over the value of the net assets acquired in the Business Combination.

(cc)	Reflects the elimination of interest income related to the marketable securities held in the trust account.

(dd)

Reflects the incremental expenses described previously in Note 2(b)(2), incurred in connection with the Business Combination and recorded against Accumulated deficit. These costs have been presented as Transaction expenses.

(ee)	Due to the nature of the adjusting entries and the fact that most legal entities are domiciled in Guernsey, a territory with no income tax, there is no tax effect to any of the pro forma adjustments.

The Transaction Accounting Adjustments included in the unaudited pro forma condensed combined statement of profit or loss for the six months ended June 30, 2021 are as follows:

(ff)

Reflects the elimination of interest expense related to the debt for equity swap of eight individual loans completed on June 25, 2021. At the time of the swap, the debt consisted of €178.8 million of debt with an interest rate of 3-month LIBOR +5%, €23.2 million of debt with an interest rate of 6% and

€1.0 million of debt with an interest rate of 2.0%, amounting to an aggregate principal balance of €203.0 million. Prior to the swap, the loan counterparties novated the loans to SGHC Shareholders in proportion to the ownership of each in SGHC. This swap of debt for equity with SGHC Shareholders is done in contemplation of the Business Combination. As the debts are no longer outstanding, the related interest expense on those loans previously recognized has been reversed.

(gg)	Reflects the elimination of interest income related to the marketable securities held in the trust account.

(hh)	Due to the nature of the adjusting entries and the fact that most legal entities are domiciled in Guernsey, a territory with no income tax, there is no tax effect to any of the pro forma adjustments.

Note 3 — Significant acquisition

Within the year ended December 31, 2020, SGHC completed one acquisition that was considered significant for the purposes of presenting Article 11 pro forma information. On May 4, 2020, SGHC acquired Lanester. The full details of this acquisition are included in the SGHC’s historical financial statements incorporated by reference in this prospectus.

As this is a significant acquisition, the Pro Forma Financial Information gives effect to this acquisition as if it had taken place on January 1, 2020 for the purposes of the unaudited pro forma condensed combined statement of profit or loss. There are no transactions between SGHC and Lanester during the pro forma period requiring elimination. There is no adjustment to the unaudited pro forma condensed combined statement of financial position as this acquisition is already included in SGHC’s historical consolidated statement of financial position.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF PROFIT OR LOSS

FOR THE YEAR ENDED DECEMBER 31, 2020

(in Euros thousands)

	SGHC (Historical)	Lanester (Historical – January 1 to May 4)	Transaction accounting adjustments		Notes		SGHC (Pro forma)
Revenue	€908,019	€34,829	€				€942,848
Operating and marketing expenses	(612,689)	(19,632)					(632,321)
General and administrative expenses	(114,538)	(6,128)					(120,666)
Depreciation and amortization	(55,407)	(333)		(2,925)	3	(a)	(58,665)

Profit/(Loss) from operations	125,385	8,736		(2,925)			131,196
Other income and expenses:
Finance income	257	—					257
Finance expense	(10,991)	(112)					(11,103)
Gain on bargain purchase	34,995	—					34,995

Profit/(loss) before taxation	149,646	8,624		(2,925)			155,345
Income taxation	(429)	(117)		313	3	(b)	(233)

Profit/(loss) for the year	€149,217	€8,507		€(2,612)			€155,112
Weighted average shares outstanding of common shares	54,415,374						N/A
Basic and diluted net loss per share, common shares	€2.74						N/A

(a)

SGHC acquired Lanester on May 4, 2020. The following table summarizes the estimated fair values of SGHC’s identifiable intangible assets and their estimated useful lives. These intangible assets are amortized on a straight-line basis with the exception of Customer databases. Customer databases are amortized based on the diminishing balance method over 5 years.

Lanester	Estimated fair value (at time of purchase)	Estimated useful life in years	Annual amortization expense
Customer databases	€1,069	5.0	€748
Brands	13,808	10.0	1,381
Marketing and data analytics know-how	18,718	5.0	3,744
Licenses	185	2.5	74
Acquired technology	9,860	2.8	3,489

Total	€43,640		€9,436

Historical amortization expense in SGHC and Lanester			€6,511
Transaction accounting adjustments to amortization, net			€(2,925)

(b)	Reflects the total impact on the income tax charge of the intangible asset amortization adjustment, based on the relevant effective tax rate of 10.7%.

Note 4 — Earnings per share

The calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that SEAC’s initial public offering occurred as of January 1, 2020. In addition, as the Business Combination is being reflected as if it had occurred at the beginning of the periods presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares have been outstanding for the entire periods presented. This calculation is retroactively adjusted to eliminate the number of shares redeemed for the entire period.

The following tables summarize the number of basic and diluted weighted average shares outstanding for the six months ended June 30, 2021 and the year ended December 31, 2020:

	For the six months ended June 30, 2021
	Shares	€ in thousands
Pro forma profit		80,540
Basic weighted average shares outstanding	490,197,468
Basic earnings per share	€0.16
Diluted weighted average shares outstanding	574,666,556
Diluted earnings per share	€0.14

For the six months ended June 30, 2021
Shares
Weighted average shares calculation, basic and diluted
NewCo Shares Outstanding	490,197,468

Basic weighted average shares outstanding	490,197,468
Warrants outstanding	33,500,000
Earnout shares	50,969,088

Diluted weighted average shares outstanding	574,666,556

	For the year ended December 31, 2020
	Shares	€ in thousands
Pro forma profit		20,024
Basic weighted average shares outstanding	490,197,468
Basic earnings per share	€0.04
Diluted weighted average shares outstanding	574,666,556
Diluted earnings per share	€0.03

For the year ended December 31, 2020
Shares
Weighted average shares calculation, basic and diluted
NewCo Shares Outstanding	490,197,468

Basic weighted average shares outstanding	490,197,468
Warrants outstanding	33,500,000
Earnout shares	50,969,088

Diluted weighted average shares outstanding	574,666,556

Note 5 — Insignificant acquisitions

The unaudited pro forma condensed combined statement of profit or loss of SGHC for the year ended December 31, 2020 does not include the pre-acquisition results of Gazelle or Yakira as these were not considered significant for the purposes of presenting Article 11 pro forma information.

Additionally, neither the unaudited pro forma condensed combined statement of profit or loss for the six months ended June 30, 2021 nor the unaudited pro forma condensed combined statement of profit or loss for the year ended December 31, 2020 include the pre-acquisition results of Haber Investments, Red Interactive, Webhost, DigiProc, Partner Media, Buffalo Partners, Raichu, Raging River or Digiprocessing Mauritius as these were not considered significant for the purposes of presenting Article 11 pro forma information.

USE OF PROCEEDS

All of the securities offered by the selling securityholders pursuant to this prospectus will be sold by the selling securityholders for their respective accounts. We will not receive any of the proceeds from such sales. We will pay certain expenses associated with the registration of the securities covered by this prospectus, as described in the section titled “Plan of Distribution”.

However, we will receive up to an aggregate of $126,500,000 from the exercise of warrants for the ordinary shares being offered by the selling securityholders in this prospectus, assuming the exercise in full of all such warrants for cash at an exercise price of $11.50 per ordinary share for private placement warrants. There can be no assurance that the holders of warrants will elect to exercise any or all of their warrants. To the extent that warrants are exercised on a “cashless basis,” the amount of cash we would receive from the exercise of warrants will decrease. We intend to use the net proceeds from the exercise of such warrants for general corporate purposes. Our management will have broad discretion over the use of proceeds from the exercise of warrants.

DIVIDEND POLICY

We have not paid any cash dividends on our ordinary shares to date. The Super Group Board intends to evaluate adopting a policy of paying cash dividends. In evaluating any dividend policy, the Super Group Board must consider Super Group’s financial condition and may consider results of operations, certain tax considerations, capital requirements, alternative uses for capital, industry standards and economic conditions. Whether Super Group adopts such a dividend policy and the frequency and amount of any dividends declared on the Super Group ordinary shares will be within the discretion of the Super Group.

CAPITALIZATION

The table below sets forth our cash and our total capitalization (defined as total debt and shareholders’ equity) as of June 30, 2021:

•	on a historical basis for SGHC; and

•	on a pro forma basis to give effect to the Business Combination and related transactions.

You should read this table together with our consolidated financial statements and related notes including in this prospectus, as well as the sections of this prospectus titled “Summary Consolidated Historical and Other Financial Information,” “Unaudited Pro Forma Condensed Combined Financial Information” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the other financial information included elsewhere in this prospectus.

	As of June 30, 2021
	SGHC Actual	Pro Forma Combined(1)
	(euros in thousands) (unaudited)
Cash and cash equivalents	€271,826	€387,647

Debt
Interest-bearing loans and borrowings	4,259	4,259
Lease liabilities	9,964	9,964

Total debt	14,223	14,223
Equity
Issued capital	270,247	448,815
Other reserves	—	(233,231)
Foreign exchange reserve	(1,449)	(1,449)
Retained profit/(Accumulated deficit)	113,417	(17,259)

Total equity	382,215	196,876

Total capitalization	€396,438	€211,099

(1)

The pro forma information is presented for informational purposes only and is not necessarily indicative of what our financial position and results would have been had these transactions actually occurred at such date nor is it indicative of our future financial position or performance.

MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

For purposes of this section, “Super Group Holding Company,” “Super Group,” “SGHC,” “we,” “our,” “us” and the “company” refer to NewCo and all of its subsidiaries prior to the consummation of the Business Combination, unless the context otherwise requires. Super Group (SGHC) Limited is the new combined company in connection with the Business Combination, in which shareholders of SGHC and SEAC exchanged their shares for shares in Super Group (SGHC) Limited.

The following discussion includes information that Super Group’s management believes is relevant to an assessment and understanding of Super Group’s consolidated results of operations and financial condition. Following the consummation of the Business Combination, Super Group and its wholly-owned subsidiaries became wholly-owned subsidiaries of NewCo, and Super Group comprises the operations of NewCo. References to Super Group or SGHC in the following discussion shall be synonymous with references to NewCo following the Business Combination.

The discussion should be read together with the historical audited annual consolidated financial statements of Super Group and its subsidiaries, and the related notes thereto, incorporated by reference in this prospectus. The discussion and review should also be read together with NewCo’s unaudited pro forma financial information for the year ended December 31, 2020. See “Pro Forma Condensed Combined Financial Information.”

Super Group’s actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those discussed in the sections titled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” included elsewhere in this prospectus.

Certain figures, such as interest rates and other percentages, included in this section have been rounded for ease of presentation. Percentage figures included in this section have not in all cases been calculated on the basis of such rounded figures but on the basis of such amounts prior to rounding. For this reason, percentage amounts in this section may vary slightly from those obtained by performing the same calculations using the figures in Super Group’s consolidated financial statements or in the associated text. Certain other amounts that appear in this section may similarly not sum due to rounding.

Overview

Super Group is a leading global online sports betting and gaming operator. Super Group’s mission is to responsibly provide first-class entertainment to the worldwide online betting and gaming community. Super Group’s strategy for achieving this is built around three key pillars:

1.	Expanding its global footprint into as many regulated markets as possible in order to engage with as many customers as it can possibly reach;

2.	Increasing awareness of its brands through strategic partnerships and coordinated sponsorship and marketing campaigns; and

3.	Utilizing enhanced proprietary data to optimize the confluence of ethical corporate culture, responsible gaming values, value-for-money product offerings and customer-centric service delivery.

SGHC Limited was incorporated in July 2020. On October 7, 2021, it became the ultimate holding company for a group of companies through a subsequent reorganization of entities with common ownership. Super Group (SGHC) Limited, the parent company of SGHC Limited effective immediately following the Closing, was incorporated on March 29, 2021. The first entity to form part of the reorganization was Pindus Holdings Limited

(“Pindus”) and its subsidiaries. Pindus was incorporated on May 16, 2018, and subsequently acquired Kavachi Holdings Limited, the latter being the legal entity that houses the business known as Betway. Pindus is the acquiring entity for the purposes of this reorganization.

Fengari Holdings Limited (“Fengari”) was incorporated on July 26, 2019. On July 31, 2019, Fengari acquired City Views Limited (parent of the trading companies within that group) for a cash consideration, from which point Fengari was incorporated under SGHC. On October 7, 2020, Fengari became a subsidiary of Super Group as part of the reorganization.

Pelion Holdings Limited (“Pelion”) was incorporated as a holding company on April 1, 2020, and shortly thereafter, on May 4, 2020, acquired Lanester Investment Limited (parent of the trading companies within that group) for a cash consideration. At the time of the incorporation of Pelion the ownership structure was identical to that of Super Group and Pelion was consequently incorporated under Super Group on October 7, 2020, as part of the reorganization. Fengari and Pelion and their subsidiaries are also collectively referred to as Spin.

On September 30, 2020, Pindus purchased 100% of the issued share capital of Yakira Limited (“Yakira”) and Gazelle Limited (“Gazelle”). Yakira and Gazelle and their subsidiaries are entities to which the Betway brand had been licensed for trading in a number of jurisdictions.

Following the conclusion of the reorganization and transactions stated above, Super Group now comprises Pindus, Yakira and Gazelle (collectively analogous with / known as Betway) and Fengari and Pelion (collectively analogous with / known as Spin).

As of the date of this prospectus, Super Group subsidiaries are licensed in 24 jurisdictions (not including DGC USA’s market access deals in the United States) and manage approximately 4,000 employees. Over the first six months of 2021, on average, over 2.5 million customers per month have yielded in excess of $3.99 billion in wagers per month. During the period July 1, 2020 to June 30, 2021, total wagers amounted to $44.45 billion. Super Group’s business generated $1.04 billion (€908 million) of revenue between January 1, 2020 and December 31, 2020 in different geographic regions, including the Americas, Europe, Africa and the rest of the world, such regions accounting for approximately 48%, 22%, 12% and 18%, respectively, of Super Group’s total revenue in 2020.

Recent Developments

On December 1, 2021, the Company completed acquisitions of Red Interactive Limited and Haber Investments Limited, as discussed in Note 25 of the consolidated financial statements incorporated by reference in this prospectus.

On January 27, 2022, the Business Combination was consummated. Pursuant to the Business Combination Agreement, prior to the closing of the Business Combination, SGHC underwent a preclosing reorganization wherein all existing shareholders of SGHC exchanged their shares in SGHC for newly issued ordinary shares in Super Group. Further details regarding the Business Combination are included in this prospectus in the section title “— Business Combination, Reorganization and Public Company Costs.”

What Super Group Does

Super Group’s global online sports betting and casino gaming services are delivered to customers by way of two primary product offerings:

•	Betway, a single-brand premier online sports betting offering, and

•	Spin, a multi-brand online casino offering.

Betway is Super Group’s single-brand online sports betting offering with a global footprint derived from licenses to operate throughout Europe, the Americas and Africa. The brand is sports-led but also offers casino games. Betway seeks to continue to grow brand awareness, including through an expanding portfolio of partnerships and collaborations with sports teams and leagues worldwide. As of the date of this prospectus, Betway has more than 70 such arrangements and is actively negotiating for further expansion.

Spin is Super Group’s multi-brand online casino offering. Spin’s diverse portfolio of more than 20 casino brands is designed to be culturally relevant across the globe while aiming to offer a wide range of casino products. Spin is casino-led but some of its brands also offer sports betting products. Spin seeks to achieve growth through a broad range of targeted marketing channels in which SGHC believes an expansive brand portfolio to be a significant asset.

SGHC aims to further expand its global footprint through the acquisition of Digital Gaming Corporation Limited (“DGC”), which is the parent of Digital Gaming Corporation USA (“DGC USA”), which holds the exclusive license to use the Betway brand in the United States. On April 7, 2021, SGHC entered into a definitive agreement to acquire DGC, subject to certain regulatory approvals and customary closing conditions. This transaction is expected to close by the second half of 2022. DGC USA has already secured market access in up to an initial 12 regulated or expected-to-be regulated states in the United States and its acquisition will enable SGHC to penetrate and leverage its capabilities in these new markets. As of the date of this prospectus, the Betway brand (operated by licensee, DGC USA) is live in 6 states, i.e. Arizona, New Jersey, Pennsylvania, Indiana, Iowa and Colorado, but has no specific timeline for receipt of approvals from the remaining 6 states among the initial 12 market access arrangements with DGC USA, i.e. Ohio, Kansas, Louisiana, Mississippi, Missouri and Virginia, or other potential markets beyond the initial 12 market access arrangements. An agreement is also in place for the provision of an additional casino brand in Pennsylvania.

Following Betway’s global expansion, the Company has, in certain circumstances, licensed the brand to third parties in certain jurisdictions where licensees are in a better position to capture market opportunity while taking advantage of the global brand, in consideration for a license fee.

Business Combination, Reorganization and Public Company Costs

On April 23, 2021, SGHC entered into a Business Combination Agreement (the “Business Combination Agreement”) with Sports Entertainment Acquisition Corp., a Delaware corporation (“SEAC”), NewCo, SGHC Merger Sub, Inc., and Sports Entertainment Acquisition Holdings LLC (the “Business Combination”). Pursuant to the Business Combination Agreement, subject to the terms and conditions therein, prior to the closing of the Business Combination (the “Closing”), SGHC underwent a pre-closing reorganization (the “Reorganization”) wherein all existing shareholders of SGHC (the “Pre-Closing Holders”) exchanged their shares of SGHC for newly issued ordinary shares of NewCo (“NewCo Ordinary Shares”). SGHC is deemed the accounting predecessor and the combined entity will be the successor registrant with the SEC, meaning that SGHC’s financial statements for previous periods will be disclosed in Super Group’s periodic reports filed with the SEC after the consummation of the Business Combination.

While the legal acquirer in the Business Combination is NewCo, for financial accounting and reporting purposes under IFRS, SGHC will be the accounting acquirer. Under this method of accounting, SEAC will be treated as the “acquired” company for financial reporting purposes. For accounting purposes, SGHC will be deemed to be the accounting acquirer in the transaction and, consequently, the transaction will be treated as a recapitalization of SGHC. Accordingly, the consolidated assets, liabilities and results of operations of SGHC have become the historical financial statements of NewCo, and SEAC’s assets, liabilities and results of operations will be consolidated with SGHC beginning on the acquisition date. Operations prior to the Business Combination will be presented as those of SGHC in future reports. The net assets of SEAC will be recognized at historical cost (which is expected to be consistent with carrying value), with no goodwill or other intangible assets recorded. See the section titled “Summary Unaudited Pro Forma Condensed Financial Information.”

As a consequence of the Business Combination, NewCo will be the successor to an SEC-registered and NYSE-listed company which will require NewCo to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. NewCo expects to incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees and additional internal and external accounting, legal and administrative resources, including increased audit and legal fees.

Impact of COVID-19

On March 11, 2020, the World Health Organization declared the novel coronavirus (“COVID-19”) outbreak to be a pandemic. Actions taken around the world to help mitigate the spread of COVID-19 include restrictions on travel, cancellation of sporting events, quarantines in certain areas and forced closures for certain types of public places and businesses. COVID-19 and actions taken to mitigate its spread have had and are expected to continue to have an adverse impact on the economies and financial markets of many countries, including the geographical areas in which SGHC operates. COVID-19 and these actions have also had a significant impact on SGHC’s business, its suppliers and its customers. The direct impact on SGHC’s business, beyond disruptions in normal business operations, was driven by the suspension, postponement and cancellation of major sports seasons and events. While many sports have since restarted, some have been played on a reduced or uncertain schedule. In addition, with the explosion of the Delta variant around the world, the Company cannot be sure whether additional mitigation steps, including shutdowns and forced closures, will occur and limit the number of sports events in the coming months. The ultimate impact of COVID-19 on SGHC’s financial performance will depend on the length of time that such disruptions exist. Conversely, hard lockdowns, stay-at-home or shelter-in-place orders for the general populace in many jurisdictions accelerated the shift to online commerce, which management believes has benefitted the business in some areas. The extent to which the removal of such restrictions will have lasting effects on the business is not yet known and may take some time to become clear, particularly if subsequent waves of the pandemic lead to the reinstatement of similar restrictions in the future.

As the COVID-19 pandemic continues to evolve, the ultimate extent of the impact on SGHC’s businesses, operating results, cash flows, liquidity and financial condition will be primarily driven by the severity and duration of the pandemic, the pandemic’s impact on global economies and the timing, scope and effectiveness of federal, state and local governmental responses to the pandemic in the United States and national, provincial / state / regional and local responses elsewhere around the world. The COVID-19 pandemic has resulted in government authorities implementing numerous measures to try to contain the virus, such as travel bans and restrictions, quarantines, stay-at-home or shelter-in-place orders, and business shutdowns. These measures may adversely impact SGHC’s employees and operations and the operations of its business partners and may negatively impact SGHC’s business. SGHC’s revenues are dependent on interest in sporting events, which have been, and may be in the future, substantially limited during times of business shutdowns and the cancellation or reduction of physical participation in such activities.

There is no certainty that any actions taken by SGHC will be sufficient to mitigate the risks posed by the COVID-19 pandemic or that any of the secular factors arising from COVID-19 (such as the general trend towards online commerce that has benefited all digital businesses) will continue to be of benefit to SGHC. These factors related to COVID-19 are beyond SGHC’s knowledge and control and, as a result, at this time, SGHC is unable to predict the ultimate impact, both in terms of severity and duration, that the COVID-19 pandemic will have on SGHC’s business, operating results, cash flows and financial condition. Based on current trends, SGHC does not expect there to be a long-term negative financial impact from the COVID-19 pandemic. After an initial sharply negative impact (in online sports betting in particular, where the wholesale cancellation of sporting events led to a significant reduction of wagering during the months of March, April, May and June of 2020) the business has recovered and has reverted to levels of growth not significantly different from that which management was expecting prior to the onset of the pandemic. Other than in jurisdictions where COVID-19-related restrictions were imposed on online gaming (such as the UK), the online casino business was not negatively impacted at the height of the pandemic but instead benefited from hard lockdowns which management believes resulted in more people looking online for entertainment. The effect of this dissipated somewhat as hard lockdowns ended but the online casino segment nonetheless remains robust in management’s view and growth has again returned to levels in line with pre-pandemic expectations. Notwithstanding this, the inherent unpredictability of the pandemic and how governments will respond to it mean that management cannot be certain as to whether or not these trends will persist and hence what the long-term effects of the pandemic will be. See the section titled “Risk Factors — Risks Related to Super Group’s Business — COVID-19 has affected our business and operations in a variety of ways. The pandemic restrictions may have affected our business, financial condition, results of operations and prospects, including as a result of the reduction in the quantity of global sporting events, closures or restrictions on business operations of our suppliers, partners and sports organizations and a decrease in consumer spending, and it may continue to do so in the future. On the other hand, we cannot assure you that consumers will not decrease online gaming activities as pandemic restrictions are loosened. These cross-currents may have unknown and adverse effects that are impossible for us to predict.”

Comparability of Financial Information

For Six Months Ended June 30, 2020, and June 30, 2021

Owing to the effects of the Business Combination, SGHC’s future results of operations and financial position may not be comparable to historical results. Furthermore, SGHC’s financial half years ending June 30, 2020, and June 30, 2021, both included one or more business acquisitions.

SGHC Limited acquired additional businesses during the half year ending June 30, 2021, which include mostly back-office service provider companies including DigiProc Consolidated Limited was acquired on April 14, 2021, Raichu Investments Proprietary Limited was acquired on April 19, 2021, Webhost Limited, Partner Media Limited, and Buffalo Partners Limited was acquired on April 9, 2021. Raging River Proprietary Limited was deemed to have been acquired on January 11, 2021. SGHC was formed on July 6, 2020. Based on these facts, the financial statements for SGHC Limited will consist of:

•	the period from January 1 to June 30, 2020 will include Pindus Holdings Limited and its subsidiaries and Fengari Holdings Limited and its subsidiaries;

•

the period from April 1, 2020 to June 30, 2020 will include Pindus Holdings Limited and its subsidiaries, Fengari Holdings Limited and its subsidiaries and Pelion Holdings Limited and its subsidiaries;

•

the period from January 1, 2021 to June 30, 2021 SGHC Limited will be included and its subsidiaries, including Pindus Holdings Limited and its subsidiaries, Fengari Holdings Limited and its subsidiaries and Pelion Holdings Limited and its subsidiaries;

•	for the period January 11, 2021 to June 30, 2021 SGHC Limited will be included and its newly acquired subsidiary Raging River Proprietary Limited; and

•

for the period April 9, 2021 to June 30, 2021 SGHC Limited will be included and its newly acquired subsidiaries of Webhost Limited, Partner Media Limited, and Buffalo Partners Limited, for the period April 19, 2021 to June 30, 2021 it will include the new subsidiary of Raichu Investments Proprietary Limited and its subsidiaries, and for the period April 14, 2021 to June 30, 2021 it will include the new subsidiary of DigiProc Consolidated Limited and its subsidiaries.

Accordingly, when considering the financial information that follows, the reader should bear in mind, particularly when comparing the Company’s performance in the half year ended June 30, 2021, with its performance in the half year ended June 30, 2020, that only Pindus Holdings, Fengari Holdings and their subsidiaries are included in full in both half years; that Pelion Holdings and its subsidiaries are included for only a part of the half year ended June 30, 2020; and that all of the other acquired entities and their subsidiaries are included only for varying parts of the half year ended June 30, 2021, notwithstanding that all entities were acquired as going concerns housing underlying businesses that had all been trading for several years prior to acquisition. See “— Key Components of Revenue and Expenses” later in this section.

For Years Ended December 31, 2019, and December 31, 2020

Owing to the effects of the Business Combination, SGHC’s future results of operations and financial position may not be comparable to historical results. Furthermore, SGHC’s financial years ending December 31, 2019, and December 31, 2020, both included one or more business acquisitions.

Fengari Holdings Limited was deemed to have been acquired on July 26, 2019. Fengari Holdings Limited acquired City Views on July 31, 2019. Pelion Holdings Limited was deemed to have been acquired on April 1, 2020. Pelion Holdings Limited acquired Lanester on May 4, 2020. Yakira Limited and Gazelle Limited were both acquired by Pindus Holdings Limited on September 30, 2020. Pindus Holdings Limited is the predecessor entity and its results will therefore be reflected in the financial statements prior to July 31, 2019. SGHC was formed on July 6, 2020. Based on these facts, the financial statements for SGHC Limited will consist of:

•	the period from January 1, 2019 to July 26, 2019 will include Pindus Holdings Limited and its subsidiaries;

•	the period from July 27, 2019 to March 31, 2020 will include Pindus Holdings Limited and its subsidiaries and Fengari Holdings Limited and its subsidiaries;

•

the period from April 1, 2020 to July 5, 2020 will include Pindus Holdings Limited and its subsidiaries, Fengari Holdings Limited and its subsidiaries and Pelion Holdings Limited and its subsidiaries; and

•

for the period ended to December 31, 2020 SGHC Limited will be included and its subsidiaries, including Pindus Holdings Limited and its subsidiaries (from October 1, 2020, inclusive of that date, the latter included Yakira Limited and Gazelle Limited which were both acquired by Pindus Holdings Limited on September 30, 2020), Fengari Holdings Limited and its subsidiaries and Pelion Holdings Limited and its subsidiaries.

Accordingly, when considering the financial information that follows, the reader should bear in mind, particularly when comparing the Company’s performance in the year ended December 31, 2020, with its performance in the year ended December 31, 2019, that only Pindus Holdings and its subsidiaries are included in full in both years; that Fengari Holdings and its subsidiaries are included for the full year ended December 31, 2020, but only a part of the year ended December 31, 2019; and that all of the other acquired entities and their subsidiaries are included only for varying parts of the year ended December 31, 2020, notwithstanding that all entities were acquired as going concerns housing underlying businesses that had all been trading for several years prior to acquisition. See “ — Key Components of Revenue and Expenses” later in this section.

Acquisition of Raging River

On January 11, 2021, Pindus Holdings, a subsidiary of SGHC entered into an option agreement with the shareholders of Raging River, pursuant to which it acquired the entire issued share capital of Raging River for a cash consideration. The option period was for the period commencing on the date of the Agreement (January 11, 2021) and ending on December 31, 2025. Pindus exercised the option on April 8, 2021. Pindus nominates SGHC SA under option to purchase 100% of share capital in Raging River. On January 11, 2021, the shares were transferred to SGHC SA as per the terms of agreement.

Acquisition of Operating Companies

On April 9, 2021, SGHC entered into an agreement to acquire Webhost Limited, a company providing procurement services to SGHC and City Views a subsidiary of SGHC also entered into agreements to acquire Partner Media limited and Buffalo Partners Limited, both companies providing marketing services to SGHC. On April 14, 2021 and April 19, 2021 SGHC entered into agreements to acquire DigiProc Consolidated and Raichu Investments, both entities which provide back-office administrative services to SGHC. These agreements were for a cash considerations.

Acquisition of Fengari

On October 7, 2020, SGHC entered into an agreement with the shareholders of Fengari, pursuant to which it acquired the entire issued share capital of Fengari, in consideration for the issue to the shareholders of Fengari of an aggregate of 13,638,493 ordinary shares of no par value each in SGHC, on the basis of one ordinary share for each share of Fengari sold. Immediately prior to the acquisition of Fengari by SGHC, the shareholders of Fengari were the same as the then shareholders of SGHC and held their shares in Fengari in the same proportions as they held their shares in SGHC. Accordingly, the shareholders of SGHC and their respective percentage ownership of SGHC were unchanged by the acquisition. The purpose of this transaction was to consolidate Fengari and its subsidiaries into the SGHC group while retaining the ultimate beneficial ownership position of Fengari.

From March 12, 2020, the ownership structure and holdings percentages of Fengari were identical to those which were acquired by the Company on October 7, 2020. Prior to this, all shareholders were present in the ownership structure. This ownership structure was in place from the time of Fengari’s incorporation on July 26, 2019. Based on this high degree of commonality of ownership with the Company from incorporation and the acquisition of City Views by Fengari on July 31, 2019, management concluded that Fengari should be included in the SGHC financial statements from August 1, 2019, inclusive of that date.

Acquisition of Pelion

On October 7, 2020, SGHC entered into an agreement with the shareholders of Pelion, pursuant to which it acquired the entire issued share capital of Pelion in consideration for the issue to the shareholders of Pelion of an aggregate of 13,638,493 ordinary shares of no par value each in SGHC on the basis of one ordinary share for each share of Pelion sold. Immediately prior to the acquisition of Pelion by SGHC, the shareholders of Pelion were the same as the then shareholders of SGHC and held their shares in Pelion in the same proportions as they held their shares in SGHC. Accordingly, the shareholders of SGHC and their respective percentage ownership of SGHC were unchanged by the acquisition. The purpose of this transaction was to consolidate Pelion and its subsidiaries into the SGHC group while retaining the ultimate beneficial ownership position of Pelion.

Pelion was incorporated as a holding company on April 1, 2020, and shortly thereafter, on May 4, 2020, acquired Lanester Investments Limited. At the time of incorporation of Pelion on April 1, 2020, the ownership structure and holdings percentages of Pelion were identical to those which were acquired by SGHC Limited on October 7, 2020. The Company believes that the combination including Pelion with the Company should be deemed to have occurred on April 1, 2020, with acquisition by the Company of Lanester Investments Limited on May 4, 2020, accounted for as a business combination on that date.

Due to the scale of the businesses acquired in the years ended December 31, 2019 and December 31, 2020, and the resulting impact of their consolidation with Pindus and Fengari on the financial results of SGHC during the year ended December 31, 2020, the comparative discussion of the financial results of SGHC for the year ended December 31, 2020, and of Pindus and Fengari for the year ended December 31, 2019, may be of limited use in assessing the performance of the business year-over-year.

See also the section titled “ — Business Combination, Reorganization and Public Company Costs.”

Key Factors Affecting Operating Results

SGHC believes that its performance and future success depend on several factors that present significant opportunities for SGHC but also pose risks and challenges, including those discussed below and in the section titled “Risk Factors — Risks Related to Super Group’s Business.” SGHC’s financial position and results of operations depend to a significant extent on the following factors:

Ability to Acquire, Retain and Monetize Customers

SGHC’s ability to effectively market its offerings is critical to operational success. The Company undertakes a variety of marketing initiatives, include traditional marketing channels (such as television, print and radio), digital marketing (such as online display advertising, search engine marketing, social media and “affiliates” marketing, the latter being an industry term describing independent third-party marketing agencies which despite the word “affiliate” are not affiliated with the Company in the ordinary sense of the word) and retention marketing (including via email, text messages and social media). Traditional marketing channels are by their nature difficult to measure. Digital marketing is typically more measurable but somewhat more complex to undertake. Retention marketing is subject to customer consent which is not always granted or may be revoked. In all cases it is therefore difficult to extrapolate the Company’s past performance into the future and/or into new markets where SGHC has not previously marketed its products and offerings.

In all of its marketing channels SGHC makes widespread use of incentives, also called bonuses or comps, which are accounted for as a deduction in the calculation of its revenues. The Company attempts to evaluate its customers individually and in real-time using a wide range of data points and with reference to proprietary models of customer behavior and profitability. Customer behavior and competitive forces are constantly evolving and it is therefore difficult to extrapolate the Company’s past performance into the future and/or into new markets where it has not previously marketed its products and offerings.

SGHC’s ability to execute on its marketing plans are subject to regulatory constraints in each market and it is not unusual for marketing-related regulations to change from time to time. The Company therefore cannot be certain that historic marketing channels will be available to it in the future and/or whether it will be allowed to utilize the same incentivization mechanisms in the future.

While SGHC is continuing to assess the efficiency of its marketing activities, the Company’s limited operating history and the relative novelty of the online casino and sports wagering industries in certain markets or geographic regions makes it difficult for the Company to predict when it will achieve its longer-term profitability objectives.

Industry Trends and Competitive Landscape

SGHC operates within the global entertainment, betting and gaming industries, which are comprised of diverse products and offerings that compete for consumers’ time and disposable income. As the Company prepares to enter new jurisdictions, it expects to face significant competition from other established industry players, some of which may have access to more resources and/or may have more experience in online casino and sports wagering in these jurisdictions. In existing jurisdictions the Company also expects to face significant competition from existing competitors and new entrants, while in both new and existing jurisdictions ancillary product categories such as daily fantasy sports, casual games and financial services where products are evolving over time to include “gamification” features that often closely resemble gambling.

Legalization, Regulation and Taxation

SGHC’s growth depends on expanding its activities in existing markets, as well as on successfully entering new markets and new geographies around the world. Management believes that incremental legalization and regulation of online casino and sports wagering, derived from governments’ desire to protect consumers and increase tax revenues, will create global opportunities for the Company to expand into newly regulated markets worldwide, although no specific timeline has been confirmed for the Company. For example, in the United States online sports wagering’s prospects were made possible after the United States Supreme Court repealed PASPA in May 2018, as unconstitutional, which had the effect of lifting federal restrictions on sports betting and thereby allowing states to determine the legality of such commercial activities. As another example, the Canadian Parliament recently passed legislation allowing provinces to regulate single-game wagering within each province. SGHC’s strategy is to monitor closely changes in regulations that enable expansion of existing markets or entry into new markets, and seize such opportunities in a financially prudent manner. The rate in which existing and new jurisdictions undergo regulatory changes, and online casinos and sports wagering markets expand (in the case of existing markets) or become legal (in the case of new ones), will impact the prospects and pace of SGHC’s growth, as it continues to expand its global footprint.

The process of securing the necessary licenses or partnerships to operate in a new jurisdiction may take longer than SGHC anticipates. In addition, legislative or regulatory changes or restrictions and gaming taxes may make it less attractive or more difficult for the Company to do business in a particular jurisdiction, and may impact the Company’s profitability in both positive and negative ways that make the overall net effect hard to predict. In the past, when countries have introduced regulatory frameworks, the Company’s financial results have been impacted by, amongst other things, increased taxation and compliance costs, offset by improvements in other costs of doing business such as payment processing and product costs. In some cases the introduction of a restrictive regulatory regime has resulted in a decrease in the size of the market, whereas in others a liberal regulatory regime has led to an increase in the size of the market. Further, certain jurisdictions require the Company to have a relationship with a land-based casino for online sports and/or casino wagering access, which tends to increase the Company’s costs of revenue. Countries and/or states that have established state-run monopolies may limit opportunities for private operators.

Countries and/or states impose tax rates on online casino and sports wagering, which may vary substantially between jurisdictions. In the United States, once DGC has been acquired, SGHC will also be subject to a federal excise tax of 0.25% on the amount of each sports wager placed. Some jurisdictions impose constraints on the amounts of money that customers are allowed to deposit and/or lose (“loss limits”), sometimes in absolute terms without reference to the means of individual customers. Some jurisdictions impose constraints on the nature and extent of the marketing that may be undertaken in relation to the Company’s products. Management believes that the jurisdictions that will create the most compelling levels of profitability for the Company are jurisdictions with both online casino and sports wagering at favorable tax rates, with customer loss limits at levels that relate responsibly to what customers can afford to gamble with, and with marketing regulations that enable the Company to engage meaningfully with its customers. Conversely, management expects that a minority of jurisdictions will set tax rates at unprofitable levels and/or will set customer loss limits at arbitrarily low levels and/or will impose onerous constraints on marketing, in which case the Company might not be able to profitably trade in such jurisdictions.

Managing Wagering Risk

The online casino gaming and online sports wagering businesses are characterized by an element of chance. Accordingly, SGHC employs theoretical win rates and probability distributions to estimate what a certain type of online casino wager or online sports wager, on average, will win or lose in the long run. Revenue is impacted by variations in the hold percentage (the ratio of winnings to total amount wagered) with respect to the online casino and online sports wagering that SGHC offers to its customers. SGHC uses the hold percentage as an indicator of an online casino game’s or online sports wager’s performance against its expected outcome. Although each online casino wager or online sports wager generally performs within a defined statistical range of outcomes in the long run, actual outcomes may vary for any given period, particularly in the short term.

In the short term, for online casino wagering and online sports wagering, the element of chance may affect win rates (hold percentages); these win rates, particularly for online sports wagering, may also be affected in the short term by factors that are largely beyond the Company’s control, such as unanticipated event outcomes, a customer’s skill, experience and behavior, the mix of games played or wagers placed, the financial resources of customers, the volume of wagers placed and the amount of time spent gambling. Factors that are nominally within the Company’s control, such as the level of incentives or bonuses or comps given to customers, might not, for various reasons both within and beyond the Company’s control, be well-controlled and hence in turn might impact win rates. For online casino games, it is possible that a random number generator outcome or game will malfunction or is otherwise misprogrammed to pay out wins in excess of the game’s mathematical design and award errant prizes. For online sports wagering, it is possible that the Company’s platform erroneously posts odds or is otherwise misprogrammed to pay out odds that are highly favorable to bettors, and bettors place wagers before the odds are corrected. Additionally, odds compilers and risk managers are capable of human error, so even if the Company’s wagering products are subject to a capped payout, significant volatility can occur. Similarly, inadvertently over-incentivizing customers can convert a sports wager or casino game that would otherwise have been expected to be profitable for the Company into one with a positive expectation for the player.

A further factor particularly of relevance to some areas of SGHC’s sports betting business concerns the volatility inherent in certain types of wagers, particularly parlay or accumulator wagers, which are single wagers that link together two or more individual wagers and are dependent on all of those wagers winning together. It is not unusual for a large number of customers to back similar outcomes, and if a high proportion of those outcomes transpire then it is possible that in aggregate these customers will win large sums of money. This is an expected and normal feature of the business that the Company has in the past experienced and expects that it will do so again in the future.

As a result of the variability in these factors, the actual win rates on the Company’s online casino games and online sports wagers may differ from the theoretical win rates it has estimated and could result in the winnings of its online casino games or sports betting customers exceeding those anticipated. The variability of win rates (hold percentages) also has the potential to adversely affect the Company’s business, financial condition, results of operations, prospects and cash flows. See “Risk Factors — Risks Related to Super Group’s Business — Our business depends on the success, including win or hold rates, of existing and future online betting and gaming products, which rely on a variety of factors and are not completely controlled by us.”

Technology and Products

Management believes that pragmatic and commercial product selection for purposes of speed-to-market and product-market fit is a key driver of the success of the business. The Company therefore evaluates each new market independently in order to determine whether the interests of the business would be best served by deploying the Company’s proprietary sports betting product or the original flagship bespoke-developed product or alternate third-party product. Such decisions are also influenced by numerous other factors, such as regulatory constraints and the amount of product customization required to meet such constraints, and the maturity of the market under consideration. Similar considerations are applied in the decision as to which casino games of the available products would be best suited for any particular new market.

Management believes that some of the growth of the Company has been achieved due to this approach but cannot be certain that this will be replicated in future. While the Company has derived much experience from the diverse requirements of the 22 licenses that it already holds, there can be no certainty that such experience will be of any assistance in further new markets, or that the Company will be able to achieve suitable product-market fit in future new markets, either by way of customizing existing product or sourcing additional new products.

Regardless of the product or products selected, the Company will always seek to overlay its own proprietary technology with the intention of achieving competitive advantage. This is particularly true in the area of data and analytics, where the Company’s goal is to be able to evaluate all of its customers in granular detail in real-time so that it can in turn interact, intervene, incentivize and encourage (or discourage, as the case may be) behaviors that are both responsible for the customer and profitable for the Company.

Management believes that a meaningful part of the Company’s growth can be attributed to competitive advantage achieved in this way, but by the nature of such things cannot quantify this belief in any meaningful way and therefore cannot be certain that any such competitive advantage (if it exists) will persist into the future or be replicable in new markets or that competitors will not develop competing technologies (to the extent that they haven’t already done so) in order to substantially erode any such advantage that the Company might currently enjoy.

Seasonality

SGHC’s sport-focused Betway offerings trade in many major markets in both hemispheres and hence benefit from the year-round sporting calendar. Different sporting leagues and events are relatively more or less important in different markets and hence the business benefits from a natural degree of diversification. Sporting events of all sorts take place every day around the world in multiple time zones and, particularly with the advent of virtual sports and eSports, events are available for wagering 24/7/365.

Sports betting is however subject to seasonal fluctuations that may impact revenues and cash flows. Most major sporting leagues and events do not operate year-round and hence SGHC’s operations will be impacted by variations in the sporting calendar over the course of a year. In particular, certain sports leagues operate formats (playoffs, championships, cup finals, etc.) that naturally result in increased customer interest as the end of the season approaches for those sports. Similarly, certain sporting events only operate at specific times of the year (major horse races, major tennis tournaments, etc.) and certain other events only operate on a multi-year cycle (Olympics, FIFA World Cup, etc.).

These phenomena will naturally lead to increased revenues at such times of the year or in major international tournament years, and conversely will result in reduced revenues during off-season periods or in non-tournament years.

For example, Betway’s revenues are often impacted by the calendars of the major European and African football (soccer) leagues, international and Indian Premier League cricket, major American sports leagues, marquee horse racing events, major professional tennis tournaments and the FIFA World Cup. The Company naturally seeks to adapt marketing efforts accordingly, taking advantage of additional opportunities for profitable growth whenever they present while mitigating potentially negative effects on profits by adjusting marketing appropriately in off-season periods.

In contrast, the Spin portfolio of casino brands is largely unaffected by seasonality in aggregate as online casino gaming is largely an individual activity unaffected by external calendars. Management believes that there is however some evidence that seasonality effects may occur at the time of certain major national holidays and/or vacation periods and hence it may occur that SGHC’s revenues and cashflow might be adversely affected during times of year when customers are naturally more likely to engage with other non-gaming activities.

Key Components of Revenue and Expenses

When considering the financial information that follows, the reader should bear in mind when comparing the Company’s performance in the year ended December 31, 2020, with its performance in the year ended December 31, 2019, that Pindus and its subsidiaries are included in full in both years; that Fengari and its subsidiaries are included for the full year ended December 31, 2020, but only part of the year ended December 31, 2019; and that all of the other acquired entities and their subsidiaries are included only for varying parts of the year ended December 31, 2020, notwithstanding that all entities were acquired as going concerns housing underlying businesses that had all been trading for several years already.

Monthly Active Customers

SGHC uses monthly active customers (“MAC”) as an important measure of its customer base. The Company defines MAC as the number of registered customer accounts that wager at the Company’s online casino games and/or sports betting offerings at least once during a particular month. This metric is calculated using internal company data and is not validated, audited or reviewed by an independent party. The size and growth of SGHC’s monthly active customers directly affects the Company’s revenue generated from its online casino games and sports betting offerings, as well as its operating expenses associated with the infrastructure and customer support that is necessary to service customers.

The following tables have been prepared on a pro forma consolidated comparable full-year basis, which is to say that they have been prepared as if all of the entities acquired by the Company during the course of 2019 and 2020 had instead been owned by the Company from January 1, 2019, and show SGHC’s pro forma average MAC over the first six months of 2019, 2020 and 2021 and associated year-on-year growth rates. MAC numbers were significantly negatively impacted in the first 6 months of 2020 by the COVID-19 pandemic, particularly due to the cancellation of sporting events and resulting sharp reduction in sports betting activity between March and June 2020. Accordingly, the year-on-year growth rate shown below for the first six months of 2021 as compared to the first six months of 2020 is likely to be somewhat higher than that which would have been the case in the absence of the COVID-19 pandemic.

Average MAC for 6-month periods ending
	Value millions	Growth millions	%
June 2019	0.93	—	—
June 2020	1.13	0.21	22%
June 2021	2.52	1.39	122%

SGHC intends to pursue MAC growth, particularly in regions such as the United States, where the Company aims to focus its efforts on expanding its global footprint.

Revenue

SGHC generates revenue through income earned from online gaming activities, comprising online casino games and sports betting, plus fees from brand licensing agreements. SGHC’s revenue from casino games and sports betting is the sum of amounts won from customers by the sportsbook and casino, less certain customer incentives, and adjusted for the fair market value of gains and losses on open betting positions. SGHC’s revenue is recognized net of adjustments for utilized customer incentives and VAT and GST in countries where these taxes are applicable. SGHC’s revenue is therefore calculated as revenue from casino games and sports betting plus fees from brand licensing agreements minus utilized customer incentives adjustments minus VAT minus GST.

Revenues generated from online casino games and sports betting are recognized at fair value, representing the amount staked by the customer adjusted for any customer incentives. They are subsequently remeasured when the transaction price is known and the amount payable is confirmed, at which point the movement is recorded as a gain or loss in SGHC’s consolidated financial statements. Such gains and losses arise from similar transactions and are therefore offset within revenue. Subsequent changes in these fair values are recorded in the Company’s consolidated financial statements, provided that it is probable that economic benefits will flow to SGHC and the revenue can be reliably measured.

SGHC recognizes net gaming revenue transactions at the point at which they are settled. Any open positions at period end are fair valued with the resulting gain or loss recorded in the Company’s consolidated financial statements. Customer liabilities related to these timing differences are accounted for as derivative financial instruments.

Revenue also includes brand licensing revenues generated by the provision of the Betway brand to other online gambling companies. Brand licensing revenues are recognized over time on a monthly basis in line with either the month in which the licensing revenue is generated or as agreed in fixed contractual terms. The majority of licensing revenue is generated from fixed fee per month contract terms with the remaining licensing revenue generated through contracts specifying a set percentage of Betway’s global brand marketing spend.

SGHC has two operating segments and reportable segments: Betway and Spin. The characteristic of these operating segments is that both engage in business activities from which it may recognize revenues and incur expenses and these segments can be disaggregated by various characteristics but mostly by brand.

SGHC’s sports betting revenue is mostly generated by Betway, which also generates some revenue from online casino. Online casino revenue is mainly generated by Spin (which consists of more than 20 separate brands collectively referred to as Spin), which also generates a small amount of revenue from sports betting. Revenue and costs are reasonably allocated between Betway and Spin based on how management views these groups for performance management and decision-making purposes.

Direct Marketing Expenses

Marketing expenses are broken out into the following marketing channels: acquisition and retention marketing, search optimization and digital, “affiliates” marketing, and brand marketing or sponsorships. This item also includes compensation, commissions and benefits, event attendance, event sponsorships, association memberships, marketing subscriptions, and third-party consulting fees.

Direct expenses consists primarily of costs relating to fraud, and merchant and processing costs relating to customer deposits and withdrawals. The operating expense group also includes costs relating to royalties paid to content and product providers. Operating expenses also include taxes paid on gaming and sports betting activities in jurisdictions with a gaming tax regime and other operational irrecoverable value added taxes and withholding taxes. Also included are personnel costs, including executive salaries, bonuses and benefits as well as rental, rates and levies and certain office-related and travel expenses. Exchange rate adjustment and restatements are included under this item.

General and Administrative Expenses

General and administrative expenses includes professional services (including legal, regulatory, audit and licensing-related), legal settlements and contingencies. Administrative expenses also include technology-related expenses relating to subscriptions, operational software, domain management and license costs. Expenses paid to outsource services providers are also included under this item.

Depreciation and Amortization

Depreciation and amortization is provided on property and equipment over the estimated useful lives on a straight-line basis. Depreciation and amortization also includes the amortization of intangible assets as well as right of use assets written off on a straight-line basis. Upon retirement or disposal, the cost of the asset disposed of and the related accumulated depreciation are removed from the accounts and any gain or loss is reflected in the loss from operations. No depreciation or amortization expense is allowed for in respect of any of the marketing, operating or general and administrative expenses.

Finance Expense (Income)

Finance expenses consists primarily of interest paid in respect of loans payable.

Finance incomes consist primarily of interest received in respect of loans receivable.

Income Tax Expense

SGHC accounts for income taxes using the asset and liability method whereby deferred income taxes are recognized for the tax consequences of temporary differences between the financial statement carrying amounts and the tax basis of the assets and liabilities. The provision for income taxes reflects income earned and taxed. Current income tax relating to items recognized directly in equity is recognized in equity and not in the consolidated statement of profit and loss.

Results of Operations

SGHC was incorporated in July 2020, with the designed purpose of becoming the ultimate parent company of Pindus Holdings Limited, Fengari Holdings Limited, and Pelion Holdings Limited, through a reorganization of entities with common ownership. On October 7, 2020, SGHC entered into a reorganization.

Six Months Ended June 30, 2021, Compared to Six Months Ended June 30, 2020

In the composition of SGHC’s consolidated financial statements for half years ending June 30, 2020 and June 30, 2021, Pindus and Fengari’s results will be for the full half year from January 1 to June 30 for the respective years of 2020 and 2021.

For the period ending June 30, 2020 onwards, Pelion was incorporated as a holding company on April 1, 2020, and thereafter on May 4, 2020, it acquired Lanester Investments Limited. The combination including Pelion with SGHC occurred on April 1, 2020. Given the acquisition date of Lanester, Pelion was included in the SGHC financial statements from May 4, 2020, inclusive of that date.

For the period ending June 30, 2021 the results for Yakira and Gazelle are also included. In September 30, 2020, these two entities were acquired by Pindus, being Yakira Limited and Gazelle Management Holdings Limited.

For the period ending June 30, 2021 the results will also reflect the acquisitions of a company which is licensed in South Africa, Raging River Proprietary Limited for the period January 11, 2021 to June 3, 2021.

For the period ending June 30, 2021 the results will also reflect the 2021 acquisitions of the operating companies which include Digiproc Consolidated Limited for the period April 14, 2021 to June 3, 2021, Raichu Investments Proprietary Limited for the period of April 19, 2021 to June 30, 2021 and Webhost Limited, Partner Media Limited, and Buffalo Partners Limited for the period of April 9, 2021 to June 30, 2021.

Pelion and Fengari together house the SGHC business and brands collectively known as Spin, while Pindus (Including Yakira and Gazelle), as well as the newly acquired Raging River, houses the business known as Betway.

DigiProc Consolidated, Raichu Investments, Webhost, Partner Media and Buffalo Partners all reflects the costs under Head Office, the revenue eliminates out under the SGHC consolidation, except for other revenue earned in DigiProc Consolidated from external processors.

The following table sets forth SGHC’s historical consolidated results of operations for the annual periods indicated:

(Euro in thousands)		Spin		Betway Licensed				Betway		Spin		Betway
	SGHC	Pelion	Fengari	Yakira	Gazelle	Raging River	SGHC (Head Office)	Pindus	SGHC	Pelion	Fengari	Pindus
	For the period ended June 30, 2021	For the period ended June 30, 2021	For the period ended June 30, 2021	For the period ended June 30, 2021	For the period ended June 30, 2021	Period from Jan 11 to June 30, 2021	For the period ended June 30, 2021	For the period ended June 30, 2021	For the period ended June 30, 2020	For the Period from May 4 to June 30, 2020	For the period ended June 30, 2021	For the period ended June 30, 2021
Revenue	667,010	37,396	285,970	5,844	40,486	41,204	523	255,587	393,085	16,300	216,292	160,493
Direct and marketing expenses	(443,065)	(11,612)	(168,445)	(6,281)	(28,215)	(22,541)	(25,781)	(180,190)	(274,476)	(9,910)	(132,166)	(132,400)
General and administrative expenses	(79,060)	(7,122)	(36,567)	(2,616)	(7,045)	(3,610)	8,333	(30,433)	(52,862)	(2,261)	(26,811)	(23,790)
Depreciation and amortization expense	(41,981)	(5,288)	(12,187)	(723)	(7,171)	(5,832)	(536)	(10,244)	(25,123)	(1,669)	(13,346)	(10,108)

Profit from operations	102,904	13,374	68,771	(3,776)	(1,945)	9,221	(17,461)	34,720	40,624	2,460	43,969	(5,805)
Finance income	688	5	172	2	271	182	18	38	18	—	11	7
Finance expense	(5,755)	(198)	(68)	(34)	(14)	(8)	(96)	(5,337)	(5,012)	(88)	(19)	(4,905)
Gain on bargain purchase	10,661	—	—	—	—	10,047	614	—	17,487	17,487	—	—

Profit before taxation	108,498	13,181	68,875	(3,808)	(1,688)	19,442	(16,925)	29,421	53,117	19,859	43,961	(10,703)
Income tax expense	(6,011)	217	(1,567)	96	(1,561)	(2,730)	(122)	(344)	1,253	251	1,322	(320)

Profit for the period	102,487	13,398	67,308	(3,712)	(3,249)	16,712	(17,047)	29,077	54,370	20,110	45,283	(11,023)

Revenue

	SGHC	Betway	Pindus	Gazelle	Yakira	Raging River	Spin	Pelion	Fengari	Other
(Euro in thousands) 2021	For the period ended June 30, 2021	For the period ended June 30, 2021	For the period ended June 30, 2021	For the period ended June 30, 2021	For the period ended June 30, 2021	Period from Jan 11 to June 30, 2021	For the period ended June 30, 2021	For the period ended June 30, 2021	For the period ended June 30, 2021
Online casino	446,530	124,245	108,127	11,437	4,681	—	322,285	37,259	285,026	—
Sports betting	178,869	177,925	106,509	29,049	1,163	41,204	944	—	944	—

Net Gaming Revenue	625,399	302,170	214,636	40,486	5,844	41,204	323,229	37,259	285,970	—
Brand licensing	41,088	40,951	40,951	—	—	—	137	137	—	—
Other[1]	523	—	—	—	—	—	—	—	—	523

Revenue	667,010	343,121	255,587	40,486	5,844	41,204	323,366	37,396	285,970	523

1.

As referenced in note 6 of the Interim Condensed Consolidated Financial Statement incorporated by reference in this prospectus other includes revenue received from external processors of €0.5 million, this is offset by intergroup elimination entries that are not allocated to a CGU

	SGHC	Betway	Pindus	Gazelle	Yakira	Raging River	Spin	Pelion	Fengari	Other
(Euro in thousands) 2020	For the period January 1 through to June 2020	For the period January 1 through to June 2020	For the period January 1 through to June 2020				For the period ended June 30, 2020	From May 4 to June 30, 2021	For the period January 1 through to June 2020
Online casino	309,614	77,473	77,473	—	—	—	232,141	15,381	216,760	—
Sports betting	55,386	55,854	55,854	—	—	—	(468)	—	(468)	—

Net Gaming Revenue	365,000	133,327	133,327	—	—	—	231,673	15,381	216,292	—
Brand licensing	28,085	27,166	27,166	—	—	—	919	919	—	—

Total Group revenue	393,085	160,493	160,493	—	—	—	232,592	16,300	216,292	—

Revenue for SGHC has increased by €274 million or 41% to €667 million for half year ended June 30, 2021 compared to €393 million for the half year ended June 30, 2020.

Revenue for Pindus increased by €95 million or 39% to €225.6 million for the half year ended June 30, 2021, compared with €160.5 million for the half year ended June 30, 2020. This increase was provided by growth in brand license fee income, which increased as a result of contractual fee renegotiation by €13.8 million or 51% to €41 million for the half year ended June 30, 2021, compared with €27.2 million for the half year ended June 30, 2020.

As a result of the impact of the COVID-19 pandemic and in particular the wholesale cancellation of sporting events in the months of March, April, May and June 2020, which mostly recovered during the early part of 2021 led to an increase in the net gaming revenue for Pindus of €95.1 million or 59% to €255.6 million for the half year ended June 30, 2021, compared with €160.5 million for the half year ended June 30, 2020. The increase in revenue is due to the increase in sports and casino revenue but also due to efficiencies in bonus allocations as well as changes in regulation in certain markets such as Spain on the allowance of sign-up bonuses. There was also a decrease in divestment provisions which increased the net gaming revenue for the periods compared.

Sports net gaming revenue for Pindus increased by €50.7 million or 91% to €106.5 million for the half year ended June 30, 2021, compared with €55.9 million for the half year ended June 30, 2020. Casino net gaming revenue for Pindus increased by only €30.7 million or 40% to €108.1 million for the half year ended June 30, 2021, compared with €77.5 million for the half year ended June 30, 2020. The significant growth in sports revenue during 2021 is mainly due to the recovery of the sports wagering due to the post COVID-19 impact of the pandemic on live sporting events across the world. The increase in revenue is also due to the result of increased marketing strategies such as the NFL and NBA sponsorships during the season in the half year ending June 30, 2021.

Revenue for Fengari increased by €70 million or 32% for the half year ended June 30, 2021, to €286 million compared to €216.3 million for the half year ended June 30, 2020. Casino net gaming revenue in Fengari increased by €68.2 million or 31%, compared to gaming revenue of €285 million for the half year ended June 30, 2021, compared with €216.3 million, for in the half year ended June 30, 2020. The increase in revenue is mainly due to enhanced marketing strategies as well as efficiencies in bonus allocations across all markets.

Additional casino net gaming revenue was derived from the acquisition during 2020 of Pelion, Yakira and Gazelle, adding a further €53.4 million or 12% of aggregate casino net gaming revenue in the half year ended June 30, 2021, taking the total to €444.5 million for the half year ended June 30, 2021.

Additional sports net gaming revenue was derived from the acquisition during 2020 of Yakira and Gazelle, adding a further €30.2 million or 17% of aggregate sports net gaming revenue in the half year ended June 30, 2021 as well as the acquisition during 2021 of Raging River adding a further €43.3 million or 24% of aggregate sports net gaming revenue taking the total to €180 million for the half year ended June 30, 2021.

The Betway segment (comprising Pindus, Raging River, Yakira and Gazelle) contributed €343.1 million or 51% of total revenue and the Spin segment (comprising Fengari and Pelion) contributed €323,7 million or 49% of total revenue of €667 million in the half year ended June 30, 2021.

Direct and Marketing Expenses

	For the half year ended June 30, 2021				For the half year ended June 30, 2020
(Euro in thousands)	SGHC	Other	Spin	Betway Licensed	Betway	SGHC	Spin	Betway
Direct Expenses	267,495	25,980	105,150	36,934	99,431	167,487	90,898	76,589
Gaming tax, license costs
and other tax	25,034	163	2,779	10,296	11,796	16,693	2,934	13,759
Processing & Fraud Costs	85,760	1,569	39,873	10,175	34,143	42,154	26,940	15,214
Royalties	107,511	—	71,000	8,203	28,308	75,517	57,620	17,897
Staff related expenses	32,913	2,775	209	3,995	25,934	25,308	148	25,160
Other operational costs	11,902	21,303	(7,534)	2,864	(4,731)	8,703	963	7,740
Financing Expenses	2,920	147	438	1,444	891	2,957	2,210	747
Costs relating to currency movements	1,455	23	(1,615)	(43)	3,090	(3,845)	83	(3,928)
Marketing Expenses	175,570	(199)	74,907	20,103	80,759	106,989	51,178	55,811

Direct and marketing expenses	443,065	25,781	180,057	57,037	180,190	274,476	142,076	132,400

Marketing expenditure in the Betway (Pindus) segment increased by €25 million or 45% for the half year ended June 30, 2021, to €80.8 million compared with €55.8 million for the half year ended June 30, 2020. This increase is mainly attributable to the reduction in marketing spend during 2020 due to the cancellation of major sporting leagues and events due to COVID-19 lockdowns around the world during. Marketing spend normalized during the first part of 2021.

Marketing expenditure in the Spin segment increased by €23.8 million or 47% for the half year ended June 30, 2021, to €75 million compared with €51.2 million for the half year ended June 30, 2020, which is within the marketing strategy and budget for 2021.

Direct expenditure in the Betway segment increased by €22.8 million or 30% in the half year ended June 30, 2021, to €99.4 million compared with €76.6 million for the half year ended June 30, 2020, mainly attributable to the impact of the increase in revenue which directly increase the cost of revenue including gaming tax and license costs, processing and fraud costs and royalties. Cost of revenue for the Betway segment increased by €27.4 million or 58% to €74.2 million for the half year ended June 30, 2021, compared to €46.8 million for the half year ended June 30, 2020.

Direct expenses in the Spin segment increased by €14.3 million or 16% for the half year ended June 30, 2021, to €105.1 million compared with €90.9 million for the half year ended June 30, 2020. This is mainly attributable to the increase of the cost of revenue which increase in line with the increase in revenue. Cost of revenue for the Spin segment increased by €26.2 million or 30% to €113.7 million for the half year ended June 30, 2021, compared to €87.5 million for the half year ended June 30, 2020.

Staff related expenses remained largely flat for both the Spin and Betway segments because of operational efficiencies.

The acquisitions of Yakira and Gazelle (September 30, 2020) as well as Raging River (January 11,2021) referred to as the Betway Licensed segment, contributed €57 million or 13% to the total SGHC direct and marketing expenses totaling to €443 million for the half year ending June 30, 2021.

General and Administrative Expenses

(Euro in thousands)	For the half year ended June 30, 2021 Betway					For the half year ended June 30, 2020
	SGHC	Other	Spin	Betway Licensed	Betway	SGHC	Spin	Betway
Outsource fees	58,889	2,630	32,994	8,706	14,559	41,872	27,633	14,239
Technology and infrastructure costs	7,097	719	303	410	5,665	4,312	186	4,126
Other administrative costs	13,074	(11,682)	10,392	4,155	10,209	6,678	1,253	5,425

General and administrative expenses	79,060	(8,333)	43,689	13,271	30,433	52,862	29,072	23,790

In the Betway (Pindus) segment, general and administrative expenditure increased with €7.7 million or 33% to €30.4 million for the half year ended June 30, 2021, compared to €22.7 million for the half year ended June 30, 2020. Outsource fees increased by €1.4 million or 11% to €14.6 million for the half year ended June 30, 2021, mainly due to inflationary increases. Technology and infrastructure costs increased by €1.5 million or 37% to €5.6 million for the half year ended June 30, 2021, primarily due to the cost of provisioning technology for enabling all staff to work from home.

General and administrative expenses for the Spin segment increased by €18.2 million or 71.6% to €43.7 million for the half year ended June 30, 2021, compared to €25.5 million for the half year ended June 30, 2020. This increase is due to the acquisition of Pelion on May 4, 2020, in comparison to Pelion adding the full six months of general and administration expenses for the half year ended June 30, 2021.

The acquisition of Yakira and Gazelle (September 30, 2020) contributed €9.7 million to general and administrative expenses for the Betway Licensed segment for the half year ending June 30, 2021 and the acquisition of Raging River (January 11, 2021) contributed €3.6 million to general and administrative expenses for the Betway Licensed segment for the half year ending June 30, 2021.

SGHC’s total general and administrative expense for the half year ended June 30, 2021, was €79.1 million.

Depreciation and Amortization

Depreciation and amortization expenditure for Pindus saw a minor decrease of €0.14 million or 1% for the half year ended June 30, 2021, compared with the half year ended June 30, 2020. This was mainly due to a decrease in capitalized internally developed software intended for the automation of responsible gaming and anti- money laundering components of customer-facing websites and apps. Depreciation and amortization expenditure for Fengari decrease by €1.2 million or 8.7% to €12.2 million for the half year ending June 30, 2021, in comparison to €13.4 million for the half year ended June 30, 2020.

The acquisition of the other Betway entities, Yakira and Gazelle (during 2020) contributed €7.9 million while the acquisition of Raging River (during 2021) contributed €5.8 million. Pelion (acquired into the Spin segment) contributed a further €5.3 million to SGHC’s total depreciation and amortization expenses of €42 million for the half year ended June 30, 2021 compared to €25.1 million for the half year ended June 30, 2020.

Income Tax Expense

Income tax expense for Pindus for the half year ended June 30, 2021, decreased by €0.02 million or 7.5% to €0.34 million, compared with an income tax expense of €0.32 million for the half year ended June 30, 2020, resulting in effective tax rates of 0.13% and 0.20%, respectively for the periods.

SGHC total tax expense was €6 million for the half year ended June 30, 2021, and an effective tax rate of 0.6% for the half year. The low effective tax rate is mainly due to deferred tax recognized on the business acquisitions and timing differences.

Net Profit

SGHC’s total profit for the half year ending June 30, 2021, was €102.5 million.

Pindus’s profit increased by €40.1 million for the year or (364)% to €29.1 million for the half year ending June 30, 2021, from a loss of €11.0 million for the half year ended June 30, 2020.

Fengari’s profit increased by €22 million for the year or 48.6% to €67.3 million for the half year ending June 30, 2021, compared to €45.3 million for the half year ended June 30, 2020.

Non-GAAP Financial Information

EBITDA

This prospectus includes EBITDA, which is a non-GAAP company-specific performance measure that SGHC uses to supplement the Company’s results presented in accordance with IFRS. EBITDA is defined as profit for the period before depreciation, amortization, financial income, financial expense and tax expense/credit.

Adjusted EBITDA

This prospectus includes Adjusted EBITDA, which is a non-GAAP company-specific performance measure that SGHC uses to supplement the Company’s results presented in accordance with IFRS. Adjusted EBITDA is defined as EBITDA minus gain on bargain purchase. SGHC believes that Adjusted EBITDA is useful in evaluating the Company’s operating performance as it is similar to measures reported by the Company’s public competitors and is regularly used by securities analysts, institutional investors and other interested parties in analyzing operating performance and prospects. Adjusted EBITDA is not intended to be a substitute for any IFRS financial measure and, as calculated, may not be comparable to other similarly titled measures of performance of other companies in other industries or within the same industry.

Because of these limitations, Adjusted EBITDA should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP. SGHC compensates for these limitations by relying primarily on its GAAP results and using Adjusted EBITDA on a supplemental basis. You should review the reconciliation of net loss to Adjusted EBITDA below and not rely on any single financial measure to evaluate SGHC’s business.

Net Gaming Revenue

Net Gaming Revenue (“NGR”) is Gross Gaming Revenue (inclusive of both online casino and sports betting) minus bonuses and comps and incentives, minus payments to casino game suppliers in order to fund progressive jackpot network games, and minus value-added tax (“VAT”) and goods and services tax (“GST”) in countries where these taxes are applicable.

NGR is not presented in accordance with IFRS as issued by the IASB nor audited in accordance with either Public Company Oversight Board (“PCAOB”) standards nor generally accepted auditing standards in the U.S. IFRS differs in certain respects from U.S. GAAP.

NGR is an internal measure used by the Company as an indicator of the Company’s overall performance and for comparison against peers which disclose similar numbers on a regular basis. The value and growth of the Company’s NGR directly affects the Company’s revenue generated from its online casino games and sports betting offerings. A number of other operating expenses are correlated with NGR, including fraud, payment processing, “affiliates” marketing and the provision of casino and sports betting products. The same is true to a lesser extent of operating expenses associated with the infrastructure and customer support that is necessary to service customers.

The table below presents SGHC’s Adjusted EBITDA reconciled to the Company’s profit / (loss) for the year, the closest IFRS measure, for the periods indicated:

(Euro in thousands)		Spin		Betway Licensed				Betway
	SGHC	Pelion	Fengari	Yakira	Gazelle	Raging River	Other	Pindus	SGHC	Pindus	Fengari	Pelion
		For the period ended June 30, 2021	For the period ended June 30, 2021	For the period ended June 30, 2021	For the period ended June 30, 2021	Period from Jan 11 to June 30, 2021	For the period ended June 30, 2021	For the period ended June 30, 2021		For the period ended June 30, 2021	For the period ended June 30, 2021	Period from May 4 to June 30, 2020
Profit for the period	102,487	13,398	67,306	(3,712)	(3,249)	16,712	(17,045)	29,077	54,370	(11,023)	45,283	20,110
Income tax expense	6,011	(217)	1,569	(96)	1,561	2,730	120	344	(1,253)	320	(1,322)	(251)
Finance income	(688)	(5)	(172)	(2)	(271)	(182)	(18)	(38)	(18)	(7)	(11)	—
Finance expense	5,755	198	68	34	14	8	96	5,337	5,012	4,905	19	88

(Euro in thousands)		Spin		Betway Licensed				Betway
	SGHC	Pelion	Fengari	Yakira	Gazelle	Raging River	Other	Pindus	SGHC	Pindus	Fengari	Pelion
		For the period ended June 30, 2021	For the period ended June 30, 2021	For the period ended June 30, 2021	For the period ended June 30, 2021	Period from Jan 11 to June 30, 2021	For the period ended June 30, 2021	For the period ended June 30, 2021		For the period ended June 30, 2021	For the period ended June 30, 2021	Period from May 4 to June 30, 2020
Depreciation and amortization expense	41,981	5,288	12,187	723	7,171	5,832	536	10,244	25,123	10,108	13,346	1,669
EBITDA	155,546	18,662	80,958	(3,053)	5,226	25,100	(16,311)	44,964	83,234	4,303	57,315	21,616
Gain on bargain purchase	(10,661)	—	—	—	—	(10,047)	(614)	—	(17,487)	—	—	(17,487)
Adjusted EBITDA	144,885	18,662	80,958	(3,053)	5,226	15,053	(16,925)	44,964	65,747	4,303	57,315	4,129

Cash Flows

The following table summarizes SGHC’s cash flows for the periods indicated.

(Euro in thousands)	Period ending June 30, 2021	Period ending June 30, 2020
Net cash provided by (used in) operating activities	130,140	55,972
Net cash provided by (used in) investing activities	32,207	6,529
Net cash provided by (used in) financing activities	(28,836)	(14,445)

Total cash movement for the year	133,511	48,056

Cash and cash equivalents at end of the period	271,826	122,932

Operating Activities

Cash generated by operating activities for the half year ended June 30, 2020, included 6 months for Pindus and Fengari and two months for Pelion, compared to six months for Pindus, Fengari, Pelion; nearly six month for Raging River which has been acquired on January 11, 2021 and around three months the newly acquired entities, depending on the acquisition dates, in the half year ended June 30,2021. The half year ended June 30, 2021 was positively impacted by multiple acquisitions partially offset by higher costs.

Net cash generated by operating activities was €130.1 million for the half year ended June 30, 2021, an increase of €74.1 million compared with net cash used in operating activities in the amount of €56.0 million for the half year ended June 30, 2020.

For the half year ended June 30, 2021, this was mainly driven by the increase in consolidated profit for the half year from €54.4 million for the half year ended June 30, 2020, to a profit of €102.5 million for the half year ended June 30, 2021. Further increases in cash for the half year ended June 30, 2021, arose due to a decrease in trade and other receivables of €29.2 and an increase in amortization of intangible assets in the amount of €39.4 million.

Cash generated by operating activities was negatively impacted as a result of cash used due to changes in working capital including the increase in restricted cash of €9 million as well as an increase in the payment of trade and payables of €26.7 million, driven by the increase in outstanding processing receivables as well as increase in marketing spend which increase the profitability as at year ended June 30, 2021.

Investing Activities

Net cash used in investing activities amounted to €32.2 million for the half year ended June 30, 2021, compared with net cash generated by investing activities in the amount of €6.5 million for the half year ended June 30, 2020.

For the half year ended June 30, 2021, this was primarily driven by the increase in cash due to the receipt of repayment of loans and borrowings of €34.4 million as well as acquisition of businesses, cash acquired net of cash paid of €5.2 for the half year ended June 30, 2021.

Financing Activities

Net cash from financing activities reduced total cash by €28.8 million for the half year ended June 30, 2021, mainly due to repayment of interest-bearing loans of €16.8 million as well as share repurchases of €10.7 million. This compares with a net cash decrease from financing activities of €14.4 million in the half year ended June 30, 2020, mainly due to the cash payment for interest-bearing loans of €16.8 million and shares issues of €6.2 million. Cash decreased due to cash paid for deferred considerations of €22.5 million. Interest-bearing loans are loans with Bellerive Global Services Limited utilized for further investment into the growth of the group through brand and other marketing strategies. These loans were converted to equity by a share issue on June 30, 2021.

Year Ended December 31, 2020 Compared to the Year Ended December 31, 2019

In the make-up of SGHC’s consolidated financial statements for years ending December 31, 2019 and December 31, 2020, Pindus will be the predecessor entity whose results will be reflected in the financial statements prior to July 31, 2019.

From July 31, 2019 onwards, all Fengari’s shareholders were present in the ownership structure. This ownership structure was in place from the time of Fengari’s incorporation on July 26, 2019. Owing to this high degree of commonality of ownership with Fengari and the acquisition of City Views by Fengari on July 31, 2019, the combination of the entities, and fair value accounting, occurred on July 31, 2019. Accordingly, Fengari was included in the SGHC financial statements from July 31, 2019, inclusive of that date.

Pelion was incorporated as a holding company on April 1, 2020, and thereafter on May 4, 2020, it acquired Lanester Investments Limited. The combination including Pelion with SGHC occurred on April 1, 2020. Given the acquisition date of Lanester, Pelion was included in the SGHC financial statements from May 4, 2020, inclusive of that date. Financial statements for Lanester Investments Limited, prior to acquisition, are also presented in accordance with Regulation S-X Rule 3-05. See consolidated financial statements of Lanester Investments Limited beginning on page F-110 of this prospectus.

On September 30, 2020, two further acquisitions were made by Pindus, being Yakira Limited and Gazelle Limited. Being thereby part of Pindus, Yakira and Gazelle were effectively consolidated with SGHC on that date, and were included in the SGHC financial statements from October 1, 2020, inclusive of that date.

Pelion and Fengari together house the SGHC business and brands collectively known as Spin, while Pindus (including Yakira and Gazelle) houses the business known as Betway.

The following table sets forth SGHC’s historical consolidated results of operations for the annual periods indicated:

(Euro in thousands)	For the year ended December 31, 2020							For the year ended December 31, 2019
		Spin		Betway Licensed			Betway		Betway	Spin
	SGHC	Pelion	Fengari	Yakira	Gazelle	SGHC (Head Office)	Pindus	SGHC	Pindus	Fengari
	For the year ended December 31, 2020	Period from May 4, 2020 through December 31, 2020	For the year ended December 31, 2020	Period from October 1, 2020 through December 31, 2020	Period from October 1, 2020 through December 31, 2020	Period from July 6, 2020 through December 31, 2020	For the year ended December 31, 2020	For the year ended December 31, 2019	For the year ended December 31, 2019	Period from August 1, 2019 through December 31, 2019
Revenue	908,019	60,958	452,536	2,908	22,087	—	369,531	476,040	346,016	130,025
Direct and marketing expenses	(612,689)	(30,975)	(271,083)	(3,051)	(13,011)	(84)	(294,486)	(430,984)	(346,959)	(84,025)
General and administrative expenses	(114,538)	(9,003)	(62,079)	(1,117)	(1,974)	(4,472)	(35,893)	(69,967)	(45,782)	(24,184)
Depreciation and amortization expense	(55,407)	(6,576)	(24,228)	(319)	(3,532)	(1)	(20,751)	(30,460)	(19,772)	(10,689)
Profit/(loss) from operations	125,385	14,404	95,146	(1,580)	3,570	(4,556)	18,401	(55,371)	(66,497)	11,127
Finance income	257	10	119	1	92	—	36	158	44	114
Finance expense	(10,991)	(637)	(80)	(17)	(70)	(0)	(10,188)	(7,735)	(7,733)	(2)
Gain on bargain purchase	34,995	17,487	—	—	17,507	—	—	45,331	—	45,331
Profit/(loss) before taxation	149,646	31,265	95,185	(1,595)	21,098	(4,556)	8,249	(17,617)	(74,186)	56,571
Income tax expense	(429)	962	568	48	(1,561)	193	(639)	(333)	(767)	434
Profit/(loss) for the year	149,217	32,227	95,754	(1,547)	19,537	(4,363)	7,610	(17,950)	(74,953)	57,004

Revenue

(Euro in thousands)		Spin		Betway Licensed		Betway		Betway	Spin
	SGHC	Pelion	Fengari	Yakira	Gazelle	Pindus	SGHC	Pindus	Fengari
	For the year ended December 31, 2020	May 4 through to December 31, 2020	For the year ended December 31, 2020	October 1, through to December 31, 2020	October 1 through to December 31, 2020	For the year ended December 31, 2020	For the year ended December 31, 2019	For the year ended December 31, 2019	August 1 through to December 31, 2019
Online casino(2)	683,404	59,069	452,242	2,369	5,309	164,415	296,287	166,894	129,393
Sports betting(2)	161,373	—	293	666	18,503	141,910	137,036	136,405	631

Net Gaming Revenue	844,777	59,069	452,535	3,035	23,812	306,325	433,323	303,299	130,024
Brand licensing(3)	63,242	1,890	—	(127)	(1,726)	63,205	42,717	42,717	—

Revenue	908,019	60,958	452,535	2,908	22,087	369,530	476,040	346,016	130,024

Revenue for Pindus increased by €23.5 million or 7% to €369.5 million for the year ended December 31, 2020, compared with €346.0 million for the year ended December 31, 2019. The majority of this increase was provided by growth in Other Revenue (comprising of brand license fee income), which increased as a result of contractual fee renegotiation by €20.5 million or 48% to €63.2 million for the year ended December 31, 2020, compared with €42.7 million for the year ended December 31, 2019.

Primarily as a result of the impact of the COVID-19 pandemic and in particular the wholesale cancellation of sporting events in the months of March, April, May and June, 2020, net gaming revenue for Pindus increased by only €3 million or 1% to €306.3 million for the year ended December 31, 2020, compared with €303.3 million for the year ended December 31, 2019. This was also due to the reductions in Bonus, Comps and Incentives awarded to customers for the year ended December 31, 2020.

Sports net gaming revenue for Pindus increased by only €5.5 million or 4% to €141.9 million for the year ended December 31, 2020, compared with €137 million for the year ended December 31, 2019. Casino net gaming revenue for Pindus decreased by only €2.5 million or 1.5% to €164.4 million for the year ended December 31, 2020, compared with €166.9 million for the year ended December 31, 2019. The slow growth in sports revenue and the reduction in casino revenue were due in part to stricter regulations introduced in the United Kingdom, Sweden and Germany, and also due to the impact of the COVID-19 pandemic, as the cancellation of sporting events in the months of March to June, 2020, led to a general reduction in new customer acquisition for Betway (Pindus) across Betway’s entire product portfolio over that period, together with a significant reduction in sports wagering.

Revenue for Fengari increased by €322.5 million or 248% for the year ended December 31, 2020, to €452.5 million compared with €130.0 million for the year ended December 31, 2019. This is due in part to the fact that the year ended December 31, 2019, comprised of only five months of revenue for Fengari following the acquisition of Fengari on July 31, 2019. Casino net gaming revenue in Fengari increased by €322.5 million or 248%, due in part to the inclusion of 12 months in this period resulting in casino net gaming revenue of €452.5 million for the year ended December 31, 2020, compared with €130 million, being only five months of revenue accounted for in the year ended December 31, 2019.

Additional casino net gaming revenue was derived from the acquisition of Pelion, Yakira and Gazelle, adding another €86 million or 9.46% of aggregate casino net gaming revenue in the year ended December 31, 2020, taking the total to €844.8 million for the year ended December 31, 2020.

Additional sports net gaming revenue was derived from the acquisition of Yakira and Gazelle, adding a further €19.0 million or 11.9% of aggregate sports net gaming revenue in the year ended December 31, 2020, taking the total to €161.3 million for the year ended December 31, 2020.

SGHC’s total revenue was €908.0 million for the year ended December 31, 2020, an increase of €432.0 million or 91% compared with the year ended December 31, 2019, mainly due to the additional revenue contributed by the acquisition of Fengari on July 31, 2019 (which therefore contributed 12 months of revenue totaling €452.5 million in the year ended December 31, 2020, an increase of €322.5 million compared with the five month period included in the year ended December 31, 2019); the additional revenue contributed by the acquisition of Pelion on May 4, 2020 (€61.0 million, or 7% of the total); and the additional revenue contributed by the acquisition of Gazelle and Yakira on September 30, 2020 (€25.0 million or 3% of the total).

Other Revenue (comprising of brand license fee income) increased as a result of contractual fee renegotiation by €20.5 million or 48% to €63.2 million for the year ended December 31, 2020, compared with €42.7 million for the year December 31, 2019.

(Euro in thousands)	For the year ended December 31, 2020				For the year ended December 31, 2019
	SGHC	Spin	Betway Licensed	Betway	SGHC	Betway	Spin
Online casino(2)	683,404	511,311	7,678	164,415	296,287	166,894	129,393
Sports betting(2)	161,373	293	19,170	141,910	137,036	136,405	631
Net Gaming Revenue	844,777	511,604	26,848	306,325	433,323	303,299	130,024
Brand licensing(3)	63,242	1,890	(1,853)	63,205	42,717	42,717	—

Revenue	908,019	513,494	24,995	369,530	476,040	346,016	130,024

The Betway segment (comprising Pindus, Yakira and Gazelle) contributed €394.5 million or 43% of total revenue and the Spin segment (comprising Fengari and Pelion) contributed €513.5 million or 57% of total revenue of €908.0 million in the year ended December 31, 2020.

(2)	Sports betting and online casino revenues are not within the scope of IFRS 15 ‘Revenue from Contracts with Customers’ and are treated as derivatives under IFRS 9 ‘Financial Instruments’.
(3)	Brand licensing revenues are within the scope of IFRS 15 ‘Revenue from Contracts with Customers’.

Direct and Marketing Expenses

(Euro in thousands)	For the year ended December 31, 2020					For the year ended December 31, 2019
	SGHC	Other	Spin	Betway Licensed	Betway	SGHC	Betway	Spin
Direct Expenses	365,823	84	193,363	10,775	161,601	236,634	182,088	54,546
Gaming tax, license costs and other tax	33,969	—	5,593	3,560	24,816	44,087	42,027	2,061

(Euro in thousands)	For the year ended December 31, 2020					For the year ended December 31, 2019
	SGHC	Other	Spin	Betway Licensed	Betway	SGHC	Betway	Spin
Processing & Fraud Costs	99,322	—	57,491	2,741	39,091	51,709	33,958	17,751
Royalties	164,636	—	121,466	3,041	40,129	70,900	37,961	32,939
Staff related expenses	47,158	38	327	554	46,239	43,007	42,861	146
Other operational costs	19,142	45	2,830	395	15,871	20,566	19,685	880
Financing Expenses	4,994	1	4,214	995	(215)	1,357	610	747
Costs relating to currency movements	(3,399)	—	1,442	(511)	(4,330)	5,009	4,986	24
Marketing Expenses	246,867	—	108,695	5,286	132,886	194,350	164,871	29,479

Direct and marketing expenses	612,689	84	302,058	16,061	294,486	430,984	346,959	84,025

Marketing expenditure in the Betway (Pindus) segment decreased by €32.0 million or 19% for the year ended December 31, 2020, to €132.9 million compared with €164.9 million for the year ended December 31, 2019, mainly attributable to the cancellation of major sporting leagues and events due to COVID-19 lockdowns around the world.

Direct expenditure in the Betway segment decreased by €20.5 million or 11% in the year ended December 31, 2020, to €161.6 million compared with €182.1 million for the year ended December 31, 2019, mainly attributable to the impact of the decrease in revenue on gaming tax and license costs, which is typically directly related to revenue and which reduced by €17.2 million or 41% to €24.8 million for the year ended December 31, 2020, compared to €42.0 million for the year ended December 31, 2019. Staff related expenses increased largely as a result of increased staff employed in the areas of responsible gaming, AML and compliance in line with the Company’s goals and strategies, resulting in an increase of €3.4 million or 8% to €46.2 million for the year ended December 31, 2020. This was offset by a decrease in other operational costs due to COVID-19 lockdowns, resulting in a net reduction of €3.8 million or 19% to €15.9 million for the year ended December 31, 2020.

Direct expenses in the Spin segment increased by €138.8 million or 255% for the year ended December 31, 2020, to €193.4 million compared with €54.5 million for the year ended December 31, 2019. This is mainly attributable to the inclusion of a full year of costs for Fengari for the year ended December 31, 2020 (€172.4 million) compared with only a five-month period for Fengari for the year ended December 31, 2019 (€54.5 million), and also as a result of the acquisition of Pelion which added a further €21.0 million for year ending December 31, 2020.

The acquisitions of Yakira and Gazelle added €16.1 million or 3% of total to SGHC’s direct and marketing expenses for the year ending December 31, 2020, contributing to total SGHC direct and marketing expenses increasing by €181.2 million or 42% to a total of €612.7 million for the year ending December 31, 2020.

General and Administrative Expenses

(Euro in thousands)	For the year ended December 31, 2020 Betway					For the year ended December 31, 2019
	SGHC	Other	Spin	Licensed	Betway	SGHC	Betway	Spin
Outsource fees	86,506	—	67,378	2,627	16,501	52,491	29,668	22,823
Technology and infrastructure costs	9,172	1	534	79	8,558	5,785	5,681	103
Other administrative costs	18,860	4,471	3,170	384	10,834	11,691	10,432	1,258

General and administrative expenses	114,538	4,472	71,082	3,091	35,893	69,967	45,782	24,184

In the Betway (Pindus) segment, general and administrative expenditure saw a decline of €9.9 million or 22% for the year ended December 31, 2020, to €35.9 million compared with €45.8 million for the year ended December 31, 2019. Outsource fees reduced by €13.2 million or 44% to €16.5 million for the year ended December 31, 2020, owing to the effects of the global COVID-19 pandemic, in particular the widespread cancellation of sporting events around the globe during March to June, 2020. Technology and infrastructure costs increased by €2.9 million or 51% to €8.6 million for the year ended December 31, 2020, primarily due to the cost of provisioning technology for enabling all staff to work from home. General and administrative expenses for the Spin segment increased by €46.9 million or 194% to €71.1 million mainly due to Fengari’s general and administrative expenses for a full year of €62.0 million for the year ended December 31, 2020, compared to €24.2 million for the five month period accounted for in the year ended December 31, 2019. This increase is also due to the acquisition of Pelion on May 4, 2020, which increased general and administrative expenses by a further €9.0 million for the year ended December 31, 2020.

The acquisition of Yakira and Gazelle contributed €3.1 million to general and administrative expenses for the Betway Licensed segment. SGHC’s total general and administrative expense for the year ended December 31, 2020, was €114.5 million.

Depreciation and Amortization

Depreciation and amortization expenditure for Pindus saw a minor increase of €0.98 million or 5% for the year ended December 31, 2020, compared with the year ended December 31, 2019. This was mainly due to an increase in capitalized internally developed software intended for the automation of responsible gaming and anti- money laundering components of customer-facing websites and apps. Depreciation and amortization expenditure for Fengari increased by €13.5 million or 127% to €24.2 million for the year ending December 31, 2020, in comparison to €10.7 million for the year ended December 31, 2019. This is mainly due to the year ending December 31, 2019, only comprising five months of depreciation and amortization for Fengari.

The acquisition of the other Betway entities (Yakira and Gazelle) contributed €3.9 million while Pelion (acquired into the Spin segment) contributed a further €6.6 million to SGHC’s total depreciation and amortization expenses of €55.4 million for the year ended December 31, 2020.

Finance Expense (Income)

Finance expenditure net of finance income for Pindus saw an increase of €2.5 million or 32% to €10.2 million in the year ended December 31, 2020, compared with €7.7 million for the year ending December 31, 2019, driven by an increase in a loan facility with Bellerive Global Services Limited.

Income Tax Expense

Income tax expense for Pindus for the year ended December 31, 2020, decreased by €0.13 million or 17% to €0.64 million, compared with an income tax expense of €0.77 million for the year ended December 31, 2019, resulting in effective tax rates of 7.8% and (1.0)%, respectively for the periods.

SGHC accrued additional tax expenses of €0.55 million with the acquisition of Pelion, Gazelle and Yakira, resulting in a total tax expense of €0.43 million for the year ended December 31, 2020, and an effective tax rate of 0.3% for the year. The low effective tax rate is mainly due to deferred tax recognized on the business acquisitions and timing differences.

Net Profit

SGHC’s total profit for the year ending December 31, 2020, was €149.2 million.

Pindus’s profit increased by €82.6 million for the year or (110)% to €7.6 million for the year ending December 31, 2020, from a loss of €75.0 million for the year ended December 31, 2019. Acquisition of Pelion, Gazelle and Yakira contributed €50.2 million or 34% of total for the year ending December 31, 2020.

Non-GAAP Financial Information

EBITDA

This prospectus includes EBITDA, which is a non-GAAP company-specific performance measure that SGHC uses to supplement the Company’s results presented in accordance with IFRS. EBITDA is defined as profit for the period before depreciation, amortization, financial income, financial expense and tax expense/credit.

Adjusted EBITDA

This prospectus includes Adjusted EBITDA, which is a non-GAAP company-specific performance measure that SGHC uses to supplement the Company’s results presented in accordance with IFRS. Adjusted EBITDA is defined as EBITDA minus gain on bargain purchase. SGHC believes that Adjusted EBITDA is useful in evaluating the Company’s operating performance as it is similar to measures reported by the Company’s public competitors and is regularly used by securities analysts, institutional investors and other interested parties in analyzing operating performance and prospects. Adjusted EBITDA is not intended to be a substitute for any IFRS financial measure and, as calculated, may not be comparable to other similarly titled measures of performance of other companies in other industries or within the same industry.

Because of these limitations, Adjusted EBITDA should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP. SGHC compensates for these limitations by relying primarily on its GAAP results and using Adjusted EBITDA on a supplemental basis. You should review the reconciliation of net loss to Adjusted EBITDA below and not rely on any single financial measure to evaluate SGHC’s business.

Net Gaming Revenue

Net Gaming Revenue (“NGR”) is Gross Gaming Revenue (inclusive of both online casino and sports betting) minus bonuses and comps and incentives, minus payments to casino game suppliers in order to fund progressive jackpot network games, and minus value-added tax (“VAT”) and goods and services tax (“GST”) in countries where these taxes are applicable.

NGR is not presented in accordance with IFRS as issued by the IASB nor audited in accordance with either Public Company Oversight Board (“PCAOB”) standards nor generally accepted auditing standards in the U.S. IFRS differs in certain respects from U.S. GAAP.

NGR is an internal measure used by the Company as an indicator of the Company’s overall performance and for comparison against peers which disclose similar numbers on a regular basis. The value and growth of the Company’s NGR directly affects the Company’s revenue generated from its online casino games and sports betting offerings. A number of other operating expenses are correlated with NGR, including fraud, payment processing, “affiliates” marketing and the provision of casino and sports betting products. The same is true to a lesser extent of operating expenses associated with the infrastructure and customer support that is necessary to service customers.

The table below presents SGHC’s Adjusted EBITDA reconciled to the Company’s profit / (loss) for the year, the closest IFRS measure, for the periods indicated:

(Euro in thousands)		Spin		Betway Licensed			Betway		Betway	Spin
	SGHC	Pelion	Fengari	Yakira	Gazelle	SGHC Office	Pindus	SGHC	Pindus	Fengari
	For the year ended December 31, 2020	For the Period from May 4, 2020 through December 31, 2020	For the year ended December 31, 2020	Period from October 1, 2020 through December 31, 2020	Period from October 1, 2020 through December 31, 2020	Period from July 6, 2020 through December 31, 2020	For the year ended December 31, 2020	For the year ended December 31, 2020	For the year ended December 31, 2020	Period from August 1, 2019 through December 31, 2019
Profit/(loss) for the year	149,217	32,227	95,754	(1,547)	19,537	(4,363)	7,610	(17,950)	(74,953)	57,004
Income tax expense	429	(962)	(568)	(48)	1,561	(193)	639	333	767	(434)
Finance income	(257)	(10)	(119)	(1)	(92)	—	(36)	(158)	(44)	(114)
Finance expense	10,991	637	80	17	70	0	10,188	7,735	7,733	2
Depreciation and amortization expense	55,407	6,576	24,228	319	3,532	1	20,751	30,460	19,772	10,689
EBITDA	215,787	38,468	119,374	(1,260)	24,608	(4,555)	39,152	20,421	(46,726)	67,147
Gain on Bargain purchase	(34,995)	(17,487)	—	—	(17,507)	—	—	(45,331)	—	(45,331)
Adjusted EBITDA	180,792	20,981	119,374	(1,260)	7,101	(4,555)	39,152	(24,911)	(46,726)	21,815

Liquidity and Capital Resources

SGHC measures liquidity in terms of its ability to fund the cash requirements of its business operations, including working capital and capital expenditure needs, contractual obligations and other commitments, with cash flows from operations and other sources of funding. SGHC’s current working capital needs relate mainly to the monthly cashflow requirements of the Company’s direct and marketing expenses and general and administrative expenses. SGHC’s ability to expand and grow its business will depend on many factors, including its working capital needs and the evolution of its operating cash flows.

SGHC had €271.8 million in cash and cash equivalents as of June 30, 2021. On a pro forma basis, assuming the Business Combination closed on that date, cash and cash equivalents would have amounted to approximately €387.6 million. SGHC cannot guarantee that its available cash resources will be sufficient to meet its liquidity needs. SGHC may need additional cash resources due to changed business conditions or other developments, including unanticipated regulatory developments, significant acquisitions or competitive pressures. SGHC believes that its cash and cash equivalents following the consummation of the Business Combination will be sufficient to meet its working capital and capital expenditure requirements for at least the next 12 months. To the extent that its current resources are insufficient to satisfy its cash requirements, SGHC may need to seek additional equity or debt financing. If the required financing is not available, or if the terms of financing are less desirable than expected, SGHC may be forced to decrease its level of investment in new market launches and related marketing initiatives or to scale back its existing operations, which could have an adverse impact on its business and financial prospects.

Cash Flows

The following table summarizes SGHC’s cash flows for the periods indicated.

	For the year ended December 31, 2020	For the year ended December 31, 2019
(Euro in thousands)
Net cash provided by (used in) operating activities	151,325	3,591
Net cash provided by (used in) investing activities	(5,838)	49,637
Net cash provided by (used in) financing activities	(81,088)	(7,889)

Total cash movement for the year	64,399	45,339

Cash and cash equivalents at end of the year	138,540	74,365

Operating activities

Cash generated by operating activities for the year ended December 31, 2019, included 12 months for Pindus and five months for Fengari, compared with 12 months for both entities in the year ended December 31, 2020. The year ended December 31, 2020 was also impacted by multiple acquisitions partially offset by higher costs.

Net cash generated by operating activities was €151.33 million for the year ended December 31, 2020, an increase of €147.4 million compared with net cash used in operating activities in the amount of €3.5 million for the year ended December 31, 2019.

For the year ended December 31, 2020, this was mainly driven by the increase in consolidated profit for the year from a loss of €18.0 million for the year ended December 31, 2019, to a profit of €149.2 million for the year ended December 31, 2020. Further increases in cash for the year ended December 31, 2020, arose an increase in interest on loans of €11.0 million and amortization of intangible assets in the amount of €51.2 million.

Cash generated by operating activities was negatively impacted as a result of cash used in operating activities due to changes in working capital including the movement in provision of €13.7 million (mainly due to reductions in marketing spend) as well as an increase in the payment of trade and receivables of €31 million, driven by the increase in outstanding processing receivables which is driven by the increase in profitability as at year ended December 31, 2020.

Investing activities

Net cash used in investing activities amounted to €5.8 million for the year ended December 31, 2020, compared with net cash generated by investing activities in the amount of €49.6 million for the year ended December 31, 2019.

For the year ended December 31, 2020, this was primarily driven by cash acquired of €29.8 million through the multiple business combinations, reduced by €23.9 million of surplus funds loaned out and €10.1 million purchase of intangible assets. The increase of €49.6 million for the year ended December 31, 2019, was due mainly to business combinations of €37.2 million and increase in loans receivable of €15.7 million.

Financing activities

Net cash from financing activities reduced total cash by €81.1 million for the year ended December 31, 2020, mainly due to cash payment for deferred consideration of €66.0 million, increase of interest-bearing loans of €15.8 million, and dividends paid of €10.0 million. This compares with a net cash decrease from financing activities of €7.9 million in the year ended December 31, 2019, mainly due to the cash payment for deferred consideration of €20.3 million and proceeds from interest bearing loans of €14.6 million. Interest-bearing loans are loans with Bellerive Global Services Limited utilized for further investment into the growth of the group through brand and other marketing strategies. These loans were converted to equity by a share issue on June 30, 2021.

Critical Accounting Estimates and Judgments

The preparation of financial statements under IFRS requires the Group to make estimates and judgments that affect the application of policies and reported amounts. Estimates and judgments are continually evaluated along with other factors including expectations of future events that are believed to be reasonable under the circumstances. Actual results may differ from these estimates.

Included below are the areas that we believe require estimates, judgments and assumptions which have the most significant effect on the amounts recognized in the financial statements.

Critical Judgment

Pindus Holdings Limited as the Predecessor

In determining the accounting acquirer for the Reorganization Transactions judgment was applied in determining Pindus Holdings Limited as the Predecessor. At the time of this transaction SGHC was not a business as defined as it did not have inputs processes or outputs, therefore, one of the other combining entities needed to be assessed as the accounting acquirer. In making this judgment we assessed the key factors in IFRS 3.B15 and B16 and determined that after combining the group, the majority of the board members were from the Pindus Group. SGHC is seen as a continuation of Pindus and Pindus is the Predecessor.

Date of Reorganization Transactions

Since the transaction to effect the Reorganization Transactions as discussed in note 1 to the consolidated financial statements incorporated by reference in this prospectus lacked substance from an IFRS 3 perspective, we had to determine the appropriate point in which Fengari Holdings Limited and Pelion Holdings Limited would form part of the SGHC Group. As IFRS does not currently provide guidance for accounting for reorganizations of entities with a high degree of common ownership, the Company determined that the combining of these entities (and fair value accounting) should be considered from the specific dates when a high degree of common ownership was first established the owned percentages of each of the shareholders is identical in each of the entities. Therefore, we applied judgment and determined that Fengari and Pelion should be included in our financial statements from incorporation on July 26, 2019 and April 1, 2020, respectively.

Internally-generated software development costs

Costs relating to internally-generated software development costs are capitalized if the criteria for recognition as assets are met. The initial capitalization of costs is based on our judgment of technological feasibility including the following:

•	the intention to complete the intangible asset;

•	the ability to use the intangible asset;

•	how the intangible asset will generate probable future economic benefits;

•	the availability of adequate resources to complete the intangible asset; and

•	the ability to measure reliably the expenditure attributable to the intangible asset.

In making this judgment, we considered the progress made in each development project and its latest forecasts for each project. Other expenditure not eligible for capitalization is charged to the Consolidated Statement of Profit or Loss and Other Comprehensive Income in the period in which the expenditure is incurred. Following initial recognition, intangible assets are carried at cost less any accumulated amortization and any accumulated impairment losses.

Consolidation of entities where we have potential voting rights (control)

We consider that we control Raging River Trading Pty Ltd (“Raging River”) even though it has no current shareholding or voting rights. We have a call option to purchase 100% of the shares in Raging River exercisable from the date the option was issued. We applied judgment in determining that the option agreement is substantive. In making this judgment we assessed the key factors in IFRS 10 and determined that SGHC has the ability to direct the relevant activities of Raging River when decisions about its relevant activities are being made. Therefore, we determined that we controls Raging River and should consolidate the entity from the option date. The same assessment was made about Verno Holdings Limited regarding the call option over 100% of the shares in Verno Holdings Limited, however, when assessing the relevant circumstances determined that we do not control Verno Holdings Limited as the option is not substantive. Please refer to note 4 and note 5 to the unaudited interim condensed consolidated financial statements incorporated by reference in this prospectus for the detailed assessments and conclusions on these options.

Consideration transferred in the acquisition of Raging River

Consideration transferred in a business combination is calculated as the sum of the acquisition date fair values of the assets transferred by the acquirer, the liabilities incurred by the acquirer to former owners of the acquiree and the equity interests issued by the acquirer. At the date we entered into the option over Raging River, the present value of the exercise price of the option formed part of the consideration transferred. During the year, we issued additional shares in SGHC and dividends to the previous Raging River shareholders. We applied judgment and determined that the additional shares issued, and the dividends are in substance linked transactions and the fair value of these items will form part of the consideration transferred in exchange for Raging River.

Key accounting estimates

Income taxes

We operate in a number of international jurisdictions and as such is subject to a range of different income and other tax regimes with differing and potentially complex legislation. This requires us to make judgments on the basis of detailed tax analysis and recognize payables or provisions and disclose contingent liabilities as appropriate.

We evaluate uncertain positions where the tax judgment is subject to interpretation and remains to be agreed with the relevant tax authority. Provisions for uncertain income tax positions are made using judgment of the most likely tax expected to be paid or the expected value, based on a qualitative assessment of all relevant information. In assessing the appropriate provision for uncertain items, we consider progress made in discussions with tax authorities and expert advice on the likely outcome and recent developments in case law, legislation and guidance.

Fair value of consideration

In a business combination in which the acquirer and the acquiree (or its former owners) exchange equity interests or other forms of consideration, we determine acquisition-date fair value of the consideration transferred. We applied this guidance in the acquisition of Raging River. We estimated the fair value of the shares transferred using the appropriate third-party valuation of the shares and appropriate discount rates for the present value of the exercise price of the option and the dividends paid.

Provisions and Contingencies

Legal and regulatory

Given the nature of the legal and regulatory landscape of the industry, from time to time we receive notices, communications and legal actions from a small number of regulatory authorities and other parties in respect of its activities. We have taken advice as to the manner in which it should respond and the likely outcomes of such matters. For any material ongoing and potential regulatory reviews and legal claims against us, an assessment is performed to consider whether an obligation or possible obligation exists and to determine the probability of any potential outflow to determine whether a claim results in the recognition of a provision or disclosure of a contingent liability. We have determined that there are currently no legal or regulatory matters for which a possible or probable obligation exists.

Indirect and gaming taxes

We may be subject to indirect taxation in the form of GST, VAT, withholding tax, duty or similar, and gaming taxes on transactions which we have treated as exempt from such taxes. Where we account for taxes on revenues in relevant jurisdictions, the method of calculation of such taxes as applied by us in determining the relevant tax payable may be challenged by revenue authorities. As such, revenue earned from players located in any particular jurisdiction may give rise to further taxes in that jurisdiction.

The nature of our international operations can give rise to situations where customers can access our websites from jurisdictions where we are not registered for indirect taxes, or where the indirect, gaming and or withholding tax treatment is uncertain. Where we consider that it is probable that indirect taxes or withholding taxes are payable to relevant tax authorities, provision is made for our best estimate of the tax payable. Provisions were raised in 2020 relating to indirect and withholding taxes of €2.5 million (2019: €Nil) and those in relation to gaming taxes of €20.6 million (2019: €22.8 million) (see note 21). We regularly review the judgments made in order to assess the need for provisions and disclosures in its financial statements. To the extent that the final outcome of such matters differs to our assessment at any reporting dates, such differences may impact the financial results or contingent liabilities disclosed in the period in which such determination is made. Further details can be found in note 21 to the consolidated financial statements incorporated by reference in this prospectus.

Fair value of acquired intangible assets

Intangible assets are recognized on business combinations if they are separable from the acquired entity or arise from other contractual or legal rights and are recorded initially at fair value. The amounts ascribed to such intangibles are arrived at by using appropriate valuation techniques. In applying these appropriate valuation techniques we make estimates including estimates of future economic benefits, cash flows, and the appropriateness of discount rates or the estimated cost and time to create an equivalent intangible asset. Please refer to note 4 and note 11 to the consolidated financial statements incorporated by reference in this prospectus where the respective acquired balances are included.

Key assumptions made in connection with measurement of intangible assets relating to the Reorganization Transactions include:

•	the discount rates of between 19.0% and 31.0%;

•	the royalty rates of between 1.0% and 2.0%;

•	the estimated useful lives which range from 2.5 to 10 years;

•	the expected annual retention rates of existing customers for each of the next five year split by customer vintage; and

•

estimated cash flows and projected financial information where we consider historical performance and industry assessments among other sources before further applying its own experience and knowledge of the industry in making judgments and estimates. Please refer to note 4 and note 11 to the consolidated financial statements incorporated by reference in this prospectus where the respective acquired balances are included.

Impairment of goodwill and other intangible assets

We are required to test, on an annual basis, whether intangible assets not yet in use and indefinite-life assets have suffered any impairment. We are required to test other intangibles if events or changes in circumstances indicate that their carrying amount may not be recoverable. The recoverable amount is determined by comparing the carrying amount of the indefinite-lived asset with its recoverable amount. To determine the recoverable amount we perform a valuation analysis based on the Fair Value Less Cost of Disposal (“FVLCD’”) in accordance with IAS 36, ‘Impairment of Assets.’ The use of this method requires the estimation of future cash flows and the choice of a discount rate in order to calculate the present value of the cash flows. Such estimates are based on our experience of the business, but actual outcomes may vary. More details including carrying values are included in note 12 to the consolidated financial statements incorporated by reference in this prospectus.

Useful lives of intangible assets

We acquired significant intangible assets in connection with the Reorganization Transactions. We have applied estimates in determining the useful lives for these acquired intangible assets using information regarding, among other things, details of the contractual terms, historical customer activity and attrition, forecasted cash flow information and market conditions and trends.

Recently Adopted and Issued Accounting Pronouncements

Recently issued and adopted accounting pronouncements are described in Note 2.2 – Recent accounting pronouncements, to SGHC’s audited consolidated financial statements incorporated by reference in this prospectus.

Internal Control Over Financial Reporting

In connection with the audits of our consolidated financial statements for fiscal year 2020 and fiscal year 2019, and our interim condensed consolidated financial statements, our management and independent registered public accounting firm identified material weaknesses in our internal control over financial reporting. The material weaknesses related to (i) a lack of consistent application of IFRS reporting requirements across the enlarged business and (ii) the fact that policies and procedures with respect to the review, supervision and monitoring of our accounting and reporting functions were either not operating effectively and consistently for the full period across the entire business or were not designed appropriately and in place. As a result, a number of adjustments to our consolidated financial statements were identified and made during the course of the audit process including adjustments related to indirect taxes, amortization of intangible assets, capitalization of development costs and classification of processor receivables.

We are currently in the process of remediating these material weaknesses and are taking steps that we believe will address their underlying causes. We are in the process of revising our procedures and review, supervision and monitoring functions in respect of the capitalization of development costs. We have enlisted the help of external advisors to provide assistance in the area of IFRS accounting in the short term, and are evaluating the longer-term resource needs of our finance function. These remediation measures may be time consuming and costly, and might place significant demands on our financial, accounting and operational resources. In addition, there is no assurance that we will be successful in hiring any necessary personnel in a timely manner, or at all.

We are currently not required to comply with Section 404 of the Sarbanes-Oxley Act, and are therefore not required to make an assessment of the effectiveness of our internal control over financial reporting. Upon becoming a publicly traded company, we will be required to comply with the SEC’s rules implementing Sections 302 and 404 of the Sarbanes-Oxley Act, which will require our management to certify financial and other information in our quarterly and annual reports to be filed with the SEC and provide an annual management report on the effectiveness of our internal control over financial reporting. We will not be required to make our first assessment of our internal control over financial reporting until the year following our first annual report required to be filed with the SEC. Further, our independent registered public accounting firm is not required and has not been engaged to express, nor have they expressed, an opinion on the effectiveness of our internal control over financial reporting. Had we and our independent registered public accounting firm performed an evaluation of our internal control over financial reporting in accordance with the provisions of the Sarbanes-Oxley Act, additional control deficiencies may have been identified by our management or independent registered public accounting firm, and those control deficiencies could have also represented one or more material weaknesses.

Assessing our procedures to improve our internal control over financial reporting is an ongoing process. We can provide no assurance that our remediation efforts described herein will be successful and that we will not have material weaknesses in the future. Any material weaknesses we identify could result in an adverse reaction in the financial markets due to a loss of confidence in the reliability of our consolidated financial statements.

Quantitative and Qualitative Disclosures about Market Risk

SGHC has in the past, and NewCo may in the future, be exposed to certain market risks, including interest rate, foreign currency exchange and financial instrument risks, in the ordinary course of business. SGHC’s exposure to interest rate and financial instruments risk is not material as of June 30, 2021. See Note 17 to SGHC’s consolidated financial statements incorporated by reference in this prospectus.

BUSINESS

Unless otherwise noted or the context otherwise requires, all references in this section to “Super Group Holding Company”, “Super Group”, “SGHC”, the “Company,” the “Group”, the “business”, “we,” “us” or “our” refer to the business of SGHC and its subsidiaries prior to the consummation of the Business Combination, which will be the business of NewCo and its subsidiaries following the consummation of the Business Combination.

Overview

Super Group is a leading global online sports betting and gaming operator. Super Group’s mission is to responsibly provide first-class entertainment to the worldwide online betting and gaming community. Super Group’s strategy for achieving this is built around three key pillars:

1.	Expanding its global footprint into as many regulated markets as possible in order to engage with as many customers as it can possibly reach;

2.	Increasing awareness of its brands through strategic partnerships and coordinated sponsorship and marketing campaigns; and

3.	Utilizing enhanced proprietary data to optimize the confluence of ethical corporate culture, responsible gaming values, value-for-money product offerings and customer-centric service delivery.

As of the date of this prospectus, Super Group subsidiaries are licensed in 24 jurisdictions and manage approximately 4,000 employees. Over the first six months of 2021, on average, over 2.5 million customers per month have yielded in excess of $3.99 billion in wagers per month. During the period July 1, 2020 to June 30, 2021, total wagers amounted to $44.45 billion. Super Group’s business generated $1.04 billion (€908 million) of revenue between January 1, 2020 and December 31, 2020 in different geographic regions, including the Americas, Europe, Africa and the rest of the world, such regions accounting for approximately 48%, 22%, 12% and 18%, respectively, of Super Group’s total revenue in 2020.

What Super Group Does

Super Group’s global online sports betting and casino gaming services are delivered to customers by way of two primary product offerings:

•	Betway, a single-brand premier online sports betting offering, and

•	Spin, a multi-brand online casino offering.

Betway is SGHC’s single-brand online sports betting offering with a global footprint derived from licenses to operate throughout Europe, the Americas and Africa. The brand is sports-led but also offers casino games. Betway seeks to continue to grow brand awareness, including through an expanding portfolio of partnerships and collaborations with sports teams and leagues worldwide. As of the date of this prospectus, Betway has more than 70 such arrangements and is actively negotiating for further expansion.

Spin is SGHC’s multi-brand online casino offering. Spin’s diverse portfolio of more than 20 casino brands is designed to be culturally relevant across the globe while aiming to offer a wide range of casino products. Spin is casino-led but some of its brands also offer sports betting products. Spin seeks to achieve growth through a broad range of targeted marketing channels in which SGHC believes an expansive brand portfolio to be a significant asset.

SGHC aims to further expand its global footprint through the acquisition of Digital Gaming Corporation Limited (“DGC”), which is the parent of Digital Gaming Corporation USA (“DGC USA”), which holds the exclusive license to use the Betway brand in the United States. On April 7, 2021, SGHC entered into a definitive agreement to acquire DGC, subject to certain regulatory approvals and customary closing conditions. This transaction is expected to close by the second half of 2022. DGC USA has already secured market access in up to an initial 12 regulated or expected-to-be regulated states in the United States and its acquisition will enable SGHC to penetrate and leverage its capabilities in these new markets. As of the date of this prospectus, the Betway brand (operated by licensee, DGC USA) is live in 6 states, i.e. Arizona, New Jersey, Pennsylvania, Indiana, Iowa and Colorado, but has no specific timeline for receipt of approvals from the remaining 6 states, i.e. Ohio, Kansas, Louisiana, Mississippi, Missouri and Virginia. An agreement is also in place for the provision of an additional casino brand in Pennsylvania.

Following Betway’s global expansion, the Company has, in certain circumstances, licensed the brand to third parties in certain jurisdictions where licensees are in a better position to capture market opportunity while taking advantage of the global brand, in consideration for a license fee.

Company Background

NewCo, or Super Group (SGHC) Limited, is a holding company incorporated under the laws of the Island of Guernsey, and was incorporated for the purpose of effectuating the Business Combination described in this prospectus. NewCo has no material assets and does not operate any businesses. SGHC is a holding company incorporated under the laws of the Island of Guernsey and its business and operations are conducted through numerous subsidiaries that are incorporated in various jurisdictions around the world. The principal executive office of SGHC and NewCo after the consummation of the Business Combination will be located in Bordeaux Court, Les Echelons, St. Peter Port, Guernsey, GY1 1AR. Prior to the consummation of the Business Combination, SGHC will undergo a pre-closing reorganization whereby all existing shares of SGHC will be exchanged for newly issued ordinary shares of NewCo. See “Management’s Discussion and Analysis of Financial Conditions and Results of Operations — Business Combination, Reorganization and Public Company Costs.”

SGHC was incorporated in July 2020, with the designed purpose of becoming the ultimate parent company of Pindus Holdings Limited (“Pindus”), Fengari Holdings Limited (“Fengari”), and Pelion Holdings Limited (“Pelion”), through a reorganization of entities with common ownership. Pelion and Fengari collectively house the Spin business while Pindus and other entities also acquired pursuant to the reorganization collectively house the Betway business. Predecessor companies for the two businesses were established from 1997 onwards. Of the founders and early staff members of these predecessor companies, more than 20 remain who have been employed by the Company for more than 20 years, including CEO Neal Menashe and CFO Alinda van Wyk.

On October 7, 2020, SGHC entered into an agreement with the shareholders of Fengari, a holding company incorporated under the laws of the Island of Guernsey, pursuant to which it acquired the entire issued share capital of Fengari. The purpose of this transaction was to consolidate Fengari and its subsidiaries into the SGHC group while retaining the ultimate beneficial ownership position of Fengari. On October 7, 2020, SGHC entered into an agreement with the shareholders of Pelion, a holding company incorporated under the laws of the Island of Guernsey, pursuant to which it acquired the entire issued share capital of Pelion. The purpose of this transaction was to consolidate Pelion and its subsidiaries into the SGHC group while retaining the ultimate beneficial ownership position of Pelion. See “Management’s Discussion and Analysis of Financial Conditions and Results of Operations — Comparability of Financial Information.”

SGHC’s Opportunity and Large and Expanding Total Addressable Market

The Growing Global Sports Betting and Online Casino Gaming Markets

SGHC’s brands operate in two distinct sectors of the global online gaming market, namely sports betting and online casino gaming, both of which have recently experienced significant growth and which are expected to continue to grow further in the coming years.

According to H2 Gambling Capital (“H2”), global online sports betting gross gaming revenue (“GGR”) is projected to grow from $53.8 billion in 2021 to $87.2 billion by 2026, while the global online casino gaming market is projected to grow from $33.0 billion in 2021 to $61.3 billion by 2026, in part due to projected strong growth in newly regulated markets, including within the United States.

Several countries in Africa and Europe have already liberalized and regulated sports betting and/or online casino gaming with several more in the early stages of doing so. H2 has projected European sports betting and online casino gaming GGR to grow from $38.1 billion in 2021 to as much as $54.8 billion by 2026, and projects African GGR to grow from $1.5 billion in 2021 to $4.1 billion by 2026. Africa and Europe are already significant markets for SGHC and the Company believes that it is well-positioned to take advantage of opportunities as and when jurisdictions within these regions regulate online sports betting and online casino gaming.

In May 2018 the U.S. Supreme Court repealed the Professional and Amateur Sports Protection Act of 1992 (“PASPA”), the effect of which was to remove federal restrictions on sports betting and give individual states control over the legalization of sports betting within their jurisdictions. As of June 30, 2021, 31 states plus Washington, DC have passed measures to legalize sports betting. Out of that number, 22 states have authorized statewide sports betting while 10 remain retail-only at casino or retail locations. Seven states have passed measures to legalize online casino gaming. In Canada, Parliament recently passed legislation allowing provinces to regulate single-game wagering within each province. Specifically, Ontario has initiated a regime where it has begun accepting applications for registration for regulated sports betting and casino gaming with an intended ‘go-live’ date of April 4, 2022.

H2 currently projects that the North American online sports betting and casino market will generate an estimated $40.6 billion in GGR in 2026, increased from $12.2 billion in 2021, of which $35.3 billion and $9.6 billion respectively is projected to come from the United States (excluding state lotteries).

SGHC is a market leader in sports betting and online casino gaming, with revenue of $1.04 billion (€908 million) in the year ended December 31, 2020, of which approximately 46.7% was generated by Betway and the remainder from Spin. The Company holds licenses, which include both sports betting and online casino gaming, in 24 jurisdictions, excluding up to 12 jurisdictions in which DGC USA has obtained initial agreed market access deals in the United States (either via obtaining the required licenses or approvals from the relevant state authorities or via commercial arrangements through which DGC USA leases a license from a land-based operator to satisfy the legal requirement that any online operation must be tethered to a land-based operation), and is currently applying for or negotiating licenses in other states and jurisdictions. As of the date of this prospectus, among the initial 12 market access arrangements, DGC USA is live in 6 states, i.e. Arizona, New Jersey, Pennsylvania, Indiana, Iowa and Colorado, but has no specific timeline for receipt of approvals from the remaining 6 states, i.e. Ohio, Kansas, Louisiana, Mississippi, Missouri and Virginia. An agreement is also in place for the provision of an additional casino brand in Pennsylvania. As of the date of this prospectus, the Company has teams in 16 different countries around the world and offers its products in 27 different languages. As such, management believes that the Company is particularly well-positioned to take advantage of the expected continued growth in the number of regulated global betting and gaming jurisdictions.

SGHC’s Core Strengths

Management believes that the following are key factors underlying SGHC’s successful expansion:

Betway’s global single brand offers significant marketing economies of scale

SGHC’s flagship brand, Betway, operates as a global, online, sports-led betting brand that is consistently positioned in all markets. This approach aims to leverage national, regional and local marketing spend for global benefit, and management believes that it will generate significant marketing economies of scale as the business expands and Betway continues to launch into new markets. See the sections titled “— Strategy, Products and Business Model” and “— Sales and Marketing” for further detail.

For example, in advance of launching in the United States, Betway has entered into marketing partnerships with U.S. sports franchises such as the Chicago Bulls, the Cleveland Cavaliers, the Los Angeles Clippers, the Golden State Warriors and the New York Islanders. Management believes that, in addition to raising the profile of Betway’s brand in the United States, the global reach of these brands will benefit the Company in markets outside of the United States where U.S. sports are followed. Previous examples of the value of this strategy include the Company’s partnership with the English Premier League team West Ham United, which according to independent assessment has to date returned value equivalent to 5.8 times the cost thereof.

Management actively seeks to validate its belief in this approach by means of regular brand awareness studies, as evidenced by the following chart:

Spin’s multi-brand casino portfolio maximizes market share

Spin’s multi-brand online casino offering is designed with the intention of capturing additional shelf space across a myriad of marketing channels, particularly in markets where opportunities for effective large scale brand advertising are harder to come by and/or where more diverse marketing approaches are necessary.

For example, in some markets the Company believes that the predominant or more effective form of marketing is with the assistance of independent “affiliates” marketers. In particular, in such circumstances the Company believes that there is significant benefit in providing such “affiliates” with a wide array of brands to market. See the section titled “— Sales and Marketing.”

Strategic use of data optimizes customer enjoyment and Company profitability

SGHC’s strategic focus on data and analytics is embodied in the development of proprietary technology systems designed to leverage the large volumes of proprietary data that SGHC collects and analyses on a daily basis. These systems and this data collection and analysis are designed to operate in conjunction with all of the Company’s product platforms, regardless of whether the latter are proprietary or supplied by third parties. See the section titled “— SGHC’s Technology and Data-Driven Approach.”

These systems aim to analyze and understand customer behaviors in as close to real-time as possible. Using this intelligence, the Company aims to responsibly and profitably optimize customer enjoyment and longevity via interactions, interventions and recommendations delivered as close to real-time as possible, to minimize fraud and other financial risks to the Company, and to meet the Company’s regulatory and compliance requirements as efficiently and effectively as possible.

Strategic technology selection maximizes speed-to-market, geographic expansion and competitive advantage

The Company’s customer-facing product technology decisions are governed by management’s belief that product selection for new markets must seek to optimize speed-to-market, product-market fit and competitive advantage. Elsewhere and wherever commercially possible, the Company seeks to use technology for competitive advantage, particularly with regards to anything related to data and analytics.

Diversification and visibility

The Company’s strategy of expanding into as many regulated markets as possible has resulted in having gaming licenses in 24 diverse jurisdictions, excluding up to 12 jurisdictions in which DGC USA has obtained initial market access deals in the United States, and additional states and jurisdictions for which it is currently applying for or negotiating licenses. Management believes that such diversification is key to good future revenue and profit visibility. The Company’s teams in 16 countries around the world ensure a natural degree of protection for the Company against natural disasters, geopolitical risks or other potential operational disruptions. With licenses and access in additional jurisdictions and U.S. states currently being applied for or negotiated, management believes that the Company’s diversification and revenue and profits visibility will continue to improve. See “Risk Factors — Risks Related to Projections — Our growth prospects and market potential will depend on our ability to obtain licenses to operate in a number of regulated jurisdictions and if we fail to obtain such licenses our business, financial condition, results of operations and prospects could be impaired.”

Global expansion, local focus

The Company approaches each market individually, tailoring product, staffing and marketing decisions to meet local conditions. In some countries, dedicated in-country staff are employed in order to coordinate jurisdiction-specific marketing campaigns and for local operational or other purposes, including 24/7/365 customer service, production of local content for customer engagement, locally relevant branding and marketing campaigns, acquisition of local payment processing mechanisms, and engagement with local social responsibility and community upliftment organizations.

Worldwide, the Company’s sportsbook trading team of 120 employees benefits from long-term relationships with third-party technology providers. Across Africa, the Company employs an operational team of approximately 600 employees to develop, expand and operate the Company’s proprietary sportsbook and purpose-built African market platform.

Proven ability to launch and scale new markets quickly

A typical entry into a new market requires an upfront capital investment that will vary depending on how much customization is required for compliance with local regulatory and other conditions. In addition, some markets are more restrictive and/or more specific in their regulation than other markets which can increase the amount of time required until full integration is achieved. However, SGHC has proven its ability to enter and profitably launch in new markets despite varying integration times.

For example, within 24 months of the April 2018 commencement of marketing in one new African market, revenue grew by 16.5 times from approximately $145,000 at the outset to $2.35 million GGR per month and has continued to grow since. During the same period, first time depositors increased by 12.6 times. Similarly, in another new market in Europe (non-English-speaking, highly competitive), marketing commenced in September 2018, resulting in 10.3 times growth in revenue over the following 24 months from approximately $175,000 to $1.75 million GGR per month. During the same period, first time depositors increased by 13.6 times.

Management believes that these results are indicative of the global strength of the Betway brand. In effect, management’s belief is that Betway’s global brand presence creates latent demand within new markets owing to the fact that even prior to Betway’s entry into a market it will be well-known to potential customers by virtue of the wide range of partnerships and sponsorships that the Betway brand engages in around the world.

Management further believes that SGHC’s results to date are evidence that this latent demand can be successfully leveraged by proven marketing strategies (see “— Sales and Marketing”), flexible and pragmatic technology selection (see “— SGHC’s Technology and Data-Driven Approach”) and, where necessary, in-country focused teams with local skills and knowledge.

Shared centers of operational excellence and operational economies of scale

Whereas management believes that marketing, product and customer service often require a significant degree of localization, other areas within the business are expected to benefit from centralization and economies of scale.

Examples of this include technology and software, data and analytics, payment processing, fraud detection, compliance and risk management. Certain aspects of marketing, product and customer service are also believed to be best centralized, albeit with careful consideration of how not to inhibit regional innovation, quality and delivery.

SGHC aims to strike a considered balance between centralization and distributed localization to achieve optimal customer service, effective overall delivery and meaningful economies of scale, all in service of continued growth and optimal long-term expected returns to shareholders.

Responsible Gaming

SGHC views responsible gaming as both a challenge and an opportunity, and ultimately as a barrier to entry and a source of competitive advantage.

The challenge of meeting regulatory requirements in a commercially prudent and effective manner is clear. Management believes that SGHC has thus far been successful in meeting this challenge, as evidenced by the 24 licensed jurisdictions that the Company already holds licenses in.

The opportunity arises from the Company’s view that attempting to meet the betting and gaming entertainment needs of customers in a responsible manner will ultimately lead to more satisfied customers, which in turn will generate more sustainable and more stable revenues, and hence better long-term visibility of revenues and profits.

As the sports betting and online casino gaming business has matured over time, naturally the level of complexity in the business has increased. This is in part due to some significant variation in regulations in different jurisdictions that have in aggregate created natural barriers to entry. Smaller operators have increasingly struggled to survive the demands of growing operational complexity, which management believes has contributed in part to recent consolidation within the industry.

Management believes that SGHC’s shared centers of operational excellence and economies of scale in conjunction with a strategic focus on data, analysis and timeous customer interaction (see the section titled “— SGHC’s Technology and Data-Driven Approach”) create a significant competitive advantage for SGHC. SGHC’s ability to gather and analyze data regarding customer behaviors and experience both enables the provision of an individualized experience to customers as well as real-time identification of potential problem gaming or risk of harm. As set out further in the section titled “— SGHC’s Technology and Data-Driven Approach”, the Company employs numerous real-time interventions when appropriate to do so and subject to relevant regulation.

Management experience

SGHC’s CEO, Neal Menashe, has more than two decades of experience in the sports betting and online casino gaming industry. The Company’s President and COO, Richard Hasson, has more than 12 years of experience in investment banking, sports betting and online casino gaming. The Company’s CFO, Alinda van Wyk, also has more than two decades of experience in the financial management of sports betting and online casino gaming businesses. The Company benefits from a deep bench of professionals in its management team with significant experience, either with the Company, or in the industry.

Strategy, Products and Business Model

Strategy

SGHC’s diagnosis of the key challenges and opportunities in the global online gaming market follow from the Company’s belief that:

•	Over time a significant additional number of jurisdictions will regulate sports betting and/or online casino gaming.

•

Jurisdictions which explicitly regulate sports betting and/or online casino gaming will become easier to market in at scale, but simultaneously will likely become more competitive, in which case brand strength will become an important determinant of success.

•

Jurisdictions which have not yet introduced explicit regulatory frameworks may still be legal to operate in (subject to certain limited regulations), but marketing at scale may be harder to achieve, in which case a portfolio of brands will be a significant asset.

In order to address these challenges, the Company’s three key strategies serve as its guiding policies that govern everything that the Company does.

1.	Expanding its global footprint into as many regulated markets as possible in order to engage with as many customers as it can possibly reach;

2.	Increasing awareness of its brands through strategic partnerships and coordinated sponsorship and marketing campaigns; and

3.	Utilizing enhanced proprietary data to optimize the confluence of ethical corporate culture, responsible gaming values, value-for-money product offerings and customer-centric service delivery.

The Company believes that maximum value for shareholders will be delivered by seeking to operate in as many different jurisdictions as it is legal and commercially viable to do so, and that it is imperative that the Company seeks to continue its expansion into and growth in jurisdictions where robust regulatory frameworks provide long-term visibility of revenues and profits.

The Company further believes that a single-brand online sports and multi-brand online casino strategy is the optimal way to leverage its available marketing budget. Given the Company’s belief that over time more and more jurisdictions will regulate sports betting and/or online casino gaming, this strategy aims to generate increasing economies of marketing scale, improved global brand awareness, increasing market share and ultimately enhanced returns to shareholders.

Proprietary, bespoke and common technology stacks and service infrastructures are leveraged where the Company believes that it makes commercial sense to do so, whilst third-party products and services are incorporated where the Company believes that doing so will achieve market entry faster, more effectively and more profitably. The Company aims to layer its proprietary data collection and analysis, together with proprietary interaction systems, on top thereof so as to responsibly optimize the entertainment, well-being and profitability of its customers. See “— SGHC’s Technology and Data-Driven Approach” for further detail.

For strategic reasons set out below, the Company has intentionally set out to differentiate the Betway and Spin product offerings and business models.

Betway’s sports betting products

Betway is positioned as a premium sportsbook that offers full-featured sports betting products for pre-game and in-game wagering. Different products and/or features are offered in different geographic markets depending on regulatory constraints, product availability, market maturity and strategic value of the market.

Betway’s flagship sports betting product is bespoke-developed exclusively for Betway (see the sections titled “— SGHC’s Technology and Data-Driven Approach” and “— Partnerships, Suppliers and Strategic Collaborations”) and is currently capable of accepting wagers on more than 60 different sports. This product is offered in the majority of the relatively mature markets in which Betway operates, such as the UK and most European markets. For other markets, the Company has developed a proprietary sports betting platform that it will aim to re-use where appropriate.

The global sports betting market is constantly evolving and new markets are regulating or re-regulating all the time, often with very specific and sometimes complex regulatory requirements that require significant development work in order to achieve compliance. For this reason, even the world’s largest sports betting businesses struggle to keep pace with adapting their existing products for regulatory compliance and/or product and cultural requirements of new markets.

Accordingly, in addition to the exclusive flagship sportsbook and the proprietary sportsbook platforms, in some new markets (particularly those where the proprietary and flagship products are not yet customized for specific local regulations), the Company may partner with additional third-party product providers in order to minimize delays to market entry.

Betway’s online casino gaming products

Betway’s sports-led marketing places sports betting products front and center to reinforce the brand’s premium sportsbook positioning. A significant percentage of sports betting customers nonetheless also enjoy casino gambling and hence Betway also offers casino games in those jurisdictions where regulatory frameworks allow.

Slightly differing products may be offered in different jurisdictions depending on regulatory requirements and product availability. Casino games are sourced from third-party suppliers selected for their appropriateness for each market. Currently, Betway offers in excess of 1,350 unique casino games from 28 different suppliers.

Spin’s multiple online casino gaming brands

Spin operates a portfolio of more than 20 brands, the majority of which are translated into multiple languages and offer customers the ability to play in excess of 1,400 online casino games from seven different suppliers. The five largest brands accounted for 87% of Spin’s revenue in 2020.

In markets where the regulatory framework permits and where SGHC believes there is strategic value in doing so, Spin also offers ancillary sport betting products, typically sourced from third-party suppliers.

In contrast with Betway’s single-brand scale-marketing approach, Spin seeks to compete in markets where marketing at scale is often much harder, and hence where a large portfolio of brands and a diverse product range offers Spin the ability to attract a wider variety of customers than a single brand would be able to do in the absence of meaningful large-scale marketing.

Management believes that the effectiveness of this strategy is further enhanced by a wide variety of marketing channels (see “— Sales and Marketing”).

Worldwide, Betway and Spin products are available for play in 40 different currencies and customers are serviced in 27 different languages.

In aggregate, SGHC offers its customers in excess of 1,900 unique online casino games.

SGHC’s Technology and Data-Driven Approach

SGHC manages over 1,000 technology-focused staff to support and enhance its product offerings. Teams are grouped into product-focused and system-oriented portfolios aimed at driving effective ownership of solutions and enabling efficient delivery and scaling.

Teams are responsible for their own plans in support of SGHC’s strategy, derived from a combination of customer requirements, regulatory frameworks, competitor analysis, product performance metrics and hypothesis-driven engineering. In combination, this approach aims to maximally optimize SGHC’s technology flexibility, functionality, delivery, reliability and competitive edge.

Operationally, SGHC embraces DevOps principles, including continuous delivery of systems aimed at minimizing deployment pain and maximizing end-user trust and confidence.

Information security is assigned a very high priority by the Company. Key subsidiaries involved in the handling of sensitive information are either already ISO 27001 certified or are actively working towards being certified. Where the latter is the case, management is satisfied that relevant and necessary processes, systems and practices are already substantially in place.

With particular reference to customer-facing products, SGHC operates a mix of its own technology and long-term partnerships with leading third-party providers (see the section titled “— Partnerships, Suppliers and Strategic Collaborations”), a flexible approach that is intended to increase speed to market and decrease friction associated with adjusting the technology stack to new markets.

In other non-customer-facing areas of technology, SGHC may utilize the products and services of third-party suppliers, in particular where management does not believe that competitive advantage will be served by developing proprietary technology or where it might not be commercially prudent to do so. However, in areas where management believes that meaningful competitive advantage can be profitably achieved, the Company will seek to develop and maintain its own proprietary technology. Where systems are intended to deliver competitive advantage, the Company will seek to ensure interoperability with all of its product platforms, including those supplied by third parties. Some examples of this are highlighted below.

Overall, SGHC’s approach to technology can broadly be divided into three areas:

Customer-facing products and platforms

SGHC’s proprietary sportsbook product is offered by Betway in the majority of African countries in which the Company is licensed. With this notable exception, in most jurisdictions the major components of customer-facing sports betting and online casino gaming products are sourced from third-party suppliers. Notwithstanding this, the Company always seeks to be highly involved in the specification and customization of third-party product and generally works in close collaboration with all of its suppliers.

This is particularly true of the Company’s relationship with Apricot, which provides Betway’s bespoke-developed flagship sports betting system on an exclusive-use basis as well as the Player Account Management

(“PAM”) system utilized for the majority of SGHC’s operations. Apricot also provides a significant portion of the casino games offered by Betway and Spin (see the section titled “— Partnerships, Suppliers and Strategic Collaborations”).

Data and related systems

SGHC seeks to derive significant competitive advantage from its proprietary data by collecting granular detail regarding all steps in the customer lifecycle, always within the constraints of relevant data protection legislation. In particular, once customers commercially engage with one of the Company’s brands, then significant amounts of proprietary data regarding wagering and other product interactions will be collected and made available downstream for real-time analysis and decision-making.

Proprietary real-time systems transform and analyze this data in order to understand each individual customer experience within SGHC’s products. The Company utilizes this information (in real-time where appropriate) to maximize customer value and enjoyment in a safe and responsible manner. Dedicated customer experience teams aim to measure and monitor all points of interaction and all steps in the customer journey with the ultimate aim of minimizing friction and maximizing customers’ ease of use of the Company’s products.

The Company maintains a range of highly-engineered proprietary systems for the complex processing of millions of events per day in order to deliver bespoke customer experiences that react dynamically to individual customer behavior. Examples of real-time interventions generated in this way include:

•

Betting Behavior: The Company aims to monitor and analyze customer behavior in real-time with the intention of detecting unsustainable or potentially harmful deviations in betting behavior so that in turn the Company can attempt to intervene appropriately and timeously. In addition to being a requirement of regulatory responsible gaming obligations in several jurisdictions, the Company believes that interventions of this nature ultimately generate more satisfied and sustainable customers, improved retention rates, and longer customer lifecycles, thereby enhancing customer lifetime values.

•

Personalized Wagering Recommendations: Seeking to understand individual customer preferences and attributes in combination with machine learning and data science in turn generates personalized wagering recommendations that aim to remove user interface friction and increase customer satisfaction and enjoyment.

•

Individual Profitability Analysis and Personalized Incentivization: The Company employs statisticians and data scientists to model and validate the expected profitability of short-, medium- and long-term customer behavior with reference to a range of activities and metrics. The Company believes that these models enable it to profitably and responsibly incentivize and/or encourage (or discourage, as the case may be) specific behaviors, which the Company attempts to do in real-time. The Company believes that these models and associated interventions in aggregate form a significant competitive advantage that generates more satisfied and sustainable customers, improved retention rates, and longer customer lifecycles, thereby enhancing customer lifetime values.

•

Monitoring and Mitigation of Potentially Fraudulent Activities: Similar models and systems seek to identify potentially fraudulent or otherwise problematic activity in real-time and thereby aim to limit the potential financial harm and/or regulatory risk to the business.

For all of the above examples, the Company seeks to ensure that the relevant systems are capable of processing data from all of its product platforms, including those supplied by third parties, and that customer interactions and interventions can be executed on all of its product platforms, including those supplied by third parties.

The Company’s analysis and data science capabilities are also applied in the acquisition of new customers, for example, by adapting marketing and related campaigns for specific markets, channels and marketing partners.

Where possible and in collaboration with third party marketing technology providers, the Company employs real-time bidding, spend and allocation optimization algorithms in conjunction with dynamic creative optimization and personalized messaging, all with the intention of reducing the cost of acquiring new customers.

Where possible the Company’s marketing spend is tracked and measured, with the aim of enabling the Company to react quickly to changes in the expected profitability of marketing channels. For large branding and sponsorship campaigns, where lead times can be long and performance measurement is as much art as science, the Company’s annual marketing budgets and plans are optimized by reference to complex econometric models, cross-referenced and validated against proprietary and third-party data with the aim of optimizing efficiencies throughout the marketing funnel.

Budget proposals and other relevant expected operational factors are then fed into a detailed actuarial model of the business that projects expected financial results for Betway and Spin separately for all major markets. These results are then aggregated and evaluated to ensure the financial soundness of the Company’s plans under a range of potential scenarios. This model is updated regularly throughout the year for financial management and monitoring purposes and is also employed for audit and regulatory requirements.

Other enabling platforms and shared services

Over time, the Company has developed a wide range of proprietary systems for enabling the operational effectiveness of the business, including in the areas listed below. In all cases the Company aims to continuously evolve and improve its systems over time.

Acquisition Marketing Systems

Proprietary models in combination with third party systems and tools are maintained for the deployment, management, measurement and monitoring of customer acquisition campaigns across a variety of marketing channels (see “— Sales and Marketing”).

Responsible Gaming Systems

The Company has developed various systems with the intention of meeting the Company’s regulatory requirements for customer protection against risk of harm from gambling. Certain related products and systems provided by third-party suppliers are also integrated into the Company’s responsible gaming processes.

Customer Retention Systems

The Company maintains a number of proprietary systems aimed at ensuring the profitable retention of customers and also makes use of certain third-party systems and components as part of its customer retention processes. The Company believes that maximizing customer lifetime value over the long-term is only possible when responsible gaming principles are adhered to. Accordingly, customer retention systems are generally closely integrated with or otherwise share significant components with responsible gaming systems.

Messaging and Communications Systems

The Company believes that customer satisfaction is underpinned by an ability to deliver the right message to the right customer at the right time and has therefore developed proprietary software systems (some of which are integrated into third-party supplier systems) for messaging and communicating with customers in-app, in real-time, as well as other related systems for doing so by other mechanisms and at different times. These systems are crucial for the effective delivery of responsible gaming and retention interventions.

Banking and Finance Systems

A dedicated subsidiary is responsible for ensuring that the Company is able to offer customers a range of mechanisms for deposit and withdrawal of funds in each of the markets that the Company operates in. Currently, the Company offers well in excess of 100 different deposit and withdrawal mechanisms worldwide.

Related systems ensure that necessary financial data is made available downstream for financial management and reporting purposes. The Company develops and maintains automated reporting and reconciliation systems and processes to allow for the production of internal management accounts (including monthly unaudited financial statements produced separately for each entity in each jurisdiction) within a few weeks of month-end and audited financial statements within a few months of year-end.

Risk, Fraud and Compliance Systems

The Company encounters sophisticated attempts at fraud on a regular basis and is required to verify customers and their source of funds in accordance with varying regulations in each jurisdiction. Significant customer volumes (an average of more than 2.5 million wagering customers per month over the first six months of 2021) mean that systems for the detection and prevention of attempted fraud and ensuring compliance with “know your customer” and anti-money laundering regulations must be substantially automated. In addition to rules-based systems that codify the Company’s 20+ years of experience in combating fraud, managing risk and ensuring compliance, the Company also expends considerable effort in the development of new systems for this purpose, including the employment of machine learning and other data science techniques.

Managing Wagering Risk

The Company manages its own teams of experienced traders to set and maintain sports betting odds. These teams use their own expertise and internal pricing models in conjunction with external data feeds, odds monitoring services and various competitive factors to derive opening prices for each market. Thereafter, prices will be adjusted based on news events of relevance to the market, as well as wagers placed by customers and competitive forces. The Company cannot guarantee that it is capable of always offering the best price in all markets at all times, but continuously strives to remain competitive and offer customers attractive value for their money.

Various systems are deployed to measure and monitor the margin on the sportsbook, which is the percentage of wagers that the book is expected (in terms of the Company’s pricing models) to win on average over a particular period of time. Individual customer wagering is also closely monitored and alerts are raised for wagering activity considered unusual. In particular, evidence of potentially illegal or collusive behavior (such as suspicion of match-fixing) will be shared with the necessary legal and/or sporting authorities. Where appropriate, customers will be limited by reference to maximum wager size and/or wager type.

The Company’s products currently support wagering on more than 60 different sports, each of which in turn encompasses a wide range of events and outcomes that can be wagered on (also referred to as “betting markets”) both pre-game and in-game. The Company actively seeks to add additional betting markets, both for purposes of customer enjoyment and Company financial benefit, including diversification of risk, reduction of margin volatility and increased profitability.

For online casino games, the Company seeks to offer an entertaining range of games with value-for-money “return to player” (“RTP”) and (for slot games in particular) entertaining “volatility” (“Vx”) characteristics. RTP measures the expected return to customers as a percentage of wagers while Vx is a measure of the expected variance thereof. Most notably for slot games, customers have varying individual preferences for volatility and hence the Company attempts to recommend games to customers that are appropriate given their preferences. Game suppliers may offer games in multiple variants with differing combinations of RTP and Vx, in which case the Company seeks to ensure that it selects only those variants which it believes will optimize both value-for-money entertainment for its customers and long-term profitability for the Company.

A necessary requirement for successful management of wagering risk is appropriate control of customer incentivization. Without suitable systems and controls for customer incentives it is possible for wagering opportunities to arise that are mathematically unprofitable for the Company. Examples include arbitrage of sports wagers and situations where adroit betting with incentive funds can create expected RTP in excess of 100% for casino games. The Company believes that optimal individual customer evaluation and incentivization (see paragraph “— Individual Profitability Analysis and Personalized Incentivization” in section titled “— SGHC’s Technology and Data-Driven Approach” above) will largely obviate this potential problem but, where this is not the case, the Company has many years of experience in detecting and preventing such situations and maintains a number of proprietary systems with the intention of doing so.

Partnerships, Suppliers and Strategic Collaborations

SGHC engages in long-term partnerships, including with leading third-party technology providers which, together with the Company’s own technology, increases the speed with which its offerings are brought to market and decreases the friction associated with adjusting its technology to new markets.

Relationship with Apricot

SGHC has entered into several software and services agreements with Apricot (and its affiliates and subsidiaries), one of the leading gaming software and content providers, including casino software licensing agreements, jackpot services and licensing agreements and sportsbook software licensing agreements. Through these agreements, SGHC engages members of the Apricot group for the provision of the Apricot group’s sportsbook and PAM software systems in a number of SGHC’s most significant markets.

It is noted that Mr. Martin Moshal is the named individual beneficiary of certain trusts, which trusts are the ultimate controlling shareholders of Apricot and also the named individual beneficiary of a further trust that ultimately controls Knutsson Limited, a major shareholder of SGHC. A beneficiary of these trusts has neither any right to control or voting investment power over the trusts, nor does it have the right to appoint or replace the trustees.

Casino Software Licensing Agreements

Pursuant to various casino software licensing agreements entered into by subsidiaries of SGHC, SGHC has been granted non-exclusive software licenses for use of a suite of gaming software in different territories in which SGHC operates. Several of the agreements permit the advertising, marketing and promotion of the software suite in each respective territory and certain of the agreements allow for the licensee to sub-license the use of the system. As at March 15, 2022, subsidiaries of SGHC had entered into seven casino software licensing agreements with affiliates of Apricot.

The term and termination provisions of the casino software and licensing agreements are summarized as follows. The initial term of all casino software licensing agreements with Apricot expires on December 31, 2035. Under all these agreements, termination for convenience by either party is not possible until expiry of the initial term and then must be on not less than 12 months’ written notice, although one casino software licensing agreement with Apricot does not permit termination for convenience at all, allowing only for termination in accordance with its terms (as summarized in the remainder of this paragraph) after December 31, 2035. A party may also unilaterally terminate the relevant agreement in the event that the other party (a) breaches a material obligation or undertaking under such agreement and which, where such breach is capable of remedy, is not remedied within the specified timeframe to the reasonable satisfaction of the other party; or (b) suffers an insolvency event. In a number of the agreements, a party may terminate for change of control when control of the other party is obtained by a competitor. The Apricot company in the relevant agreement may unilaterally terminate such agreement in the event the relevant SGHC subsidiary (a) fails to pay monies to as they fall due under the agreement; (b) uses the software system illegally; (c) markets a branded game without Apricot’s consent; (d) fails to notify Apricot of a change in control of such party; (e) breaches non-solicitation, non-competition or data protection obligations; (f) is convicted (or any of its directors are convicted) of an offense in terms of any applicable gaming legislation or regulations, or of any crime or offense reasonably likely to cause reputational damage or damage to goodwill to Apricot; or (g) fails to procure the appropriate gaming license.

In a number of the agreements: (i) Apricot may terminate the agreement if the relevant SGHC subsidiary: (a) provides false or inaccurate information which has an adverse effect on Apricot; (b) accepts a real money bet from end users located outside the appropriate territory or within the USA; (c) fails to pay the minimum agreed gaming fee; (d) becomes a competitor to Apricot; or (e) fails to pay its players or depositors within the specified time period; (ii) Apricot may terminate the agreement if it becomes unlawful or impossible for Apricot to license, maintain or use the system, or a court or arbitrator declares any provision of the agreement void or unenforceable; and (iii) the relevant SGHC subsidiary may terminate the agreement if Apricot (or any of its directors) are convicted of an offense in terms of any applicable gaming legislation or regulations, or of any crime or offense reasonably likely to cause reputational damage or damage to goodwill of the other.

Jackpot Services and Licensing Agreements

Various subsidiaries of SGHC have entered into jackpot services and licensing agreements with Jumbo Jackpots Limited, a wholly owned subsidiary of Apricot. Pursuant to these jackpot services and licensing agreements, Jumbo Jackpots Limited grants non-exclusive licenses of trademarks as supplied within the software licensed through separate casino software licensing agreements and provides services to enable the licensee to run jackpot games. As at March 15, 2022, subsidiaries of SGHC had entered into seven Jackpot Services and Licensing Agreements with Jumbo Jackpots Limited.

The term and termination provisions of the jackpot services are summarized as follows. All jackpot services and licensing agreements have an indefinite term, and do not permit termination for convenience, except for one agreement which permits termination by either party on two months’ written notice. All of these agreements permit either party to terminate immediately by written notice if a petition or resolution is passed for the winding up of the other party. The agreements also terminate automatically if the applicable SGHC subsidiary’s gaming license is withdrawn. Jumbo Jackpots Limited may terminate the agreement if any of the following events occur: (a) the other party commits a breach of the agreement and fails to remedy such breach within the specified time period; (b) the other party fails to pay sums as they fall due; (c) it becomes unlawful or impossible for Jumbo Jackpots Limited to license, maintain or use the relevant trademarks or provide the services under the agreement; (d) bankruptcy or insolvency proceedings are filed against the other party; (e) the other party can no longer perform its business activities or fulfil its commitments to Jumbo Jackpots Limited; or (f) the other party (or any other entity having common shareholders or control with that party) becomes a competitor to Jumbo Jackpots Limited. The counterparty may terminate the agreement with 14 days’ written notice if Jumbo Jackpots Limited raises the agreed service fee. In addition, each agreement automatically terminates on termination of the corresponding casino software licensing agreement between the SGHC subsidiary which is party to the relevant jackpot services and licensing agreement and Apricot or PNL or Kova (as defined below) as applicable, the termination provisions of which are summarized above.

Sportsbook Software Licensing Agreement

Through its subsidiary Betway Limited, SGHC engages in an agreement for the exclusive provision of Apricot’s sportsbook software in a number of SGHC’s most significant markets. This exclusive arrangement prevents Apricot from licensing its sportsbook software to any other customers in those jurisdictions, but does not prevent SGHC from utilizing its own or other suppliers’ sportsbook software where it chooses to do so. The agreement also permits the advertising, marketing and promotion of the software system in each respective territory.

The term and termination provisions of the sportsbook software licensing agreement are summarized as follows. The initial term of the sportsbook software licensing agreement expires on December 31, 2030. Under this agreement, termination for convenience by either party is not possible until expiry of such initial term and thereafter must be on not less than 180 days’ written notice. Betway Limited may also terminate the agreement for convenience after December 31, 2025 with at least 18 months’ written notice. The agreement also permits either party to terminate by written notice if: (a) the other party is in breach of the agreement and, where such breach is capable of remedy, fails to remedy such breach within 30 days of notice to the reasonable satisfaction of the other party; (b) bankruptcy, insolvency or analogous proceedings are commenced against the other party; or (c) when control of the other party is obtained by a competitor (on 18 months’ written notice).

SGHC works closely with Apricot and its affiliates in the ongoing development of the sportsbook product and the PAM system and the customization thereof for SGHC’s needs. The Company has direct access to dedicated Apricot resources for this purpose and plays a meaningful role in the strategic direction and prioritization of these resources.

Apricot supplies a significant portion of the casino games available for play across all SGHC websites and apps. Other significant online casino gaming software suppliers contracted directly and indirectly include IGT, Scientific Gaming and Evolution (including NetEnt and Red Tiger).

Prima Networks Limited, Prima Networks Spain PLC and Kova SRL (“PNL/PNS/Kova”) similarly engage Apricot in agreements for the provision of Apricot’s casino and sportsbook software. PNL/PNS/Kova sublicenses the Apricot software to subsidiaries of SGHC, such as Betway. As of March 15, 2022, PNL/PNS/Kova had entered into eleven casino software licensing agreements and five sportsbook software licensing agreements with subsidiaries of SGHC.

The casino software licensing agreements and sportsbook licensing agreements entered into by subsidiaries of SGHC and PNL/PNS/Kova have term and termination rights which are materially similar to those applicable to the casino software licensing agreements and sportsbook licensing agreements with Apricot summarized above.

Other Partnerships, Suppliers and Strategic Collaborations

SGHC’s Betway brand has engaged in key relationships (most of them multi-year) with professional sports teams and leagues around the world, starting with front of shirt sponsorship of the English Premier League’s West Ham United in 2015. Subsequent partnerships have included several football (soccer) teams in other major European and African leagues, major horse racing events, eSports teams and events, major cricket leagues, tennis tournaments and sporting celebrities as brand ambassadors. Many of these arrangements have since been extended well beyond their original terms. Currently, more than 70 brand partnerships are in place with several more actively being negotiated.

SGHC has continued this strategy during Betway’s nascent expansion into the United States by engaging in similar partnerships with professional sports teams in the United States with global brand recognition, such as the Chicago Bulls, the Cleveland Cavaliers, the Los Angeles Clippers, the Golden State Warriors and the New York Islanders.

These arrangements all serve to bolster Betway’s global brand recognition. Management believes that over time this strategy has worked as a flywheel to progressively and more effectively amortize Betway’s brand marketing spend, in part explaining improvements in Betway’s growth and financial performance over recent years.

SGHC benefits from a number of long-established “affiliates” marketing partnerships (see “— Sales and Marketing”) that have historically generated a stable and significant stream of new customers.

SGHC enters into strategic, multi-year partnerships with land-based gaming operators in order to facilitate entry into markets where a land-based license or partner is prerequisite for market access. Examples include

Casino Austria International Belgium NV and Espectaculos Deportivos Fronton Mexico S.A de C.V, both for access to sports betting and online casino gaming, in Belgium and Mexico respectively.

SGHC enters into multi-year agreements with sports data suppliers for data to inform the Company’s odds making and sports trading activities, as well as for content for the Company’s websites and apps. Significant suppliers include SportRadar, BetGenius, Perform Content Limited, and IMG. Key summaries of these agreements are described below.

SportRadar Agreements

SportRadar is a leading information supplier for sport related data and statistics as well as sophisticated technical solutions. We have agreements, including four statements of work (“SOW”), with SportRadar as part of a global deal, which includes the Managed Trading Services platform for Betway Africa. These SOWs provide that SportRadar will supply products and services for its sports betting and sportsbook operation globally to Betway Limited, who can sublicense its rights to its affiliates.

BetGenius Agreements

BetGenius is a provider of sportsbook data, content, analysis tools, software and related services to sports betting operators worldwide. We have agreements in place between BetGenius and Betway Limited that allow Betway Limited and its affiliates to use BetGenius services through a non-exclusive, non-transferable non-sublicensable right and license.

Perform Content Limited Agreements

Perform owns, operates and provides video and consumer data services to betting operators throughout the world. We have four agreements in place with Perform, each for a different product. Each agreement is between Perform and Betway Limited and each provide access to SGHC and its brand license partners, where appropriate.

IMG

IMG is in the business of distributing sports information, data and statistics to third parties. Under our data subscription agreement, IMG agrees to license certain of its content to Betway Limited and provide related technical support services. The content provided under the agreement includes the ATP World Tour, the WTA Tour, the French Open, Wimbledon and the U.S. Open. The agreement also includes the consumption of IMG UFC and Golf scoreboards and data as well as streaming services.

Sales and Marketing

SGHC’s marketing strategy is intended to resonate with customers and to help create a loyal and engaged customer base. Approximately 40% of GGR in 2020 was generated by customers acquired before 2019.

The Company’s holistic approach to the marketing of its products encompasses two primary streams:

Traditional and brand marketing

This is the primary vector for marketing of the Betway brand.

Over time, the Betway brand has been developed with the assistance of expert branding agencies and a strategy has been developed for the consistent positioning of the brand worldwide. The Company engages the services of appropriate brand and marketing agencies around the world in order to execute this strategy in culturally-appropriate ways in the various jurisdictions and markets in which it operates.

Appropriate advertising is planned and executed in each market, utilizing all channels which the Company believes to be effective, including TV, radio, print and online. Positioning and messaging are intentionally simple and designed to resonate with the target market’s emotional connection with their favorite sports. Brand sponsorships and partnerships play an important role and are leveraged across the other channels where possible.

In some markets, where the expected returns from doing so are acceptable to management, similar traditional marketing channels are also employed for the larger Spin brands.

SGHC licenses the Betway brand, for a fee, for use by DGC USA in the United States and to a third-party operator for use in China and Thailand. This further serves to amortize global brand marketing spend.

Performance-based marketing

SGHC makes use of performance-based marketing channels across all of its brands and in all markets. The Company has developed a number of proprietary models, tools and monitoring mechanisms for measuring and predicting the performance of these channels so as to be able to scale marketing efforts up or down quickly and effectively, wherever possible by means of real-time algorithms. More than 150 people are employed by the Company in this area.

Such channels include:

App stores

Amongst other channels, the Company’s products are made available on mobile devices and via mobile app stores. A significant factor in the success of this channel is achieving high visibility and rankings in the organic (unpaid) app store listings. Equally important is effective customer acquisition by means of paid advertising within app stores, for which the Company has implemented bespoke real-time app store bidding models. The Company employs dedicated staff and third-party specialist App Store Optimization (“ASO”) agencies with the aim of optimizing its results in this area.

Organic social media

Social media is an important channel for reaching and engaging with customers, particularly for Betway given the extended audience that is created by the brand’s partnerships with sports teams and leagues around the globe. The Company employs dedicated staff (centrally and locally within key markets) and also utilizes third-party social media agencies. The Company also engages with social media influencers and brand ambassadors to represent the Company on social media.

Paid social media

Paid social media marketing campaigns form a key part of acquisition and retention marketing strategies. Contextually relevant messaging to prospective and existing customers in support of organic social media marketing is enabled by myriad targeting options coupled with deep integrations with social media sites and is aimed at building both awareness of and consideration for the Company’s brands.

Search engine marketing and brand protection

Search engine marketing (SEM) involves the purchase and performance optimization of relevant keywords in order to acquire new customers. Brand protection ensures that customers searching for SGHC brands on search engines are not diverted to competitors. The Company employs dedicated staff in this area and also engages third-party agencies where necessary.

Search engine optimization

Search engine optimization (SEO) involves the optimization of Company websites to improve the organic rankings of the Company’s brands on major search engines. The Company employs dedicated staff to monitor all brands’ performance against all major keywords and thereafter to adjust Company websites to optimize performance.

Display advertising and other forms of online performance marketing

The Company undertakes various forms of online marketing, including advertising directly or via advertising networks on third-party websites and in third-party apps.

“Affiliates” marketing

“Affiliates” is an industry term that describes independent third-party marketers which assist the Company to acquire new customers and which are generally paid on a revenue-share or cost-per-acquisition basis. Despite the word “affiliate”, these are independent parties that are not otherwise affiliated with the Company in the ordinary sense of the word.

Scaling this marketing channel is often difficult due to competitive pricing and the difficulty of predicting whether past performance by independent third parties will continue into the future. The Company benefits from a number of stable long-term partnerships with several of the larger and more reliable “affiliates” and management believes that the Company possesses suitable experience and expertise to continue to perform well in this area.

Competition

Sports betting and online casino gaming are competitive businesses, with numerous competitor brands operating alongside SGHC brands in most markets. Outside of jurisdictions where the number of operators is explicitly restricted by regulatory constraints, the nature of the business largely precludes the formation of monopolies or even oligopolies, not least due to the ease of product substitution by consumers and frequently high levels of price competition.

On a global level, the Company considers its most direct and relevant competitors to be the various brands of Flutter and Entain, as well as bet 365, 888 and several more. Within individual jurisdictions or regions, there are often also significant competitors considered relevant by the Company who are otherwise unknown outside of that specific jurisdiction or region. In some instances, the Company also faces competition from national or regional government-owned operators.

Land-based competitors are also of significant relevance to the Company in certain geographies owing to the additional entertainment attractions of such businesses and their often strong local or regional brands. Many of these businesses have historically been slow to move their offerings online, but in recent years this trend has accelerated and competition from such businesses is expected to increase further.

Alternative product categories also serve as competition for customer wallet share, most notably lotteries and casual or social games. For example, “daily fantasy” (a variant of fantasy sports leagues) is an entertaining alternative to sports betting, casino-style games are a major category on Facebook and in the Apple and Android app stores, and elements of casino gambling have increasingly found their way into top ranking non-gambling games.

In most jurisdictions or regions, SGHC competes alongside at least one of the global competitors referenced above. As more markets regulate over time, additional competitors are expected to enter the market. There is typically a significant degree of overlap with competitor offerings with regards to sports events and wager types available for customers to bet on. Similarly, casino game offerings typically overlap significantly as most game providers license the majority of their games to all operators (occasionally specific games might be exclusive to a single operator, but rarely is this the case for an extended period and/or for games that generate significant revenue).

The principal differentiating factors common to both online sports betting and online casino gaming include the global reach and scale of the business, global branding, advertising and marketing effectiveness, reliability of products and services, breadth and depth of proprietary data science and technology, accurate customer evaluation, meaningful responsible gaming initiatives and related interactions, innovative and effective customer incentives, speed and relevance of customer communication, speed and reliability of deposit and withdrawal mechanisms, ease-of-use of customer-facing software, quality of customer service and an asset-light globally-amortized business model.

Principal differentiating factors specific to online sports betting include breadth and depth of sports events and betting markets offered, ease-of-use of the wagering interface, odds pricing, speed and reliability of bet settlement, extent and value of sports-related partnerships, and ability to engage customers around their favorite sports and events.

Principal differentiating factors specific to online casino gaming include breadth and depth of game offering, value-for-money games, active management of game lifecycle including regular new game launches, and, particularly given the large number of casino games available, effective game discovery mechanisms.

Management believes that SGHC’s products, services, experience, expertise and corporate culture allow it to compete effectively across all of these factors.

Seasonality

SGHC’s sport-focused Betway offerings trade in many major markets in both hemispheres and hence benefit from the year-round sporting calendar. Different sporting leagues and events are relatively more or less important in different markets and hence the business benefits from a natural degree of diversification. Sporting events of all sorts take place every day around the world in multiple time zones and, particularly with the advent of virtual sports and eSports, events are available for wagering at all times of the day year-round.

Sports betting is however subject to seasonal fluctuations that may impact revenues and cash flows. Most major sporting leagues and events do not operate year-round and hence SGHC’s operations will be impacted by variations in the sporting calendar over the course of a year. In particular, certain sports leagues operate formats (playoffs, championships, cup finals, etc.) that naturally result in increased customer interest as the end of the season approaches for those sports. Similarly, certain sporting events only operate at specific times of the year (major horse races, major tennis tournaments, etc.) and certain other events only operate on a multi-year cycle (Olympics, FIFA World Cup, etc.).

These phenomena will naturally lead to increased revenues at such times of the year or in major international tournament years, and conversely will result in reduced revenues during off-season periods or in non-tournament years.

For example, Betway’s revenues are often impacted by the calendars of the major European and African football (soccer) leagues, international and Indian Premier League cricket, major American sports leagues, marquee horse racing events, major professional tennis tournaments and the FIFA World Cup. The Company naturally seeks to adapt marketing efforts accordingly, taking advantage of additional opportunities for profitable growth whenever they present while mitigating potentially negative effects on profits by adjusting marketing appropriately in off-season periods.

In contrast, the Spin portfolio of casino brands is largely unaffected by seasonality in aggregate as online casino gaming is largely an individual activity unaffected by external calendars. Management believes that there is however some evidence that seasonality effects may occur at the time of certain major national holidays and/or vacation periods and hence it may occur that SGHC’s revenues and cashflow might be adversely affected during times of year when customers are naturally more likely to engage with other non-gaming activities.

Intellectual Property

Intellectual property rights are important to the success of Super Group’s business. SGHC relies on a combination of trademark, trade secret, database, copyright, confidentiality and other intellectual property protection laws in the United Kingdom, the European Union, the United States and other jurisdictions, as well as license agreements, confidentiality procedures, non-disclosure agreements with third parties and other contractual protections, to protect its intellectual property rights, including its trademarks, database, proprietary technology, software, know-how and copyright. In certain foreign jurisdictions and in the United States, SGHC has filed trademark applications, currently holds numerous trademarks and domain names, and in the future is likely to acquire additional trademarks and domain names. SGHC has also entered into license agreements, data rights agreements and other arrangements with sports organizations and sports data suppliers for rights to utilize their sports data, of which durations vary but typically are at least annual in duration and are subject to renewal or extension.

As an online business with a customer-facing offering, SGHC’s trademark and domain name portfolios are of particular importance to it. As of March 14, 2022, the Company owned a single trademark registration and two allowed trademark applications in the United States and 560 registered trademarks in various non-U.S. jurisdictions as well as 23 trademark applications worldwide. SGHC’s two main brands, namely Betway and Spin, enjoy extensive geographic coverage, with the Betway mark being registered (or applied for) in the U.S. and in 162 other countries; and the Spin Casino mark being registered (or applied for) in 82 countries. As of March 14, 2022, the Company owns approximately 6,000 domain-names.

It has not always been possible, and may not be, or commercially desirable to obtain registered protection for SGHC’s products, software, databases or other technology. In such situations, the Company relies on laws governing protection of unregistered intellectual property rights, confidentiality and/or contractual arrangements to prevent unauthorized use by third parties. SGHC uses open-source software in its services and periodically reviews its use of open-source software to attempt to avoid subjecting its services and product offerings to conditions it does not intend.

While a portion of the intellectual property that SGHC uses is created by the Company, including its sportsbook offering in certain African countries, the Company has also obtained rights to use intellectual property of third parties through licenses and service agreements with those third parties. By way of example, SGHC has a wide range of sponsorship and other agreements with significant teams and sports organizations spanning a variety of sports, including West Ham United, the Chicago Bulls, the Miami Open Tennis Tournament, G2 Esports and numerous others. In all, there are more than 70 Betway brand partnerships currently in effect. Although the Company believes that these licenses are sufficient for the operation of the business, these licenses typically limit the Company’s use of the third parties’ intellectual property to specific uses and for specific time-periods.

SGHC controls access to and use of its data, database, proprietary technology and other confidential information through the use of internal and external controls, including contractual protections with employees, contractors, customers and partners. The Company requires its employees, consultants and other third parties to enter into confidentiality and proprietary rights agreements and it controls and monitors access to its data, database, software, documentation, proprietary technology and other confidential information. SGHC’s policy is to require all employees and independent contractors to sign agreements assigning to it any inventions, trade secrets, works of authorship, developments, processes and other intellectual property generated by them on the Company’s behalf and under which they agree to protect the Company’s confidential information. In addition, the Company generally enters into confidentiality agreements with its partners.

See “Risk Factors — Intellectual Property and Data Privacy Risks — Failure to protect or enforce our intellectual property rights, the confidentiality of our trade secrets and confidential information, or the costs involved in protecting or enforcing our intellectual property rights and confidential information, could harm our business, financial condition and results of operations”, “Risk Factors — Intellectual Property and Data Privacy Risks — Our collection, storage and use, including sharing and international transfers, of personal data are subject to applicable data protection and privacy laws, and any actual or perceived failure to comply with such laws may harm our reputation and business or expose us to fines, civil claims (including class actions), and other enforcement action. The protection of personal information is becoming increasingly regulated and changes in applicable laws may require changes to our policies, practices, procedures and personnel which may require material expenditures and harm our financial condition and results of operations” and other risk factors related to SGHC’s intellectual property included in “Risk Factors — Risks Related to Super Group’s Business” for a more comprehensive description of risks related to SGHC’s intellectual property.

Government Regulation

SGHC is subject to various laws and regulations that affect its ability to operate in the sports betting and online casino industries, which are subject to extensive and evolving local laws and regulations that may change based on political and social norms.

The gaming industry is highly regulated and in jurisdictions where required in order to maintain licenses, the Company pays gaming taxes and other fees in order to continue its licensed operations. The licensing requirements generally concern the responsibility, financial stability, integrity and character of the applicant and relevant individuals and group affiliates, along with the integrity and security of the casino and sports betting product offerings. Violations of any laws or regulations in one jurisdiction could result in disciplinary action or other consequences in other jurisdictions.

While SGHC believes that it is in compliance, in all material respects, with all applicable sports betting and casino laws, licenses and regulatory requirements, the Company is aware that other interpretations of such requirements exist and cannot ensure that its activities or the activities of its affiliates will not become the subject of any regulatory or law enforcement, investigative or other governmental action or proceeding or that any such proceeding or action would not have a material adverse impact on the Company or its business, financial condition or operations.

In order to operate in certain jurisdictions (including U.S. states), SGHC must obtain the appropriate licensure as required under local legislation. Generally, each relevant group company and at times certain directors, officers, employees and material shareholders (typically those holding 5% or more of equity — but not limited to that threshold of holdings nor limited to solely holding equity), would be required to qualify as suitable for a license to be awarded. Suitability is highly discretionary, but is generally considered by gaming authorities by weighing (i) financial stability, integrity and responsibility; (ii) quality and security of the gaming platform, hardware and software; (iii) general history and background; and (iv) social responsibility. Most gambling authorities have the authority to weigh additional factors and require any documentation or information they deem necessary. The failure of SGHC’s officers, directors and holders of its ordinary shares to submit to background checks and provide any requested disclosure could result in the imposition of penalties and could jeopardize the award of a contract to the Company or provide grounds for termination of an existing contract. Generally, any person or entity who fails or refuses to apply for a finding of suitability or a license within the prescribed period after being advised by a competent authority that such person or entity is required to do so may be found unsuitable or denied a license, as applicable. If any director, officer, employee or significant shareholder is found unsuitable (including due to the failure to submit required documentation) by a competent regulator or authority, SGHC may deem it necessary, or be required, to sever its relationship with such person or entity.

Gaming and enforcement authorities typically have a broad scope of powers. They may deny an application for a license, condition, revoke or suspend any license issued by them, impose fines and at times, in serious cases, liaise with local prosecutors to pursue legal action, which may result in civil or criminal penalties. Aside from action against a company, gaming and enforcement authorities also have the power to hold accountable associated individuals (such as officers or directors), suspend or revoke a personal license, issue a fine directly against such an individual, disapprove changes to corporate positions and material shareholding, and even incarcerate individuals. Any individual who is required by a gambling authority to make disclosures, file application forms or otherwise provide information and who fails to do so, will generally be denied licensure or be found unsuitable. The license holder may also be subject to disciplinary action or adverse implications to the license due to this.

SGHC currently benefits from licenses for its online sports betting and online casino products in various jurisdictions in Europe, Africa and the Americas, such as, but not limited to, Belgium, France, Great Britain, Portugal, Alderney, Spain, Germany, Malta, South Africa, Zambia and the Mohawk Territory of Kahnawake. In addition, the Company has entered into a definitive agreement to acquire DGC, subject to certain regulatory approvals and customary closing conditions. DGC USA has secured market access in up to an initial 12 regulated or expected-to-be regulated states in the U.S.

SGHC’s sports betting and casino licensure and operations requires it to comply with legal and regulatory requirements to which it is subject and which are constantly evolving. These regulatory requirements include (among others):

•

Responsible gaming requirements, including proactive intervention with customers concerning potentially problematic gaming habits and providing tools and help for customers and monitoring customer activity,

•	Verifying that the Company’s customers are of the required legal age,

•	Verifying the identity of the Company’s customers,

•	Ensuring that funds used by the Company’s customers are legitimately derived,

•	Implementing geolocation blocking where required, and

•	Data protection and privacy legislation and regulation.

While SGHC is wholly committed to complying with all applicable regulations and has in place processes and procedures dedicated to these requirements, which are constantly evolving, the Company cannot assure the prevention of a violation of one or more laws or regulations, or that an actual or alleged violation by the Company or an employee will not result in the imposition of a monetary fine or suspension or revocation of one or more of the Company’s licenses.

While SGHC is required to maintain licenses in each jurisdiction from which it operates in order to continue its operations, the Company’s offering into certain jurisdictions on the basis of its licenses is at times based on a lack of a local regulatory framework in that jurisdiction where the Company’s services are accessed and used by end users, or based on a specific legal position and/or interpretation of local legislation. The latter, at times, may include a legal position based on EU law or supranational law. As gaming laws may be subject to alternate interpretations, including regarding their conformity with EU or supranational law, there is a risk that the Company’s interpretation would be contested by a government agency or regulator and its legal position ultimately rejected, which may result in administrative, civil or criminal penalties.

Data Privacy Regulations and PCI DSS

Laws, regulations, rules and standards in many jurisdictions apply broadly to the collection, use, retention, security, disclosure, transfer and other processing of personal data, which impose significant compliance obligations. The nature of these obligations often varies significantly by jurisdiction.

For example, in the EEA, the processing of personal data is principally governed by the provisions of the General Data Protection Regulation (“GDPR”). Furthermore, notwithstanding the United Kingdom’s withdrawal from the European Union, by operation of the so-called ‘UK GDPR’ (i.e., the GDPR as it continues to form part of the law of the United Kingdom by virtue of section 3 of the EU (Withdrawal) Act 2018 and as subsequently amended) (“UK GDPR”) the GDPR continues to apply in substantially equivalent form to processing operations carried out in the context of an establishment in the United Kingdom and any processing relating to the offering of goods or services to individuals in the United Kingdom and/or monitoring of their behavior in the United Kingdom. Therefore, reference to the GDPR herein, also refers to the UK GDPR in the context of the United Kingdom, unless the context requires otherwise. The GDPR applies to any processing operations carried out in the context of an establishment in the EEA as well as any processing operations relating to the offering of goods or services to individuals in the EEA and/or the monitoring of their behavior in the EEA. The GDPR imposes many onerous obligations, including stringent requirements relating to the consent of data subjects in certain circumstances, expanded disclosures about how personal data is used, requirements to respect enhanced data subject rights in certain circumstances, requirements to conduct privacy impact assessments for “high risk” processing, limitations on retention of personal data, mandatory data breach notification and “privacy by design” requirements. The GDPR also imposes strict rules on the transfer of personal data outside of the EEA or United Kingdom to countries that have not been judged to ensure an adequate level of protection for personal data, like the U.S. Such transfers of personal data require the use of a valid “transfer mechanism” and, in many cases, the implementation of supplementary technical, organizational and/or contractual measures. In addition, the GDPR provides that EEA member states may introduce specific requirements related to the processing of “special categories of personal data”; as well as personal data related to criminal offenses or convictions. In the United Kingdom, the UK Data Protection Act 2018 complements the UK GDPR in this regard. This fact may lead to greater divergence on the law that applies to the processing of such personal data across the EEA and/or United Kingdom.

In the United States, the Federal Trade Commission and the Department of Commerce continue to call for greater regulation of the collection of personal data, as well as restrictions for certain targeted advertising practices. Numerous states have enacted or are in the process of enacting state level data privacy laws and regulations governing the collection, use and processing of state residents’ personal data. For example, the CCPA went into effect in California on January 1, 2020. The CCPA establishes a new privacy framework for covered businesses and requires specific data processing practices and policies. In November 2020, California voters passed the California Privacy Rights and Enforcement Act of 2020, which further expands the CCPA with additional data privacy compliance requirements and establishes a regulatory agency dedicated to enforcing those requirements. In addition, privacy- and security-related laws have been passed in other jurisdictions including New York, Virginia and Colorado. These and other data protection and privacy laws and their interpretations continue to develop and may be inconsistent from jurisdiction to jurisdiction. Certain of these laws may be more stringent or broader in scope, or offer greater individual rights, with respect to sensitive and personal information than federal, international or other state laws.

Given the breadth and depth of changes in relevant data protection obligations and regulatory frameworks, achieving and maintaining compliance with applicable data protection laws and regulations will require significant time, resources and expense, and SGHC may be required to put in place new or additional mechanisms to ensure compliance with current, evolving and new data protection requirements. Actual or perceived failure to comply with relevant data protection obligations and regulatory frameworks could have a material adverse effect on the Company’s reputation, business, or financial condition, and could lead to a loss of actual or prospective customers, collaborators or partners, result in an inability to process personal data or to operate in certain jurisdictions, limit the Company’s ability to develop or commercialize current or prospective offerings or services, or require it to revise or restructure its operations.

The Payment Card Industry Data Security Standard (“PCI DSS”) applies to the processing of cardholder data. PCI DSS consists of a set of policies and procedures intended to enhance the security of cardholder data during card transactions. PCI DSS was implemented by the five largest credit card brands — Visa, Mastercard, Discover, American Express, JCB. Compliance in this regard is important as SGHC does process cardholder data. Where there is actual or perceived non-compliance with PCI DSS, this may result in SGHC’s inability to process payments, monetary penalties and reputational damage. As part of PCI DSS compliance SGHC is required to undertake internal and external network vulnerability scans at least quarterly and after any significant change in the network and to carry out a formal risk assessment process at least annually and upon significant changes to the environment that identifies critical assets, threats, and vulnerabilities. Where such scans reveal any lack of compliance, the Company will take appropriate steps to ensure compliance in accordance with the relevant and applicable policies and procedures.

See “Risk Factors — Intellectual Property and Data Privacy Risks — Our collection, storage and use, including sharing and international transfers, of personal data are subject to applicable data protection and privacy laws, and any actual or perceived failure to comply with such laws may harm our reputation and business or expose us to fines, civil claims (including class actions), and other enforcement action. The protection of personal information is becoming increasingly regulated and changes in applicable laws may require changes to our policies, practices, procedures and personnel which may require material expenditures and harm our financial condition and results of operations.” and “Risk Factors — Intellectual Property and Data Privacy Risks — Our processing of cardholder data is subject, in addition to data protection and privacy laws, to strict industry standards and security procedures. Compliance with the requirements to process cardholder data can be onerous and may require the implementation of new procedures, policies and security measures or the amendment of existing ones which may require material expenditures and harm our financial condition and results of operations. Any actual or perceived failure to comply may result in the inability to process payments, monetary penalties and reputational damages which may require material expenditures and harm our financial condition and results of operations.” for a more comprehensive description of risks related to data privacy requirements and PCI DSS.

Human Capital Resources

SGHC and its subsidiaries currently manage approximately 4,000 staff with teams in 16 countries. 93% of employees are permanently employed and the remainder are contractors.

The Company believes that its staff are adequately dispersed geographically for purposes of reducing geopolitical risks that the Company would otherwise be more exposed to if its operations were more highly centralized. The Company utilizes some of its offices as off-site data backup locations for each other and has contingency plans in place for the rapid relocation of necessary staff to alternate Company locations in the case of natural or other disasters. Throughout the ongoing Covid-19 pandemic, the Company did not experience any operational disruptions as all staff were able to work from home.

The Company operates a performance-oriented culture that emphasizes personal growth and effective delivery of objectives within the context of corporate strategy and goals. Performance management processes avoid explicit Key Performance Indicators (which management believes to be too easily gamed and generally ineffective for technology-focused activities) and focus instead on desired values and behaviors (an approach which management believes is much harder to game and more effective at reinforcing SGHC’s corporate culture and effectiveness). Examples of how this approach is applied in practice include the assessment of individual staff members with reference to their effectiveness, commitment and level of initiative.

The Company maintains a steady pipeline of home-grown customer-focused management talent by exposing the majority of new hires to customer-facing roles that provide a comprehensive introduction to the workings of many of the Company’s systems and how they meet the needs of the customer. It is not uncommon for senior management roles to be occupied by staff who have graduated from this environment and who thereby benefit from a broad understanding of the major areas of the business and how the needs of the customer impact on each area.

Where specific skills or expertise are unavailable internally the Company will hire externally and typically seeks to offer compensation packages that compare well with other employment opportunities, including non-gambling technology companies.

The Company expends considerable effort ensuring that all staff understand the Company’s vision and culture and that all staff are held accountable to upholding the Company’s values. Regular staff engagement together with ongoing training programs and values-based performance feedback mechanisms seek to ensure that high standards are maintained. In particular, quality of customer service, data security and responsible gaming principles are emphasized regularly and repeatedly.

HR professionals are embedded throughout the business, operating in partnership with all levels of management to identify and surface potential performance problems faster than would otherwise be the case. HR professionals are expected to understand the commercial and operational details of the business as if they were employed directly in those areas and are thereby expected to assist managers with both their personal growth and the effectiveness and strategic development of their teams.

The Company believes that the above-mentioned are some of the reasons why the Company benefits from low staff turnover and significant loyalty from its staff, including over 250 employees who have been employed within the Group for more than 10 years and an appreciable number for more than 20 years.

None of the Company’s employees are represented by a labor union. The Company has not experienced any work stoppages, and generally considers its relations with employees to be good.

Company Facilities

SGHC’s principal executive office is located in Bordeaux Court, Les Echelons, St. Peter Port, Guernsey, GY1 1AR. SGHC’s primary facilities located in Guernsey, Malta, South Africa and the United Kingdom are used primarily for sports trading, management, technology, commercial/sales and marketing, finance, legal, and human resources teams. Worldwide the Company leases approximately 344,000 square feet of office space. None of these leases are considered to be material to the Company.

The Company believes that its facilities are adequate to meet its needs for the immediate future and that suitable additional space will be procured to accommodate any expansion of its operations as needed.

Legal Proceedings

In the ordinary course of business, SGHC is involved in various pending and threatened litigation and regulatory matters relating to its operations.

In terms of material historical regulatory actions, and by way of status update, the following is deemed relevant:

Betway Limited was the subject of two Section 116 License Reviews by the Great Britain Gambling Commission. Pursuant to the first review, a Regulatory Settlement was entered into with the Great Britain Gambling Commission, with final sign-off subject to its final endorsement of additionally required remedial action. Warnings were also issued against certain Personal Management License Holders. On September 22, 2021, the Great Britain Gambling Commission formally concluded that, based on all the steps taken by Betway, and all the subsequent information provided, that the relevant Section 116 reviews were both now complete, finalized and that no further action would be taken in this specific regard.

Additionally, the Company is currently involved in the following material legal proceedings:

On October 25, 2019, Betway Limited issued a claim against the prohibition order issued against it in relation to its online casino operations in North-Rhine-Düsseldorf (“NRW”) and 12 additional German federal states (Bavaria, Berlin, Bremen, Hamburg, Mecklenburg-Western Pomerania, Hessen, Lower Saxony, Rhineland Palatinate, Saarland, Saxony, Saxony-Anhalt and Thuringia). The main claim procedure is still pending in the first instance. The preliminary application to stall the enforceability of the prohibition order was finally rejected at the second instance with the decision of the higher administrative court of NRW of June 23, 2021.

On April 14, 2020, Bayton Limited, an indirect subsidiary of the Company, initiated proceedings in the Administrative Court Darmstadt, Hessen against a prohibition order issued in February 2020 against Bayton Limited’s online sports betting operations in several German federal states (Baden-Wurttemberg, Bayern, Bremen, Mecklenburg-Western Pomerania, North-Rhine-Westphalia, Rhineland Palatinate, Saarland, Saxony, Saxony-Anhalt, Schleswig-Holstein, Thuringia and Hessen; Hessen was added with the writ of May 2020). The main claim proceedings remain pending in the first instance.

On May 27, 2020, Bayton Limited submitted an objection to the Berlin State Office for Residents’ and Regulatory Affairs regarding the prohibition order issued in April 2020 against Bayton Limited’s online sports betting operations in Berlin and Hamburg. No court proceedings have been initiated yet, and the objection submitted to the Berlin State Office for Residents’ and Regulatory Affairs remains pending.

On September 27, 2021, Betway Limited submitted a claim at the Supreme Administrative Court in Sweden in relation to a fine of initially SEK 5,000,000 issued against it by the Swedish Gambling Authority on the basis that it allegedly offered players ‘recurring offers’ on registration. The fine was reduced to SEK 4,700,000 by the Administrative Court in June 2020. Betway Limited appealed the judgment at the Administrative Court of Appeal and in June 2021, this Court dismissed its challenge to expunge or further reduce the fine, hence the current appeal at the Supreme Administrative Court.

The Company offers its products and services to Austrian residents under its Malta license. The Company has faced litigation from customers, related to its casino offering, and expects to continue to do so.

Some of these claims have been settled and some are being and have been contested. Attention is drawn to the following cases:

On January 15, 2021, Bayton Limited issued a claim at the Czech Supreme Administrative Court against the penalty against it of CZK 30 million for allegedly offering products to Czech residents without a license during a limited period in 2017. On October 21, 2019, Bayton Limited issued an administrative action at the Municipal Court Prague. The Court dismissed the claim on December 18, 2020, hence the appeal at the Supreme Administrative Court.

On October 20, 2021, Manfred Boll issued a claim against Bayton Limited in the Darmstadt Regional Court, Germany for €194,395 on the basis that gambling is illegal in Germany. The Defence was filed on February 16, 2022.

On November 30, 2021, Catarina Grib issued a claim against Bayton Limited in the District Court of Kiel, Germany for €233,401 on the basis that gambling is illegal in Germany. The Defence was filed on February 4, 2022.

On December 18, 2020, Madeleine Brandes issued a claim against Digimedia Limited in the Braunschweig Regional Court, Germany for €186,298.44 on the basis that gambling is illegal in Germany. The Defence was filed on December 8, 2021.

On December 21, 2020, Sascha Frick filed a claim against Betway Limited in the Ravensburg Regional Court in Germany for legal aid to bring a claim to the value of €201,068.34 on the basis that gambling is illegal in Germany. The response to the legal aid application was filed on April 23, 2021.

On April 9, 2021, Betway Limited filed a main claim against several of the ancillary provisions of the sports betting license granted to it on March 9, 2021 as well as a preliminary application for the ordering of the suspensive effect of the main claim. The decision in the main proceedings is still pending in the first instance.

On February 7, 2022, Betway Limited issued a claim against the Swedish Gambling Authority in the Administrative Court in Linkoping, Sweden in respect of a fine issued by it in December 2021 against Betway Limited for SEK 100,000 in respect of a marketing error.

On February 1, 2022, Betway Limited issued a claim against the State of Hesse in the Darmstadt Administrative Court, Germany seeking a declaration that it is not obliged to connect to the LUGAS central database.

On November 12, 2021, Raging River Trading (PTY) Limited submitted a claim in the High Court of South Africa for a freezing order to freeze all of Johannes Afrika’s (a customer’s) accounts and to recover R 4,620,170 from him, given the duplicate payment/fraud resulting in an unjust enrichment to him in that amount. The freezing order has been obtained and the claim for payment is pending.

See Note 22, “Commitments and Contingencies” to SGHC’s consolidated financial statements appearing elsewhere herein. If accruals are not appropriate, the Company further evaluates each legal proceeding to assess whether an estimate of the possible loss or range of possible losses can be made.

In the future, SGHC may be subject to additional legal proceedings, the scope and severity of which is unknown and which could adversely affect its business. See “Risk Factors — Litigation and Regulatory Risks — We are party to pending litigation and regulatory and tax audits in various jurisdictions and with various plaintiffs and we may be subject to future litigation and regulatory and tax audits in the operation of our business. An adverse outcome in one or more proceedings could adversely affect our business.” In addition, from time to time, others may assert claims against SGHC and the Company may assert claims and legal proceedings against other parties, including in the form of letters and other forms of communication.

The results of any current or future legal proceedings cannot be predicted with certainty and, regardless of the outcome, can have an adverse impact on the Company because of defense and settlement costs, diversion of management resources and other factors.

Organizational Structure

Upon consummation of the Business Combination, SEAC and SGHC Limited became wholly-owned subsidiaries of NewCo. The following diagram depicts the organizational structure of the Company as of the date of the Closing.

SUPER GROUP (SGHC) LIMITED

The significant subsidiaries of the Company are listed below.

Name	Country of Incorporation and Place of Business	Nature of Business	Proportion of Ordinary Shares Held by NewCo
SGHC UK Limited	United Kingdom	Head office company	100%
SGHC SA Limited	Australia	Head office company	100%
Webhost Limited	Guernsey	Operational procurement company	100%
Pelion Holdings Limited	Guernsey	Holding company	100%
Lanester Investments Limited	Guernsey	Operational	100%
Seabrook Limited	Gibraltar	Dormant processing entity	100%
Selborne Ltd	Gibraltar	Dormant processing entity	100%
Digimedia Limited	Malta	Licensed (MGA)	100%
AlphaMedia Limited	Malta	Dormant - licensed with the MGA	100%
Digimedia (Alderney) Limited	Alderney	Dormant - licensed with the AGCC	100%
Partner Media Limited	Gibraltar	Marketing services	100%
Buffalo Partners Limited	Gibraltar	Affiliate marketing services	100%
Fengari Holdings Limited	Guernsey	Holding company	100%
Baytree Limited	Guernsey	Licensed (KGC)	100%
Bayton (Alderney) Limited	Alderney	Dormant - licensed with the AGCC	100%
Bayton Limited	Malta	Licensed (MGA)	100%
Baytree (Alderney) Limited	Alderney	Dormant - licensed with the AGCC	100%
City Views Limited	Guernsey	Operational and owns IP	100%
Pindus Holdings Limited	Guernsey	Holding Company	100%
Kavachi Holdings Limited	Guernsey	Holding Company	100%
Betway Group Limited	Guernsey	Operational services	100%
Marzen Limited	United Kingdom	Holding Company	100%
Sevenvale Limited	Guernsey	Dormant	100%
WinTechnologies Spain Operations, Sociedad Limitada	Spain	Operational back office services	100%
Win Technologies (UK) Limited	United Kingdom	Operational back office services	100%
Betway KZ LLP	Kazakhstan	Dormant	100%
Betway Alderney Limited	Alderney	Dormant - licensed with the AGCC	100%
Topcroyde Limited	Cypress	Holding company and back office services	100%
JALC «Bel-Vladbruvals»	Belarus	Licensed	100%
Funplay Limited	Malta	Starting up - media services	100%
Betway Limited	Malta	Operational branch	100%
Betway Spain SA	Ceuta	Licensed	100%
Betbox Limited	Malta	Licensed	100%
Yakira Limited	Guernsey	Holding company	100%
GM Gaming Limited	Malta	Licensed (MGA)	100%
GM Gaming Columbia S.A.S.	Columbia	Licensed - in application process	100%
GMBS Limited	Malta	Licensed	100%
GM Gaming (Alderney) Limited	Alderney	Dormant - licensed with the AGCC	100%
Gazelle Management Holdings Limited	Guernsey	Holding company	100%
Headsquare (Pty) Limited	South Africa	Headquarter company	100%
Digibay Limited	Nigeria	Licensed	85%
The Rangers Limited	Uganda	Licensed	93%

Name	Country of Incorporation and Place of Business	Nature of Business	Proportion of Ordinary Shares Held by NewCo
Sports Betting Group Ghana Limited	Ghana	Licensed	99%
Media Bay Limited	Tanzania	Licensed	99.9%
Emerald Bay Limited	Zambia	Licensed	99.9%
Rosebay Limited	Cameroon	Licensed	100%
Diamond Bay Limited	Rwanda	Licensed	85%
Jogos Socialis E Entretenimento, SA	Mozambique	Licensed	88%
Merryvale Limited	Guernsey	IP	100%
BG Marketing Services Limited	United Kingdom	Back office service	100%
Stanworth Development Limited	Guernsey	IP	100%
Tailby Limited	Guernsey	IP	100%
Akova Holdings Limited	Canada	Dormant	100%
Delman Holdings Limited	Canada	Dormant	100%
Hennburn Holdings Limited	Canada	Dormant	100%
DigiProc Consolidated Limited	Guernsey	Holding company	100%
Digiprocessing (Mauritius) Limited	Mauritius	Back office services	100%
Digi2Pay Investments (Pty) Limited	South Africa	Holding company	100%
Digiprocessing Limited	Gibraltar	Processing services	100%
Digiprocessing Pty Limited	South Africa	Back office service	100%
Digiprocessing (IOM) Limited	Isle of Man	Back office services	100%
Raging River Trading (Pty) Limited	South Africa	Licensed (WCGB) / software development	100%
Osiris Trading (Pty) Limited	South Africa	Back office services	100%
Raichu Investment (Pty) Ltd	South Africa	Holding company	100%
Zuzka Ltd	British Virgin Islands	Funding vehicle	100%
Diversity Tech Investments (Proprietary) Limited	South Africa	Holding	100%
Digital Outsource International Limited	United Kingdom	Back office services	100%
DOS Digital Outsource Services Unipessoal LDA	Portugal	Back office services	100%
Wingate Trade (Pty) Limited	South Africa	Operational - licensed reseller	100%
Digital Outsource Services (Pty) Limited	South Africa	Back office services - in liquidation	100%
Haber Investments Limited	Guernsey	Holding	100%
Red Interactive Limited	United Kingdom	Marketing agency	100%
Eastern Dawn Sports (Pty) Limited	South Africa	Gaming Operator - not yet operational	100%
Smart Business Solutions SA	Paraguay	Gaming Operator - not yet operational	100%
CadGroup Limited	Guernsey	Holding company	100%
Cadway Limited	Alderney	Gaming Operator - not yet operational	100%
Cadtree Limited	Alderney	Gaming Operator - not yet operational	100%

Property,	Plants and Equipment

SGHC’s principal executive office is located in Bordeaux Court, Les Echelons, St. Peter Port, Guernsey, GY1 1AR. SGHC’s primary facilities located in Guernsey, Malta, South Africa and the United Kingdom are used primarily for sports trading, management, technology, commercial/sales and marketing, finance, legal, and human resources teams. Worldwide the Company leases approximately 344,000 square feet of office space. None of these leases are considered to be material to the Company.

The Company believes that its facilities are adequate to meet its needs for the immediate future and that suitable additional space will be procured to accommodate any expansion of its operations as needed.

MANAGEMENT

Directors and Executive Officers

The board of directors and executive officers of Super Group are as follows, with their ages as of January 10, 2022:

Name	Age	Position
Neal Menashe	49	Chief Executive Officer and Director
Alinda Van Wyk	45	Chief Financial Officer and Director
Richard Hasson	42	President, Chief Operating Officer and Director
Eric Grubman	63	Director, Chairman
John Collins	59	Director
Robert James Dutnall	69	Director
John Le Poidevin	51	Director

Neal Menashe has served as Chief Executive Officer and a member of the board of SGHC since its formation and became a member of the Super Group Board prior to completion of the Business Combination. In 2001, Mr. Menashe co-founded Win Technologies, which is now owned by SGHC, and served as the Executive Chairman until October 2020. Mr. Menashe holds a Bachelor of Commerce in Accounting from University of Cape Town and a Bachelor of Accounting Sciences (Honours) from University of South Africa, and qualified as a Chartered Accountant in 1998 after serving articles with Arthur Andersen in Johannesburg, South Africa. Mr. Menashe’s qualifications to serve on the Super Group Board include his two decades of experience within the gaming sector and knowledge of the business of SGHC and the industry within which it operates.

Alinda Van Wyk has served as Chief Financial Officer and a member of the board of SGHC since its formation and became a member of the Super Group Board prior to completion of the Business Combination. Ms. Van Wyk joined a predecessor company of SGHC in 2000 as a Financial Controller, becoming Group Head of Finance in 2007 and thereafter Group Finance Director from 2014 to 2020. Ms. Van Wyk holds a Bachelor of Commerce (Honours) in Accounting Sciences from the University of Stellenbosch Business School and is accredited ACMA, CGMA by the Chartered Institute of Management Accountants. Ms. Van Wyk’s qualifications to serve on the Super Group Board include her more than 20 years of experience within the online gaming industry and her extensive experience with the management and oversight of complex financial reporting and auditing systems.

Richard Hasson has served as President and Chief Operating Officer and a member of the board of SGHC since its formation and became a member of the Super Group Board prior to completion of the Business Combination. Prior to joining SGHC, Mr. Hasson was Commercial Director of Win Technologies, which is now owned by SGHC, where he was instrumental in supporting the expansion of its global footprint. Mr. Hasson previously worked in the investment banking division of Goldman Sachs and qualified as a chartered accountant at KPMG. Mr. Hasson received his M.B.A. from London Business School and his Bachelor of Business Science from the University of Cape Town. Mr. Hasson’s qualifications to serve on the Super Group Board include his extensive experience and knowledge of the business of SGHC and the industry within which it operates.

Eric Grubman has served as Chairman and Chief Financial Officer of SEAH since October 2020 and became a member of the Super Group Board upon completion of the Business Combination. Mr. Grubman served as Chairman of the Board of On Location Experiences, a premium experiential hospitality business from April 2018 to January 2020. Previously, from May 2004 until July 2018, Mr. Grubman served in various roles with the National Football League (NFL), including leadership roles in Finance and Business Operations. He most recently served as an Executive Vice President leading special projects, including the sales of NFL teams, franchise relocations, construction of stadiums and was heavily involved with managing relationships with NFL Owners. Prior to the NFL, Mr. Grubman served as Co-President at Constellation Energy Group, an energy company that provides electric power, natural gas, and energy management services, from September 1999 to April 2002. Prior to his role with Constellation, Mr. Grubman served in various roles at Goldman Sachs, including as Partner and co-head of the Energy Group. Mr. Grubman earned a bachelor’s degree in economics from the United States Naval Academy and an M.B.A. from Harvard Business School. Mr. Grubman’s qualifications to serve on the Super Group Board include his years of executive experience working with professional sports leagues.

John Collins has served as Chief Executive Officer of SEAC since September 2020 and became a member of the Super Group Board upon completion of the Business Combination. Mr. Collins is a seasoned executive in sports, media, entertainment and marketing. Mr. Collins served as the Chief Executive Officer of On Location Experiences from 2015 until January 2020, where he oversaw an expansion from $35 million to $650 million in annual revenues. Prior to his role at On Location Experiences, Mr. Collins served as Chief Operating Officer of the National Hockey League (NHL) from 2008 until 2015, after previously serving as Senior Executive Vice President of Business and Media from 2006 until 2008. Prior to his roles with the NHL, Mr. Collins was President and Chief Executive Officer of the Cleveland Browns NFL team from 2004 until 2006. Earlier in his career, Mr. Collins served in numerous roles at the NFL, including as Senior Vice President of Marketing, Sales and Programming. Mr. Collins earned a bachelor’s degree from the C.W. Post Campus at Long Island University. Mr. Collins qualifications to serve on the Super Group Board include his decades of experience in sports, media, entertainment and marketing.

Robert James Dutnall has served as an advisor to the board of SGHC since 2012 and has been a member of the Super Group Board since its formation. Mr. Dutnall joined the Betway Group in 2012, playing a key role in structuring the company as it is today, with a focus on developing the sports betting business. Prior to this role, Mr. Dutnall had spent seven years with listed online gambling company, Sportingbet plc, including five years as managing director of its European business. Mr. Dutnall previously held senior finance and general management positions with a number of leading industrial and consumer companies, including Invensys and Unigate. Mr. Dutnall’s qualifications to serve on the Super Group Board include his extensive experience of the gaming and entertainment industry within which SGHC operates.

John Le Poidevin has served as a director of SGHC since November 2020 and has been a member of the Super Group Board since its formation. Mr. Le Poidevin is a Fellow of the Institute of Chartered Accountants in England and Wales and a former audit partner of BDO LLP in London. Since 2013, Mr. Le Poidevin has served as a non-executive director and audit committee chair across a range of different businesses, including Market Tech Holdings Limited from 2014 to 2017, Safecharge International Group Limited from 2014 to 2019 and Stride Gaming Plc from 2015 to 2019. Mr. Le Poidevin is currently a non-executive director at a number of companies, including International Public Partnerships Limited, BH Macro Limited and TwentyFour Income Fund Limited, all of whom are listed on the main market of the London Stock Exchange. Mr. Le Poidevin’s qualifications to serve on the Super Group Board include his extensive breadth of experience across the online gaming, leisure and retail sectors in the U.K., European and global markets.

Compensation

Historical Executive Officer and Director Compensation

The amount of compensation paid, and benefits in kind granted, to Super Group’s executive officers and directors for the year ended December 31, 2021 was nil. The amount of compensation paid, and benefits in kind granted, to Super Group’s predecessor, SGHC Limited’s executive officers and directors for the year ended December 31, 2021, who were the same as the executive officers and directors of Super Group is described in the tables below. Super Group and SGHC Limited historically operated on a fiscal year ended December 31 basis, and as such, we are providing disclosure for SGHC Limited’s last full financial year (i.e., the year ended December 31, 2021). We are providing disclosure on an aggregate basis, as disclosure of compensation on an individual basis is not required in Super Group’s home country and will not be otherwise publicly disclosed by Super Group.

Historical Compensation of Super Group’s Executive Officers

(U.S. dollars)(1)	All executive officers
Base compensation(2)	$2,311,176
Bonuses	$—
Additional benefit payments	$—
Total cash compensation	$2,311,176

(1)	Amounts payable in pound sterling have been converted into U.S. dollars using the calendar year 2021 annual exchange rate of £1.00 to USD$1.3757.
(2)	Base compensation represents the actual salary amounts paid to executive officers in 2021.

Historical Compensation of SGHC’s Directors

(U.S. dollars)(1)	All directors
Base compensation(2)	$2,503,774
Bonuses	$—
Additional benefit payments	$—
Total cash compensation	$2,503,774

(1)	Amounts payable in pound sterling have been converted into U.S. dollars using the calendar year 2021 annual exchange rate of £1.00 to USD$1.3757.
(2)	Base compensation represents the actual salary amounts paid to directors in 2021.

Executive Officer and Director Compensation Following the Business Combination

As noted in the section titled “— Compensation Committee”, upon consummation of the Business Combination, Super Group established a compensation committee that will be responsible for making all determinations with respect to our executive compensation programs and the compensation of our executive officers. The compensation committee will have the authority to retain, compensate and disengage an independent compensation consultant and any other advisors necessary to assist in its evaluation of executive compensation, and we expect that the compensation committee will work with such advisors to evaluate the compensation of our Chief Executive Officer and our other executive officers and our non-management directors, as well as to develop and implement our compensation philosophy and programs as a public company. None of Super Group’s executive officers will serve as a member of the compensation committee or otherwise be directly responsible for the compensation committee’s decisions, but Super Group’s Chief Executive Officer and Chief Financial Officer will continue to be involved with compensation decisions by providing insight and recommendations to the compensation committee regarding compensation for executive officers other than themselves.

Director Compensation

The board of directors of Super Group expects to approve the initial terms of its non-employee director compensation program in connection with the Business Combination described herein.

The 2021 Equity Incentive Plan

By way of written resolutions passed prior to the Business Combination, the NewCo shareholders considered and approved the 2021 Equity Incentive Plan (the “2021 EIP”). The 2021 EIP was approved on behalf of NewCo’s board of directors on December 22, 2021 and shareholder approval was provided by written resolution on December 31, 2021. The 2021 EIP became effective upon the closing of the Business Combination.

A copy of the 2021 EIP is attached hereto as Exhibit 10.2 and incorporated herein by reference.

The 2021 Employee Stock Purchase Plan

By way of written resolutions passed prior to the Business Combination, the NewCo shareholders considered and approved the 2021 Employee Stock Purchase Plan (the “2021 ESPP”). The 2021 ESPP was approved on behalf of NewCo’s board of directors on December 22, 2021 and shareholder approval was provided by written resolution on December 31, 2021. The 2021 ESPP became effective upon the closing of the Business Combination.

A copy of the 2021 ESPP is attached hereto as Exhibit 10.4 and incorporated herein by reference.

Board Practices

The parties to the Business Combination Agreement agreed that the initial board would be comprised of nine persons, seven of whom are set forth above and the remainder of whom will be selected following the consummation of the Business Combination.

As discussed more fully under the section titled “Description of Securities — Directors,” the Super Group Governing Documents provide that there shall be a board of directors consisting of no fewer than two and no greater than 14 directors, unless increased or decreased from time to time by the board of directors or by shareholders in a general meeting by Ordinary Resolution. Super Group may add two additional directors to the Super Group Board following the Closing. The Sponsor will be entitled to designate two directors of Super Group, the Sellers will be entitled to designate six directors of Super Group, and the Chief Executive Officer of Super Group will be a director of Super Group. So long as shares of Super Group are listed on the NYSE, the Super Group Board shall include such number of “independent directors” as the relevant rules applicable to the listing of such shares on the NYSE require.

Audit Committee

Super Group has established an audit committee of the board of directors, comprised of Eric Grubman, John Collins and John Le Poidevin, each of whom is independent under the applicable rules of the SEC and the NYSE. John Le Poidevin is the chairman of the audit committee. Each member of the audit committee meets the financial literacy requirements of the NYSE and the Super Group Board has determined that John Le Poidevin qualifies as an “audit committee financial expert” as defined in applicable SEC rules and has accounting or related financial management expertise.

The Super Group Board adopted, effective upon completion of the Business Combination, an audit committee charter, which details the principal functions of the audit committee, including:

•

evaluating the performance of the registered public accounting firm or firms engaged as the Company’s independent outside auditors for the purpose of preparing or issuing an audit report or performing audit services (the “Auditors”) and assessing their independence and qualifications, to determine whether to retain, or to terminate, the engagement of the existing Auditors, or to appoint and engage a different independent registered public accounting firm;

•

reviewing a report by the Auditors describing the firm’s internal quality-control procedures and any material issues raised by the firm’s most recent internal quality-control review or peer review or by any inquiry or investigation by governmental or professional authorities, within the preceding five years;

•	monitoring the rotation of the partners of the Auditors on the Company’s audit engagement team;

•	monitoring the independence of the Auditors;

•	reviewing, upon completion of the audit, the financial statements;

•

conferring with management and the Auditors, as appropriate, regarding the scope, adequacy and effectiveness of internal control over financial reporting including responsibilities, budget and staff of the internal audit function;

•	reviewing and discussing with management and, as appropriate, the Auditors, the Company’s guidelines and policies with respect to risk assessment and risk management; and

•	investigating any matter brought to the attention of the Audit Committee within the scope of its duties, if necessary or appropriate.

Nominating and Corporate Governance Committee

Super Group has established a nominating and corporate governance committee of the board of directors, comprised of John Collins, John Le Poidevin and Robert James Dutnall. The Super Group Board has determined that John Collins and John Le Poidevin are independent. Pursuant to an exemption to the NYSE listing standards for foreign-private issuers, Super Group is not required to have a nominating and corporate governance committee composed entirely of independent directors. Super Group is relying upon such exemption from the NYSE listing standards as Robert James Dutnall is not independent. The Super Group Board does not believe Robert James Dutnall’s lack of independence impairs his ability to serve effectively on the nominating and corporate governance committee and otherwise meets the standards and charter for the nominating and corporate governance committee. John Collins is the chairman of the committee. The Super Group Board has adopted, effective upon completion of the Business Combination, a nominating and corporate governance charter, which details the principal functions of the nominating and corporate governance committee.

The Nominating and Corporate Governance Committee is responsible for, among other things:

•

identifying, reviewing and evaluating candidates to serve on Super Group’s Board as well as recommending candidates to the Super Group Board to serve as nominees for director for the annual meeting of shareholders;

•	assessing the performance of management and the Super Group Board;

•	overseeing the Super Group Board committee structure and operations;

•	developing a set of corporate governance policies;

•	reviewing the processes and procedures used by the Company to provide information to the Super Group Board and its committees; and

•	reviewing compensation paid to non-employee directors.

Guidelines for Selecting Director Nominees

The nominating and corporate governance committee will consider persons identified by its members, management, shareholders, investment bankers and others. The guidelines for selecting nominees, which are specified in the nominating and corporate governance committee charter, generally provide that persons to be nominated should:

•	have demonstrated notable or significant achievements in business, education or public service;

•

possess the requisite intelligence, education and experience to make a significant contribution to the board of directors of Super Group and bring a range of skills, diverse perspectives and backgrounds to its deliberations; and

•	have the highest ethical standards, a strong sense of professionalism and intense dedication to serving the interests of the shareholders.

The nominating and corporate governance committee will consider a number of qualifications relating to management and leadership experience, background and integrity and professionalism in evaluating a person’s candidacy for membership on the board of directors. The nominating and corporate governance committee may require certain skills or attributes, such as financial or accounting experience, to meet specific board needs that arise from time to time and will also consider the overall experience and makeup of its members to obtain a broad and diverse mix of board members. The nominating and corporate governance committee will not distinguish among nominees recommended by shareholders and other persons.

Following the Closing, no parties will have contractual director nomination rights. The Board of the Company is considering the appointment of 2 additional directors who are not resident in the United Kingdom, Channel Islands or Isle of Man. It is not anticipated that these appointments will occur until after Closing.

Compensation Committee

Super Group has established a compensation committee comprised of Eric Grubman, John Le Poidevin and Robert James Dutnall. The Super Group Board has determined that Eric Grubman and John Le Poidevin are independent. Pursuant to an exemption to the NYSE listing standards for foreign-private issuers, Super Group is not required to have a compensation committee composed entirely of independent directors. Super Group is relying upon such exemption from the NYSE listing standards as Robert James Dutnall is not independent. The Super Group Board does not believe Robert James Dutnall’s lack of independence impairs his ability to serve effectively on the compensation committee and otherwise meet the standards and charter for the compensation committee. Eric Grubman is the chairman of the compensation committee.

The Super Group Board has adopted, effective upon completion of the Business Combination, a compensation committee charter, which details the principal functions of the compensation committee, including:

•

reviewing, modifying (as needed) and approving the overall compensation strategy and policies for the Company, including reviewing and approving corporate goals and objectives, evaluating and recommending to the Super Group Board for approval the compensation plans and programs advisable for the Company, and reviewing and approving the terms of any employment agreements, severance arrangements, change-of-control protections and any other compensatory arrangements for the Company’s executive officers and other senior management, as appropriate;

•

reviewing and approving the individual and corporate goals and objectives of the Company’s Chief Executive Officer that are periodically established as well as determining and approving the compensation and other terms of employment of the Company’s Chief Executive Officer;

•

reviewing and recommending to the Super Group Board the type and amount of compensation to be paid or awarded to non-employee Board members, including consulting, retainer, meeting, committee and committee chair fees, as well as any equity awards;

•

recommending to the Super Group Board the adoption amendment and termination of the Company’s share option plans, share appreciation rights plans, pension and profit sharing plans, incentive plans, share bonus plans, share purchase plans, bonus plans, deferred compensation plans and similar programs;

•	reviewing and establishing appropriate insurance coverage for the Company’s directors and officers;

•

providing recommendations to the Super Group Board on compensation-related proposals to be considered at the Company’s annual meeting, including the frequency of advisory votes on executive compensation;

•	preparing and reviewing the Compensation Committee report on executive compensation to be included in the Company’s annual proxy statement in accordance with applicable SEC rules and regulations; and

•

reviewing, discussing and assessing its own performance at least annually as well as reviewing and assessing the adequacy of this charter periodically, and recommending any proposed changes to the Super Group Board for its consideration.

The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel, accounting or other advisers or consultants and is directly responsible for the appointment, compensation and oversight of the work of any such adviser or consultant. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by NYSE and the SEC.

Compensation Committee Interlocks and Insider Participation

None of Super Group’s officers currently serves, and in the past year has not served, (i) as a member of the compensation committee or the board of directors of another entity, one of whose officers served on Super Group’s compensation committee, or (ii) as a member of the compensation committee of another entity, one of whose officers served on the Super Group Board.

Risk Committee Information and Risk Oversight

Super Group has established a risk committee comprised of Robert James Dutnall, Richard Hasson and John Le Poidevin. Robert James Dutnall is the chair of the risk committee. The risk committee has a written charter. The purpose of the risk committee is to assist the board of directors in overseeing and considering the appropriateness of the risk management activities designed and implemented by Super Group’s management. Super Group’s risk committee and board of directors also consider specific risk topics, including risks associated with Super Group’s strategic initiatives, business plans and capital structure. Super Group’s management, including its executive officers, is primarily responsible for managing the risks associated with operation and business of the company and provides appropriate updates to the board of directors and the risk committee. Super Group’s board of directors delegates to the risk committee oversight of its risk management process, and Super Group’s other committees also consider risk as they perform their respective committee responsibilities. All committees report to the board of directors as appropriate, including when a matter rises to the level of material or enterprise risk.

Code of Business Conduct and Ethics

Super Group has posted its Code of Conduct and Ethics and will post any amendments to or any waivers from a provision of its Corporate Governance Guidelines on its website, and also intends to disclose any amendments to or waivers of certain provisions of its Corporate Governance Guidelines in a manner consistent with the applicable rules or regulations of the SEC and the NYSE.

Shareholder Communication with the Board of Directors

Shareholders and interested parties may communicate with the Super Group Board, any committee chairperson or the independent directors as a group by writing to the Super Group Board or committee chairperson in care of Bordeaux Court, Les Echelons, St. Peter Port, Guernsey, GY1 1AR.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information regarding the beneficial ownership of NewCo as of January 27, 2022 upon the consummation of the Business Combination by:

•	each beneficial owner of more than 5% of the outstanding NewCo ordinary shares;

•	each executive officer or a director of NewCo; and

•	all of NewCo’s executive officers and directors as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

Each NewCo ordinary share will entitle the holder to one vote.

The beneficial ownership of NewCo is based on 490,197,468 NewCo ordinary shares issued and outstanding. The expected beneficial ownership percentages set forth below do not take into account warrants that are outstanding and may be exercised thereafter (commencing upon 12 months from the closing of the IPO (i.e., October 6, 2021)).

Beneficial Owners	Number of NewCo Shares	Approximate Percentage of Outstanding Shares
Directors and Executive Management
Alinda Van Wyk(1)(2)	1,561,513	*	%
Neal Menashe(1)(3)	16,947,959	3.46%
Richard Hasson(1)(4)	3,019,210	*	%
Robert James Dutnall(1)	—	*	%
John Le Poidevin(1)	—	*	%
Eric Grubman(5)	—	*	%
John Collins(5)	—	*	%
All directors and executive officers as a group (7 persons)	21,528,682	4.39%
Other 5% Shareholders
Knutsson Limited(6)(7)	236,706,749	48.29%
Chivers Limited(8)(9)	98,401,158	20.07%

*	Less than 1%.
(1)	The business address of this shareholder is Bordeaux Court, Les Echelons, St. Peter Port, Guernsey, GY1 1AR.
(2)

Bellerive Trust Limited as Trustee of the Agape Trust is the registered holder of such shares. Alinda Van Wyk is a beneficiary of the Agape Trust, but does not possess sole or shared voting or investment power over such shares.

(3)

Bellerive Trust Limited as Trustee of the Panther Trust is the registered holder of 4,198,803 of such shares and Earl Fiduciary AG as Trustee of the Turtle Trust is the registered holder of 12,749,156 of such shares. Neal Menashe is a beneficiary of the Panther Trust and the Turtle Trust, but does not possess sole or shared voting or investment power over such shares.

(4)

Bellerive Trust Limited as Trustee of the Hamilton Trust is the registered holder of such shares. Richard Hasson is a beneficiary of the Hamilton Trust, but does not possess sole or shared voting or investment power over such shares.

(5)

Sports Entertainment Acquisition Holdings LLC (the “Sponsor”) is the record holder of 11,200,000 shares. Eric Grubman and John Collins are two of the three managers of the Sponsor’s board of managers. Any action by the Sponsor with respect to such shares, including voting and dispositive decisions, requires a majority vote of the managers of the board of managers. Under the so-called “rule of three,” because voting and dispositive decisions are made by a majority of the Sponsor’s managers, none of the managers of the Sponsor is deemed to be a beneficial owner of the Sponsor’s securities, even those in which such manager holds a pecuniary interest. Accordingly, neither Eric Grubman nor John Collins is deemed to have or share beneficial ownership of the shares held by the sponsor. The business address of each of the above entities or individuals is Golden Bear Plaza, 11760 US Highway 1, Suite W506, North Palm Beach, FL 33408.
(6)	The business address of the above entity is 24 North Quay, Douglas, Isle of Man, IM1 4LE.
(7)

Knutsson Limited is beneficially owned by Ridgeway Associates Limited as trustees for the Alea Trust. Ridgeway Associates Limited is a professional trustee company whose professional directors change from time to time. None of the directors of Ridgeway Associates Limited, nor Ridgeway Associates Limited itself, have an economic interest in the Alea Trust or in Knutsson Limited.

(8)	The business address of the above entity is Burleigh Manor, Peel Road, Douglas, Isle of Man, IM1 5EP.
(9)

Chivers Limited is beneficially owned by Waddle Limited as corporate trustee of the Chivers Trust. Waddle Limited is a professional trustee company whose professional directors change from time to time. None of the directors at Waddle Limited, nor Waddle Limited itself, have an economic interest in the Chivers Trust or in Chivers Limited.

Holders

As of January 27, 2022, we had approximately 29 shareholders of record of our ordinary shares. We estimate that as of January 27, 2022, approximately 11.28% of our outstanding ordinary shares are held by 7 U.S. record holders. The actual number of shareholders is greater than this number of record holders and includes shareholders who are beneficial owners but whose shares are held in street name by brokers and other nominees. This number of holders of record also does not include shareholders whose shares may be held in trust or by other entities.

SELLING SECURITYHOLDERS

The selling securityholders may from time to time offer and sell any or all of the ordinary shares and warrants as identified below pursuant to this prospectus. When we refer to the “selling securityholders” in this prospectus, we mean the persons listed in the tables below, and their permitted transferees, lenders and others who later come to hold any of the selling securityholders’ interest in the securities other than through a public sale.

The table below sets forth, as of the date of this prospectus, the name of the selling securityholders for which we are registering ordinary shares and warrants for potential resale to the public and the aggregate principal amount that the selling securityholders may offer pursuant to this prospectus. The individuals and entities listed below have beneficial ownership over their respective securities.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

The beneficial ownership of the Company is based on 490,197,468 ordinary shares issued and outstanding. The expected beneficial ownership percentages set forth below do not take into account public warrants and private placement warrants that are outstanding and may be exercised thereafter (commencing upon 12 months from the closing of the IPO (i.e., October 6, 2021)).

The ordinary shares and warrants held by certain of the selling securityholders are subject to certain transfer restrictions, as described in “Description of Securities” and “Related Party Transactions — Post-Business Combination Arrangements — Amended and Restated Registration Rights Agreement.” The selling security holders are also subject to lock-up agreements pursuant to which, among other things, they agree not to transfer, sell, assign or otherwise dispose of the ordinary shares held by such person for 12 months following the Closing (with respect to the Founder Holders) and six months following the Closing for the other selling securityholders, in each case subject to certain exceptions and as more fully described in the lock-up agreements.

We cannot advise you as to whether the selling securityholders will in fact sell any or all of such securities. In addition, the selling securityholders may sell, transfer or otherwise dispose of, at any time and from time to time, the ordinary shares in transactions exempt from the registration requirements of the Securities Act after the date of this prospectus, subject to applicable law.

Selling securityholder information for each additional selling securityholder, if any, will be set forth by prospectus supplement to the extent required prior to the time of any offer or sale of such selling securityholder’s securities pursuant to this prospectus. Any prospectus supplement may add, update, substitute, or change the information contained in this prospectus, including the identity of each selling securityholder and the number of ordinary shares registered on its behalf. A selling securityholder may sell all, some or none of such securities in this offering. See the section titled “Plan of Distribution”.

	Before the Offering				After the Offering
Name of Selling Securityholder	Number of Ordinary Shares	Number of Warrants	Number of Ordinary Shares Being Offered	Number of Warrants Being Offered	Number of Ordinary Shares	Percentage of Ordinary Shares	Number of Warrants	Percent
Bellerive Trust Limited as the Trustees of the Agape Trust(1)(2)	1,561,513	—	1,561,513	—	—	—	—	—
Bellerive Trust Limited as the Trustees of the Hamilton Trust(1)(3)	3,019,210	—	3,019,210	—	—	—	—	—
Bellerive Trust Limited as the Trustees of the Tiger Trust(1)(4)	2,884,034	—	2,884,034	—	—	—	—	—
Bellerive Trust Limited as Trustees of the Ace of Clubs Trust(1)(5)	617,512	—	617,512	—	—	—	—	—

	Before the Offering				After the Offering
Name of Selling Securityholder	Number of Ordinary Shares	Number of Warrants	Number of Ordinary Shares Being Offered	Number of Warrants Being Offered	Number of Ordinary Shares	Percentage of Ordinary Shares	Number of Warrants	Percent
Bellerive Trust Limited as Trustees of the Bissett Trust(1)(6)	1,092,372	—	1,092,372	—	—	—	—	—
Bellerive Trust Limited as Trustees of the Cheetah Trust(1)(7)	3,472,409	—	3,472,409	—	—	—	—	—
Bellerive Trust Limited as Trustees of the Darrock Trust(1)(8)	577,183	—	577,183	—	—	—	—	—
Bellerive Trust Limited as Trustees of the Dolphin Trust(1)(9)	4,198,803	—	4,198,803	—	—	—	—	—
Bellerive Trust Limited as Trustees of the Lion Head Trust(1)(10)	1,837,087	—	1,837,087	—	—	—	—	—
Bellerive Trust Limited as Trustees of the Panther Trust(1)(11)	4,198,803	—	4,198,803	—	—	—	—	—
Bellerive Trust Limited as Trustees of the Quattro Trust(1)(12)	1,188,971	—	1,188,971	—	—	—	—	—
Earl Fiduciary AG as trustee of the Aquaman Trust(13)	12,749,156	—	12,749,156	—	—	—	—	—
Earl Fiduciary AG as trustee of the Avion Trust(13)	6,643,105	—	6,643,105	—	—	—	—	—
Earl Fiduciary AG as trustee of the Baroque Trust(13)	5,301,016	—	5,301,016	—	—	—	—	—
Earl Fiduciary AG as trustee of the Castle Trust(13)	2,265,427	—	2,265,427	—	—	—	—	—
Earl Fiduciary AG as trustee of the Chase Trust(13)	11,977,452	—	11,977,452	—	—	—	—	—
Earl Fiduciary AG as trustee of the Gold Trust(13)	12,749,156	—	12,749,156	—	—	—	—	—
Earl Fiduciary AG as trustee of the Great Park Trust(13)	562,812	—	562,812	—	—	—	—	—
Earl Fiduciary AG as trustee of the Leopard Trust(13)	7,945,366	—	7,945,366	—	—	—	—	—
Earl Fiduciary AG as trustee of the New Laurel Road Trust(13)	21,364,557	—	21,364,557	—	—	—	—	—
Earl Fiduciary AG as trustee of the Turtle Trust(13)	12,749,156	—	12,749,156	—	—	—	—	—
Chivers Limited(14)	98,401,158	—	98,401,158	—	—	—	—	—
Knutsson Ltd(15)	236,706,749	—	236,706,749	—	—	—	—	—
Fatima Dodds	1,951,874	—	1,951,874	—	—	—	—	—
Timothy Whyles	2,809,707	—	2,809,707	—	—	—	—	—
Natara Holloway(16)	25,000	—	25,000	—	—	—	—	—
Timothy Goodell(17)	25,000	—	25,000	—	—	—	—	—
Sports Entertainment Acquisition Holdings LLC(18)	11,200,000	10,388,888	11,200,000	10,388,888	—	—	—	—
PJT Partners Holdings LP(19)	—	611,112	—	611,112	—	—	—	—

*	less than one percent.
†	Percentage of total voting power represents voting power with respect to all shares of Ordinary Shares, as a single class.

(1)

The address of Bellerive Trust Limited is Kingsway House, Havilland Street, St Peter Port, Guernsey, GY1 2QE. David Gavey, Christopher Spencer, Merrick Wolman, Iryna Scanlan and Wayne Bertrand are the directors of Bellerive Trust Limited, which acts as trustee of the selling securityholder. Messrs. Gavey, Spencer, Wolman and Bertrand and Ms. Scanlan may, as such, be deemed to be the beneficial owners of the Registrable Securities; however, they disclaim any beneficial ownership of such Registrable Securities.

(2)

Bellerive Trust Limited is the Trustees of the Agape Trust, a discretionary trust registered under the laws of Guernsey on January 27, 2020. The settlor and the named beneficiary of the Agape Trust is Ms. Alinda Van Wyk.

(3)

Bellerive Trust Limited is the Trustees of the Hamilton Trust, a discretionary trust registered under the laws of Guernsey on January 15, 2020. The settlor of the Hamilton Trust is Mr. Richard Hasson. The named beneficiaries of the Hamilton Trust are Richard Samy Hasson, Loren Hasson, Mark Phillip Hasson, Jamie Grace Hasson and Jessica Kate Hasson.

(4)

Bellerive Trust Limited is the Trustees of the Tiger Trust, a discretionary trust registered under the laws of Guernsey on July 1,2007. The settlor of the Tiger Trust is Mr. Brian Jonathan Susskind. The named beneficiaries of the Tiger Trust are Brian Jonathan Susskind an Gaby Joan Susskind.

(5)

Bellerive Trust Limited as Trustees of the Ace of Clubs Trust, a grantor trust registered under the laws of Guernsey on February 23, 2021. The Grantor of the Ace of Clubs Trust is Mrs Lorraine Stella Kramer. The named beneficiary of the Ace of Clubs Trust is Jason Bradley Kramer.

(6)

Bellerive Trust Limited as Trustees of the Bissett Trust, a discretionary trust registered under the laws of Guernsey on February 11, 2020. The settlor of the Bissett Trust is Mr. Bruce Adrian Watermeyer. The named beneficiaries of the Bissett Trust are Bruce Watermayer and Melanie-Mae Watermayer.

(7)

Bellerive Trust Limited is the Trustees of the Cheetah Trust, a discretionary trust registered under the laws of Guernsey on July 11,2007. The settlor of the Tiger Trust is Mr. Gary David Millne. The named beneficiary of the Cheetah Trust is Gary David Millner.

(8)

Bellerive Trust Limited as Trustees of the Darrock Trust, a discretionary trust registered under the laws of Guernsey on March 5, 2020. The settlor of the Darrock Trust is Mr. Chad Anthony Bates. The named beneficiaries of the Darrock Trust are Chad Anthony Bates and Rosmay Bates.

(9)

Bellerive Trust Limited as Trustees of the Dolphin Trust, a discretionary trust registered under the laws of Guernsey on November 7, 2007. The settlor of the Panther Trust is Mr. Gavin Menashe. The named beneficiary of the Dolphin Trust is Gavin Menashe.

(10)

Bellerive Trust Limited as Trustees of the Lion Head Trust, a discretionary trust registered under the laws of Guernsey on November 2, 2020. The settlor of the Lion Head Trust is Mr. Kevin Kovarsky. The named beneficiaries of the Lion Head Trust are Kevin Kovarsky, Casey Lee Pezaro (Kovarsky), Arie Kovarsky and Kayla Kovarsky.

(11)

Bellerive Trust Limited as Trustees of the Panther Trust, a discretionary trust registered under the laws of Guernsey on November 7, 2007. The settlor of the Panther Trust is Mr. Neal Menashe. The named beneficiary of the Panther Trust is Neal Menashe.

(12)

Bellerive Trust Limited as Trustees of the Quattro Trust, a discretionary trust registered under the laws of Guernsey on January 28, 2021. The settlor of the Quattro Trust is Mr. Anthony David Prissman. The named beneficiaries of the Quattro Trust are Anthony David Prissman and Leanne Prissman.

(13)

The Selling Securityholder is an irrevocable discretionary foreign trust, governed by the laws of Jersey, Channel Islands with a fully discretionary class of beneficiaries. Christopher Spencer is the managing director of Earl Fiduciary AG, which acts as trustee of the Selling Securityholder. Mr. Spencer may, as such, be deemed to be the beneficial owner of such Selling Securities; however, he disclaims any beneficial ownership of the Selling Securities held. The business address of Earl Fiduciary AG is c/o Earl Fiduciary AG, General Wille-Strasse 10, 8002 Zurich, Switzerland.

(14)

Chivers Limited is beneficially owned by Waddle Limited as Trustee of the Chivers Trust. Waddle Limited is a professional trustee company whose professional directors change from time to time. None of the directors of Waddle Limited, nor Waddle Limited itself, have an economic interest in the Chivers Trust or in Chivers Limited. The business address of Chivers Limited is Burleigh Manor, Peel Road, Douglas, Isle of Man, IM1 5EP.

(15)

Knutsson Limited is beneficially owned by Ridgeway Associates Limited as trustees for the Alea Trust. Ridgeway Associates Limited is a professional trustee company whose professional directors change from time to time. None of the directors of Ridgeway Associates Limited, nor Ridgeway Associates Limited itself, have an economic interest in the Alea Trust or in Knutsson Limited. The business address of the above entity is 2nd Floor, St Mary’s Court, 20 Hill Street, Douglas, IM1 1EU, Isle of Man.

(16)	Mr. Holloway served as a director of SEAC prior to the Closing.
(17)	Mr. Goodell served as a director of SEAC prior to the Closing.
(18)

Eric Grubman, John Collins and Chris Shumway are the three managers of Sports Entertainment Acquisition Holdings LLC (“Sponsor”)’s board of managers. Any action by Sponsor with respect to Sponsor or the Founder Shares, including voting and dispositive decisions, requires a majority vote of the managers of the board of managers. Under the so-called “rule of three,”

because voting and dispositive decisions are made by a majority of Sponsor’s managers, none of the managers of Sponsor is deemed to be a beneficial owner of Sponsor’s securities, even those in which such manager holds a pecuniary interest. Accordingly, none of our officers is deemed to have or share beneficial ownership of the Founder Shares held by Sponsor.

Unless otherwise noted, the business address of each of the above entities or individuals is Golden Bear Plaza, 11760 US Highway 1, Suite W506, North Palm Beach, FL 33408.

(19)

PJT Partners Inc., a publicly traded company (NYSE:PJT), is the general partner of PJT Partners Holdings LP, and as such, manages all of the activities of PJT Partners Holdings LP. PJT Partners Inc. is controlled by a Board of Directors comprised of Paul J. Taubman, James Costos, Emily K. Rafferty, Thomas M. Ryan, Grace Reksten Skaugen, and Kenneth C. Whitney. Messrs. Taubman, Costos, Ryan and Whitney and Misses. Rafferty and Skaugen disclaim beneficial ownership of the securities held by PJT Partners Holdings LP. The business address of PJT Partners Holdings LP is 280 Park Avenue, New York, NY 10017.

RELATED PARTY TRANSACTIONS

The following is a summary of related-party transactions we have entered into with any of the members of the Super Group Board, our Senior Management and the holders of more than 5% of our ordinary shares since our inception on March 29, 2021.

Post-Business Combination Arrangements

In connection with the Business Combination, certain affiliate agreements were entered into pursuant to the Business Combination Agreement. These agreements include:

Exchange Agreement

Concurrently with the execution of the Business Combination Agreement, NewCo, SGHC and each Pre-Closing Holder entered into an Exchange Agreement, pursuant to which, on the Closing Date but prior to the Closing (and conditioned upon the Closing), SGHC underwent the Reorganization which included, among other things, the transfer by the Pre-Closing Holders of all issued ordinary shares of SGHC in exchange for newly issued NewCo Ordinary Shares.

Founder Holders Consent Letter

Concurrently with the execution of the Business Combination Agreement, the Founders, SGHC, NewCo and SEAC entered into the Founder Holders Consent Letter, pursuant to which, among other things, the Founders waived any and all anti-dilution rights described in the Current Charter with respect to Class B Shares held by the Founders and acknowledge the conversion of such Class B Shares into Class A Shares, as more fully described in the Founder Holders Consent Letter.

Amended and Restated Registration Rights Agreement

At the Closing, SEAC, SGHC, NewCo, the Founders, certain Pre-Closing Holders and PJT Partners Holdings LP entered into the A&R Registration Rights Agreement (i) amending and restating SEAC’s Registration Rights Agreement, dated as of October 6, 2020, in its entirety, and (ii) pursuant to which, among other things, NewCo provided certain registration rights for the NewCo Ordinary Shares and NewCo warrants held by the parties to the A&R Registration Rights Agreement, subject to certain exceptions and as more fully described in the A&R Registration Rights Agreement.

Transaction Support Agreements

Concurrently with the execution of the Business Combination Agreement, NewCo, SGHC, SEAC and each Pre-Closing Holder entered into the TSAs, pursuant to which, among other things, the Pre-Closing Holders agreed to vote their outstanding shares of SGHC at any meeting of SGHC’s shareholders in favor of the transactions contemplated by the Business Combination Agreement and provided a power of attorney to SGHC to take certain actions in connection with the transactions contemplated by the Business Combination Agreement on behalf of such shareholders.

Repurchase Agreements

Concurrently with the execution of the Business Combination Agreement, NewCo, SGHC, and certain Pre-Closing Holders entered into Repurchase Agreements pursuant to which NewCo repurchased NewCo Ordinary Shares from such shareholders in exchange for cash consideration equal to $10.00 per NewCo Ordinary Share, effective immediately following and conditioned upon the Closing.

Founder Holders Deferral Agreement

Concurrently with the execution of the Business Combination Agreement, NewCo, SEAC, the Sponsor, PJT Partners Holdings LP, Eric Grubman and John Collins entered into the Founder Holders Deferral Agreement pursuant to which, among other things, (i) NewCo was granted a cash redemption right divided into two tranches with respect to the NewCo Sponsor warrants (including the underlying NewCo Ordinary Shares acquired following a permitted exercise of the NewCo Sponsor warrants) which shall entitle NewCo to redeem, with respect to the first tranche, 5,500,000 of the NewCo Sponsor warrants at a price per warrant equal to $6.50, and with respect to the second tranche, 5,500,000 of the NewCo Sponsor warrants at a price per warrant equal to $12.50, upon the trading price of the NewCo Ordinary Shares hitting certain price targets which, with respect to the first tranche, shall be $18.00 for any 20 trading days out of any consecutive 30-day trading period, and with respect to the second tranche, shall be $24.00 for any 20 trading days out of any consecutive 30-day trading period, as more fully described in the Founder Holders Deferral Agreement, and (ii) any NewCo Sponsor warrants (or NewCo Ordinary Shares acquired upon a permitted exercise of the NewCo Sponsor warrants) directly or indirectly owned by Eric Grubman and John Collins (or their affiliates) are subject to additional restrictions on payment, as more fully described in the Founder Holders Deferral Agreement.

Indemnification Under Articles of Incorporation; Indemnification Agreements

Our governing documents provide that we will indemnify our directors and officers to the fullest extent permitted by Guernsey law.

We also entered into indemnification agreements with each of our executive officers and directors. The indemnification agreements provide the indemnitees with contractual rights to indemnification, and expense advancement and reimbursement, to the fullest extent permitted under Guernsey law.

DESCRIPTION OF SECURITIES

The following description of the material terms of the securities of Super Group following the Business Combination includes a summary of specified provisions of the Super Group Governing Documents. This description is qualified by reference to the Super Group Governing Documents, copies of which of are incorporated in this prospectus by reference as Exhibits 3.1 and 3.2.

Overview

Super Group is a non-cellular company with limited liability incorporated under the laws of the Island of Guernsey. Its affairs are governed by the Super Group Governing Documents and the Guernsey Companies Law. Super Group’s register of shareholders is kept at Super Group’s principal executive office at Bordeaux Court, Les Echelons, St. Peter Port, Guernsey, GY1 1AR. The Super Group Board is authorized to issue an unlimited number of shares of any class, with or without a par value. Its ordinary shares have no par value.

As of the date of this prospectus, there was one ordinary redeemable share issued and outstanding. Super Group’s issued share capital as of the date of the Business Combination will be increased by the aggregate number of Super Group Ordinary Shares to be received by the SEAC Shareholders pursuant to the terms of the Business Combination Agreement. Pursuant to the terms of the Business Combination Agreement and in consideration for the acquisition of all of the issued and outstanding equity interests of SEAC representing the Founder Shares (via the Business Combination) (i) Super Group shall issue an equivalent number of Super Group Ordinary Shares, and (ii) each issued and outstanding SEAC Warrant to purchase a Class A Share will be converted into a warrant exercisable for one Super Group Ordinary Share.

Shares

General

Super Group is generally not required to issue certificates representing the issued ordinary shares of Super Group which are listed on the NYSE (unless required to be issued pursuant to the Super Group Governing Documents or the rules and regulations of the NYSE). Each shareholder whose shares are not listed on the NYSE is entitled to one certificate for all of the shares of each class in the capital of Super Group held by that shareholder. Legal title to the issued shares is recorded in registered form in the register of shareholders of Super Group. Subject to certain exceptions described elsewhere in this prospectus, holders of ordinary shares of Super Group have no pre-emptive, subscription, redemption or conversion rights. The Super Group Board may create and issue additional classes of shares which could be utilized for a variety of corporate purposes, including future offerings to raise capital for corporate purposes or for use in employee benefit plans. Such additional classes of shares will have such voting powers (full or limited or without voting powers), designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof as may be determined by the NewCo Board.

Dividends

The holders of ordinary shares are entitled to such dividends as may be declared by the Super Group Board, subject to the Guernsey Companies Law and the Super Group Governing Documents. Dividends and other distributions authorized by the Super Group Board in respect of the issued and outstanding ordinary shares shall be paid in accordance with the Super Group Governing Documents and shall be distributed among the holders of ordinary shares on a pro rata basis.

Voting rights

Ordinary shares entitle the holder (i) on a show of hands, to one vote and (ii) on a poll, to one vote for each ordinary share registered in the name of the holder on all matters upon which the ordinary shares are entitled to vote (whether in person or by proxy). Voting at any shareholders’ meeting is by way of poll, unless otherwise determined by the Super Group Board or the shareholders of Super Group in accordance with the Guernsey Companies Law.

In determining the number of votes cast at a general meeting of shareholders for or against a proposal, holders of ordinary shares who abstain from voting on any resolution will be counted for purposes of determining a quorum but not for the purposes of determining the number of votes cast. No business shall be transacted at any general meeting unless a quorum of shareholders is present at the time when the meeting proceeds to business. Two or more shareholders present (in person or by proxy) and entitled to vote and who hold in aggregate not less than fifty percent plus one ordinary share of all voting share capital in issue shall be a quorum.

An Ordinary Resolution requires the affirmative vote of a simple majority of the votes of shareholders entitled to vote and voting in person or by attorney or proxy at a quorate general meeting or a simple majority of the total voting rights of eligible shareholders (being the shareholders entitled to vote on the circulation date of a written resolution) (“eligible shareholders”) by written resolution, while a Special Resolution requires the affirmative vote of not less than seventy five percent of the votes of the shareholders entitled to vote and voting in person or by attorney or proxy at a quorate general meeting or seventy five percent of the total voting rights of eligible shareholders by written resolution. A Special Resolution is required for important matters such as (without limitation) the merger or consolidation of Super Group or making changes to the Super Group Governing Documents or the voluntary winding up of Super Group.

Variation of rights

The rights attached to any class of shares (unless otherwise provided by the terms of issue of that class), such as voting, dividends and the like, may be varied only with the consent in writing of the holders of three fourths of the issued shares of that class or with the sanction of a resolution passed by a majority of not less than three fourths of the votes cast at a separate meeting of the holders of the shares of that class. The rights conferred upon the holders of the shares of any class shall not (unless otherwise provided by the terms of issue of that class) be deemed to be varied by the creation or issue of further shares ranking in priority to or pari passu with such previously existing shares.

The rights attached to any class of shares may, however, be varied without the consent of the holders of the issued shares of that class where such variation is considered by the directors of Super Group not to have a material adverse effect upon such rights.

Transfer of ordinary shares

Where ordinary shares have been admitted to settlement by means of the uncertificated system operated by DTC (or any other uncertificated system to which Super Group’s shares are admitted to settlement) (an “uncertificated system”), any shareholder may transfer all or any of his or her ordinary shares in accordance with and subject to the rules issued by DTC (or such other operator as may operate the relevant uncertificated system) (the “Rules”) and no written instrument of transfer shall, subject to the Rules, be required.

Where any ordinary shares are not admitted to an uncertificated system, a shareholder may transfer his or her ordinary shares by an instrument of transfer in the usual form or any other form approved by the Super Group Board.

In addition, the Super Group Governing Documents provide (without limitation) that the Super Group Board may, subject to the Rules, decline to recognize any transfer of ordinary shares of Super Group which are admitted to settlement on an uncertificated system if (i) the transfer is in breach of the Rules or (ii) the transfer would prevent dealings in the share from taking place on an open and proper basis on the NYSE. The transfer of Super Group’s ordinary shares is also subject to any relevant securities laws (including the Exchange Act).

Liquidation

On a return of capital on winding up or otherwise (other than on conversion, redemption or repurchase by Super Group of ordinary shares and subject to any agreement between the relevant shareholders and Super Group in respect of the ordinary shares), assets available for distribution among the holders of ordinary shares of Super Group shall be distributed among the holders of the ordinary shares of Super Group on a pro rata basis.

Share repurchases and redemptions

Super Group may purchase its own ordinary shares on a stock exchange if the acquisition is approved in advance by an Ordinary Resolution which complies with the requirements of the Guernsey Companies Law (which may be general or limited to shares of a particular class or description). Super Group may also purchase our own ordinary shares in privately negotiated transactions if the terms of the contract to acquire such shares are approved in advance by an Ordinary Resolution (again, which complies with the requirements of the Guernsey Companies Law) .

The Super Group Governing Documents provide that Super Group Ordinary Shares are redeemable by agreement between Super Group and the relevant shareholder. However, any such redemption would need to be effected on a pro rata basis unless all other shareholders entitled to participate waive their participation rights.

We may not buy back or redeem any ordinary share unless the Super Group Board has made a statutory solvency determination that it is satisfied on reasonable grounds that Super Group will, immediately after the buy back or redemption, satisfy the solvency test set out in the Guernsey Companies Law (meaning that Super Group is able to pay its debts as they become due and that the value of Super Group’s assets is greater than the value of its liabilities).

Conversion

There are no automatic conversion rights which attach to Super Group Ordinary Shares. The Super Group Governing Documents do, however, provide that (i) the whole or any particular class or part of a class of shares may be re-designated as shares of another class and (ii) shares the nominal amount of which is expressed in a particular currency may be converted into shares of a nominal amount of a different currency, in each case where shareholders approve such action by Ordinary Resolution.

Lien, forfeiture and surrender

Super Group shall have a first and paramount lien and charge on all shares (not being fully paid) for all moneys, whether presently payable or not, called or payable at a fixed time in respect of those shares. Such lien or charge shall extend to all dividends and distributions from time to time declared in respect of such shares. Unless otherwise agreed, the registration of a transfer of shares shall operate as a waiver of Super Group’s lien and charge (if any) on such shares.

The directors of Super Group may at any time make calls upon the shareholders in respect of any moneys unpaid on their shares (whether on account of the nominal value or by way of premium) and each shareholder shall pay to Super Group at the time and place appointed the amount called.

If a shareholder fails to pay any call or installment on the day appointed, the directors of Super Group may serve notice requiring payment of so much of the call or installment as is unpaid together with any interest which may have accrued and any expenses which may have been incurred by Super Group by reason of non-payment. If the requirements of any such notice are not complied with, any share in respect of which the notice has been given may, at any time before payment has been made and subject to the Guernsey Companies Law, be forfeited by a resolution of the directors of Super Group to that effect. Such forfeiture shall include all dividends or other distributions declared in respect of the forfeited share and not actually paid before the forfeiture. A forfeited share shall be deemed to be the property of Super Group and, subject to the provisions of the Guernsey

Companies Law and the Super Group Governing Documents, may be sold, re-allotted or otherwise disposed of on such terms as the directors of Super Group shall think fit. A person whose shares have been forfeited shall cease to be a shareholder in respect of those shares but shall remain liable to pay to Super Group all moneys which, at the date of forfeiture, were payable by him to Super Group in respect of the shares together with interest from the date of forfeiture until payment at such rate as the directors of Super Group may determine.

The directors of Super Group may accept from any shareholder on such terms as shall be agreed a surrender of any shares in respect of which there is a liability for calls. Any surrendered share may be disposed of in the same manner as a forfeited share.

Directors

Appointment and removal

The management of Super Group is vested in its board of directors. The Super Group Governing Documents provide that there shall be a board of directors consisting of no fewer than two and no greater than 14 directors, unless increased or decreased from time to time by the board of directors or by shareholders in a general meeting by Ordinary Resolution. At the Closing, the Super Group Board will be comprised of seven directors, and Super Group may add two additional directors to the board prior to, at or following the Closing. The Sponsor will be entitled to designate two directors of Super Group, the Sellers will be entitled to designate six directors of Super Group, and the Chief Executive Officer of Super Group will be a director of Super Group. So long as shares of Super Group are listed on the NYSE, the Super Group Board shall include such number of “independent directors” as the relevant rules applicable to the listing of such shares on the NYSE require.

The Super Group Board shall, subject to applicable law and the listing rules of the NYSE (or any other stock exchange on which Super Group’s shares are listed) ensure that any individual nominated in writing by shareholders of Super Group holding a majority of the issued shares from time to time are nominated for election as a director at the next annual meeting or extraordinary general meeting called for that purpose. The directors shall have the right to nominate an individual for election as a director at the next annual general meeting or extraordinary general meeting called for that purpose. In both cases, such individual shall be appointed if approved by Ordinary Resolution at such general meeting. The directors shall have power at any time to appoint any person to be a director in accordance with the terms of the Super Group Governing Documents, applicable law and the listing rules of the NYSE (or any other stock exchange on which Super Group’s shares are listed).

A director may be removed from office by the holders of ordinary shares by Ordinary Resolution at any time before the expiration of his term. The appointment and removal of directors is subject to the Guernsey Companies Law, the Super Group Governing Documents, applicable rules of the NYSE (or any other stock exchange on which Super Group’s shares are listed). The detailed procedures for the nomination of persons proposed to be elected as directors at any general meeting of Super Group are set out in the Super Group Governing Documents.

Indemnification of directors and officers

To the fullest extent permitted by law, the Super Group Governing Documents provide that the directors and officers of Super Group shall be indemnified from and against all liability which they incur in execution of their duty in their respective offices, except liability incurred by reason of such director’s or officer’s negligence, default, breach of duty, breach of trust or actual fraud.

Alternate directors

Any director (other than an alternate director) may appoint any other person (whether a shareholder of Super Group or otherwise and including another director of Super Group) to act in his or her place as an alternate director. No appointment of an alternate director shall take effect until the appointing director has lodged the notice appointing his alternate at the registered office of Super Group. A director may revoke his or her appointment of an alternate at any time. No revocation shall take effect until the appointing director has lodged the notice revoking the appointment at the registered office of Super Group.

An appointed and acting alternate director may (a) attend and vote at any board meeting or, where his appointor would be entitled to attend, meeting of a committee of the directors at which the appointing director is not personally present; (b) sign any written resolution of the directors or a committee of the directors circulated for written consent; and (c) generally perform all the functions of the appointing director in his or her absence. An alternate director, however, is not entitled to receive any remuneration from Super Group for services rendered as an alternate director but shall be entitled to be paid all reasonable expenses incurred in exercise of his duties.

A director who is also an alternate director shall be entitled to vote for such other director as well as on his own account but no director shall at any meeting be entitled to act as alternate director for more than one other director.

Shareholder power to requisition general meetings

The directors of Super Group are required to call a general meeting if requisitioned to do so in writing, given by one or more shareholders who together hold more than 10% of such of the capital of Super Group as carries the right to vote at such general meeting (excluding any capital held as treasury shares). The requisition must specify the general nature of the business to be dealt with at the meeting; be signed by or on behalf of the requisitioners and must be deposited at the registered office of Super Group.

Should the directors of Super Group fail to call a general meeting within 21 days from the date of deposit of a requisition to be held within 28 days of the date of the notice convening the meeting, the requisitioners or any of them representing more than one half of the total voting rights of the members who requested the meeting, may call a general meeting to be held within three months from the date on which the directors of Super Group became subject to the requirement to call a meeting.

Shareholder Proposals

In addition to the above ability for a shareholder to requisition a general meeting for a specific purpose, a proposal may be properly brought before an annual general meeting by any shareholder of Super Group who is a shareholder of record on both the date of the giving of the notice by such shareholder provided for in the Super Group Governing Documents and the record date for the determination of shareholders entitled to vote at such annual general meeting, and who complies with the notice and other procedures set forth in the Super Group Governing Documents, which are summarized below. Please see our Super Group Governing Documents for the full procedures.

Shareholder proposals other than director nominations

The Super Group Governing Documents set forth requirements for shareholders wishing to propose business other than the nomination of directors at an annual general meeting.

In addition to any other applicable requirements, for business to be brought properly before an annual general meeting by a shareholder, such shareholder must have given timely notice thereof in proper written form to the Secretary of Super Group.

For matters other than for the nomination for election of a director to be made by a shareholder, to be timely such shareholder’s notice shall be delivered to Super Group at its principal executive offices not less than ninety (90) days and not more than one hundred twenty (120) days prior to the one-year anniversary of the preceding year’s annual general meeting. However, if Super Group’s annual general meeting occurs on a date more than thirty (30) days earlier or later than Super Group’s prior year’s annual general meeting, then the directors will determine a date a reasonable period prior to Super Group’s annual general meeting by which date the shareholder’s notice must be delivered and publicize such date in a filing pursuant to the Exchange Act, or via press release. Such publication shall occur at least fourteen (14) days prior to the date set by the directors.

To be in proper written form, a shareholder’s notice to Super Group must set forth as to such matter such shareholder proposes to bring before the annual general meeting:

•

a reasonably brief description of the business desired to be brought before the annual general meeting, including the text of the proposal or business, and the reasons for conducting such business at the annual general meeting;

•	the name and address, as they appear on Super Group’s register of shareholders, of the shareholder proposing such business and any Shareholder Associated Person (as defined below);

•

the class or series and number of Super Group Ordinary Shares that are held of record or are beneficially owned by such shareholder or any Shareholder Associated Person and any derivative positions held or beneficially held by the shareholder or any Shareholder Associated Person;

•

whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of such shareholder or any Shareholder Associated Person with respect to any Super Group Securities, and a description of any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares), the effect or intent of which is to mitigate loss to, or to manage the risk or benefit from share price changes for, or to increase or decrease the voting power of, such shareholder or any Shareholder Associated Person with respect to any Super Group Securities;

•

any material interest of the shareholder or a Shareholder Associated Person in such business, including a reasonably detailed description of all agreements, arrangements and understandings between or among any of such shareholders or between or among any proposing shareholders and any other person or entity (including their names) in connection with the proposal of such business by such shareholder; and

•

a statement as to whether such shareholder or any Shareholder Associated Person will deliver a proxy statement and form of proxy to holders of at least the percentage of Super Group’s voting shares required under applicable law and the rules of the NYSE to carry the proposal.

A Shareholder Associated Person of any shareholder includes:

•	any affiliate (as defined in the Super Group Governing Documents) of, or person acting in concert with, such shareholder;

•	any beneficial owner of Super Group Ordinary Shares owned of record or beneficially by such shareholder and on whose behalf the proposal or nomination, as the case may be, is being made; and

•	any person controlling, controlled by or under common control with a person referred to in the preceding two bullets.

Shareholder’s nomination of a director

The Super Group Governing Documents also set forth requirements for shareholders wishing to nominate directors. An eligible shareholder who follows these procedures is entitled to have their nomination included in Super Group’s Proxy Statement and therefore would not be required to solicit their own proxies in accordance with any applicable laws and rules.

For a nomination for election of a director to be made by a Super Group shareholder, such shareholder must:

•

be a shareholder of record on both the date of the giving of the notice by such shareholder provided for in the Super Group Governing Documents and the record date for the determination of shareholders entitled to vote at such annual general meeting;

•	on each such date beneficially own more than 15% of the issued ordinary shares (unless otherwise provided in the Exchange Act or the rules and regulations of the SEC); and

•	have given timely notice thereof in proper written form to the Secretary of Super Group.

If a shareholder is entitled to vote only for a specific class or category of directors at a meeting of the shareholders, such shareholder’s right to nominate one or more persons for election as a director at the meeting shall be limited to such class or category of directors.

To be timely, a shareholder’s notice must be delivered to or mailed and received at the registered offices of Super Group not less than 45 nor more than 120 days prior to the meeting.

To be in proper written form, a shareholder’s notice to the Secretary must set forth:

•	as to each nominating shareholder:

•	the information about the shareholder and its Shareholder Associated Persons specified above under “ — Shareholder proposals other than director nominations”; and

•	any other information relating to such shareholder that would be required to be disclosed pursuant to any applicable law and rules of the SEC or of the NYSE; and

•	as to each person whom the shareholder proposes to nominate for election as a director:

•	all information that would be required if such nominee was a nominating shareholder, as described above, except such information shall also include the business address of the person;

•	the principal occupation or employment of the person;

•

all information relating to such person that is required to be disclosed in solicitations of proxies for appointment of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act or any successor provisions thereto, and any other information relating to the person that would be required to be disclosed pursuant to any applicable law and rules of the SEC or of the NYSE; and

•

a description of all direct and indirect compensation and other material monetary arrangements and understandings during the past three years, and any other material relationship, between or among any nominating shareholder and its affiliates, on the one hand, and each proposed nominee and his respective affiliates, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K of the Exchange Act if such nominating shareholder were the “registrant” for purposes of such rule and the proposed nominee were a director or executive officer of such registrant.

Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected. Super Group may require any proposed nominee to furnish such other information as may be reasonably required by Super Group to determine the eligibility of such proposed nominee to serve as an independent director of Super Group in accordance with the rules of the NYSE.

Warrants

Public Shareholders’ Warrants

The Super Group warrants will have the same terms as the SEAC warrants.

Each whole Super Group warrant entitles the registered holder to purchase one Super Group Ordinary Share at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on the later of 12 months from the closing of the IPO and 30 days after the completion of the Business Combination. Pursuant to the warrant agreement, a warrant holder may exercise its warrants only for a whole number of Super Group Ordinary Shares. This means only a whole warrant may be exercised at a given time by a warrant holder. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Accordingly, unless you purchase at least two units, you will not be able to receive or trade a whole warrant. The warrants will expire five years after the completion of the Business Combination, at 5:00 PM, Eastern Time, or earlier upon redemption or liquidation.

Super Group will not be obligated to deliver any Super Group Ordinary Shares pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the Class A common stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No warrant will be exercisable and Super Group will not be obligated to issue a Super Group ordinary share upon exercise of a warrant unless the Super Group ordinary share issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will Super Group be required to net cash settle any warrant. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a SEAC unit containing such warrant will have paid the full purchase price for the unit solely for the Super Group ordinary share underlying such unit.

Super Group has agreed that as soon as practicable, but in no event later than 15 business days after the closing of our initial business combination, it will use its commercially reasonable efforts to file with the SEC a registration statement covering the Super Group Ordinary Shares issuable upon exercise of the Super Group warrants. Super Group will use its commercially reasonable efforts to cause such registration statement to become effective within 60 business days after the closing of the Business Combination and to maintain a current prospectus relating to those Super Group Ordinary Shares until the Super Group warrants expire or are redeemed, as specified in the Warrant Agreement; provided that if Super Group Ordinary Shares are at the time of any exercise of a Super Group warrant not listed on a national securities exchange and, as such, do not satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, Super Group may, at its option, require holders of Public Warrants who exercise their Super Group warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event Super Group so elects, Super Group will not be required to file or maintain in effect a registration statement, but will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. If a registration statement covering the Super Group Ordinary Shares issuable upon exercise of the Super Group warrants is not effective by the 60th business day after the closing of the Business Combination, Super Group warrant holders may, until such time as there is an effective registration statement and during any period when Super Group will have failed to maintain an effective registration statement, exercise Super Group warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. In such event, each holder would pay the exercise price by surrendering the Super Group warrants for that number of Super Group Ordinary Shares equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of Super Group Ordinary Shares underlying the Super Group warrants, multiplied by the excess of the “fair market value” of a Super Group Ordinary Share over the exercise price of a Super Group warrant by (y) the fair market value and (B) 0.361 per whole Super Group warrant. The “fair market value” as used in this paragraph shall mean the average of the last reported sale prices of the Super Group Ordinary Shares for the ten trading days ending on the third trading day prior to the date on which the notice of exercise is received by the Super Group warrant agent. If that exemption, or another exemption, is not available, holders will not be able to exercise their Warrants on a cashless basis.

Redemption of warrants when the price per Super Group Ordinary Share equals or exceeds $18.00.

Once the Super Group warrants become exercisable, Super Group may redeem the outstanding Super Group warrants (except as described herein with respect to the Private Placement Warrants):

•	in whole and not in part;

•	at a price of $0.01 per Super Group warrant;

•	upon a minimum of 30 days’ prior written notice of redemption to each Super Group warrant holder; and

•

if, and only if, the last reported sale price of the Super Group Ordinary Shares for any 20 trading days within a 30-trading day period (the “Reference Value”) equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a Super Group warrant as described under the heading “— Anti-Dilution Adjustments”).

Super Group will not redeem the warrants as described above unless a registration statement under the Securities Act covering the issuance of the Super Group Ordinary Shares issuable upon exercise of the Super Group warrants is then effective and a current prospectus relating to those Super Group Ordinary Shares is available throughout the 30-day redemption period. If and when the Super Group warrants become redeemable by Super Group, Super Group may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

Super Group has established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the Super Group warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the Super Group warrants, each Super Group warrant holder will be entitled to exercise his, her or its Super Group warrant prior to the scheduled redemption date. Any such exercise would not be done on a “cashless” basis and would require the exercising NewCo warrant holder to pay the exercise price for each Super Group warrant being exercised. However, the price of the NewCo Ordinary Shares may fall below the $18.00 redemption trigger price (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a NewCo warrant as described under the heading “— Anti-Dilution Adjustments”) as well as the $11.50 (for whole shares) warrant exercise price after the redemption notice is issued.

Redemption of Super Group warrants when the price per Super Group Ordinary Share equals or exceeds $10.00.

Once the Super Group warrants become exercisable, Super Group may redeem the outstanding Super Group warrants:

•	in whole and not in part;

•

at $0.10 per Super Group warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their Super Group warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table below, based on the redemption date and the “fair market value” of the Super Group Ordinary Shares (as defined below in the immediately following paragraph) except as otherwise described below;

•

if, and only if, the Reference Value (as defined above under the heading “— Redemption of warrants when the price per NewCo Ordinary Share equals or exceeds $18.00”) equals or exceeds $10.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a Super Group warrant as described under the heading “— Anti-Dilution Adjustments”); and

•

if the Reference Value is less than $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a Warrant as described under the heading “ — Anti-Dilution Adjustments”), the Private Placement Warrants must also be concurrently called for redemption on the same terms as the outstanding Public Warrants, as described above.

Beginning on the date the notice of redemption is given until the Super Group warrants are redeemed or exercised, holders may elect to exercise their warrants on a cashless basis. The numbers in the table below represent the number of Super Group Ordinary Shares that a warrant holder will receive upon such cashless exercise in connection with a redemption by us pursuant to this redemption feature, based on the “fair market value” of the Super Group Ordinary Shares on the corresponding redemption date (assuming holders elect to exercise their Super Group warrants and such warrants are not redeemed for $0.10 per warrant), determined for these purposes based on volume-weighted average price of the Super Group Ordinary Shares as reported during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of warrants, and the number of months that the corresponding redemption date precedes the expiration date of the Super Group warrants, each as set forth in the table below. We will provide our warrant holders with the final fair market value no later than one business day after the 10-trading day period described above ends.

The share prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a Super Group warrant or the exercise price of a warrant is adjusted as set forth under the heading “ — Anti-Dilution Adjustments” below. If the number of shares issuable upon exercise of a Super Group warrant is adjusted, the adjusted share prices in the column headings will equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the exercise price of the Super Group warrant after such adjustment and the denominator of which is the price of the Super Group warrant immediately prior to such adjustment. In such an event, the number of shares in the table below shall be adjusted by multiplying such share amounts by a fraction, the numerator of which is the number of shares deliverable upon exercise of a Super Group warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a Super Group warrant as so adjusted. If the exercise price of a Super Group warrant is adjusted, (a) in the case of an adjustment pursuant to the fifth paragraph under the heading “ — Anti-Dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price multiplied by a fraction, the numerator of which is the higher of the Market Value and the Newly Issued Price as set forth under the heading “ — Anti-Dilution Adjustments” and the denominator of which is $10.00 and (b) in the case of an adjustment pursuant to the second paragraph under the heading “ — Anti-Dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price less the decrease in the exercise price of a Super Group warrant pursuant to such exercise price adjustment.

	Fair Market Value of Ordinary Shares
Redemption Date (period to expiration of warrants)	≤	10.00	11.00	12.00	13.00	14.00	15.00	16.00	17.00	≥	18.00
60 months		0.261	0.281	0.297	0.311	0.324	0.337	0.348	0.358		0.361
57 months		0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358		0.361
54 months		0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357		0.361
51 months		0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357		0.361
48 months		0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356		0.361
45 months		0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356		0.361
42 months		0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355		0.361
39 months		0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354		0.361
36 months		0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353		0.361
33 months		0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352		0.361
30 months		0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351		0.361
27 months		0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350		0.361
24 months		0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348		0.361
21 months		0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347		0.361
18 months		0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345		0.361
15 months		0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342		0.361
12 months		0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339		0.361
9 months		0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336		0.361
6 months		0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331		0.361
3 months		0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326		0.361
0 months		—	—	0.042	0.115	0.179	0.233	0.281	0.323		0.361

The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of Super Group Ordinary Shares to be issued for each Super Group warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365 or 366-day year, as applicable. For example, if the volume weighted average price of the Super Group Ordinary Shares as reported during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the Super Group warrants is $11.00 per share, and at such time there are 57 months until the expiration of the Super Group warrants, holders may choose to, in connection with this redemption feature, exercise their Super Group warrants for 0.277 Super Group Ordinary Shares for each whole Super Group warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the volume weighted average price of the Super Group Ordinary Shares as reported during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the warrants is $13.50 per share, and at such time there are 38 months until the expiration of the Super Group warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.298 Super Group Ordinary Shares for each whole warrant. In no event will the Super Group warrants be exercisable on a cashless basis in connection with this redemption feature for more than 0.361 Super Group Ordinary Shares per warrant (subject to adjustment). Finally, as reflected in the table above, if the Super Group warrants are out of the money and about to expire, they cannot be exercised on a cashless basis in connection with a redemption by us pursuant to this redemption feature, since they will not be exercisable for any Super Group Ordinary Shares.

This redemption feature is structured to allow for all of the outstanding warrants to be redeemed when the Super Group Ordinary Shares are trading at or above $10.00 per share, which may be at a time when the trading price of the Super Group Ordinary Shares is below the exercise price of the Super Group warrants. Super Group has established this redemption feature to provide it with the flexibility to redeem the Super Group warrants without the Super Group warrants having to reach the $18.00 per share threshold set forth above under “ — Redemption of warrants when the price per Super Group ordinary share equals or exceeds $18.00.” Holders choosing to exercise their Super Group warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of shares for their Super Group warrants based on an option pricing model with a fixed volatility input as of the date that SEAC filed its final prospectus in connection with its initial public offering. This redemption right provides Super Group with an additional mechanism by which to redeem all of the outstanding Super Group warrants, and therefore have certainty as to its capital structure as the Super Group warrants would no longer be outstanding and would have been exercised or redeemed and Super Group will be required to pay the redemption price to warrant holders if it chooses to exercise this redemption right and it will allow Super Group to quickly proceed with a redemption of the Super Group warrants if it determines it is in its best interest to do so. As such, Super Group would redeem the Super Group warrants in this manner when it believes it is in its best interest to update its capital structure to remove the Super Group warrants and pay the redemption price to the Super Group warrant holders.

As stated above, Super Group can redeem the Super Group warrants when the Super Group Ordinary Shares are trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to our capital structure and cash position while providing Super Group warrant holders with the opportunity to exercise their warrants on a cashless basis for the applicable number of shares. If Super Group chooses to redeem the Super Group warrants when the Super Group Ordinary Shares are trading at a price below the exercise price of the warrants, this could result in the Super Group warrant holders receiving fewer Super Group Ordinary Shares than they would have received if they had chosen to wait to exercise their Super Group warrants for Super Group Ordinary Shares if and when such Super Group Ordinary Shares were trading at a price higher than the exercise price of $11.50.

No fractional Super Group Ordinary Shares will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, Super Group will round down to the nearest whole number of the number of Super Group Ordinary Shares to be issued to the holder.

Redemption procedures

A holder of a Super Group warrant may notify Super Group in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such Super Group warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates or any person subject to aggregation with such person for the purposes of the “beneficial ownership” test under Section 13 of the Exchange Act, or any “group” (within the meaning of Section 13 of the Exchange Act) of which such person is or may be deemed to be a part), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (or such other amount as specified by the holder) of the Super Group Ordinary Shares outstanding immediately after giving effect to such exercise.

Anti-Dilution Adjustments

If the number of outstanding Super Group Ordinary Shares is increased by a stock dividend payable in Super Group Ordinary Shares, or by a split-up of Super Group Ordinary Shares or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of Super Group Ordinary Shares issuable on exercise of each Super Group warrant will be increased in proportion to such increase in the outstanding Super Group Ordinary Shares. A rights offering made to holders of Super Group Ordinary Shares entitling holders to purchase Super Group Ordinary Shares at a price less than the “historical fair market value” (as defined below) will be deemed a stock dividend of a number of Super Group Ordinary Shares equal to the product of (i) the number of Super Group Ordinary Shares actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Super Group Ordinary Shares) and (ii) one minus the quotient of (x) the price per Super Group ordinary share paid in such rights offering divided by (y) the historical fair market value. For these purposes, (i) if the rights offering is for securities convertible into or exercisable for Super Group Ordinary Shares, in determining the price payable for Super Group Ordinary Shares, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) “historical fair market value” means the volume weighted average price of Super Group Ordinary Shares as reported during the 10 trading day period ending on the trading day prior to the first date on which the Super Group Ordinary Shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if Super Group, at any time while the Super Group warrants are outstanding and unexpired, pays a dividend or makes a distribution in cash, securities or other assets to the holders of the Super Group Ordinary Shares on account of such Super Group Ordinary Shares (or other securities into which the warrants are convertible), other than (a) as described above or (b) certain ordinary cash dividends (initially defined as up to $0.50 per share in a 365 day period), (c) to satisfy the redemption rights of the holders of SEAC Class A Common Stock in connection with the completion of the Business Combination, or (d) to satisfy the redemption rights of the holders of SEAC Class A Common Stock in connection with a stockholder vote to approve an amendment to SEAC’s amended and restated certificate of incorporation (A) to modify the substance or timing of SEAC’s obligation to allow redemption in connection with the Business Combination or to redeem 100% of the SEAC’s Public Shares if SEAC does not complete an initial business combination within 24 months from the closing of the IPO or (B) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity, then the Super Group warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each Super Group Ordinary Share (or SEAC Class A Common Stock, as applicable) in respect of such event.

If the number of outstanding Super Group Ordinary Shares is decreased by a consolidation, combination, reverse share split or reclassification of Super Group Ordinary Shares or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of Super Group Ordinary Shares issuable on exercise of each Super Group warrant will be decreased in proportion to such decrease in outstanding Super Group Ordinary Shares.

Whenever the number of Super Group Ordinary Shares purchasable upon the exercise of the Super Group warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of Super Group Ordinary Shares purchasable upon the exercise of the Super Group warrants immediately prior to such adjustment and (y) the denominator of which will be the number of Super Group Ordinary Shares so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding Super Group Ordinary Shares (other than those described above or that solely affects the par value of such Super Group Ordinary Shares), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which Super Group is the continuing corporation and that does not result in any reclassification or reorganization of the outstanding Super Group Ordinary Shares), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of Super Group as an entirety or substantially as an entirety in connection with which Super Group is dissolved, the holders of the Super Group warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Super Group warrants and in lieu of the Super Group Ordinary Shares immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of Super Group Ordinary Shares or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of Super Group Ordinary Shares in such a transaction is payable in the form of Super Group Ordinary Shares in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes Warrant Value (as defined in the warrant agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the Super Group warrants in order to determine and realize the option value component of the Super Group warrant. This formula is to compensate the Super Group warrant holder for the loss of the option value portion of the Super Group warrant due to the requirement that the Super Group warrant holder exercise the Super Group warrant within 30 days of the event. The Black-Scholes model is an accepted pricing model for estimating fair market value where no quoted market price for an instrument is available.

The warrant holders do not have the rights or privileges of holders of Super Group Ordinary Shares and any voting rights until they exercise their warrants and receive Super Group Ordinary Shares. After the issuance of NewCo Ordinary Shares upon exercise of the Super Group warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.

No fractional shares will be issued upon exercise of the Super Group warrants. If, upon exercise of the Super Group warrants, a holder would be entitled to receive a fractional interest in a share, Super Group will, upon exercise, round down to the nearest whole number the number of Super Group Ordinary Shares to be issued to the warrant holder.

Private Placement Warrants

The Private Placement Warrants (including the Super Group Ordinary Shares issuable upon exercise of the Private Placement Warrants) will not be transferable, assignable or salable until 30 days after the completion of the Business Combination (except, among other limited exceptions to SEAC’s officers and directors and other persons or entities affiliated with the Sponsor) and they will not be redeemable by Super Group (except as described above under “— Redemption of Super Group warrants when the price per Super Group Ordinary Share equals or exceeds $10.00”) so long as they are held by the Sponsor or its permitted transferees. The Sponsor, or its permitted transferees, has the option to exercise the Private Placement Warrants on a cashless basis. Except as described below, the Private Placement Warrants have terms and provisions that are identical to those of the Super Group warrants sold as part of the units in the IPO, including as to exercise price, exercisability and exercise period. If the Private Placement Warrants are held by holders other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by Super Group and exercisable by the holders on the same basis as the Super Group warrants included in the units being sold in the IPO.

Except as described above under “— Redemption of Super Group warrants when the price per Super Group Ordinary Share equals or exceeds $10.00,” if holders of the Private Placement Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering the Super Group warrants for that number of shares of Super Group Ordinary Shares equal to the quotient obtained by dividing (x) the product of the number of Super Group Ordinary Shares underlying the Super Group warrants, multiplied by the excess of the “fair market value” of the Super Group Ordinary Shares over the exercise price of the Super Group warrants by (y) the fair market value. The “fair market value” shall mean the average of the last reported sale prices of the Super Group Ordinary Shares for the ten trading days ending on the third trading day prior to the date on which the notice of exercise is received by the warrant agent or on which the notice of redemption is sent to the holders of Super Group warrants, as applicable. The reason that SEAC has agreed that these warrants will be exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees is because it was not known at the time of SEAC’s IPO whether they will be affiliated with Super Group following the Business Combination. If they remain affiliated with Super Group, their ability to sell Super Group’s securities in the open market will be significantly limited. Super Group expects to have policies in place that prohibit insiders from selling Super Group’s securities except during specific periods of time. Even during such periods of time when insiders will be permitted to sell Super Group’s securities, an insider cannot trade in Super Group’s securities if he or she is in possession of material non-public information. Accordingly, unlike public stockholders who could sell the Super Group Ordinary Shares issuable upon exercise of their Super Group warrants freely in the open market, the insiders could be significantly restricted from doing so. As a result, Super Group believes that allowing the holders to exercise such warrants on a cashless basis is appropriate.

The Sponsor has agreed not to transfer, assign or sell any of the Private Placement Warrants (including the Super Group Ordinary Shares issuable upon exercise of any of these warrants) until the date that is 30 days after the Closing, except that, among other limited exceptions, transfers can be made to our officers and directors and other persons or entities affiliated with the Sponsor.

Enforceability of Civil Liabilities

In Guernsey, foreign judgments can be recognized by the Royal Court of Guernsey (the “Guernsey Court”) either under the Foreign Judgments (Reciprocal Enforcement) (Guernsey) Law, 1957, as amended (the “1957 Law”), which provides a statutory framework for the enforcement of judgments made in a reciprocating country and of a kind to which the 1957 Law applies, or under the principles of common law. Save for very exceptional and limited circumstances, if the 1957 Law does not apply then the common law prevails.

For jurisdictions not included in the 1957 Law, including the U.S., a judgment obtained in a court in the U.S. against NewCo (or its directors or officers) cannot be registered or enforced in Guernsey, pursuant to the 1957 Law, but may be enforceable by separate action on the judgment in accordance with Guernsey common law rules.

To enforce the judgment of a court of the U.S. in Guernsey, the claimant would be required to bring fresh proceedings before the Guernsey Court, suing on the foreign judgment itself and applying for summary judgment if the case is placed on the pleadings list (essentially, where the case is defended). In such an action, the Guernsey Court is unlikely to re-examine the merits of the original case decided by a U.S. court.

According to current practice, the Guernsey Court will (subject to the following matters) enforce the judgment of a court in the United States in in personam proceedings provided that the following conditions inter alia are satisfied:

(a) the judgment is for a debt or fixed or ascertainable sum of money (provided that the judgment does not relate to U.S. penal, revenue or other public laws);

(b) the judgment is final and conclusive; and

(c) the court in the U.S. had, at the time when proceedings were served, jurisdiction over the judgment debtor in accordance with the Guernsey rules of private international law.

The Guernsey Court will not, however, enforce that judgment if the judgment debtor satisfies the Guernsey Court that:

(a) the judgment was given in proceedings that were in breach of principles of natural or substantial justice;

(b) enforcement of the judgment would be contrary to Guernsey public policy;

(c) the foreign court did not have jurisdiction to give that judgment according to Guernsey rules on the conflict of laws;

(d) there was fraud on the part of the U.S. court pronouncing judgment;

(e) there was fraud on the part of the party in whose favor the judgment was given;

(f) enforcement proceedings are time barred under the Guernsey laws on prescription/limitation;

(g) the foreign judgment is not for a definite sum of money (which is not a sum in respect of taxes or penalties) or is not final and conclusive;

(h) the foreign judgment was against a person who was entitled to immunity from the courts of that country; and

(i) the foreign court had no jurisdiction in circumstances where the judgment debtor was, at the time the proceedings were instituted, present in the foreign country and the bringing of proceedings in that U.S. court was contrary to an agreement under which the dispute was to be settled and the judgment debtor did not agree to the proceedings being brought in that U.S. court, nor counterclaimed or otherwise submitted to the jurisdiction.

If the Guernsey Court gives judgment for the sum payable under a judgment of a United States court, the Guernsey judgment would be enforceable by the methods generally available for the enforcement of Guernsey judgments. These give the Guernsey Court discretion whether to allow enforcement by any particular method. In addition, it may not be possible to obtain a Guernsey judgment or to enforce any Guernsey judgment: if the judgment debtor is subject to any insolvent administration or similar proceedings; if there is delay; if an appeal is pending or anticipated against the Guernsey judgment in Guernsey or against the foreign judgment in the courts of the United States; or if the judgment debtor has any set-off or counterclaim against the judgment creditor. Additionally any security interest may affect the circumstances where the Guernsey Court provides judicial assistance to persons empowered under foreign bankruptcy law to act on behalf of an insolvent company and/or in relation to the enforcement of a judgment debt.

Jurisdiction

A foreign court is considered to have jurisdiction where one of four criteria is met, being any of the following:

(a) where the respondent to the order sought to be enforced was, at the time the proceedings were instituted, present in the foreign jurisdiction (and where that “person” is a corporate entity, where it is resident or maintains a fixed place of business in the foreign jurisdiction);

(b) where the respondent to the order sought to be enforced was a claimant or counterclaimant in the proceedings in the foreign court;

(c) where the respondent to the order sought to be enforced submitted to the jurisdiction of the foreign court by voluntarily appearing in the proceedings; or

(d) where the respondent to the order sought to be enforced agreed, prior to the commencement of the proceedings, to submit to the jurisdiction of the foreign court.

Sum of Money

It is a generally accepted principle of common law in Guernsey that for the Guernsey Court to recognize a foreign judgment, that judgment needs to be for a definite sum of money and must not include deductions or additions for unspecified amounts such as tax, nor can it include penalties.

Final and Conclusive

A foreign judgment which is final and conclusive, for the purposes of recognition under Guernsey common law, is one which cannot be varied by the court which pronounced it, notwithstanding that there may be a right of appeal.

Original actions in courts of Guernsey

The Guernsey Court will prima facie take jurisdiction over an action brought by a holder of Super Group Ordinary Shares under U.S. securities laws against Super Group, and would apply U.S. law (if applicable and appropriate) to determine the liability of Super Group. However, the Guernsey Court may decline to exercise jurisdiction over the claim. A key factor as to whether the Guernsey Court would take jurisdiction is likely to be an argument on forum conveniens. Factors such as the extent of the disputed issues of foreign law, the nature of the dispute, the residence and place of business of Super Group, and the location of key witnesses is likely to influence the Guernsey Court’s decision in this area.

Transfer Agent and Warrant Agent

The transfer agent for Super Group Ordinary Shares and warrant agent for the Super Group warrants will be Continental Stock Transfer & Trust Company.

Notices

Super Group will give notice of each Super Group general meeting by publication on its website and in any other manner that we may be required to follow in order to comply with the Super Group Governing Documents, the Guernsey Companies Law and applicable stock exchange and SEC requirements. Each shareholder is deemed to have agreed to accept communication from NewCo by electronic means (including, for the avoidance of doubt, by means of a website) in accordance with the Guernsey Companies Law unless the shareholder notifies Super Group otherwise. Holders of registered shares may further be provided notice of the meeting in writing at their addresses as stated in Super Group’s register of shareholders.

Subject to any restrictions imposed on any shares, notice of each general meeting shall be given to Super Group’s shareholders, persons entitled to a share in consequence of the death or bankruptcy of a shareholder, Super Group’s directors, Super Group’s auditor (if any) and persons entitled to vote in respect of a share in consequence of the incapacity of a shareholder.

Other Guernsey Law Considerations

Compromises and Arrangements

Where Super Group and its creditors or shareholders or a class of either of them propose a compromise or arrangement between Super Group and its creditors or its shareholders or a class of either of them (as applicable), the Royal Court of Guernsey (the “Court”) may order a meeting of the creditors or class or creditors or of Super Group’s shareholders or class of shareholders (as applicable) to be called in such manner as the Court directs. Any compromise or arrangement approved by a majority in number representing 75% in value of the members or class of members (excluding any shares held as treasury shares) or creditors or class of creditors (as the case may be), present and voting either in person or by proxy at the meeting, if sanctioned by the Court, is binding on Super Group and all the creditors, shareholders or members of the specific class of either of them (as applicable) and any liquidator or administrator and contributories (where relevant) of Super Group.

Certain Disclosure Obligations of Super Group

Super Group is subject to certain disclosure obligations under Guernsey and U.S. law and the rules of the NYSE. The following is a description of the general disclosure obligations of public companies under Guernsey and U.S. law and the rules of the NYSE as such laws and rules exist as of the date of this document, and should not be viewed as legal advice for specific circumstances.

Periodic Reporting under Guernsey Law

Under the Guernsey Companies Law, Super Group is required to submit to the Guernsey Registry (i) between June 1, 2022 and July 31, 2022 an annual validation containing information current on May 31, 2022 and (ii) thereafter before the last day of February in each year an annual validation containing information current on December 31 of the previous year. Super Group is also required to file with the Guernsey Registry details of any change of its directors, or their details, within 14 days of the relevant change and details of any change of its registered office. Certain shareholder resolutions must also be filed with the Guernsey Registry within certain timeframes. For example, a copy of every Special Resolution must be filed with the Guernsey Registry within 30 days of it being passed.

Periodic Reporting under U.S. Securities Law

Super Group is a “foreign private issuer” under the securities laws of the United States and the rules of the NYSE. Under the securities laws of the United States, “foreign private issuers” are subject to different disclosure requirements than U.S. registrants. Super Group intends to take all actions necessary to maintain compliance as a foreign private issuer under the applicable corporate governance requirements of the Sarbanes-Oxley Act of 2002, the rules adopted by the SEC and NYSE’s listing standards.

Registration Rights

Certain holders of Super Group securities, including the Founders, are entitled to registration rights pursuant to the A&R Registration Rights Agreement. See “Related Party Transactions — Amended and Restated Registration Rights Agreement.”

Listing of Super Group Securities

The Super Group Ordinary Shares and warrants are listed on the NYSE under the ticker symbols “SGHC” and “SGHC WS” respectively.

MATERIAL TAX CONSIDERATIONS

This section describes the material U.S. federal income tax considerations applicable to you if you are a U.S. Holder or Non-U.S. Holder (in each case, as defined below) of NewCo Ordinary Shares or public warrants and/or SEAC Class A Shares (other than the Sponsor or any of its affiliates), as a consequence of (i) electing to have your SEAC Class A Shares redeemed for cash if the Business Combination is completed, and/or, (ii) the ownership and disposition of NewCo Ordinary Shares and public warrants after the Business Combination. This section addresses only those holders that hold NewCo Ordinary Shares and/or public warrants as a capital asset (generally property held for investment). This section does not discuss all aspects of U.S. federal income taxation that may be relevant to particular investors in light of their particular circumstances, or to investors subject to special tax rules, such as:

•	financial institutions or financial services entities;

•	insurance companies;

•

specified non-U.S. corporations including “controlled foreign corporations,” and “passive foreign investment companies” (each as defined in the Internal Revenue Code of 1986, as amended (the “Code”) or corporations that accumulate earnings to avoid U.S. federal income tax;

•	mutual funds;

•	pension plans;

•	S corporations;

•	broker-dealers;

•	traders in securities including taxpayers subject to mark-to-market treatment;

•	regulated investment companies;

•	real estate investment trusts;

•	trusts and estates;

•	tax-exempt organizations (including private foundations);

•	partnerships (including entities or arrangements treated as partnerships for U.S. federal income tax purposes);

•	governments or agencies or instrumentalities thereof;

•

investors that hold NewCo ordinary shares or public warrants or who will hold NewCo ordinary shares or public warrants as part of a “straddle,” “hedge,” “conversion,” “synthetic security,” “constructive ownership transaction,” “constructive sale” or other integrated transaction for U.S. federal income tax purposes;

•	investors subject to the alternative minimum tax provisions of the Code;

•	investors that have a functional currency other than the U.S. dollar;

•	accrual method taxpayers that file applicable financial statements as described in Section 451(b) of the Code;

•	U.S. expatriates or former long-term residents of the United States;

•	investors subject to the U.S. “inversion” rules;

•	holders owning or considered as owning (directly, indirectly, or through attribution) five percent (measured by vote or value) or more of NewCo ordinary shares; or

•	persons who received any NewCo ordinary shares or warrants issued pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation.

This description in this section does not discuss any state, local, or non-U.S. tax considerations, any non-income tax (such as gift or estate tax) considerations, the alternative minimum tax or the Medicare tax on net investment income. In addition, this description in this section does not address any tax consequences to investors that directly or indirectly hold equity interests in NewCo or SGHC prior to the Business Combination, including former holders of SEAC Class A Shares or public warrants that also held, directly or indirectly, equity interests in NewCo or SGHC prior to the Business Combination.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) is the beneficial owner of NewCo ordinary shares or public warrants, the tax treatment of such partnership and any person treated as a partner in such partnership will generally depend upon the status of the partner, the activities of the partnership and the partner and certain determinations made at the partner level. If you are a partner of a partnership holding NewCo ordinary shares or public warrants, you are urged to consult your tax advisor regarding the tax consequences to you of a the ownership and disposition of NewCo ordinary shares and public warrants by the partnership.

The material U.S. federal income tax considerations described in this section are based upon the Code, the regulations promulgated by the U.S. Treasury Department thereunder (“Treasury Regulations”), current administrative interpretations and practices of the U.S. Internal Revenue Service (“IRS”), and judicial decisions, all as currently in effect and all of which are subject to differing interpretations or to change, possibly with retroactive effect. We have not sought, and do not intend to seek, a ruling from the IRS as to any U.S. federal income tax consideration described herein. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax considerations described below.

EACH HOLDER SHOULD CONSULT ITS TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF THE OWNERSHIP AND DISPOSITION OF NEWCO ORDINARY SHARES AND PUBLIC WARRANTS.

For purposes of the description set forth in this section, a “U.S. Holder” is a beneficial owner of SEAC Class A Shares or of NewCo ordinary shares or public warrants, as the case may be, that is:

•	an individual who is a U.S. citizen or resident of the United States for U.S. federal income tax purposes;

•

a corporation (or other entity that is treated as a corporation for U.S. federal income tax purposes) that is created or organized (or treated as created or organized) in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•

a trust (A) the administration of which is subject to the primary supervision of a U.S. court and which has one or more U.S. persons (within the meaning of the Code) who have the authority to control all substantial decisions of the trust or (B) that has in effect a valid election under applicable Treasury Regulations to be treated as a U.S. person.

Treatment of NewCo as a non-U.S. Corporation for U.S. Federal Income Tax Purposes

Under current U.S. federal income tax law, a corporation generally will be considered to be a U.S. corporation for U.S. federal income tax purposes only if it is created or organized in the United States or under the law of the United States or of any State. Accordingly, under generally applicable U.S. federal income tax rules, NewCo, which is not created or organized in the United States or under the law of the United States or of any State but is instead a Guernsey incorporated entity and tax resident of Guernsey, would generally be classified as a non-U.S. corporation. Section 7874 of the Code and the Treasury Regulations promulgated thereunder, however, contain specific rules (more fully discussed below) that may cause a non-U.S. corporation to be treated as a U.S. corporation for U.S. federal income tax purposes.

The Section 7874 rules are complex and require analysis of all relevant facts, and there is limited guidance as to their application. Under Section 7874 of the Code, a corporation created or organized outside the United States (i.e., a non-U.S. corporation) will nevertheless be treated as a U.S. corporation for U.S. federal income tax purposes (and, therefore, be subject to U.S. federal income tax on its worldwide income) if (1) the non-U.S. corporation directly or indirectly acquires substantially all of the assets held directly or indirectly by a U.S. corporation (including through the acquisition of all of the outstanding stock of the U.S. corporation), (2) the non-U.S. corporation’s “expanded affiliated group” does not have substantial business activities in the non-U.S. corporation’s country of organization or incorporation relative to the expanded affiliated group’s worldwide activities, and (3) the shareholders of the acquired U.S. corporation before the acquisition hold at least 80% (by either vote or value) of the shares of the non-U.S. acquiring corporation after the acquisition by reason of holding shares in the acquired U.S. corporation (the “Ownership Test”).

Based on the complex rules for determining share ownership for purposes of the Ownership Test and certain factual assumptions, former SEAC stockholders are expected to be treated as holding less than 80% (by both vote and value) of Super Group by reason of their former ownership of SEAC common stock, and therefore Super Group is not expected to satisfy the Ownership Test. As a result, Super Group believes, and the remainder of this discussion assumes that, it will not be treated as a U.S. corporation for U.S. federal income tax purposes under Section 7874 of the Code. However, whether the Ownership Test has been satisfied is finally determined after the completion of the Business Combination, by which time there may have been adverse changes to the relevant facts and circumstances.

Furthermore, the interpretation of Treasury Regulations relating to the Ownership Test is subject to uncertainty, and there is limited guidance regarding their application. In addition, changes to the rules in Section 7874 of the Code or the Treasury Regulations promulgated thereunder, or other changes in law, could adversely affect Super Group’s status as a non-U.S. entity for U.S. federal income tax purposes. Accordingly, there can be no assurance that the IRS will not take a contrary position to those described above or that a court will not agree with a contrary position of the IRS in the event of litigation.

If it were determined that Super Group is treated as a U.S. corporation for U.S. federal income tax purposes under Section 7874 of the Code and the Treasury Regulations promulgated thereunder, Super Group would be liable for U.S. federal income tax on its income just like any other U.S. corporation, and U.S. Holders and Non-U.S. Holders (as defined below) of Super Group ordinary shares and public warrants would be treated as holders of stock and warrants of a U.S. corporation.

U.S. Federal Income Taxation of U.S. Holders

Tax Consequences to U.S. Holders of Ownership and Disposition of Super Group Ordinary Shares and Public Warrants

Dividends and Other Distributions on Super Group Ordinary Shares

Subject to the PFIC rules discussed below under the heading “— Passive Foreign Investment Company Rules,” distributions (including, for the avoidance of doubt and for the purpose of the balance of this discussion, deemed distributions) on NewCo ordinary shares will generally be taxable as a dividend for U.S. federal income tax purposes to the extent paid from NewCo’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of NewCo’s current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in its NewCo ordinary shares. Any remaining excess will be treated as gain realized on the sale or other disposition of the NewCo ordinary shares and will be treated as described below under the heading “— Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of NewCo Ordinary Shares and Public Warrants.” The amount of any such distribution will include any amounts withheld by us (or another applicable withholding agent). Amounts treated as dividends that NewCo pays to a U.S. Holder that is a taxable corporation generally will be taxed at regular tax rates and will not qualify for the dividends received deduction generally allowed to domestic corporations in respect of dividends received from other domestic corporations. With respect to non-corporate U.S. Holders, under tax laws currently in effect and subject to certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), dividends generally will be taxed at the lower applicable long-term capital gains rate only if NewCo ordinary shares are readily tradable on an established securities market in the United States or NewCo is eligible for benefits under an applicable tax treaty with the United States (although Guernsey does not currently have an applicable tax treaty with the United States with respect to the elimination of double taxation), and, in each case, NewCo is not treated as a PFIC with respect to such U.S. Holder at the time the dividend was paid or in the preceding year and provided certain holding period requirements are met. The amount of any dividend distribution paid in foreign currency will be the U.S. dollar amount calculated by reference to the applicable exchange rate in effect on the date of actual or constructive receipt, regardless of whether the payment is in fact converted into U.S. dollars at that time. A U.S. Holder may have foreign currency gain or loss if the dividend is converted into U.S. dollars after the date of receipt.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of NewCo Ordinary Shares and Public Warrants.

Subject to the PFIC rules discussed below under the heading “— Passive Foreign Investment Company Rules,” upon any sale, exchange or other taxable disposition of NewCo ordinary shares or public warrants, a U.S. Holder generally will recognize gain or loss in an amount equal to the difference between (i) the sum of (x) the amount cash and (y) the fair market value of any other property, received in such sale, exchange or other taxable disposition and (ii) the U.S. Holder’s adjusted tax basis in such NewCo ordinary share or public warrant in each case as calculated in U.S. dollars. Any such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder’s holding period for such NewCo ordinary share or public warrant exceeds one year. Long-term capital gain realized by a non-corporate U.S. Holder generally will be taxable at a reduced rate. The deduction of capital losses is subject to limitations.

Exercise, Lapse or Redemption of Public Warrants

Subject to the PFIC rules discussed below and except as discussed below with respect to the cashless exercise of a public warrant, a U.S. Holder generally will not recognize taxable gain or loss on the exercise of a public warrant. The U.S. Holder’s tax basis in the NewCo ordinary share received upon exercise of a public warrant generally will be an amount equal to the sum of the U.S. Holder’s initial investment in the public warrant in respect of which the exercised public warrant was received and the exercise price of such public warrant. It is unclear whether the U.S. Holder’s holding period for the NewCo ordinary shares received upon exercise of the public warrants will begin on the date following the date of exercise or on the date of exercise of the public warrants; in either case, the holding period will not include the period during which the U.S. Holder held the public warrants. If a public warrant is allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to such U.S. Holder’s tax basis in the public warrant.

If we redeem public warrants for cash pursuant to the redemption provisions described in the section of this prospectus titled “Description of Securities — Warrants — Public Shareholders’ Warrants — Redemption of warrants when the price per NewCo ordinary share equals or exceeds $18.00” or the redemption provisions described in the section of this prospectus titled “Description of Securities — Warrants — Redemption of warrants when the price per NewCo ordinary share equals or exceeds $10.00” or if we purchase public warrants in an open market transaction, such redemption or purchase generally will be treated as a taxable disposition to the U.S. Holder, taxed as described above under “ — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of NewCo Ordinary Shares and Public Warrants.”

In certain circumstances, the public warrants may be exercised on a cashless basis. For example, a U.S. Holder of a public warrant may decide to exercise a warrant on a cashless basis after we’ve given notice of our intention to redeem the public warrant for $0.01 as described in the section of this prospectus titled “Description of Securities — Warrants — Public Shareholder’s Warrants — Redemption of warrants when the price per NewCo ordinary share equals or exceeds $18.00” or for $0.10 as described in the section titled “Description of Securities — Warrants — Public Shareholder’s Warrants — Redemption of warrants when the price per NewCo ordinary share equals or exceeds $10.00.” The U.S. federal income tax treatment of an exercise of a warrant on a cashless basis is not clear, and could differ from the consequences described above. It is possible that a cashless exercise could be a taxable event. U.S. Holders are urged to consult their tax advisors as to the consequences of an exercise of a Warrant on a cashless basis, including with respect to their holding period and tax basis in the NewCo Ordinary Shares received upon exercise of the Warrant.

Possible Constructive Distributions

The terms of each public warrant provide for an adjustment to the number of NewCo ordinary shares for which the public warrant may be exercised or to the exercise price of the public warrant in certain events, as discussed in the section of this prospectus entitled “Description of Securities —Warrants — Public Shareholders’ Warrants — Anti-Dilution Adjustments.” An adjustment which has the effect of preventing dilution generally is not taxable. The U.S. Holders of the public warrants would, however, be treated as receiving a constructive distribution from us if, for example, the adjustment to the number of such NewCo ordinary shares received upon exercise of the public warrants or to the exercise price of the public warrants increases the proportionate interest of the U.S. Holder of public warrants in our assets or earnings and profits (e.g., through an increase in the number of NewCo ordinary shares that would be obtained upon exercise or through a decrease in the exercise price of a public warrant) as a result of a distribution (or a transaction treated as a distribution) of cash or other property, such as other securities, to the holders of NewCo ordinary shares, which is taxable to the holders of such shares as a distribution. Such constructive distribution would be subject to tax as described under that section in the same manner as if the U.S. Holders of the public warrants received a cash distribution from us equal to the fair market value of such increased interest.

Passive Foreign Investment Company Rules

The treatment of U.S. Holders of NewCo ordinary shares and public warrants could be materially different from that described above if NewCo is treated as a passive foreign investment company (“PFIC”) for U.S. federal income tax purposes.

A non-U.S. corporation will be classified as a PFIC for U.S. federal income tax purposes if either (i) at least 75% of its gross income in a taxable year or (ii) at least 50% of its assets in a taxable year (determined on the basis of a quarterly weighted average) produce or are held for the production of passive income. Passive income generally includes, among other things, dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets. For purposes of the above calculations, a non-U.S. corporation that directly or indirectly owns at least 25% by value of the shares of another corporation is treated as holding and receiving directly its proportionate share of assets and income of such corporation.

Based on the nature of our business and the valuation of our assets, including goodwill, we expect that Super Group will not be treated as a PFIC for its taxable year ended December 31, 2022. However, no assurances regarding our PFIC status can be provided for current or future taxable years. The determination of whether we are a PFIC is a fact-intensive determination made on an annual basis and the applicable law is subject to varying interpretation. In particular, the characterization of our assets as active or passive may depend in part on our current and intended future business plans, which are subject to change. In addition, for our current and future taxable years, the total value of our assets for PFIC testing purposes may be determined in part by reference to the market price of our ordinary shares from time to time, which may fluctuate considerably. Under the income test, our status as a PFIC depends on the composition of our income which will depend on a variety of factors that are subject to uncertainty, including the characterization of transactions we may enter into during 2022 and in the future and our corporate structure. Even if we determine that we are not a PFIC for a taxable year, there can be no assurance that the IRS will agree with our conclusion and that the IRS would not successfully challenge our position. Accordingly, our U.S. counsel expresses no opinion with respect to our PFIC status for the current taxable year or any future taxable year.

If NewCo is determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder of NewCo Ordinary Shares or public warrants, we generally would continue to be treated as a PFIC with respect to that U.S. Holder for all succeeding years during which the U.S. Holder holds the ordinary shares or public warrants, even if we ceased to meet the threshold requirements for PFIC status in any particular year, unless an applicable PFIC election (or elections) has been made with respect to the ordinary shares or public warrants (to the extent available), as described below under the heading “ — PFIC Elections.”

If we are a PFIC for any taxable year during which a U.S. Holder holds our ordinary shares or public warrants, the U.S. Holder may be subject to adverse tax consequences. Generally, any gain recognized by the U.S. Holder on the sale or other disposition of its NewCo Ordinary Shares or public warrants (which may include gain realized by reason of transfers of NewCo Ordinary Shares or warrants that would otherwise qualify as nonrecognition transactions for U.S. federal income tax purposes) and (ii) any “excess distribution” made to the U.S. Holder (generally, any distributions to such U.S. Holder during a taxable year of the U.S. Holder that are greater than 125% of the average annual distributions received by such U.S. Holder in respect of the NewCo Ordinary Shares during the three preceding taxable years of such U.S. Holder or, if shorter, such U.S. Holder’s holding period for the NewCo Ordinary Shares) would be subject to tax under the following rules:

•	the U.S. Holder’s gain or excess distribution will be allocated ratably over the U.S. Holder’s holding period for the NewCo ordinary shares or public warrants;

•

the amount allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain or received the excess distribution, or to the period in the U.S. Holder’s holding period before the first day of NewCo’s first taxable year in which NewCo is a PFIC, will be taxed as ordinary income;

•

the amount allocated to other taxable years (or portions thereof) of the U.S. Holder and included in its holding period will be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder without regard to the U.S. Holder’s other items of income and loss for such year; and

•

an additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed on the U.S. Holder with respect to the tax attributable to each such other taxable year of the U.S. Holder.

PFIC Elections. In general, if NewCo is determined to be a PFIC, a U.S. Holder may avoid the adverse PFIC tax consequences described above in respect of NewCo ordinary shares (but not public warrants) by making and maintaining a timely and valid qualified electing fund (“QEF”) election (if eligible to do so) to include in income its pro rata share of NewCo’s net capital gains (as long-term capital gain) and other earnings and profits (as ordinary income), on a current basis, in each case whether or not distributed, in the first taxable year of the U.S. Holder in which or with which NewCo’s taxable year ends and each subsequent taxable year. However, a U.S. Holder may make a QEF election with respect to our ordinary shares or public warrants only if we annually provide such U.S. Holder with certain tax information, and we currently do not intend to prepare or provide such information. As a result, the QEF election is not expected to be available to a U.S. Holder and the remainder of this disclosure assumes that such election will not be available. If NewCo is a PFIC and NewCo Ordinary Shares constitute “marketable stock,” a U.S. Holder may avoid the adverse PFIC tax consequences described above if such U.S. Holder makes a mark-to-market election with respect to such shares for the first taxable year in which it holds (or is deemed to hold) NewCo Ordinary Shares and each subsequent taxable year. Such U.S. Holder generally will include for each of its taxable years as ordinary income the excess, if any, of the fair market value of its NewCo Ordinary Shares at the end of such year over its adjusted basis in its NewCo Ordinary Shares. These amounts of ordinary income would not be eligible for the favorable tax rates applicable to qualified dividend income or long-term capital gains. The U.S. Holder also will recognize an ordinary loss in respect of the excess, if any, of its adjusted basis of its NewCo Ordinary Shares over the fair market value of its

NewCo Ordinary Shares at the end of its taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). The U.S. Holder’s basis in its NewCo Ordinary Shares will be adjusted to reflect any such income or loss amounts, and any further gain recognized on a sale or other taxable disposition of its NewCo Ordinary Shares will be treated as ordinary income. Currently, a mark-to-market election may not be made with respect to public warrants.

The mark-to-market election is available only for “marketable stock,” generally, stock that is regularly traded on a national securities exchange that is registered with the Securities and Exchange Commission, including the NYSE (on which NewCo ordinary shares are listed), or on a foreign exchange or market that the IRS determines has rules sufficient to ensure that the market price represents a legitimate and sound fair market value. If made, a mark-to-market election would be effective for the taxable year for which the election was made and for all subsequent taxable years unless the NewCo ordinary shares cease to qualify as “marketable stock” for purposes of the PFIC rules or the IRS consents to the revocation of the election. U.S. Holders are urged to consult their tax advisors regarding the availability and tax consequences of a mark-to-market election with respect to NewCo ordinary shares under their particular circumstances.

Related PFIC Rules. If NewCo is a PFIC and, at any time, has a foreign subsidiary that is classified as a PFIC, a U.S. Holder generally would be deemed to own a proportionate amount of the shares of such lower-tier PFIC, and generally could incur liability for the deferred tax and interest charge described above if NewCo receives a distribution from, or disposes of all or part of its interest in, the lower-tier PFIC, or the U.S. Holder otherwise was deemed to have disposed of an interest in the lower-tier PFIC. A mark-to-market election generally would not be available with respect to such lower-tier PFIC. U.S. Holders are urged to consult their tax advisors regarding the tax issues raised by lower-tier PFICs.

A U.S. Holder that owns (or is deemed to own) shares in a PFIC during any taxable year of the U.S. Holder, may have to file an IRS Form 8621 (whether or not a QEF or mark-to-market election is made) and to provide such other information as may be required by the U.S. Treasury Department. Failure to do so, if required, will extend the statute of limitations applicable to such U.S. Holder until such required information is furnished to the IRS.

The rules dealing with PFICs and with the QEF, purging, and mark-to-market elections are very complex and are affected by various factors in addition to those described above. Accordingly, U.S. Holders of NewCo ordinary shares and public warrants are urged to consult their own tax advisors concerning the application of the PFIC rules to NewCo securities under their particular circumstances.

Additional Reporting Requirements

Certain U.S. Holders (and to the extent provided in IRS guidance, certain individual Non-U.S. Holders) holding specified foreign financial assets with an aggregate value in excess of the applicable dollar thresholds are required to report information to the IRS relating to NewCo ordinary shares, subject to certain exceptions (including an exception for NewCo ordinary shares held in accounts maintained by U.S. financial institutions), by attaching a complete IRS Form 8938 (Statement of Specified Foreign Financial Assets) with their tax return for each year in which they hold NewCo ordinary shares. Substantial penalties apply to any failure to file IRS Form 8938 and the period of limitations on assessment and collection of U.S. federal income taxes will be extended in the event of a failure to comply. U.S. Holders are urged to consult their tax advisors regarding the effect, if any, of these rules on the ownership and disposition of NewCo ordinary shares.

U.S. Federal Income Taxation of Non-U.S. Holders

As used herein, a “Non-U.S. Holder” is a beneficial owner (other than a partnership or entity treated as a partnership for U.S. federal income tax purposes) of NewCo ordinary shares or public warrants, as applicable, that is not a U.S. Holder.

The following describes U.S. federal income tax considerations relating to the ownership and disposition of NewCo ordinary shares and public warrants by a Non-U.S. Holder.

Tax Consequences to Non-U.S. Holders of Ownership and Disposition of NewCo Ordinary Shares and Public Warrants

Dividends and Other Distributions on NewCo Ordinary Shares. Subject to the discussion below concerning backup withholding, Non-U.S. Holders generally will not be subject to U.S. federal income tax or withholding tax on dividends (including dividends with respect to constructive distributions, as further described under the heading “ — U.S. Federal Income Taxation of U.S. Holders — Possible Constructive Distributions”) received from NewCo on NewCo ordinary shares (or, with respect to constructive distributions, on public warrants) unless the income from such dividends is effectively connected with the conduct of a trade or business of the Non-U.S. Holder in the United States and, if provided under an applicable income tax treaty, is attributable to a permanent establishment or a “fixed base” maintained by the Non-U.S. Holder in the United States), in which case, a Non-U.S. Holder will be subject to regular federal income tax on such dividend generally in the same manner as discussed in the section above under “ — U.S. Federal Income Taxation of U.S. Holders — Tax Consequences to U.S. Holders of Ownership and Disposition of NewCo Ordinary Shares and Public Warrants — Dividends and Other Distributions on NewCo Ordinary Shares,” unless an applicable income tax treaty provides otherwise. In addition, earnings and profits of a corporate Non-U.S. Holder that are attributable to such dividend, as determined after allowance for certain adjustments, may be subject to an additional branch profits tax at a rate of 30%, or at a lower rate as may be specified by an applicable income tax treaty.

Gain or Loss on Sale, Taxable Exchange or other Taxable Disposition of NewCo Ordinary Shares and Public Warrants. Subject to the discussion below concerning backup withholding, Non-U.S. Holders generally will not be subject to U.S. federal income tax or withholding tax on any gain realized upon the sale, exchange or other disposition of NewCo ordinary shares or public warrants, unless either:

(i) the gain is effectively connected with the conduct of a trade or business of the Non-U.S. Holder in the United States, and, if provided in an applicable income tax treaty, is attributable to a “permanent establishment” or a “fixed base” maintained by the Non-U.S. Holder in the United States; or

(ii) the Non-U.S. Holder is an individual who is treated as present in the U.S. for 183 days or more during the taxable year of disposition and certain other conditions are met, in which case such gain (which gain may be offset by certain U.S.-source losses) generally will be taxed at a 30% rate (or lower applicable treaty rate).

A Non-U.S. Holder described in the first bullet point above will be subject to regular U.S. federal income tax on the net gain derived from the sale generally in the same manner as discussed in the section above under “ — U.S. Federal Income Taxation of U.S. Holders — Tax Consequences to U.S. Holders of Ownership and Disposition of NewCo Ordinary Shares and Public Warrants — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of NewCo Ordinary Shares and Public Warrants,” unless an applicable income tax treaty provides otherwise. In addition, earnings and profits of a corporate Non-U.S. Holder that are attributable to such gain, as determined after allowance for certain adjustments, may be subject to an additional branch profits tax at a rate of 30%, or at a lower rate as may be specified by an applicable income tax treaty.

Exercise, Lapse or Redemption of Public Warrants. The U.S. federal income tax treatment of a Non-U.S. Holder’s exercise of a public warrant, or the lapse of a public warrant held by a Non-U.S. Holder, generally will correspond to the U.S. federal income tax treatment of the exercise or lapse of a public warrant by a U.S. Holder, as described under “ — U.S. Federal Income Taxation of U.S. Holders — Exercise, Lapse or Redemption of Public Warrants,” above, although to the extent a cashless exercise results in a taxable exchange, the consequences would be similar to those described under the heading “ — Gain or Loss on Sale, Exchange, or other Taxable Disposition of Super Group Ordinary Shares and Public Warrants” for a Non-U.S. Holder’s gain on the sale or other disposition of public warrants.

Information Reporting and Backup Withholding

Payments of dividends and sales proceeds that are made within the United States or through certain U.S.-related financial intermediaries are subject to information reporting, and may be subject to backup withholding. Backup withholding generally will not apply, however, to a U.S. Holder if (i) the U.S. Holder is a corporation or other exempt recipient or (ii) the U.S. Holder provides a correct taxpayer identification number and certifies that it is not subject to backup withholding. A Non-U.S. Holder generally will eliminate the requirement for information reporting and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.

Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle it to a refund, provided that the required information is timely furnished to the IRS.

THE DESCRIPTION OF U.S. FEDERAL INCOME TAX CONSIDERATIONS SET FORTH ABOVE MAY NOT BE APPLICABLE TO YOU DEPENDING UPON YOUR PARTICULAR SITUATION. YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES TO YOU OF THE OWNERSHIP AND DISPOSITION OF SUPER GROUP ORDINARY SHARES AND PUBLIC WARRANTS, AND THE REDEMPTION OF SEAC CLASS A SHARES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, ESTATE, FOREIGN AND OTHER TAX LAWS AND TAX TREATIES AND THE POSSIBLE EFFECTS OF CHANGES IN U.S. OR OTHER TAX LAWS.

Island of Guernsey Tax Considerations

The following summary of the anticipated tax treatment in Guernsey applies to persons holding Super Group ordinary shares as an investment and the potential tax treatment, depending on the individual status of investors, on Super Group shareholders resident in Guernsey. The summary does not constitute legal or tax advice and is based on taxation law and published Revenue Service practice in Guernsey at the date of this document, which is subject to change, possibly with retroactive effect. Prospective investors should be aware that the level and bases of taxation may change from those described and should consult their own professional advisers on the implications of making an investment in, holding or disposing of Super Group ordinary shares under the laws of the countries in which they are liable to taxation.

Taxation of Super Group

Super Group is resident for tax purposes in Guernsey and is subject to the company standard rate of income tax in Guernsey, currently charged at the rate of 0%. Super Group will be taxed at the company standard rate of income tax provided the income of Super Group does not include income arising from:

•	certain types of banking business;

•	the provision of custody services when carried on by an institution or business that carries on certain types of banking business;

•

the carrying on of regulated activities within the meaning of the Regulation of Fiduciaries, Administration Businesses and Company Directors, etc. (Bailiwick of Guernsery) Law, 2020, as amended, by a licensed fiduciary within the meaning of that law;

•

the provision to an unconnected third party of any administrative, secretarial or clerical services in relation to a controlled investment within the meaning of the Protection of Investors (Bailiwick of Guernsey) Law, 2020 (the “POI Law”);

•

the provision of investment management services to persons other than collective investment schemes or entities associated with collective investment schemes, by a person who is licensed to provide such services under POI Law;

•

the carrying on of insurance business which is domestic business within the meaning of the Insurance Business (Bailiwick of Guernsey) Law, 2002, as amended, by a licensed insurer within the meaning of that law;

•

the carrying on of business as an insurance manager or as an insurance intermediary within the meaning of the Insurance Managers and Insurance Intermediaries (Bailiwick of Guernsey) Law, 2002, as amended, by a licensed insurance manager or intermediary within the meaning of that law;

•	the operation of an investment exchange within the meaning of the POI Law by a person who is licensed to operate such an exchange under that law;

•

the provision of compliance and other related services to a person or body of persons who holds or is deemed to hold a license, registration or authorization from the Guernsey Financial Services Commission under certain Guernsey regulatory laws;

•	the operation of an aviation registry in accordance with the Aviation Registry (Guernsey) Law, 2013, as amended;

•	trading activities regulated by the Guernsey Competition and Regulatory Authority;

•	the importation and/or supply of gas or hydrocarbon oil in Guernsey;

•	large retail business carried on in Guernsey where the company has taxable profits arising or accruing from which in any year of charge exceed £500,000;

•

the business of the cultivation of the cannabis plant or its use for the production of industrial hemp, supplements and certain other products or any processing of it or any other activity or use, in each case under the authority of a license issued by the Committee for Health & Social Care under the Misuse of Drugs (Bailiwick of Guernsey) Law, 1974, as amended or, as the case may be, Misuse of Drugs (Bailiwick of Guernsey) Ordinance, 1997, as amended (together “MD Legislation”);

•

the business of the prescribed production of controlled drugs or their prescribed use in any production, processing, activity or other use, in each case under the authority of a license issued by the Committee for Health & Social Care under MD Legislation; or

•	the ownership of land and buildings situate in Guernsey.

It is not intended that the income of Super Group will be derived from any of those sources.

Guernsey currently does not levy taxes upon capital, inheritances, capital gains, gifts, sales or turnover. No stamp duty or similar is chargeable in Guernsey on the issue, transfer or redemption of shares in Super Group.

Following written communication from the EU Code of Conduct Group on Business Taxation in November 2017, the States of Guernsey made a commitment to address concerns that Guernsey did not have a legal substance requirement for doing business in, or through it, as a jurisdiction. This has resulted in the introduction of Economic Substance Regulations (“ESR”), which took effect for accounting periods commencing on or after January 1, 2019.

Broadly, the ESR require Guernsey tax resident entities that generate income in a given tax year from certain activities to demonstrate that they have sufficient economic substance in Guernsey. There are a series of tests within the ESR to determine whether an entity has sufficient economic substance, which are; 1) the entity must be directed and managed in Guernsey 2) the entity must perform its core income generating activities (“CIGA”) in Guernsey and 3) the entity must be able to demonstrate that it has adequate people, premises and expenditure commensurate with the level and type of business activity in Guernsey.

Where an entity is unable to demonstrate that it meets the tests under the ESR then it would be deemed to fail. Failure to comply with the ESR can result in financial penalties, information exchange with tax authorities in other jurisdictions and persistent failures can result in the entity being struck-off from the company register.

To the extent that Super Group generates gross income from an in-scope activity under the ESR, then it may be required to comply with the ESR.

Taxation of Super Group Shareholders

Super Group Shareholders who are not resident in Guernsey (which includes Alderney and Herm) will not suffer any tax in Guernsey in respect of any payments of interest or distributions or income of a similar nature made to them by Super Group in respect of their holding of Shares provided such payments are not to be taken into account in computing the profits of any permanent establishment in Guernsey through which such Super Group Shareholder carries on business in Guernsey.

A Super Group Shareholder who is resident in Guernsey (which includes Alderney and Herm) for Guernsey tax purposes, or who is not so resident but carries on business in Guernsey through a permanent establishment to which the holding of Shares is attributable, will incur Guernsey income tax at the applicable rate on dividends paid to that Super Group Shareholder by Super Group. Where such a Shareholder is an individual, Super Group is responsible for the deduction of tax from dividends and the accounting of that tax to the Director of the Revenue Service in Guernsey in respect of dividends paid by Super Group to such Shareholder.

As already referred to above, Guernsey currently does not levy taxes upon capital, inheritances, capital gains, gifts, sales or turnover, nor are there any estate duties (save for registration fees and ad valorem duty for a Guernsey Grant of Representation where the deceased dies leaving assets in Guernsey which require presentation of such a Grant).

No stamp duty or similar tax is chargeable in Guernsey on the issue, transfer or redemption of shares in Super Group.

ENFORCEABILITY OF JUDGMENTS

Enforceability of Civil Liabilities

In Guernsey, foreign judgments can be recognized by the Royal Court of Guernsey (the “Guernsey Court”) either under the Foreign Judgments (Reciprocal Enforcement) (Guernsey) Law, 1957, as amended (the “1957 Law”), which provides a statutory framework for the enforcement of judgments made in a reciprocating country and of a kind to which the 1957 Law applies, or under the principles of common law. Save for very exceptional and limited circumstances, if the 1957 Law does not apply then the common law prevails.

For jurisdictions not included in the 1957 Law, including the U.S., a judgment obtained in a court in the U.S. against Super Group (or its directors or officers) cannot be registered or enforced in Guernsey, pursuant to the 1957 Law, but may be enforceable by separate action on the judgment in accordance with Guernsey common law rules.

To enforce the judgment of a court of the U.S. in Guernsey, the claimant would be required to bring fresh proceedings before the Guernsey Court, suing on the foreign judgment itself and applying for summary judgment if the case is placed on the pleadings list (essentially, where the case is defended). In such an action, the Guernsey Court is unlikely to re-examine the merits of the original case decided by a U.S. court.

According to current practice, the Guernsey Court will (subject to the following matters) enforce the judgment of a court in the United States in in personam proceedings provided that the following conditions inter alia are satisfied:

(a) the judgment is for a debt or fixed or ascertainable sum of money (provided that the judgment does not relate to U.S. penal, revenue or other public laws);

(b) the judgment is final and conclusive; and

(c) the court in the U.S. had, at the time when proceedings were served, jurisdiction over the judgment debtor in accordance with the Guernsey rules of private international law.

The Guernsey Court will not, however, enforce that judgment if the judgment debtor satisfies the Guernsey Court that:

(a) the judgment was given in proceedings that were in breach of principles of natural or substantial justice;

(b) enforcement of the judgment would be contrary to Guernsey public policy;

(c) the foreign court did not have jurisdiction to give that judgment according to Guernsey rules on the conflict of laws;

(d) there was fraud on the part of the U.S. court pronouncing judgment;

(e) there was fraud on the part of the party in whose favour the judgment was given;

(f) enforcement proceedings are time barred under the Guernsey laws on prescription/limitation;

(g) the foreign judgment is not for a definite sum of money (which is not a sum in respect of taxes or penalties) or is not final and conclusive;

(h) the foreign judgment was against a person who was entitled to immunity from the courts of that country; and

(i) the foreign court had no jurisdiction in circumstances where the judgment debtor was, at the time the proceedings were instituted, present in the foreign country and the bringing of proceedings in that U.S. court was contrary to an agreement under which the dispute was to be settled and the judgment debtor did not agree to the proceedings being brought in that U.S. court, nor counterclaimed or otherwise submitted to the jurisdiction.

If the Guernsey Court gives judgment for the sum payable under a judgment of a United States court, the Guernsey judgment would be enforceable by the methods generally available for the enforcement of Guernsey judgments. These give the Guernsey Court discretion whether to allow enforcement by any particular method. In addition, it may not be possible to obtain a Guernsey judgment or to enforce any Guernsey judgment: if the judgment debtor is subject to any insolvent administration or similar proceedings; if there is delay; if an appeal is pending or anticipated against the Guernsey judgment in Guernsey or against the foreign judgment in the courts of the United States; or if the judgment debtor has any set-off or counterclaim against the judgment creditor. Additionally any security interest may affect the circumstances where the Guernsey Court provides judicial assistance to persons empowered under foreign bankruptcy law to act on behalf of an insolvent company and/or in relation to the enforcement of a judgment debt.

Jurisdiction

A foreign court is considered to have jurisdiction where one of four criteria is met, being any of the following:

(a) where the respondent to the order sought to be enforced was, at the time the proceedings were instituted, present in the foreign jurisdiction (and where that “person” is a corporate entity, where it is resident or maintains a fixed place of business in the foreign jurisdiction);

(b) where the respondent to the order sought to be enforced was a claimant or counterclaimant in the proceedings in the foreign court;

(c) where the respondent to the order sought to be enforced submitted to the jurisdiction of the foreign court by voluntarily appearing in the proceedings; or

(d) where the respondent to the order sought to be enforced agreed, prior to the commencement of the proceedings, to submit to the jurisdiction of the foreign court.

Sum of Money

It is a generally accepted principle of common law in Guernsey that for the Guernsey Court to recognise a foreign judgment, that judgment needs to be for a definite sum of money and must not include deductions or additions for unspecified amounts such as tax, nor can it include penalties.

Final and Conclusive

A foreign judgment which is final and conclusive, for the purposes of recognition under Guernsey common law, is one which cannot be varied by the court which pronounced it, notwithstanding that there may be a right of appeal.

Original actions in courts of Guernsey

The Guernsey Court will prima facie take jurisdiction over an action brought by a holder of Super Group ordinary shares under U.S. securities laws against Super Group, and would apply U.S. law (if applicable and appropriate) to determine the liability of Super Group. However, the Guernsey Court may decline to exercise jurisdiction over the claim. A key factor as to whether the Guernsey Court would take jurisdiction is likely to be an argument on forum conveniens. Factors such as the extent of the disputed issues of foreign law, the nature of the dispute, the residence and place of business of Super Group, and the location of key witnesses is likely to influence the Guernsey Court’s decision in this area.

PLAN OF DISTRIBUTION

We are registering the possible offer and sale from time to time by the selling securityholders of up to (i) 481,074,588 ordinary shares and (ii) 11,000,000 private placement warrants. All of the ordinary shares and private placement warrants offered by the selling securityholders pursuant to this prospectus will be sold by the selling securityholders for their respective accounts. We will not receive any of the proceeds from such sales, except with respect to amounts received by us upon exercise of warrants to the extent such warrants are exercised for cash.

Except as set forth in any applicable agreement providing registration rights, the selling securityholders will pay any underwriting discounts and commissions and expenses incurred by the selling securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling securityholders in disposing of the securities. We will bear all other costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including, without limitation, all registration and filing fees, NYSE listing fees and fees and expenses of our counsel and our independent registered public accountants.

The securities beneficially owned by the selling securityholders covered by this prospectus may be offered and sold from time to time by the selling securityholders. The term “selling securityholders” includes donees, pledgees, transferees or other successors in interest selling securities received after the date of this prospectus from a selling securityholder as a gift, pledge, partnership distribution or other transfer. The selling securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. Each selling securityholder reserves the right to accept and, together with its respective agents, to reject, any proposed purchase of securities to be made directly or through agents. The selling securityholders and any of their permitted transferees may sell their securities offered by this prospectus on any stock exchange, market or trading facility on which the securities are traded or in private transactions. If underwriters are used in the sale, such underwriters will acquire the shares for their own account. These sales may be at a fixed price or varying prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to prevailing market prices or at negotiated prices. The securities may be offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. The obligations of the underwriters to purchase the securities will be subject to certain conditions. The underwriters will be obligated to purchase all the securities offered if any of the securities are purchased.

Subject to the limitations set forth in any applicable agreement providing registration rights, the selling securityholders may use any one or more of the following methods when selling the securities offered by this prospectus:

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	block trades in which the broker-dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	an over-the-counter distribution in accordance with the rules of NYSE;

•

through trading plans entered into by a selling securityholder pursuant to Rule 10b5-1 under the Exchange Act that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

•	to or through underwriters or broker-dealers;

•	in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices,

•

at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•	directly to purchasers, including through a specific bidding, auction or other process or in privately negotiated transactions;

•	in options transactions;

•	through a combination of any of the above methods of sale; or

•	any other method permitted pursuant to applicable law.

In addition, a selling securityholder that is an entity may elect to make a pro rata in-kind distribution of securities to its members, partners or shareholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or shareholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may file a prospectus supplement in order to permit the distributees to use the prospectus to resell the securities acquired in the distribution.

There can be no assurance that the selling securityholders will sell all or any of the securities offered by this prospectus. In addition, the selling securityholders may also sell securities under Rule 144 under the Securities Act, if available, or in other transactions exempt from registration, rather than under this prospectus. The selling securityholders have the sole and absolute discretion not to accept any purchase offer or make any sale of securities if they deem the purchase price to be unsatisfactory at any particular time.

The selling securityholders also may transfer the securities in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus. Upon being notified by a selling securityholder that a donee, pledgee, transferee, other successor-in-interest intends to sell our securities, we will, to the extent required, promptly file a supplement to this prospectus to name specifically such person as a selling securityholder.

With respect to a particular offering of the securities held by the selling securityholders, to the extent required, an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is part, will be prepared and will set forth the following information:

•	the specific securities to be offered and sold;

•	the names of the selling securityholders;

•	the respective purchase prices and public offering prices, the proceeds to be received from the sale, if any, and other material terms of the offering;

•	settlement of short sales entered into after the date of this prospectus;

•	the names of any participating agents, broker-dealers or underwriters; and

•	any applicable commissions, discounts, concessions and other items constituting compensation from the selling securityholders.

In connection with distributions of the securities or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the securities in the course of hedging the positions they assume with selling securityholders. The selling securityholders may also sell the securities short and redeliver the securities to close out such short positions. The selling securityholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling securityholders may also pledge securities to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged securities pursuant to this prospectus (as supplemented or amended to reflect such transaction).

In order to facilitate the offering of the securities, any underwriters or agents, as the case may be, involved in the offering of such securities may engage in transactions that stabilize, maintain or otherwise affect the price of our securities. Specifically, the underwriters or agents, as the case may be, may overallot in connection with the offering, creating a short position in our securities for their own account. In addition, to cover overallotments or to stabilize the price of our securities, the underwriters or agents, as the case may be, may bid for, and purchase, such securities in the open market. Finally, in any offering of securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allotted to an underwriter or a broker-dealer for distributing such securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. The underwriters or agents, as the case may be, are not required to engage in these activities, and may end any of these activities at any time.

The selling securityholders may solicit offers to purchase the securities directly from, and they may sell such securities directly to, institutional investors or others. In this case, no underwriters or agents would be involved. The terms of any of those sales, including the terms of any bidding or auction process, if utilized, will be described in the applicable prospectus supplement.

It is possible that one or more underwriters may make a market in our securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for our securities. Our ordinary shares and public warrants are currently listed on the NYSE under the symbol “SGHC” and “SGHC WS,” respectively.

The selling securityholders may authorize underwriters, broker-dealers or agents to solicit offers by certain purchasers to purchase the securities at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we or the selling securityholders pay for solicitation of these contracts.

A selling securityholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any selling securityholder or borrowed from any selling securityholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from any selling securityholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any selling securityholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

In effecting sales, broker-dealers or agents engaged by the selling securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling securityholders in amounts to be negotiated immediately prior to the sale.

In compliance with the guidelines of the Financial Industry Regulatory Authority (“FINRA”), the aggregate maximum discount, commission, fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of the gross proceeds of any offering pursuant to this prospectus and any applicable prospectus supplement.

LEGAL MATTERS

Cooley LLP, 55 Hudson Yards, New York, NY 10001, United States, will pass upon the validity of our private placement warrants offered hereby. Carey Olsen (Guernsey) LLP, Carey House, Les Banques, St Peter Port, Guernsey, GY1 4BZ, will pass upon the validity of our ordinary shares offered hereby.

EXPERTS

The consolidated financial statements of SGHC Limited as at December 31, 2020, December 31, 2019 and January 1, 2019 and for each of the two years in the period ended December 31, 2020 included in this Prospectus and in the Registration Statement have been so included in reliance on the report of BDO LLP, an independent registered public accounting firm, appearing elsewhere herein and in the Registration Statement, given on the authority of said firm as experts in auditing and accounting.

The financial statements of SEAC as of December 31, 2020 and for the period from July 30, 2020 (inception) through December 31, 2020 (as restated) appearing in this Prospectus and in the Registration Statement have been audited by WithumSmith+Brown, PC, an independent registered public accounting firm, as set forth in their report thereon, appearing elsewhere in this prospectus, and are included in reliance on such report given on the authority of such firm as experts in accounting and auditing.

BDO LLP, London, United Kingdom, is a member of the Institute of Chartered Accountants in England and Wales.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement (including any amendments and exhibits to the registration statement) on Form F-1 under the Securities Act with respect to our ordinary shares offered in this prospectus. This prospectus, which forms a part of the registration statement, does not contain all of the information included in the registration statement. Certain information is omitted and you should refer to the registration statement and its exhibits for that information. With respect to references made in this prospectus to any contract or other document of Super Group, such references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. Each statement in this prospectus relating to a document filed as an exhibit is qualified in all respects by the filed exhibit. You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely.

We are subject to the information reporting requirements of the Exchange Act applicable to foreign private issuers. Accordingly, we will be required to file reports and other information with the SEC, including annual reports on Form 20-F and reports on Form 6-K. The SEC maintains an internet website that contains reports and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov. As a foreign private issuer, we will be exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements, and our officers, directors and principal shareholders will be exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as United States companies whose securities are registered under the Exchange Act.

We maintain a corporate website at https://www.sghc.com. The information contained on, or accessible from, or hyperlinked to our website is not a part of this prospectus and you should not consider information on our website to be part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

INDEX TO FINANCIAL STATEMENTS

Audited Consolidated Financial Statements of Sports Entertainment Acquisition Corp.
Report of Independent Registered Public Accounting Firm	F-2
Balance Sheet as of December 31, 2020 (As Restated)	F-3
Statement of Operations for the period from July 30, 2020 (INCEPTION) through December 31, 2020 (As Restated)	F-4
Statement of Changes in Stockholders’ Equity for the period from July 30, 2020 (INCEPTION) through December 31, 2020 (As Restated)	F-5
Statement of Cash Flows for the period from July 30, 2020 (INCEPTION) through December 31, 2020 (As Restated)	F-6
Notes to Financial Statements (As Restated)	F-7

Unaudited Condensed Financial Statements of Sports Entertainment Acquisition Corp.
Condensed Balance Sheets	F-26
Unaudited Condensed Statements of Operations	F-27
Unaudited Condensed Statements of Changes in Stockholders’ Equity three and nine months ended September 30, 2021	F-28
Unaudited Condensed Statement of Cash Flows nine months ended September 30, 2021	F-29
Notes to Condensed Financial Statements	F-30

Audited Financial Statements of SGHC Limited

Consolidated Financial Statements of SGHC Limited
Report of Independent Registered Public Accounting Firm	F-48
Consolidated Statements of Profit or Loss and Other Comprehensive Income for the years ended December 31, 2020 and December 31, 2019	F-49
Consolidated Statements of Financial Position as at December 31, 2020, December 31, 2019 and January 1, 2019	F-50
Consolidated Statements of Changes in Equity for the years ended December 31, 2020 and December 31, 2019	F-51
Consolidated Statements of Cash Flows for the years ended December 31, 2020 and December 31, 2019	F-52
Notes to Consolidated Financial Statements	F-53

Consolidated Financial Statements of Lanester Investments Limited
Independent Auditor’s Report	F-110
Consolidated Statements of Profit or Loss and Other Comprehensive Income for the period from January 1, 2020 through May 4, 2020 and for the year ended December 31, 2019	F-111
Consolidated Statements of Financial Position as at May 4, 2020, December 31, 2019 and January 1, 2019	F-112
Consolidated Statements of Changes in Equity for the period from January 1, 2020 through May 4, 2020 and for the year ended December 31, 2019	F-113
Consolidated Statements of Cash Flows for the period from January 1, 2020 through May 4, 2020 and for the year ended December 31, 2019	F-114
Notes to Consolidated Financial Statements	F-115

Unaudited Interim Condensed Consolidated Financial Statements
Interim Condensed Consolidated Statements of Profit or Loss and Other Comprehensive Income for the six months ended June 30, 2021 and 2020	F-148
Interim Condensed Consolidated Statements of Financial Position as at June 30, 2021 and December 31, 2020	F-149
Interim Condensed Consolidated Statements of Changes in Equity for the six months ended June 30, 2021 and 2020	F-150
Interim Condensed Consolidated Statements of Cash Flows for the six months ended June 30, 2021 and 2020	F-151
Notes to Unaudited Interim Condensed Consolidated Financial Statements	F-152

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and the Board of Directors of

Sports Entertainment Acquisition Corp.

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Sports Entertainment Acquisition Corp. (the “Company”) as of December 31, 2020, the related statements of operations, changes in stockholders’ deficit and cash flows for the period from July 30, 2020 (inception) through December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020, and the results of its operations and its cash flows for the period from July 30, 2020 (inception) through December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Restatement of Financial Statements

As discussed in Note 2 to the financial statements, the 2020 financial statements have been restated to correct certain misstatements.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, if the Company is unable to complete a business combination by October 6, 2022 then the Company will cease all operations except for the purpose of liquidating. The date for mandatory liquidation and subsequent dissolution raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as the Company’s auditor since 2020.

New York, New York

June 21, 2021, except for the effects of the restatement disclosed in Note 2, as to which the date is December 1, 2021

SPORTS ENTERTAINMENT ACQUISITION CORP.

BALANCE SHEET

DECEMBER 31, 2020

(As Restated — See Note 2)

ASSETS
Current assets
Cash	$1,087,876
Prepaid expenses	290,394

Total Current Assets	1,378,270

Cash and marketable securities held in Trust Account	450,067,699

Total Assets	$451,445,969

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Liabilities
Current liabilities
Accrued expenses	$109,103
Accrued offering costs	16,480

Total Current Liabilities	125,583

Warrant liability, at fair value	45,225,000
Deferred underwriting fee payable	15,750,000

Total Liabilities	61,100,583

Commitments and contingencies

Class A common stock subject to possible redemption, 45,000,000 shares at $10.00 per share redemption value	450,000,000

Stockholders’ Deficit
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued or outstanding	—
Class A common stock, $0.0001 par value; 200,000,000 shares authorized; (excluding 45,000,000 shares subject to possible redemption)	—
Class B common stock, $0.0001 par value; 20,000,000 shares authorized; 11,250,000 shares issued and outstanding	1,125
Additional paid-in capital	—
Accumulated deficit	(59,655,739)

Total Stockholders’ Deficit	(59,654,614)

Total Liabilities and Stockholders’ Deficit	$451,445,969

The accompanying notes are an integral part of the financial statements.

SPORTS ENTERTAINMENT ACQUISITION CORP.

STATEMENT OF OPERATIONS

FOR THE PERIOD FROM JULY 30, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020

(As Restated — See Note 2)

Formation and operational costs	$203,809

Loss from operations	(203,809)
Other income (expense):
Change in fair value of warrant liability	(15,007,134)
Transaction costs allocated to warrant liabilities	(1,152,775)
Interest earned on marketable securities held in Trust Account	67,699

Other expense, net	(16,092,210)

Net loss	$(16,296,019)

Weighted average shares outstanding of Class A common stock	24,837,662

Basic and diluted net loss per share, Class A common stock	$(0.46)

Weighted average shares outstanding of Class B common stock	10,625,000

Basic and diluted net loss per share, Class B common stock	$(0.46)

The accompanying notes are an integral part of the financial statements.

SPORTS ENTERTAINMENT ACQUISITION CORP.

STATEMENT OF CHANGES IN STOCKHOLDERS’ DEFICIT

FOR THE PERIOD FROM JULY 30, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020

(As Restated — See Note 2)

	Class B Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount
Balance – July 30, 2020 (Inception)	—	$—	$—	$—	$—
Issuance of Class B common stock to Sponsor	11,500,000	1,150	23,850	—	25,000
Cash paid in excess of Fair Value of Private Placement Warrants	—	—	1,059,424	—	1,059,424
Forfeiture of Class B common shares by Sponsor	(250,000)	(25)	25	—	—
Accretion of Class A common stock subject to redemption	—	—	(1,083,299)	(43,359,720)	(44,443,019)
Net loss	—	—	—	(16,296,019)	(16,296,019)

Balance – December 31, 2020 (As Restated)	11,250,000	$1,125	$—	$(59,655,739)	$(59,654,614)

The accompanying notes are an integral part of the financial statements.

SPORTS ENTERTAINMENT ACQUISITION CORP.

STATEMENT OF CASH FLOWS

FOR THE PERIOD FROM JULY 30, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020

(As Restated — See Note 2)

Cash Flows from Operating Activities:
Net loss	$(16,296,019)
Adjustments to reconcile net loss to net cash used in operating activities:
Change in fair value of warrant liability	15,007,134
Transaction costs allocated to warrant liabilities	1,152,775
Interest earned on marketable securities held in Trust Account	(67,699)
Changes in operating assets and liabilities:
Prepaid expenses	(290,394)
Accrued expenses	109,103

Net cash used in operating activities	(385,100)

Cash Flows from Investing Activities:
Investment of cash into Trust Account	(450,000,000)

Net cash used in investing activities	(450,000,000)

Cash Flows from Financing Activities:
Proceeds from issuance of Class B common stock to Sponsor	25,000
Proceeds from sale of Units, net of underwriting discounts paid	441,000,000
Proceeds from sale of Private Placement Warrants	11,000,000
Proceeds from promissory note – related party	125,000
Repayment of promissory note – related party	(125,000)
Payment of offering costs	(552,024)

Net cash provided by financing activities	451,472,976

Net Change in Cash	1,087,876
Cash – Beginning of period	—

Cash – End of period	$1,087,876

Non-Cash Financing Activities:
Deferred underwriting fee payable	$15,750,000

Offering costs included in accrued offering costs	$16,480

Forfeiture of Class B common shares by Sponsor	$(25)

The accompanying notes are an integral part of the financial statements.

SPORTS ENTERTAINMENT ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

(As Restated)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Sports Entertainment Acquisition Corp. (the “Company”) was incorporated in Delaware on July 30, 2020. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). The Company is not limited to a particular industry or sector for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of December 31, 2020, the Company had not commenced any operations. All activity for the period from July 30, 2020 (inception) through December 31, 2020 related to the Company’s formation and the initial public offering (“Initial Public Offering”), which is described below. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company generates non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering.

The registration statement for the Company’s Initial Public Offering was declared effective on October 1, 2020. On October 6, 2020 the Company consummated the Initial Public Offering of 40,000,000 units (the “Units” and, with respect to the shares of Class A common stock included in the Units sold, the “Public Shares”), at $10.00 per Unit, generating gross proceeds of $400,000,000 which is described in Note 4.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of an aggregate of 10,000,000 warrants (the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant in private placements to Sports Entertainment Acquisition Holdings LLC (the “Sponsor”) and an affiliate of PJT Partners LP, generating gross proceeds of $10,000,000, which is described in Note 5.

On October 15, 2020, the Company issued an additional 5,000,000 Units issued for total gross proceeds of $50,000,000, in connection with the underwriters’ partial exercise of their over-allotment option. Simultaneously with the partial closing of their over-allotment option, the Company also consummated the sale of an additional 1,000,000 Private Placement Warrants at $1.00 per Private Placement Warrant, generating total proceeds of $1,000,000.

Transaction costs amounted to $25,318,504, consisting of $9,000,000 in cash underwriting fees, $15,750,000 of deferred underwriting fees and $568,504 of other offering costs.

Following the closing of the Initial Public Offering on October 6, 2020, and the partial exercise of the over-allotment option on October 15, 2020, an amount of $450,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants was placed in a trust account (the “Trust Account”) located in the United States. The funds in the Trust Account are invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund meeting certain conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the funds held in the Trust Account, as described below.

Substantially all of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants are intended to be applied generally toward consummating a Business Combination, and the Company’s management has broad discretion to identify targets for such a potential Business Combination and

SPORTS ENTERTAINMENT ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

(As Restated)

over the specific application of the funds held in the Trust Account if and when such funds are properly released from the Trust Account. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the interest earned on the Trust Account). The Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act.

The Company will provide the holders of the outstanding Public Shares (the “Public Stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company. The Public Stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.00 per Public Share, plus any pro rata interest then in the Trust Account, net of taxes payable). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.

The Company will only proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 following any related redemptions and, if the Company seeks stockholder approval, a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by applicable law or stock exchange listing requirements and the Company does not decide to hold a stockholder vote for business or other reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by applicable law or stock exchange listing requirements, or the Company decides to obtain stockholder approval for business or other reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, the Sponsor has agreed to vote its Founder Shares (as defined in Note 5) and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination. Additionally, each Public Stockholder may elect to redeem their Public Shares without voting, and if they do vote, irrespective of whether they vote for or against the proposed transaction.

Notwithstanding the foregoing, if the Company seeks stockholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Certificate of Incorporation provides that a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the Public Shares, without the prior consent of the Company.

The Sponsor has agreed (a) to waive its redemption rights with respect to the Founder Shares and Public Shares held by it in connection with the completion of a Business Combination and (b) not to propose an amendment to the Certificate of Incorporation (i) to modify the substance or timing of the Company’s obligation to allow redemptions in connection with a Business Combination or to redeem 100% of its Public Shares if the Company does not complete a Business Combination within the Combination Period (as defined below) or

SPORTS ENTERTAINMENT ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

(As Restated)

(ii) with respect to any other provision relating to stockholders’ rights or pre-business combination activity, unless the Company provides the Public Stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.

If the Company has not completed a Business Combination by October 6, 2022, or such later date as a result of a stockholder vote to amend the Amended and Restated Certificate of Incorporation (the “Combination Period”), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to pay taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.

The Sponsor has agreed to waive its liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Sponsor acquires Public Shares in or after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).

In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.00 per Public Share or (ii) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per Public Share due to reductions in the value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except for the Company’s independent registered public accounting firm), prospective target businesses and other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

SPORTS ENTERTAINMENT ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

(As Restated)

Liquidity

As of December 31, 2020, the Company had approximately $1.1 million in its operating bank account and working capital of approximately $1.3 million.

The Company’s liquidity needs to date have been satisfied through a contribution of $25,000 from the Sponsor to cover for certain expenses in exchange for the issuance of the Founder Shares, a loan of approximately $125,000 from the Sponsor (see Note 6) which was repaid subsequent to the closing of the Initial Public offering, and the proceeds from the consummation of the Private Placement not held in the Trust Account. In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, provide the Company Working Capital Loans (see Note 6). As of December 31, 2020, there were no amounts outstanding under any Working Capital Loan.

NOTE 2 — RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS

The Company concluded it should restate its previously issued financial statements by amending Amendment No. 2 to its Annual Report on Form 10-K/A, filed with the SEC on June 22, 2021, to classify all Class A common stock subject to possible redemption in temporary equity. In accordance with the SEC and its staff’s guidance on redeemable equity instruments, ASC 480, paragraph 10-S99, redemption provisions not solely within the control of the Company require common stock subject to redemption to be classified outside of permanent equity. The Company had previously classified a portion of its Class A common stock in permanent equity, or total stockholders’ equity. Although the Company did not specify a maximum redemption threshold, its charter currently provides that, the Company will not redeem its public shares in an amount that would cause its net tangible assets to be less than $5,000,001. Previously, the Company did not consider redeemable stock classified as temporary equity as part of net tangible assets. Effective with these financial statements, the Company revised this interpretation to include temporary equity in net tangible assets. Also, in connection with the change in presentation for the Class A common stock subject to possible redemption, the Company also revised its earnings per share calculation to allocate income and losses shared pro rata between the two classes of shares. This presentation contemplates a Business Combination as the most likely outcome, in which case, both classes of shares share pro rata in the income and losses of the Company. As a result, the Company restated its previously filed financial statements to present all redeemable Class A common stock as temporary equity and to recognize accretion from the initial book value to redemption value at the time of its Initial Public Offering and in accordance with ASC 480. The Company’s previously filed financial statements that contained the error were initially reported in the Company’s Form 8-K filed with the SEC on October 13, 2020 (the “Post-IPO Balance Sheet”), and the Company’s Annual Report on 10-K for the annual period ended December 31, 2020, which were previously restated in the Company’s Amendment No. 2 to its Form 10-K as filed with the SEC on June 22, 2021, as well as the Form 10-Qs for the quarterly periods ended, March 31, 2021 and June 30, 2021 (the “Affected Periods”). These financial statements restate the Company’s previously issued audited financial statements covering the periods through December 31, 2020. The quarterly periods ended March 31, 2021 and June 30, 2021 will be restated in the Company’s Form 10-QA for the quarterly period ended September 30, 2021. This Restatement also resulted in changes to the disclosure provided in footnotes 3 and 8 of these financial statements.

SPORTS ENTERTAINMENT ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

(As Restated)

The impact of the restatement on the Company’s financial statements as of October 6, 2020 is reflected in the following table:

As of October 6, 2020	As Reported As Previously Restated in 10-K/A Amendment No. 2	Adjustment	As Restated
Total assets	$402,006,531	—	$402,006,531
Total liabilities	$41,612,180	—	$41,612,180
Class A common stock subject to possible redemption	355,394,350	44,605,650	400,000,000
Class A common stock	446	(446)	—
Class B common stock	1,150	—	1,150
Additional paid-in capital	6,028,263	(6,028,263)	—
Accumulated deficit	(1,029,858)	(38,576,941)	(39,606,799)
Total stockholders’ equity (deficit)	$5,000,001	$(44,605,650)	$(39,605,649)
Total Liabilities, Stockholders’ Equity (Deficit)	$402,006,531	$—	$402,006,531

The impact of the restatement on the audited financial statements as of December 31, 2020 is presented below:

As of December 31, 2020	As Reported As Previously Restated in 10-K/A Amendment No. 2	Adjustment	As Restated
Total assets	$451,445,969	—	$451,445,969
Total liabilities	$61,100,583	—	$61,100,583
Class A common stock subject to possible redemption	385,345,380	64,654,620	450,000,000
Class A common stock	647	(647)	—
Class B common stock	1,125	—	1,125
Additional paid-in capital	21,294,253	(21,294,253)	—
Accumulated deficit	(16,296,019)	(43,359,720)	(59,655,739)
Total stockholders’ equity (deficit)	$5,000,006	$(64,654,620)	$(59,654,614)
Total Liabilities, Stockholders’ Equity (Deficit)	$451,445,969	$—	$451,445,969

SPORTS ENTERTAINMENT ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

(As Restated)

The impact of the restatement to the previously reported as restated statement of cash flows for the period ended December 31, 2020, is presented below:

Period From July 30, 2020 (Inception) Through December 31, 2020

	As Reported As Previously Restated in 10-K/A Amendment No. 2	Adjustment	As Restated
Cash Flow from Operating Activities	$(385,100)	$—		$(385,100)
Cash Flows used in Investing Activities	$(450,000,000)	$—		$(450,000,000)
Cash Flows provided by Financing Activities	$451,472,976	$—		$451,472,976
Supplemental Disclosure of Noncash Financing Activities:
Initial classification of Class A common stock subject to possible redemption	$400,487,620	$(400,487,620)	$
Change in value of Class A common stock subject to possible redemption	$(15,142,240)	$15,142,240	$

The impact to the reported amounts of weighted average shares outstanding and basic and diluted earnings per common share is presented below for the period ended December 31, 2020:

	Earnings Per Share
	As Reported As Previously Restated in 10-K/A Amendment No. 2	Adjustment	As Restated
For the period From July 30, 2020 (Inception) Through December 31, 2020
Weighted average shares outstanding – Class A common stock	44,259,412	(19,421,750)	24,837,662
Basic and diluted (loss) per share – Class A common stock	$—	$(0.46)	$(0.46)
Weighted average shares outstanding – Class B common stock	10,682,624	(57,624)	10,625,000
Basic and diluted (loss) per share – Class B common stock	$(1.53)	$1.07	$(0.46)

Going Concern

Subsequent to the Company’s previously issued Form 10-K/A on June 22, 2021, in connection with the Company’s assessment of going concern considerations in accordance with FASB’s Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that if the Company is unable to complete a Business Combination by October 6, 2022, then the Company will cease all operations except for the purpose of liquidating. The date for mandatory liquidation and subsequent dissolution as well as the Company’s working capital deficit raise substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after October 6, 2022. The Company intends to complete a Business Combination before the mandatory liquidation date. However, there can be no assurance that the Company will be able to consummate any business combination by October 6, 2022.

SPORTS ENTERTAINMENT ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

(As Restated)

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (as Restated)

Basis of Presentation

The accompanying financial statements are presented in U.S. dollars and have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the accounting and disclosure rules and regulations of the Securities and Exchange Commission (the “SEC”).

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of financial statements in conformity with US GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. One of the more significant accounting estimates included in these financial statements is the determination of the fair value of the warrant liability. Such estimates may be subject to change as more current information becomes available and accordingly the actual results could differ significantly from those estimates.

SPORTS ENTERTAINMENT ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

(As Restated)

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2020.

Cash and Marketable Securities Held in Trust Account

The Company classifies its U.S. Treasury and equivalent securities as held-to-maturity in accordance with ASC Topic 320 “Investments—Debt and Equity Securities.” Held-to-maturity securities are those securities which the Company has the ability and intent to hold until maturity. Held-to-maturity treasury securities are recorded at amortized cost on the accompanying balance sheet and adjusted for the amortization or accretion of premiums or discounts.

Warrant Liability

The Company accounts for the Warrants in accordance with the guidance contained in ASC 815-40 under which the Warrants do not meet the criteria for equity treatment and must be recorded as liabilities. Accordingly, the Company classifies the Warrants as liabilities at their fair value and adjust the Warrants to fair value at each reporting period. This liability is subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in our statement of operations. The Private Warrants and the Public Warrants for periods where no observable traded price was available are valued using a Monte Carlo simulation. For periods subsequent to the detachment of the Public Warrants from the Units, the Public Warrant quoted market price was used as the fair value as of each relevant date.

Class A Common Stock Subject to Possible Redemption

Company accounts for its Class A common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Shares of common stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally Class A redeemable common stock (including common stock that feature redemption rights that is either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s Class A common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, Class A common stock subject to possible redemption is presented at redemption value as temporary deficit, outside of the stockholders’ equity section of the Company’s balance sheet.

The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable common stock to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable common stock are affected by charges against additional paid in capital and accumulated deficit.

SPORTS ENTERTAINMENT ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

(As Restated)

At December 31, 2020, the Class A common shares reflected in the condensed balance sheets are reconciled in the following table:

Gross proceeds	$450,000,000
Less:
Proceeds allocated to Public Warrants	(20,277,290)
Class A common shares issuance costs	(24,165,729)
Plus:
Accretion of carrying value to redemption value	44,443,019

Class A common shares subject to possible redemption	$450,000,000

Offering Costs

Offering costs consist of legal, accounting and other expenses incurred through the balance sheet date that are directly related to the Initial Public Offering. Offering costs amounting to $24,165,729 were charged to temporary equity upon the completion of the Initial Public Offering and the partial exercise of the underwriters’ over-allotment and offering costs of $1,152,775 allocated to the issuance of warrants were expensed and included in net loss.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

Net Loss per Common Share

Net income (loss) per common share is computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding during the period. The Company has not considered the effect of warrants sold in the Initial Public Offering and private placement to purchase 33,500,000 shares of Class A common stock in the calculation of diluted income per share, since the exercise of the warrants are contingent upon the occurrence of future events and the inclusion of such warrants would be anti-dilutive.

SPORTS ENTERTAINMENT ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

(As Restated)

The calculation of diluted income (loss) per share does not consider the effect of the warrants issued in connection with the (i) Initial Public Offering, and (ii) the private placement since the exercise of the warrants is contingent upon the occurrence of future events. The warrants are exercisable to purchase Class A common stock in the aggregate. As of December 31, 2020, the Company did not have any dilutive securities or other contracts that could, potentially, be exercised or converted into common stock and then share in the earnings of the Company. As a result, diluted net loss per common stock is the same as basic net loss per common stock for the periods presented.

The following table reflects the calculation of basic and diluted net income per common stock (in dollars, except share amounts):

	For The Period Ended July 30, 2020 (inception) through December 31, 2020
	Class A	Class B
Basic and diluted net loss per ordinary share
Numerator:
Allocation of net loss	$(11,413,554)	$(4,882,465)
Denominator:
Basic and diluted weighted average shares outstanding	24,837,662	10,625,000
Basic and diluted net loss per ordinary share	$(0.46)	$(0.46)

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Corporation coverage of $250,000. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying balance sheet, primarily due to their short-term nature, except for the Warrants (see Note 10).

Recent Accounting Standards

In August 2020, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40) (“ASU 2020-06”) to simplify accounting for certain financial instruments. ASU 2020-06 eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU 2020-06 amends the diluted earnings per share guidance, including the requirement to use the if-converted method for all convertible instruments. ASU 2020-06 is effective January 1, 2022 and should be applied on a full or modified retrospective basis, with early adoption permitted beginning on

SPORTS ENTERTAINMENT ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

(As Restated)

January 1, 2021. The Company is currently assessing the impact, if any, that ASU 2020-06 would have on its financial position, results of operations or cash flows.

Management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

NOTE 4. INITIAL PUBLIC OFFERING

Pursuant to the Initial Public Offering and the partial exercise by the underwriters of their over-allotment option, the Company sold 45,000,000 Units at a purchase price of $10.00 per Unit. Each Unit consists of one share of Class A common stock and one-half of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 7).

NOTE 5. PRIVATE PLACEMENT

Simultaneously, on October 6, 2020, with the closing of the Initial Public Offering and the underwriters’ partial exercise of their over-allotment option, the Sponsor and an affiliate of PJT Partners LP purchased an aggregate of 10,000,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant, for an aggregate purchase price of $10,000,000. Simultaneously with the closing of the partial exercise by the underwriters of their over-allotment option, the Sponsor and an affiliate of PJT Partners LP purchased an aggregate of 1,000,000 additional Private Placement Warrants at a price of $1.00 per Private Placement Warrant, for an aggregate purchase price of $1,000,000. Each Private Placement Warrant is exercisable to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 8). The proceeds from the sale of the Private Placement Warrants were added to the net proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Warrants held in the Trust Account will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless.

NOTE 6. RELATED PARTY TRANSACTIONS

Founder Shares

In August 2020, the Sponsor purchased 10,062,500 of the Company’s Class B common stock (the “Founder Shares”) for an aggregate purchase price of $25,000. On August 27, 2020, the Company effected a stock dividend with respect to its Class B common stock of 1,437,500 Founder Shares, resulting in 11,500,000 Class B shares issued and outstanding. On September 11, 2020, the Company effected a reverse stock split of 1,437,500 Founder Shares, resulting in the initial stockholders holding 10,062,500 Founder Shares. In September 2020, the Sponsor transferred an aggregate of 25,000 Founder Shares to each of the Company’s Directors. On October 1, 2020, the Company effected a stock dividend of 1,437,500 shares with respect to the Founder Shares, resulting in an aggregate of 11,500,000 Founder Shares issued and outstanding. All share and per-share amounts have been retroactively restated to reflect the stock transactions. The Founder Shares included an aggregate of up to 1,500,000 shares subject to forfeiture to the extent that the underwriters’ over-allotment was not exercised in full or in part, so that the number of Founder Shares would equal, on an as-converted basis, approximately 20% of the Company’s issued and outstanding common stock after the Initial Public Offering. As a result of the underwriters’ election to partially exercise their over-allotment option on October 15, 2020, a total of 1,250,000 Founder Shares are no longer subject to forfeiture and 250,000 Founder Shares were forfeited, resulting in an aggregate of 11,250,000 Founder Shares issued and outstanding.

SPORTS ENTERTAINMENT ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

(As Restated)

The Sponsor has agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earlier to occur of: (A) one year after the completion of a Business Combination and (B) subsequent to a Business Combination, (x) if the last reported sale price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the Public Stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Promissory Note — Related Party

On August 11, 2020, the Sponsor issued an unsecured promissory note to the Company (the “Promissory Note”), pursuant to which the Company could borrow up to an aggregate principal amount of $300,000. The Promissory Note was non-interest bearing and payable on the earlier of (i) March 31, 2021 and (ii) the consummation of the Initial Public Offering. The outstanding balance under the Promissory Note of $125,000 was repaid subsequent to the closing of the Initial Public Offering.

Administrative Services Agreement

The Company entered into an agreement, commencing on October 1, 2020, to pay the Sponsor up to $10,000 per month for office space, secretarial and administrative support services. Upon completion of a Business Combination or its liquidation, the Company will cease paying these monthly fees. For period from July 30, 2020 (inception) through December 31, 2020, the Company incurred $30,000 in fees for these services, of which $10,000 is included in accrued expenses as of December 31, 2020.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). Such Working Capital Loans would be evidenced by promissory notes. The notes may be repaid upon completion of a Business Combination, without interest, or, at the lender’s discretion, up to $2,000,000 of the notes may be converted upon completion of a Business Combination into warrants at a price of $1.00 per warrant. Such warrants would be identical to the Private Placement Warrants. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. As of December 31, 2020, there were no amounts outstanding under the Working Capital Loans.

NOTE 7. COMMITMENTS AND CONTINGENCIES

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

SPORTS ENTERTAINMENT ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

(As Restated)

Registration Rights

Pursuant to a registration rights agreement entered into on October 6, 2020, the holders of the Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans (and any shares of common stock issuable upon the exercise of the Private Placement Warrants or warrants issued upon conversion of the Working Capital Loans and upon conversion of the Founder Shares) will be entitled to registration rights requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to shares of Class A common stock). The holders of these securities will be entitled to make up to three demands, excluding short form registration demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to completion of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the registration rights agreement provides that the Company will not be required to effect or permit any registration or cause any registration statement to become effective until the securities covered thereby are released from their lock-up restrictions. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The underwriters are entitled to a deferred fee of $0.35 per Unit, or $15,750,000 in the aggregate. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

NOTE 8. STOCKHOLDERS’ EQUITY (as Restated)

Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At December 31, 2020, there were no shares of preferred stock issued or outstanding.

Class A Common Stock — The Company is authorized to issue 200,000,000 shares of Class A common stock with a par value of $0.0001 per share. Holders of Class A common stock are entitled to one vote for each share. At December 31, 2020, there were 45,000,000 shares of Class A common stock subject to possible redemption which were classified as temporary equity.

Class B Common Stock — The Company is authorized to issue 20,000,000 shares of Class B common stock with a par value of $0.0001 per share. Holders of Class B common stock are entitled to one vote for each share. At December 31, 2020, there were 11,250,000 shares of Class B common stock issued and outstanding.

Only holders of the Class B common stock will have the right to vote on the election of directors prior to the Business Combination. Holders of Class A common stock and holders of Class B common stock will vote together as a single class on all matters submitted to a vote of our stockholders except as otherwise required by law.

The shares of Class B common stock will automatically convert into Class A common stock at the time of a Business Combination, or earlier at the option of the holder, on a one-for-one basis, subject to adjustment. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in

SPORTS ENTERTAINMENT ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

(As Restated)

excess of the amounts issued in the Initial Public Offering and related to the closing of a Business Combination, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the then-outstanding shares of Class B common stock agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, 20% of the sum of the total number of all shares of common stock outstanding upon the completion of Initial Public Offering plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with a Business Combination (net of the number of shares of Class A common stock redeemed in connection with a Business Combination), excluding any shares or equity-linked securities issued or issuable to any seller in a Business Combination.

NOTE 9. WARRANTS

Warrants — As of December 31, 2020, there were 22,500,000 Public Warrants outstanding. Public Warrants may only be exercised for a whole number of shares. No fractional warrants will be issued upon separation of the Units and only whole warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination and (b) 12 months from the closing of the Initial Public Offering. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any shares of Class A common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act covering the issuance of the shares of Class A common stock issuable upon exercise of the warrants is then effective and a current prospectus relating to those shares of Class A common stock is available, subject to the Company satisfying its obligations with respect to registration, or a valid exemption from registration is available. No warrant will be exercisable for cash or on a cashless basis, and the Company will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of residence of the exercising holder, or an exemption from registration is available.

The Company has agreed that as soon as practicable, but in no event later than 20 business days after the closing of a Business Combination, the Company will use its commercially reasonable efforts to file, and within 60 business days following a Business Combination to have declared effective, a registration statement covering the issuance of the shares of Class A common stock issuable upon exercise of the warrants and to maintain a current prospectus relating to those shares of Class A common stock until the warrants expire or are redeemed. Notwithstanding the above, if the Class A common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, but will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Redemptions of warrants when the price of Class A common stock equals or exceeds $18.00 — Once the warrants become exercisable, the Company may redeem the Public Warrants:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

SPORTS ENTERTAINMENT ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

(As Restated)

•	upon not less than 30 days’ prior written notice of redemption, or the 30-day redemption period, to each warrant holder; and

•

if, and only if, the reported last sale price of the Company’s Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

Redemption of warrants when the price per share of Class common stock equals or exceeds $10.00 — Commencing ninety days after the warrants become exercisable, the Company may redeem the outstanding Public Warrants:

•	in whole and not in part;

•

at a price of $0.10 per warrant provided that holders will be able to exercise their warrants prior to redemption and receive that number of shares of Class A common stock determined based on the redemption date and the “fair market value” of the Company’s Class A common stock;

•	upon a minimum of 30 days’ prior written notice of redemption;

•

if, and only if, the last reported sale price of the Company’s Class A common stock equals or exceeds $10.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) on the trading day prior to the date on which the Company sends the notice of redemption to the warrant holders;

•

if, and only if, there is an effective registration statement covering the issuance of the shares of Class A common stock issuable upon exercise of the warrants and a current prospectus relating thereto is available throughout the 30-day period after the written notice of redemption is given.

If the Company calls the Public Warrants for redemption, as described above, holders of Public Warrants may exercise their Warrants on a cashless basis (but not a cash basis), as described in the warrant agreement. The exercise price and number of common stock issuable upon exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, in no event will the Company be required to net cash settle the Public Warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of Public Warrants will not receive any of such funds with respect to their Public Warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such Public Warrants. Accordingly, the Public Warrants may expire worthless.

As of December 31, 2020, there were 11,000,000 Private Placement Warrants outstanding. The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A common stock issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or saleable until 30 days after the completion of a

SPORTS ENTERTAINMENT ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

(As Restated)

Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable, except as described above, so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

NOTE 10. INCOME TAX

The Company’s net deferred tax assets are as follows:

December 31, 2020
Deferred tax asset
Net operating loss carryforward	$3,581
Organizational costs/Startup expenses	25,004

Total deferred tax asset	28,585
Valuation allowance	(28,585)

Deferred tax asset, net of allowance	$—

The income tax provision consists of the following:

December 31, 2020
Federal
Current	$—
Deferred	(28,585)

State
Current	—
Deferred	—
Change in valuation allowance	28,585

Income tax provision	$—

As of December 31, 2020, the Company had approximately $17,000 of U.S. federal net operating loss carryovers available to offset future taxable income. The Company has federal net operating loss carryforwards of approximately $17,000 which can be carried forward indefinitely.

In assessing the realization of the deferred tax assets, management considers whether it is more likely than not that some portion of all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance. For the period from July 30, 2020 (inception) through December 31, 2020, the change in the valuation allowance was $28,585.

SPORTS ENTERTAINMENT ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

(As Restated)

A reconciliation of the federal income tax rate to the Company’s effective tax rate at December 31, 2020 is as follows:

December 31, 2020
Statutory federal income tax rate	21.0%
State taxes, net of federal tax benefit	0.0%
Change in fair value of warrant liability	(19.3)%
Transaction costs -allocated to warrant liabilities	(1.50)%
Change in valuation allowance	(0.20)%

Income tax provision	0.0%

The Company files income tax returns in the U.S. federal jurisdiction in various state and local jurisdictions and is subject to examination by the various taxing authorities.

NOTE 11. FAIR VALUE MEASUREMENTS

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:

Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:

Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

At December 31, 2020, assets held in the Trust Account were comprised of $93,912 in cash and $449,973,787 in U.S. Treasury securities. During the period ended December 31, 2020, the Company did not withdraw any interest income from the Trust Account.

SPORTS ENTERTAINMENT ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

(As Restated)

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at December 31, 2020 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value. The gross holding gains and fair value of held-to-maturity securities at December 31, 2020 are as follows:

Held-To-Maturity	Level	Amortized Cost	Gross Holding Gain	Fair Value
U.S. Treasury Securities (Matured on 2/4/2021)	1	$449,973,787	$3,713	$449,977,500

The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis at December 31, 2020, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

	Level	December 31, 2020
Assets:
Marketable securities held in Trust Account	1	$449,977,500
Liabilities:
Warrant Liability – Public Warrants	1	$10,097,710
Warrant Liability – Private Placement Warrants	3	$4,909,424

The Warrants were accounted for as liabilities in accordance with ASC 815-40 and are presented within warrant liabilities in the balance sheet. The warrant liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented in the statement of operations.

The Warrants were valued using a Monte Carlo simulation model, which is considered to be a Level 3 fair value measurement. The Monte Carlo simulation model’s primary unobservable input utilized in determining the fair value of the Warrants is the expected volatility of the common stock. The expected volatility as of the Initial Public Offering date was derived from observable public warrant pricing on comparable ‘blank-check’ companies without an identified target. The subsequent measurements of the Public Warrants after the detachment of the Public Warrants from the Units are classified as Level 1 due to the use of an observable market quote in an active market. For periods subsequent to the detachment of the Public Warrants from the Units, the close price of the Public Warrant price will be used as the fair value as of each relevant date.

The following table presents the quantitative information regarding Level 3 fair value measurements of the warrant liabilities:

	At October 6, 2020 (Initial Measurement)	As of December 31, 2020
Stock price	$9.55	$10.12
Term (in years)	6.63	6.08
Volatility	16.1%	33.0%
Risk-free rate	0.52%	0.52%
Dividend yield	0.0%	0.0%

SPORTS ENTERTAINMENT ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

(As Restated)

The following table presents the changes in the fair value of Level 3 warrant liabilities:

	Private Placement	Public	Warrant Liabilities
Fair value as of July 30, 2020 (inception)	$—	$—	$—
Initial measurement on October 6, 2020 (inclusive of the over-allotment)	9,940,576	20,277,290	30,217,866
Change in fair value	4,909,424	10,097,710	15,007,134
Transfer to Level 1	—	(30,375,000)	(30,375,000)

Fair value as of December 31, 2020	$14,850,000	$—	$14,850,000

Transfers to/from Levels 1, 2 and 3 are recognized at the end of the reporting period. The estimated fair value of the Public Warrants transferred from a Level 3 measurement to a Level 1 fair value measurement during the period from July 30, 2020 (inception) through December 31, 2020 was $30,375,000.

NOTE 12. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review, other than as described below and in Note 2, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

On April 23, 2021, Sports Entertainment Acquisition Corp. (“SEAC”) entered into a Business Combination Agreement (as it may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among the Sponsor, SGHC Limited, a non-cellular company limited by shares incorporated under the laws of Guernsey (“SGHC”), Super Group (SGHC) Limited, a non-cellular company limited by shares incorporated under the laws of the Island of Guernsey (“NewCo”), Super Group (SGHC) Merger Sub, Inc. (“Merger Sub”), a Delaware corporation and a wholly owned subsidiary of NewCo.

The Business Combination Agreement provides for, among other things, the following transactions: (i) prior to the closing date, each holder of common stock of SGHC will exchange such shares in exchange for a certain number of common stock of no par value of NewCo (the “Pre-Closing Reorganization”), (ii) on the closing date, SEAC will merge with and into Merger Sub, with SEAC as the surviving company continuing as a wholly owned subsidiary of NewCo (the “Merger”), and (ii) at the effective time of the Merger, each share of Class A common stock of SEAC shall be cancelled and extinguished and shall be converted into the right to receive one ordinary share of no par value of NewCo (the “Exchange”). The Pre-Closing Reorganization, the Merger, the Exchange and the other transactions contemplated by the Business Combination Agreement are hereinafter referred to as the “Business Combination”.

SPORTS ENTERTAINMENT ACQUISITION CORP.

CONDENSED BALANCE SHEETS

	September 30, 2021	December 31, 2020
	(Unaudited)
ASSETS
Current assets
Cash	$49,561	$1,087,876
Prepaid expenses	158,486	290,394

Total Current Assets	208,047	1,378,270

Investments held in Trust Account	450,122,927	450,067,699

Total Assets	$450,330,974	$451,445,969

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities
Accrued expenses	$4,433,981	$109,103
Accrued offering costs	—	16,480
Promissory note- related party	1,000,000	—

Total Current Liabilities	5,433,981	125,583

Warrant liabilities	79,395,000	45,225,000
Deferred underwriting fee payable	15,750,000	15,750,000

Total Liabilities	100,578,981	61,100,583

Commitments and contingencies

Class A common stock subject to possible redemption, 45,000,000 shares at $10.00 per share redemption value as of September 30, 2021 and December 31, 2020	450,000,000	450,000,000

Stockholders’ Deficit
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued or outstanding	—	—
Class A common stock, $0.0001 par value; 200,000,000 shares authorized	—	—
Class B common stock, $0.0001 par value; 20,000,000 shares authorized; 11,250,000 shares issued and outstanding as of September 30, 2021 and December 31, 2020	1,125	1,125
Additional paid-in capital	—	—
Accumulated deficit	(100,249,132)	(59,655,739)

Total Stockholders’ Deficit	(100,248,007)	(59,654,614)

Total Liabilities and Stockholders’ Deficit	$450,330,974	$451,445,969

The accompanying notes are an integral part of the unaudited condensed financial statements.

SPORTS ENTERTAINMENT ACQUISITION CORP.

CONDENSED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended September 30, 2021	Nine Months Ended September 30, 2021	For the Period from July 30, 2020 (Inception) through September 30, 2020
General and administrative expenses	$1,743,664	$6,478,621	$1,000

Loss from operations	(1,743,664)	(6,478,621)	(1,000)
Other loss:
Interest earned on investments held in Trust Account	5,792	55,228	—
Change in fair value of warrant liabilities	(6,365,000)	(34,170,000)	—

Total other loss, net	(6,359,208)	(34,114,772)	—

Net loss	$(8,102,872)	$(40,593,393)	$(1,000)

Weighted average shares outstanding of Class A common stock	45,000,000	45,000,000	—

Basic and diluted loss per share, Class A common stock	$(0.14)	$(0.72)	$—

Weighted average shares outstanding of Class B common stock	11,250,000	11,250,000	11,250,000

Basic and diluted net loss per share, Class B common stock	$(0.14)	$(0.72)	$—

The accompanying notes are an integral part of the unaudited condensed financial statements.

SPORTS ENTERTAINMENT ACQUISITION CORP.

CONDENSED STATEMENTS OF CHANGES IN STOCKHOLDERS’ (DEFICIT)/EQUITY

THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2021

	Class B Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount
Balance — January 1, 2021	11,250,000	$1,125	$—	$(59,655,739)	$(59,654,614)
Net income	—	—	—	4,632,106	4,632,106

Balance — March 31, 2021 (unaudited), as restated, see Note 2	11,250,000	1,125	—	(55,023,633)	(55,022,508)
Net loss	—	—	—	(37,122,627)	(37,122,627)

Balance — June 30, 2021 (unaudited), as restated, see Note 2	11,250,000	$1,125	$—	$(92,146,260)	$(92,145,135)

Net loss	—	—	—	(8,102,872)	(8,102,872)

Balance — September 30, 2021 (unaudited)	11,250,000	$1,125	$—	$(100,249,132)	$(100,248,007)

FOR THE PERIOD FROM JULY 30, 2020 (INCEPTION) THROUGH SEPTEMBER 30, 2020

	Class B Common Stock		Additional Paid-in Capital	Retained Earnings / (Accumulated Deficit)	Total Stockholders’ Equity
	Shares	Amount
Balance — July 30, 2020 (inception)	—	$—	$—	$—	$—
Issuance of Class B common stock to Sponsor	11,500,000	1,150	23,850	—	25,000
Net loss	—	—	—	(1,000)	(1,000)

Balance — September 30, 2020 (unaudited)	11,500,000	1,150	$23,850	$(1,000)	$24,000

The accompanying notes are an integral part of the unaudited condensed financial statements.

SPORTS ENTERTAINMENT ACQUISITION CORP.

CONDENSED STATEMENTS OF CASH FLOWS

(Unaudited)

	Nine Months Ended September 30, 2021	For The Period From July 30, 2020 (Inception) Through September 30, 2020
Cash Flows from Operating Activities:
Net loss	$(40,593,393)	$(1,000)
Adjustments to reconcile net income to net cash used in operating activities:
Change in fair value of warrant liabilities	34,170,000	—
Interest earned on investments held in Trust Account	(55,228)	—
Changes in operating assets and liabilities:
Prepaid expenses	131,908	—
Accrued expenses	4,324,878	1,000

Net cash used in operating activities	(2,021,835)	—

Cash Flows from Financing Activities:
Proceeds from issuance of Class B common stock to Sponsor	—	25,000
Proceeds from promissory note — related party	1,000,000	125,000
Payment of offering costs	(16,480)	(137,195)

Net cash provided by financing activities	983,520	12,805

Net Change in Cash	(1,038,315)	12,805
Cash — Beginning of period	1,087,876	—

Cash — End of period	$49,561	$12,805

Non-Cash Investing and Financing Activities:
Offering costs included in accrued offering costs	$—	$333,966

The accompanying notes are an integral part of the unaudited condensed financial statements.

SPORTS ENTERTAINMENT ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

SEPTEMBER 30, 2021

(Unaudited)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Sports Entertainment Acquisition Corp. (the “Company”) is a blank check company incorporated in Delaware on July 30, 2020. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). The Company is not limited to a particular industry or sector for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of September 30, 2021, the Company had not commenced any operations. All activity for the period from July 30, 2020 (inception) through September 30, 2021 related to the Company’s formation, the initial public offering (“Initial Public Offering”), which is described below, identifying a target company for a Business Combination and activities pursuant to the proposed Business Combination Agreement (as defined in Note 7) (see Note 7). The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company generates non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering.

The registration statement for the Company’s Initial Public Offering was declared effective on October 1, 2020. On October 6, 2020, the Company consummated the Initial Public Offering of 40,000,000 units (the “Units” and, with respect to the shares of Class A common stock included in the Units sold, the “Public Shares”), at $10.00 per Unit, generating gross proceeds of $400,000,000 which is described in Note 4.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of an aggregate of 10,000,000 warrants (the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant in private placements to Sports Entertainment Acquisition Holdings LLC (the “Sponsor”) and an affiliate of PJT Partners LP, generating gross proceeds of $10,000,000, which is described in Note 5.

On October 15, 2020, the Company issued an additional 5,000,000 Units issued for total gross proceeds of $50,000,000, in connection with the underwriters’ partial exercise of their over-allotment option. Simultaneously with the partial closing of their over-allotment option, the Company also consummated the sale of an additional 1,000,000 Private Placement Warrants at $1.00 per Private Placement Warrant, generating total proceeds of $1,000,000.

Following the closing of the Initial Public Offering on October 6, 2020, and the partial exercise of the over-allotment option on October 15, 2020, an amount of $450,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants was placed in a trust account (the “Trust Account”) located in the United States. The funds in the Trust Account are invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund meeting certain conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the funds held in the Trust Account, as described below.

Substantially all of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants are intended to be applied generally toward consummating a Business Combination, and the Company’s management has broad discretion to identify targets for such a potential Business Combination and

SPORTS ENTERTAINMENT ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

SEPTEMBER 30, 2021

(Unaudited)

over the specific application of the funds held in the Trust Account if and when such funds are properly released from the Trust Account. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the interest earned on the Trust Account). The Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act.

The Company will provide the holders of the outstanding Public Shares (the “Public Stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company. The Public Stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially $10.00 per Public Share, plus any pro rata interest then in the Trust Account, net of taxes payable). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.

The Company will only proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 following any related redemptions and, if the Company seeks stockholder approval, a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by applicable law or stock exchange listing requirements and the Company does not decide to hold a stockholder vote for business or other reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by applicable law or stock exchange listing requirements, or the Company decides to obtain stockholder approval for business or other reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, the Sponsor has agreed to vote its Founder Shares (as defined in Note 6) and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination. Additionally, each Public Stockholder may elect to redeem their Public Shares without voting, and if they do vote, irrespective of whether they vote for or against the proposed transaction.

Notwithstanding the foregoing, if the Company seeks stockholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Certificate of Incorporation provides that a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the Public Shares, without the prior consent of the Company.

The Sponsor has agreed (a) to waive its redemption rights with respect to the Founder Shares and Public Shares held by it in connection with the completion of a Business Combination and (b) not to propose an amendment to the Certificate of Incorporation (i) to modify the substance or timing of the Company’s obligation to allow redemptions in connection with a Business Combination or to redeem 100% of its Public Shares if the Company does not complete a Business Combination within the Combination Period (as defined below) or

SPORTS ENTERTAINMENT ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

SEPTEMBER 30, 2021

(Unaudited)

(ii) with respect to any other provision relating to stockholders’ rights or pre-business combination activity, unless the Company provides the Public Stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.

If the Company has not completed a Business Combination by October 6, 2022, or such later date as a result of a stockholder vote to amend the Amended and Restated Certificate of Incorporation (the “Combination Period”), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to pay taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.

The Sponsor has agreed to waive its liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Sponsor acquires Public Shares in or after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 7) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).

In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.00 per Public Share or (ii) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per Public Share due to reductions in the value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except for the Company’s independent registered public accounting firm), prospective target businesses and other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

SPORTS ENTERTAINMENT ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

SEPTEMBER 30, 2021

(Unaudited)

Liquidity and Going Concern

As of September 30, 2021, the Company had $49,561 in its operating bank account and working capital deficit of approximately $5.3 million. In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, provide the Company Working Capital Loans (as defined below) (see Note 6). As of September 30, 2021 and December 31, 2020, there were no amounts outstanding under any Working Capital Loans.

The Company may raise additional capital through loans or additional investments from the Sponsor or its stockholders, officers, directors, or third parties. The Company’s officers and directors and the Sponsor may but are not obligated to (except as described above), loan the Company funds, from time to time, in whatever amount they deem reasonable in their sole discretion, to meet the Company’s working capital needs. Based on the foregoing, the Company believes it will have sufficient working capital and borrowing capacity from the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors to meet its needs through the earlier of the consummation of a Business Combination or at least one year from the date that the financial statements were issued.

On August 19, 2021 the Company issued a $1,000,000 Promissory Note with the Sponsor (see Note 6).

In connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standard Board’s Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” the Company has until October 6, 2022 to consummate the proposed Business Combination. If a business combination is not consummated by this date, there will be a mandatory liquidation and subsequent dissolution of the Company. Management has determined that the mandatory liquidation, should a business combination not occur, and potential subsequent dissolution, raises substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after October 6, 2022. The Company intends to complete the proposed Business Combination before the mandatory liquidation date. However, there can be no assurance that the Company will be able to consummate any business combination by October 6, 2022.

NOTE 2. RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS

In connection with the preparation of the Company’s financial statements as of September 30, 2021, the Company concluded it should revise its financial statements to classify all Public Shares in temporary equity. In accordance with the SEC and its staff’s guidance on redeemable equity instruments, ASC 480, paragraph 10-S99, redemption provisions not solely within the control of the Company require common stock subject to redemption to be classified outside of permanent equity. The Company previously determined the Class A common stock subject to possible redemption to be equal to the redemption value of $10.00 per Class A common stock while also taking into consideration a redemption cannot result in net tangible assets being less than $5,000,001. Previously, the Company did not consider redeemable shares classified as temporary equity as part of net tangible assets. Effective with these financial statements, the Company revised this interpretation to include temporary equity in net tangible assets. Accordingly, effective with this filing, the Company presents all redeemable Class A common stock as temporary equity and recognizes accretion from the initial book value to redemption value at the time of its Initial Public Offering and in accordance with ASC 480.

As a result, management has noted a reclassification adjustment related to temporary equity and permanent equity. This resulted in an adjustment to the initial carrying value of the Class A common stock subject to

SPORTS ENTERTAINMENT ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

SEPTEMBER 30, 2021

(Unaudited)

possible redemption with the offset recorded to additional paid-in capital (to the extent available), accumulated deficit and Class A common stock.

In connection with the change in presentation for the Class A common stock subject to redemption, the Company also revised its income (loss) per common share calculation to allocate net income (loss) evenly to Class A and Class B common stock. This presentation contemplates a Business Combination as the most likely outcome, in which case, both classes of common stock share pro rata in the income (loss) of the Company.

There has been no change in the Company’s total assets, liabilities or operating results.

The impact of the restatement on the Company’s financial statements is reflected in the following table.

Balance Sheet as of March 31, 2021 (Unaudited)	As Previously Reported	Adjustment	As Restated
Common stock subject to possible redemption	$389,977,490	60,022,510	450,000,000
Common Stock	$600	(600)	—
Additional paid-in capital	$16,662,190	(16,662,190)	—
Accumulated deficit	$(11,663,913)	(43,359,720)	(55,023,633)
Total Stockholders’ Equity (Deficit)	$5,000,002	(60,022,510)	(55,022,508)

Balance Sheet as of June 30, 2021 (Unaudited)	As Previously Reported	Adjustment	As Restated
Common stock subject to possible redemption	$352,854,860	97,145,140	450,000,000
Common Stock	$971	(971)	—
Additional paid-in capital	$53,784,449	(53,784,449)	—
Accumulated deficit	$(48,786,540)	(43,359,720)	(92,146,260)
Total Stockholders’ Equity (Deficit)	$5,000,005	(97,145,140)	(92,145,135)

Statement of Cash Flows for the Three Months Ended March 31, 2021 (Unaudited)	As Previously Reported	Adjustment	As Restated
Change in Class A common stock subject to possible redemption	$4,632,110	$(4,632,110)	$—

Statement of Cash Flows for the Six Months Ended June 30, 2021 (Unaudited)	As Previously Reported	Adjustment	As Restated
Change in Class A common stock subject to possible redemption	$(32,490,520)	$32,490,520	$—

Statement of Operations for the Three Months Ended March 31, 2021	As Previously Reported	Adjustment	As Restated
Basic and diluted weighted average shares outstanding, Class A common stock	45,000,000	—	45,000,000
Basic and diluted net income (loss) per share, Class A common stock	$—	$0.08	$0.08
Basic and diluted weighted average shares outstanding, Class B common stock	11,250,000	—	11,250,000
Basic and diluted net loss (income) per share, Class B common stock	$0.41	$(0.33)	$0.08

SPORTS ENTERTAINMENT ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

SEPTEMBER 30, 2021

(Unaudited)

Statement of Operations for the Three Months Ended June 30, 2021	As Previously Reported	Adjustment	As Restated
Basic and diluted weighted average shares outstanding, Class A common stock	45,000,000	—	45,000,000
Basic and diluted net income per share, Class A common stock	$—	$(0.66)	$(0.66)
Basic and diluted weighted average shares outstanding, Class B common stock	11,250,000	—	11,250,000
Basic and diluted net loss (income) per share, Class B common stock	$(3.30)	$2.64	$(0.66)

Statement of Operations for the Six Months Ended June 30, 2021	As Previously Reported	Adjustment	As Restated
Basic and diluted weighted average shares outstanding, Class A common stock	45,000,000	—	45,000,000
Basic and diluted net income per share, Class A common stock	$—	$(0.58)	$(0.58)
Basic and diluted weighted average shares outstanding, Class B common stock	11,250,000	—	11,250,000
Basic and diluted net income (loss) per share, Class B common stock	$(2.89)	$2.31	$(0.58)

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X of the “SEC”. Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.

The accompanying unaudited condensed financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2020 as filed with the SEC on November 30, 2021. The interim results for the three and nine months ended September 30, 2021 are not necessarily indicative of the results to be expected for the year ending December 31, 2021 or future periods.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in its periodic reports

SPORTS ENTERTAINMENT ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

SEPTEMBER 30, 2021

(Unaudited)

and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of condensed financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. One of the more significant accounting estimates included in these condensed financial statements is the determination of the fair value of the warrant liability. Such estimates may be subject to change as more current information becomes available and accordingly the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of September 30, 2021 and December 31, 2020.

Marketable Securities Held in Trust Account

At September 30, 2021, the assets held in the Trust Account were held in U.S. Treasury Bills and money market funds which primarily invest in U.S. Treasury Bills. All of the Company’s investments held in the Trust Account are classified as trading securities. Trading securities are presented on the balance sheet at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of investments held in Trust Account are included in interest earned on marketable securities held in Trust Account in the accompanying condensed statements of operations. The estimated fair values of investments held in Trust Account are determined using available market information.

SPORTS ENTERTAINMENT ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

SEPTEMBER 30, 2021

(Unaudited)

Warrant Liabilities

The Company accounts for the Warrants in accordance with the guidance contained in ASC 815-40 under which the Warrants do not meet the criteria for equity treatment and must be recorded as liabilities. Accordingly, the Company classifies the Warrants as liabilities at their fair value and adjust the Warrants to fair value at each reporting period. This liability is subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in our statements of operations. The Private Placement Warrants and the Public Warrants for periods where no observable traded price was available are valued using a Monte Carlo simulation. For periods subsequent to the detachment of the Public Warrants from the Units, the Public Warrant quoted market price was used as the fair value as of each relevant date.

Class A Common Stock Subject to Possible Redemption

The Company accounts for its Class A common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Class A common stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s Class A common stock feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, Class A common stock subject to possible redemption is presented at redemption value as temporary deficit, outside of the stockholders’ equity section of the Company’s balance sheet.

The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable common stock to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable common stock are affected by charges against additional paid in capital and accumulated deficit.

At September 30, 2021, the Class A common shares reflected in the condensed balance sheets are reconciled in the following table:

Gross proceeds	$450,000,000
Less:
Proceeds allocated to Public Warrants	(20,277,290)
Class A common shares issuance costs	(24,165,729)
Plus:
Accretion of carrying value to redemption value	44,443,019

Class A common shares subject to possible redemption	$450,000,000

Offering Costs

Offering costs consisted of legal, accounting and other expenses incurred through the Initial Public Offering that w directly related to the Initial Public Offering. Offering costs were allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs allocated to warrant liabilities were expensed as incurred in the statements of operations. Offering costs associated with the Class A common stock issued were charged to temporary equity.

SPORTS ENTERTAINMENT ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

SEPTEMBER 30, 2021

(Unaudited)

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. As of September 30, 2021 and December 31, 2020, the Company had deferred tax assets of $1,388,000 and $29,000, respectively, with a full valuation allowance recorded against them.

The Company’s currently taxable income primarily consists of interest income on the Trust Account. The Company’s general and administrative costs are generally considered start-up costs and are not currently deductible. During the three and nine months ended September 30, 2021, the Company recorded no income tax expense. The Company’s effective tax rate for the three and nine months ended September 30, 2021 and September 30, 2020 was zero, which differs from the expected income tax rate mainly due to the start-up costs (discussed above) which are not currently deductible and permanent differences mainly due to the change in the fair value of the warrant liabilities.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of September 30, 2021 and December 31, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

Net (Loss) per Common Share

Net (loss) per common share is computed by dividing net (loss) by the weighted average number of shares of common stock outstanding during the period. The Company has not considered the effect of warrants sold in the Initial Public Offering and private placement to purchase 33,500,000 shares of Class A common stock in the calculation of diluted income per share, since the exercise of the warrants are contingent upon the occurrence of future events and the inclusion of such warrants would be anti-dilutive.

The calculation of diluted income (loss) per share does not consider the effect of the warrants issued in connection with the (i) Initial Public Offering, and (ii) the private placement since the exercise of the warrants is contingent upon the occurrence of future events. The warrants are exercisable to purchase Class A ordinary shares in the aggregate. As of September 30, 2021 and 2020, the Company did not have any dilutive securities or other contracts that could, potentially, be exercised or converted into ordinary shares and then share in the earnings of the Company. As a result, diluted net loss per ordinary share is the same as basic net loss per common stock for the periods presented.

SPORTS ENTERTAINMENT ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

SEPTEMBER 30, 2021

(Unaudited)

The following table reflects the calculation of basic and diluted net (loss) per common share (in dollars, except share amounts):

	Three Months Ended September 30, 2021		Nine Months Ended September 30, 2021		For the Period from July 30, 2020 (Inception) Through September 30, 2020
	Class A	Class B	Class A	Class B	Class A	Class B
Basic and diluted net loss per common stock
Numerator:
Allocation of net loss, as adjusted	$(6,522,994)	$(1,630,748)	$(32,515,410)	$(8,128,853)	$—	$(1,000)
Denominator:
Basic and diluted weighted average shares outstanding	45,000,000	11,250,000	45,000,000	11,250,000	—	11,250,000

Basic and diluted net loss per common stock	$(0.14)	$(0.14)	$(0.72)	$(0.72)	$—	$—

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Corporation coverage limit of $250,000. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities which qualify as financial instruments under ASC 820, “Fair Value Measurement,” approximate the carrying amounts represented in the accompanying condensed balance sheets, primarily due to their short-term nature, except for the Warrant Liability (see Note 9).

Recent Accounting Standards

In August 2020, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40) (“ASU 2020-06”) to simplify accounting for certain financial instruments. ASU 2020-06 eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU 2020-06 amends the diluted earnings per share guidance, including the requirement to use the if-converted method for all convertible instruments. ASU 2020-06 is effective January 1, 2022 and should be applied on a full or modified retrospective basis, with early adoption permitted beginning on January 1, 2021. The Company adopted ASU 2020-06 effective January 1, 2021. The adoption of ASU 2020-06 did not have an impact on the Company’s financial statements.

SPORTS ENTERTAINMENT ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

SEPTEMBER 30, 2021

(Unaudited)

Management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s condensed financial statements.

NOTE 4. INITIAL PUBLIC OFFERING

Pursuant to the Initial Public Offering and the partial exercise by the underwriters of their over-allotment option, the Company sold 45,000,000 Units at a purchase price of $10.00 per Unit. Each Unit consists of one share of Class A common stock and one-half of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 8).

NOTE 5. PRIVATE PLACEMENT

Simultaneously, on October 6, 2020, with the closing of the Initial Public Offering and the underwriters’ partial exercise of their over-allotment option, the Sponsor and an affiliate of PJT Partners LP purchased an aggregate of 10,000,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant, for an aggregate purchase price of $10,000,000. Simultaneously with the closing of the partial exercise by the underwriters of their over-allotment option, the Sponsor and an affiliate of PJT Partners LP purchased an aggregate of 1,000,000 additional Private Placement Warrants at a price of $1.00 per Private Placement Warrant, for an aggregate purchase price of $1,000,000. Each Private Placement Warrant is exercisable to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 9). The proceeds from the sale of the Private Placement Warrants were added to the net proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Warrants held in the Trust Account will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless.

NOTE 6. RELATED PARTY TRANSACTIONS

Founder Shares

In August 2020, the Sponsor purchased 10,062,500 of the Company’s Class B common stock (the “Founder Shares”) for an aggregate purchase price of $25,000. On August 27, 2020, the Company effected a stock dividend with respect to its Class B common stock of 1,437,500 Founder Shares, resulting in 11,500,000 Class B shares issued and outstanding. On September 11, 2020, the Company effected a reverse stock split of 1,437,500 Founder Shares, resulting in the initial stockholders holding 10,062,500 Founder Shares. In September 2020, the Sponsor transferred an aggregate of 25,000 Founder Shares to each of the Company’s Directors. On October 1, 2020, the Company effected a stock dividend of 1,437,500 shares with respect to the Founder Shares, resulting in an aggregate of 11,500,000 Founder Shares issued and outstanding. All share and per-share amounts have been retroactively restated to reflect the stock transactions. The Founder Shares included an aggregate of up to 1,500,000 shares subject to forfeiture to the extent that the underwriters’ over-allotment was not exercised in full or in part, so that the number of Founder Shares would equal, on an as-converted basis, approximately 20% of the Company’s issued and outstanding common stock after the Initial Public Offering. As a result of the underwriters’ election to partially exercise their over-allotment option on October 15, 2020, a total of 1,250,000 Founder Shares are no longer subject to forfeiture and 250,000 Founder Shares were forfeited, resulting in an aggregate of 11,250,000 Founder Shares issued and outstanding.

The Sponsor has agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earlier to occur of: (A) one year after the completion of a Business Combination and (B)

SPORTS ENTERTAINMENT ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

SEPTEMBER 30, 2021

(Unaudited)

subsequent to a Business Combination, (x) if the last reported sale price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the Public Stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Administrative Services Agreement

The Company entered into an agreement, commencing on October 1, 2020, to pay the Sponsor up to $10,000 per month for office space, secretarial and administrative support services. Upon completion of a Business Combination or its liquidation, the Company will cease paying these monthly fees. For period the three and nine months ended September 30, 2021, the Company incurred and paid approximately $30,000 and $90,735, respectively, in fees for these services. For the period from July 30, 2020 (inception) through September 30, 2020, the Company did not incur any fees for these services.

Promissory Note — Related Party

On August 19, 2021, the Company issued an unsecured promissory note (the “Promissory Note”) to the Sponsor, pursuant to which the Company could borrow up to an aggregate principal amount of $2,000,000. The Promissory Note is non-interest bearing and payable on the consummation of the merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. The amount outstanding under the Promissory Note as of September 30, 2021 is $1,000,000.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). Such Working Capital Loans would be evidenced by promissory notes. The notes may be repaid upon completion of a Business Combination, without interest, or, at the lender’s discretion, up to $2,000,000 of the notes may be converted upon completion of a Business Combination into warrants at a price of $1.00 per warrant. Such warrants would be identical to the Private Placement Warrants. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. As of September 30, 2021 and December 31, 2020, there no amounts outstanding under the Working Capital Loans, respectively.

NOTE 7. COMMITMENTS AND CONTINGENCIES

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

SPORTS ENTERTAINMENT ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

SEPTEMBER 30, 2021

(Unaudited)

Registration Rights

Pursuant to a registration rights agreement entered into on October 6, 2020, the holders of the Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans (and any shares of common stock issuable upon the exercise of the Private Placement Warrants or warrants issued upon conversion of the Working Capital Loans and upon conversion of the Founder Shares) will be entitled to registration rights requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to shares of Class A common stock). The holders of these securities will be entitled to make up to three demands, excluding short form registration demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to completion of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the registration rights agreement provides that the Company will not be required to effect or permit any registration or cause any registration statement to become effective until the securities covered thereby are released from their lock-up restrictions. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Business Combination Agreement

On April 23, 2021, the Company, entered into a Business Combination Agreement (the “Business Combination Agreement”) with SGHC Limited, a non-cellular company limited by shares incorporated under the laws of the Island of Guernsey (“SGHC Limited”), Super Group (SGHC) Limited, a non-cellular company limited by shares incorporated under the laws of the Island of Guernsey (“NewCo”), Super Group (SGHC) Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of NewCo (“Merger Sub” and, together with NewCo, SGHC Limited and SGHC Limited’s direct and indirect subsidiaries, the “Target Companies”), and the Sponsor.

Pursuant to the Business Combination Agreement, subject to the terms and conditions therein, prior to the closing of the Business Combination (the “Closing”), SGHC Limited will undergo a pre-closing reorganization (the “Reorganization”) wherein all existing shares of SGHC Limited will be exchanged for newly issued common stock of NewCo (“NewCo Common Shares”). Following the Reorganization, the shareholders of SGHC Limited (the “Pre-Closing Holders”) will hold that number of NewCo Common Shares equal to the quotient obtained by dividing (i) 4,750,000,000, plus the amount by which the cash and cash equivalent balance of the Target Companies exceeds $300,000,000 (but in no event in excess of $4,850,000,000), less the amount by which the cash and cash equivalent balance of the Target Companies is less than $300,000,000, by (ii) $10.00 (the “Aggregate Stock Consideration Shares”).

In addition, the Pre-Closing Holders will be entitled to a right to receive additional contingent consideration based on the number of shares held after taking into account those shares sold pursuant to Repurchase Agreements in the form of three potential earn-out payments.

The Business Combination Agreement contains customary representations, warranties and covenants by the parties thereto and the Closing is subject to certain conditions as further described in the Business Combination Agreement.

SPORTS ENTERTAINMENT ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

SEPTEMBER 30, 2021

(Unaudited)

Underwriting Agreement

The underwriters are entitled to a deferred fee of $0.35 per Unit, or $15,750,000 in the aggregate. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

NOTE 8. STOCKHOLDERS’ EQUITY

Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of September 30, 2021 and December 31, 2020, there were no shares of preferred stock issued or outstanding.

Class A Common Stock — The Company is authorized to issue 200,000,000 shares of Class A common stock with a par value of $0.0001 per share. Holders of Class A common stock are entitled to one vote for each share. At September 30, 2021 and December 31, 2020, there were 45,000,000 Class A common shares issued and outstanding, including 45,000,000 Class A common shares subject to possible redemption which are presented as temporary equity.

Class B Common Stock — The Company is authorized to issue 20,000,000 shares of Class B common stock with a par value of $0.0001 per share. Holders of Class B common stock are entitled to one vote for each share. As of September 30, 2021 and December 31, 2020, there were 11,250,000 shares of Class B common stock issued and outstanding.

Only holders of the Class B common stock will have the right to vote on the election of directors prior to the Business Combination. Holders of Class A common stock and holders of Class B common stock will vote together as a single class on all matters submitted to a vote of our shareholders except as otherwise required by law.

The shares of Class B common stock will automatically convert into Class A common stock at the time of a Business Combination, or earlier at the option of the holder, on a one-for-one basis, subject to adjustment. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts issued in the Initial Public Offering and related to the closing of a Business Combination, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the then-outstanding shares of Class B common stock agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, 20% of the sum of the total number of all shares of common stock outstanding upon the completion of Initial Public Offering plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with a Business Combination (net of the number of shares of Class A common stock redeemed in connection with a Business Combination), excluding any shares or equity-linked securities issued or issuable to any seller in a Business Combination.

NOTE 9. WARRANT LIABILITIES

As of September 30, 2021 there were 22,500,000 Public Warrants and 11,000,000 Private Placement Warrants outstanding. Public Warrants may only be exercised for a whole number of shares. No fractional

SPORTS ENTERTAINMENT ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

SEPTEMBER 30, 2021

(Unaudited)

warrants will be issued upon separation of the Units and only whole warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination and (b) 12 months from the closing of the Initial Public Offering. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any shares of Class A common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act covering the issuance of the shares of Class A common stock issuable upon exercise of the warrants is then effective and a current prospectus relating to those shares of Class A common stock is available, subject to the Company satisfying its obligations with respect to registration, or a valid exemption from registration is available. No warrant will be exercisable for cash or on a cashless basis, and the Company will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of residence of the exercising holder, or an exemption from registration is available.

The Company has agreed that as soon as practicable, but in no event later than 20 business days after the closing of a Business Combination, the Company will use its commercially reasonable efforts to file, and within 60 business days following a Business Combination to have declared effective, a registration statement covering the issuance of the shares of Class A common stock issuable upon exercise of the warrants and to maintain a current prospectus relating to those shares of Class A common stock until the warrants expire or are redeemed. Notwithstanding the above, if the Class A common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, but will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Redemptions of warrants when the price of Class A common stock equals or exceeds $18.00 — Once the warrants become exercisable, the Company may redeem the Public Warrants:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon not less than 30 days’ prior written notice of redemption, or the 30-day redemption period, to each warrant holder; and

•

if, and only if, the reported last sale price of the Company’s Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

SPORTS ENTERTAINMENT ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

SEPTEMBER 30, 2021

(Unaudited)

Redemption of warrants when the price per share of Class common stock equals or exceeds $10.00 — Commencing ninety days after the warrants become exercisable, the Company may redeem the outstanding Public Warrants:

•	in whole and not in part;

•

at a price of $0.10 per warrant provided that holders will be able to exercise their warrants prior to redemption and receive that number of shares of Class A common stock determined based on the redemption date and the “fair market value” of the Company’s Class A common stock;

•	upon a minimum of 30 days’ prior written notice of redemption;

•

if, and only if, the last reported sale price of the Company’s Class A common stock equals or exceeds $10.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) on the trading day prior to the date on which the Company sends the notice of redemption to the warrant holders;

•

if, and only if, there is an effective registration statement covering the issuance of the shares of Class A common stock issuable upon exercise of the warrants and a current prospectus relating thereto is available throughout the 30-day period after the written notice of redemption is given.

If the Company calls the Public Warrants for redemption, as described above, holders of Public Warrants may exercise their Warrants on a cashless basis (but not a cash basis), as described in the warrant agreement. The exercise price and number of common stock issuable upon exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, in no event will the Company be required to net cash settle the Public Warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of Public Warrants will not receive any of such funds with respect to their Public Warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such Public Warrants. Accordingly, the Public Warrants may expire worthless.

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A common stock issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or saleable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable, except as described above, so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

NOTE 10. FAIR VALUE MEASUREMENTS

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair

SPORTS ENTERTAINMENT ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

SEPTEMBER 30, 2021

(Unaudited)

value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1: Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2: Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3: Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

At September 30, 2021, assets held in the Trust Account were comprised of $450,122,927 in a Money Market Fund primarily in U.S. Treasury securities. At December 31, 2020, assets held in the Trust Account were comprised of $93,912 in cash and $449,973,787 in U.S. Treasury securities. Through September 30, 2021, the Company did not withdraw any interest income from the Trust Account.

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at September 30, 2021 and December 31, 2020. The gross holding gains and fair value of held-to-maturity securities at September 30, 2021 and December 31, 2020 are as follows:

	Held-To-Maturity	Amortized Cost	Gross Holding Gain	Fair Value
December 31, 2020	U.S. Treasury Securities (Matured on 2/4/2021)	$449,973,787	$3,713	$449,977,500

The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis at September 30, 2021 and December 31, 2020, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Level	September 30, 2021	December 31, 2020
Assets:
Money Market Fund	1	$450,122,927	N/A

Liabilities:
Warrant Liability — Public Warrants	1	$53,325,000	$30,375,000
Warrant Liability — Private Placement Warrants	3	$26,070,000	$14,850,000

The Warrants were accounted for as liabilities in accordance with ASC 815-40. The warrant liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented in the condensed statements of operations.

The Private Placement Warrants were valued using a Monte Carlo simulation model, which is considered to be a Level 3 fair value measurement. The Monte Carlo simulation model’s primary unobservable input utilized in determining the fair value of the Warrants is the expected volatility of the common stock. The subsequent

SPORTS ENTERTAINMENT ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

SEPTEMBER 30, 2021

(Unaudited)

measurements of the Public Warrants after the detachment of the Public Warrants from the Units are classified as Level 1 due to the use of an observable market quote in an active market. For periods subsequent to the detachment of the Public Warrants from the Units, the close price of the Public Warrant price will be used as the fair value as of each relevant date.

The following table presents the quantitative information regarding Level 3 fair value measurements of the warrant liabilities:

	September 30, 2021	December 31, 2020
Stock price	$10.02	$10.12
Term (in years)	5.37	6.08
Volatility	32.3%	33.0%
Risk-free rate	1.043%	0.52%
Dividend yield	0.0%	0.0%

The following table presents the changes in the fair value of Level 3 warrant liabilities:

Private Placement
Fair value as of January 1, 2021	$14,850,000
Change in fair value	11,220,000

Fair value as of September 30, 2021	$26,070,000

Transfers to/from Levels 1, 2 and 3 are recognized at the end of the reporting period. There were no transfers in or out of Level 3 from other levels in the fair value hierarchy during the three and nine months ended September 30, 2021.

NOTE 11. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the condensed financial statements were issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the condensed financial statements.

Report of Independent Registered Public Accounting Firm

Shareholders and Board of Directors

SGHC Limited

St Peter Port, Guernsey

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated statements of financial position of SGHC Limited (the “Company”) as of December 31, 2020, 2019 and January 1, 2019, the related consolidated statements of profit or loss and other comprehensive income, changes in equity, and cash flows for each of the two years in the period ended December 31, 2020, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2020, 2019 and January 1, 2019, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2020, in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.

Our audit included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ BDO LLP

BDO LLP

We have served as the Company’s auditor since 2013.

London, United Kingdom

September 9, 2021

SGHC Limited

Consolidated Statements of Profit or Loss and Other Comprehensive Income

for the years ended December 31, 2020 and December 31, 2019

	Note	2020 € ‘000s	2019 € ‘000s
Revenue	5	908,019	476,040
Direct and marketing expenses	5, 6	(612,689)	(430,984)
General and administrative expenses	5, 6	(114,538)	(69,967)
Depreciation and amortization expense	6	(55,407)	(30,460)

Profit/(loss) from operations	6	125,385	(55,371)
Finance income		257	158
Finance expense	8	(10,991)	(7,735)
Gain on bargain purchase	4	34,995	45,331

Profit/(loss) before taxation		149,646	(17,617)
Income tax expense	9	(429)	(333)

Profit/(loss) for the year		149,217	(17,950)
Other comprehensive (loss)/income
Items that may be reclassified subsequently to profit or loss
Foreign currency translation adjustment		(388)	1,046

Other comprehensive (loss)/ income for the year		(388)	1,046

Total comprehensive income/(loss) for the year		148,829	(16,904)

Weighted average shares outstanding, basic and diluted	10	54,415,374	53,863,810
Net profit/(loss) per share, basic and diluted	10	2.74	(0.33)

The accompanying notes are an integral part of these consolidated financial statements.

SGHC Limited

Consolidated Statements of Financial Position

as at December 31, 2020, December 31, 2019 and January 1, 2019

		December 31,	December 31,	January 1,
	Note	2020	2019	2019
		€ ‘000s	€ ‘000s	€ ‘000s
ASSETS
Non-current assets
Intangible assets	11	198,794	152,495	49,840
Goodwill	11	18,843	18,830	18,750
Property, plant and equipment	13	4,643	4,435	2,610
Right-of-use assets	18	8,956	9,844	11,456
Deferred tax assets	9	13,734	3,522	239
Regulatory deposits	17	2,901	2,949	2,710
Loans receivable	17	39,804	1,132	20,049

		287,675	193,207	105,654
Current assets
Restricted cash	17	12,093	14,324	11,886
Trade and other receivables	14	108,845	59,375	43,628
Loans receivable		—	—	4,800
Income tax receivables		3,999	1,664	—
Cash and cash equivalents	17	138,540	74,365	26,679

		263,477	149,728	86,993

TOTAL ASSETS		551,152	342,935	192,647

LIABILITIES
Non-current liabilities
Lease liabilities	18	6,754	8,068	9,808
Deferred tax liability	9	9,211	5,146	—
Interest-bearing loans and borrowings	17	27,001	7,220	—

		42,966	20,434	9,808
Current liabilities
Lease liabilities	18	2,318	1,825	1,649
Deferred consideration	4	2,089	42,516	—
Interest-bearing loans and borrowings	17	183,722	167,629	146,793
Trade and other payables	15	143,309	98,321	61,978
Customer liabilities	17	43,709	33,213	20,597
Provisions	21	45,766	47,062	8,663
Income tax payables		16,399	6,111	431

		437,312	396,677	240,111

TOTAL LIABILITIES		480,278	417,111	249,919

EQUITY
Issued capital	16.1	61,222	55,001	55,001
Foreign exchange reserve	16.2	(1,278)	(890)	(1,936)
Retained profit/(accumulated deficit)		10,930	(128,287)	(110,337)

EQUITY/(DEFICIT)		70,874	(74,176)	(57,272)

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY		551,152	342,935	192,647

The accompanying notes are an integral part of these consolidated financial statements.

SGHC Limited

Consolidated Statements of Changes in Equity

for the years ended December 31, 2020 and December 31, 2019

		Issued capital	Foreign exchange reserve	Retained profit/ (accumulated deficit)	Total equity/(deficit)
	Note	€ ‘000s	€ ‘000s	€ ‘000s	€ ‘000s
Equity as at January 1, 2019		55,001	(1,936)	(110,337)	(57,272)
Loss for the year		—	—	(17,950)	(17,950)
Other comprehensive income for the year		—	1,046	—	1,046

Total comprehensive income		—	1,046	(17,950)	(16,904)

Equity as at December 31, 2019		55,001	(890)	(128,287)	(74,176)
Profit for the year		—	—	149,217	149,217
Other comprehensive loss for the year		—	(388)	—	(388)

Total comprehensive income		—	(388)	149,217	148,829
Dividends paid	20	—	—	(10,000)	(10,000)
Issue of share capital	16.1	6,221	—	—	6,221

Total transactions with owners		6,221	—	(10,000)	(3,779)

Equity as at December 31, 2020		61,222	(1,278)	10,930	70,874

The accompanying notes are an integral part of these consolidated financial statements.

SGHC Limited

Consolidated Statements of Cash Flows

for the years ended December 31, 2020 and December 31, 2019

		2020	2019
	Note	€ ‘000s	€ ‘000s
Cash flows generated from operating activities
Profit/(loss) for the year		149,217	(17,950)
Add back:
Income tax expense	9	429	333
Loss on disposal of assets		88	203
Depreciation of property, plant and equipment	13	2,206	1,358
Gain on bargain purchase		(34,995)	(45,331)
Amortization of intangible assets	11	51,191	27,399
Amortization of right-of-use assets	18	2,010	1,703
Increase in provisions		5,200	17,519
Finance income		(257)	(158)
Finance expense		10,991	7,735
Unrealized foreign currency gain		(2,036)	(130)
Changes in working capital:
Increase in trade and other receivables	14	(30,940)	(204)
Increase in trade and other payables	15	8,679	15,215
Increase/(decrease) in customer liabilities		5,304	(932)
Change in restricted cash	17	2,814	(2,238)
Decrease in provisions	21	(13,666)	(340)

Cash generated from operating activities		156,235	4,182
Corporation tax paid		(4,910)	(591)

Net cash flows generated from operating activities		151,325	3,591

Cash flows generated from investing activities
Cash received in interest		257	158
Acquisition of intangible assets	11	(10,142)	(50)
Acquisition of property, plant and equipment	13	(1,973)	(3,349)
Acquisition of businesses, cash acquired net of cash paid	4	29,835	37,155
Issuance of loans receivable	17	(23,863)	—
Receipt from loans receivables	16	—	15,742
Proceeds from/(cash used) in regulatory deposits		48	(19)

Net cash flows (used in)/generated from investing activities		(5,838)	49,637
Cash flows generated from financing activities
Shares issued	16.1	6,221	—
Proceeds from interest-bearing loans and borrowings	17	7,142	14,610
Repayment of interest-bearing loans and borrowings	17	(15,779)	—
Repayment of lease liabilities - interest	17	(707)	(484)
Repayment of lease liabilities - principal	17	(1,938)	(1,731)
Cash paid for deferred consideration	4	(66,027)	(20,284)
Dividends	20	(10,000)	—

Net cash flows used in financing activities		(81,088)	(7,889)

Increase in cash and cash equivalents		64,399	45,339
Cash and cash equivalents at beginning of the year		74,365	26,679
Effects of exchange rate fluctuations on cash held		(224)	2,347

Cash and cash equivalents at end of the year		138,540	74,365

The accompanying notes are an integral part of these consolidated financial statements.

SGHC Limited

Notes to Consolidated Financial Statements

1	General information and basis of preparation

General information

SGHC Limited (‘SGHC’ or the ‘Company’) is a holding company primarily engaged, through its operating subsidiaries, in the business of online sports betting and casino games. The direct subsidiaries of the Company are Fengari Holdings Limited (‘Fengari’), Pelion Holdings Limited (‘Pelion’) and Pindus Holdings Limited (‘Pindus’).

The Company is a limited company incorporated under the Companies (Guernsey) Law, 2008 (the ‘Companies Law’) on July 06, 2020. The registered office is located at Kingsway House, Havilland Street, St Peter Port, Guernsey.

SGHC and its subsidiaries (together ‘the Group’) operate a number of interactive gaming services under licenses granted by gaming authorities in various countries. SGHC is the ultimate holding company of the SGHC Group. These interactive gaming services consist mainly of casino games of chance and sports betting. The Group is focused on the delivery of a converged interactive gaming experience allowing its customers to interact with its games under several brands on a variety of platforms. The Group also licenses the Betway brand to companies external to the Group.

The consolidated financial statements of the Group for the year ended December 31, 2020 were authorized for issue in accordance with a resolution of the Board of Directors on September 9, 2021.

Corporate Reorganization

The Company was incorporated in July 2020, with the designed purpose of becoming the ultimate parent company of Pindus, Fengari and Pelion, through a reorganization of entities with common ownership (the ‘Reorganization’), but not under common control. The Reorganization culminated on October 7, 2020 with SGHC acquiring the share capital of Pindus, Fengari and Pelion in a share-for-share exchange.

Pindus, Fengari and Pelion, historically had a high degree of common ownership in which multiple shareholders had similar, but not identical, ownership interests in each of the entities. As part of the restructuring of the three entities, in the period from July 2019 to April 2020, shareholdings in each of the three separate entities were made consistent through the issuance of shares or the repurchase of shares for cash to the relevant shareholders (the ‘Reorganization Transactions’). As of April 2020, shareholdings in each of the three entities were identical. When the Company was formed in July 2020, its shareholders were also consistent with each of the three existing entities. Therefore, immediately prior to the Reorganization Transactions, the shareholder ownership percentages of the Company, Pindus, Fengari and Pelion were identical, and immediately after the Reorganization Transactions, the shareholdings held in the Company by each individual shareholder were also identical.

The key dates in the Reorganization Transactions can be summarized as follows:

•	May 2018 - Pindus is incorporated.

•	July 2019 - Fengari is incorporated.

•	March 2020 - shares are issued to minority shareholders in Pindus and Fengari to fully align the shareholders and shareholding percentages.

•	April 2020 - Pelion is incorporated with shareholders and shareholding identical to that of Pindus and Fengari.

SGHC Limited

Notes to Consolidated Financial Statements (continued)

1	General information and basis of preparation (continued)

•

July 2020 - SGHC is incorporated and issues 13,638,493 shares of no par common stock, the shareholders and shareholding percentages of SGHC are identical to those of Pindus, Fengari and Pelion at that time.

•	October 2020 - SGHC is the legal acquirer of Pindus, Fengari and Pelion in a share-for-share exchange.

The Company performed an assessment and determined Pindus to be the predecessor entity to the Company. Further, the Company determined the culmination of the Reorganization on October 7, 2020 did not have economic substance. As such, in preparing the Company’s consolidated financial statements, the Company accounted for the Reorganization Transactions in a manner similar to a transaction between entities under common control combining Fengari and Pelion from the respective dates at which those two entities had a high degree of common ownership consistent with that of the Company using the ‘pooling of interests method’ of accounting. As such, Fengari and Pelion are included in the Group financial statements from their dates of incorporation in July 2019 and April 2020, respectively.

In the Fengari, Pelion and SGHC share-for-share exchanges described above, shares were issued to existing shareholders for no consideration. Therefore, the number of shares outstanding was increased without an increase in resources. Therefore, the number of shares outstanding before each of the exchanges has been adjusted for the change in shares as if the issuance had occurred at the beginning of the earliest period presented. All share and per share information presented herein has been retrospectively adjusted to give effect to the culmination of the reorganization and the issuance of shares on incorporation of SGHC on January 1, 2019.

Basis of preparation

These consolidated financial statements have been prepared in conformity with International Financial Reporting Standards (‘IFRS’) as issued by the International Accounting Standards Board (‘IASB’).

The accounting principles set out below, unless stated otherwise, have been applied consistently for all periods presented in the consolidated financial statements.

SGHC’s fiscal year ends December 31. All intercompany transactions are eliminated during the preparation of the consolidated financial statements.

These financial statements are presented in Euros being the currency of the primary economic environment in which the Company operates. Foreign operations are included in accordance with the policies set out in note 2.10.

The consolidated financial statements have been prepared on a historical cost basis, unless otherwise stated. All amounts presented are rounded to the nearest thousand except when otherwise indicated. Due to rounding, differences may arise when individual amounts or percentages are added together.

IFRS 1 (‘First Time Adoption of IFRS’)

The Group has applied IFRS for the first time for the year ended December 31, 2020 with a transition date of January 1, 2019. The following paragraphs contain details of the Group’s transition to IFRS and the application of IFRS 1 ‘First Time Adoption of IFRS’.

As at January 1, 2019 Pindus was the indirect parent of Betway Group Limited (‘Betway’) through its direct ownership of Betway’s parent, Kavachi Holdings Limited. Pindus (and Kavachi) have not previously

SGHC Limited

Notes to Consolidated Financial Statements (continued)

1	General information and basis of preparation (continued)

prepared financial statements, therefore no transition reconciliations from previous GAAP are shown. Betway has previously prepared consolidated financial statements in accordance with IFRS for the year ended December 31, 2019.

The Company (the parent entity) became a first-time adopter later than its subsidiary included in its consolidated financial statements. Under these circumstances, IFRS 1 requires that the parent entity shall measure its assets and liabilities of the subsidiary on the date of transition at the same carrying amounts as in the IFRS financial statements of the subsidiary, after adjusting for consolidation and equity accounting adjustments, and for the effects of the business combination in which the entity acquired the subsidiary.

Therefore, the Group measured the assets and liabilities of Betway and its subsidiaries at the same carrying amounts used in its previously prepared IFRS consolidated financial statements, eliminating any consolidation adjustments. The remainder of the assets and liabilities in the Pindus group as at the transition date, are shown at the book values required by IFRS in its individual financial statements, after eliminating any consolidation adjustments.

2	Accounting policies

The following principal accounting policies have been used consistently in the preparation of these consolidated financial statements.

2.1	Going concern

The accompanying consolidated financial statements of the Company have been prepared assuming the Company will continue as a going concern. The going concern basis of presentation assumes that the Company will continue in operation for at least a period of one year after the date these financial statements are issued, and contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.

The coronavirus pandemic (‘COVID-19’) continues to create disruptions to the global economic conditions, financial markets, businesses and the lives of individuals throughout the world. Although many governments still have various levels of measures in place, including quarantines, travel bans, shelter-in-place orders, closures of businesses and schools, fiscal stimuli, and legislation designed to deliver monetary aid and other relief for businesses and individuals impacted by the pandemic, many key markets are seeing a gradual return to normality as effective vaccination plans are being rolled out.

Management is monitoring the potential continuing impacts of COVID-19 on the Group’s operations and have not identified any major operational challenges through the date of issuance of these consolidated financial statements. The Group has not experienced significant negative impacts to its liquidity to date. The Group has assessed the extent to which COVID-19 impacts events after the reporting date and have not identified additional items to disclose as a result. Currently, significant uncertainties exist concerning the magnitude of the impact and duration of the COVID-19 pandemic. As part of the preparation of these consolidated financial statements, management has considered the impact of COVID-19 on the accounting policies and judgments and estimates.

The Group has experienced past net losses over the years as its business continues to develop. The Group has recognized net profit after tax of € 149.2 million for the year ended December 31, 2020 (2019: net loss after tax 2019 of € 18.0 million) and recognized cash flows from operations for the year ended

SGHC Limited

Notes to Consolidated Financial Statements (continued)

2	Accounting policies (continued)

2.1	Going concern (continued)

December 31, 2020 of € 151.3 million (2019: € 3.6 million). As of December 31, 2020 current liabilities exceeded current assets by € 173.8 million (2019: € 246.9 million).

After having reviewed in detail the current trading position, forecasts and prospects of the Group, and the terms of trade in operation with customers and suppliers, management is satisfied that the Group has sufficient resources available to continue in operational existence for the foreseeable future. Management have prepared cash flow forecasts that model the impact of a variety of scenarios and that under each scenario the Group has the ability to manage its committed expenditure to ensure that it has sufficient working capital to continue to meet its obligations as they fall due. Based on these factors, management has a reasonable expectation that the Group has and will have adequate resources to continue in operational existence for a period of at least 12 months from September 9, 2020 and therefore have prepared the Consolidated Financial Statements on a going concern basis.

Furthermore, management has disclosed any events occurring after the Consolidated Statement of Financial Position date which may affect the going concern of the Group in note 25 of the financial statements.

2.2	Recent accounting pronouncements

Standards issued not yet applied

The following IFRSs have been issued but have not been applied in these financial statements. Their adoption is not expected to have a material effect on the Group’s consolidated financial statements.

•	Amendments to IFRS 9, IAS 39 and IFRS 7, IFRS 4 and IFRS 16: Interest Rate Benchmark Reform - Phase 2 (effective date January 1, 2021);

•	Amendments to IAS 37: Onerous contracts - Cost of Fulfilling a Contract (effective date January 1, 2022);

•	Amendments to IAS 16: Property, Plant and Equipment: Proceeds before Intended Use (effective date January 1, 2022);

•	Amendments to IFRS 1, IFRS 9 and IAS 41: Annual Improvements to IFRS Standards 2018 - 2020 (effective date January 1, 2022);

•	Amendments to IFRS 3: Reference to the Conceptual Framework (effective date January 1, 2022);

•	Amendments to IAS 1: Classification of Liabilities as Current or Non-current (effective date January 1, 2023);

•	IFRS 17 Insurance Contracts (effective date January 1, 2023); and

•	Amendments to IFRS 10 and IAS 28: Sale or Contribution of Assets between an Investor and its Associate or Joint Venture (effective date to be confirmed).

2.3	Basis of Consolidation

A subsidiary is an entity controlled by the Group. The Group controls an entity when it has power over the entity, it is exposed to, or has rights to, variable returns from its involvement with the entity and has the ability to affect those returns through its power over the entity. The Group’s consolidated financial statements include the accounts of the Company and its subsidiary undertakings.

SGHC Limited

Notes to Consolidated Financial Statements (continued)

2	Accounting policies (continued)

2.3	Basis of Consolidation (continued)

The Group re-assesses whether or not it controls an investee if facts and circumstances indicate that there are changes to one or more of the three elements of control. Consolidation of a subsidiary begins when the Group obtains control over the subsidiary and ceases when the Group loses control of the subsidiary. Assets, liabilities, income and expenses of a subsidiary acquired or disposed of during the year are included in the consolidated financial statements from the date the Group obtains control until the date the Group ceases to control the subsidiary.

When necessary, adjustments are made to the financial statements of subsidiaries to bring their accounting policies in line with the Group’s accounting policies.

A change in the ownership interest of a subsidiary, without loss of control, is accounted for as an equity transaction.

If the Group loses control over a subsidiary, it derecognizes the related assets (including goodwill), liabilities, non-controlling interest and other components of equity, while any residual gain or loss is recognized in profit or loss. Any investment retained is recognized at fair value.

2.4	Revenue recognition

The Group generates revenue through income earned from online gaming activities, comprising online casino games and sports betting, as well as brand licensing agreements. All revenue is recognized net of the fair value of customer incentives and value-added tax (‘VAT’) and goods and services tax (‘GST’) in countries where they are applicable.

Online casino and sports betting

Revenues generated from online casino games and sports betting are classified as derivative financial instruments accounted for in accordance with IFRS 9, ‘Financial Instruments’. These derivatives are initially recognized at fair value, representing the amount staked by the customer adjusted for any customer incentives. They are subsequently remeasured when the outcome and the transaction price is known and the amount payable is confirmed, at which point the movement is recorded as a gain or loss in the Consolidated Statement of Profit or Loss and Other Comprehensive Income. As such gains and losses arise from similar transactions, they are offset within net revenue.

The Group recognizes revenue transactions at the fair value of the consideration received or receivable at the point the transactions are settled. Any open positions at period end are fair valued with the resulting gain or loss recorded in the Statement of Profit or Loss and Other Comprehensive Income. Customer liabilities related to these timing differences are accounted for as derivative financial instruments, further discussed in note 17.

Sports betting and online casino revenue represents the net house win adjusted for the fair market value of gains and losses on open betting positions and certain customer incentives.

Brand licensing agreements

Revenue also includes brand licensing revenues generated by the provision of the Betway brand to other online gambling companies, which is accounted for in accordance with IFRS 15, ‘Revenue from Contracts with Customers,’ by applying the five step model.

SGHC Limited

Notes to Consolidated Financial Statements (continued)

2	Accounting policies (continued)

2.4	Revenue recognition (continued)

Brand licensing agreements (continued)

The transaction price for brand licensing contracts are composed of monthly licensing fees, monthly brand exploitation fees, and sports and e-sports contributions. Sports and e-sports contributions are variable elements which are calculated as a percentage of SGHC’s yearly global expenditure on sponsorship agreements. While the amount of these expenditure will fluctuate from year-to-year it is within the Group’s control and is considered to be predictable. The variable portion of consideration is only included in the transaction price to the extent that it is highly probable that a significant reversal in the amount of cumulative revenue recognized will not occur when the uncertainty associated with the variable consideration is subsequently resolved.

Brand licensing agreements allow the contracting partner to use the SGHC brands for the life of the contract in exchange for a fee which is billed and paid monthly. The agreements are a series of distinct services that are substantially the same and have the same pattern of transfer with the customer simultaneously receiving and consuming the benefits provided by the services. The revenue recognized by the Group on brand licensing agreements is allocated evenly on a monthly basis over the life of the contract in line with the delivery of the services and benefits.

2.5	Intangible assets

Intangible assets are principally comprised of customer databases, brands, marketing and data analytics know-how, licenses, exclusive rights licenses, acquired technology, internally-generated software development costs and goodwill. All such intangible assets are stated at cost less accumulated amortization and impairment.

Goodwill

Goodwill acquired in business combinations is recognized as an intangible asset with any impairment in carrying value being charged to the Consolidated Statement of Profit and Loss and Other Comprehensive Income. Where the fair value of identifiable assets, liabilities and contingent liabilities exceed the fair value of consideration paid, the excess is credited in full to the Consolidated Statement of Profit and Loss and Other Comprehensive Income on the acquisition date.

Impairment tests on goodwill and other intangible assets with indefinite useful economic lives are undertaken annually at the financial year end. Other non-financial assets are subject to impairment tests whenever events or changes in circumstances indicate that their carrying amount may not be recoverable. Where the carrying value of an asset exceeds its recoverable amount (i.e. the higher of value in use and fair value less costs to sell), the asset is written down accordingly.

Where it is not possible to estimate the recoverable amount of an individual asset, the impairment test is carried out on the smallest group of assets to which it belongs for which there are separately identifiable cash flows; its cash generating units (‘CGU’s’). Goodwill is allocated on initial recognition to each of the Group’s CGU’s that are expected to benefit from a business combination that gives rise to the goodwill.

Customer databases

Customer databases represent the customer database acquired in business combinations.

SGHC Limited

Notes to Consolidated Financial Statements (continued)

2	Accounting policies (continued)

2.5	Intangible assets (continued)

Brands

Brands represent the brands acquired in business combinations.

Licenses

Licenses represent gaming and sports betting licenses that are a prerequisite for online casino or sport betting together with supplier and outsourcing contracts.

Exclusive license rights

Exclusive license rights represents sole and exclusive rights to operate products under license agreements.

Marketing and data analytics know-how

Marketing and data analytics know-how represent trade names and associated assets including domain names.

Acquired technology

Acquired technology represents customer and regulatory data analytics associated with player behaviors and the regulatory environment which represents material barriers to entry for both casino and sports betting activities.

Internally-generated software development costs

Research costs are expensed as incurred, and development costs are only recognized as internally-generated software if all recognition criteria according to IAS 38, ‘Intangible Assets,’ are met. Expenses that can be directly allocated to development projects are capitalized provided that:

•	the completion of the intangible asset is technically feasible;

•	the Group has the intention to complete the intangible asset and to use or to sell it;

•	the intangible asset can be sold or used internally;

•	the intangible asset will generate future benefits in terms of new business opportunities, cost savings or economies of scale;

•	sufficient technical and financial resources are available to complete the development and to use or sell the intangible asset, and

•	expenditures can be measured reliably. Direct costs include not only the personnel expenses for the development team, but also the costs for external consultants and developers.

Research and development costs

Research and development costs that are not eligible for capitalization have been expensed in the period incurred totaling € 18.5 million for the year ended December 31, 2020 (2019: € 17.7 million ). These expenses are included in the ‘General and administrative expenses’ line item within the Consolidated Statement of Profit or Loss and Other Comprehensive Income.

SGHC Limited

Notes to Consolidated Financial Statements (continued)

2	Accounting policies (continued)

2.5	Intangible assets (continued)

Externally acquired intangible assets

Externally acquired intangible assets are initially recognized at cost and subsequently amortized on a straight-line basis over their useful economic lives, with the exception of customer databases which are amortized on a diminishing balance basis.

Intangible assets arising on acquisitions

Intangible assets are recognized on business combinations if they are separable from the acquired entity or arise from other contractual/legal rights and are recorded initially at fair value at the date of acquisition. The amounts ascribed to such intangibles are arrived at by using appropriate valuation techniques.

Amortization

Amortization is provided at rates calculated to write off the valuation, less estimated residual value, of each asset over its expected useful life, as follows:

Intangible Asset	Useful economic life
Customer databases	2-5 years diminishing balance method
Brands	Assessed separately for each asset, with lives ranging up to 20 years
Marketing and data analytics know-how	4-5 years straight line
Licenses	1-5 years straight line
Exclusive license rights	3 years straight line
Acquired technology	2-6 years straight line
Internally-generated software development costs	2-5 years straight line

The estimated useful lives and amortization method are reviewed at the end of each reporting period, with the effect of any changes in estimate accounted for on a prospective basis.

2.6	Property, plant and equipment

Property, plant and equipment is stated at historical cost less accumulated depreciation and any accumulated impairment losses.

Property plant and equipment	Useful economic life
Leasehold improvements	Over the life of the lease or the useful life of the asset, whichever is shorter
Furniture and fittings	3-5 years straight line
Office equipment	3-5 years straight line
Computer hardware	3-5 years straight line

The gain or loss arising on the disposal or retirement of an asset is determined as the difference between the sale proceeds and the net carrying amount of the asset and is recorded as income or expense in the Consolidated Statement of Profit or Loss and Other Comprehensive Income.

SGHC Limited

Notes to Consolidated Financial Statements (continued)

2	Accounting policies (continued)

2.7	Taxes

Current income tax

Current income tax assets and liabilities are measured at the amount expected to be recovered from or paid to the taxation authorities. The tax rates and tax laws used to compute the amount are those that are enacted or substantively enacted at the reporting date in the countries where the Group operates and generates taxable income.

Current income tax relating to items recognized directly in equity is recognized in equity and not in the Consolidated Statement of Profit or Loss and Other Comprehensive Income. Management evaluates positions taken in the tax returns with respect to situations in which applicable tax regulations are subject to interpretation at each reporting date and establishes provisions where appropriate.

Deferred tax

Deferred tax is provided using the liability method on temporary differences between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes at the reporting date.

Deferred tax liabilities are recognized for all taxable temporary differences, except:

•

When the deferred tax liability arises from the initial recognition of goodwill or an asset or liability in a transaction that is not a business combination and, at the time of the transaction, affects neither the accounting profit nor taxable profit or loss; and

•

in respect of taxable temporary differences associated with investments in subsidiaries, associates and interests in joint arrangements, when the timing of the reversal of the temporary differences can be controlled and it is probable that the temporary differences will not reverse in the foreseeable future.

Deferred tax assets are recognized for all deductible temporary differences, the carry forward of unused tax credits and any unused tax losses. Deferred tax assets are recognized to the extent that it is probable that taxable profit will be available against which the deductible temporary differences, and the carry forward of unused tax credits and unused tax losses can be utilized, except:

•

When the deferred tax asset relating to the deductible temporary difference arises from the initial recognition of an asset or liability in a transaction that is not a business combination and, at the time of the transaction, affects neither the accounting profit not taxable profit or loss; and

•

in respect of deductible temporary differences associated with investments in subsidiaries, associates and interests in joint arrangements, deferred tax assets are recognized only to the extent that it is probable that the temporary differences will reverse in the foreseeable future and taxable profit will be available against which the temporary differences can be utilized.

The carrying amount of deferred tax assets is reviewed at each reporting date and reduced to the extent that it is no longer probable that sufficient taxable profit will be available to allow all or part of the deferred tax asset to be utilized. Unrecognized deferred tax assets are re-assessed at each reporting date and are recognized to the extent that it has become probable that future taxable profits will allow the deferred tax asset to be recovered.

SGHC Limited

Notes to Consolidated Financial Statements (continued)

2	Accounting policies (continued)

2.7	Taxes (continued)

Deferred tax (continued)

Deferred tax assets and liabilities are measured at the tax rates that are expected to apply in the year when the asset is realized or the liability is settled, based on tax rates (and tax laws) that have been enacted or substantively enacted at the reporting date.

Deferred tax relating to items recognized outside profit or loss is recognized outside profit or loss. Deferred tax items are recognized in correlation to the underlying transaction either in Other Comprehensive Income (‘OCI’) or directly in equity.

Tax benefits acquired as part of a business combination, but not satisfying the criteria for separate recognition at that date, are recognized subsequently if new information about facts and circumstances change. The adjustment is either treated as a reduction in goodwill (as long as it does not exceed goodwill) if it was recognized during the measurement period or recognized in profit or loss.

The Group offsets deferred tax assets and deferred tax liabilities if and only if it has a legally enforceable right to set off current tax assets and current tax liabilities and the deferred tax assets and deferred tax liabilities relate to income taxes levied by the same taxation authority on either the same taxable entity or different taxable entities which intend either to settle current tax liabilities and assets on a net basis, or to realize the assets and settle the liabilities simultaneously, in each future period in which significant amounts of deferred tax liabilities or assets are expected to be settled or recovered.

2.8	Financial instruments

A financial instrument is any contract that gives rise to a financial asset of one entity and a financial liability or equity instrument of another entity.

Financial assets

Initial recognition and measurement

Financial assets are classified, at initial recognition and are subsequently measured at amortized cost, fair value through OCI, and fair value through profit or loss.

The classification of financial assets at initial recognition depends on the financial asset’s contractual cash flow characteristics and the Group’s business model for managing them. With the exception of trade receivables that do not contain a significant financing component or for which the Group has applied the practical expedient, the Group initially measures a financial asset at its fair value plus, in the case of a financial asset not at fair value through profit or loss, transaction costs. Trade receivables that do not contain a significant financing component or for which the Group has applied the practical expedient are measured at the transaction price determined under IFRS 15, ‘Revenue from Contracts with Customers’.

For a financial asset to be classified and measured at amortized cost or fair value through other comprehensive income, it needs to give rise to cash flows that are ‘solely payments of principal and interest (SPPI)’ on the principal amount outstanding. This assessment is referred to as the SPPI test and is performed at an instrument level. Financial assets with cash flows that are not SPPI are classified and measured at fair value through profit or loss, irrespective of the business model.

SGHC Limited

Notes to Consolidated Financial Statements (continued)

2	Accounting policies (continued)

2.8	Financial instruments (continued)

Financial assets (continued)

Initial recognition and measurement (continued)

The Group’s business model for managing financial assets refers to how it manages its financial assets to generate cash flows. The business model determines whether cash flows will result from collecting contractual cash flows, selling the financial assets, or both. Financial assets classified and measured at amortized cost are held within a business model with the objective to hold financial assets in order to collect contractual cash flows while financial assets classified and measured at fair value through OCI are held within a business model with the objective of both holding to collect contractual cash flows and selling.

Subsequent measurement

For purposes of subsequent measurement, financial assets are classified in four categories:

•	Financial assets at amortized cost (debt instruments);

•	Financial assets at fair value through OCI with recycling cumulative gains and losses (debt instruments);

•	Financial assets designated at fair value through OCI with no recycling cumulative gains and losses (equity instruments); and

•	Financial assets at fair value through profit or loss.

Financial assets at amortized cost

Financial assets at amortized cost are subsequently measured using the effective interest rate (‘EIR’) method and are subject to impairment. Gains and losses are recognized in profit or loss when the asset is derecognized, modified or impaired.

The Group’s financial assets at amortized cost includes:

•	trade receivables and other receivables which include amounts due from payment service providers and customers under brand licenses;

•	loans receivable which include loans to shareholders;

•	regulatory deposits which are amounts held by the regulators or ring fenced as a result of regulatory requirements in the various jurisdictions in which the Group operates; and

•	restricted cash balances.

For the purpose of the Statement of Cash Flows, cash and cash equivalents comprises of the cash at banks and on hand.

Restricted cash represents cash held at banks by the Group but which is used as security for specific arrangements (such as cash held on the Consolidated Statement of Financial Position in designated client fund accounts where certain jurisdictions require the Group to do so), and to which the Group has restricted access. It includes funds held to cover monies owed to customers, as per the terms of the various licensed jurisdictions. Restricted cash balances are classified as other financial assets held at amortized cost and further classified as current or non-current depending on when the restriction first ends.

SGHC Limited

Notes to Consolidated Financial Statements (continued)

2	Accounting policies (continued)

2.8	Financial instruments (continued)

Financial assets (continued)

Derecognition

A financial asset (or, where applicable, a part of a financial asset or part of a group of similar financial assets) is derecognized (i.e. removed from the Group’s Consolidated Statement of Financial Position) when:

•	the rights to receive cash flows from the asset have expired;

•

the Group has transferred its rights to receive cash flows from the asset or has assumed an obligation to pay the received cash flows in full without material delay to a third party under a ‘pass-through’ arrangement; and either

•	the Group has neither transferred nor retained substantially all the risks and rewards of the asset but has transferred control of the asset; or

•	the Group has transferred substantially all the risks and rewards of the asset.

Impairment of financial assets

The Group recognizes an allowance for expected credit losses (‘ECLs’) for all debt instruments not held at fair value through profit or loss. ECLs are based on the difference between the contractual cash flows due in accordance with the contract and all the cash flows that the Group expects to receive, discounted at an approximation of the original effective interest rate. The expected cash flows will include cash flows from the sale of collateral held or other credit enhancements that are integral to the contractual terms.

There are three approaches to recognizing ECLs, the general, simplified or the purchased or originated credit-impaired approach. The Group applies the simplified approach to the following financial assets:

•	Trade and other receivables that do not contain a significant financing component as required under IFRS 9.

•	Trade receivables that result from transactions within the scope of IFRS 15 (i.e. trade receivables relating to brand licensing agreements).

The Group measures loss allowances for trade receivables based on the lifetime ECLs and only tracks changes in credit risk at each reporting date. The Group monitors trade and other receivables based on credit risk characteristics and aging of the receivables.

The Group assumes that the credit risk on a financial asset has increased significantly if it is more than a week overdue. The Group considers a financial asset to be in default if the borrower is unlikely to pay its obligations to the Group in full or the financial asset is more than a month overdue.

Presentation of allowance for ECL in the Consolidated Statement of Financial Position

The expected credit loss allowance for each type of financial asset (i.e. trade receivables) is deducted from the gross carrying amount of the assets (i.e. contra-asset). Impairment losses are shown separately on the face of the Consolidated Statement of Profit or Loss and Other Comprehensive Income.

SGHC Limited

Notes to Consolidated Financial Statements (continued)

2	Accounting policies (continued)

2.8	Financial instruments (continued)

Financial assets (continued)

Financial assets with low risk

The Group applies a low credit risk approach to loans receivable, regulatory deposits and cash and cash equivalents. The Group uses a 12-month ECL and does not assess whether a significant increase in credit risk has occurred at the reporting date.

Write-off

Write-offs are recognized, when the Group has no reasonable expectations of recovering a financial asset either in its entirety or a portion thereof. The Group always assesses after 365 days whether or not a trade receivable needs to be written off.

Financial liabilities

Initial recognition and measurement

Financial liabilities are classified, at initial recognition, as financial liabilities at fair value through profit or loss, loans and borrowings, payables, or as derivatives designated as hedging instruments in an effective hedge, as appropriate.

All financial liabilities are recognized initially at fair value and in the case of loans and borrowings and payables, net of directly attributable transaction costs.

The Group’s financial liabilities include trade and other payables, interest bearing loans and borrowings and lease liabilities.

Subsequent measurement

For purposes of subsequent measurement, financial liabilities are classified in two categories:

•	Financial liabilities at fair value through profit or loss; and

•	Financial liabilities at amortized cost.

Financial liabilities at amortized cost

This is the category most relevant to the Group. After initial recognition, interest-bearing loans and borrowings are subsequently measured at amortized cost using the effective interest rate (“EIR”) method. Gains and losses are recognized in profit or loss when the liabilities are derecognized as well as through the EIR amortization process. Amortized cost is calculated by taking into account any discount or premium on acquisition and fees or costs that are an integral part of the EIR. The EIR amortization is included as finance costs in the Consolidated Statement of Profit or Loss and Other Comprehensive Income.

Derecognition

A financial liability is derecognized when the obligation under the liability is discharged or cancelled or expires. When an existing financial liability is replaced by another from the same lender on substantially different terms, or the terms of an existing liability are substantially modified, such an exchange or

SGHC Limited

Notes to Consolidated Financial Statements (continued)

2	Accounting policies (continued)

2.8	Financial instruments (continued)

Financial assets (continued)

Financial liabilities (continued)

modification is treated as the derecognition of the original liability and the recognition of a new liability. The difference in the respective carrying amounts is recognized in the Consolidated Statement of Profit or Loss and Other Comprehensive Income.

Derivative financial instruments

Derivative financial instruments are initially recognized at fair value on the date on which a derivative financial instrument is entered into and subsequently remeasured at fair value and changes therein are generally recognized in profit or loss. Derivative financial instruments are carried as financial assets when the fair value is positive and as financial liabilities when the fair value is negative.

Amounts received from customers on sportsbook events that have not occurred by the Consolidated Statement of Financial Position date are derivative financial instruments and have been designated by the Group on initial recognition as financial liabilities at fair value through profit or loss and the resulting gains and losses from bets are included in revenue.

2.9	Fair value measurement

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

The fair value measurement is based on the presumption that the transaction to sell the asset or transfer the liability takes place either:

•	In the principal market for the asset or liability; or

•	In the absence of a principal market, in the most advantageous market for the asset or liability.

All assets and liabilities for which fair value is measured or disclosed in the consolidated financial statements are categorized within the fair value hierarchy, described as follows, based on the lowest level input that is significant to the fair value measurement as a whole:

•	Level 1 — Quoted (unadjusted) market prices in active markets for identical assets or liabilities.

•	Level 2 — Valuation techniques for which the lowest level input that is significant to the fair value measurement is directly or indirectly observable.

•	Level 3 — Valuation techniques for which the lowest level input that is significant to the fair value measurement is unobservable.

If the inputs used to measure the fair value of an asset or a liability fall into different levels of the fair value hierarchy, then the fair value measurement is categorized in its entirety in the same level of the fair value hierarchy as the lowest level input that is significant to the entire measurement.

The Group recognizes transfers between levels of the fair value hierarchy at the end of the reporting period during which the change has occurred.

SGHC Limited

Notes to Consolidated Financial Statements (continued)

2	Accounting policies (continued)

2.10	Foreign currencies

Transactions and balances

Transactions in foreign currencies are initially recorded by the Group’s entities at their respective functional currency spot rates at the date the transaction first qualifies for recognition.

Monetary assets and liabilities denominated in foreign currencies are translated at the functional currency spot rates at the reporting date. Differences arising on settlement or translation of monetary items are recognized in the Consolidated Statement of Profit or Loss and Other Comprehensive Income.

Non-monetary items that are measured in terms of historical cost in a foreign currency are translated using the exchange rates at the date of the initial transactions. Non-monetary items measured at fair value in a foreign currency are translated using exchange rates at the date when the fair value is determined. The gain or loss arising on translation is recognized in the Consolidated Statement of Profit or Loss and Other Comprehensive Income.

Group companies

The Group’s consolidated financial statements are presented in Euros, which is also the parent company’s functional currency. For each entity, the Group determines the functional currency, and items included in the financial statements of each entity are measured using that functional currency.

When translating the subsidiary’s respective functional currencies into the Group’s presentation currency, which is Euros, assets and liabilities of foreign operations, including goodwill and fair value adjustments arising on acquisition are translated using the exchange rates at the reporting date. Income and expense items are translated using the average rates prevailing during the year. Equity is translated at historical exchange rates. All resulting foreign currency translation differences are recognized in other comprehensive income and accumulated in the foreign currency translation reserve. If a foreign operation is entirely disposed of or control is lost due to a partial disposal, the cumulative amount of the translation reserve relating to that foreign operation is reclassified to profit or loss and is part of the gain or loss on disposal.

2.11	Pension costs

The Group makes contributions to defined contribution plans. Contributions are charged to the Consolidated Statement of Profit or Loss and Other Comprehensive Income as they become payable in accordance with the rules of the schemes. For the year ended December 31, 2020 € 1.6 million (2019: € 1.3 million) was charged to the statement of comprehensive income.

2.12	Capital management

The Group’s objectives, when managing capital, are to safeguard the Group’s ability to continue as a going concern in order to provide returns for shareholders and benefits for other stakeholders, and to maintain an optimal capital structure in order to minimize the cost of capital.

If financing is required, management will consider whether debt or equity financing is more appropriate and proceed accordingly.

The capital employed by the Group is composed of equity attributable to the shareholders, as detailed in the Consolidated Statement of Changes in Equity.

SGHC Limited

Notes to Consolidated Financial Statements (continued)

2	Accounting policies (continued)

2.13	Provisions

Provisions are recognized when the Group has a present legal or constructive obligation as a result of a past event, it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation, and a reliable estimate can be made of the amount of the obligation. For further details refer to note 21.

2.14	Business combinations

Business combinations are accounted for using the acquisition method with assets and liabilities acquired recorded at the acquisition date fair value. The cost of an acquisition is measured as the aggregate of the consideration transferred, which is measured at acquisition-date fair value, and the amount of any non-controlling interest share (‘NCI’) in the acquiree. For each business combination, the Group elects whether to measure NCI in the acquiree at fair value or at the proportionate share of the acquiree’s identifiable net assets. Acquisition related costs are expensed as incurred and included in General and administrative expenses.

The Group also applies the pooling of interest method when the acquisition of a business either lacks substance or is a business combination under common control. When the pooling of interest method is applied, the assets and liabilities of all combining parties will be reflected at their predecessor carrying amounts.

The Group determines that it has acquired a business when the acquired set of activities and assets include an input and a substantive process that together significantly contribute to the ability to create outputs. The acquired process is considered substantive if it is critical to the ability to continue producing outputs, and the inputs acquired include an organized workforce with the necessary skills, knowledge, or experience to perform that process or it significantly contributes to the ability to continue producing outputs and is considered unique or scarce or cannot be replaced without significant cost, effort, or delay in the ability to continue producing outputs.

When the Group acquires a business, it assesses the assets and liabilities assumed for appropriate classification and designation in accordance with the contractual terms, economic circumstances and pertinent conditions as at the acquisition date.

2.16	Earnings per share

The Group presents basic and diluted earnings per share (‘EPS’) data for its ordinary shares. Basic EPS is calculated by dividing the profit or loss attributable to ordinary shareholders of the Group by the weighted average number of ordinary shareholders of the Group outstanding during the period. Diluted EPS is determined by adjusting the profit or loss attributable to ordinary shareholders and the weighted average number of ordinary shares outstanding for the effects of all dilutive potential ordinary shares.

2.17	Leases

The Group is a lessee and enters into contracts to lease office property and motor vehicles.

SGHC Limited

Notes to Consolidated Financial Statements (continued)

2	Accounting policies (continued)

2.17	Leases (continued)

Determining whether an arrangement contains a lease

For any new contracts entered into on or after January 1, 2019, the Group considers whether a contract is, or contains a lease. A contract is, or contains, a lease if the contract conveys the right to control the use of an identified asset for both a period of time in exchange for consideration. To assess whether a contract conveys the right to control the use of an asset, the Group assesses whether the contract meets three key evaluations under IFRS 16 ‘Leases’

•	the contract contains an identified asset, which is either explicitly identified in the contract or implicitly specified by being identified at the time the asset is made available to the Group;

the Group has the right to obtain substantially all of the economic benefits from use of the identified asset throughout the period of use, considering its rights within the defined scope of the contract the time the asset is made available to the Group; and

•

the Group has the right to direct the use of the identified asset throughout the period of use. The Group assesses whether it has the right to direct how and for what purpose the asset is used throughout the period of use.

Measurement and recognition of leases as a lessee

Right-of-use asset

At lease commencement date, the Group recognizes a right-of-use asset and lease liability. The right-of-use asset is initially measured at cost, which is made up of the initial measurement of the liability adjusted for any lease payments made at or before the commencement date, plus any initial direct costs incurred and if applicable an estimate of costs to dismantle and remove the underlying asset or to restore the underlying asset or the site on which it is located, less any lease incentives received.

After the commencement date, the Group measures the right-of-use asset applying the cost model under IAS 16 ‘Leases’. The right-of-use of asset is measured at cost less accumulated amortization and accumulated impairment losses and is adjusted for re-measurement of the lease liability. Amortization is calculated on a straight-line basis over the lease term.

At the commencement date, the Group measures the lease liability at the present value of the lease payments (currently only consisting of fixed payments), discounted using the interest rate implicit in the lease, if that rate is readily available, or the incremental borrowing rate. Generally, the Group uses the incremental borrowing rate (‘IBR’) as the discount rate as the rate implicit in the lease is not readily determinable. The IBR is the rate of interest that the Group would have to pay to borrow over a similar term, and with a similar security, the funds necessary to obtain an asset of a similar value to the right-of-use-asset in a similar economic environment.

The Group has elected to adopt the practical expedient and apply a single discount rate to the identified portfolio of leases having similar remaining lease term, similar underlying assets and in a similar economic environment.

The Group determines the lease term beginning with the non-cancellable period including the extension of the lease term for any renewal options that are reasonably certain to be exercised or the term by which an entity will exercise an option to terminate a contract. The Group performs an assessment on a lease-by-lease

SGHC Limited

Notes to Consolidated Financial Statements (continued)

2	Accounting policies (continued)

2.17	Leases (continued)

Measurement and recognition of leases as a lessee (continued)

basis and once they have assessed whether the renewal option or termination option is reasonably certain to be exercised will this be included within the lease term.

The Group has elected to apply the practical expedient to combine lease and non-lease components into a single lease component as non-lease components are not material to the Group.

Lease liabilities

The lease liability is measured at amortized cost using the effective interest rate method. The liability is increased as a result of interest accrued on the balance outstanding and is reduced for lease payments made. It is remeasured to reflect any reassessment or modification, or if there are changes in in-substance fixed payments.

When the lease liability is remeasured, a corresponding adjustment is made to the carrying amount of the right-of-use asset, or is recorded in profit and loss if the carrying amount of the right-of-use asset has already been reduced to zero.

On the Consolidated Statement of Financial Position, right-of-use assets and lease liabilities are presented on a separate line.

Short-term leases and leases of low value assets

The Group has elected not to recognize right-of-use assets and lease liabilities for leases that are short term. The payments in relation to these leases are recognized in the Consolidated Statement of Profit or Loss and Other Comprehensive Income on a straight line basis over the lease term. The Group has not elected to apply the low value asset practical expedient as these items are immaterial.

COVID-19 concessions

The Group has received certain rent concessions on property leases during the period as a result of the COVID 19 pandemic. The Group has applied the practical expedient available in IFRS 16.46A which allows the Group to not treat the rent concessions provided for during the period as lease modifications but as income recognized within the Consolidated Statement of Profit or Loss and Other Comprehensive Income. The amount is disclosed separately in note 18.

3	Critical accounting estimates and judgments

The preparation of financial statements under IFRS requires the Group to make estimates and judgments that affect the application of policies and reported amounts. Estimates and judgments are continually evaluated along with other factors including expectations of future events that are believed to be reasonable under the circumstances. Actual results may differ from these estimates.

Included below are the areas that management believe require estimates, judgments and assumptions which have the most significant effect on the amounts recognized in the financial statements.

SGHC Limited

Notes to Consolidated Financial Statements (continued)

3	Critical accounting estimates and judgments (continued)

Critical judgments

Pindus Holdings Limited as the Predecessor

In determining the accounting acquirer for the Reorganization Transactions judgment was applied in determining Pindus Holdings Limited as the Predecessor. At the time of this transaction SGHC was not a business as defined as it did not have inputs processes or outputs, therefore, one of the other combining entities needed to be assessed as the accounting acquirer. In making this judgment management assessed the key factors in IFRS 3.B15 and B16 and determined that after combining the group, the majority of the board members were from the Pindus Group. SGHC is seen as a continuation of Pindus and Pindus is the Predecessor.

Date of Reorganization Transactions

Since the transaction to effect the Reorganization Transactions as discussed in note 1 lacked substance from an IFRS 3 perspective, the Group had to determine the appropriate point in which Fengari Holdings Limited and Pelion Holdings Limited would form part of the SGHC Group. As IFRS does not currently provide guidance for accounting for reorganizations of entities with a high degree of common ownership, the Company determined that the combining of these entities (and fair value accounting) should be considered from the specific dates when a high degree of common ownership was first established in each of the entities. Therefore, the Group applied judgment and determined that Fengari and Pelion should be included in the Group financial statements from incorporation on July 26, 2019 and April 1, 2020, respectively.

Internally-generated software development costs

Costs relating to internally-generated software development costs are capitalized if the criteria for recognition as assets are met. The initial capitalization of costs is based on management’s judgment of technological feasibility including the following:

•	the intention to complete the intangible asset;

•	the ability to use the intangible asset;

•	how the intangible asset will generate probable future economic benefits;

•	the availability of adequate resources to complete the intangible asset; and

•	the ability to measure reliably the expenditure attributable to the intangible asset.

In making this judgment, management considers the progress made in each development project and its latest forecasts for each project. Other expenditure not eligible for capitalization is charged to the Consolidated Statement of Profit or Loss and Other Comprehensive Income in the period in which the expenditure is incurred. Following initial recognition, intangible assets are carried at cost less any accumulated amortization and any accumulated impairment losses.

Key accounting estimates

Income taxes

The Group operates in a number of international jurisdictions and as such is subject to a range of different income and other tax regimes with differing and potentially complex legislation. This requires the Group to

SGHC Limited

Notes to Consolidated Financial Statements (continued)

3	Critical accounting estimates and judgments (continued)

Key accounting estimates (continued)

Income taxes (continued)

make judgments on the basis of detailed tax analysis and recognize payables or provisions and disclose contingent liabilities as appropriate.

Management evaluates uncertain positions where the tax judgment is subject to interpretation and remains to be agreed with the relevant tax authority. Provisions for uncertain income tax positions are made using judgment of the most likely tax expected to be paid or the expected value, based on a qualitative assessment of all relevant information. In assessing the appropriate provision for uncertain items, the Group considers progress made in discussions with tax authorities and expert advice on the likely outcome and recent developments in case law, legislation and guidance.

Provisions and Contingencies

Legal and regulatory

Given the nature of the legal and regulatory landscape of the industry, from time to time the Group has received notices, communications and legal actions from a small number of regulatory authorities and other parties in respect of its activities. The Group has taken advice as to the manner in which it should respond and the likely outcomes of such matters. For any material ongoing and potential regulatory reviews and legal claims against the Group, an assessment is performed to consider whether an obligation or possible obligation exists and to determine the probability of any potential outflow to determine whether a claim results in the recognition of a provision or disclosure of a contingent liability. The Group has determined that there are currently no legal or regulatory matters for which a possible or probable obligation exists.

Indirect and gaming taxes

The Group may be subject to indirect taxation in the form of GST, VAT, withholding tax, duty or similar, and gaming taxes on transactions which the Group have treated as exempt from such taxes. Where the Group accounts for taxes on revenues in relevant jurisdictions, the method of calculation of such taxes as applied by the Group in determining the relevant tax payable may be challenged by revenue authorities. As such, revenue earned from players located in any particular jurisdiction may give rise to further taxes in that jurisdiction.

The nature of the Group’s international operations can give rise to situations where customers can access to the Group’s websites from jurisdictions where the Group is not registered for indirect taxes, or where the indirect, gaming and or withholding tax treatment is uncertain. Where the Group considers that it is probable that indirect taxes or withholding taxes are payable to relevant tax authorities, provision is made for the Group’s best estimate of the tax payable. Provisions were raised in 2020 relating to indirect and withholding taxes of € 2.5 million (2019: € Nil) and those in relation to gaming taxes of € 20.6 million (2019: € 22.8 million) (see note 21). The Group regularly reviews the judgments made in order to assess the need for provisions and disclosures in its financial statements. To the extent that the final outcome of such matters differs to management’s assessment at any reporting dates, such differences may impact the financial results or contingent liabilities disclosed in the period in which such determination is made. Further details can be found in note 21 to the financial statements.

SGHC Limited

Notes to Consolidated Financial Statements (continued)

3	Critical accounting estimates and judgments (continued)

Key accounting estimates (continued)

Fair value of acquired intangible assets

Intangible assets are recognized on business combinations if they are separable from the acquired entity or arise from other contractual or legal rights and are recorded initially at fair value. The amounts ascribed to such intangibles are arrived at by using appropriate valuation techniques. In applying these appropriate valuation techniques management makes estimates including estimates of future economic benefits, cash flows, and the appropriateness of discount rates or the estimated cost and time to create an equivalent intangible asset. Please refer to note 4 and note 11 where the respective acquired balances are included.

Key assumptions made in connection with measurement of intangible assets relating to the Reorganization Transactions include:

•	the discount rates of between 19.0% and 31.0%;

•	the royalty rates of between 1.0% and 2.0%;

•	the estimated useful lives which range from 2.5 to 10 years;

•	the expected annual retention rates of existing customers for each of the next five year split by customer vintage; and

•

estimated cash flows and projected financial information where management considers historical performance and industry assessments among other sources before further applying its own experience and knowledge of the industry in making judgments and estimates. Please refer to note 4 and note 11 where the respective acquired balances are included.

Impairment of goodwill and other intangible assets

The Group is required to test, on an annual basis, whether intangible assets not yet in use and indefinite-life assets have suffered any impairment. The Group is required to test other intangibles if events or changes in circumstances indicate that their carrying amount may not be recoverable.

The recoverable amount is determined by comparing the carrying amount of the indefinite-lived asset with its recoverable amount. To determine the recoverable amount management performs a valuation analysis based on the Fair Value Less Cost of Disposal (‘FVLCD’) in accordance with IAS 36, ‘Impairment of Assets.’ The use of this method requires the estimation of future cash flows and the choice of a discount rate in order to calculate the present value of the cash flows. Such estimates are based on management’s experience of the business, but actual outcomes may vary. More details including carrying values are included in note 12.

Useful lives of intangible assets

The Group acquired significant intangible assets in connection with the Reorganization Transactions. Management has applied estimates in determining the useful lives for these acquired intangible assets using information regarding, among other things, details of the contractual terms, historical customer activity and attrition, forecasted cash flow information and market conditions and trends.

SGHC Limited

Notes to Consolidated Financial Statements (continued)

4	Business combinations

Corporate Reorganization

On October 7, 2020, the Company entered into a reorganization of Pindus, Fengari and Pelion through a share for share exchange. As disclosed in note 1 under “Corporate Reorganization”, the Company determined that Pindus was the predecessor to the Company, and that the Reorganization Transactions would be accounted for in a manner similar to a transaction between entities under common control. The conclusion that Pindus is the predecessor of the Company is based on a number of factors including but not limited to: i) the relative size of the applicable entities, and ii) Pindus’s board of directors and senior management’s participation in the Company subsequent to the Reorganization Transactions, in comparison to the participation of the directors and senior management of Fengari and Pelion. The Company combined Fengari and Pelion from the respective dates at which the three entities (Pindus, Fengari and Pelion), had a high degree of common ownership as that of the Company, in a manner similar to a transaction between entities under common control. This reflects the fact that the reorganization effected on October 7, 2020 was the culmination of a pre-determined series of steps that were in substance complete by April 2020.

Acquisitions in 2020

On May 4, 2020, Pelion purchased 100% of the outstanding shares of Lanester Investments Limited (‘Lanester’), a company holding gaming licenses, in exchange for a deferred cash consideration of € 25.6 million. The acquisition was accounted for as a business combination under IFRS 3.

On September 30, 2020, the Company acquired 100% of the outstanding shares of Yakira Limited (‘Yakira’) and Gazelle Management Services Limited (‘Gazelle’), companies that operate licensed interactive online gaming services. The consideration transferred for the acquisitions of Yakira and Gazelle was assumed debt from the sellers of € 3.9 million and € 26.3 million, respectively. The acquisitions of Yakira and Gazelle were accounted for as business combinations in accordance with IFRS 3.

Management has evaluated any non-controlling interest (‘NCI’) present in the entities acquired during 2020 and determined them to be immaterial. Therefore, no NCI has been recorded in the Group’s Consolidated Financial Statements related to acquisitions during the year.

The Reorganization Transactions and subsequent acquisitions were consummated to gain access to additional reserves for the Group which would improve the ability to achieve economies of scale, other cost reductions and margin improvement as a result of centralizing support, planning and marketing functions.

SGHC Limited

Notes to Consolidated Financial Statements (continued)

4	Business combinations (continued)

Acquisitions in 2020 (continued)

The preliminary fair values of the identifiable assets and liabilities assumed of these companies as at the dates of acquisition were:

	Note	Yakira Limited as at September 30, 2020 € ‘000s	Gazelle Management Holdings Limited as at September 30, 2020 € ‘000s	Lanester Investments Limited as at May 4, 2020 € ‘000s	Total € ‘000s
Assets
Property, plant and equipment	13	15	575	60	650
Customer databases	11	—	6,004	1,069	7,073
Brands	11	508	—	13,808	14,316
Marketing and data analytics know-how	11	998	24,879	18,718	44,595
Licenses	11	16	823	185	1,024
Acquired technology	11	2,211	8,187	9,860	20,258
Loans receivable		1	340	14,467	14,808
Income tax receivables		—	367	3	370
Right-of-use assets		74	340	430	844
Deferred tax assets		—	—	689	689
Trade and other receivables		1,204	7,778	9,556	18,538
Restricted cash		282	301	—	583
Cash and cash equivalents		5,120	10,952	14,119	30,191

		10,429	60,547	82,965	153,941

Liabilities Lease liabilities		(77)	(338)	(400)	(815)
Interest-bearing loans and borrowings		—	(25)	(6,281)	(6,306)
Trade and other payables		(5,529)	(11,505)	(8,562)	(25,596)
Customer liabilities		(537)	(1,289)	(3,365)	(5,191)
Deferred tax liabilities		(481)	(2,161)	(4,664)	(7,306)
Provisions		—	(1,420)	(16,459)	(17,879)
Income tax payables		—	—	(145)	(145)

		(6,624)	(16,738)	(39,877)	(63,239)

Total identifiable net assets at fair value		3,806	43,808	43,087	90,701
Goodwill	11	94	—	—	94
Bargain purchase arising on acquisition		—	(17,508)	(17,487)	(34,995)

Purchase consideration		3,900	26,300	25,600	55,800

SGHC Limited

Notes to Consolidated Financial Statements (continued)

4	Business combinations (continued)

Acquisitions in 2020 (continued)

Goodwill arising on acquisition comprises the value of expected synergies arising from the acquisition. As discussed in note 12, Goodwill acquired through business combinations is allocated to the Betway and Spin CGU’s, which are also operating and reportable segments. The Goodwill recognized on the acquisition of Yakira has been allocated to the Betway CGU. None of the goodwill recognized is expected to be deductible for income tax purposes.

A business combination in which the net of the acquisition-date amount of the identifiable assets acquired and liabilities assumed exceeds the aggregate of the consideration transferred is considered a bargain purchase and this difference is recognized as a gain in the Consolidated Statement of Profit or Loss and Comprehensive Income as at the acquisition date.

The following bargain purchases were identified within Lanester and Gazelle and are explained as follows:

•

Gazelle’s bargain purchase can be attributable to the fact that certain contingent liabilities cannot be measured reliably due to uncertainty around the amount and timing. Please refer to note 22 for further detail regarding the contingent liabilities.

•

At the time of the purchase of both Gazelle and Lanester, and their subsidiaries, participated in unregulated markets, for which there was a risk that these markets could become regulated which would result in further costs and would decrease the value of the investment or reduce significant profits of casino operators.

•	Certain shareholders selling the asset at a low price but seeing an opportunity to participate in an enlarged group with a more balanced product mix either as a shareholder or as a director.

From the date of acquisition, the acquired entities contributed the below to revenue and profit before tax of the Group for the year ended December 31, 2020:

Total € ‘000s
Revenue	85,953
Profit before taxation	15,773

Had the acquired entities been acquired at the beginning of the reporting period, the revenue and profit before tax of the Group would have been as follows:

Total
€ ‘000s
Revenue	983,097
Profit before taxation	135,975

SGHC Limited

Notes to Consolidated Financial Statements (continued)

4	Business combinations (continued)

Acquisitions in 2020 (continued)

Purchase consideration

The following table summarizes the acquisition date fair value of each major class of consideration transferred:

	Yakira Limited	Gazelle Management Holdings Limited	Lanester Investments Limited	Total
	€ ‘000s	€ ‘000s	€ ‘000s	€ ‘000s
Shares issued at fair value	—	—	—	—
Liabilities assumed/deferred consideration	3,900	26,300	25,600	55,800

Total consideration	3,900	26,300	25,600	55,800

Net cash acquired with the subsidiary	5,120	10,952	14,119	30,191

Net cash flow on acquisition	5,120	10,952	14,119	30,191

The Lanester Sale and Purchase Agreement (‘Lanester SPA’) calls for total cash consideration for the shares transferred in the acquisition of Lanester by Pelion in the amount of € 25.6 million. The Lanester SPA calls for this consideration to be transferred by no later than 24 months after the completion of the sale.

The acquisition accounting for Yakira and Gazelle remains provisional for one year from the acquisition date and may change if new information is obtained relating to the conditions that existed at the acquisition date.

Transaction costs amounting to less than € 0.1 million have been included in the ‘General and administrative expenses’ line item within the Consolidated Statement of Profit or Loss and Other Comprehensive Income.

Acquisitions in 2019

The combination of Fengari into the Company on July 26, 2019 was not accounted for as a business combination in accordance with IFRS 3 because the entity had no assets or liabilities to value upon incorporation. Instead, Fengari was combined from its date of incorporation on July 26, 2019 and its subsequent acquisition of City Views Limited (‘City Views’), on July 31, 2019 was accounted for as a business combination with a step up in basis as of this date.

On July 31, 2019, the Group purchased 100% of the outstanding shares of City Views Limited, a company holding gaming licenses, in exchange for a deferred cash consideration of € 62.8 million. City Views was acquired to gain access to supplementary resources in order for the Group to further improve the ability to achieve economies of scale, other cost reductions and margin improvement as a result of centralizing support, planning and marketing functions. The acquisition was accounted for as a business combination under IFRS 3.

SGHC Limited

Notes to Consolidated Financial Statements (continued)

4	Business combinations (continued)

Acquisitions in 2019 (continued)

The fair values of identifiable assets and liabilities of City Views as at the date of acquisition were:

	Note	As at July 31, 2019 € ‘000s
Assets
Property, plant and equipment	13	4
Customer databases	11	7,257
Brands	11	58,749
Marketing and data analytics know-how	11	54,682
Licenses	11	553
Acquired technology	11	8,852
Loans receivable		9,437
Income tax receivables		1,664
Regulatory deposits		220
Deferred tax assets		1,867
Trade and other receivables		15,546
Restricted cash		200
Cash and cash equivalents		37,155

		196,186

Liabilities
Interest-bearing loans and borrowings		(22,328)
Trade and other payables		(21,134)
Customer liabilities		(13,548)
Deferred tax liabilities		(6,198)
Provisions		(21,219)
Income tax payables		(3,629)

		(88,056)

Total identifiable net assets at fair value		108,131
Bargain purchase arising on acquisition		(45,331)

Purchase consideration		62,800

The fair value of the trade receivables is the same as the gross amount of trade receivables and it is expected that the full contractual amounts can be collected.

A business combination in which the net of the acquisition-date amount of the identifiable assets acquired and liabilities assumed exceeds the aggregate of the consideration transferred is considered a bargain purchase and this difference is recognized as a gain in the Consolidated Statement of Profit or Loss and Comprehensive Income as at the acquisition date.

The bargain purchase identified can be outlined as follows:

The bargain purchase relates to shareholders selling the asset at a low price but seeing an opportunity in the meantime to participate in an enlarged group with a more balanced product mix either as a shareholder or as

SGHC Limited

Notes to Consolidated Financial Statements (continued)

4	Business combinations (continued)

Acquisitions in 2019 (continued)

a director. The bargain purchase reflects the regulatory uncertainty within the various jurisdictions and the impact of possible regulations, which could result in contingent liabilities that cannot be measured reliably due to uncertainty around the amount and timing. Please refer to note 22 for further detail regarding the contingent liabilities.

From the date of acquisition, the acquired entity contributed the below to revenue and profit before tax of the Group:

For the period from July 31, 2019 through December 31, 2019 € ‘000s
Revenue	130,025
Profit before taxation	11,239

Had the acquired entities been acquired at the beginning of the reporting period, the revenue and profit before tax of the Group would have been as follows:

Total € ‘000s
Revenue	672,516
Loss before taxation	(34,086)

Purchase consideration

The following table summarizes the acquisition date fair value of each major class of consideration transferred:

€ ‘000s
Deferred consideration	62,800

Total consideration	62,800

Net cash acquired with the subsidiary	37,155

Net cash flow on acquisition	37,155

The City Views Sale and Purchase Agreement (‘City Views SPA’) calls for total cash consideration for the shares transferred in the acquisition of City Views by the Group in the amount of € 62.8 million. The City View SPA calls for this consideration to be transferred by no later than 24 months after the completion of the sale. Total deferred consideration of € 20.3 million was paid by the Group between August and December 2019, with the remaining balance of € 42.5 million paid during 2020.

Transaction costs amounting to less than € 0.1 million have been included in the ‘General and administrative expenses’ line item within the Consolidated Statement of Profit or Loss and Other Comprehensive Income.

5	Segment reporting

As disclosed in note 1, the combination of Fengari with the Group and acquisition of City Views on July 26, 2019 and on July 31, 2019, respectively, resulted in a new operating segment. The Group operated as a

SGHC Limited

Notes to Consolidated Financial Statements (continued)

5	Segment reporting (continued)

single segment before July 31, 2019. The combination with Pelion and acquisitions of Lanester, did not result in a separate operating segment as these entities fall under the Spin operating segment and neither did the acquisitions of Yakira and Gazelle as these entities fall under the Betway operating segment. Subsequent to this, the Group’s reportable segments were as follows:

Betway:

Premier single brand online sportsbook focused business with a global footprint and strategic partnerships with teams and leagues worldwide.

Spin:

Premier multi-brand online casino focused business with established market leadership in high-growth markets.

Amounts recorded in the ‘other’ column represents head office costs.

The Group’s Chief Operating Decision Maker (‘CODM’) has been identified as the Chief Executive Officer, who makes key decisions regarding the strategy of and allocation of resources among the separately managed brands. Factors considered in determining the operating segments include how decisions are made regarding recent acquisitions and how budgets are determined and reviewed. These factors are relevant at a brand level. Operating segments are based on the reports reviewed by the CODM at the brand level to make strategic decisions, and allocate resources.

SGHC Limited

Notes to Consolidated Financial Statements (continued)

5	Segment reporting (continued)

Information related to each reportable segment is set out below. Adjusted EBITDA is used to measure performance because management believes that this information is the most relevant indicator in evaluating the results of the respective segments relative to other entities that operate in the same industry.

	2020 Betway € ‘000s	2020 Spin € ‘000s	2020 Other[2] € ‘000s	2020 Total € ‘000s
Revenue	394,525	513,494	—	908,019
Direct and marketing expenses	(310,547)	(302,058)	(84)	(612,689)
General and administrative expenses	(38,984)	(71,082)	(4,472)	(114,538)
Depreciation and amortization expense	(24,602)	(30,804)	(1)	(55,407)

Profit/(loss) from operations	20,392	109,550	(4,557)	125,385

Adjusted EBITDA[1]	44,993	140,354	(4,556)	180,792

Total segment assets	244,026	306,776	351	551,152

Total segment liabilities	(331,570)	(144,499)	(4,209)	(480,278)

		2019 Betway € ‘000s	2019 Spin € ‘000s	2019 Total € ‘000s
Revenue		346,015	130,025	476,040
Direct and marketing expenses		(346,959)	(84,025)	(430,984)
General and administrative expenses		(45,783)	(24,184)	(69,967)
Depreciation and amortization expense		(19,771)	(10,689)	(30,460)

Profit/(loss) from operations		(66,498)	11,127	(55,371)

Adjusted EBITDA[1]		(46,727)	21,816	(24,911)

Total segment assets		156,196	186,739	342,935

Total segment liabilities		(295,380)	(121,731)	(417,111)

[1]

Adjusted EBITDA is a non-GAAP measure in the above segment note and is defined as profit for the period before depreciation, amortization, impairment, financial income, financial expense, gain on bargain purchase and tax expense/credit.

[2]	€.4.2 million (2019: € Nil) disclosed as “Other” comprises employment, legal, accounting and other central administrative costs incurred at a SGHC Limited level.

SGHC Limited

Notes to Consolidated Financial Statements (continued)

5	Segment reporting (continued)

The reconciliation of non-GAAP information on reportable segments to amounts reported in the financial statements:

	2020	2019
	€ ‘000s	€ ‘000s
Profit/(loss) for the year	149,217	(17,950)
Finance income	257	158
Finance costs	(10,991)	(7,735)
Depreciation and amortization expense	(55,407)	(30,460)
Income tax expense	(429)	(333)

EBITDA	215,787	20,420

Gain on bargain purchase	34,995	45,331

Adjusted EBITDA	180,792	(24,911)

Disaggregation of revenue

Group revenues disaggregated by product line for the year ended December 31, 2020:

	Betway	Spin	Total
	€ ‘000s	€ ‘000s	€ ‘000s
Online casino[2]	172,093	511,311	683,404
Sports betting[2]	161,080	293	161,373
Brand licensing[3]	61,352	1,890	63,242

Total Group revenue	394,525	513,494	908,019

Group revenues disaggregated by product line for the year ended December 31, 2019:

	Betway	Spin	Total
	€ ‘000s	€ ‘000s	€ ‘000s
Online casino[2]	166,894	129,393	296,287
Sports betting[2]	136,405	631	137,036
Brand licensing[3]	42,717	—	42,717

Total Group revenue	346,016	130,024	476,040

[2]	Sports betting and online casino revenues are not within the scope of IFRS 15 ‘Revenue from Contracts with Customers’ and are treated as derivatives under IFRS 9 ‘Financial Instruments’.
[3]	Brand licensing revenues are within the scope of IFRS 15 ‘Revenue from Contracts with Customers’.

SGHC Limited

Notes to Consolidated Financial Statements (continued)

5	Segment reporting (continued)

Geographical Information

The Group’s performance can also be reviewed by considering the geographical markets and geographical locations within which the Group operates. The Group has not provided geographic information regarding its non-current assets as this information is not available and is impracticable to determine. Revenues from external customers attributed to Canada are €420.6 million (2019: €122.1 million). No other country accounts for more than 10% of total external revenues. The Group’s revenue attributable to the country of domicile (Guernsey) is insignificant. The Group further analyzed revenue according to the following regions:

	2020 Betway	2020 Spin	2020 Total
	€ ‘000s	€ ‘000s	€ ‘000s
Africa and Middle East	30,220	8,603	38,823
Asia and Pacific	151,351	85,103	236,454
Europe	137,964	56,786	194,750
North America	71,667	348,946	420,613
South/Latin America	3,323	14,056	17,379

	394,525	513,494	908,019

	%	%	%
Africa and Middle East	8%	2%	4%
Asia and Pacific	38%	17%	26%
Europe	35%	11%	21%
North America	18%	68%	46%
South/Latin America	1%	3%	2%

	2019	2019	2019
	Betway	Spin	Total
	€ ‘000s	€ ‘000s	€ ‘000s
Africa and Middle East	15,248	3,756	19,004
Asia and Pacific	80,060	26,185	106,245
Europe	202,004	22,105	224,109
North America	47,797	74,273	122,070
South/Latin America	907	3,705	4,612

	346,016	130,024	476,040

	%	%	%
Africa and Middle East	4%	3%	4%
Asia and Pacific	23%	20%	22%
Europe	58%	17%	47%
North America	14%	57%	26%
South/Latin America	0%	3%	1%

SGHC Limited

Notes to Consolidated Financial Statements (continued)

6	Profit/(loss) from operations

		2020	2019
	Note	€ ‘000s	€ ‘000s
Profit/(loss) from operations is derived at after charging the following:
Amortization of intangible assets	11	51,191	27,399
Depreciation of property, plant and equipment	13	2,206	1,358
Amortization of right-of-use of asset	18	2,010	1,703
Foreign exchange losses		13,913	13,136

Direct and marketing expenses in the Consolidated Statement of Profit or Loss and Comprehensive Income are broken down as follows:

	2020	2019
	€ ‘000s	€ ‘000s
Gaming tax, license costs and other tax	33,969	44,087
Processing and fraud costs	99,322	51,709
Royalties	164,636	70,900
Staff related expenses	47,158	43,007
Other operational costs	19,142	20,566
Financing expenses	4,994	1,357
Costs relating to currency movements	(3,399)	5,009
Marketing expenses	246,867	194,350

	612,689	430,985

Included in direct and marketing expenses are the Group’s cost of revenues. Cost of revenues for the year is comprised of gaming tax, license costs and other taxes, processing and fraud costs and royalties which amounts to €297.9 million (2019: €166.7 million).

General and Administration expenses in the Consolidated Statement of Profit or Loss and Comprehensive Income are broken down as follows:

	2020	2019
	€ ‘000s	€ ‘000s
Outsource fees	86,506	52,491
Technology and infrastructure costs	9,172	5,785
Other administrative costs	18,860	11,691

	114,538	69,967

Direct and marketing expenses and general and administrative expenses in the Consolidated Statement of Profit or Loss and Comprehensive Income are exclusive of depreciation and amortization expenses. The depreciation and amortization expense attributable to each of these is as follows:

	2020	2019
	€ ‘000s	€ ‘000s
Amount attributable to General and Administration expenses	4,216	3,061
Amount attributable to Direct and Marketing expenses	51,191	27,399

	55,407	30,360

SGHC Limited

Notes to Consolidated Financial Statements (continued)

6	Profit/(loss) from operations (continued)

Included in Direct and Marketing Expenses are service costs incurred in relation to casino software licensing agreements, jackpot services and licensing agreements and sportsbook software licensing agreements. The Group has entered into several of these agreements with Apricot (and its affiliates and subsidiaries), a leading gaming software and content provider.

Whilst this relationship is not considered by the Company to meet the definition of a related party under IAS 24 ‘Related Party Disclosures’ on the basis that the beneficiaries of these trusts have neither any right to control or voting investment power over the trusts, nor any rights to appoint or replace the trustees, it is noted that a beneficiary of certain trusts which are the ultimate controlling shareholders of Apricot, is also a beneficiary of a trust which is a major shareholder of SGHC.

7	Staff costs

Direct and marketing expenses in the Consolidated Statement of Profit or Loss and Comprehensive Income are broken down as follows:

	2020	2019
	€ ‘000s	€ ‘000s
Staff costs are as follows:

Salaries and wages	46,100	43,475
Social security costs	4,800	4,318
Other pension costs	1,645	1,317

	52,545	49,110

The average monthly number of employees, including the directors’, during the year was as follows:
Average number of employees	840	624

Refer to note 19 ‘Related Parties’ for details relating to key management remuneration.

8	Finance expense

		2020	2019
	Note	€ ‘000s	€ ‘000s
Interest on loans and borrowings	17	10,306	7,174
Interest on lease liabilities	18	685	561

		10,991	7,735

SGHC Limited

Notes to Consolidated Financial Statements (continued)

9	Income tax

	2020	2019
	€ ‘000s	€ ‘000s
The following income taxes are recognized in profit or loss:

Current tax expense:
Current year	13,041	2,787
Changes in estimates related to prior years	23	(2)
Foreign exchange adjustment	(8)	3

Deferred tax expense:
Origination and reversal of temporary differences	(9,580)	(1,385)
Origination of changes in tax rates	—	(15)
Foreign exchange adjustment	(2)	4
Release of deferred tax arising on business combination	(3,188)	(1,058)

Income tax expense reported in the Consolidated Statement of Profit or Loss and other Comprehensive Income	429	333

The applicable tax rate for the effective tax reconciliation is taken from the Company’s domestic tax rate at 0% (2019:0%).

	2020	2019
	€ ‘000s	€ ‘000s
Profit before taxation	149,646	(17,617)
At SGHC’s statutory tax rate	—	—
Rate differential between local and Group rates	3,617	1,391
Release of deferred tax arising on business combination	(3,188)	(1,058)

Income tax expense reported in the Consolidated Statement of Profit or Loss and Other Comprehensive Income	429	333

	2020	2019
	€ ‘000s	€ ‘000s
Reconciliation of deferred tax (liabilities)/assets, net:
Net deferred tax (liabilities)/assets as of January 1	(1,624)	239
Net additions from business combinations	(6,617)	(4,331)
Recognized within income tax expense	12,771	2,454
Foreign currency translation adjustment	(7)	14

Net deferred tax assets/(liabilities) as of December 31	4,523	(1,624)

SGHC Limited

Notes to Consolidated Financial Statements (continued)

9	Income tax (continued)

	December 31,	December 31,	January 1,
	2020	2019	2019
	€ ‘000s	€ ‘000s	€ ‘000s
The deferred tax assets and liabilities relate to the following items:
Taxes arising on acquired intangible assets	(9,202)	(5,139)	—
Intangible assets	32	—	—
Trade and other payables	1,820	955	—
Tax loss carried forward	194	—	—
Corporate tax rebate	11,533	2,444	—
Other assets and prepayments	146	116	239

Reflected in the Consolidated Statement of Financial Position:
Deferred tax assets	13,734	3,522	239
Deferred tax liabilities	(9,211)	(5,146)	—

The Group has tax losses that arose in Betway Limited of € 84.5 million (2019: € 96.6 million) and GM Gaming Limited of € 4.3 million (2019: € 3.6 million) that are available for offsetting against future taxable profits of the companies in which the losses arose.

Deferred tax assets have not been recognized in respect of these losses as they may not be used to offset taxable profits elsewhere in the Group, they have arisen in subsidiaries that have been loss-making for some time, and there are no other tax planning opportunities or other evidence of recoverability in the near future. If the Group were able to recognize all unrecognized deferred tax assets, the profit would increase by € 4.4 million (2019: € 5.1 million).

10	Earnings per share

	2020	2019
	€ ‘000s	€ ‘000s
The following table reflects the income and share data used in the basic and diluted EPS calculations.
Profit/(loss) attributable to ordinary equity holders of the Group	149,217	(17,950)
Weighted average number of ordinary shares for basic and diluted EPS[1]	54,415,374	53,863,810

Net profit/(loss) per share, basic and diluted	2.74	(0.33)

[1]	The basic and diluted profit/(loss) per share information is retrospectively adjusted for the share issuances upon the incorporation of SGHC, Fengari and Pelion as discussed in note 1.

There have been no other transactions involving ordinary shares or potential ordinary shares between the reporting date and the date of authorization of these financial statements.

SGHC Limited

Notes to Consolidated Financial Statements (continued)

11	Intangible assets

	Goodwill € ‘000s	Customer databases € ‘000s	Brands € ‘000s	Licenses € ‘000s	Exclusive license rights € ‘000s	Marketing and data analytics know-how € ‘000s	Acquired technology € ‘000s	Internally- generated software development costs € ‘000s	Total € ‘000s
Cost
At January 1, 2019	18,750	1,651	1,028	1,262	55,000	—	—	1,849	79,540
Arising on business combinations	—	7,257	58,749	553	—	54,682	8,852	—	130,093
Additions	—	—	—	—	—	—	—	50	50
Effects of movements in exchange rates	80	—	—	(74)	—	—	—	—	6

At December 31, 2019	18,830	8,908	59,777	1,741	55,000	54,682	8,852	1,899	209,689
Arising on business combinations	94	7,073	14,316	1,024	—	44,595	20,258	—	87,360
Additions	—	—	—	621	—	—	—	9,521	10,142
Effects of movements in exchange rates	(81)	—	—	98	—	—	—	(5)	12

At December 31, 2020	18,843	15,981	74,093	3,484	55,000	99,277	29,110	11,415	307,203

Accumulated amortization and impairment
At January 1, 2019	—	1,651	1,028	1,262	6,707	—	—	302	10,950
Amortization charge for the year	—	2,117	2,448	77	16,098	4,557	1,412	690	27,399
Effects of movements in exchange rates	—	—	—	15	—	—	—	—	15

At December 31, 2019	—	3,768	3,476	1,354	22,805	4,557	1,412	992	38,364
Amortization charge for the year	—	4,839	6,797	272	16,098	15,019	6,692	1,474	51,191
Effects of movements in exchange rates	—	—	—	(14)	—	—	25	—	11

At December 31, 2020	—	8,607	10,273	1,612	38,903	19,576	8,129	2,466	89,566

Net book value
At January 1, 2019	18,750	—	—	—	48,293	—	—	1,547	68,590
At December 31, 2019	18,830	5,140	56,301	387	32,195	50,125	7,440	907	171,325
At December 31, 2020	18,843	7,374	63,820	1,872	16,097	79,701	20,981	8,949	217,637

Acquired intangible assets

The Group acquired intangible assets during 2020 relating to the Reorganization Transactions discussed in note 1 and related 2020 acquisitions in note 4. The fair values of the intangible assets related to these acquisitions were customer databases of € 7.1 million, brands of € 14.3 million, marketing and data analytics know-how of € 44.6 million, licenses of € 1.0 million, and acquired technology of € 20.2 million. Acquired customer databases are being amortized under the diminishing balance method over a period of 5

SGHC Limited

Notes to Consolidated Financial Statements (continued)

11	Intangible assets (continued)

Acquired intangible assets (continued)

years. All other classes of acquired intangible assets are being amortized on a straight-line basis over the estimated remaining useful lives for each category which are 10 years for brands, 4-5 years for marketing and data analytics, 2.5 years for licenses and 2.5-6 years for acquired technology.

The Group acquired the intangible assets of City Views in 2019 as part of the Reorganization Transactions discussed in note 1 and the related 2019 acquisition in note 4. The fair values of the intangible assets related to these acquisitions were customer databased of € 7.3 million, brands of € 58.7 million, marketing and data analytics know-how of € 54.7 million, licenses of € 0.6 million, and acquired technology of € 8.9 million. Acquired customer databases are being amortized under the diminishing balance method over a period of 5 years. All other classes of acquired intangible assets are being amortized on a straight-line basis over the estimated remaining useful lives for each category which are 10 years for brands, 4 years for marketing and data analytics know-how, 2.5 years for licenses and 2.5 years for acquired technology.

12	Impairment reviews

For impairment testing, goodwill acquired through business combinations has all been are allocated to the Betway CGU, which are also an operating and reportable segment. No Goodwill has been allocated to the Spin CGU.

The Group performs an annual impairment review for goodwill by comparing the carrying amount of the Betway CGU with its recoverable amount. Management performed a valuation analysis in accordance with IAS 36, Impairment of Assets, to assess the recoverable amount for the Betway CGU. This was then compared to the CGUs’ carrying amount as of December 31, 2020, and 2019, to identify whether an impairment charge is recognized. This is an area where management exercises judgment and estimation, as discussed in note 3. Testing is carried out by allocating the carrying value of these assets to the CGU and determining the recoverable amounts for the CGU through Fair Value Less Cost of Disposal (‘FVLCD’) calculations. Where the recoverable amount exceeds the carrying value of the assets, the assets are considered as not impaired. Each CGU is defined as its segment, which is described in note 5.

The Group engaged a third party to perform an independent valuation.

Carrying amount of Goodwill allocated to each of the CGU’s:

	Betway	Spin	Total
	€ ‘000s	€ ‘000s	€ ‘000s
Goodwill	18,843	—	18,843

The Group considers the relationship between its recent equity transactions and its book value, among other factors, when reviewing for indicators of impairment.

Betway CGU

The recoverable amount of the Betway CGU was based on Fair Value Less Cost of Disposal (“FVLCD”). As certain markets are not expected to have reached maturity by 2025 for the purposes of the 2020 impairment review the FVLCD resulted in a higher recoverable amount that using a Value in Use (‘VIU’) calculation. The FVLCD was estimated using discounted cash flows (‘DCF analysis’). The DCF analysis was then compared with a market approach based on market multiples from listed peers. The fair value

SGHC Limited

Notes to Consolidated Financial Statements (continued)

12	Impairment reviews (continued)

Betway CGU (continued)

measurement was categorized as a Level 3 fair value measurement based on the nature of inputs used in the various valuation techniques (CGU forecasts, long-term growth, post-tax discount rates and market multiples from listed peers).

The key assumptions used in the estimation of the recoverable amount are set out below. The values assigned to the key assumptions represent management’s assessment of future trends in the relevant industry segments in which the CGU operates (online casino and sport betting). The forecast assumptions are based on historical data and market trends. The valuation assumptions are based on external sources (macro-economic and market data from listed peers) and internal sources:

Pre-tax discount rate	17.4%
Long-term growth rate	2.0%

The discount rate applied in the DCF analysis is a post-tax measurement estimated using CAPM with reference to market participants’ gearing and betas. In the calculation of the DCF, the cash flow projections included specific estimates over a ten-year period until such point that all markets in operation as of 2020 have reached maturity, with a terminal growth rate applied thereafter. To reflect regulatory risks and certain risks identified in the forecasts, a specific risk premium was adopted in the post-tax discount rate.

The estimated recoverable amount of the CGU significantly exceeded its carrying amount by approximately € 1.8 bn. Management has concluded that due to the amount of headroom, 2,806% of the carrying amount, it is unlikely a change in the discount rate and long-term growth rate would cause the carrying amount to exceed the recoverable amount. The information below shows the amount by which the discount rate would need to change for the estimated recoverable amount to be equal to the carrying amount.

The market approach was based on revenue and EBITDA multiples observed from listed peers as of the balance sheet date. Certain adjustments were applied to reflect specific risks the CGU faces compared to its peers operating mainly in regulatory markets.

Change in pre-tax discount rate	374.0%
Change in long-term growth rate	N/A

As at December 31, 2019, all Goodwill recognized by the Group had been allocated to the Betway CGU. The Group performed an impairment test for the goodwill recorded in this CGU by comparing the carrying amount with the recoverable amount. The recoverable amount was determined using the value-in-use method, which required estimation of future cash flows and the determination of a discount rate in order to calculate the present value of the cash flows. Management forecasted the cash flows over a five-year period using a pre-tax discount rate of 25% with no terminal growth rate applied and estimated the recoverable amount of the CGU to exceeded its carrying amount by approximately € 26.7 million. No impairment was recognized as at December 31, 2019.

SGHC Limited

Notes to Consolidated Financial Statements (continued)

13	Property, plant and equipment

	Leasehold property improvements	Computer hardware & software	Office equipment	Furniture & fittings	Total
	€ ‘000s	€ ‘000s	€ ‘000s	€ ‘000s	€ ‘000s
Cost
At January 1, 2019	3,158	3,196	410	787	7,551
Additions	501	2,567	159	122	3,349
Disposals	(140)	(1,269)	(225)	(214)	(1,848)
Arising on business combinations	—	4	—	—	4
Effects of movements in exchange rates	8	313	88	45	454

At December 31, 2019	3,527	4,811	432	740	9,510
Additions	156	1,231	147	439	1,973
Disposals	(25)	(246)	(69)	(42)	(382)
Arising on business combinations	255	159	95	141	650
Effects of movements in exchange rates	(66)	(349)	(99)	(50)	(564)

At December 31, 2020	3,847	5,606	506	1,228	11,187

Accumulated depreciation
Balance at January 1, 2019	1,909	2,405	208	419	4,941
Depreciation	256	944	66	92	1,358
Disposals	(138)	(1,090)	(206)	(211)	(1,645)
Effects of movements in exchange rates	63	254	76	28	421

At December 31, 2019	2,090	2,513	144	328	5,075
Depreciation	330	1,651	96	129	2,206
Disposals	(24)	(212)	(35)	(23)	(294)
Effects of movements in exchange rates	(73)	(268)	(76)	(26)	(443)

At December 31, 2020	2,323	3,684	129	408	6,544

Net book value
At January 1, 2019	1,249	791	202	368	2,610
At December 31, 2019	1,437	2,298	288	412	4,435
At December 31, 2020	1,524	1,922	377	820	4,643

14	Trade and other receivables

	December 31,	December 31,	January 1,
	2020	2019	2019
	€ ‘000s	€ ‘000s	€ ‘000s
Processor receivables	39,376	21,121	15,072
Trade receivables	35,632	15,938	8,181
Other receivables	2,841	1,521	1,360
Other taxation and social security	469	1,064	860
Prepayments	30,527	19,731	18,156

	108,845	59,375	43,628

Processor receivables are balances due from Payment Service Providers (‘PSPs’). The Group considers these PSPs as financial institutions that have high creditability in the market and strong payment profiles.

SGHC Limited

Notes to Consolidated Financial Statements (continued)

14	Trade and other receivables (continued)

Management considers that the carrying amount of trade and other receivables approximates their fair value. The expected credit losses calculated under IFRS 9 for trade and other receivables are considered by management to be immaterial.

15	Trade and other payables

	December 31,	December 31,	January 1,
	2020 € ‘000s	2019 € ‘000s	2019 € ‘000s
Trade payables	75,249	59,155	27,006
Other taxation and social security	3,196	3,130	2,576
Other payables	2,132	1,200	1,172
Accruals	62,732	34,836	31,224

	143,309	98,321	61,978

Management considers that the carrying amount of trade and other payables approximates to their fair value.

All amounts included in trade and other payables are repayable on demand, non-interest bearing and are not secured on the assets of the Group.

16	Equity

Shares Authorized and Issued
Ordinary shares issued and fully paid as at January 1, 2019 *	53,863,810

Ordinary shares issued and fully paid as at December 31, 2019	53,863,810
Issued during the year	690,162

Ordinary shares issued and fully paid as at December 31, 2020	54,553,972

*

Shares in issue as of 1 January 2019 have been retrospectively adjusted for the impact of the share issuances upon the culmination of the reorganization transaction and incorporation of SGHC as discussed in note 1.

16.1	Issued capital

On March 12, 2020 and March 17, 2020, the Company issued 345,081 no par registered shares to minority shareholders in Fengari and Pelion in exchange for € 1.4 million and € 4.8 million, respectively, to align its shareholding with that of SGHC. The € 6.2 million received for the issuance of shares has been recorded to share capital.

On January 1, 2020, Pindus, the predecessor entity to the Company, had 13,293,412 shares outstanding and issued capital at that date of €55 million. On July 6, 2020, SGHC was incorporated and issued 13,638,493 shares to the existing shareholders of Pindus in the same proportion as their existing holdings for no consideration. On October 7, 2020, SGHC exchanged all existing Pindus shares on a one-for-one basis with SGHC shares and issued an additional 27,276,986 shares to the existing shareholders of Fengari and Pelion in the same proportion as their existing holdings.

SGHC Limited

Notes to Consolidated Financial Statements (continued)

16	Equity (continued)

16.1	Issued capital (continued)

As discussed in note 1, the culmination of the reorganization has been treated in a manner similar to transactions between entities under common control. The ordinary shares issued to the shareholders of Fengari and Pelion have been presented as if they were issued as of the beginning of the earliest period presented, except for the shares issued to minority shareholders during March 2020 for cash consideration. In addition, the issuance of shares to existing shareholders upon the incorporation of SGHC for no compensation has been presented as if the shares had been issued at the beginning of the earliest period presented.

16.2	Foreign exchange reserve

The foreign exchange reserve relates to retranslation of the Group’s foreign subsidiaries with a non-Euro functional currency into the Group’s presentation currency.

16.3	Entities with significant influence over the Group

The Group does not have an ultimate holding company as no entity is deemed to have control over the Group. Instead both Knuttson Ltd and Chivers Trust are considered to exercise significant influence by way of holding 48.5% and 20.2%, respectively, of the issued share capital of SGHC.

17	Financial instruments — fair values and risk management

For financial assets and liabilities measured at fair value on a recurring basis, fair value is the price the Group would receive to sell an asset or pay to transfer a liability in an orderly transaction with a market participant at the measurement date. In the absence of active markets for identical assets or liabilities, such measurements involve developing assumptions based on market observable data and, in the absence of such data, internal information that is consistent with what market participants would use in a hypothetical transaction that occurs at the measurement date.

SGHC Limited

Notes to Consolidated Financial Statements (continued)

17	Financial instruments — fair values and risk management (continued)

Fair values

Fair values versus carrying amounts

The following are the fair values and carrying amounts of financial assets and liabilities in the Consolidated Statement of Financial Position:

	Carrying Amount December 31,	Fair Value December 31,	Carrying Amount December 31,	Fair Value December 31,	Carrying Amount January 1,	Fair Value January 1,
	2020	2020	2019	2019	2019	2019
	€ ‘000s	€ ‘000s	€ ‘000s	€ ‘000s	€ ‘000s	€ ‘000s
Assets
Loans receivable	39,804	39,804	1,132	1,132	24,849	24,849
Trade and other receivables	75,008	75,008	37,059	37,059	23,253	23,253
Regulatory deposits	2,901	2,901	2,949	2,949	2,710	2,710
Restricted cash	12,093	12,093	14,324	14,324	11,886	11,886
Cash and cash equivalents	138,540	138,540	74,365	74,365	26,679	26,679

Total	268,346	268,346	129,829	129,829	89,378	89,378

Liabilities
Trade and other payables	136,869	136,869	93,400	93,400	58,230	58,230
Lease liabilities	9,072	9,072	9,893	9,893	11,457	11,457
Deferred consideration	2,089	2,089	42,516	42,516	—	—
Interest-bearing loans and borrowings	210,723	210,723	174,849	174,849	146,793	146,793
Customer liabilities (at fair value through profit/loss)	43,709	43,709	33,213	33,213	20,597	20,597

Total	402,462	402,461	353,871	353,871	237,077	237,077

Net	(134,116)	(134,115)	(224,042)	(224,042)	(147,699)	(147,699)

Fair value hierarchy

The Group uses valuation techniques that are appropriate in the circumstances and for which sufficient data are available to measure the fair value, maximizing the use of relevant observable inputs and minimizing the use of unobservable inputs.

Fair values are categorized into different levels in a fair value hierarchy based on the inputs used in the valuation techniques

•	Level 1: quoted prices (unadjusted) in active markets for identical assets or liabilities;

•	Level 2: inputs for the asset or liability that are based on observable market data (i.e. observable inputs); and

•	Level 3: inputs for the asset or liability that are not based on observable market data (i.e. unobservable inputs).

SGHC Limited

Notes to Consolidated Financial Statements (continued)

17	Financial instruments — fair values and risk management (continued)

Fair values (continued)

Basis for determining fair values

The following are the significant methods and assumptions used to estimate the fair values for the financial instruments above.

Financial instruments carried at amortized cost

Cash and cash equivalents (Level 2)

The fair value of cash and cash equivalents is based on the nominal value of the relevant cash balances, as all are held at variable interest rates.

Restricted cash (Level 2)

The fair value of restricted cash is based on the nominal value of the relevant cash balances, they are further classified as current or non-current depending on when the restriction first ends.

Regulatory deposits (Level 2)

The fair value of regulatory deposits is based on the nominal value of the relevant cash balances, as all are held at variable interest rates.

Trade and other receivables — Restricted cash (Level 2)

The fair value of trade and other receivables is estimated using the present value of future cash flows, as there is no significant financing component, the Group measures trade and other receivables at their transaction price.

Loans receivable (Level 2)

The fair value of loans receivable is estimated using the present value of future cash flows discounted at the market rate of interest at the reporting date.

Trade and other payables (Level 2)

The fair value of trade and other payables is estimated using the present value of future cash flows discounted at the market rate of interest at the reporting date.

Lease liabilities (Level 2)

The fair value of lease liabilities is estimated using the present value of future cash flows discounted at the incremental borrowing rate at the lease commencement date.

Financial instruments carried at fair value

Interest-bearing loans and borrowings (Level 2)

The fair value of borrowings is estimated using the present value of future cash flows discounted at the market rate of interest at the reporting date.

SGHC Limited

Notes to Consolidated Financial Statements (continued)

17	Financial instruments — fair values and risk management (continued)

Financial instruments carried at fair value (continued)

Derivative financial instruments (Level 3)

Customer liabilities are fair valued as at year end to reflect the movement in the odds between the date the bet was placed and the odds as at year end.

Interest-bearing loans and borrowings

	December 31,	December 31,	January 1,
	2020	2019	2019
	€ ‘000s	€ ‘000s	€ ‘000s
Current interest-bearing loans and borrowings
Financial institution loan (GBP 3-month LIBOR plus 5%)	82,641	82,649	74,692
Financial institution loan (CAD 3-month LIBOR plus 5%)	258	261	232
Financial institution loan (CHF 3-month LIBOR plus 5%)	843	803	748
Financial institution loan (EUR 3-month LIBOR plus 5%)	95,296	81,889	71,120
Financial institution loan (EUR 6% interest)	2,591	—	—
Other loans (EUR 0%)	2,093	2,027	—

Total current interest-bearing loans and borrowings	183,722	167,629	146,792

Non-current interest-bearing loans and borrowings
Financial institution loan (EUR 3-month LIBOR plus 3%)	2,254	—	—
Financial institution loan (USD 6% interest)	2,044	—	—
Financial institution loan (EUR 6% interest)	22,703	7,220	—

Total non-current interest-bearing loans and borrowings	27,001	7,220	—

Analysis of loans and borrowings for the year ended 31 December 2020

Facility	Maturity	Interest rate	Currency	Facility amount
				€ ‘000s
Financial institution loan	On demand	3- month LIBOR plus 5%	GBP	£75,000
Financial institution loan	On demand	3- month LIBOR plus 5%	Multi-currency	€90,000
Financial institution loan	On demand	3- month LIBOR plus 5%	EUR	€11,500
Financial institution loan	On demand	3- month LIBOR plus 5%	EUR	€6,000
Financial institution loan	27-Nov-24	6%	EUR	€10,000
Financial institution loan	21-Feb-23	3- month LIBOR plus 3%	EUR	€10,000
Financial institution loan	02-Oct-23	6%	USD	$5,000
Financial institution loan	07-Mar-21	6%	EUR	€5,000
Financial institution loan	28-Mar-24	6%	Multi-currency	€10,000
Financial institution loan	27-Nov-24	6%	EUR	€10,000
Other loans	On demand	0%	EUR	Unspecified
Other loans	On demand	1.5%	EUR	€25,600

SGHC Limited

Notes to Consolidated Financial Statements (continued)

17	Financial instruments — fair values and risk management (continued)

Financial risk management

The Group’s activities expose it to a variety of financial risks, namely, market risk, liquidity risk and credit risk. The Group’s senior management oversees the management of these risks. The Group’s senior management ensures that the Group’s financial risk activities are governed by appropriate policies and procedures and that financial risks are identified, measured and managed in accordance with the Group’s policies and risk objectives. The Group reviews and agrees on policies for managing each of these risks which are described below.

Market risk

Market risk relates to the risk that changes in prices, including sports betting prices/odds, foreign currency exchange rates and interest rates, will impact the Group’s income or the value of its financial instruments. Market risk management has the function of managing and controlling the Group’s exposure to market risk to within acceptable limits, while at the same time, ensuring that returns are optimized.

The management of market risk is performed under the supervision of the Group’s senior management and according to the guidance approved by them.

Sports betting prices/odds

Managing the risks associated with the sportsbook bets is a fundamental part of the Group’s business. Group senior management has the responsibility for the compilation of bookmaking odds and for sportsbook risk management as well as responsibility for the creation and pricing of all betting markets, and the trading of those markets through their lives.

A mix of traditional bookmaking approaches married with risk management techniques from other industries is applied, and extensive use is made of mathematical models and information technology. The Group has set predefined limits for the acceptance of sportsbook bet risks. Stake and loss limits are set by reference to individual sports, events and bet types. These limits are subject to formal approval by senior management.

Liquidity risk

Liquidity risk is the risk that the Group will encounter difficulty in meeting the obligations associated with its financial liabilities that are settled by delivering cash or another financial asset. The Group’s approach to managing liquidity is to ensure that; as far as possible, it will have sufficient liquidity to meet its liabilities when they become due.

Cash flow forecasting is performed in the operating entities of the Group on a monthly basis and then aggregated by Group Finance which closely monitors the actual status per company and the rolling forecast of the Group’s liquidity.

Customer funds are kept in dedicated accounts, separately from the Group’s operational bank accounts in order to ensure that their liability is met.

SGHC Limited

Notes to Consolidated Financial Statements (continued)

17	Financial instruments — fair values and risk management (continued)

Liquidity risk (continued)

The following table shows the cash flows for financial liabilities.

	Carrying amount	Contractual cashflows	less than 1 year	1-2 years	3-5 years	Over 5 years
	€ ‘000s	€ ‘000s	€ ‘000s	€ ‘000s	€ ‘000s	€ ‘000s
At December 31, 2020
Trade payables	75,249	75,249	75,249	—	—	—
Accruals	61,620	61,619	61,619	—	—	—
Other payables	2,132	2,132	2,132	—	—	—
Customer liabilities	43,709	43,709	43,709	—	—	—
Lease liabilities	9,072	11,374	2,586	2,568	6,220	—
Deferred consideration	2,089	2,089	2,089	—	—	—
Interest-bearing loans and borrowings principal	200,417	200,416	174,568	—	25,848	—
Interest-bearing loans and borrowings interest	10,306	16,617	9,250	—	7,367	—

	404,594	413,205	371,202	2,568	39,435	—

At December 31, 2019
Trade payables	59,155	59,155	59,155	—	—	—
Accruals	34,245	34,245	34,245	—	—	—
Other payables	1,200	1,200	1,200	—	—	—
Customer liabilities	33,213	33,213	33,213	—	—	—
Lease liabilities	9,893	11,118	2,486	7,206	1,426	—
Deferred consideration	42,516	42,516	42,516	—	—	—
Interest-bearing loans and borrowings principal	174,849	174,849	167,629	—	7,220	—
Interest-bearing loans and borrowings interest	—	2,093	—	—	2,093	—

	355,071	358,389	340,444	7,206	10,739	—

At January 1, 2019
Trade payables	27,006	27,006	27,006	—	—	—
Accruals	31,224	31,224	31,224	—	—	—
Customer liabilities	20,597	20,597	20,597	—	—	—
Lease liabilities	11,457	22,002	2,202	9,326	6,977	3,497
Interest-bearing loans and borrowings principal	125,232	125,232	125,232	—	—	—
Interest-bearing loans and borrowings interest	21,561	21,561	21,561	—	—	—

	238,249	248,794	228,994	9,326	6,977	3,497

SGHC Limited

Notes to Consolidated Financial Statements (continued)

17	Financial instruments — fair values and risk management (continued)

Liquidity risk (continued)

Changes in liabilities arising from financing activities

	Interest-bearing loans and borrowings and deferred consideration € ‘000s	Lease liabilities € ‘000s	Total € ‘000s
At January 1, 2019	146,793	11,457	158,250

Cash inflows	14,610	—	14,610
Cash outflows	—	(2,215)	(2,215)
Elimination on business combinations	(18,200)	—	(18,200)
Deferred consideration paid	(20,284)	—	—
Effects of movements in exchange rates	2,444	(1)	2,443
New leases	—	91	91
Increase in deferred consideration	62,500	—	62,500
Arising from business combinations	22,328	—	22,328
Interest	7,174	561	7,735

At December 31, 2019	217,365	9,893	227,258

Cash inflows	7,142	—	7,142
Cash outflows	(15,779)	(2,645)	18,424
Deferred consideration paid	(66,027)	—	66,027
Effects of movements in exchange rates	(1,945)	128	(5,715)
New leases	—	196	196
Increase in deferred consideration	25,600	—	25,600
Loans novated	29,844	—	29,844
Arising from business combinations	6,306	815	7,121
Interest	10,306	685	10,991

At December 31, 2020	212,812	9,072	221,884

Credit risk

Credit risk is the risk that a counterparty will not meet its obligations under a financial instrument or customer contract, leading to a financial loss. The Group is exposed to credit risk from its operating activities (primarily trade receivables) and from its financing activities, including deposits with banks and financial institutions, foreign exchange transactions and other financial instruments.

Credit risk also arises where cash and cash equivalents and restricted cash are deposited with banks or financial institutions. It is the Group’s policy to deposit funds only with reputable institutions, and to keep the position under review. Management do not consider there to be a concentration of credit risk within the Group as the amounts receivable at year end are spread across a number of 3rd party supplier across multiple locations.

The Group applies the IFRS 9, ‘Financial Instruments,’ simplified approach to measuring expected credit losses which uses a lifetime expected loss allowance for trade and other receivables that do not contain a significant financing component and those that are recognized under IFRS 15, ‘Revenue from Contracts with Customers.’

SGHC Limited

Notes to Consolidated Financial Statements (continued)

17	Financial instruments — fair values and risk management (continued)

Credit risk (continued)

The Group’s sports betting and online casino business are predominantly cash businesses where there is a requirement for the customer to pay in advance of entering into a transaction. These payments are collected through payment service providers. The Group does not grant credit to customers.

As such, the majority of the Group’s outstanding receivables balance is with approximately 68 payment service providers (PSPs), some of which are global brands, and others are smaller and country specific. The Group considers these PSPs as financial institutions that have high credibility in the market and strong payment profiles.

The Group monitors trade and other receivables based on credit risk characteristics and aging of the receivables.

This is accomplished through weekly cash flow meetings where inflows from PSPs are reviewed, and on a monthly basis a ‘PSP aging report’ is assessed. This enables management to identify any settlements outstanding for more than a month and will then be raised for consideration of write offs. Management also considers current and forward-looking information based on publicly available information affecting the ability of the debtors to settle receivables, for example, news of a PSP declaring bankruptcy, experiencing fraud or financial difficulties, etc. Historically, write offs have been rare and immaterial, with the exception of specific one-off events.

The Group considers the expected credit loss calculated under IFRS 9 for trade and other receivables, and any write offs to be immaterial. In relation to regulatory deposits, cash and cash equivalents and loans receivable, the credit risk is low and any required provision would be non-existent or immaterial.

Foreign currency risk

Foreign currency risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in exchange rates. Foreign exchange risk arises from future commercial transactions and recognized financial assets and liabilities. Some of the Group’s subsidiaries operate in local currencies, primarily GBP, GHS, NGN, ZAR. Exchange rates are monitored by Group Finance on a monthly basis to ensure that adequate measures are taken if fluctuations increase.

Effect of a quantitative change of foreign currency exchange rates of the Euro against the exposed currencies on the Group’s monetary financial assets and liabilities:

	Effect on profit before tax as at December 31,	Effect on profit before tax as at December 31,
	2020 € ‘000s	2019 € ‘000s
€ exchange rate + 10%	(948)	10,000
€ exchange rate + 5%	(468)	4,984
€ exchange rate - 5%	468	(4,984)
€ exchange rate - 10%	948	(10,000)

Interest rate risk

Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of change in market interest rates.

SGHC Limited

Notes to Consolidated Financial Statements (continued)

17	Financial instruments — fair values and risk management (continued)

Interest rate risk (continued)

The Group is mainly exposed to borrowings interest rate risk. The interest rate on borrowings is based on the variable and fixed interest rates disclosed in the analysis of financial institution loans table included in this note.

The interest incurred on these loans to June 30, 2021 amounted to € 5.0 million. These loans were novated on June 25, 2021. Refer to note 25 “Subsequent events” for details relating to the loans novated subsequent to year end.

The Group monitors its treasury at least monthly and seeks to obtain a commercial rate of return from AA or above rated institutions whilst not impacting on cash flow.

18	Leases

The Group is a lessee and enters into contracts to lease office property and motor vehicles. Leases are individually negotiated and include a variety of different terms and conditions in different countries.

Lease contracts have fixed payments and are either non-cancellable or may only be cancelled by incurring a substantive termination fee. The Group is prohibited from selling or pledging the underlying leased assets as security. The Group includes renewal options as part of the lease term when these are reasonably certain.

The Group has no material short term or low value asset leases.

Right-of-use assets

On January 1, 2019 the Group adopted IFRS 16, ‘Leases’ using the modified retrospective method of adoption. The reclassifications and the adjustments arising from the new leasing rules are recognized in the opening Consolidated Statement of Financial Position on January 1, 2019.

The associated right-of-use assets for property and motor vehicle leases were measured on a modified retrospective basis with the right-of-use assets being measured at the amounts equal to the lease liability.

The amount recognized as right-of-use assets is as shown:

	Leasehold property	Motor vehicles	Total
	€ ‘000s	€ ‘000s	€ ‘000s
At January 1, 2019	11,456	—	11,456
Additions	91	—	91
Amortization	(1,703)	—	(1,703)

At December 31, 2019	9,844	—	9,844
Arising on business combinations	845	—	845
Effects of movements in exchange rates	71	(2)	69
Additions	164	44	208
Amortization	(1,995)	(15)	(2,010)

At December 31, 2020	8,929	27	8,956

SGHC Limited

Notes to Consolidated Financial Statements (continued)

18	Leases (continued)

Lease liabilities

On adoption of IFRS 16 ‘Leases,’ the Group recognized lease liabilities in relation to leases which had previously been classified as operating leases under the principles of IAS 17 leases. These liabilities were measured at the present value of the remaining lease payments.

The recognized lease liability is as shown:

	Leasehold property	Motor vehicles	Total
	€ ‘000s	€ ‘000s	€ ‘000s
At January 1, 2019	11,456	—	11,456
Additions	91	—	91
Interest expense	561	—	561
Lease payments	(2,215)	—	(2,215)

At December 31, 2019	9,893	—	9,893
Arising on business combinations	815	—	815
Effects of movements in exchange rates	130	(2)	128
Additions	157	39	196
Interest expense	684	1	685
Lease payments	(2,632)	(13)	(2,645)

At December 31, 2020	9,047	25	9,072

Maturity analysis — contractual undiscounted cash flows

	December 31,	December 31,	January, 1
	2020	2019	2019
	€ ‘000s	€ ‘000s	€ ‘000s
Less than one year	2,586	2,491	2,202
One to five years	8,788	9,692	9,326
More than five years	—	1,426	3,497

Total undiscounted lease liabilities	11,374	13,609	15,024

Lease liabilities included in the Consolidated Statement of Financial Position

	At December 31,	At December 31,	At January 1,
	2020	2019	2019
	€ ‘000s	€ ‘000s	€ ‘000s
Current	2,318	1,825	1,649
Non-current	6,754	8,068	9,808

Total lease liabilities	9,072	9,893	11,457

SGHC Limited

Notes to Consolidated Financial Statements (continued)

18	Leases (continued)

Lease liabilities (continued)

Amounts recognized in the Consolidated Statement of Profit or Loss and Other Comprehensive Income

	2020	2019
	€ ‘000s	€ ‘000s
Interest on lease liabilities	685	561
Amortization on right-of-use assets	2,010	1,703
COVID-19 Rent Concession	(360)	—

	2,335	2,264

Amounts recognized in the Consolidated Statement of Cash Flows

	2020	2019
	€ ‘000s	€ ‘000s
Interest paid on lease liabilities	707	484
Principal payment on lease liabilities	1,938	1,731

Total cash outflow for leases	2,645	2,215

19	Related party transactions

Remuneration of key management personnel

The remuneration of the directors and executive officers (excluding non-executive directors), who are the key management personnel of the Group, is set out below in aggregate for each of the categories specified in IAS 24, ‘Related Party Disclosures’. These expenses are included in the ‘General and administrative expenses’ line item within the Consolidated Statement of Profit or Loss and Other Comprehensive Income.

	2020	2019
	€ ‘000s	€ ‘000s
Short term employee benefits	5,301	5,449
Post-employment pension and medical benefits	75	70

	5,376	5,519

Key management personnel services were also provided by Whitfield Management Limited and Digital Outsource Services Proprietary Limited. Amounts paid to Whitfield Management Limited for these services for the year ended December 31, 2020 amounted to € 0.3 million (2019: € 0.1 million). Of the total fees paid to Digital Outsource Services Proprietary Limited for the year ended December 31, 2020 amounting to € 58.1 million (2019: € 39.7 million) fees for the key management personnel services amounted to € 1.3 million (2019: € 0.4 million). Key management personnel services provided by Digital Outsource Services Proprietary Limited are in relation to Fengari and Lanester.

20	Dividends paid and proposed

2020
€ ‘000s
Cash dividends on ordinary shares declared and paid:
Final dividend (€ 0.18 per share)	10,000

10,000

SGHC Limited

Notes to Consolidated Financial Statements (continued)

21	Provisions

	2020	2019
	€ ‘000s	€ ‘000s
License review provision

As at the beginning of the year	24,265	8,438
Settled in the year	(13,556)	(340)
Amounts transferred to accruals during the year	(10,709)	—
Provided in the year	—	16,167

As at the end of the year	—	24,265

Withholding, indirect and gaming taxes

As at the beginning of the year	22,797	—
Arising on business combinations	17,879	21,219
Settled in the year	(110)	—
Provided in the year	5,200	1,577

As at the end of the year	45,766	22,797

Current	45,766	47,062
Non-Current	—	—

Total	45,766	47,062

Provisions have been made based on the Group’s best estimate of the future cash flows, taking into account the risks associated with each obligation.

License review provision

The Group is regulated for betting and gaming activities in a number of territories and is subject to compliance with the terms of these licenses. During 2019 and 2020, the Group was subject to a license review in one of its principal operating territories. As part of the license review the Company agreed in 2020 to pay an initial payment of € 13.6 million and perform a follow up review. As at December 31, 2020, the Group had made a further provision of € 10.7 million for the expected liability arising from this further review. As at December 31, 2020, the Group had completed the follow up review and as such, given the increased certainty of payments to be made, transferred the remaining provision balance to accruals.

The Group currently still has license reviews open and it is possible that an additional amount payable could arise, however management believe that this is not probable nor can an amount be reliably estimated, therefore no provisions nor contingencies have been raised.

Withholding, indirect and gaming tax provisions

The Group is subject to withholding, indirect and gaming taxes in the jurisdictions in which it operates. The Group records provisions for taxes in certain jurisdictions where the interpretation of tax legislation is uncertain or where the Group continues to challenge the interpretations and the likelihood of tax being payable is considered probable.

The Group makes provisions for these matters based on the best estimate based on the individual facts and circumstances. Assessments made rely on advice from legal counsel and management’s assessment of

SGHC Limited

Notes to Consolidated Financial Statements (continued)

judgments reached on cases in similar jurisdictions, as well as estimates and assumptions which may involve a series of complex judgments about future events. To the extent that the final outcome of these matters is different than the amounts recorded, such differences may impact the Group’s financial results in the period in which such determination is made.

22	Commitments and contingencies

Withholding, indirect and gaming taxes

As reflected in the critical judgments disclosures in note 3, the Group reviews tax developments at each reporting date to determine if a provision should be recorded or a contingency disclosed. The Group assesses its tax liabilities taking into account current (and enacted but not yet implemented) tax law in conjunction with advice received from professional advisers and/or legal counsel.

In particular, there are a number of African countries in which the Group operates (namely Uganda, Ghana and Zambia) where contingent obligations exist in respect of the application of local indirect taxes (withholding tax and/or VAT) to winnings. In each country there is a lack of clarity in respect of the definition of winnings and whether this applies to the amount staked as a bet by the customer or whether this is the net amount won by the customer. The lack of clarity on how the taxes should be calculated, along with further uncertainty over the periods from which these taxes are effective, means that it is impracticable to reliably estimate the financial effect of these contingent obligations.

There are also various indirect taxes within other countries where there is a lack of clarity around indirect tax regulation. Based on professional advice and no further guidance from the revenue authorities, it is impracticable to reliably estimate the financial effect of these contingent liabilities.

Legal contingencies

The business is party to pending litigation in various jurisdictions and with various plaintiffs in the normal course of business. The Group takes legal advice as to the likelihood of success of claims and counterclaims. No provision is made where, due to inherent uncertainties, no accurate quantification of any cost, or timing of such cost, which may arising from any of the legal proceedings can be determined.

In particular, certain subsidiaries of the Group have received a relatively small number of claims for the refund of losses from customers who are contesting the ability of companies to operate in Austria. Whilst the Group believes it is legally entitled to operate in Austria through its Maltese license and is actively looking for a referral of this matter to the European Court of Justice, there is a contingent liability in respect of this matter. It is inherently uncertain as to whether there would be further claims from customers and whether the Company will be able to successfully defend the claims. For this reason, the Company cannot at this time make a reliable estimate of the financial effect of this contingent liability.

SGHC Limited

Notes to Consolidated Financial Statements (continued)

23	Subsidiaries

The table below includes the Company’s principal subsidiaries as at December 31, 2020, determined as either contributing to 10% or more of the Group assets or revenues. The Company has other subsidiaries, however the assets and revenues did not exceed 10%, and the aggregate did not exceed 20% of the Group’s consolidated assets or revenues for the year ended December 31, 2020:

Name	% Equity interest	Country of incorporation	Nature of business
Fengari Holdings Limited	100%	Guernsey	Holding company
City Views Limited	100%	Guernsey	Intellectual property
Bayton Limited	100%	Malta	Gaming operations
Baytree Limited	100%	Malta	Gaming operations
Betway Group Limited	100%	Guernsey	Holding company
Betway Limited	99.9%	Malta	Gaming operations

Certain subsidiary entities of the Group are not wholly-owned. Management has assessed the values of the non-controlling interests (‘NCI’) in these instances and determined them to be immaterial. Therefore, the Group has not reflected any NCI in these financial statements.

24	First time adoption of IFRS

These are the Company’s first financial statements prepared under IFRS.

The accounting policies set out in note 2 have been consistently applied in preparing the Consolidated Financial Statements for the year ended December 31, 2020, the comparative information presented for the year ended December 31, 2019 and in the presentation of the opening IFRS balance sheet as of January 1, 2019 (the Company’s date of transition to IFRS).

In preparing its opening IFRS balance sheet, the Company has not provided any reconciliation to IFRS as required by IFRS 1 as a consequence of adopting IFRS, as these are the Company’s first consolidated financial statements presented and the Company has not previously presented any financial statements, as discussed in note 1. A quantitative explanation of the conversion to IFRS is not considered meaningful and consequently no reconciliation to such information has been presented.

Set out below are the applicable mandatory exceptions and optional exemption elections in IFRS 1 applied in preparing the Company’s first financial statements under IFRS.

The applicable mandatory exceptions for IFRS 1 applied are as follows:

•

Estimates: An entity’s estimates in accordance with IFRS at the date of transition shall be consistent with estimates made for the same date in accordance with its previous assertions made for its internal financial information purposes, unless this is objective evidence that those estimates were in error. The Group has considered such information about historic estimates and has treated the receipt any such information in the same was as non-adjusting events after the reporting period thus ensuring IFRS estimates as at January 1, 2019 are consistent with the estimates as at the same date made previously.

•

Derecognition of financial assets and liabilities: The group has applied the derecognition requirements of IFRS 9, as outlined in note 2.8, prospectively for transactions on or after the date of transition to IFRSs and did not apply them retrospectively to transactions occurring before that date. The Group did not consider the impact of this mandatory exemption to be material.

•	Classification and measurement of financial instruments: The Group assessed whether its financial instruments met the conditions of being measured at amortized cost or fair value through other

SGHC Limited

Notes to Consolidated Financial Statements (continued)

24	First time adoption of IFRS (continued)

comprehensive income on the basis of the facts and circumstances existing at the date of transition to IFRSs and applied any resulting classifications retrospectively. The Group did not consider the impact of this mandatory exemption to be material.

•

Impairment of financial instruments: The Group performed an assessment of impairment of financial instruments as at the date of transition to IFRSs and determined there were no material impairments of financial instruments as of that date, nor as at December 31, 2019 or 2020.

The Group has assessed all other compulsory exceptions of IFRS 1 to not be relevant to the Group.

The applicable optional exemptions for IFRS 1 applied were as follows:

•

Investments in subsidiaries, joint ventures and associates: The first time adoption of IFRSs results in the consolidation for the first time of subsidiaries not previously consolidated as the Company did not prepare Consolidated Financial Statements. As discussed in note 1, a subsidiary of the Group, Betway, has previously adopted IFRS. The Group has therefore recognized the assets and liabilities of Betway and its subsidiaries in the Group’s Consolidated Financial Statements at the same carrying amounts as in the IFRS financial statements of the subsidiary, after adjusting for consolidation procedures and for the effects of the business combinations in which the Group acquired Betway.

•

Assets and liabilities of subsidiaries, associates and joint ventures: As discussed in the section above, the Group has recognized the assets and liabilities of its subsidiary Betway, which previously adopted IFRS, within the Group’s Consolidated Financial Statements at the same carrying values as reflected in Betway’s own consolidated financial statements, after adjusting for consolidation procedures and for the effects of the business combinations in which the Group acquired Betway.

The Group has assessed all other optional exemptions from IFRS and has either elected not to take the exemption or determined it to not be relevant to the Group.

25	Subsequent events

In preparing the consolidated financial statements as at December 31, 2020 , the Group has evaluated events subsequent to the Statement of Financial Position date in order to assess the need for potential recognition or disclosure in these financial statements. The Group assessed events through September 9, 2021, which is the date the Consolidated Financial Statements were issued. Based on this evaluation, it was determined that there were no subsequent events requiring recognition or disclosure in these financial statements except for the following:

Company acquisitions

•	On January 11, 2021 the Group acquired an option to purchase 100% of the issued share capital of Raging River Trading (Pty) Ltd with an exercise price of € 2.1 million;

•	On April 1, 2021 the Group acquired 100% of the issued share capital of Raichu Investments (Pty) Ltd for € 4.2 million;

•

On April 8, 2021 the Group acquired 100% of the issued share capital of Digital Gaming Corporation (“DGC”) for $12.6 million, conditional on various regulatory approvals. The purchase of DGC is conditioned upon written consent from the Gaming Authorities in the US that Gaming Approvals for each relevant jurisdiction and certain market access agreements will not terminate due to the purchase by SGHC;

SGHC Limited

Notes to Consolidated Financial Statements (continued)

25	Subsequent events (continued)

Company acquisitions (continued)

•	On April 9, 2021 the Group acquired 100% of the issued share capital of Webhost Limited for € 2.9 million;

•	On April 9, 2021 the Group acquired 100% of the issued share capital of Buffalo Partners Limited for € 2.5 million;

•	On April 9, 2021 the Group acquired 100% of the issued share capital of Partner Media Limited for € 0.7 million;

•

On April 12, 2021 the Group entered into an agreement to acquire 100% of the issued share capital of Haber Investments Limited for € 13.2 million, with completion conditioned upon certain future events;

•	On April 14, 2021 the Group acquired 100% of the issued share capital of Digiproc Consolidated Limited for € 9.2 million;

•	On April 15, 2021 the Group entered into an agreement to acquire 100% of the issued share capital of Red Interactive Ltd for € 2.2 million, with completion conditioned on certain future events; and

•

On April 16, 2021 SGHC was granted a call option for 100% of the issued share capital of Verno Holdings Limited. This option can be exercised at any time between the date of the agreement, April 16, 2021, and December 31, 2023 for the option price of € 25.0 million. An addendum to the agreement was entered into on June 30, 2021 altering the terms by which the option can be exercised, with the option only exercisable between the period June 30, 2023 and December 31, 2023, subject to certain conditions.

As of September 9, 2021 management has not completed its purchase price allocation exercise for the above acquisitions or proposed acquisitions. Full details of the fair value of assets and liabilities acquired will be provided in due course.

On April 23, 2021, the Company entered into a Business Combination Agreement (as it may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”) by and among itself (‘SGHC’), Super Group (SGHC) Limited (‘NewCo’), Sports Entertainment Acquisition Corp (‘SEAC’), a New York Stock Exchange (‘NYSE’) publicly traded special purpose acquisition company based in the United States, Super Group Holding Company Merger Sub, Inc (‘Merger Sub’), a Delaware corporation and a wholly-owned subsidiary of NewCo which will result in the public listing of the Group.

The Business Combination Agreement provides for, among other things, the following transactions: (i) prior to the closing date, each holder of ordinary shares of the Group will exchange such shares for a certain number of ordinary shares of no par value of NewCo (the “Pre-Closing Reorganization”), (ii) on the closing date, SEAC will merge with and into Merger Sub, with SEAC as the surviving company continuing as a wholly owned subsidiary of NewCo (the “Merger”) and (iii) at the effective time of the Merger, each share of Class A common stock of SEAC shall be cancelled and extinguished and shall be converted into the right to receive one ordinary share of no par value NewCo (the “Exchange”).

The Business Combination is expected to close, following shareholder approval and the fulfillment of other customary closing conditions.

Repayment of loans receivable

Loans receivable to the value of € 20.6 million out of the € 39.8 million as at December 31, 2020 have been settled.

SGHC Limited

Notes to Consolidated Financial Statements (continued)

25	Subsequent events (continued)

Loan novations and share issue

On June 25, 2021 external loans with a value of € 203.0 million out of the total interest-bearing loans of € 212 million at 31 December 2020 were novated from a number of Group subsidiaries to SGHC. This debt was then further novated to the shareholders of the Company registered at close of business on that date, in consideration for an aggregate additional 2,761,697 ordinary shares in the Company, in the same pro-rata proportions as the shareholding percentages just prior to this loan novation and share issue. The Company issued these shares on June 30, 2021.

Independent Auditor’s Report

Board of Directors

Lanester Investments Limited

St Peter Port, Guernsey

We have audited the accompanying consolidated financial statements of Lanester Investments Limited and its subsidiaries, which comprise the consolidated statements of financial position as of May 4, 2020, December 31, 2019 and January 1, 2019, and the related consolidated statements of profit or loss and other comprehensive income, changes in equity, and cash flows for the period from January 1, 2020 through May 4, 2020 and for the year ended December 31, 2019, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Lanester Investments Limited and its subsidiaries as of May 4, 2020, December 31, 2019 and January 1, 2019, and the results of their operations and their cash flows for the period from January 1, 2020 through May 4, 2020 and for the year ended December 31, 2019 in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

/s/ BDO LLP

BDO LLP

London, United Kingdom

September 9, 2021

Lanester Investments Limited

Consolidated Statements of Profit or Loss and Other Comprehensive Income

for the period from January 1, 2020 through May 4, 2020 and for the year ended December 31, 2019

	Note	For the period from January 1, 2020 through May 4, 2020 € ‘000s	For the year ended December 31, 2019 € ‘000s
Revenue	4	34,829	99,864
Direct and marketing expenses		(19,632)	(56,129)
General and administrative expenses		(6,128)	(20,383)
Depreciation and amortization	5	(333)	(843)

Profit from operations	5	8,736	22,509
Finance expense	6	(112)	(255)

Profit before taxation		8,624	22,254
Income taxation	7	(117)	69

Profit and total comprehensive income for the period		8,507	22,323

The accompanying notes are an integral part of these consolidated financial statements.

Lanester Investments Limited

Consolidated Statements of Financial Position

as at May 4, 2020, December 31, 2019 and January 1, 2019

		As at May 4,	As at December 31,	As at January 1,
	Note	2020	2019	2019
		€ ‘000s	€ ‘000s	€ ‘000s
ASSETS
Non-current assets
Intangible assets	8	1,485	1,309	1,018
Property, plant and equipment	9	59	69	112
Right-of-use assets	14	430	456	—
Deferred tax assets	7	689	663	611
Loans receivable	13	14,467	14,467	13,414

		17,130	16,964	15,155
Current assets
Trade and other receivables	10	9,556	8,096	10,191
Income tax receivables		3	—	—
Cash and cash equivalents	13	14,119	11,172	14,032

		23,678	19,268	24,223

TOTAL ASSETS		40,808	36,232	39,378

LIABILITIES
Non-current liabilities
Lease liabilities	14	337	373	—

		337	373	—
Current liabilities
Lease liabilities	14	63	62	—
Interest-bearing loans and borrowings	13	6,281	6,185	5,933
Loan from related party	15	—	11,494	13,444
Trade and other payables	11	8,562	8,935	10,618
Customer liabilities		3,365	2,619	4,416
Provisions	16	16,461	15,826	14,859
Income tax payables		145	—	2,084

		34,877	45,121	51,354

TOTAL LIABILITIES		35,214	45,494	51,354

EQUITY
Share capital	12	1	1	1
Retained profit/(accumulated deficit)		5,593	(9,263)	(11,977)

EQUITY		5,594	(9,262)	(11,976)

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY		40,808	36,232	39,378

The accompanying notes are an integral part of these consolidated financial statements.

Lanester Investments Limited

Consolidated Statements of Changes in Equity

for the period from January 1, 2020 through May 4, 2020 and for the year ended December 31, 2019

		Share capital €	Retained profit/ (accumulated deficit)	Total equity
	Note	‘000s	€ ‘000s	€ ‘000s
Equity as at January 1, 2019		1	(11,977)	(11,976)
Profit for the year		—	22,323	22,323

Total comprehensive income		—	22,323	22,323
Dividends paid	19		(19,609)	(19,609)

Equity as at December 31, 2019		1	(9,263)	(9,262)
Profit for the period		—	8,507	8,507

Total comprehensive income		—	8,507	8,507
Capital contributions	12.3	—	11,493	11,493
Dividends paid	19	—	(5,144)	(5,144)

Total transactions with owners		—	6,349	6,349

Equity as at May 4, 2020		1	5,593	5,594

The accompanying notes are an integral part of these consolidated financial statements.

Lanester Investments Limited

Consolidated Statements of Cash Flows

for the period from January 1, 2020 through May 4, 2020 and for the year ended December 31, 2019

		For the period from January 1,	For the year ended December 31, 2019
	Note	€ ‘000s	€ ‘000s
Cash flows from operating activities
Profit for the period		8,507	22,323
Add back:
Income tax expense/(income)	7	117	(69)
Depreciation of property, plant and equipment	9	10	77
Amortization of intangible assets	8	297	752
Amortization of right-of-use assets	14	26	14
Movement in provisions		635	967
Finance expense		112	255
Unrealized foreign currency loss		241	(338)
Changes in working capital:
(Increase)/decrease in trade and other receivables	10	(1,460)	2,095
Decrease in trade and other payables	11	(373)	(1,683)
Increase/(decrease) in customer liabilities		746	(1,797)

Cash generated from operating activities		8,858	22,596
Corporation tax received/paid		—	(2,068)

Net cash flows generated from operating activities		8,858	20,528
Cash flows from investing activities
Acquisition of intangible assets	8	(473)	(1,043)
Acquisition of property, plant and equipment	9	—	(34)
Issuance of loans receivable	13	—	(1,053)

		(473)	(2,130)

Cash flows from financing activities
Cash paid in interest	13	(10)	(35)
Proceeds from interest-bearing loans and borrowings	15	—	38
Repayment of loan with related party	14	—	(1,950)
Repayment of lease liabilities - interest	14	(6)	(5)
Repayment of lease liabilities -principle	19	(35)	(35)
Dividends paid		(5,144)	(19,609)

Net cash flows used in financing activities		(5,195)	(21,596)

Increase in cash and cash equivalents		3,190	(3,198)
Cash and cash equivalents at beginning of the period		11,172	14,032
Effects of exchange rate fluctuations on cash held		(243)	338

Cash and cash equivalents at end of the period		14,119	11,172

Significant non-cash transactions
Non-cash capital contributions	12.3	11,493	—

The accompanying notes are an integral part of these consolidated financial statements.

Lanester Investments Limited

Notes to Consolidated Financial Statements

1	General information and basis of preparation

General information

Lanester Investments Limited (‘the Company’ or ‘Lanester’) and its subsidiaries (together ‘the Group’) operate a number of interactive gaming services registered in the countries detailed in note 18. These interactive gaming services consist mainly of online casino games of chance.

Lanester Investments Limited is a limited company incorporated under the Companies (Guernsey) Law, 2008 (the ‘Companies Law’) on April 1, 2020. The registered office is located at Kingsway House, Havilland Street, St Peter Port, Guernsey.

The Consolidated Financial Statements of the Group for the period ended May 4, 2020 were authorized for issue in accordance with a resolution of the Board of Directors on September 9, 2021.

Basis of preparation

These Consolidated Financial Statements have been prepared in conformity with International Financial Reporting Standards (‘IFRS’) as issued by the International Accounting Standards Board (‘IASB’).

The accounting principles set out below, unless stated otherwise, have been applied consistently for all periods presented in the Consolidated Financial Statements.

Lanester’s fiscal year ends December 31. All intercompany transactions are eliminated during the preparation of the Consolidated Financial Statements.

On May 4, 2020 Lanester was acquired by Pelion Holdings Limited (‘Pelion’) which itself was deemed to have been acquired by SGHC Limited (‘SGHC’) on April 1, 2020 referred to as the ‘Reorganization Transactions. On May 4, 2020, Pelion Holdings Limited (‘Pelion’) acquired 100% of the outstanding shares of Lanester Investments Limited from Castanea Limited (‘Castanea’) in exchange for cash compensation of € 25.6 million. The Directors have prepared these non-statutory financial statements for inclusion in a Form F-4 to be submitted by the Company’s proposed parent company, Super Group (SGHC) Limited, to the United States Securities and Exchange Commission (‘SEC’). For further discussion of the Reorganization Transaction refer to note 21, subsequent events. The consolidated financial information presented herein is not comparable primarily due to the acquisition of Lanester on May 4, 2020 resulting in financial information for this entity only being presented through to this date.

These financial statements are presented in Euros being the currency of the primary economic environment in which the Group operates.

The Consolidated Financial Statements have been prepared on a historical cost basis, unless otherwise stated. All amounts presented are rounded to the nearest thousand except when otherwise indicated. Due to rounding, differences may arise when individual amounts or percentages are added together.

IFRS 1(‘First Time Adoption of IFRS’)

These financial statements, for the period ended May 4, 2020, have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”) and using the accounting policies the Company expects to adopt in its consolidated financial statements as at and for the year ending December 31, 2020. These accounting policies are disclosed in Note 2 of the Company’s special purpose consolidated financial statements prepared through to the date of acquisition of the Company by Pelion.

Lanester Investments Limited

Notes to Consolidated Financial Statements  (continued)

1	General information and basis of preparation (continued)

The policies applied in these special purpose consolidated financial statements are based on IFRS as issued by the IASB issued and outstanding as of December 31, 2020.

The Company has elected January 1, 2019 as the date of transition to IFRS (the “Transition Date”). IFRS 1, First-time Adoption of IFRS (“IFRS 1”), has been applied. Lanester has not previously prepared financial statements and therefore no transition reconciliations from previous GAAP are shown. An explanation of how the transition to IFRS has affected the consolidated financial statements is included in note 20.

In accordance with IFRS 1, assets and liabilities were recognized and measured in accordance with those IFRSs required to be applied as at December 31, 2020.

IFRS 1 allows first-time adopters certain exemptions from the retrospective application of certain requirements under IFRS. The Group has applied the exemption under Appendix D13 to deem cumulative currency translation differences for all foreign operations to be zero at the transition date, January 1, 2019.

The Group did not use any other of the optional exemptions to full retrospective application of IFRS set out within IFRS 1.

There were no other mandatory elections or optional exemptions with a material impact on the full retrospective application of IFRS set out within IFRS 1, refer to note 20.

2	Accounting policies

The following principal accounting policies have been used consistently in the preparation of these consolidated financial statements.

2.1	Going concern

The accompanying consolidated financial statements of the Company have been prepared assuming the Company will continue as a going concern. The going concern basis of presentation assumes that the Company will continue in operation for at least a period of one year after the date these financial statements are issued, and contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.

As the Company is an integral part of the operations of its parent group, SGHC Limited and its subsidiaries, SGHC Limited’s directors have assessed the going concern of the parent group in assessing whether it is appropriate to prepare the financial statements of the Company on the basis that it is a going concern.

The coronavirus pandemic (‘COVID-19’) continues to create disruptions to the global economic conditions, financial markets, businesses and the lives of individuals throughout the world. Although many governments still have various levels of measures in place, including quarantines, travel bans, shelter-in-place orders, closures of businesses and schools, fiscal stimuli, and legislation designed to deliver monetary aid and other relief for businesses and individuals impacted by the pandemic, many key markets are seeing a gradual return to normality as effective vaccination plans are being rolled out.

Management is monitoring the potential continuing impacts of COVID-19 on the Group’s operations and have not identified any major operational challenges through the date of issuance of these consolidated financial statements. The Group has not experienced significant negative impacts to its liquidity to date. The Group has assessed the extent to which COVID-19 impacts events after the reporting date and have not

Lanester Investments Limited

Notes to Consolidated Financial Statements  (continued)

2	Accounting policies (continued)

2.1	Going concern (continued)

identified additional items to disclose as a result. Currently, significant uncertainties exist concerning the magnitude of the impact and duration of the COVID-19 pandemic. As part of the preparation of these consolidated financial statements, management has considered the impact of COVID-19 on the accounting policies and judgments and estimates.

The Group has experienced past net losses over the years as its business continues to develop. The Group has recognized net profit after tax of € 8.5 million for the period ended May 4, 2020 (2019: € 22.3 million) and recognized cash flows from operations for the period ended May 4, 2020 of € 8.9 million (2019: € 20.5 million). As of May 4, 2020 current liabilities exceeded current assets by € 2.6 million (2019: € 17.2 million). The Group had cash and cash equivalents of € 14.1 million as at May 4, 2020 (2019: € 11.2 million).

After having reviewed in detail the current trading position, forecasts and prospects of the Group, and the terms of trade in operation with customers and suppliers, management is satisfied that the Group has sufficient resources available to continue in operational existence for the foreseeable future. Based on these factors, management has a reasonable expectation that the Group has and will have adequate resources to continue in operational existence for a period of at least 12 months from September 9, 2020 and therefore have prepared the Consolidated Financial Statements on a going concern basis.

Furthermore, management has disclosed any events occurring after the Consolidated Statement of Financial Position date which may affect the going concern of the Group in note 21 of the financial statements.

2.2	Recent accounting pronouncements

Standards issued not yet applied

The following IFRSs have been issued but have not been applied in these Consolidated Financial Statements. Their adoption is not expected to have a material effect on the Group’s consolidated financial statements.

•	Amendments to IFRS 9, IAS 39 and IFRS 7, IFRS 4 and IFRS 16: Interest Rate Benchmark Reform—Phase 2 (effective date January 1, 2021);

•	Amendments to IAS 37: Onerous contracts—Cost of Fulfilling a Contract (effective date January 1, 2022);

•	Amendments to IAS 16: Property, Plant and Equipment: Proceeds before Intended Use (effective date January 1, 2022);

•	Amendments to IFRS 1, IFRS 9 and IAS 41: Annual Improvements to IFRS Standards 2018—2020 (effective date January 1, 2022);

•	Amendments to IFRS 3: Reference to the Conceptual Framework (effective date January 1, 2022);

•	Amendments to IAS 1: Classification of Liabilities as Current or Non-current (effective date January 1, 2023);

•	IFRS 17 Insurance Contracts (effective date 1 January 1, 2023); and

•	Amendments to IFRS 10 and IAS 28: Sale or Contribution of Assets between an Investor and its Associate or Joint Venture (effective date to be confirmed).

Lanester Investments Limited

Notes to Consolidated Financial Statements  (continued)

2	Accounting policies (continued)

2.3	Basis of Consolidation

A subsidiary is an entity controlled by the Group. The Group controls an entity when it is exposed to, or has rights to, variable returns from its involvement with the entity and has the ability to affect those returns through its power over the entity. The Group’s Consolidated Financial Statements include the accounts of the Company and its subsidiary undertakings.

The Group re-assesses whether or not it controls an investee if facts and circumstances indicate that there are changes to one or more of the three elements of control. Consolidation of a subsidiary begins when the Group obtains control over the subsidiary and ceases when the Group loses control of the subsidiary. Assets, liabilities, income and expenses of a subsidiary acquired or disposed of during the year are included in the Consolidated Financial Statements from the date the Group obtains control until the date the Company ceases to control the subsidiary.

When necessary, adjustments are made to the financial statements of subsidiaries to bring their accounting policies in line with the Group’s accounting policies.

A change in the ownership interest of a subsidiary, without loss of control, is accounted for as an equity transaction.

If the Group loses control over a subsidiary, it derecognizes the related assets (including goodwill), liabilities, non-controlling interest and other components of equity, while any residual gain or loss is recognized in profit or loss. Any investment retained is recognized at fair value.

2.4	Revenue recognition

The Group generates revenue through income earned from online gaming activities, comprising online casino games. All revenue is recognized net of the fair value of customer incentives and value-added tax (‘VAT’) and goods and services tax (‘GST’) in countries where they are applicable.

Revenues generated from online casino games are classified as derivative financial instruments accounted for in accordance with IFRS 9, ‘Financial Instruments’. These derivatives are initially recognized at fair value, representing the amount staked by the customer adjusted for any customer incentives. They are subsequently remeasured when the transaction price is known and the amount payable is confirmed, at which point the movement is recorded as a gain or loss in the Consolidated Statement of Profit or Loss and Other Comprehensive Income. As such gains and losses arising from similar transactions are offset within revenue.

The Group recognizes revenue transactions at the fair value of the consideration received or receivable at the point the transaction are settled. Any open positions at period end are fair valued with the resulting gain or loss recorded in the Statement of Profit or Loss and Other Comprehensive Income. Customer liabilities related to these timing differences are accounted for as derivative financial instruments, further discussed in note 13.

Online casino revenue represents the net house win adjusted for the fair market value of gains and losses on open betting positions and certain customer incentives.

Lanester Investments Limited

Notes to Consolidated Financial Statements  (continued)

2	Accounting policies (continued)

2.4	Revenue recognition (continued)

Software licensing

Revenue also includes software licensing revenues generated by granting the licensee a license of software for use in their business, which is accounted for in accordance with IFRS 15, ‘Revenue from Contracts with Customers,’ by applying the five step model.

The transaction price for software licensing are composed of monthly licensing fees based on a percentage of gross gaming revenue less fraud costs. The gross gaming revenue and fraud costs are variable elements.

Software licensing arrangements allow the contracting partner to use the software for the life of the contract in exchange for a fee which is billed and paid monthly. The customer simultaneously receives and consumes the benefits as an when the services are provided on a monthly basis as the customer has access to the license. The Group recognizes the royalties as revenue for software licensing when (or as) the customer’s subsequent sales occurs, unless that pattern of recognition accelerates revenue recognition ahead of the Group’s satisfaction of the performance obligation to which the sale solely or partially relates.

2.5	Intangible assets

Intangible assets are principally comprised of internally-generated software development costs. All such intangible assets are stated at cost less accumulated amortization and impairment.

Internally-generated software development costs

Research costs are expensed as incurred, and development costs are only recognized as internally-generated software development costs if all recognition criteria according to IAS 38, ‘Intangible Assets,’ are met. Expenses that can be directly allocated to development projects are capitalized provided that:

•	the completion of the intangible asset is technically feasible;

•	the Group has the intention to complete the intangible asset and to use or to sell it;

•	the intangible asset can be sold or used internally;

•	the intangible asset will generate future benefits in terms of new business opportunities, cost savings or economies of scale;

•	sufficient technical and financial resources are available to complete the development and to use or sell the intangible asset; and

•	expenditures can be measured reliably. Direct costs include not only the personnel expenses for the development team, but also the costs for external consultants and developers.

Research and development costs

Research and development costs that are not eligible for capitalization have been expensed in the period incurred totaling € 1.4 million for the period from January 1, 2020 through May 4, 2020 and €3.7 million for the year ended December 31, 2019. These expenses are included in the ‘General and administrative expenses’ line item within the Consolidated Statement of Profit or Loss and Other Comprehensive Income.

Lanester Investments Limited

Notes to Consolidated Financial Statements  (continued)

2	Accounting policies (continued)

2.5	Intangible assets (continued)

Amortization and impairment

Amortization is provided at rates calculated to write off the valuation, less estimated residual value, of each asset on a straight-line basis over its expected useful life, as follows:

Intangible Asset	Useful economic life
Internally-generated software development costs	2-3 years

The carrying values of definite-life intangible assets are reviewed when there is an indication of impairment. Where the carrying amount of an asset is greater than the recoverable amount, it is written down to its recoverable amount.

2.6	Property plant and equipment

Property, plant and equipment is stated at historical cost less accumulated depreciation and any accumulated impairment losses.

Property plant and equipment	Useful economic life
Leasehold improvements	Over the life of the lease or the useful life of the asset, whichever is shorter
Furniture and fittings	3-5 years straight line
Computer hardware and software	3-5 years straight line

The gain or loss arising on the disposal or retirement of an asset is determined as the difference between the sale proceeds and the net carrying amount of the asset and is recorded as income or expense in the Consolidated Statement of Profit or Loss and Other Comprehensive Income for the period.

2.7	Taxes

Current income tax

Current income tax assets and liabilities are measured at the amount expected to be recovered from or paid to the taxation authorities. The tax rates and tax laws used to compute the amount are those that are enacted or substantively enacted at the reporting date in the countries where the Group operates and generates taxable income.

Current income taxes relating to items recognized directly in equity are recognized in equity and not in the Consolidated Statement of Profit or Loss and Other Comprehensive Income. Management evaluates positions taken in the tax returns with respect to situations in which applicable tax regulations are subject to interpretation at each reporting date and establishes provisions where appropriate.

Deferred tax

Deferred tax is provided using the liability method on temporary differences between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes at the reporting date.

Lanester Investments Limited

Notes to Consolidated Financial Statements  (continued)

2	Accounting policies (continued)

2.7	Taxes (continued)

Deferred tax  (continued)

Deferred tax liabilities are recognized for all taxable temporary differences, except:

•

When the deferred tax asset relating to the deductible temporary difference arises from the initial recognition of an asset or liability in a transaction that is not a business combination and, at the time of the transaction, affects neither the accounting profit nor taxable profit or loss; and

•

in respect of taxable temporary differences associated with investments in subsidiaries, associates and interests in joint arrangements, when the timing of the reversal of the temporary differences can be controlled and it is probable that the temporary differences will not reverse in the foreseeable future.

Deferred tax assets are recognized for all deductible temporary differences, the carry forward of unused tax credits and any unused tax losses. Deferred tax assets are recognized to the extent that it is probable that taxable profit will be available against which the deductible temporary differences, and the carry forward of unused tax credits and unused tax losses can be utilized, except:

•

When the deferred tax asset relating to the deductible temporary difference arises from the initial recognition of an asset or liability in a transaction that is not a business combination and, at the time of the transaction, affects neither the accounting profit not taxable profit or loss; and

•

in respect of deductible temporary differences associated with investments in subsidiaries, associates and interests in joint arrangements, deferred tax assets are recognized only to the extent that it is probable that the temporary differences will reverse in the foreseeable future and taxable profit will be available against which the temporary differences can be utilized.

The carrying amount of deferred tax assets is reviewed at each reporting date and reduced to the extent that it is no longer probable that sufficient taxable profit will be available to allow all or part of the deferred tax asset to be utilized. Unrecognized deferred tax assets are re-assessed at each reporting date and are recognized to the extent that it has become probable that future taxable profits will allow the deferred tax asset to be recovered.

Deferred tax asset and liabilities are measured at the tax rates that are expected to apply in the year when the asset is realized or the liability is settled, based on tax rates (and tax laws) that have been enacted or substantively enacted at the reporting date.

Deferred tax relating to items recognized outside profit or loss is recognized outside profit or loss. Deferred tax items are recognized in correlation to the underlying transaction either in Other Comprehensive Income (‘OCI’) or directly in equity.

Tax benefits acquired as part of a business combination, but not satisfying the criteria for separate recognition at that date, are recognized subsequently if new information about facts and circumstances change. The adjustment is either treated as a reduction in goodwill (as long as it does not exceed goodwill) if it was incurred during the measurement period or recognized in profit or loss.

The Group offsets deferred tax assets and deferred tax liabilities if and only if it has a legally enforceable right to set off current tax assets and current tax liabilities and the deferred tax assets and deferred tax liabilities relate to income taxes levied by the same taxation authority on either the same taxable entity or different taxable entities which intend either to settle current tax liabilities and assets on a net basis, or to realize the assets and settle the liabilities simultaneously, in each future period in which significant amounts of deferred tax liabilities or assets are expected to be settled or recovered.

Lanester Investments Limited

Notes to Consolidated Financial Statements  (continued)

2	Accounting policies (continued)

2.8	Financial instruments

A financial instrument is any contract that gives rise to a financial asset of one entity and a financial liability or equity instrument of another entity.

Financial assets

Initial recognition and measurement

Financial assets are classified, at initial recognition and are subsequently measured at amortized cost, fair value through OCI, and fair value through profit or loss.

The classification of financial assets at initial recognition depends on the financial asset’s contractual cash flow characteristics and the Group’s business model for managing them. With the exception of trade receivables that do not contain a significant financing component or for which the Group has applied the practical expedient, the Group initially measures a financial asset at its fair value plus, in the case of a financial asset not at fair value through profit or loss, transaction costs. Trade receivables that do not contain a significant financing component or for which the Group has applied the practical expedient are measured at the transaction price determined under IFRS 15.

For a financial asset to be classified and measured at amortized cost or fair value through other comprehensive income, it needs to give rise to cash flows that are ‘solely payments of principal and interest (SPPI)’ on the principal amount outstanding. This assessment is referred to as the SPPI test and is performed at an instrument level. Financial assets with cash flows that are not SPPI are classified and measured at fair value through profit or loss, irrespective of the business model.

The Group’s business model for managing financial assets refers to how it manages its financial assets to generate cash flows. The business model determines whether cash flows will result from collecting contractual cash flows, selling the financial assets, or both. Financial assets classified and measured at amortized cost are held within a business model with the objective to hold financial assets in order to collect contractual cash flows while financial assets classified and measured at fair value through OCI are held within a business model with the objective of both holding to collect contractual cash flows and selling.

Subsequent measurement

For purposes of subsequent measurement, financial assets are classified in four categories:

•	financial assets at amortized cost;

•	financial assets at fair value through OCI with recycling cumulative gains and losses;

•	financial assets designated at fair value through OCI with no recycling cumulative gains and losses; and

•	financial assets at fair value through profit or loss.

Financial assets at amortized cost

Financial assets at amortized cost are subsequently measured using the effective interest rate (‘EIR’) method and are subject to impairment. Gains and losses are recognized in profit or loss when the asset is derecognized, modified or impaired.

Lanester Investments Limited

Notes to Consolidated Financial Statements  (continued)

2	Accounting policies (continued)

2.8	Financial instruments (continued)

Financial assets  (continued)

Financial assets at amortized cost  (continued)

The Group’s financial assets at amortized cost includes:

•	trade receivables and other receivables which include amounts due from payment service providers (i.e. including processor receivables); and

•	loans receivable.

For the purpose of the Statement of Cash Flows, cash and cash equivalents comprises of the cash at banks and on hand.

Derecognition

A financial asset (or, where applicable, a part of a financial asset or part of a group of similar financial assets) is primarily derecognized (i.e., removed from the Group’s Consolidated Statement of Financial Position) when:

•	the rights to receive cash flows from the asset have expired;

•

the Group has transferred its rights to receive cash flows from the asset or has assumed an obligation to pay the received cash flows in full without material delay to a third party under a ‘pass-through’ arrangement ; and either;

•	the Group has neither transferred nor retained substantially all the risks and rewards of the asset but has transferred control of the asset; or

•	the Group has transferred substantially all the risks and rewards of the asset.

Impairment of financial assets

The Group recognizes an allowance for expected credit losses (‘ECLs’) for all financial assets not held at fair value through profit or loss. ECLs are based on the difference between the contractual cash flows due in accordance with the contract and all the cash flows that the Group expects to receive, discounted at an approximation of the original effective interest rate. The expected cash flows will include cash flows from the sale of collateral held or other credit enhancements that are integral to the contractual terms.

There are three approaches to recognizing ECLs, the general, simplified or the purchased or originated credit-impaired approach. The Group applies the simplified approach to the following financial assets:

•	Trade and other receivables that do not contain a significant financing component as required under IFRS 9

•	Trade receivables that result from transactions within the scope of IFRS 15 (i.e. trade receivables relating to software licensing agreements)

The Group measures loss allowances for trade receivables based on the lifetime ECLs and only tracks changes in credit risk at each reporting date. The Group monitors trade and other receivables based on credit risk characteristics and aging of the receivables.

Lanester Investments Limited

Notes to Consolidated Financial Statements  (continued)

2	Accounting policies (continued)

2.8	Financial instruments (continued)

Financial assets  (continued)

Impairment of financial assets  (continued)

The Group assumes that the credit risk on a financial asset has increased significantly if it is more than a week overdue. The Group considers a financial asset to be in default if the borrower is unlikely to pay its obligations to the Group in full or the financial asset is more than a month overdue.

Presentation of allowance for ECL in the Consolidated Statement of Financial Position

The expected credit loss allowance for each type of financial asset (i.e., trade receivables) is deducted from the gross carrying amount of the assets (i.e. contra-asset). Impairment losses are recorded in the Consolidated Statement of Profit or Loss and Other Comprehensive Income.

Financial assets with low risk

The Group applies a low credit risk approach to loans receivable and cash and cash equivalents. The Group uses a 12-month ECL and does not assess whether a significant increase in credit risk has occurred at the reporting date.

Financial assets

Write-off

Write-offs are recognized, when the Group has no reasonable expectations of recovering a financial asset either in its entirety or a portion thereof. The Group always assesses after 365 days whether or not a trade receivable needs to be written off.

Financial liabilities

Initial recognition and measurement

Financial liabilities are classified, at initial recognition, as financial liabilities at fair value through profit or loss, loans and borrowings, payables, or as derivatives designated as hedging instruments in an effective hedge, as appropriate.

All financial liabilities are recognized initially at fair value and in the case of loans and borrowings and payables, net of directly attributable transaction costs.

The Group’s financial liabilities include trade and other payables, interest-bearing loans and borrowings and lease liabilities.

Subsequent measurement

For purposes of subsequent measurement, financial liabilities are classified in two categories:

•	financial liabilities at fair value through profit or loss (i.e. customer liabilities); and

•	financial liabilities at amortized cost.

Lanester Investments Limited

Notes to Consolidated Financial Statements  (continued)

2	Accounting policies (continued)

2.8	Financial instruments (continued)

Financial assets  (continued)

Financial liabilities  (continued)

Financial liabilities at amortized cost

This is the category most relevant to the Group. After initial recognition, interest-bearing loans and borrowings are subsequently measured at amortized cost using the EIR method. Gains and losses are recognized in profit or loss when the liabilities are derecognized as well as through the EIR amortization process. Amortized cost is calculated by taking into account any discount or premium on acquisition and fees or costs that are an integral part of the EIR. The EIR amortization is included as finance costs in the Consolidated Statement of Profit or Loss and Other Comprehensive Income.

Derecognition

A financial liability is derecognized when the obligation under the liability is discharged or canceled or expires. When an existing financial liability is replaced by another from the same lender on substantially different terms, or the terms of an existing liability are substantially modified, such an exchange or modification is treated as the derecognition of the original liability and the recognition of a new liability. The difference in the respective carrying amounts is recognized in the Consolidated Statement of Profit or Loss and Other Comprehensive Income.

2.9	Fair value measurement

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

The fair value measurement is based on the presumption that the transaction to sell the asset or transfer the liability takes place either:

•	In the principal market for the asset or liability; or

•	In the absence of a principal market, in the most advantageous market for the asset or liability.

All assets and liabilities for which fair value is measured or disclosed in the Consolidated Financial Statements are categorized within the fair value hierarchy, described as follows, based on the lowest level input that is significant to the fair value measurement as a whole:

•	Level 1 — Quoted (unadjusted) market prices in active markets for identical assets or liabilities.

•	Level 2 — Valuation techniques for which the lowest level input that is significant to the fair value measurement is directly or indirectly observable.

•	Level 3 — Valuation techniques for which the lowest level input that is significant to the fair value measurement is unobservable.

If the inputs used to measure the fair value of an asset or a liability fall into different levels of the fair value hierarchy, then the fair value measurement is categorized in its entirety in the same level of the fair value hierarchy as the lowest level input that is significant to the entire measurement.

The Group recognizes transfers between levels of the fair value hierarchy at the end of the reporting period during which the change has occurred.

Lanester Investments Limited

Notes to Consolidated Financial Statements  (continued)

2	Accounting policies (continued)

2.10	Foreign currencies

Transactions and balances

Transactions in foreign currencies are initially recorded by the Group’s entities at their respective functional currency spot rates at the date the transaction first qualifies for recognition.

Monetary assets and liabilities denominated in foreign currencies are translated at the functional currency spot rates at the reporting date. Differences arising on settlement or translation of monetary items are recognized in the Statement of Profit or Loss and Other Comprehensive Income.

Non-monetary items that are measured in terms of historical cost in a foreign currency are translated using the exchange rates at the date of the initial transactions. Non- monetary items measured at fair value in a foreign currency are translated using exchange rates at the date when the fair value is determined. The gain or loss arising on translation is recognized in the Statement of Profit or Loss and Other Comprehensive Income.

2.11	Capital management

The Group’s objectives, when managing capital, are to safeguard the Group’s ability to continue as a going concern in order to provide returns for shareholders and benefits for other stakeholders, and to maintain an optimal capital structure in order to minimize the cost of capital.

If financing is required, management will consider whether debt or equity financing is more appropriate and proceed accordingly.

The capital employed by the Group is composed of equity attributable to the shareholders, as detailed in the Consolidated Statement of Changes in Equity.

2.12	Provisions

Provisions are recognized when the Group has a present legal or constructive obligation as a result of a past event, it is probable than an outflow of resources embodying economic benefits will be required to settle the obligation, and a reliable estimate can be made of the amount of the obligation. For further details refer to note 16.

2.13	Leases

The Group is a lessee and enters into contracts to lease office property.

Determining whether an arrangement contains a lease

For any new contracts entered into on or after January 1, 2019, the Group considers whether a contract is, or contains a lease. A contract is, or contains, a lease if the contract conveys the right to control the use of an identified asset for both a period of time in exchange for consideration. To assess whether a contract conveys the right to control the use of an asset, the Group assesses whether the contract meets three key evaluations under IFRS 16, ‘Leases’:

•	the contract contains an identified asset, which is either explicitly identified in the contract or implicitly specified by being identified at the time the asset is made available to the Group;

Lanester Investments Limited

Notes to Consolidated Financial Statements  (continued)

2	Accounting policies (continued)

2.13	Leases (continued)

Determining whether an arrangement contains a lease  (continued)

•

the Group has the right to obtain substantially all of the economic benefits from use of the identified asset throughout the period of use, considering its rights within the defined scope of the contract the time the asset is made available to the Group; and

•

the Group has the right to direct the use of the identified asset throughout the period of use. The Group assesses whether it has the right to direct how and for what purpose the asset is used throughout the period of use.

Measurement and recognition of leases as a lessee

Right-of-use asset

At lease commencement date, the Group recognizes a right-of-use asset and lease liability. The right-of-use asset is initially measured at cost, which is made up of the initial measurement of the liability adjusted for any lease payments made at or before the commencement date, plus any initial direct costs incurred and if applicable an estimate of costs to dismantle and remove the underlying asset or to restore the underlying asset or the site on which it is located, less any lease incentives received.

After the commencement date, the Group measures the right-of-use asset applying the cost model under IAS 16, ‘Property, plant and equipment’. The right-of-use of asset is measured at cost less accumulated amortization and accumulated impairment losses and is adjusted for remeasurement of the lease liability. Amortization is calculated on a straight-line basis over the lease term.

At the commencement date, the Group measures the lease liability at the present value of the lease payments (currently only consisting of fixed payments), discounted using the interest rate implicit in the lease, if that rate is readily available, or the incremental borrowing rate. Generally, the Group uses the incremental borrowing rate (‘IBR’) as the discount rate as the rate implicit in the lease is not readily determinable. The IBR is the rate of interest that the Group would have to pay to borrow over a similar term, and with a similar security, the funds necessary to obtain an asset of a similar value to the right-of-use-asset in a similar economic environment.

The Group has elected to adopt the practical expedient and apply a single discount rate to the identified portfolio of leases having similar remaining lease term, similar underlying assets and in a similar economic environment.

The Group determines the lease term beginning with the non-cancelable period including the extension of the lease term for any renewal options that are reasonably certain to be exercised or the term by which an entity will exercise an option to terminate a contract. The Group performs an assessment on a lease-by-lease basis and once they have assessed whether the renewal option or termination option is reasonably certain to exercise will this be included within the lease term.

The Group has elected to apply the practical expedient to combine lease and non-lease components into a single lease component as non-lease components are not material to the Group.

Lanester Investments Limited

Notes to Consolidated Financial Statements  (continued)

2	Accounting policies (continued)

2.13	Leases (continued)

Lease Liabilities

The lease liability is measured at amortized cost using the effective interest rate method. The liability is increased as a result of interest accrued on the balance outstanding and is reduced for lease payments made. It is remeasured to reflect any reassessment or modification, or if there are changes in in-substance fixed payments.

When the lease liability is remeasured, a corresponding adjustment is made to the carrying amount of the right-of-use asset, or is recorded in profit and loss if the carrying amount of the right-of-use asset has already been reduced to zero.

On the Consolidated Statement of Financial Position, right-of-use assets and lease liabilities are presented on a separate line.

Short term leases and leases of low value assets

The Group has elected not to recognize right-of-use assets and lease liabilities for leases that are short term. The payments in relation to these leases are recognized in the Consolidated Statement of Profit or Loss and Other Comprehensive Income on a straight-line basis over the lease term. The Group has not elected to apply the low value asset practical expedient as these items are immaterial.

3	Critical accounting estimates and judgments

The preparation of financial statements under IFRS requires the Group to make estimates and judgments that affect the application of policies and reported amounts. Estimates and judgments are continually evaluated along with other factors, including expectations of future events that are believed to be reasonable under the circumstances. Actual results may differ from these estimates.

Included below are the areas that management believe requires estimates, judgments and assumptions which have the most significant effect on the amounts recognized in the financial statements.

Critical judgments

Internally-generated software development costs

Costs relating to internally-generated intangible assets are capitalized if the criteria for recognition as assets are met. The initial capitalization of costs is based on management’s judgment of technological feasibility including the following:

•	the intention to complete the intangible asset;

•	the ability to use the intangible asset;

•	how the intangible asset will generate probable future economic benefits;

•	the availability of adequate resources to complete the intangible asset; and

•	the ability to measure reliably the expenditure attributable to the intangible asset.

Lanester Investments Limited

Notes to Consolidated Financial Statements  (continued)

3	Critical accounting estimates and judgments (continued)

Critical judgments  (continued)

Internally-generated software development costs  (continued)

In making this judgment, management considers the progress made in each development project and its latest forecasts for each project. Other expenditure not eligible for capitalization is charged to the Consolidated Statement of Profit or Loss and Other Comprehensive Income in the year in which the expenditure is incurred. Following initial recognition, intangible assets are carried at cost less any accumulated amortization and any accumulated impairment losses.

Key accounting estimates

Income Tax

The Group operates in a number of international jurisdictions and as such is subject to a range of different income and other tax regimes with differing and potentially complex legislation. This requires the Group to make judgments on the basis of detailed tax analysis and recognize payables or provisions and disclose contingent liabilities as appropriate.

Management evaluates uncertain positions where the tax judgment is subject to interpretation and remains to be agreed with the relevant tax authority. Provisions for uncertain income tax positions are made using judgment of the most likely tax expected to be paid or the expected value, based on a qualitative assessment of all relevant information. In assessing the appropriate provision for uncertain items, the Group considers progress made in discussions with tax authorities and expert advice on the likely outcome and recent developments in case law, legislation and guidance.

Provisions and contingent liabilities

Legal and regulatory

Given the nature of the legal and regulatory landscape of the industry, from time to time the Group has received notices, communications and legal actions from a small number of regulatory authorities and other parties in respect of its activities. The Group has taken advice as to the manner in which it should respond and the likely outcomes of such matters. For any material ongoing and potential regulatory reviews and legal claims against the Group, an assessment is performed to consider whether an obligation or possible obligation exists and to determine the probability of any potential outflow to determine whether a claim results in the recognition of a provision or disclosure of a contingent liability. The Group has determined that there are currently no legal or regulatory matters for which a possible or probable obligation exists.

Indirect taxes

The Group may be subject to indirect taxation in the form of VAT, withholding tax, duty or similar on transactions which the Group have treated as exempt from such taxes. Where the Group accounts for taxes on revenues in relevant jurisdictions, the method of calculation of such taxes as applied by the Group in determining the relevant tax payable may be challenged by revenue authorities. As such, revenue earned from players located in any particular jurisdiction may give rise to further taxes in that jurisdiction.

The nature of the Group’s international operations can give rise to situations where customers can access to the Group’s websites from jurisdictions where the Group is not registered for indirect taxes, or where the

Lanester Investments Limited

Notes to Consolidated Financial Statements  (continued)

3	Critical accounting estimates and judgments (continued)

Key accounting estimates  (continued)

Provisions and contingent liabilities  (continued)

indirect and or withholding tax treatment is uncertain. Where the Group considers that it is probable that indirect taxes or withholding taxes are payable to relevant tax authorities provision is made for the Group’s best estimate of the tax payable. Provisions have been made during 2020 and 2019 related to such indirect taxes of €15.8 million and €16.5 million, respectively (See Note 16).

The Group regularly reviews the judgments made in order to assess the need for provisions and disclosures in its financial statements. To the extent that the final outcome of such matters differs to management’s assessment at any reporting dates, such differences may impact the financial results or contingent liabilities disclosed in the period in which such determination is made. Further details can be found in note 16 to the financial statements.

4	Revenue

The Group has disaggregated revenue into various categories in the following table which is intended to depict the nature, amount, timing and uncertainty of revenue and cash flows by the economic date:

	For the period from January 1, 2020 through May 4, 2020 € ‘000s	For the year ended December 31, 2019 € ‘000s
Revenue by type
Online casino[1]	32,635	94,301
Software licensing[2]	2,194	5,563

Total	34,829	99,864

[1]	Online casino revenue is treated as a derivative under IFRS 9 ‘Financial Instruments’ and is therefore out of scope of IFRS 15 ‘Revenue from Contracts with Customers’.
[2]	Software licensing revenues are within the scope of IFRS 15 ‘Revenue from Contracts with Customers’.

Geographical Information

The Group’s performance can also be reviewed by considering the geographical markets and geographical locations within which the Group operates. Revenue is analyzed as following:

	For the period from January 1, 2020 through May 4, 2020 € ‘000s	For the year ended December 31, 2019 € ‘000s
Africa and Middle East	3,324	8,041
Asia and Pacific	4,838	12,902
Europe	9,545	31,571
North America	16,172	43,830
South/Latin America	950	3,520

Total	34,829	99,864

Lanester Investments Limited

Notes to Consolidated Financial Statements  (continued)

5	Profit from operations

	Note	For the period from January 1, 2020 through May 4, 2020 € ‘000s	For the year ended December 31, 2019 € ‘000s
Profit from operations is derived at after charging the following:
Amortization of intangible assets	8	297	752
Depreciation of property, plant and equipment	9	10	77
Amortization of right-of-use of assets	14	26	14
Foreign exchange losses		846	2,015

Direct and marketing expenses as disclosed on the Consolidated Statements of Profit or Loss and Other Comprehensive Income includes the Group’s cost of revenues. Cost of revenues includes gaming tax, license costs, processing costs, fraud costs and royalties with amount to €14.6 million (2019: €41.4 million).

6	Financing

	For the period from January 1, 2020 through May 4, 2020 € ‘000s	For the year ended December 31, 2019 € ‘000s
Finance Costs:
Interest on loans and borrowings	96	214
Interest on lease liabilities	6	5
Other interest	10	35

	112	255

7	Income tax

	For the period from January 1, 2020 through May 4, 2020 € ‘000s	For the year ended December 31, 2019 € ‘000s
The following income taxes are recognized in the Consolidated Statement of Profit or Loss and Other Comprehensive Income:
Current tax expense:
Current period	—	—
Changes in estimates related to prior periods	143	—
Deferred tax expense:
Original and reversal of temporary differences	(26)	(69)

Expense/(income) reported in the Consolidated Statement of Profit or Loss and Other Comprehensive Income	117	(69)

Lanester Investments Limited

Notes to Consolidated Financial Statements  (continued)

7	Income tax (continued)

	For the period from January 1, 2020 through May 4, 2020 € ‘000s	For the year ended December 31, 2019 € ‘000s
The applicable tax rate for the effective tax reconciliation is taken from the Company’s domestic tax rate at 0% (2019:0%).
Profit before taxation	8,624	22,254
At Lanester’s statutory tax rate	—	—
Rate differential between local and Group rates	117	(69)

Expense/(income) reported in the Consolidated Statement of Profit or Loss and Other Comprehensive Income	117	(69)

		For the period from January 1, 2020 through May 4, 2020 € ‘000s	For the year ended December 31, 2019 € ‘000s
The deferred tax assets relate to the following items:
Trade and other payables		689	663

Net deferred tax asset		689	663

	As at May 4, 2020 € ‘000s	As at December 31, 2019 € ‘000s	As at January 1, 2019 € ‘000s
Reflected in the Consolidated Statement of Financial Position as follows:
Deferred tax assets	689	663	611
Deferred tax liabilities	—	—	—

Net deferred tax asset	689	663	611

¹	The Group has tax losses that arose in Digimedia Limited of € 0.3m (2019: € 0.2m) that are available for offsetting against future taxable profits of the companies in which the losses arose.

Deferred tax assets have not been recognized in respect of these losses as they may not be used to offset taxable profits elsewhere in the Group, they have arisen in subsidiaries that have been loss-making for some time, and there are no other tax planning opportunities or other evidence of recoverability in the near future. If the Group were able to recognize all unrecognized deferred tax assets, the profit would increase by € 0.01m (2019: € 0.01m).

Lanester Investments Limited

Notes to Consolidated Financial Statements  (continued)

8	Intangible assets

	Internally- generated software development costs € ‘000s	Total € ‘000s
Cost
At January 1, 2019	1,265	1,265
Additions	1,043	1,043

At December 31, 2019	2,308	2,308
Additions	473	473

At May 4, 2020	2,781	2,781

Accumulated amortization and impairment
At January 1, 2019	247	247
Amortization charge for the period	752	752

At December 31, 2019	999	999
Amortization charge for the period	297	297

At May 4, 2020	1,296	1,296

Net book value
At January 1, 2019	1,018	1,018
At December 31, 2019	1,309	1,309
At May 4, 2020	1,485	1,485

9	Property, plant and equipment

	Leasehold improvements € ‘000s	Furniture and fittings €‘000s	Computer hardware € ‘000s	Total €‘000s
Cost
At January 1, 2019	248	222	46	516
Additions	34	—	—	34

At December 31, 2019	282	222	46	550

At May 4, 2020	282	222	46	550

Accumulated depreciation
At January 1, 2019	166	213	25	404
Depreciation	63	8	6	77

At December 31, 2019	229	221	31	481
Depreciation	7	1	2	10

At May 4, 2020	236	222	33	491

Net book value
At January 1, 2019	82	9	21	112
At December 31, 2019	53	1	15	69
At May 4, 2020	46	—	13	59

Lanester Investments Limited

Notes to Consolidated Financial Statements  (continued)

10	Trade and other receivables

	As at May 4, 2020	As at December 31, 2019	As at January 1, 2019
	€‘000s	€ ‘000s	€ ‘000s

Processor receivables	3,789	2,679	4,626
Trade receivables	5,417	5,024	5,394
Other taxation and social security	223	182	41
Prepayments	127	211	130

	9,556	8,096	10,191

Processor receivables are balances due from Payment Service Providers (‘PSPs’). The Group considers these PSPs as financial institutions that have high creditability in the market and strong payment profiles.

Management considers that the carrying amount of trade and other receivables approximates their fair value. The expected credit losses calculated under IFRS 9 for trade and other receivables are considered by management to be immaterial.

11	Trade and other payables

	As at May 4, 2020	As at December 31, 2019	As at January 1, 2019
	€‘000s	€ ‘000s	€ ‘000s
Trade payables	7,375	8,200	9,384
Accruals	1,187	735	1,234

	8,562	8,935	10,618

Management considers that the carrying amount of trade and other payables approximates to their fair value.

All amounts included in trade and other payables are repayable on demand, non-interest bearing and are not secured on the assets of the Group.

12	Equity

	Shares Authorized Number	Shares Authorized € ‘000s
Ordinary shares authorized as at January 1, 2019	50,000	37
Additional shares authorized during the year	—	—

Ordinary shares authorized as at December 31, 2019	50,000	37
Additional shares authorized during the period	—	—

Ordinary shares authorized as at May 4, 2020	50,000	37

Lanester Investments Limited

Notes to Consolidated Financial Statements  (continued)

12	Equity (continued)

	Shares Issued Number	Shares Issued € ‘000s
Ordinary shares issued and fully paid as at January 1, 2019	1,100	1
Issued during the year	—	—

Ordinary shares issued and fully paid as at December 31, 2019	1,100	1
Issued during the period	—	—

Ordinary shares issued and fully paid as at May 4, 2020	1,100	1

12.1	Share Capital

As of May 4, 2020, the ordinary share capital amounted to €1,100 (2019:€1,100), consisting of 1,100 registered ordinary shares with no par value (2019:1,100 with a par value of $1). The ordinary share capital is fully paid.

12.2	Control

For the period from January 1, 2020 through May 4, 2020 and for the year ended December 31, 2019 the ultimate parent of Lanester was Castanea Limited. Please refer to note 1 for changes to the ultimate parent on May 4, 2020.

12.3	Transactions with owners

Included in Retained Earnings is an amount of €11.5 million relating to the loan forgiveness granted to Tailby (subsidiary of Lanester) for an amount owing to its previous group company. This resulted in a derecognition of the loan. This is considered a transaction with owners as it is treated as a contribution by Castanea Limited to Tailby Limited. This is recognized within equity.

13	Financial instruments - fair values and risk management

For financial assets and liabilities measured at fair value on a recurring basis, fair value is the price the Group would receive to sell an asset or pay to transfer a liability in an orderly transaction with a market participant at the measurement date. In the absence of active markets for identical assets or liabilities, such measurements involve developing assumptions based on market observable data and, in the absence of such data, internal information that is consistent with what market participants would use in a hypothetical transaction that occurs at the measurement date.

Lanester Investments Limited

Notes to Consolidated Financial Statements  (continued)

13	Financial instruments - fair values and risk management (continued)

Fair values

Fair values versus carrying amounts

The following are the fair values and carrying amounts of financial assets and liabilities carried at amortized cost in the Consolidated Statement of Financial Position:

	As at May 4, 2020		As at December 31, 2019		As at January 1, 2019

	Carrying amount	Fair value	Carrying amount	Fair value	Carrying amount	Fair value
Assets	€ ‘000s	€ ‘000s	€ ‘000s	€ ‘000s	€ ‘000s	€ ‘000s

Loans receivable	14,467	14,467	14,467	14,467	13,414	13,414
Trade and other receivables	9,206	9,206	7,703	7,703	10,020	10,020
Cash and cash equivalents	14,119	14,119	11,172	11,172	14,032	14,032

Total	37,792	37,792	33,342	33,342	37,466	37,466

Liabilities
Trade and other payables	8,562	8,562	8,935	8,935	10,618	10,618
Lease liabilities	400	400	435	435	—	—
Interest-bearing loans and borrowings	6,281	6,281	6,185	6,185	5,933	5,933
Customer liabilities (at fair value through profit/loss)	3,365	3,365	2,619	2,619	4,416	4,416

Total	18,608	18,608	18,174	18,174	20,967	20,967

Net	19,184	19,184	15,168	15,168	16,499	16,499

Fair value hierarchy

The Group uses valuation techniques that are appropriate in the circumstances and for which sufficient data is available to measure the fair value, maximizing the use of relevant observable inputs and minimizing the use of unobservable inputs.

Fair values are categorized into different levels in a fair value hierarchy based on the inputs used in the valuation techniques:

•	Level 1: quoted prices (unadjusted) in active markets for identical assets or liabilities;

•	Level 2: inputs other than quoted prices included within level 1 that are observable for the asset or liability either directly (i.e. as process) or indirectly (i.e. derived from prices); and

•	Level 3: inputs for the asset or liability that are not based on observable market data (i.e. unobservable inputs).

Basis for determining fair values

The following are the significant methods and assumptions used to estimate the fair values in the financial instruments above.

Lanester Investments Limited

Notes to Consolidated Financial Statements  (continued)

13	Financial instruments - fair values and risk management (continued)

Financial instruments carried at amortized cost

Loans receivable (Level 2)

The fair value of loans receivable is estimated using the present value of future cash flows discounted at the market rate of interest at the reporting date.

Cash and cash equivalents (Level 2)

The fair value of cash and cash equivalents is based on the nominal value of the relevant cash balances, as all are held at variable interest rates.

Trade and other payables (Level 2)

The fair value of trade and other payables is estimated using the present value of future cash flows discounted at the market rate of interest at the reporting date.

Lease liabilities (Level 2)

The fair value of lease liabilities is estimated using the present value of future cash flows discounted at the incremental borrowing rate at the lease commencement date.

Interest-bearing loans and borrowings (Level 2)

The fair value of borrowings is estimated using the present value of future cash flows discounted at the market rate of interest at the reporting date.

Derivative financial instruments (Level 3)

Customer liabilities are fair valued as at year end to reflect the movement in the odds between the date the bet was placed and the odds as at year end.

Interest-bearing loans and borrowings

	As at May 4, 2020	As at December 31, 2019	As at January 1, 2019
	€‘000s	€ ‘000s	€ ‘000s
Current interest-bearing loans and borrowings
Financial institution loans (EUR 3-month LIBOR plus 5%)	6,243	6,147	5,933
Other loans (EUR 0%)	38	38	—

Total current interest-bearing loans and borrowings	6,281	6,185	5,933

Lanester Investments Limited

Notes to Consolidated Financial Statements  (continued)

13	Financial instruments - fair values and risk management (continued)

Financial instruments carried at amortized cost  (continued)

The Group did not have any non-current interest-bearing loans and borrowings as at May 4, 2020, December 31, 2019 or January 1, 2019.

Analysis of loans for the period ended May 04, 2020

				Facility amount
Facility	Maturity	Interest rate	Currency	€ ‘000s
Financial institution	On demand	3-month LIBOR plus 5%	EUR	€17,500
Other loans	On demand	0%	EUR	Unspecified

Financial risk management

The Group’s activities expose it to a variety of financial risks, namely, market risk, liquidity risk and credit risk. The Group’s senior management overseas the management of these risks. The Group’s senior management ensures that the Group’s financial risk activities are governed by appropriate policies and procedures and that financial risks are identified, measured and managed in accordance with the Group’s policies and risk objectives. The Group reviews and agrees on policies for managing each of these risks with are described below.

Market risk

Market risk relates to the risk that changes in prices, foreign currency exchange rates and interest rates, which will impact the Group’s income or the value of its financial instruments. Senior management has the function of managing and controlling the Group’s exposure to market risk to within acceptable limits, while at the same time, ensuring that returns are optimized.

The management of market risk is performed under the supervision of senior management and according to the guidance approved by them.

Liquidity risk

Liquidity risk is the risk that the Group will encounter difficulty in meeting the obligations associated with its financial liabilities that are settled by delivering cash or another financial asset. The Group’s approach to managing liquidity is to ensure that; as far as possible, it will have sufficient liquidity to meet its liabilities when they become due.

Cash flow forecasting is performed in the operating entities of the Group on a monthly basis and then aggregated by Group Finance which closely monitors the actual status per company and the rolling forecast of the Group’s liquidity.

Lanester Investments Limited

Notes to Consolidated Financial Statements  (continued)

13	Financial instruments - fair values and risk management (continued)

Liquidity risk  (continued)

The following table shows the cash flows for financial liabilities:

At May 4, 2020	Carrying amount € ‘000s	Contractual Cash flow € ‘000s	Less than 1 year € ‘000s	1-2 years € ‘000s	3-5 years € ‘000s
Trade payables	7,375	7,375	7,375	—	—
Accruals	1,187	1,187	1,187	—	—
Customer liabilities	3,365	3,365	3,365	—	—
Lease liabilities	400	455	81	374	—
Interest-bearing loans and borrowings - principal	6,185	6,185	6,185	—	—
Interest-bearing loans and borrowings - interest	96	96	96	—	—

	18,608	18,663	18,289	374	—

At December 31, 2019
Trade payables	8,200	8,200	8,200	—	—
Accruals	735	735	735	—	—
Customer liabilities	2,619	2,619	2,619	—	—
Loan from related party	11,494	11,494	11,494	—	—
Lease liabilities	435	496	81	415	—
Interest-bearing loans and borrowings - principal	5,971	5,971	5,971	—	—
Interest-bearing loans and borrowings - interest	214	214	214	—	—

	29,669	29,730	29,315	415	—

At January 1, 2019
Trade payables	9,384	9,384	9,384	—	—
Accruals	1,234	1,234	1,234	—	—
Customer liabilities	4,416	4,416	4,416	—	—
Loan from related party	13,444	13,444	13,444	—	—
Lease liabilities	—	—	—	—	—
Interest-bearing loans and borrowings - principal	4,646	4,646	4,646	—	—
Interest-bearing loans and borrowings - interest	1,287	1,287	1,287	—	—

	34,411	34,411	34,411	—	—

Changes in liabilities arising from financing activities

	Interest-bearing bank loans	Lease liabilities	Total
At January 1, 2019	5,933	—	5,933

Cash movement	38	(40)	(2)
New leases	—	470	470
Interest	214	5	219

At December 31, 2019	6,185	435	6,620

Cash movement	—	(41)	(41)
Interest	96	6	102

At December 31, 2020	6,281	400	6,681

Lanester Investments Limited

Notes to Consolidated Financial Statements  (continued)

13	Financial instruments - fair values and risk management (continued)

Credit risk

Credit risk is the risk that a counterparty will not meet its obligations under a financial instrument or customer contract, leading to a financial loss. The Group is exposed to credit risk from its operating activities (primarily trade receivables) and from its financing activities, including deposits with banks and financial institutions, foreign exchange transactions and other financial instruments.

Credit risk also arises where loans receivable and cash and cash equivalents are deposited with banks or financial institutions. It is the Group’s policy to deposit funds only with reputable institutions, and to keep the position under review. Management do not consider there to be a concentration of credit risk within the Group as the amounts receivable at year end are spread over a number of third party suppliers across multiple locations.

The Group applies the IFRS 9 simplified approach to measuring expected credit losses which uses a lifetime expected loss allowance for trade and other receivables that do not contain a significant financing component and those that are recognized under IFRS 15.

The Group’s online casino business are predominantly cash businesses where there is a requirement for the customer to pay in advance of entering into a transaction. These payments are collected through payment service providers. The Group does not grant credit to customers.

The Group considers these PSPs as financial institutions that have high credibility in the market and strong payment profiles.

The Group monitors trade and other receivables based on credit risk characteristics and aging of the receivables.

This is accomplished through weekly cash flow meetings where inflows from PSPs are reviewed, and on a monthly basis a ‘PSP ageing report’ is assessed. This enables management to identify any settlements outstanding for more than a month and will then be raised for consideration of write offs. Management also considers current and forward-looking information based on publicly available information affecting the ability of the debtors to settle the receivables, for example, news of a PSP declaring bankruptcy, experiencing fraud or financial difficulties, etc. Historically, write offs have been rare and immaterial, with the exception of specific one-off events.

The Group considers the expected credit loss calculated under IFRS 9 for trade and other receivables, and any write offs to be immaterial. In relation to regulatory deposits, cash and cash equivalents and loans receivable credit risk is low and any required provision would be non-existent or immaterial.

Foreign currency risk

Foreign currency risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in exchange rates. Foreign exchange risk arises from future commercial transactions and recognized financial assets and liabilities. Exchange rates are monitored by Group Finance on a monthly basis to ensure that adequate measures are taken if fluctuations increase.

Lanester Investments Limited

Notes to Consolidated Financial Statements  (continued)

13	Financial instruments - fair values and risk management (continued)

Foreign currency risk (continued)

Effect of a quantitative change of foreign currency exchange rates of the Euro against the exposed currencies on the Group’s monetary financial assets and liabilities:

	Effect on profit before tax as at M ay 4, 2020 € ‘000s	Effect on profit before tax as at December 31, 2019 € ‘000s
€ exchange rate + 10%	(1,060)	(772)
€ exchange rate + 5%	(530)	(386)
€ exchange rate - 5%	530	386
€ exchange rate - 10%	1,060	772

Interest rate risk

Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of change in market interest rates. The Group is mainly exposed to borrowings interest rate risk. The interest rate on borrowings is based on variable interest rates.

For the interest-bearing loans and borrowings, the foreseeable interest expenses for 2021 will be € 405 580, based on a 3-month LIBOR at least 1.5% interest plus a margin of 500 base points (determined by the loan agreements in place). A theoretical increase of 100 base points (one percentage point) above 1.5% increases the interest expenditure for 12 months by € 62 435.

The Group monitors its treasury at least monthly and seeks to obtain a commercial rate of return from AA or above rated institutions whilst not impacting on cash flow.

14	Leases

The Group is a lessee and enters into contracts to lease office property.

Lease contracts have fixed payments and are either non-cancellable or may only be cancelled by incurring a substantive termination fee. The Group is prohibited from selling or pledging the underlying leased assets as security. The Group includes renewal options as part of the lease term when these are reasonably certain.

The Group has no material short term or low value asset leases.

Right-of-use assets

On January 1, 2019 the Group adopted IFRS 16, ‘Leases’, using the modified retrospective method of adoption. The reclassifications and the adjustments arising from the new leasing rules are recognized in the opening Consolidated Statement of Financial Position on January 1, 2019.

The associated right-of-use assets for property leases were measured on a modified retrospective basis with the right-of-use assets being measured at the amounts equal to the lease liability.

Leasehold
property
€ ‘000s
At January 1, 2019	—
Additions	470
Amortization	(14)

Lanester Investments Limited

Notes to Consolidated Financial Statements  (continued)

14	Leases (continued)

Right-of-use assets  (continued)

Leasehold
property
€ ‘000s
At December 31, 2019	456
Amortization	(26)

At May 4, 2020	430

Lease liabilities

On adoption of IFRS 16 ‘Leases’, the Group recognized lease liabilities in relation to leases which had previously been classified as operating leases under the principles of IAS 17 ‘Leases’. These liabilities were measured at the present value of the remaining lease payments.

The recognized lease liability is as shown:

Leasehold
property
€ ‘000s
At January 1, 2019	—
Additions	470
Interest expense	5
Lease payments	(40)

At December 31, 2019	435
Interest expense	6
Lease payments	(41)

At May 4, 2020	400

Maturity analysis - contractual undiscounted cash flows

	As at May 4, 2020	As at December 31, 2019
	€ ‘000s	€ ‘000s
Less than one year	81	81
One to five years	374	415

Total undiscounted lease liabilities	455	496

Lease liabilities included in the Consolidated Statement of Financial Position
Current	63	62
Non-current	337	373

	400	435

Lanester Investments Limited

Notes to Consolidated Financial Statements  (continued)

14	Leases (continued)

Lease liabilities  (continued)

	For the period from January 1, 2020 through May 4, 2020	For the year ended December 31, 2019
	€ ‘000s	€ ‘000s
Amounts recognized in the Consolidated Statement of Profit or Loss and Other Comprehensive Income
Interest on lease liabilities	6	5
Amortization on right-of-use assets	26	14

	32	19

Amounts recognized in the Consolidated Statement of Cash Flows
Interest on lease liabilities	6	5
Amortization on right-of-use assets	35	35

Total cash outflow for leases	41	40

15	Related party transactions

The Group entered into transactions, in the ordinary course of business, with other related parties. Transactions entered into and balances outstanding at are as follows:

	As at May 4, 2020 € ‘000s	As at December 31, 2019 € ‘000s	As at January 1, 2019 € ‘000s
Balances due from related parties:
Castanea Limited (previous Group holding company)	8,609	8,609	7,503
This loan is unsecured, interest-free and repayable on demand.
Balances due to related parties:
Torgis Holdings Limited (wholly owned subsidiary of Castanea Limited)	—	11,494	13,444

As discussed in note 12.3, Transactions with owners, loan forgiveness was granted to Tailby (a subsidiary of Lanester) for a € 11.5 million non-interest bearing related party loan which was repayable on demand. This was treated as a contribution and recognized within equity.

Lanester Investments Limited

Notes to Consolidated Financial Statements  (continued)

15	Related party transactions (continued)

Remuneration of key management personnel

The remuneration of the directors, who are the key management personnel of the Group, is set out below in aggregate for each of the categories specified in IAS 24, ‘Related Party Disclosures’.

	For the period from January 1, 2020 through May 4, 2020 € ‘000s	For the year ended December 31, 2019 € ‘000s
Short-term employee benefits	7	16

	7	16

Key management personnel services were also provided by Whitfield Management Limited and Digital Outsource Services Proprietary Limited. Amounts paid to Whitfield Management Limited for these services for the period ended May 4, 2020 amounted to € 0.1 million (2019: € 0.2 million). Of the total fees paid to Digital Outsource Services Proprietary Limited for the period ended May 4, 2020 amounting to € 4.3 million (2019: € 11.5 million) fees for the key management personnel services amounted to € 0.1 million (2019: € 0.2 million).

16	Provisions

	For the period from January 1, 2020 through May 4, 2020 € ‘000s	For the year ended December 31, 2019 € ‘000s
As at the beginning of the year	15,826	14,859
Provided in the year	635	967

As at the end of the year	16,461	15,826

Withholding, indirect and gaming taxes

The Group is subject to withholding, indirect and gaming taxes in the jurisdictions in which it operates. The Group records provisions for taxes in certain jurisdictions where the interpretation of tax legislation is uncertain or where the Group continues to challenge the interpretations and the likelihood of tax being payable is considered probable.

The Group makes provisions for these matters based on the best estimate based on the individual facts and circumstances. Assessments made rely on advice from legal counsel and management’s assessment of judgments reached on cases in similar jurisdictions, as well as estimates and assumptions which may involve a series of complex judgments about future events. To the extent that the final outcome of these matters is different than the amounts recorded, such differences may impact the Group’s financial results in the period in which such determination is made.

Lanester Investments Limited

Notes to Consolidated Financial Statements  (continued)

17	Commitments and contingencies

Withholding, indirect and gaming taxes

As reflected in the critical judgments disclosures in note 3, the Group reviews tax developments at each reporting date to determine if a provision should be recorded or a contingency disclosed. The Group assesses its tax liabilities taking into account current (and enacted but not yet implemented) tax law in conjunction with advice received from professional advisers and/or legal counsel. Management have assessed that the financial effect of such contingencies are probable but cannot be reliably measured due to considerable uncertainty regarding amount and/or timing.

Legal contingencies

The business is party to pending litigation in various jurisdictions and with various plaintiffs in the normal course of business. The Group takes legal advice as to the likelihood of success of claims and counter claims. No provision is made where, due to inherent uncertainties, no accurate quantification of any cost, or timing of such cost, which may arising from any of the legal proceedings can be determined.

18	Subsidiaries

Details of the Group’s principal subsidiaries as at May 4, 2020 are set out below:

Name	% Equity Interest	Country of incorporation	Nature of business
Seabrook Limited	100%	Gibraltar	Processing company
Alphamedia Limited	100%	Malta	Remote Gaming Services
Digimedia Limited	100%	Malta	Remote Gaming Services
Tailby Limited	100%	Belize	IP Holder
Akova Holdings Limited	100%	Canada	IP Holder
Digimedia (Alderney) Limited	100%	Alderney	Remote Gaming Services
Zuzka Limited	100%	BVI	Dormant entity

19	Dividends paid

	For the period from January 1, 2020 through May 4, 2020	For the year ended December 31, 2019
	€ ‘000s	€ ‘000s
Cash dividends on ordinary shares declared and paid:
Final dividend	5,144	19,609

	5,144	19,609

	€ ‘s	€ ‘s
Dividend per share	4.68	17.83

Lanester Investments Limited

Notes to Consolidated Financial Statements  (continued)

20	First time adoption of IFRS

These are the Company’s first financial statements prepared under IFRS.

The Accounting policies set out in note 3 have been consistently applied in preparing the Consolidated Financial Statements for the period ended May 4, 2020, the comparative information presented for the year ended December 31, 2019 and in the presentation of the opening IFRS balance sheet as of January 1, 2019 (the Company’s date of transition to IFRS).

In preparing its opening IFRS balance sheet, the Company has not provided any reconciliation to IFRS as required by IFRS 1 as a consequence of adopting IFRS, as these are the Company’s first consolidated financial statements presented and the Company has not previously presented any financial statements, as discussed in note 1. A quantitative explanation of the conversion to IFRS is not considered meaningful and consequently no reconciliation to such information has been presented.

Set out below are the applicable mandatory exceptions and optional exemption elections in IFRS 1 applied in preparing the Company’s first financial statements under IFRS.

The applicable mandatory exceptions for IFRS 1 applied are as follows:

•

Estimates: An entity’s estimates in accordance with IFRS at the date of transition shall be consistent with estimates made for the same date in accordance with its previous assertions made for its internal financial information purposes, unless this is objective evidence that those estimates were in error. The Group has considered such information about historic estimates and has treated the receipt any such information in the same was as non-adjusting events after the reporting period thus ensuring IFRS estimates as at January 1, 2019 are consistent with the estimates as at the same date made previously.

•

Derecognition of financial assets and liabilities: The group has applied the derecognition requirements of IFRS 9, as outlined in note 3.9, prospectively for transactions on or after the date of transition to IFRSs and did not apply them retrospectively to transactions occurring before that date. The Group did not consider the impact of this mandatory exemption to be material.

•

Classification and measurement of financial instruments: The Group assessed whether its financial instruments met the conditions of being measured at amortized cost or fair value through other comprehensive income on the basis of the facts and circumstances existing at the date of transition to IFRSs and applied any resulting classifications retrospectively. The Group did not consider the impact of this mandatory exemption to be material.

•

Impairment of financial instruments: The Group performed an assessment of impairment of financial instruments as at the date of transition to IFRSs and determined there were no material impairments of financial instruments as of that date, nor as at December 31, 2019 or May 4, 2020.

The Group has assessed all other compulsory exceptions of IFRS 1 to not be relevant to the Group.

The Group has assessed all optional exemptions from IFRS and has either elected not to take the exemption or determined it to not be relevant to the Group.

Lanester Investments Limited

Notes to Consolidated Financial Statements  (continued)

21	Subsequent Events

Company acquisition

On May 4, 2020, the directors completed the sale of all of the issued and outstanding ordinary shares of the Company, which were sold to Pelion in exchange for €25.6 million in cash, which is to be transferred by no later than 24 months after the completion of the sale.

On October 7, 2020, all of the outstanding shares of Pelion were acquired by SGHC Limited (‘SGHC’) through a share transaction whereby the owners of Pelion exchanged their ownership interest for ownership interest of SGHC Limited. As the shareholder ownership percentages of Pelion and SGHC were identical prior to and immediately after the October 7, 2020 reorganization transaction it was accounted for in a manner similar to a transaction between entities under common control. Therefore Lanester was deemed to be acquired from an accounting perspective as of May 4, 2020, as the date from which the ownership of Pelion and SGHC first aligned.

Repayment of loans receivable

Loans receivable to the value of €9 million out of the €14.5 million as at May 4, 2020 have been settled.

Repayment of loans payable

The total loans payable balance of €6.3 million as at May 4, 2020 have been settled.

SGHC Limited

Interim Condensed Consolidated Statements of Profit or Loss

and Other Comprehensive Income for the six months ended June 30, 2021 and 2020

		For the six months ended
		June 30, 2021	June 30, 2020
		Unaudited	Unaudited
	Note	€ ‘000s	€ ‘000s
Revenue	6	667,010	393,085
Direct and marketing expenses	7	(443,065)	(274,476)
General and administrative expenses		(79,060)	(52,862)
Depreciation and amortization expense		(41,981)	(25,123)

Profit from operations		102,904	40,624
Finance income		688	18
Finance expense	8	(5,755)	(5,012)
Gain on bargain purchase	5	10,661	17,487

Profit before taxation		108,498	53,117
Income tax (expense)/benefit	9	(6,011)	1,253

Profit for the period		102,487	54,370
Other comprehensive income
Items that may be reclassified subsequently to profit or loss
Foreign currency translation adjustment		(171)	668

Other comprehensive (loss)/income for the period		(171)	668

Total comprehensive income for the period		102,316	55,038

Weighted average shares outstanding, basic and diluted	10	54,117,893	54,275,253
Earnings per share, basic and diluted	10	1.89	1.00

The accompanying notes are an integral part of these interim condensed consolidated financial statements.

SGHC Limited

Interim Condensed Consolidated Statements of Financial Position

as at June 30, 2021 and December 31, 2020

		June 30, 2021 Unaudited	December 31, 2020
	Note	€ ‘000s	€ ‘000s
ASSETS
Non-current assets
Intangible assets	11	191,570	198,794
Goodwill	11	24,560	18,843
Property, plant and equipment		7,172	4,643
Right-of-use assets		11,163	8,956
Deferred tax assets		18,354	13,734
Regulatory deposits		8,551	2,901
Loans receivable		15,357	39,804
Financial assets	13	848	—

		277,575	287,675
Current assets
Restricted cash		21,252	12,093
Trade and other receivables		104,221	108,845
Income tax receivables		13,917	3,999
Cash and cash equivalents		271,826	138,540

		411,216	263,477

TOTAL ASSETS		688,791	551,152

LIABILITIES
Non-current liabilities
Lease liabilities		6,976	6,754
Deferred tax liability		15,211	9,211
Interest-bearing loans and borrowings		—	27,001

		22,187	42,966
Current liabilities
Lease liabilities		2,988	2,318
Deferred consideration		—	2,089
Interest-bearing loans and borrowings		4,259	183,722
Trade and other payables		148,463	143,309
Customer liabilities		49,043	43,709
Provisions	16	47,661	45,766
Income tax payables		31,975	16,399

		284,389	437,312

TOTAL LIABILITIES		306,576	480,278

EQUITY
Issued capital	12	270,247	61,222
Foreign exchange reserve		(1,449)	(1,278)
Retained profit		113,417	10,930

EQUITY		382,215	70,874

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY		688,791	551,152

The accompanying notes are an integral part of these interim condensed consolidated financial statements.

SGHC Limited

Interim Condensed Consolidated Statements of Changes in Equity

for the six months ended June 30, 2021 and 2020

	Note	Issued capital € ‘000s	Foreign exchange reserve € ‘000s	Retained profit/ (accumulated deficit) € ‘000s	Total equity/(deficit) € ‘000s
Equity as at January 1, 2020		55,001	(890)	(128,287)	(74,176)
Profit for the period		—	—	54,370	54,370
Other comprehensive profit for the period		—	668	—	668

Total comprehensive income		—	668	54,370	55,038
Issue of share capital	12.1	6,221	—	—	6,221

Total transactions with owners		6,221	—	—	61,259

Equity as at June 30, 2020 (Unaudited)		61,222	(222)	(73,917)	(12,917)

Equity as at January 1, 2021		61,222	(1,278)	10,930	70,874
Profit for the period		—	—	102,487	102,487
Other comprehensive loss for the period		—	(171)	—	(171)

Total comprehensive income		—	(171)	102,487	102,316
Issue of share capital	12.1	16,716	—	—	16,716
Shares issued to extinguish loans	12.1	203,040	—	—	203,040
Shares repurchased	12.1	(10,731)	—	—	(10,731)

Total transactions with owners		209,025	—	—	209,025

Equity as at June 30, 2021 (Unaudited)		270,247	(1,449)	113,417	382,215

The accompanying notes are an integral part of these interim condensed consolidated financial statements.

SGHC Limited

Interim Condensed Consolidated Statements of Cash Flows

for the six months ended June 30, 2021 and 2020

		For the six months ended
		June 30, 2021	June 30, 2020
		Unaudited	Unaudited
	Note	€ ‘000s	€ ‘000s
Cash flows generated from operating activities
Profit for the period		102,487	54,370
Addback:
Income tax expense/(benefit)		6,011	(1,253)
Loss on disposal of assets		(3,093)	—
Depreciation of property, plant and equipment		1,398	1,097
Gain on bargain purchase	5	(10,661)	(17,487)
Amortization of intangible assets	11	39,360	23,054
Amortization of right-of-use assets		1,223	972
Increase in provisions		1,895	(8,532)
Finance income		(688)	(18)
Finance expense	8	5,755	5,012
Unrealized foreign currency (gain)/loss		(526)	156
Changes in working capital:
Decrease in trade and other receivables		29,210	14,650
Decrease in trade and other payables		(26,733)	(24,030)
Increase in customer liabilities		3,335	13,881
(Increase)/decrease in restricted cash		(9,087)	11,296
Decrease in provisions		—	(13,556)

Cash generated from operating activities		139,886	59,612
Corporation tax paid		(9,746)	(3,640)

Net cash flows generated from operating activities		130,140	55,972
Cash flows generated from investing activities
Cash received in interest		464	18
Acquisition of intangible assets		—	(411)
Acquisition of property, plant and equipment		(1,334)	(686)
Acquisition of businesses, net of cash acquired		5,151	14,118
Acquisition of investments		(848)	—
Issuance of loans receivable		(25)	(11,383)
Receipts from loans receivable		34,449	4,900
Cash used in regulatory deposits		(5,650)	(27)

Net cash flows generated from investing activities		32,207	6,529
Cash flows generated from financing activities
Shares issued	12.1	3,570	6,220
Share repurchase	12.1	(10,731)	—
Proceeds from interest-bearing loans and borrowings		—	7,257
Repayment of interest-bearing loans and borrowings		(16,815)	—
Repayment of lease liabilities - interest		(205)	(330)
Repayment of lease liabilities - principal		(2,566)	(911)
Cash paid for deferred consideration		(2,089)	(26,681)

Net cash flows used in financing activities		(28,836)	(14,445)
Increase in cash and cash equivalents		133,511	48,056
Cash and cash equivalents at beginning of the period		138,540	74,366
Effects of exchange rate fluctuations on cash held		(225)	510

Cash and cash equivalents at end of the period		271,826	122,932

Significant non-cash transactions
Non-cash capital contribution for the exchange of debt	12.1	203,040	—
Non-cash issuance of shares to vendors for the acquisition of Raging River	12.1	13,149	—

		216,189	—

The accompanying notes are an integral part of these interim condensed consolidated financial statements.

SGHC Limited

Notes to the Interim Condensed Consolidated Financial Statements

1	General information and basis of preparation

General information

SGHC Limited (‘SGHC’ or the ‘Company’) is a holding company primarily engaged, through its operating subsidiaries, in the business of online sports betting and casino games.

The Company is a limited company incorporated under the Companies (Guernsey) Law, 2008 (the ‘Companies Law’) on July 06, 2020. The registered office is located at Kingsway House, Havilland Street, St Peter Port, Guernsey.

SGHC and its subsidiaries (together ‘the Group’) operate a number of interactive gaming services under licenses granted by gaming authorities in various countries. SGHC is the ultimate holding company of the SGHC Group. These interactive gaming services consist mainly of casino games of chance and sports betting. The Group is focused on the delivery of a converged interactive gaming experience allowing its customers to interact with its games under several brands on a variety of platforms. The Group also licenses the Betway brand to companies external to the Group.

Basis of preparation

The interim condensed consolidated financial statements have been prepared in accordance with IAS 34 ‘Interim Financial Reporting’. The interim condensed consolidated financial statements do not include all the information and disclosures required in the annual financial statements and should be read in conjunction with the Group’s annual consolidated financial statements as at December 31, 2020 and 2019 contained elsewhere in the Company’s Registration statement. The consolidated statement of financial position as at December 31, 2020, included herein, was derived from the audited consolidated financial statements of the Group as at that date.

2	Accounting policies

The accounting policies adopted in the preparation of the interim condensed consolidated financial statements are consistent with those followed in the preparation of the Group’s annual financial statements for the year ended December 31, 2020 unless otherwise specified, except for the following new accounting policies as a result of the significant events and transactions during the period:

Financial Instruments

Other financial instruments carried at fair value through profit and loss and Other comprehensive income (excluding those recognized in Revenue)

All financial assets measured at fair value through profit and loss (FVTPL) and other comprehensive income (FVTOCI) are recorded at fair value, being their transaction price, in the Consolidated Statement of Financial Position. The Group has elected to irrevocably classify its non-listed equity instruments as financial instruments designated at fair value with changes in fair value recognized in the consolidated statement of comprehensive income. All other assets that meet the definition of a derivative are carried at fair value through profit and loss.

When the transaction price of the instrument differs from the fair value at origination and the fair value is based on a valuation technique using only inputs observable in market transactions, the Group recognizes the difference between the transaction price and fair value in the Consolidated Statement of Profit or Loss

SGHC Limited

Notes to the Interim Condensed Consolidated Financial Statements (continued)

2	Accounting policies (continued)

and Other Comprehensive Income, referred to as a day 1 gains or losses. In those cases where fair value is based on valuation based on valuation techniques for which some of the inputs are not observable, the difference between the transaction price and the fair value is deferred and is only recognized in profit or loss when the inputs become observable, or when the instrument is derecognized.

Subsequently, if there are no day 1 gains or losses on initial recognition, financial assets at FVTPL are re-measured each period and the re-measurement is recognized in the Consolidated Statement of Profit or Loss and Other Comprehensive Income. Financial assets at FVTOCI remeasurements are recognized in other comprehensive income.

Debt equity swaps

When equity instruments issued to a creditor to extinguish all or part of a financial liability are recognized initially, the Group measures them at the fair value of the equity instruments issued, unless that fair value cannot be reliably measured. The difference between the carrying amount of the financial liability (or part of a financial liability) extinguished, and the consideration paid, shall be recognized in profit or loss, in accordance with paragraph 3.3.3 of IFRS 9 Financial Instruments. The equity instruments issued shall be recognized initially and measured at the date the financial liability (or part of that liability) is extinguished.

2.1	Recent accounting pronouncements

The accounting policies adopted in the preparation of the interim condensed consolidated financial statements are consistent with those followed in the preparation of the Group’s consolidated financial statements for the year ended December 31, 2020, except for the adoption of new amendments to standards effective as at January 1, 2021. The Group has not early adopted any standard, interpretation or amendment that has been issued but is not yet effective. Several amendments apply for the first time in 2021, but do not have a material impact on the interim condensed consolidated financial statements of the Group.

3	Critical accounting estimates and judgments

The preparation of financial statements under IFRS requires the Group to make estimates and judgments that affect the application of policies and reported amounts. Estimates and judgments are continually evaluated along with other factors, including expectations of future events that are believed to be reasonable under the circumstances. Actual results may differ from these estimates.

The critical judgments and key accounting estimates made by management in applying the Group’s accounting policies were the same as those described in the consolidated financial statements as at December 31, 2020, except those discussed below.

Critical judgments

Consolidation of entities where the Group has potential voting rights

The Group considers that it controls Raging River Trading Pty Ltd (‘Raging River’) even though it has no current shareholding or voting rights. SGHC Limited has a call option to purchase 100% of the shares in Raging River exercisable from the date the option was issued. Management applied judgment in

SGHC Limited

Notes to the Interim Condensed Consolidated Financial Statements (continued)

3	Critical accounting estimates and judgments (continued)

determining that the option agreement is substantive. In making this judgment management assessed the key factors in IFRS 10 Consolidated Financial Statements and determined that SGHC has the ability to direct the relevant activities of Raging River when decisions about its relevant activities are being made. Therefore, management determined that it controls Raging River and should consolidate the entity from the option date. The same assessment was made about Verno Holdings Limited regarding the call option over 100% of the shares in Verno Holdings Limited, however, when assessing the relevant circumstances determined that SGHC does not control Verno Holdings Limited as the option is not substantive. Please refer to note 4 and note 5 for the detailed assessments and conclusions on these options.

Consideration transferred in the acquisition of Raging River

Consideration transferred in a business combination is calculated as the sum of the acquisition date fair values of the assets transferred by the acquirer, the liabilities incurred by the acquirer to former owners of the acquiree and the equity interests issued by the acquirer. At the date SGHC enters into the option over Raging River, the present value of the exercise price of the option will form part of the consideration transferred. During the year, management issued additional shares in SGHC and dividends to the previous Raging River shareholders. Management applied judgment and determined that the additional shares issued, and the dividends are in substance linked transactions and the fair value of these items will form part of the consideration transferred in exchange for Raging River.

Key accounting estimates

Provisions and Contingencies

Indirect and gaming taxes

The Group may be subject to indirect taxation in the form of GST, VAT, withholding tax, duty or similar, and gaming taxes on transactions which the Group have treated as exempt from such taxes. Where the Group accounts for taxes on revenues in relevant jurisdictions, the method of calculation of such taxes as applied by the Group in determining the relevant tax payable may be challenged by revenue authorities. As such, revenue earned from players located in any particular jurisdiction may give rise to further taxes in that jurisdiction.

The nature of the Group’s international operations can give rise to situations where customers can access the Group’s websites from jurisdictions where the Group is not registered for indirect taxes, or where the indirect, gaming and or withholding tax treatment is uncertain. Where the Group considers that it is probable that indirect taxes or withholding taxes are payable to relevant tax authorities, provision is made for the Group’s best estimate of the tax payable. Provisions were raised in 2021 in the Consolidated Statement of Profit or Loss and Other Comprehensive Income relating to indirect and withholding taxes of € 0.9 million (2020: € 2.5 million) and those in relation to gaming taxes of € 1 million (2020: € 20.6 million) (see note 16). The Group regularly reviews the judgments made to assess the need for provisions and disclosures in its financial statements. To the extent that the final outcome of such matters differs to management’s assessment at any reporting dates, such differences may impact the financial results or contingent liabilities disclosed in the period in which such determination is made. Further details can be found in note 16 to the financial statements.

SGHC Limited

Notes to the Interim Condensed Consolidated Financial Statements (continued)

3	Critical accounting estimates and judgments (continued)

Fair value of acquired intangible assets

Intangible assets are recognized on business combinations if they are separable from the acquired entity or arise from other contractual or legal rights and are recorded initially at fair value. The amounts ascribed to such intangibles are arrived at by using appropriate valuation techniques. In applying these appropriate valuation techniques, management makes estimates including estimates of future economic benefits, cash flows, and the appropriateness of discount rates or the estimated cost and time to create an equivalent intangible asset. Please refer to note 5 where the respective acquired balances are included.

Key assumptions made in connection with the measurement of intangible assets relating to business combinations in the period include:

•	the discount rates of between 19.0% and 31.0%;

•	the royalty rates of between 1.0% and 2.0%;

•	the estimated useful lives which range from 2.5 to 10 years;

•	the expected annual retention rates of existing customers for each of the next five year split by customer vintage; and

•

estimated cash flows and projected financial information where management considers historical performance and industry assessments among other sources before further applying its own experience and knowledge of the industry in making judgments and estimates.

Fair value of consideration

In a business combination in which the acquirer and the acquiree (or its former owners) exchange equity interests or other forms of consideration, the Group determines acquisition-date fair value of the consideration transferred. The Group applied this guidance in the acquisition of Raging River. The Group estimated the fair value of the shares transferred using the appropriate third-party valuation of the shares and appropriate discount rates for the present value of the exercise price of the option and the dividends paid.

Useful lives of intangible assets

The Group acquired significant intangible assets in connection with acquisitions completed during the six months ended June 30, 2021. Management has applied estimates in determining the useful lives for these acquired intangible assets using information regarding, among other things, details of the contractual terms, historical customer activity and attrition, forecasted cash flow information and market conditions and trends.

4	Significant events and transactions

Recent acquisitions

Following the Corporate Reorganization, as detailed in note 1 to the Group’s Audited Consolidated Financial Statements contained elsewhere in the Registration statement, SGHC acquired additional subsidiaries during the period, as detailed in note 5. The recent acquisitions were accounted for in accordance with IFRS 3 Business Combinations and the fair value of the assets and liabilities were recorded at the respective acquisition dates.

SGHC Limited

Notes to the Interim Condensed Consolidated Financial Statements (continued)

4	Significant events and transactions (continued)

Certain acquisitions, as disclosed in note 24 of the Group’s Audited Consolidated Financial Statements, were not complete at June 30, 2021 as their acquisition was contingent on certain events and conditions. SGHC assessed whether the rights within the contract to acquire these entities were substantive or protective rights and whether these rights would give the Company control over these entities even though the sale was not finalized. SGHC determined that the rights contained in the contract were not substantive. Therefore, until the conditions within the contract are met, SGHC does not have control over these entities.

Sports Entertainment Acquisition Corp (‘SEAC’)

On April 23, 2021, the Company entered into a Business Combination Agreement (as it may be amended, supplemented or otherwise modified from time to time, the ‘Business Combination Agreement’) by and among itself (‘SGHC’), Super Group (SGHC) Limited (‘NewCo’), Sports Entertainment Acquisition Corp (‘SEAC’), a New York Stock Exchange (‘NYSE’) publicly traded special purpose acquisition company based in the United States, Super Group Holding Company Merger Sub, Inc (‘Merger Sub’), a Delaware corporation and a wholly-owned subsidiary of NewCo, which will result in the public listing of the Group.

The Business Combination Agreement provides for, among other things, the following transactions: (i) prior to the closing date, each holder of ordinary shares of the Group will exchange such shares for a certain number of ordinary shares of no par value of NewCo (the ‘Pre-Closing Reorganization’), (ii) on the closing date, SEAC will merge with and into Merger Sub, with SEAC as the surviving company continuing as a wholly owned subsidiary of NewCo (the ‘Merger’) and (iii) at the effective time of the Merger, each share of Class A common stock of SEAC shall be cancelled and extinguished and shall be converted into the right to receive one ordinary share of no par value NewCo (the ‘Exchange’).

The Business Combination is expected to close, following shareholder approval and the fulfillment of other customary closing conditions.

Repayment of loans receivable and interest-bearing loans and borrowings

Loans receivable of € 34.4 million have been settled during the period ended June 30, 2021.

Interest-bearing loans and borrowings of € 16.8 million have been settled during the period ended June 30, 2021.

License Review

As discussed in note 16 of the € 10.7 million accrual raised relating to the license review at December 31, 2020, € 2.9 million was settled during the period ended June 30, 2021. Please refer to note 16 detailing the outcome of the license review.

Loan novation and share issue

On June 25, 2021, external loans with a value of € 203.0 million were novated from a number of Group subsidiaries to SGHC. This debt was then further novated to the shareholders of the Company registered at close of business on that date, in consideration for an aggregate additional 2,761,697 ordinary shares in the Company, in the same pro-rata proportions as the shareholding percentages just prior to this loan novation and share issue. The Company issued these shares on June 30, 2021. Please refer to note 12 to see the impact of this share issue.

SGHC Limited

Notes to the Interim Condensed Consolidated Financial Statements (continued)

4	Significant events and transactions (continued)

Call Option over Verno Holdings Limited shares

At April 16, 2021, SGHC Limited entered into a call option to purchase 100% of the shares in Verno Holdings Limited (“Verno”), exercisable during the period from April 16, 2021 to December 31, 2023. SGHC had no ownership interest in Verno at this time. The number of shares granted as per the option agreement was 13,465,539. As the call option is for 100% of the shares in Verno, SGHC assessed whether the option is substantive and whether the option provides control over Verno. At April 16, 2021, SGHC Limited could exercise the option at any time; therefore, it had the practical ability to exercise the option when decisions about the direction of relevant activities needed to be made. However, there were other barriers preventing SGHC from exercising the option. Some of the barriers included ongoing investigations from regulators, uncertainties regarding tax compliance and concerns regarded the regulatory environment. Furthermore, at June 30, 2021, an addendum to the option was issued and the exercise date was amended to June 30, 2023. Therefore, at June 30, 2021, this option was no longer exercisable. The Group determined that SGHC does not have control over Verno and recognized the option as a derivative in accordance with IFRS 9 Financial Instruments.

Upon initial recognition of the Verno option, the Group recognized the transaction price of €1,000 relating to the amount paid in order to enter into the option. There is a difference between the fair value of the option (€22.6 million) and the transaction price which the Group did not recognize as the valuation of the option is note based on a valuation technique that uses observable inputs. The difference arises as Verno and the Group had the same shareholders at the date the option was entered into. The table below shows the movement in the aggregate profit not recognized when financial instruments were initially recognized (day 1 gain), because of the use of valuation techniques for which not all the inputs were market observable data:

For the six months ended June 30, 2021 € ‘000s
Opening balance	—
Gain or loss on initial recognition	22,589
Changes in fair value during the period	(11,012)

Closing balance	11,577

5	Business combinations

Acquisitions in 2021

On January 11, 2021, SGHC entered into a call option over 100% of the outstanding shares of Raging River Limited (‘Raging River’). SGHC exercised the option on April 8, 2021. SGHC concluded that the option and potential voting rights were substantive on the date of issuance in accordance with IFRS 10 Consolidated Financial Statements (‘IFRS 10’), resulting in the acquisition of Raging River on January 11, 2021. The consideration transferred for the acquisition of Raging River was € 17.2 million, which is the present value of the exercise price of the option (€ 2.1 million), fair value of the SGHC shares transferred (less any payment made by the previous Raging River shareholders) (€ 13.1 million), and good faith payment of dividends (€ 2 million) paid to the shareholders of Raging River. The acquisition was accounted for as a business combination in accordance with IFRS 3. Raging River operates licensed interactive online gaming services.

SGHC Limited

Notes to the Interim Condensed Consolidated Financial Statements (continued)

5	Business combinations (continued)

On April 9, 2021, SGHC purchased 100% of the outstanding shares of the following entities, the acquisition of which was accounted for as a business combination under IFRS 3:

•

Webhost Limited (‘Webhost’), a company that provides hosting services for gaming platforms. The consideration transferred for the acquisition of Webhost was in the form of cash amounting to €2.9 million.

•

Partner Media Limited (‘Partner Media’) and Buffalo Partners Limited (‘Buffalo Partners’), companies that provide affiliate marketing services. The consideration transferred for the acquisitions of Partner Media and Buffalo partners was in the form of cash amounting to € 0.7 million and € 2.5 million, respectively.

On April 14, 2021, the Company acquired 100% of the outstanding shares of DigiProc Consolidated Limited (‘DigiProc’), a company that provides back office services which support the operating entities within the Group. The consideration transferred for the acquisition of DigiProc was in the form of cash amounting to € 9.2 million. The acquisition was accounted for as a business combination in accordance with IFRS 3.

On April 16, 2021, the Company acquired 100% of the outstanding shares of Digiprocessing (Mauritius) Limited (‘Digiprocessing’), a company that provides back office services which support the operating entities within the Group. The transaction was consummated through a transfer of shares from the previous shareholder to DigiProc for no consideration. The acquisition was accounted for as a business combination in accordance with IFRS 3.

On April 19, 2021, the Company acquired 100% of the outstanding shares of Raichu Investments Proprietary Limited (‘Raichu’), a company that provides back office services which support the operating entities within the Group. The consideration transferred for the acquisition of Raichu was in the form of cash amounting to € 4.3 million. The acquisition was accounted for as business combination in accordance with IFRS 3.

SGHC Limited

Notes to the Interim Condensed Consolidated Financial Statements (continued)

5	Business combinations (continued)

The preliminary fair values of the identifiable assets and liabilities assumed of these companies as at the dates of acquisition were:

	Note	Raging River Proprietary Limited as at January 11, 2021 € ‘000s	Webhost Limited as at April 9, 2021 € ‘000s	Partner Media Limited as at April 9, 2021 € ‘000s	Buffalo Partners Limited as at April 9, 2021 € ‘000s	DigiProc Consolidated Limited as at April 14, 2021 € ‘000s	DigiProcessing (Mauritius) Limited as at April 16, 2021 € ‘000s	Raichu Investments Proprietary Limited as at April 19, 2021 € ‘000s	Total € ‘000s
Assets
Property, plant and equipment		89	1,066	—	—	82	1	1,355	2,593
Customer databases	11	11,062	—	—	—	—	—	—	11,062
Marketing and data analytics know-how	11	18,165	—	—	—	—	—	—	18,165
Licenses	11	242	—	—	—	—	—	—	242
Acquired technology	11	—	—	—	—	623	—	—	623
Loans receivable		—	—	21	—	6,205	—	—	6,226
Right-of-use assets		36	—	—	—	—	—	2,150	2,186
Deferred tax assets		20	—	—	—	—	—	33	53
Trade and other receivables		3,949	1,501	469	10,912	2,635	20	5,099	24,585
Restricted cash		72	—	—	—	—	—	—	72
Cash and cash equivalents		10,301	1,038	732	4,887	5,916	30	1,162	24,066

		43,936	3,605	1,222	15,799	15,461	51	9,799	89,873

Liabilities
Lease liabilities		(39)	—	—	—	—	—	(2,174)	(2,213)
Interest-bearing loans and borrowings		—	(1,404)	—	—	(5,985)	—	(1,987)	(9,376)
Trade and other payables		(5,371)	(496)	(175)	(13,066)	(3,436)	(2)	(1,063)	(23,609)
Customer liabilities		(1,999)	—	—	—	—	—	—	(1,999)
Deferred tax liabilities		(8,354)	—	—	—	(6)	—	(1,251)	(9,611)
Income tax payables		(913)	—	—	—	(34)	—	(270)	(1,217)

		(16,676)	(1,900)	(175)	(13,066)	(9,461)	(2)	(6,745)	(48,025)

Total identifiable net assets at fair value		27,260	1,705	1,047	2,733	6,000	49	3,054	41,848
Goodwill	11	—	1,195	—	—	3,198	—	1,324	5,717
Bargain purchase arising on acquisition		(10,047)	—	(347)	(218)	—	(49)	—	(10,661)

Purchase consideration		17,213	2,900	700	2,515	9,200	—	4,378	36,906

SGHC Limited

Notes to the Interim Condensed Consolidated Financial Statements (continued)

5	Business combinations (continued)

The fair value of the trade receivables is the same as the gross amount of trade receivables and it is expected that the full contractual amounts can be collected.

A business combination in which the net of the acquisition-date amount of the identifiable assets acquired and liabilities assumed exceeds the aggregate of the consideration transferred is considered a bargain purchase and this difference is recognized as a gain in the Interim Condensed Consolidated Statement of Profit or Loss and Comprehensive Income as at the acquisition date.

Goodwill arising on acquisitions comprise the value of expected synergies arising from the acquisition. Goodwill acquired through business combinations is allocated to the Betway and Spin cash generating units (‘CGU‘s’), which are also operating and reportable segments. The goodwill recognized on acquisitions of € 5.7 million has been allocated to the CGU‘s as follows: Spin € 2.1 million and Betway € 3.6 million respectively. The allocation between Betway CGU and Spin CGU is based on the 10 year average net revenue forecast split between the two CGU. None of the goodwill recognized is expected to be deductible for income tax purposes.

The bargain purchases identified are explained as follows:

•

The acquisitions were treated as business combinations in terms of IFRS 3. As such the shareholders sold the businesses at a lower price seeing an opportunity to participate in an enlarged group with a more balanced product mix either as a shareholder or as a director and were willing to accept a lower price.

From the date of acquisition, the acquired entities contributed the following to revenue and profit before tax of the Group:

For the period From the acquisition dates through June 30, 2021 € ‘000s
Revenue	41,732
Profit before taxation	12,539

Of the amounts included above, € 40.6 million of revenue and € 11.1 million of profit before taxation relates to the acquisition of Raging River Proprietary Limited.

Had the acquired entities been acquired at the beginning of the reporting period, the revenue and profit before tax of the Group would have been as follows:

Total € ‘000s
Revenue	711,025
Profit before taxation	103,223

SGHC Limited

Notes to the Interim Condensed Consolidated Financial Statements (continued)

5	Business combinations (continued)

Purchase consideration

The following table summarizes the acquisition date fair value of each major class of consideration transferred:

€ ‘000s
Shares issued	13,149
Dividends paid to previous shareholders	1,961
Liabilities Assumed	2,881
Cash paid	18,915

Purchase consideration transferred	36,906

The following table summarizes the net cash flow on acquisition:

€ ‘000s
Cash paid	(18,915)
Net cash acquired with the subsidiary	24,066

Net cash inflow on acquisition	5,151

The acquisition accounting for the above acquisitions remains provisional for one year from the acquisition date and may change if new information is obtained relating to the conditions that existed at the acquisition date.

The Raichu Sale and Purchase Agreements call for a portion of the consideration for the shares transferred in the acquisition of Raichu by SGHC in the amount of €2.8 million to be assumed from the previous shareholders and paid according to the terms of the previous shareholders loan agreement with Bellerive Global Services Limited. The terms of the loan call for interest to be recognized daily on any outstanding balance at a South African prime rate minus 3% per annum.

Transaction costs are insignificant and have been included in the ‘General and administrative expenses’ line item within the Interim Condensed Consolidated Statement of Profit or Loss and Other Comprehensive Income.

Refer to note 4 of the Group’s Consolidated Financial Statements for the years ended December 31, 2020 and 2019 included elsewhere in this Registration statement for disclosures in respect of the 2020 acquisitions.

SGHC Limited

Notes to the Interim Condensed Consolidated Financial Statements (continued)

6	Segment reporting

Information related to each reportable segment for the six months ended June 30, 2021 and 2020, respectively, is set out below.

	For the six months ended June 30, 2021
	Betway € ‘000s (Unaudited)	Spin € ‘000s (Unaudited)	Other 2 € ‘000s (Unaudited)	Total € ‘000s (Unaudited)
Revenue	342,499	323,366	1,145	667,010
Direct and marketing expenses	(251,291)	(185,899)	(5,875)	(443,065)
General and administrative expenses	(43,704)	(43,689)	8,333	(79,060)
Depreciation and amortization expense	(23,970)	(17,475)	(536)	(41,981)

Profit from operations	23,534	76,303	3,067	102,904

Adjusted EBITDA[1]	47,504	93,778	3,603	144,885

Total segment assets	302,487	313,959	72,345	688,791

Total segment liabilities	372,494	107,105	(172,832)	306,767

	For the six months ended June 30, 2020
	Betway € ‘000s (Unaudited)	Spin € ‘000s (Unaudited)	Other [2] € ‘000s (Unaudited)	Total € ‘000s (Unaudited)
Revenue	160,493	232,592	—	393,085
Direct and marketing expenses	(132,400)	(142,076)	—	(274,476)
General and administrative expenses	(23,790)	(29,072)	—	(52,862)
Depreciation and amortization expense	(10,108)	(15,015)	—	(25,123)

(Loss)/profit from operations	(5,805)	46,429	—	46,624

Adjusted EBITDA’[1]	4,303	61,444	—	65,747

Total segment assets	128,286	292,776	—	421,062

Total segment liabilities	264,980	169,000	—	433,980

1

Adjusted EBITDA is a non-GAAP measure in the above segment note and is defined as profit for the period before depreciation, amortization, impairment, financial income, financial expense, gain on bargain purchase and tax expense/credit.

2	€ 3.6 million (2020: € Nil) disclosed as ‘Other’ comprises employment, legal, accounting, and other central administrative costs incurred by SGHC and its back office outsourcing subsidiaries.

SGHC Limited

Notes to the Interim Condensed Consolidated Financial Statements (continued)

6	Segment reporting (continued)

The reconciliation of non-GAAP information on reportable segments to amounts reported in the financial statements:

	For the six months ended June 30
	2021 (Unaudited) € ‘000s	2020 (Unaudited) € ‘000s
Profit for the period	102,487	54,370
Finance income	(688)	(18)
Finance costs	5,755	5,012
Depreciation and amortization expense	41,981	25,123
Income tax expense	6,011	(1,253)

EBITDA	155,546	83,234
Gain on bargain purchase	(10,661)	17,487

Adjusted EBITDA	144,885	65,747

Disaggregation of revenue

Group revenue disaggregated by product line for the six months ended June 30, 2021:

	Betway € ‘000s (Unaudited)	Spin € ‘000s (Unaudited)	Other € ‘000s (Unaudited)	Total € ‘000s (Unaudited)
Online casino[3]	123,630	322,290	—	445,920
Sports betting[3]	184,235	939	—	185,174
Brand licensing[4]	34,634	137	—	34,771
Other[5]	—	—	1,145	1,145

Total Group revenue	342,499	323,366	1,145	667,010

Group revenues disaggregated by product line for the six months ended June 30, 2020:

	Betway € ‘000s (Unaudited)	Spin € ‘000s (Unaudited)	Total € ‘000s (Unaudited)
Online casino[3]	77,473	232,141	309,614
Sports betting[3]	55,854	(468)	55,386
Brand licensing[4]	27,166	919	28,085

Total Group revenue	160,493	232,592	393,085

3	Sports betting and online casino revenues are not within the scope of IFRS 15 ‘Revenue from Contracts with Customers’ and are treated as derivatives under IFRS 9 ‘Financial Instruments’.
4	Brand licensing revenues are within the scope of IFRS 15 ‘Revenue from Contracts with Customers’.
5	Other relates to rebates received from external processors.

SGHC Limited

Notes to the Interim Condensed Consolidated Financial Statements (continued)

6	Segment reporting (continued)

Geographical Information

The Group’s performance can also be reviewed by considering the geographical markets and geographical locations where the Group operates. The Group has not provided geographic information regarding its non-current assets as this information is not available and is impracticable to determine. Revenues from external customers for the period attributed to Canada are € 323.2 million (2020: € 178.4 million). No other country accounts for more than 10% of total external revenues. The Group’s revenue attributable to the country of domicile (Guernsey) is insignificant. The Group further analyzed revenue according to the following regions:

	For the six months ended June 30, 2021
	Betway € ‘000s (Unaudited)	Spin € ‘000s (Unaudited)	Other € ‘000s (Unaudited)	Total € ‘000s (Unaudited)
Africa and Middle East	87,521	3,124	193	90,838
Asia and Pacific	111,468	45,225	191	156,884
Europe	70,014	11,397	75	81,486
North America	67,246	255,202	642	323,090
South/Latin America	6,250	8,418	44	14,712

	342,499	323,366	1,145	667,010

	%	%	%	%
Africa and Middle East	26%	1%	17%	14%
Asia and Pacific	33%	14%	17%	24%
Europe	20%	4%	7%	12%
North America	20%	79%	56%	48%
South/Latin America	2%	3%	4%	2%

	For the six months ended June 30, 2020
	Betway € ‘000s (Unaudited)	Spin € ‘000s (Unaudited)	Total € ‘000s (Unaudited)
Africa and Middle East	4,654	4,475	9,129
Asia and Pacific	50,925	42,404	93,329
Europe	77,180	28,632	105,812
North America	27,024	151,419	178,443
South/Latin America	710	5,662	6,372

	160,493	232,592	393,085

	%	%	%
Africa and Middle East	3%	2%	2%
Asia and Pacific	32%	18%	24%
Europe	48%	12%	27%
North America	17%	65%	45%
South/Latin America	0%	2%	2%

SGHC Limited

Notes to the Interim Condensed Consolidated Financial Statements (continued)

7	Direct and Marketing expenses

Direct and marketing expenses as disclosed on the Statement of Profit or Loss and Other Comprehensive Income includes the Group’s cost of revenues. Cost of revenues for the period includes gaming tax, license costs, processing costs, fraud costs and royalties which amounts to € 247.1 million (2020: € 157.4 million).

8	Finance expense

	For the six months ended June 30,
	2021 € ‘000s (Unaudited)	2020 € ‘000s (Unaudited)
Interest on loans and borrowings	5,550	4,678
Interest on lease liabilities	205	334

	5,755	5,012

9	Income tax

Tax is accrued for during the interim reporting period using the Group’s best estimate of the weighted average tax rate that is expected to be applicable to estimated total annual earnings. This expected annual effective tax rate is applied to the taxable income of the interim period.

The Group’s adjusted effective tax rate for the period was 6% (for the six months to June 30, 2020 this was a tax benefit of 2%), compared to the standard Guernsey tax rate of 0%.

10	Earnings per share

	For the six months ended June 30,
	2021 € ‘000s (Unaudited)	2020 € ‘000s (Unaudited)
The following table reflects the income and share data used in the basic and diluted EPS calculations.
Profit attributable to ordinary equity holders of the Group	102,487	54,370
Weighted average number of ordinary shares for basic and diluted EPS	54,117,893	54,275,253

Net profit per share, basic and diluted	1.89	1.00

There have been no transactions involving ordinary shares or potential ordinary shares between the reporting date and the date of authorization of these financial statements.

SGHC Limited

Notes to the Interim Condensed Consolidated Financial Statements (continued)

11.	Intangible Assets

	Goodwill € ‘000s	Customer databases € ‘000s	Brands € ‘000s	Licenses € ‘000s	Exclusive License rights €‘000s	Marketing and data analytics know-how € ‘000s	Acquired technology € ‘000s	Internally- generated software development costs € ‘000s	Total € ‘000s
Cost
At January 1, 2020	18,843	15,981	74,093	3,484	55,000	99,277	29,110	11,415	307,203
Arising on business combinations	5,717	11,062	—	242	—	18,165	623	—	35,809
Additions	—	—	—	175	—	—	34	2,343	2,552
Disposals	—	—	—	—	—	—	(129)	(730)	(859)
Effects of movements in exchange rates	—	—	—	74	—	—	9	3	86

At June 30, 2021	24,560	27,043	74,093	3,974	55,000	117,442	29,648	13,031	344,791

Accumulated amortization and impairment
At January 1, 2020	—	8,607	10,273	1,612	38,903	19,576	8,129	2,466	89,566
Amortization charge for the period	—	4,911	3,653	246	8,049	14,302	6,492	1,707	39,360
Disposals	—	—	—	—	—	—	—	(317)	(317)
Effects of movements in exchange rates	—	—	—	49	—	—	2	1	52

At June 30, 2021	—	13,518	13,926	1,907	46,952	33,878	14,623	3,857	128,661

Net book value
At December 31, 2020	18,843	7,374	63,820	1,872	16,097	79,701	20,981	8,949	217,637
At June 30, 2021	24,560	13,525	60,167	2,067	8,048	83,564	15,025	9,174	216,130

12.	Equity

	For the six months ended June 30,
	2021 € ‘000s (Unaudited)	2020 € ‘000s (Unaudited)
Ordinary shares issued and fully paid as at January 1,	54,553,972	53,863,810

Share buy-back during the period	(691,884)	—
Issued during the period	2,991,877	690,162

Ordinary shares issued and fully paid as at June 30,	56,853,965	54,553,972

SGHC Limited

Notes to the Interim Condensed Consolidated Financial Statements (continued)

12.	Equity (continued)

12.1	Issued capital

On March 12, 2020 and March 17, 2020, the Company issued 345,081 no par registered shares to minority shareholders in Fengari and Pelion in exchange for €1.4 million and €4.8 million, respectively, to align its shareholding with that of SGHC. The €6.2 million received for the issuance of shares has been recorded to share capital.

On January 27, 2021 the Company bought back 691,884 of its shares from its shareholders for € 10.7 million. This transaction has been be treated as a reduction of issued capital.

On March 12, 2021, the Company issued 230,180 no par registered shares to minority shareholders in SGHC in exchange for the acquisition of Raging River for a fair value of € 16.7 million. The shareholders paid an amount of € 3.6 million towards the issue of shares. The € 16.7 million for the issuance of shares has been recorded to issued capital.

On June 25, 2021, external loans with a value of € 203.0 million were novated from a number of Group subsidiaries to SGHC. This debt was then further novated to the shareholders of the Company registered at close of business on that date, in consideration for an aggregate additional 2,761,697 ordinary shares in the Company, in the same pro-rata proportions as the shareholding percentages just prior to this loan novation and share issue. The Company issued these shares on June 30, 2021.

12.2	Entities with significant influence over the Group

The Group does not have an ultimate holding company as no entity is deemed to have control over the Group. Instead both Knuttson Ltd and Chivers Ltd (previously Chivers Trust) are considered to exercise significant influence by way of holding 48.94% and 20.34%, respectively, of the issued share capital of SGHC as at June 30, 2021.

13	Financial instruments — fair values and risk management

For financial assets and liabilities measured at fair value on a recurring basis, fair value is the price the Group would receive to sell an asset or pay to transfer a liability in an orderly transaction with a market participant at the measurement date. In the absence of active markets for identical assets or liabilities, such measurements involve developing assumptions based on market observable data and, in the absence of such data, internal information that is consistent with what market participants would use in a hypothetical transaction that occurs at the measurement date.

SGHC Limited

Notes to the Interim Condensed Consolidated Financial Statements (continued)

13	Financial instruments — fair values and risk management (continued)

Fair values

Fair values versus carrying amounts

The following are the fair values and carrying amounts of financial assets and liabilities in the Interim Condensed Consolidated Statement of Financial Position:

	Carrying Amount June 30, 2021 € ‘000s (Unaudited)	Fair Value June 30, 2021 € ‘000s (Unaudited)	Carrying Amount December 31, 2020 € ‘000s (Audited)	Fair Value December 31, 2020 € ‘000s (Audited)
Assets
Loans receivable	15,357	15,357	39,804	39,804
Trade and other receivables	77,666	77,666	75,013	75,013
Regulatory deposits	8,551	8,551	2,901	2,901
Restricted cash	21,252	21,252	12,093	12,093
Cash and cash equivalents	271,826	271,826	138,540	138,540
Financial Assets
Investments in non-listed equity instruments	847	847	—	—
Financial assets — Verno option	1	11,013	—	—

Total	395,500	406,512	268,351	268,351

Liabilities
Trade and other payables	136,238	136,238	136,870	136,870
Lease liabilities	9,964	9,964	9,072	9,072
Deferred consideration	—	—	2,089	2,089
Interest-bearing loans and borrowings	4,259	4,259	210,723	210,723
Customer liabilities (at fair value through profit/loss)	49,043	49,043	43,709	43,709

Total	199,504	199,504	402,463	402,463

Total	195,996	207,008	(134,112)	(134,112)

Fair value hierarchy

The Group uses valuation techniques that are appropriate in the circumstances and for which sufficient data are available to measure the fair value, maximizing the use of relevant observable inputs and minimizing the use of unobservable inputs.

Fair values are categorized into different levels in a fair value hierarchy based on the inputs used in the valuation techniques

•	Level 1: quoted prices (unadjusted) in active markets for identical assets or liabilities;

•	Level 2: inputs for the asset or liability that are based on observable market data (i.e. observable inputs); and

•	Level 3: inputs for the asset or liability that are not based on observable market data (i.e. unobservable inputs).

SGHC Limited

Notes to the Interim Condensed Consolidated Financial Statements (continued)

13	Financial instruments — fair values and risk management (continued)

Basis for determining fair values

The following are the significant methods and assumptions used to estimate the fair values for the financial instruments above.

Financial instruments carried at amortized cost

All financial instruments measured at amortized cost approximate their fair value.

Financial instruments carried at fair value through profit and loss

Derivative financial instruments (Level 3)

Customer Liabilities

Customer liabilities are fair valued as at period end to reflect the movement in the odds between the date the bet was placed and the odds as at period end.

Verno Option

In determining the fair value of the call option over the Verno shares (for which the gain on initial recognition has been deferred), the Group applied a valuation technique that takes into account the regulatory risks in the UK. This approach allows for a two-step process, which incorporates uncertainty around the success or not of the license review and the underlying business risk using the Black Scholes method.

Investments in non-listed equity instruments

On 17 May 2021, Merryvale Limited purchased preference shares in Beryllium Ventures Pte. Ltd for which the Group holds a non-controlling interest. These investments were irrevocably designated at fair value through OCI as the Group considers this investment to be strategic in nature. The fair value of the investment is recognized at the fair value of the transaction price as the transaction is between entities that are unrelated. Any movement in the fair value of the investment between the date of acquisition and year end is immaterial.

14	Related party transactions

Remuneration of key management personnel

The remuneration of the directors and executive officers (excluding non-executive directors), who are the key management personnel of the Group, is set out below in aggregate for each of the categories specified in IAS 24, ‘Related Party Disclosures’. These expenses are included in the ‘General and administrative expenses’ line item within the Interim Condensed Consolidated Statement of Profit or Loss and Other Comprehensive Income.

	For the six months ended June 30
	2021	2020
	€ ‘000s	€ ‘000s
	(Unaudited)	(Unaudited)
Short term employee benefits	2,637	2,743
Post-employment pension and medical benefits	48	48

	2,685	2,791

SGHC Limited

Notes to the Interim Condensed Consolidated Financial Statements (continued)

14	Related party transactions (continued)

Key management personnel services were also provided by Whitfield Management Limited and Digital Outsource Services Proprietary Limited. Amounts paid to Whitfield Management Limited for these services for the period ended June 30, 2021 amounted to € 0.8 million (2020: € 0.5 million). Of the total fees paid to Digital Outsource Services Proprietary Limited for period ended June 30, 2021 amounting to € 38 million (2020: € 33.7 million) fees for the key management personnel services amounted to € 0.6 million (2020: € 0.6 million). Key management personnel services provided by Digital Outsource Services Proprietary Limited are in relation to Fengari Holdings Limited and Lanester Investments Limited.

15	Dividends paid and proposed

No dividends were proposed or declared for the current and prior period under review.

16	Provisions

	June 30, 2021 € ‘000s (Unaudited)	December 31, 2020 € ‘000s (Audited)
License review provision

As at the beginning of the period	—	24,265
Settled in the period	—	(13,556)
Amounts transferred to accruals during the period	—	(10,709)
Provided in the period	—	—

As at the end of the period	—	—

Withholding, indirect and gaming taxes

As at the beginning of the period	45,766	22,797
Arising on business combinations	—	17,879
Settled in the period	—	(110)
Foreign exchange adjustment	124	—
Provided in the period	1,771	5,200

As at the end of the period	47,661	45,766

Current	47,661	45,766
Non-current	—	—

Total Provisions	47,661	45,766

Provisions have been made based on the Group’s best estimate of the future cash flows, considering the risks associated with each obligation.

License review provision

The Group is regulated for betting and gaming activities in a number of territories and is subject to compliance with the terms of these licenses. During 2019 and 2020, the Group was subject to a license review in one of its principal operating territories. As part of the license review the Company agreed in 2020 to pay an initial payment of € 13.6 million and perform a follow up review. As at December 31, 2020, the

SGHC Limited

Notes to the Interim Condensed Consolidated Financial Statements (continued)

16	Provisions (continued)

Group had made a further provision of € 10.7 million for the expected liability arising from this further review. As at December 31, 2020, the Group had completed the follow up review and as such, given the increased certainty of payments to be made, transferred the remaining provision balance to accruals.

Withholding, indirect and gaming tax provisions

The Group is subject to withholding, indirect and gaming taxes in the jurisdictions in which it operates. The Group records provisions for taxes in certain jurisdictions where the interpretation of tax legislation is uncertain or where the Group continues to challenge the interpretations and the likelihood of tax being payable is considered probable.

The Group makes provisions for these matters based on the best estimate based on the individual facts and circumstances. Assessments made rely on advice from legal counsel and management’s assessment of judgments reached on cases in similar jurisdictions, as well as estimates and assumptions which may involve a series of complex judgments about future events. To the extent that the final outcome of these matters is different than the amounts recorded, such differences may impact the Group’s financial results in the period in which such determination is made.

17	Commitments and contingencies

Withholding, indirect and gaming taxes

As reflected in the critical judgments disclosures in note 3, the Group reviews tax developments at each reporting date to determine if a provision should be recorded or a contingency disclosed. The Group assesses its tax liabilities considering current (and enacted but not yet implemented) tax law in conjunction with advice received from professional advisers and/or legal counsel. For the interim period ended June 30, 2021, management reassessed that the financial effect of such contingencies and determined that they are still probable but cannot be reliably measured due to considerable uncertainty regarding amount and/or timing.

Legal contingencies

The business is party to pending litigation in various jurisdictions and with various plaintiffs in the normal course of business. The Group takes legal advice as to the likelihood of success of claims and counterclaims. For the interim period ended June 30, 2021, no provision is made due to inherent uncertainties, no accurate quantification of any cost, or timing of such cost, arising from any of the legal proceedings can be determined.

18	Subsequent events

License review

In September 2021, the Group was notified of the completion of the license review as discussed in note 16. The remainder of this accrual is anticipated to be settled in future periods.

Up to 481,074,588 Ordinary Shares

Up to 11,000,000 Warrants

Preliminary Prospectus

March 23, 2022

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 6. Indemnification of Directors and Officers

Our governing documents provide that we will indemnify our directors and officers to the fullest extent permitted by Guernsey law.

We also entered into indemnification agreements with each of our executive officers and directors. The indemnification agreements provide the indemnitees with contractual rights to indemnification, and expense advancement and reimbursement, to the fullest extent permitted under Guernsey law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is theretofore unenforceable.

Item 7. Recent Sales of Unregistered Securities

Set forth below is information regarding share capital issued by us since our inception that were not registered under the Securities Act. These sales were exempt from registration under Section 4(a)(2) of the Securities Act, Rule 701, Regulation D and/or Regulation S under the Securities Act.

Reorganization

Pursuant to the Business Combination Agreement, at the Closing on January 27, 2022, SGHC underwent a pre-closing reorganization (the “Reorganization”) wherein all existing shareholders of SGHC (“Pre-Closing Shareholders”) exchanged their shares in SGHC for newly issued ordinary shares in Super Group. In the Reorganization, the Pre-Closing Shareholders were issued an aggregate of 458,721,777 Super Group ordinary shares.

Private Placement Warrants

In connection with the Business Combination and immediately prior to Closing, we issued an aggregate of 11,000,000 Private Placement Warrants to the Sponsor and PJT Partners Holdings LP in exchange for outstanding private placement warrants of SEAC, with each such warrant entitling the holder thereof to purchase one Super Group ordinary share at a price of $11.50 per share.

Item 8.	Exhibits and Financial Statement Schedules

(a) The following documents are filed as part of this registration statement:

Exhibit No.	Description

2.1	Business Combination Agreement, dated as of April 23, 2021, by and among Sports Entertainment Acquisition Corp., SGHC Limited, Super Group (SGHC) Limited, Super Group (SGHC) Merger Sub Inc., and Sports Entertainment Acquisition Holdings LLC (incorporated by reference to Exhibit 2.1 of Sports Entertainment Acquisition Corp.’s Current Report on Form 8-K filed with the SEC on April 26, 2021).+

3.1	Amended and Restated Super Group (SGHC) Limited Memorandum of Incorporation (incorporated by reference to Exhibit 1.1 of the Company’s Shell Company Report on 20-F (File No. 001-41253) filed with the SEC on February 2, 2022).

3.2	Amended and Restated Super Group (SGHC) Limited Articles of Incorporation (incorporated by reference to Exhibit 1.2 of the Company’s Shell Company Report on 20-F (File No. 001-41253) filed with the SEC on February 2, 2022).

4.1	Specimen Warrant Certificate of Sports Entertainment Acquisition Corp. (incorporated by reference to Exhibit 4.4 of Sports Entertainment Acquisition Corp.’s Registration Statement on Form S-1 (File No. 333-248798) filed with the SEC on September 28, 2020).

4.2	Warrant Agreement between Continental Stock Transfer & Trust Company and Sports Entertainment Acquisition Corp. (incorporated by reference to Exhibit 4.1 of Sports Entertainment Acquisition Corp.’s Current Report on Form 8-K filed with the SEC on October 7, 2020).

4.3	Warrant Assumption Agreement among Sports Entertainment Acquisition Corp., Super Group (SGHC) Limited and Continental Stock Transfer & Trust Company, as Warrant Agent (incorporated by reference to Exhibit 2.3 of the Company’s Shell Company Report on 20-F (File No. 001-41253) filed with the SEC on February 2, 2022).

5.1	Opinion of Carey Olsen (Guernsey) LLP as to the validity of Super Group (SGHC) Limited’s ordinary shares.*

5.2	Opinion of Cooley LLP as to the validity of Super Group (SGHC) Limited’s private placement warrants.*

10.1	Form of SGHC 2021 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 of the Company’s Registration Statement on Form F-4 (File No. 333-259395) filed with the SEC on December 22, 2021).#

10.2	SGHC 2021 Equity Incentive Plan (incorporated by reference to Exhibit 4.15 of the Company’s Shell Company Report on 20-F (File No. 001-41253) filed with the SEC on February 2, 2022).

10.3	Form of SGHC 2021 Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.2 of the Company’s Registration Statement on Form F-4 (File No. 333-259395) filed with the SEC on December 22, 2021).#

10.4	SGHC 2021 Employee Stock Purchase Plan (incorporated by reference to Exhibit 4.17 of the Company’s Shell Company Report on 20-F (File No. 001-41253) filed with the SEC on February 2, 2022).

10.5	Exchange Agreement, dated as of April 23, 2021, by and among Super Group (SGHC) Limited, SGHC Limited and the Pre-Closing Holders (incorporated by reference to Exhibit 10.1 of Sports Entertainment Acquisition Corp.’s Current Report on Form 8-K filed with the SEC on April 26, 2021).+

10.6	Founder Holders Consent Letter, dated April 23, 2021, by and among the Founders, Super Group (SGHC) Limited, SGHC Limited, Sports Entertainment Acquisition Corp. and Sports Entertainment Acquisition Holdings LLC (incorporated by reference to Exhibit 10.2 of Sports Entertainment Acquisition Corp.’s Current Report on Form 8-K filed with the SEC on April 26, 2021).

10.7	Amended and Restated Registration Rights Agreement.*

10.8	Form of Lock-Up Agreement (incorporated by reference to Exhibit 10.4 of Sports Entertainment Acquisition Corp.’s Current Report on Form 8-K filed with the SEC on April 26, 2021).

10.9	Form of Amendment to Letter Agreement (incorporated by reference to Exhibit 10.5 of Sports Entertainment Acquisition Corp.’s Current Report on Form 8-K filed with the SEC on April 26, 2021).

10.10	Form of Restrictive Covenant Agreement (incorporated by reference to Exhibit 10.6 of Sports Entertainment Acquisition Corp.’s Current Report on Form 8-K filed with the SEC on April 26, 2021).

10.11	Form of Transaction Support Agreement (incorporated by reference to Exhibit 10.7 of Sports Entertainment Acquisition Corp.’s Current Report on Form 8-K filed with the SEC on April 26, 2021).+

10.12	Form of Repurchase Agreement (incorporated by reference to Exhibit 10.8 of Sports Entertainment Acquisition Corp.’s Current Report on Form 8-K filed with the SEC on April 26, 2021).

10.13	Form of Founder Holders Deferral Agreement (incorporated by reference to Exhibit 10.9 of Sports Entertainment Acquisition Corp.’s Current Report on Form 8-K filed with the SEC on April 26, 2021).+

10.14	Form of Indemnification Agreement, dated October 2, 2020, between SEAC and each of the officers and directors of SEAC (incorporated by reference to Exhibit 10.7 of SEAC’s Current Report on Form 8-K filed with the SEC on October 7, 2020).

15.1	Financial Statements of Sports Entertainment Acquisition Corp. (incorporated by reference to Item 8 of the Annual Report on Form 10-K/A filed by Sports Entertainment Acquisition Corp. with the SEC on December 2, 2021).

15.2	Financial Statements of SGHC Limited (incorporated by reference to the Registration Statement on Form F-4/A filed by Super Group (SGHC) Limited with the SEC on January 10, 2022).

21.1	List of Subsidiaries of the Registrant (incorporated by reference to Exhibit 21.1 the Company’s Registration Statement on Form F-4 (File No. 333-259395) filed with the SEC on December 22, 2021).

23.1	Consent of WithumSmith+Brown, PC, independent registered public accounting firm of Sports Entertainment Acquisition Corp.*

23.2	Consent of BDO LLP, independent registered public accounting firm, SGHC Limited.*

23.3	Consent of BDO LLP, independent accountants, Lanester Investments Limited.*

23.4	Consent of Carey Olsen (Guernsey) LLP (included as part of Exhibit 5.1).*

24.1	Power of Attorney (included on signature page to the registration statement).*

107	Filing Fee table*

#	Indicates management contract or compensatory plan or arrangement.
*	Filed herewith.
+	Certain schedules and similar attachments to the exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5).

(b) Financial Statement Schedules:

None.

Item 9.	Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)    to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)    to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)    to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)    to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement provided, however, that:

Paragraphs (i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)    That for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)    To file a post-effective amendment to the registration statement to include any financial statements required by “Item 8.A. of Form 20-F” at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act or Item 8.A. of Form 20-F if such financial statements and information are contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(5)    That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)    If the registrant is relying on Rule 430B:

(A)    Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)    Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(ii)    If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c)    The undersigned registrant hereby undertakes:

(1)    That for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)    For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Island of Guernsey on March 23, 2022.

SUPER GROUP (SGHC) LIMITED

By:	/s/ Neal Menashe
Name: Neal Menashe
Title: Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Neal Menashe his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorney-in-fact and agent or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons on March 23, 2022 in the capacities indicated:

Name	Title

/s/ Neal Menashe Neal Menashe	Chief Executive Officer and Director (Principal Executive Officer)

/s/ Alinda Van Wyk Alinda Van Wyk	Chief Financial Officer and Director (Principal Financial and Accounting Officer)

/s/ Eric Grubman Eric Grubman	Chairman

/s/ Richard Hasson Richard Hasson	Director

/s/ John Collins John Collins	Director

/s/ Robert James Dutnall Robert James Dutnall	Director

/s/ John Le Poidevin John Le Poidevin	Director

/s/ Donald J. Puglisi Donald J. Puglisi	Authorized Representative in the United States